Form 10-K, Exhibit 13
period 1996-12-31
ERIE INDEMNITY CO
filed 1997-03-21
CIK 922621

INCORPORATED BY REFERENCE, PAGE 9 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




Selected Consolidated Financial Data


                                                       Years ended December 31
                                                   1996       1995       1994        1993       1992
                                                       (dollars in thousands, except per share data)

Operating Data:
     Net revenues from management operations     $127,429   $111,276    $96,328     $77,056    $77,752
     Underwriting loss                            (11,579)    (3,738)    (8,250)     (1,567)    (4,835)
     Revenue from investment operations            36,198     30,473     16,939      15,451     13,772
     Income before income taxes and cumulative
       effect of change in accounting principle   152,048    138,011    105,017      90,940     86,689
     Income after taxes and before cumulative
       effect of change in accounting principle   105,132     93,551     71,729      62,408     57,548
       Net Income                                $105,132    $93,551    $71,729     $60,423    $57,548

Earnings per Share:
     Income before cumulative effect of change
        in accounting principle                     $1.41      $1.26      $0.96       $0.84      $0.77
     Cumulative effect on prior years of change
        in accounting principle                        --         --         --       (0.03)        --
        Net Income per Share                        $1.41      $1.26      $0.96       $0.81      $0.77

Balance Sheet Data:
     Investments (1)                             $484,784   $360,555   $255,449    $216,442   $121,474
     Receivables from Exchange and affiliate      478,304    451,778    433,109     468,463    534,120
     Total assets (1)                           1,150,639  1,022,432    869,531     817,191    771,667
     Shareholders' equity                         435,759    354,064    260,934     210,188    160,574
     Book value per share (2)                        5.86       4.76       3.51        2.83       2.16
Dividends declared per Class A share (2)           $0.345      $0.28     $0.225       $0.17    $0.1375
Dividends declared per Class B share               $51.75     $41.75     $33.75      $26.00    $20.625


(1) Includes Investment in Erie Family Life Insurance Company.
(2) All per share data has been adjusted to reflect the three-for-one stock split of Class A Common Stock effective May 2, 1996.

INCORPORATED BY REFERENCE, PAGES 10 AND 11 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                       Management's Discussion and
                  Analysis of Financial Condition and
                         Results of Operations


The following discussion and analysis should be read in conjunction with the financial statements and related notes found on pages 24 to 33 as they contain important information helpful in evaluating the Company's operating results and financial condition. (Note: A glossary of certain terms used in this discussion can be found on page 21, herein. The terms are italicized the first time they appear in the text.)


Overview

Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the
Exchange), a Pennsylvania- domiciled reciprocal insurance exchange. The Company's principal business activity consists of management of the affairs of the Exchange. Management fees received from the Exchange account for the majority of the Company's consolidated revenues. The Company also is engaged in the property/casualty insurance business through its wholly owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has investments in both affiliated and unaffiliated entities, including a 21.6 percent common stock interest in Erie Family Life Insurance Company (EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25 percent of the affiliated assumed and direct premiums written by the Exchange. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (c) paying certain general administrative expenses including sales commissions, salaries, employee benefits, taxes, rent, depreciation, data processing expenses and other general and administrative expenses not incurred in the adjustment of losses or the management of investments. All premiums collected, less the management fee paid to Erie Indemnity Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including taxes, licenses and fees. The Company does pay certain loss adjustment and investment expenses on behalf of the Exchange; however, the Company is reimbursed fully for these expenses by the Exchange. The management fee charged the Exchange was 25 percent of the Exchange's assumed and direct written premiums during the first quarter of 1995 and all of 1994. The Company's Board of Directors reduced the management fee charged the Exchange to 24.5 percent beginning April 1, 1995 through March 31, 1996. Effective April 1, 1996 through December 31, 1996, the Board elected, at its December 12, 1995 meeting, to further reduce the management fee to 24 percent. The Company's Board of Directors took this action based upon a review of the relative financial positions of the Erie Insurance Exchange and the Company. The Board considered the long-term needs of the Exchange to ensure its continued growth, competitiveness, and superior financial strength, which benefits the Company. In December 1996, the Board voted to maintain the management fee rate at 24 percent through December 31, 1997. The Company's Board of Directors has the authority to change the management fee at its discretion.

The Company acquired all of the outstanding capital stock of Erie Insurance Company from the Exchange on December 31, 1991. Effective January 1, 1992, Erie Insurance Company and the Exchange entered into an intercompany reinsurance pooling agreement whereby Erie Insurance Company cedes 100 percent of its gross premiums, losses and underwriting expenses to the Exchange and the Exchange retrocedes to Erie Insurance Company 5 percent

INCORPORATED BY REFERENCE, PAGE 11 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



of the pooled underwriting business. Erie Insurance Company's underwriting results are then consolidated with the operating results of the Company. On April 20, 1994 the Erie Insurance Company completed its conversion of the Cooperative Insurance Company of Western New York to a stock company renamed the Erie Insurance Company of New York. Erie Insurance Company of New York commenced writing direct business in New York on January 1, 1995. Further, Erie Insurance Company also has been admitted as a licensed insurer in New York and began writing automobile, homeowners, and commercial business in New York on January 1, 1995.

As part of the intercompany reinsurance pooling agreement, Erie Insurance Company of New York cedes 100 percent of its direct writings to the Exchange and effective January 1, 1995 the Exchange retrocedes to Erie Insurance Company of New York .5 percent of its assumed and direct written premium. Erie Insurance Company has maintained its 5 percent participation in the reinsurance pool
in  1995, resulting  in  an  increase  in  the  total   participation   of  the
Company's subsidiaries, in the reinsurance pool, from 5.0 to 5.5 percent. The Company's subsidiaries also retained their 5.5 percent participation in the reinsurance pool in 1996. The Exchange retained the remaining 94.5 percent of the assumed and direct written premium of the intercompany reinsurance pool in 1995 and 1996.

In June 1994, the Erie Insurance Company made a $5,000,000 capital contribution to the Erie Insurance Company of New York to provide it with sufficient capital to support its .5 percent participation in the reinsurance pool. On January 1, 1995 the intercompany reinsurance pooling agreement required the transfer of $8,900,000 of pooled assets and liabilities from the Exchange to the Erie Insurance Company of New York as part of its .5 percent share.

The results of the Company's insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, changes in the regulatory and legislative environments, and changes in general economic and investment conditions.

As part of its investment activities, the Company owns 21.6 percent of EFL's outstanding common stock. EFL, which commenced business in 1967, markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in nine jurisdictions. EFL has contributed 10.6 percent, 12.7 percent and 21.5 percent of the Company's income from investment activities in the years 1996, 1995 and 1994, respectively. The Company's remaining investment income consists of interest and dividends from its investment portfolio and net realized gain
(loss) on the sale of various investments.

The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by regulations to not more than the greater of: (a) 10 percent of its statutory surplus as reported on its last statutory annual statement or (b) net income as reported on its last statutory annual statement. At December 31, 1996, the Company's share, as a 21.6 percent shareholder of EFL, of the maximum dividend payable by EFL without the prior approval of the Pennsylvania Insurance Commissioner was $2,274,000. The amount of EFL dividends paid by EFL to the Company totaled $1,021,767 in 1996.

The amount of dividends that the Company's Pennsylvania-domiciled property/casualty insurance subsidiaries, Erie Insurance Company and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulations to not more than the greater of: (a) 10 percent of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, Erie Insurance Company of New York, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10 percent of its statutory surplus as reported on its last annual statement, or (b) one hundred percent of its adjusted net investment income during such period. At December 31, 1996, the maximum dividend payable by the Company's property/casualty insurance subsidiaries was $6,000,327. No dividends were paid to the Company by its property/casualty insurance subsidiaries in 1996.

INCORPORATED BY REFERENCE, PAGES 11 AND 12 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



The non-affiliated investments of the Company consist principally of high-quality marketable debt and equity securities. Non-affiliated investments are described more fully in the Financial Condition section of the Management's Discussion and Analysis.

Operating Results

Overview

Consolidated net income in 1996 was a record $105,132,359, or $1.41 per share, compared to $93,550,797, or $1.26 per share in 1995, a 12.4 percent increase. The 1996 results, when compared with 1995's results, were affected favorably by improved results in the management and investment operating segments of the Company which were offset partially by the unfavorable results of the insurance underwriting operations. Management operations experienced an improvement in gross margins and revenues from investment operations improved significantly as the Company's excess cash flows were reinvested for higher returns and the Company earned realized capital gains. The underwriting results of the Company's property/casualty insurance subsidiaries worsened due to losses related to severe winter weather in the first quarter 1996 and losses related to Hurricane Fran in the third quarter 1996. The 1995 net income exceeded the 1994 net income of $71,728,832 or $.96 per share, by 30.4 percent. The 1995 results, when compared with 1994's results, were affected favorably by the improvement in gross margins from all operating segments of the Company. Returns on average shareholders' equity continued to be strong in 1996 at 26.6 percent, which compared favorably with the outstanding returns realized in 1995 and 1994 of
30.4 percent and 30.5 percent respectively.


Results of Operations

Analysis of Management Operations

Total revenues from management operations rose to $449,192,089 in 1996, compared to $425,792,549 in 1995, an increase of 5.5 percent. Management fee revenue derived from the direct and affiliated assumed written premiums of the Exchange rose 5.5 percent to $442,904,376 in 1996 from $420,003,739 in 1995. In 1996 the
Exchange continued to experience written premium growth rates that generally exceeded industry growth rates. Affiliated assumed and direct premiums written of the Exchange grew 7.5 percent in 1996. The growth in affiliated assumed and direct premiums written was greater than the growth in management fee revenue due to a reduction in the management fee rate charged the Exchange by the Company in 1996. The Board of Directors reduced the management fee rate charged the Exchange to 24 percent from 24.5 percent, for the period April 1, 1996 through December 31, 1996. The Company's Board of Directors took this action based upon a review of the relative financial positions of the Erie Insurance Exchange and the Company. The Board considered the long-term needs of the Exchange to ensure its continued growth, competitiveness, and superior financial strength, which benefits the Company. In December 1996 the Board voted to maintain the 24 percent management fee rate for all of 1997.

Total revenues from management operations in 1995 of $425,792,549 were 4.1 percent above the 1994 total revenues from management operations of $409,068,659. The Board of Directors reduced the management fee rate charged the Exchange by the Company to 24.5 percent from 25 percent, for the period April 1, 1995 through March 31, 1996. During all of 1994 the management fee rate charged by the Company was 25 percent.

Service agreement revenue from the management of non-affiliated assumed reinsurance business grew 15.2 percent to $5,069,140 in 1996 from $4,401,232 in 1995. The Company receives a fee of 7 percent of voluntary reinsurance premiums assumed from non-affiliated insurers as compensation for the management and administration of this business on behalf of the Exchange. Prior to the service agreement on non-affiliated assumed reinsurance, which was effective January 1, 1995, the Company received a management fee based on premiums written and was responsible for the payment of brokerage commissions. In 1994 management fee revenue includes $14,388,409 from management fees on non-affiliated assumed reinsurance. The cost of management operations in 1994 includes $11,666,025 in brokerage commissions, paid by the Company, in connection with this business.

Net revenues from management operations rose 14.5 percent to $127,428,577 in 1996 versus

INCORPORATED BY REFERENCE, PAGES 12 AND 13 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



$111,276,227 in 1995 and $96,327,610 in 1994. Gross margins from management operations improved for the third year in a row rising to 28.4 percent in 1996 from 26.1 percent in 1995 and 23.5 percent in 1994. This continued improvement in gross margins is largely the result of continued control of operating costs, particularly personnel costs and discretionary spending. The cost of management operations rose 2.3 percent in 1996 to $321,763,512 from $314,516,322 in 1995.
In 1996, the growth in the cost of management operations of 2.3 percent compared favorably with the rate of growth in management fee revenue of 5.5 percent.

The largest component of the cost of management operations, Agent commissions, rose 4.3 percent to $209,756,209 from $201,155,576 in 1995. The Company is responsible for the payment of commissions, other than brokerage commissions on non-affiliated assumed reinsurance, to the independent Agents who sell insurance products for the Company's insurance subsidiaries and the Exchange and its subsidiary, Flagship. The Agent commissions are based on fixed percentage fee schedules with different commission rates by line of insurance. Generally, commissions are paid by the Company when premiums are collected. Also included in commission expense are the costs of promotional incentives for Agents, Agents profit sharing bonuses and brokerage commissions paid on voluntary assumed reinsurance business before January 1, 1995. Agent profit sharing bonuses are based upon the underwriting profitability of the insurance written and serviced by the Agent within the Erie Insurance Group of companies. Commissions on direct and affiliated assumed business rose 6.1 percent to $203,367,469 in 1996 from $191,621,427 in 1995. Promotional incentive and Agent profit sharing bonus costs declined 33 percent to $6,388,739 in 1996 from $9,534,149 in 1995. The decline was due to underwriting losses from the insurance operations of the Group which resulted in lower profit sharing bonuses paid to the agency force in 1996. The Company incurred no commission costs beginning in 1995 on non-affiliated assumed reinsurance business per the terms of a separate service arrangement with the Exchange governing this business. In 1994 the Company incurred commission expense of $11,666,025 on the non-affiliated assumed reinsurance business written by the Exchange.

The 1995 commission expense increased 1.5 percent to $201,155,576 versus 1994. Commissions on direct and affiliated assumed business rose 9.1 percent to $191,621,427 in 1995 from $175,699,756 in 1994, which is in line with the growth in direct and affiliated assumed written premiums.

The cost of management operations, excluding commission costs, fell 1.2 percent in 1996 to $112,007,304 from $113,360,746 in 1995. The Company's personnel costs, net of reimbursement from affiliates, totaled $68,949,232, $66,576,363, and $70,133,195 in 1996, 1995, and 1994, respectively. Personnel costs are the second largest cost component in the cost of management operations, after commissions. Personnel costs increased 3.6 percent in 1996, compared to a 5.1 percent decrease in 1995. The 1996 increase in the growth rate of personnel costs was due to a combination of a .4 percent increase in the number of employees plus normal merit-based salary growth. In 1995 the number of employees declined 2.5 percent from a year earlier. Significant productivity gains were made by the Company in 1996 and 1995 by utilizing information technology in underwriting and administrative support areas, which has allowed Company employment levels to remain stable or decline.

The cost of management operations, excluding commissions and personnel costs, declined by 8.0 percent in 1996 to $43,058,071 compared to a 5.5 percent increase in other costs of management operations to $46,784,383 in 1995. The decline in the cost of management operations in 1996, excluding commissions and personnel costs, was driven by lower data processing costs, lower occupancy costs and reduced underwriting expenses.


Analysis of Insurance Underwriting Operations

The Company's wholly owned subsidiary, Erie Insurance Company, participates in an intercompany reinsurance pooling agreement with the Exchange. This reinsurance pooling agreement provides for Erie Insurance Company to share proportionately in the results of all property/casualty insurance operations of the Exchange and its subsidiaries. Since the inception of this pooling agreement on January 1, 1992, Erie Insurance Company's proportionate share of the reinsurance pool has been 5 percent.

INCORPORATED BY REFERENCE, PAGE 13 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



As mentioned previously, on January 1, 1995, the Exchange began retroceding to the Erie Insurance Company of New York, as part of the existing intercompany reinsurance pooling arrangement, .5 percent of its total direct and assumed writings. Erie Insurance Company maintained its 5 percent participation in the reinsurance pool which, when combined with the .5 percent participation of the Erie Insurance Company of New York, results in a 5.5 percent participation level for the Company's affiliates in 1995. As a result of the increased participation of the Company's subsidiaries in the reinsurance pooling agreement in 1995, the Company's premiums, losses and expenses were 10 percent more than they would have been had the level of pool participation remained the same.

For the calendar years 1996, 1995 and 1994, the Company incurred underwriting losses from its insurance underwriting operations in the amount of $11,579,211, $3,737,618, and $8,249,900, respectively. The 1996 underwriting results of the Company's wholly-owned subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, were impacted negatively by severe winter weather in the first quarter of 1996 and catastrophe losses experienced from Hurricane Fran in the eastern United States, particularly North Carolina, and other storm-related catastrophe losses elsewhere in our operating territories during the third quarter of 1996. Losses resulting from these catastrophes were about $8.1 million in 1996 or about $.07 per share, after federal income taxes. The majority of these losses were property losses on homeowners and commercial property lines of business. Milder weather during 1995 resulted in better underwriting results for the property/casualty companies of the Erie Insurance Group when compared to 1996 and 1994. During the first quarter of 1994 significant underwriting losses were incurred by the property/casualty companies of the Erie Insurance Group as a result of severe winter weather in all of the Group's underwriting territories. This severe winter weather was responsible for approximately $6.2 million in catastrophe losses in 1994. As in 1996, the majority of these catastrophe losses were property losses on homeowners and commercial property lines of business.

Catastrophes are an inherent risk of the property/casualty insurance business. Catastrophes can have a material impact on year-to-year fluctuations in the Company's property/casualty insurance underwriting operating results. The Company continually reviews its methods for estimating its liability for losses and loss adjustment expenses, which includes an estimate for losses incurred but not reported. Such liabilities are based necessarily on estimates and, while management believes the amount is adequate, the ultimate liability may be in excess of or less than amounts provided.

Premiums earned totaled $101,509,759 in 1996, compared to $92,874,301 and $78,075,920 in 1995 and 1994, respectively. The increase in premiums earned of
9.3 percent in 1996 is reflective of the strong growth in net premiums written of the Erie Insurance Group. In 1995 premiums earned increased 19 percent. This growth was due in part to the increased participation in the intercompany reinsurance pooling arrangement of the Company's subsidiaries. Excluding the effect of the increased pool participation, the growth in earned premiums was about 9 percent in 1995.

Losses, loss adjustment expenses and underwriting expenses incurred totaled $113,088,970 in 1996 compared to $96,611,919 in 1995 and $86,325,820 in 1994. In
1996, losses and loss expenses incurred rose 19.9 percent to $85,070,861 in part due to the catastrophe losses previously described. In 1995 losses and loss expenses incurred rose 11 percent to $70,934,755. The increased participation in the intercompany reinsurance pooling arrangement was responsible for about 10 percent of the rise in loss and loss adjustment expense in 1995. Excluding the effect of the increased participation, the growth in loss and loss adjustment expense was about 1 percent compared to a 8.8 percent real growth in earned premiums. In 1994, loss and loss adjustment expenses incurred were $63,926,959 and were affected adversely by catastrophe losses as previously described.

Policy acquisition and underwriting expenses rose 9.1 percent to $28,018,109 in 1996 from $25,677,164 in 1995 and $22,398,861 in 1994.

The 1996 GAAP combined ratio for the Company's property/casualty  operations was
111.4 compared to a ratio of 104.0 in 1995 and 110.6 in 1994. The GAAP combined ratio excluding catastrophe losses was 103.4 in 1996, 102.8 in 1995, and 102.7 in 1994.

INCORPORATED BY REFERENCE, PAGE 14 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


Analysis of Investment Operations

Total revenue from investment operations was $36,198,425 in 1996, compared to $30,472,840 in 1995, and $16,938,761 in 1994, an increase of 18.8 percent and
79.9 percent, respectively. Income from investment operations rose primarily due to an increase in interest and dividend income generated from the Company's investment portfolio as increased cash flows were reinvested and significant realized capital gains were earned in 1996. The Company's investment income consisted of interest and dividends from its investment portfolio, net realized gains (losses) on the sale of investments and equity in the earnings of EFL, an unconsolidated affiliate.

Interest and dividend income rose 23.9 percent to $25,794,260 in 1996 from $20,814,258 in 1995, which was consistent with the growth in the Company's cash, investments, and note receivable balances, which increased 21.1 percent in 1996. In 1994 interest and dividend income was $13,303,120. The Company had significant capital gains of $6,583,208 in 1996 as the Company took advantage of the strong bond and stock market conditions. During 1995 the Company had capital gains of $5,791,049, and during 1994 the Company incurred capital losses of $4,378.

The Company's earnings from its 21.6 percent ownership of EFL totaled $3,820,957 in 1996 down from $3,867,533 in 1995 versus $3,640,019 in 1994. This investment is accounted for under the equity method of accounting. Consequently, the Company's investment earnings in 1996, 1995, and 1994 were a direct result of its share of EFL's net income of $17,666,250, $17,881,592 and $16,829,678, respectively. The decrease in EFL's net income in 1996 was due to a decrease in realized gains on investments in 1996 when compared with 1995. EFL's realized gains on investments were $4,986,897 in 1996, compared to $7,483,798 in 1995.


Financial Condition

Investments

Invested assets at December 31, 1996 and 1995 consisted of the following:

Distribution of Invested Assets

at December 31, 1996
(thousands)                                        Carrying Value

                                           1996                      1995
                                           ----                      ----

Fixed Maturities:

         Available-for-sale              310,176                   241,961
                                        --------                  --------


Equity Securities:

         Common Stock                     50,045                    36,705
         Preferred Stock                  81,573                    44,434
                                        --------                  --------

Total Equity Securities                  131,618                    81,139

Real Estate Mortgage Loans                 7,294                     4,432
Other Investments                          7,010                     5,143
                                        --------                  --------

Total Invested Assets                   $456,098                  $332,675
                                        ========                  ========





The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a

INCORPORATED BY REFERENCE, PAGES 14 AND 15 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



total return approach that focuses on current income and capital appreciation. The Company's investments are also liquid in order to meet the short and long-term commitments of the Company. At December 31, 1996, 1995 and 1994, the Company's investment portfolio of investment-grade bonds, common stock, and preferred stock, all of which are readily marketable, and cash and short-term investments represent 40 percent, 37 percent, and 32 percent, respectively, of total assets, and provide the liquidity the Company requires to meet the demands on its funds.

The total investments of the Company consist of investments in fixed maturities, common stock, preferred stock, real estate mortgage loans and other invested assets. At December 31, 1996, 1995 and 1994, 96.9 percent, 97.1 percent, and
96.5 percent, respectively, of total investments were invested in fixed maturities and equity securities. Mortgage loans and other invested assets represented only 3.1 percent, 2.9 percent and 3.5 percent at December 31, 1996, 1995 and 1994, respectively. Mortgage loans and real estate investments have the potential for higher returns, but also carry more risk, including less liquidity and greater uncertainty in the rate of return. Consequently, these investments have been kept to a minimum by the Company.

The Company's investments are subject to certain risks, including interest rate and reinvestment risk. Fixed maturity and preferred stock security values generally fluctuate inversely with movements in interest rates. The Company's corporate and municipal bond investments may contain call and sinking fund features which may result in early redemptions. Declines in interest rates could cause early redemptions or prepayments which could require the Company to reinvest at lower rates.


Fixed Maturities

At December 31, 1996, the amortized cost, carrying/market values, gross unrealized gains, and gross unrealized losses for fixed maturities were as follows:

Diversification of Fixed Maturities

at December 31, 1996
(thousands)                                          Gross             Gross            Carrying/
                                    Amortized        Unrealized        Unrealized       Market
                                    Cost             Gains             Losses            Value

U. S. Government                    $  12,000        $      212        $       72       $    12,140

Foreign Governments                     1,988                25                 5             2,007

Obligations of states
and political subdivisions             28,127             1,321                40            29,408

Special revenue                       136,950             5,349                90           142,209

Public utilities                        7,238               141                 -             7,380

Industrial & miscellaneous            114,790             2,835               593           117,032
                                    ---------        ----------        ----------       -----------

Total Fixed Maturities              $ 301,093        $    9,883        $      800       $   310,176
                                    =========        ==========        ==========       ===========



The Company's objective is to maintain a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed conservatively with the goal of achieving reasonable returns while limiting exposure to risk.

The Company invests in both taxable and tax-exempt securities as part of its strategy to maximize after-tax income. This strategy considers, among other factors, the impact of the alternate minimum tax. At December 31, 1996, the carrying value of fixed maturity investments represented 68.0 percent of total invested assets.


The Company's fixed maturity investments consist of high-quality, marketable bonds all of which were rated at investment-grade levels (Baa/BBB or better) at December 31, 1996.

INCORPORATED BY REFERENCE, PAGES 15 AND 16 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Included in this investment-grade category are $196.4 million or 63.3 percent of the highest quality bonds rated Aaa/AAA or Aa/AA or bonds issued by the United States government. At December 31, 1996, the Company had no below investment-grade bonds. Generally, the fixed maturities in the Company's portfolio are rated by external rating agencies; if such bonds are not rated externally, they are rated by the Company on a basis consistent with that used by the rating agencies. The following table shows the quality classifications of the Company's fixed maturity portfolio at their carrying value at December 31, 1996.


Quality* of Fixed Maturities

at December 31, 1996

                                                         Carrying/Market Value

         U. S. Treasury and Agency Securities                 $ 14,147,489
         Aaa or AAA                                            119,642,371
         Aa or AA                                               62,651,690
         A                                                      83,987,080
         Baa or BBB                                             29,747,234
                                                              ------------

         Total Fixed Maturities                               $310,175,864

* As rated by Standard & Poor's or Moody's Investor's Service, Inc.

During the fourth  quarter of 1995,  the Financial  Accounting  Standards  Board
(FASB) released a special report on FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The special report was prepared as a guide in helping companies understand and comply with the provisions of FAS 115. The special report also included important transition provisions that gave reporting enterprises a limited period to reassess and reclassify their securities holdings into FAS 115's three reporting categories. This "fresh start" provision allowed reporting enterprises to reclassify "held-to-maturity" securities to either of the two other categories without restriction. Any security transferred from held-to-maturity to the available-for-sale or trading classification is to be marked-to-market at the time of transfer. At December 31, 1995, the Company reclassified $60,259,316 or 100 percent of its held-to-maturity fixed maturity securities to available-for-sale pursuant to the transition provisions of the FASB's Special Report. As a result, the Company recognized $2,202,002 of unrealized gains, net of deferred income taxes, at December 31, 1995, as an adjustment to shareholders' equity related to this reclassification. Management believes that having all fixed maturities classified as available-for-sale securities will allow the Company to meet its liquidity needs and provide greater flexibility for its investment managers to restructure the Company's investments in response to changes in market conditions or strategic direction. Securities classified as available-for-sale are carried at market value with unrealized shareholders' gains and losses included in equity. At December 31, 1996 and 1995, unrealized gains (losses) on fixed maturities available-for-sale amounted to $5,904,000 and $7,825,000, respectively, net of deferred taxes. Prior to the adoption of FAS 115 in 1994, gains and losses on fixed maturities were not recognized in the Company's financial statements until they were sold or became impaired. Fixed maturities classified as held-to-maturity in 1994 are carried at the lower of cost or market value. (See Note 1 of the Notes to Financial Statements).

The Company attempts to achieve a balanced maturity schedule in order to stabilize investment income in the event of a reduction in interest rates in a year in which a large amount of securities could mature. The following table sets forth the amortized cost and carrying/market value of fixed maturities at December 31, 1996, by remaining term to maturity.

INCORPORATED BY REFERENCE, PAGE 16 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Term to Maturity of Fixed Maturities

at December 31, 1996:


                                                                Percent of
                                                Carrying/     Total Carrying/
                                  Cost         Market Value     Market Value

Maturity during the year
ending December 31:

1997                         $ 17,694,593     $ 17,715,738            5.7 %
1998-2001                      48,308,437       48,187,878           15.5
2002-2006                      69,534,481       71,375,978           23.0
Subsequent to 2006            165,555,701      172,896,270           55.8
                             ------------     ------------          -----
                             $301,093,212     $310,175,864          100.0 %
                             ------------     ------------          -----
The Amounts reported are based on actual maturity date. The amounts reported do not reflect expected future prepayments.


Equity Securities

At December 31, 1996, the cost, carrying/market values, gross unrealized gains and gross unrealized losses for equity securities were as follows:

Diversification of Equity Securities

at December 31, 1996 -
(in thousands)
                                                              Gross             Gross            Carrying/
                                                              Unrealized        Unrealized       Market
                                              Cost            Gains             Losses           Value

Common Stock:
  U.S. banks, trusts and
         insurance companies                $   3,034         $    1,705        $                $  4,739
  U.S. industrial and
         miscellaneous                         33,969             12,862             1,525         45,306

Preferred Stock:
  Public utilities                             10,652                196                27         10,821
  U.S. banks, trusts and
         insurance companies                   44,106              1,763                 1         45,868
  U.S. industrial and
         miscellaneous                         24,309                580                 5         24,884
                                            ---------         ----------        ----------       --------

Total Equity Securities                     $ 116,070         $   17,106        $    1,558       $131,618
                                            =========         ==========        ==========       ========


Equity securities consist of common stock and preferred stock which are carried on the consolidated statements of financial position at current market value. At December 31, 1996, common stock and preferred stock held by the Company had a cost of $116,070,434 and a market value of $131,618,139, representing an unrealized gain of $15,547,705. As with the fixed maturities portfolio, the Company's preferred stock portfolio provides a source of highly predictable current income that is very competitive with investment-grade bonds. The preferred stocks are of very high quality and marketable. Common stocks provide capital appreciation potential within the portfolio and represent only 11.0 percent of total invested assets.

INCORPORATED BY REFERENCE, PAGE 17 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Investment in EFL

The Company owns 21.6 percent of the outstanding common stock of EFL, a member company of the Erie Insurance Group. The Company's investment in EFL is accounted for under the equity method of accounting; consequently, the Company's carrying value of $28,686,137 represents 21.6 percent of the shareholders' equity of EFL at December 31, 1996.


Liquidity and Capital Resources

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from operations are the net cash flow generated from management operations as the attorney-in-fact for the Exchange, service fees generated from the service arrangement on non-affiliated assumed reinsurance, the net cash flow from Erie Insurance Company's and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange and investment income from affiliated and non-affiliated investments. The management fee receivable from the Exchange has been offset by monthly operating expenditures made by Erie Indemnity Company on behalf of the Exchange. Generally these operating expenditures do not exceed the management fee due for any month; therefore, the management fee receivable balance historically has increased.

During the third quarter of 1994, the Exchange began to pay the Company the balance of the management fee due for the month, less the operating expenditures paid by the Company on its behalf, plus or minus the change in the Erie Insurance Exchange's premium receivable balances times the management fee rate. Since management fees traditionally have not been collected by the Company from the Exchange until the premiums from Policyholders are collected, the change in the premium receivable balance is used in determining the monthly amount transferred. During 1996 and 1995, approximately $65.5 million and $50.4 million, respectively, were paid to the Company from the Exchange, in accordance with the calculation described above. These funds have been invested by the Company and the investment earnings are reflected in the investment operations of the Company.

At December 31, 1996, 1995 and 1994, the Company's receivables from its affiliates totaled $478,304,267, $451,777,577, and $433,109,143, respectively.
These receivables, primarily due from the Exchange as a result of the management fee, expense reimbursements and the intercompany reinsurance pool, potentially expose the Company to concentrations of credit risk.

The individual receivables from the Exchange and its affiliates at December 31, 1996 and December 31, 1995 are as follows:

Receivables from Erie Insurance Exchange and affiliates:

                                         1996                       1995
                                         ----                       ----

Exchange-Management fee and
      expense reimbursements          $108,589,885               $105,612,765

EFL-Expense reimbursements               1,049,007                  1,392,365

Exchange-Reinsurance recoverable
      from losses and unearned
      premium balances ceded           368,665,375                344,772,447
                                       -----------               ------------

Total Receivables from Erie Insurance
         Exchange and affiliates      $478,304,267               $451,777,577
                                      ============               ============


The Company generates sufficient net positive cash flow from its operations which is used to fund its commitments and to build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment

INCORPORATED BY REFERENCE, PAGES 17 AND 18 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



portfolio in the form of readily marketable fixed maturities, common stock and short-term investments. The Company's consolidated statements of cash flows indicate that net cash flows provided from operating activities in 1996, 1995 and 1994 were $103,430,449, $111,825,472, and $98,128,023, respectively. Those statements also classify the other sources and uses of cash by investing activities and financing activities and disclose the amount of cash available at the end of the year to meet the Company's obligations.

On December 14, 1989, the shareholders adopted the Erie Indemnity Company Stock Redemption Plan (the Plan). The Plan entitles estates of qualified shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. On December 12, 1995, the Board of Directors amended and restated the Plan. The restatement limits the redemption amount to an aggregation of: (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount as determined by the Board in its sole discretion, not to exceed 20 percent of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20 percent of the Company's retained earnings determined as of the close of the prior year. In addition, the restated plan limits the repurchase from any single shareholder's estate to 33 percent of total share holdings of such shareholder. At the Board of Directors meeting on February 29, 1996, the Board approved an increase in the redemption amount of $14,350,186.

Dividends declared to shareholders totaled $23,284,957, $18,785,419, and $15,185,813, in 1996, 1995, and 1994, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the subsidiaries of the Company to the Company. No major capital expenditures were incurred in 1996, 1995 and 1994.

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax assets (liabilities) at December 31, 1996, 1995 and 1994 of $(2,035,054), $185,282, and $7,241,618, respectively. The primary reason for the reduction in the deferred tax asset is due to an increase in unrealized gains from available-for-sale securities from 1994. The deferred tax liability generated from these unrealized gains amounted to $8,620,624 as of 1996, and $7,655,453 as of 1995, an increase of $965,171. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the deferred tax assets.


Financial Ratings

The following table summarizes the current A. M. Best Company ratings for the insurers managed by the Company.

         Erie Insurance Exchange                                       A++
         Erie Insurance Company                                        A++
         Erie Insurance Property & Casualty Company                    A++
         Erie Insurance Company of New York                            A++
         Flagship City Insurance Company                               A++
         Erie Family Life Insurance Company                            A+

According to A. M. Best, a superior rating (A++ or A+) is assigned to those companies which, in A. M. Best's opinion, have achieved superior overall performance when compared to the standards established by A. M. Best and have a very strong ability to meet their obligations to policyholders over the long term. Financial strength ratings have become increasingly important to the insurers managed by the Company and to the industry in marketing insurance products.


Regulatory Risk-Based Capital

In 1994, the Commonwealth of Pennsylvania imposed minimum risk-based capital requirements for property/casualty insurance companies as developed by the NAIC. Risk-based capital is a method of measuring the minimum amount of capital appropriate for an insurance

INCORPORATED BY REFERENCE, PAGE 18 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



company to support its overall business operations in consideration of its size and risk profile. The risk-based capital formula will be used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio of the Company's regulatory total adjusted capital, as defined by the
NAIC, to its authorized control level risk-based capital, as defined by the NAIC. The NAIC provides for four different levels of regulatory action with respect to statutory annual statements for the calendar year 1994 and thereafter. The levels and ratios are as follows:


NAIC Risk-Based Capital Levels and Ratios

                                   Ratio of Total Adjusted Capital to
NAIC Required                      Authorized Control Level Risk-Based Capital
Regulatory Event                   (Less Than or Equal To)

Company Action Level               2.0 (or 2.5 with negative trends)
Regulatory Action Level            1.5
Authorized Control Level           1.0
Mandatory Control Level            0.7

At the Company Action Level, the insurer must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. At the Regulatory Action Level, the regulatory authority will perform a special examination of the insurer and issue an order specifying corrective actions that must be followed. At the Authorized Control Level, the regulatory authority is authorized (although not mandated) to take regulatory control of the insurer. And, at the Mandatory Control Level, the regulatory authority must take regulatory control of the insurer. Regulatory control may lead to rehabilitation or liquidation of an insurer.

Calculations using the NAIC formula and the Company's property/casualty insurance subsidiaries' financial statements prepared under Statutory Accounting Practices as of December 31, 1996 indicate that the Total Adjusted Capital was substantially above the Authorized Control Level Risk-Based capital requirements as the ratios are all in excess of three to one (3:1) at December 31, 1996.


Reinsurance

Effective January 1, 1994, the insurers managed by the Company have discontinued all ceded reinsurance treaties, other than with affiliated insurers, due to the strong surplus position of the insurers managed by the Company, the cost of reinsurance and the low ratio of the premium writings of the insurers managed by the Company to their surplus. The Company does not believe this discontinuance of reinsurance treaties will have a material adverse effect, over the long-term, on the results of operations of the insurance companies managed by the Company because of the strong surplus positions of the companies, the cost savings to be realized from the discontinuance of the reinsurance treaties and the low ratio of writings to surplus of those companies. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year, if the frequency or severity of claims were substantially higher than historical averages because of an unusual event during a short-term period. Although the Company experienced significant winter storm losses in 1996 and 1994, the Company would not have recognized substantial recoveries from these discontinued treaties had they been in effect during the year. The insurers managed by the Company continue to maintain facultative reinsurance on certain individual property/casualty risks.

Effective January 1, 1997, Erie Insurance Company and Erie Insurance Company of New York placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supersedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, Erie Insurance Company and Erie Insurance

INCORPORATED BY REFERENCE, PAGES 18 AND 19 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Company of New York reinsure their net retained share of the intercompany reinsurance pool such that once Erie Insurance Company and Erie Insurance Company of New York have sustained ultimate net losses that exceed an amount equal to 72.5 percent of Erie Insurance Company and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95 percent of the amount of such excess up to but not exceeding an amount equal to 95 percent of 15 percent of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned. Losses equal to 5 percent of the net ultimate net loss in excess of the retention under the contract are retained net by Erie Insurance Company and Erie Insurance Company of New York. The annual premium for this reinsurance treaty is 1.01 percent of the net premiums earned by Erie Insurance Company and Erie Insurance Company of New York during the term of this agreement subject to a minimum premium of $800,000. This reinsurance treaty is excluded from the intercompany reinsurance pooling agreement. This reinsurance agreement replaces the earlier reinsurance agreements between the Company and Erie Insurance Company and Erie Insurance Company of New York, which are described below.

In 1995 and 1996, Erie Insurance Company of New York had in effect a property catastrophe excess of loss reinsurance agreement with the Exchange whereby Erie Insurance Company of New York reinsures its net retained share of the intercompany reinsurance pool such that once Erie Insurance Company of New York has sustained an ultimate net loss of $250,000 by reason of its .5 percent share of the results of the intercompany reinsurance pool, the Exchange was liable for the amount of the ultimate net loss for the Company's net retained share of the intercompany reinsurance pool in excess of $250,000 for a limit of liability to the Exchange of $2,250,000 for each occurrence. The annual premium for this reinsurance treaty with the Exchange was $150,000 in 1996. This reinsurance treaty was excluded from the intercompany reinsurance pooling agreement.

In 1994, 1995 and 1996, Erie Insurance Company had in effect a property catastrophe excess of loss reinsurance agreement with the Exchange whereby Erie Insurance Company reinsured its net retained share of the intercompany reinsurance pool such that once Erie Insurance Company has sustained an ultimate net loss of $10,000,000 by reason of its 5 percent share of the results of the intercompany reinsurance pool, the Exchange was liable for the amount of the ultimate net loss for the Company's net retained share of the intercompany reinsurance pool in excess of $10,000,000 for a limit of liability to the Exchange of $25,000,000 for each occurrence. The annual premium for this reinsurance treaty with the Exchange was $274,170 in 1996. This reinsurance treaty was excluded from the intercompany reinsurance pooling agreement.


Effects of Inflation

Inflationary considerations can impact the Company's activities in several ways. Inflationary expectations can impact the market value of the Company's portfolio of securities, particularly bonds, notes and preferred stock. At December 31, 1996, the Company's investments totaled $456,097,673. Of this amount, $391,749,000 was invested in interest rate sensitive bonds and preferred stock. At December 31, 1996 the market value exceeded the book value of the Company's interest rate sensitive bonds and preferred stock by $11,589,000.

Inflation also can affect the loss costs of property/casualty insurers and, as a consequence, insurance rates. Insurance premiums are established before losses and loss adjustment expenses, and the extent to which inflation may impact such expenses, are known. Consequently, in establishing premium rates, the Company attempts to anticipate the potential impact of inflation.


Property/Casualty Loss Reserves

General

The reserve liabilities for property/casualty losses and loss adjustment expenses (LAE) represent estimates of the ultimate net cost of all unpaid losses and loss adjustment expenses incurred through December 31, 1996 and 1995. The reserves are determined using adjusters' individual case estimates and statistical projections. These projections are

INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



employed in four  specific  areas:  (1) to  calculate  incurred but not reported
(IBNR) reserves, (2) to test the adequacy of case basis estimates of loss reserves, (3) to calculate allocated LAE reserves and (4) to calculate unallocated LAE reserves. These projections are reviewed continually and adjusted as necessary, as experience develops and new information becomes known. Such adjustments are reflected in current operations.


The IBNR reserve is based on the historical relationship of the emergence of reported claims to earned premiums. The calculation includes components for changes in claim costs resulting from trends in claims frequency and severity. Allocated LAE reserves are based on long-term historical relationships of incurred loss adjustment expenses to incurred losses. Unallocated LAE reserves are based on the historical relationships of paid unallocated expenses to paid losses.


Environmental-Related Claims

In establishing the liability for unpaid losses and loss adjustment expenses related to environmental, toxic waste and hazardous products claims, management considers facts currently known and the current state of the law and coverage litigation. Establishing reserves for these types of claims is subject to uncertainties that are generally greater than those represented by other types of claims. Factors contributing to those uncertainties include a lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Courts have reached different and sometimes inconsistent conclusions as to when the loss occurred and what policies provide coverage, what claims are covered, whether there is an insured obligation to defend, how policy limits are determined, how policy exclusions are applied and interpreted, and whether cleanup costs represent insured property damage. Further, even if and when the courts rule definitively on the various legal issues, many cases will still present complicated factual questions affecting coverage that will need to be resolved.

The Company has incurred few environmental claims and as a result has made few indemnity payments to date. Because these payments have not been significant in the aggregate and have varied in amount from claim to claim, management cannot determine whether past claims experience will be representative of future claims experience. The Company's property/casualty subsidiaries have established reserves for these exposures in amounts which they believe to be adequate based on information currently known by them. The Company does not believe that these claims will have a material impact on the Company's liquidity, results of operations, cash flows, or financial condition.

The Company had 31 reported open claims concerning environmental-related liabilities at December 31, 1996 and 47 and 26 such claims at December 31, 1995 and 1994, respectively. The Company's property/casualty subsidiaries' share of direct losses paid related to environmental-related claims was $5,308, $9,172, and $2,659 related to years ended December 31, 1996, 1995 and 1994, respectively. The Company's property/casualty subsidiaries' share of unpaid direct losses amounted to $42,194, $53,512, and $60,523 related to years ended December 31, 1996, 1995 and 1994, respectively.


Impact of Recent Accounting Standards

Accounting for Certain Investments in Debt and Equity Securities

On May 31, 1993, the Financial Accounting Standards Board issued Statement of Financial Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values (other than those accounted for under the equity method or as investments in consolidated subsidiaries) and all investments in debt securities. FAS 115 changes the accounting treatment related to the Company's fixed maturity investments and requires segregation of these securities into three categories: held to maturity, available for sale and trading. The Company holds no trading securities. The Company adopted FAS 115 effective January 1, 1994. Unrealized gains

INCORPORATED BY REFERENCE, PAGES 19 AND 20 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



related to this reclassification increased shareholders' equity by $3,782,071, as of January 1, 1994. This amount includes $2,053,550 from the effect of the change to FAS 115 by the Company's equity investee, Erie Family Life Insurance Company. The unrealized gain at January 1, 1994 is also net of deferred taxes of $930,742.

At December 31, 1995 the Company reclassified 100 percent of its held-to-maturity fixed maturity investments to the available-for-sale category in accordance with the transition provisions of the special report on FAS 115 released by the FASB. The Company currently holds no held-to-maturity securities.


Management Changes

On February 12, 1996, the Board of Directors of the Company elected Stephen A. Milne President and Chief Executive Officer of Erie Family Life Insurance Company, Erie Insurance Company, and the Company. On March 11, 1996 Mr. Milne was elected President and Chief Executive Officer of Flagship City Insurance Company, Erie Insurance Property & Casualty Company and Erie Insurance Company of New York. Mr. Milne previously served as Executive Vice President-Insurance Operations since 1993. Mr. Milne began his career with the Company in 1973 and has held several positions in the claims and sales functions of the Company. In 1984 he became a Vice President and in 1987 was named Senior Vice President of the Company's Marketing Services Division. Mr. Milne also was an ERIE Agent for three years.

The former President and CEO, and previous Chief Investment Officer of the Erie Insurance Group of Companies, John M. Petersen, who retired as an employee of the Company on December 31, 1995, entered into a consulting arrangement with the Company effective January 2, 1996. Under the terms of the arrangement, the Company engaged Mr. Petersen as a consultant to furnish the Company and its pension trust, the Erie Insurance Exchange, and Erie Family Life Insurance Company, with investment services with respect to their investments in common stocks.


Factors That May Affect Future Results

On January 30, 1997, the Erie Insurance Group announced its intention to expand its marketing territory to the state of Illinois. Although the Exchange and EFL currently are licensed in Illinois, a specific date for writing insurance in the state has not yet been determined. The Group plans to write all lines of insurance in Illinois that it currently offers elsewhere, including auto, home, business and life. The addition of new operating territories positively affects the growth of direct and affiliated assumed written premium of the Group, upon which the management fee revenue of the Company is based.

Broad challenges to the property/casualty insurance industry's traditional underwriting practices may continue in 1997 and beyond. So-called "anti-redlining" legislation, which would force insurance companies to collect and submit to the federal government a variety of data to help determine if insurers engage in certain practices in urban markets, was not acted upon during 1996, but could be enacted in the future. Regulatory action on the redlining issue also has been initiated by the Federal Department of Housing and Urban Development (HUD), which may subject insurers to administrative regulations. Traditional industry cost-based underwriting criteria and risk selection practices have been challenged by various groups. These groups, which use HUD's funds in their fair housing activities, have pushed for legislation or regulations to standardize underwriting guidelines and establish uniform rating territories that could lead to cross-product or territorial subsidization. These regulations, if enacted, could impose on the insurers managed by the Company excessive or unwarranted restrictions on underwriting and heavily regulated insurance rates. In 1996, however, the Congress passed the Veterans Administration, HUD, and Independent Agencies Conference report, which the President signed, which included language expressing Congressional concern over HUD's insurance-related activities. HUD recently testified that, due to Congressional concerns about such activities, it does not intend to focus its regulatory initiatives on property insurance.

INCORPORATED BY REFERENCE, PAGE 20 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Legislative changes in the federal Superfund liability structure proposed by Congress were not enacted in 1996. The insurance industry and other business groups had proposed basic reforms as part of a new Superfund reauthorization process. The industry continues to work for comprehensive reform and is opposed to the imposition of a federal premium tax on insurers as part of the reforms.



Federal Natural Disaster Protection legislation was introduced in both Houses of Congress in 1995. The legislation called the "Natural Disaster Protection and Insurance Act of 1995" was opposed by the Clinton administration thus ending further consideration of any type of natural disaster legislation by the 104th Congress. The proposal would have established a national insurance program to provide economic protection and help save lives in the event of natural catastrophes such as earthquakes and hurricanes. The legislation would have created a Natural Disaster Insurance Corporation to write earthquake and hurricane coverage in disaster-prone areas and provide excess reinsurance to participating insurers. The industry continues to promote a federal role in making property insurance markets more stable and easing the availability problem in natural catastrophe-prone regions. Alternatives to the legislation proposed in 1995 will be pursued by the industry in 1997.

On June 24, 1996, the Pennsylvania Workers' Compensation Reform Act was signed into law. This Act, now known as Act 57, calls for a reduction of workers' compensation premiums in the state of Pennsylvania by insurance companies that reflect reform outlined in the Act. This law is expected to reduce the premium income generated by the Exchange and its affiliated companies, Erie Insurance Company and Erie Insurance Property and Casualty Company on workers' compensation business written in the state of Pennsylvania. Any reduction in premiums written as a consequence of Act 57 will result in reduced management fee revenue for the Company as its management fee revenue is based on premiums written. However, commission expenses which are a cost of management operations, also will be reduced proportionally with the reduction in premiums written. The reduced workers' compensation premiums also will affect the Company's property/casualty insurance subsidiaries operating results; however, lower premium levels may be offset by lower loss costs arising from the cost containment provisions of Act 57. The effect of this Act on the overall financial condition of the Company is not expected to be material.

During 1996 federal banking reform legislation was proposed in Congress but was hampered by issues surrounding the integration of banking and other financial services, specifically banks affiliation with insurers and the sale of insurance products by banks. In 1997 Congress most likely will advance financial service and banking reform measures, including the issue of bank insurance powers. In addition, during 1996 the U. S. Supreme Court ruled in the Barnett Bank case that national banks can use subsidiary offices in small towns to sell insurance anywhere in the country. The Barnett Bank decision held that state insurance laws "that prevent or significantly interfere" with bank insurance activities are preempted by federal banking laws. Regulatory and legislative reforms affecting bank insurance powers and public policy will continue in 1997. The property-casualty insurers managed by the Company, and EFL, could be affected adversely by regulatory and/or legislative reforms which allow banks to sell property-casualty and life insurance products in the Group's markets. The Company, which derives a management fee based upon the direct and affiliated assumed written premiums of the Group, would be affected adversely if increased competition from banks resulted in lowered written premium growth.


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Statements contained herein expressing the beliefs of management such as those contained in the "Analysis of Insurance Underwriting Operations," "Reinsurance," "Effects of Inflation," "Property/Casualty Loss Reserves" and "Factors That May Affect Future Results" sections hereof, and the other statements which are not historical facts contained in this report are forward looking statements that involve risks and uncertainties. These risks and uncertainties include but are not limited to: legislative and regulatory changes, the impact of competitive products and pricing, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, and technological difficulties and advancements.

INCORPORATED BY REFERENCE, PAGE 21 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Glossary of Selected Insurance Terms


o Affiliated assumed reinsurance business:

         Reinsurance contracts entered into by the Exchange, which assumes risks, on a voluntary basis from other insurers within the Erie Insurance Group of companies.


o Assume:

         To receive from an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.


o Attorney-in-fact:

         Legal entity (Erie Indemnity Company, a corporate attorney-in-fact) which is legally appointed by another (subscribers of the Exchange) to transact business on its behalf.



o Cede:

         To transfer to an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.



o Direct premiums written:

         Premiums on policies written by an insurer, excluding premiums for reinsurance assumed or ceded by an insurer.



o GAAP:

         Generally Accepted Accounting Principles.



o GAAP combined ratio:

         Ratio of acquisition and underwriting expenses, losses and loss adjustment expenses incurred to premiums earned.


o Gross margin from management operations:

         Net revenues from management operations divided by total revenues from management operations.


o Incurred but not reported reserves:

         Estimated liabilities established by an insurer to reflect the losses estimated to have been incurred but which are not yet reported to the insurer.

INCORPORATED BY REFERENCE, PAGE 21 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



o Losses:

         An occurrence that is the basis for submission and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy. "Loss" also refers to the amount of the insurer's liability arising out of the occurrence.


o Loss adjustment expenses (LAE):

         The expenses of settling claims, including legal and other fees and expenses, and the portion of general expenses allocated to claim settlement costs.



o Loss and LAE reserves:

         Loss reserves are estimated liabilities established by an insurer to reflect the estimated cost of claims payments and the related expenses that the insurer ultimately will be required to pay in respect of insurance it has written. Allocated LAE reserves are based on long-term historical relationships of incurred loss adjustment expenses to incurred losses. Unallocated LAE reserves are based on the historical relationships of paid unallocated expenses to paid losses.



o NAIC:

         The National Association of Insurance Commissioners, an association of the top regulatory officials of all 50 states and the District of Columbia organized to promote consistency of regulatory practices and statutory accounting practices throughout the United States.



o Non-affiliated assumed reinsurance business:

         Reinsurance contracts entered into by the Exchange, which voluntarily assumes risks from insurance companies, that are not member companies of the Erie Insurance Group of property/casualty insurance companies.



o Property/Casualty insurance:

         Casualty insurance indemnifies an insured for losses caused by injuries to third persons (i.e. not the policyholder) and represents the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability and personal liability. Property insurance indemnifies a person with an insurable interest in tangible property for his property loss, damage or loss of use.



o Reciprocal insurance exchange:

         An unincorporated group of persons known as subscribers who, under a common name, exchange insurance contracts with each other for the purpose of providing indemnity among themselves from losses through a common attorney-in-fact. Each subscriber gives a power of attorney under which the attorney-in-fact represents each subscriber in exchanging insurance contracts with the other subscribers.

INCORPORATED BY REFERENCE, PAGE 21 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



o Reinsurance:

         A procedure whereby an insurer cedes to another insurer all or a portion of the risk insured and conveys/pays to that other insurer a portion of the premium paid by the insured. Reinsurance makes the assuming reinsurer liable to the extent of the coverage ceded. However, in the event the reinsurer is unable to pay its portion of the loss based on the coverage ceded, the ceding insurer would be responsible for the entire loss.



o Retrocede:

         To transfer again all or part of the insurance or reinsurance ceded to an insurance or reinsurance entity.



o Statutory Accounting Practices (SAP):

         SAP provides for recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state statute or regulatory authorities. Such practices generally reflect a liquidating rather than a going concern basis of accounting. The principal differences between SAP and GAAP are as follows:

         (a) under SAP, certain assets ("nonadmitted" assets) are eliminated from the consolidated statements of financial position; (b) under SAP, policy acquisition costs are expensed as incurred, while under GAAP, they are deferred and amortized over the terms of the policies, (c) under SAP, no provision is made for deferred income taxes and (d) under SAP, certain reserves are recognized which are not recognized under GAAP.



o Statutory Surplus as regards Policyholders:

         Under SAP, the sum remaining after all liabilities are subtracted from all assets. This sum is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.



o Underwriting expenses:

         The   aggregate   of   policy   acquisition   expenses   and   general,
         administrative   and  other  expenses   attributable   to  underwriting
         operations.




o Underwriting results:

         The excess or deficiency resulting from the difference between premiums earned and the sum of incurred losses, loss adjustment expenses and underwriting expenses.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Market Price of and Dividends on the
Common Equity and Related Shareholder Matters

Common Stock Prices:

Effective October 2, 1995, the Class A non-voting common stock of the Company was listed and began trading on the NASDAQ National Market System under the symbol ERIE. The following sets forth the range of high and low bid and ask prices by quarter as reported by the NASDAQ National Market System.


                                                       Class A Sales Price

                                                     Bid                                Ask
                                            Low               High              Low              High

         1996:
         First Quarter                      19                24 7/8            20 3/8           26 5/8
         Second Quarter                     24 1/2            39 1/2            26               44
         Third Quarter                      32 1/2            44                36 1/2           48 1/2
         Fourth Quarter                     24                35 1/2            27               37 1/2

         1995:
         First Quarter                      NA                NA                NA               NA
         Second Quarter                     NA                NA                NA               NA
         Third Quarter                      NA                NA                NA               NA
         Fourth Quarter                     15 1/8            19                16               20 1/2


In May 1996 the Company's Board of Directors approved a three-for-one split of the Class A non-voting common stock. The above sales prices have been adjusted to reflect the stock split.

Prior to registering on the NASDAQ National Stock Market, the Company annually had engaged Duff & Phelps Capital Markets Co. (DPCM) to determine the current fair market value of the Company's Class A non-voting common stock. In making such determination, DPCM analyzed the Company's consolidated financial statements, other financial and operating data provided by the Company and DPCM's own research and other publicly available information. In conducting such analysis, DPCM used a comparative company approach and discounted cash flow analysis. The 1994 valuation of the Company's Class A common stock was completed by DPCM on November 7, 1994. As of November 7, 1994, it was the opinion of DPCM, after incorporating a 15 percent discount for limited marketability and lack of seasoning, that the fair market value of a minority interest position in the Company's Class A common stock was in the range of $12.00 to $13.00 per share
(adjusted for the 1996 stock split of Class A common stock). Prior to registration on the NASDAQ National Market System, the Company annually mailed a summary of the DPCM opinion to all holders of record of Class A common stock and Class B common stock.

No established trading market exists for the Class B voting common stock.

On February 18, 1997, The Executive Committee of the Board of Directors approved an enhancement to the Company's 401(K) plan for Employees which will permit Employees to invest a portion of the plan's contributions in shares of Erie Indemnity Class A common stock. The plan's Trustee will be authorized to buy Erie Indemnity Company class A common stock on behalf of 401(K) plan participants beginning May 8, 1997.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



Common Stock Dividends:

The Company historically has paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 1996 and 1995 are as follows:


                                                       Dividends Declared

                                            Class A Share                Class B Share

         1996:
         First Quarter                      $        .083333           $        12.50
         Second Quarter                              .083333                    12.50
         Third Quarter                               .083334                    12.50
         Fourth Quarter                              .095                       14.25
                                                     -------                    -----
                                                     .345                       51.75
                                                     -------                    -----

         1995:
         First Quarter                      $        .065              $         9.75
         Second Quarter                              .065                        9.75
         Third Quarter                               .065                        9.75
         Fourth Quarter                              .083333                    12.50
                                                     -------                    -----
                                                     .278333                    41.75
                                                     -------                    -----


As of February 28, 1997, there were approximately 1,391 shareholders of record of the Company's Class A non-voting common stock and 28 shareholders of record of the Company's Class B voting common stock.

Of the 67,032,000 shares of the Company's Class A common stock outstanding as of February 28, 1997, approximately 24,231,930 shares are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the Act) unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Act. The 42,800,070 remaining outstanding shares of Class A common stock (the Restricted Shares) are held by the Company's directors, executive officers and their affiliates and are restricted securities which are eligible to be sold publicly pursuant to an effective registration statement under the Act or in accordance with an applicable exemption, including, after September 28, 1994, Rule 144, from the registration requirements under the Act. The Company is unable to estimate the amount of Restricted Shares that may be sold under Rule 144 since this amount will depend in part on the price for the Class A common stock, the personal circumstances of the sellers and other factors. Sales of a substantial number of Restricted Shares in the public market, or the availability of such shares, could affect adversely the price of the Class A common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially has owned Restricted Shares for at least two years, including affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Class A common stock then outstanding or (ii) the average weekly trading volume of the Class A common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. Sales

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated for purposes of Rule 144) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially has owned the Restricted Shares for at least three years at the time of sale, would be entitled to sell such shares under Rule 144(k) without regard to the aforesaid limitations.

The Company serves as its own transfer agent and registrar.

                  Index to Graphs included in the
                Management's Discussion and Analysis

Graph #1   ERIE INSURANCE GROUP
           Organizational Structure / Major Business Units



                                                            Pooling
                   Property / Casualty Insurance         Participation

           Erie Insurance Exchange                           94.5%
           Erie Insurance Company***                         5.0%
           Erie Insurance Company of New York**              0.5%
           Erie Insurance Property & Casualty Company***     0.0%
           Flagship City Insurance Company*                  0.0%

           * Wholly-owned by Erie Insurance Exchange
           ** Wholly-owned by Erie Insurance Company
           *** Wholly-owned by Erie Indemnity Company

                       Management Operations

           Erie Indemnity Company is the Attorney-in-Fact for the Erie Insurance Exchange (A Reciprocal Insurance Exchange)


                     Life Insurance Operations

           Erie Family Life Insurance Company

             52.2% ownership by Erie Insurance Exchange
             21.6% ownership by Erie Indemnity Company



Graph #2   NET INCOME AND RETURN ON AVERAGE EQUITY
           (In millions of dollars, except ratios)

                                                             1994        1995        1996

           Net Income for Year Ended December 31              $71,729    $93,551    $105,132

           Return on Average Equity                              30.5%      30.4%       26.6%




Graph #3   NET REVENUES FROM MANAGEMENT
           OPERATIONS AND GROSS MARGINS
           (In millions of Dollars, except ratios)

                                                               1994        1995        1996

           Net Revenues from Management Operations              $96.3     $111.3      $127.4

           Gross Margin from Management Operations               23.5%      26.1%       28.4%



Graph #4   PREMIUMS EARNED AND GAAP
           COMBINED RATIO EXCLUDING CATASTROPHES
           (In millions of Dollars, except ratios)

                                                                1994        1995        1996

           Premiums Earned for Year Ended December 31           $78.1      $92.9      $101.5

           GAAP Combined Ratio Excluding Catastrophes            102.7      102.8       103.4


                  Index to Graphs included in the
                Management's Discussion and Analysis
                           (Continued)



Graph #5   REVENUE FROM INVESTMENT OPERATIONS
           (In millions of dollars)

                                                                1994        1995        1996

           Realized Gain or Loss on Investments                  $0.0       $5.8        $6.6

           Equity in Earnings of EFL                             $3.6       $3.9        $3.8

           Interest and Dividends                               $13.3      $20.8       $25.8

           Total Revenue from Investment Oparations             $16.9      $30.5       $36.2


Graph #6   DISTRIBUTION OF INVESTED ASSETS
           at December 31, 1996 - Carrying Value

           Fixed Maturities                                              68%
           Preferred Stocks                                              18%
           Common Stocks                                                 11%
           Real Estate Mortgage Loans                                     2%
           Other                                                          1%



Graph #7   DIVERSIFICATION OF FIXED MATURITIES
           at December 31, 1996 - Carrying/Market Value

           Special Revenue                                               46%
           Industrial & Miscellaneous                                    38%
           Political Subdivisions                                         9%
           U.S. Government                                                4%
           Public Utilities                                               2%
           Foreign Governments                                            1%


Graph #8          QUALITY*  OF BOND PORTFOLIO
             at December 31, 1996 - Carrying/Market Value

                              Aaa/AAA                                    39%
                                 A                                       27%
                               Aa/AA                                     20%
                              Baa/BBB                                    10%
                 U.S. Treasury & Agency Securities                        4%

           * As rated by Standard & Poor's or Moody's Investor's Service, Inc.


Graph #9   DIVERSIFICATION OF EQUITY SECURITIES
             at December 31, 1996 - Carrying/Market Value


           (2) Banks & Insurance                                         35%
           (1) Industrial & Miscellaneous                                34%
           (2) Industrial & Miscellaneous                                19%
           (2) Public Utilities                                           8%
           (1) Banks & Insurance                                          4%

           (1)  Common Stocks
           (2)  Preferred Stocks



INCORPORATED BY REFERENCE, PAGE 23 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                     INDEPENDENT AUDITORS' REPORT
              ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania


We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, the Company changed its method of accounting for debt and equity securities in 1994.




Erie, Pennsylvania
February 18, 1997

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        As of December 31, 1996 and 1995


               ASSETS                                                                        1996                  1995
                                                                                         ------------          ------------

INVESTMENTS
Fixed maturities available-for-sale,
  at fair value (amortized cost of
  $301,093,212 and $229,922,533,
  respectively)                                                                        $  310,175,864        $  241,960,567
Equity securities, at fair value
  (cost of $116,070,434 and $71,421,388,
  respectively)                                                                           131,618,139            81,139,076
Real estate mortgage loans                                                                  7,293,651             4,432,361
Other invested assets                                                                       7,010,019             5,142,585
                                                                                       --------------        --------------

         Total investments                                                             $  456,097,673        $  332,674,589

Cash and cash equivalents                                                                  18,719,624            56,856,983
Equity in Erie Family Life
  Insurance Company                                                                        28,686,137            27,880,363
Accrued interest and dividends                                                              5,570,033             4,980,154
Premiums receivable from Policyholders                                                    103,847,320            99,534,004
Reinsurance recoverable, non-affiliates                                                       163,691               160,988
Deferred policy acquisition costs                                                           9,540,998             9,011,734
Receivables from Erie Insurance Exchange
  and affiliates                                                                          478,304,267           451,777,577
Note receivable from Erie Family Life
  Insurance Company                                                                        15,000,000            15,000,000
Agent loans                                                                                 7,945,946             6,034,680
Prepaid expenses                                                                            6,957,026             3,573,405
Property and equipment                                                                      9,841,538             8,241,937
Deferred and prepaid federal income taxes                                                   4,056,974             1,117,661
Other assets                                                                                5,907,978             5,587,669
                                                                                       --------------        --------------








         Total assets                                                                  $1,150,639,205        $1,022,431,744
                                                                                       ==============        ==============

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS









   LIABILITIES AND SHAREHOLDERS' EQUITY                                                      1996                  1995
                                                                                         ------------          ------------

LIABILITIES
  Unpaid losses and loss adjustment expenses                                           $  386,425,019        $  357,334,127
  Unearned premiums                                                                       216,938,069           202,806,574
  Accounts payable                                                                          6,034,486             5,839,745
  Accrued commissions                                                                      75,518,593            72,697,864
  Accrued payroll and payroll taxes                                                         5,268,275             8,093,690
  Accrued vacation and sick pay                                                             7,435,360             6,740,212
  Deferred compensation                                                                     1,587,570             1,739,216
  Deferred income taxes                                                                     2,035,054
  Dividends payable                                                                         6,411,788             5,624,375
  Benefit plans liability                                                                   7,226,300             7,491,700
                                                                                       --------------        --------------

          Total liabilities                                                            $  714,880,514        $  668,367,503
                                                                                       --------------        --------------




SHAREHOLDERS' EQUITY
  Capital stock
    Class A common, stated
      value $.0292 per share;
      authorized 74,996,930                                                            $    1,955,100        $    1,955,100
    Class B common, stated value
      $70 per share; authorized
      3,070                                                                                   214,900               214,900
    Additional paid-in capital                                                              7,830,000             7,830,000
    Net unrealized gain on available-
      for-sale securities (net of deferred
      taxes)                                                                               17,490,491            17,643,443
    Retained earnings                                                                     408,268,200           326,420,798
                                                                                       --------------        --------------

            Total shareholders' equity                                                 $  435,758,691        $  354,064,241
                                                                                       --------------        --------------




            Total liabilities and
              shareholders' equity                                                     $1,150,639,205        $1,022,431,744
                                                                                       ==============        ==============

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 24 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                               ERIE INDEMNITY COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1996, 1995 and 1994


                                                             1996                    1995                   1994
                                                         ------------            ------------           ------------

MANAGEMENT OPERATIONS:

  Management fee revenue                                 $442,904,376            $420,003,739           $407,275,573
  Service agreement revenue                                 5,069,140               4,401,232
  Other operating revenue                                   1,218,573               1,387,578              1,793,086
                                                         ------------            ------------           ------------

          Total revenue from
            management operations                        $449,192,089            $425,792,549           $409,068,659

  Cost of management operations                           321,763,512             314,516,322            312,741,049
                                                         ------------            ------------           ------------

          Net revenue from
            management operations                        $127,428,577            $111,276,227           $ 96,327,610
                                                         ------------            ------------           ------------

INSURANCE UNDERWRITING OPERATIONS:

  Premiums earned                                        $101,509,759            $ 92,874,301           $ 78,075,920
                                                         ------------            ------------           ------------

  Losses and loss adjustment
    expenses incurred                                    $ 85,070,861            $ 70,934,755           $ 63,926,959
  Policy acquisition and
    other underwriting expenses                            28,018,109              25,677,164             22,398,861
                                                         ------------            ------------           ------------

          Total losses and
            expenses                                     $113,088,970            $ 96,611,919           $ 86,325,820
                                                         ------------            ------------           ------------

          Underwriting loss                             ($ 11,579,211)          ($  3,737,618)         ($  8,249,900)
                                                         ------------            ------------            -----------

INVESTMENT OPERATIONS:
  Equity in earnings of Erie
    Family Life Insurance Company                        $  3,820,957            $  3,867,533           $  3,640,019
  Interest and dividends                                   25,794,260              20,814,258             13,303,120
  Realized gain (loss) on
    investments                                             6,583,208               5,791,049         (        4,378)
                                                         ------------            ------------          -------------

          Total revenue from
            investment operations                        $ 36,198,425            $ 30,472,840           $ 16,938,761
                                                         ------------            ------------           ------------

Income before income
            taxes                                        $152,047,791            $138,011,449           $105,016,471

Provision for income taxes                                 46,915,432              44,460,652             33,287,639
                                                         ------------            ------------           ------------

          NET INCOME                                     $105,132,359            $ 93,550,797           $ 71,728,832
                                                         ============            ============           ============


Net income per share                                     $       1.41            $       1.26           $        .96
                                                         ============            ============           ============

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED   STATEMENTS  OF  SHAREHOLDERS' EQUITY
                    Years Ended December 31, 1996, 1995 and 1994


                                                   Class A                   Capital Stock                 Class B
                                                    Shares                                                  Shares
                                                  Issued and            Class A          Class B          Issued and
                                                 Outstanding            Amount           Amount          Outstanding


Balance, January 1, 1994                          67,032,000          $1,955,100        $214,900            3,070

Net income

Adjustment to beginning
  balance for change in
  accounting method -
  FAS 115

Net unrealized losses
  on available-for-sale
  securities

Dividends:
  Class A - $.225 per
    share
  Class B - $33.75
    per share

Balance, December 31, 1994                        67,032,000          $1,955,100        $214,900            3,070

Net income

Net unrealized gains on
  available-for-sale
  securities

Dividends:
  Class A - $.2783 per
    share
  Class B - $41.75
    per share

Balance, December 31, 1995                        67,032,000          $1,955,100        $214,900            3,070

Net income

Net unrealized losses on
  available-for-sale
  securities

Dividends:
  Class A - $.345 per
    share
  Class B - $51.75
    per share

Balance, December 31, 1996                        67,032,000          $1,955,100        $214,900            3,070
                                                  ==========          ==========        ========            =====

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                          ERIE INDEMNITY COMPANY

         CONSOLIDATED   STATEMENTS  OF  SHAREHOLDERS' EQUITY - CONTINUED
               Years Ended December 31, 1996, 1995 and 1994





                                                       Net Unrealized
                              Additional               Gain (Loss) on                                    Total
                                Paid-in              Available-for-sale            Retained           Shareholders'
                                Capital                  Securities                Earnings              Equity


Balance, January 1, 1994       $7,830,000              $ 5,075,454                $195,112,401          $210,187,855

Net income                                                                          71,728,832            71,728,832

Adjustment to beginning
  balance for change in
  accounting method -
  FAS 115                                                3,782,071                                         3,782,071

Net unrealized losses
  on available-for-sale
  securities                                          (  9,578,995)                                    (   9,578,995)

Dividends:
  Class A - $.225 per
    share                                                                        (  15,082,200)        (  15,082,200)
  Class B - $33.75
    per share                                                                    (     103,613)        (     103,613)
                               ----------              -----------                ------------          ------------

Balance, December 31, 1994     $7,830,000             ($   721,470)               $251,655,420          $260,933,950

Net income                                                                          93,550,797            93,550,797

Net unrealized gains on
  available-for-sale
  securities                                            18,364,913                                        18,364,913

Dividends:
  Class A - $.2783 per
    share                                                                        (  18,657,245)        (  18,657,245)
  Class B - $41.75
    per share                                                                    (     128,174)        (     128,174)
                               ----------              -----------                ------------          ------------

Balance, December 31, 1995     $7,830,000              $17,643,443                $326,420,798          $354,064,241

Net income                                                                         105,132,359           105,132,359

Net unrealized losses on
  available-for-sale
  securities                                           (   152,952)                                    (     152,952)

Dividends:
  Class A - $.345 per
    share                                                                        (  23,126,084)        (  23,126,084)
  Class B - $51.75
    per share                                                                    (     158,873)        (     158,873)
                               ----------              -----------                ------------          ------------

Balance, December 31, 1996     $7,830,000              $17,490,491                $408,268,200          $435,758,691
                               ==========              ===========                ============          ============

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


                            ERIE INDEMNITY COMPANY

                 CONSOLIDATED  STATEMENTS  OF CASH FLOWS
           Years Ended  December  31,  1996,  1995 and  1994


                                                             1996                    1995                   1994
                                                          -----------            ------------          -------------

CASH FLOW FROM OPERATING ACTIVITIES
  Net income                                             $105,132,359            $ 93,550,797           $ 71,728,832
  Adjustment to reconcile net
    income to net cash provided
    by operating activities:
     Depreciation and amortization                          1,428,376               1,019,784                921,498
     Deferred income tax expense
      (benefit)                                             1,255,163           (      49,439)         (     337,046)
     Realized (gain) loss on
      investments                                        (  6,583,208)          (   5,791,049)                 4,378
     Amortization of bond discount                       (     19,640)          (     227,667)         (     195,591)
     Undistributed earnings of
      Erie Family Life                                   (  2,799,190)          (   2,982,739)         (   2,847,373)
     Deferred compensation                               (    151,646)                263,283                 79,180
  Increase in accrued interest
    and dividends                                        (    589,879)          (   1,542,037)         (     792,990)
  (Increase) decrease in
    receivables                                          ( 30,842,709)          (  30,929,496)            30,072,795
  Increase in policy acquisition
    costs                                                (    529,264)          (   1,344,082)         (     621,978)
  (Increase) decrease in prepaid
    expenses and other assets                            (  3,587,508)          (     937,221)               863,245
  (Decrease) increase in accounts
    payable and accrued expenses                         (  2,200,926)              2,887,942              1,430,529
  Increase in accrued
    commissions                                             2,820,729              17,367,002                819,501
  (Decrease) increase in income
    taxes payable                                        (  3,124,595)              2,525,058          (   5,660,444)
  Increase (decrease) in loss
    reserves                                               29,090,892              12,510,419          (   9,114,808)
  Increase in unearned premiums                            14,131,495              25,504,917             11,778,295
                                                         ------------             -----------           ------------

        Net cash provided by
          operating activities                           $103,430,449            $111,825,472           $ 98,128,023
                                                         ------------            ------------           ------------

              (Continued on next page)

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



                            ERIE INDEMNITY COMPANY

               CONSOLIDATED   STATEMENTS  OF  CASH  FLOWS  -  CONTINUED
                  Years Ended  December  31, 1996, 1995 and 1994


                                                              1996                   1995                   1994
                                                          -----------            ------------           --------

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of investments:
    Fixed maturities                                    ($129,218,290)          ($ 73,178,269)          ($39,672,895)
    Equity securities                                   (  71,925,472)          (  47,294,618)          ( 18,181,841)
    Mortgage loans                                      (   2,933,110)                                  (  1,004,729)
    Other invested assets                               (   3,114,141)          (   2,460,336)          (  1,599,684)
  Sales/maturities of investments:
    Fixed maturities                                       58,677,994              23,374,067              2,574,954
    Equity securities                                      32,959,337              27,869,655              8,685,805
    Mortgage loans                                             68,519                 569,555              2,794,816
    Other invested assets                                   1,422,557                 561,956              2,895,684
  Issuance of note receivable
    to Erie Family Life
    Insurance Company                                                           (  15,000,000)
  Purchase of property and
    equipment                                           (   2,129,961)          (      98,249)         (     367,467)
  Purchase of computer software                         (     898,016)          (   1,491,911)         (     280,839)
  Loans to agents                                       (   3,086,074)          (   3,268,595)         (   1,302,238)
  Collections on agent loans                                1,174,808                 990,733                755,834
  (Increase) decrease in cash
    value of officer life
    insurance                                           (      68,415)          (     104,898)               377,957
                                                         ------------            ------------           ------------

        Net cash used in
          investing activities                          ($119,070,264)          ($ 89,530,910)         ($ 44,324,643)
                                                         ------------            ------------           ------------

CASH FLOW FROM FINANCING ACTIVITIES
  Principal payments on
    mortgage payable                                                                                   ($  2,433,899)
  Dividends paid to
    shareholders                                        ($ 22,497,544)          ($ 17,548,053)         (  13,948,446)
                                                         ------------            ------------           ------------

        Net cash used in
          financing activities                          ($ 22,497,544)          ($ 17,548,053)         ($ 16,382,345)
                                                         ------------            ------------           ------------

Net (decrease) increase in cash
  and cash equivalents                                  ($ 38,137,359)           $  4,746,509           $ 37,421,035

Cash and cash equivalents
  at beginning of year                                     56,856,983              52,110,474             14,689,439
                                                         ------------            ------------           ------------

Cash and cash equivalents
  at end of year                                         $ 18,719,624            $ 56,856,983           $ 52,110,474
                                                         ============            ============           ============

Net cash paid during 1996, 1995 and 1994 for income taxes was $48,784,864, $41,985,033 and $39,923,500, respectively.

The notes to consolidated financial statements are an integral part of these statements.

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



                               ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

              Nature of business

                 Erie Indemnity Company (Company) is the attorney-in-fact for the Erie Insurance Exchange (Exchange) a reciprocal insurance exchange. The Company earns all of its management fee for administrative and underwriting services provided to the Exchange and its affiliates. The Exchange is a property/casualty insurer rated A++, Superior, by A. M. Best. See also Note 8.

                 The Company also shares proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. Effective January 1, 1992, the Exchange and Erie
                 Insurance  Company  (EIC),  a  wholly-owned  subsidiary  of the
                 Company, entered into a reinsurance pooling agreement. Beginning January 1, 1995, the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, also became a part of this intercompany reinsurance pooling agreement. Per this agreement, EIC and EINY cede 100% of their
                 property/casualty      insurance      business,       including
                 property/casualty insurance operation assets and liabilities, to the Exchange. Insurance ceded by EIC and EINY to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. Following the assumption and reinsurance of the business from EIC and EINY, the Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC during 1996, 1995 and 1994 and .5% for EINY during 1996 and
                 1995) of all Erie Insurance Group pooled property/casualty insurance business, including insurance operation assets and liabilities.

                 The property and casualty insurers operate in nine states and the District of Columbia. Business consists to a large extent of private passenger and commercial automobile, homeowners insurance and workers' compensation business in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

         Principles of consolidation

                 The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Basis of presentation

                 The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Investments

                 Effective January 1, 1994, the Company adopted the provisions of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Initial adoption of FAS 115 had no effect on income of the Company. FAS 115 required management to determine the appropriate classification of securities as held-to- maturity, trading or available-for-sale at the date of adoption, and thereafter at the date individual investment securities are acquired. As a result, upon adoption of FAS 115, the Company changed its intent with respect to holding certain debt securities to maturity and reclassified some of its debt securities to securities available-for- sale.

                 Management determines the classification of fixed maturities at the time of purchase and reevaluates such designation as of each Statement of Financial Position date. Fixed maturities are classified as held-to- maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. The amortized cost of fixed maturities classified as held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity. The Company currently does not hold held-to- maturity securities.

                 Fixed maturities determined by management not to be held-to-maturity and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds and notes. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

                 During 1995, the Financial Accounting Standards Board (FASB) allowed a one-time reclassification of held-to-maturity securities to available- for-sale securities. At December 31, 1995, the Company transferred all of its held-to-maturity securities to available-for-sale pursuant to the transition provisions of the FASB's Special Report on FAS 115. The Company recognized $2,202,002 of unrealized gains, net of deferred income taxes, at December 31, 1995 because of this reclassification.

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 Realized gains and losses on sales of investments, including losses from declines in value of specific securities determined by management to be other-than-temporary, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

                 Mortgage loans on real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance is provided for impairment in net realizable value based on periodic valuations. The change in the allowance is reflected on the income statement in realized gain (loss) on investments.

                 Other invested assets (primarily investments in real estate limited partnerships) are recorded under the equity method of accounting.

         Financial Instruments - Disclosures About Fair Value

                 Included in the Notes to Consolidated Financial Statements are various disclosures relating to the methods and assumptions used to estimate fair value of each material type of financial instrument. Fair values of available-for-sale securities are based on quoted market prices, where available, or dealer quotations. The carrying value of short-term financial instruments approximates fair value because of the short-term maturity of these instruments. The carrying value of receivables and liabilities arising in the ordinary course of business approximates their fair values.

         Cash equivalents

                 Cash equivalents include, primarily, investments in bank money market funds. The carrying amounts reported in the Consolidated Statements of Financial Position approximate fair value due to the short-term maturity of these investments.

         Recognition of premium revenues and losses

                 Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. Unearned premiums are established for the unexpired portion of premiums written. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss expenses incurred are reflected in the consolidated statements of operations net of amounts ceded to the Exchange. See also Note 11.

         Deferred policy acquisition costs

                 Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and policyholder dividends. Amortization equaled $18,909,000, $17,041,000 and $14,908,000 in 1996, 1995
                 and 1994, respectively.

         Insurance liabilities

                 Losses refer to amounts paid or expected to be paid for events which have occurred. The cost of investigating, resolving and processing these claims are referred to as loss adjustment expenses. A liability is established for the total unpaid cost of losses and loss adjustment expenses, which covers events occurring in current and prior years.

                 The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. Loss reserves are set at full expected cost and are not discounted. The reserve for losses and loss adjustment expenses is reported net of receivables for salvage and subrogation of $2,863,000 and $2,967,000 at December 31, 1996 and 1995, respectively.

         Environmental-related claims

                 In establishing the liability for unpaid losses and loss adjustment expenses related to asbestos-related illnesses and toxic waste cleanup, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims.
                 Estimates of the liabilities are reviewed and updated continually.

              Guarantee fund assessments

                 The property/casualty insurance subsidiaries of the Company are subject to insurance guarantee laws in the states in which they write business. These laws provide for assessments against insurance companies in the event of insolvency of other insurance companies. The Company records an estimated liability for assessments when notified of insolvencies. The Company's estimated liability for guarantee fund assessments at December 31, 1996 and 1995 totalled $302,180 and $393,510, respectively.

INCORPORATED BY REFERENCE, PAGES 28 AND 29 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              Reinsurance

                 The statements of operations are reflected net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded "gross" on the statement of financial position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses, and unearned premiums.

         Income taxes

                 Income tax provisions are based on earnings reported for financial statement purposes. Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax bases and financial statement bases of assets and liabilities. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Property and equipment

                 Property and  equipment  are stated at cost.  Improvements  and
                 replacements   are   capitalized,    while   expenditures   for
                 maintenance and repairs are charged to expense as incurred.

                 Depreciation of property and equipment is computed using straight line and accelerated methods over the estimated useful lives of the assets. The costs and accumulated depreciation and amortization of property sold or retired are removed from the accounts and gains or losses, if any, are reflected in earnings for the year.

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS






NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 Property and equipment as of December 31 is summarized as follows:

                                                                                          1996               1995
                                                                                      -----------        -----------

                 Land                                                                 $   736,648        $   736,648
                 Buildings                                                              5,833,709          5,833,709
                 Transportation equipment                                                 450,528            450,528
                 Leasehold improvements                                                   228,496            221,884
                 Computer equipment                                                     2,123,350
                 Computer software                                                      7,013,479          6,115,463
                                                                                      -----------         ----------

                                                                                      $16,386,210        $13,358,232
                 Less accumulated depreciation                                          6,544,672          5,116,295
                                                                                      -----------         ----------

                                                                                      $ 9,841,538        $ 8,241,937
                                                                                      ===========        ===========

         Earnings per share

                 Earnings per share is based on the weighted average number of Class A shares outstanding, also giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share.

         Reclassifications

                 Certain amounts, as previously reported in the 1995 and 1994 financial statements, have been reclassified to conform to the current year's financial statement presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 2.  INVESTMENTS

              The following tables contain cost and market value information on equity securities (common and non-redeemable preferred stocks) and debt securities (bonds) classified as available-for-sale at December 31, 1996 and 1995:

                                                                      Available-for-Sale Securities
                                                                              Gross             Gross
                                                           Amortized       Unrealized        Unrealized          Fair
                                                              Cost            Gains             Losses           Value
(In Thousands)

December 31, 1996
U.S. Treasuries                                             $ 12,000       $   212            $   72          $ 12,140
Foreign governments                                            1,988            25                 5             2,008
Obligations of states
 and political
 subdivisions                                                 28,127         1,321                40            29,408
Special revenue                                              136,950         5,349                90           142,209
Public utilities                                               7,238           141                               7,379
Industrial and
 miscellaneous                                               114,790         2,835               593           117,032
                                                            --------        ------            ------          --------

  Total fixed
   maturities                                               $301,093       $ 9,883            $  800          $310,176
                                                            --------       -------            ------          --------

Common stock:
 Banks, trusts &
  insurance companies                                       $  3,034       $ 1,705            $               $  4,739
 Industrial and
  miscellaneous                                               33,969        12,862             1,525            45,306
Non-redeemable
 preferred stock:
 Public utilities                                             10,652           196                27            10,821
 Banks, trusts &
  insurance companies                                         44,106         1,763                 1            45,868
 Industrial and
  miscellaneous                                               24,309           580                 5            24,884
                                                            --------        ------            ------          --------

  Total equity
   securities                                               $116,070       $17,106            $1,558          $131,618
                                                            --------       -------            ------          --------

                                                            $417,163       $26,989            $2,358          $441,794
                                                            ========       =======            ======          ========

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 2.  INVESTMENTS (CONTINUED)

                                                                         Available-for-Sale Securities
                                                                             Gross             Gross
                                                           Amortized       Unrealized        Unrealized          Fair
                                                              Cost           Gains             Losses            Value
(In Thousands)

December 31, 1995
U. S. Treasuries                                            $  6,991       $   324            $    1          $  7,314
Obligations of states and
 political subdivisions                                       25,024         1,122                              26,146
Special revenue                                              160,678         7,387                             168,065
Public utilities                                               7,939           103                47             7,995
Industrial and miscellaneous                                  29,291         3,157                 7            32,441
                                                            --------       -------            ------           -------

  Total fixed maturities                                    $229,923       $12,093            $   55          $241,961
                                                            --------       -------            ------          --------

Common stock:
 Public utilities                                           $    470       $   172            $               $    642
 Banks, trusts &
  insurance companies                                          2,513         1,111                               3,624
 Industrial and miscellaneous                                 24,195         9,354             1,110            32,439
Non-redeemable
 preferred stock:
 Public utilities                                              9,144           234                28             9,350
 Banks, trusts &
  insurance companies                                         24,377           629               969            24,037
 Industrial and miscellaneous                                 10,722           364                39            11,047
                                                             -------        ------             -----           -------

  Total equity securities                                   $ 71,421       $11,864            $2,146          $ 81,139
                                                            --------       -------            ------          --------

                                                            $301,344       $23,957            $2,201          $323,100
                                                            ========       =======            ======          ========

              During the years ended December 31, 1996, 1995 and 1994, fixed maturity and equity available-for-sale securities were sold with proceeds of $91,637,331, $51,243,722 and $11,260,759, respectively. Gross realized gains on such sales totaled $6,983,685 (equity securities equal $5,968,966 and fixed maturities equal $1,014,719), $6,822,814 and $671,260 in 1996,
              1995 and 1994, respectively, and the gross realized losses totaled $576,329 (equity securities equal $378,204 and fixed maturities equal $198,125), $1,011,064 and $1,084,128, in 1996, 1995 and
              1994, respectively.

              The Company has no significant investment concentrations of credit risk by issuer or industry. Approximately 14.5% of the recorded fixed maturity investments are special revenue bonds issued from political subdivisions in West Virginia.

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 2.  INVESTMENTS (CONTINUED)

              Changes in unrealized gains (losses) include the following for the years ended December 31:

                                                                                1996              1995           1994
                                                                               ------            ------         ------
              (In Thousands)

              Equity securities                                                $5,830           $ 5,926        ($2,736)
              Debt securities available-for-sale                              ( 2,955)           10,868        ( 4,878)
              Held-to-maturity securities
                 transferred to available-for-
                 sale securities                                                                  3,388
              Other                                                           (    69)
              Equity in unrealized gains
                 (losses) of Erie Family Life
                 Insurance                                                    ( 1,994)            5,289        ( 2,582)
              Deferred federal income taxes                                   (   965)          ( 7,106)         2,671
                                                                               ------            ------         ------

                 Net unrealized gain (loss)
                   on available-for-sale
                   securities                                                 ($  153)          $18,365        ($7,525)
                                                                               ======           =======         ======

              The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996, by remaining term to maturity, are shown below.

                                                                                       Amortized            Estimated
                                                                                         Cost              Fair Value

              Available-for-Sale
              Maturity during the year
                ending December 31:
                1997                                                                 $ 17,694,593         $ 17,715,738
                1998 - 2001                                                            48,308,437           48,187,878
                2002 - 2006                                                            69,534,481           71,375,978
                Subsequent to 2006                                                    165,555,701          172,896,270
                                                                                     ------------         ------------

                                                                                     $301,093,212         $310,175,864

INCORPORATED BY REFERENCE, PAGES 29 AND 30 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 2.  INVESTMENTS (CONTINUED)

         Other invested assets

                 Other invested assets include, primarily, investments in limited partnerships which are engaged in real estate activities. The fair value of these investments approximates the recorded amounts. Fair values were determined based on analyses of cash flows. The Company had realized gains (losses) of $175,852, ($20,000) and $408,490 from its other invested assets in 1996, 1995, and 1994, respectively.


NOTE 3.  EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY (EFL)

              The Company owns 21.6% of EFL's common shares outstanding which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in eight states and the District of Columbia.

              The following represents condensed financial information for EFL:

                                                                     1996                1995                 1994
                                                                 ------------        ------------         ------------

              Investments                                        $653,916,816        $569,425,117         $459,629,034

              Total assets                                        740,650,660         673,794,161          528,632,132

              Liabilities                                         608,020,171         544,888,759          437,776,551

              Shareholders'
                equity                                            132,630,489         128,905,402           90,855,581

              Revenues                                             82,720,238          78,349,951           66,768,822

              Net income                                           17,666,250          17,881,592           16,829,678

              Dividends paid to
                shareholders                                        4,614,756           4,158,000            3,701,253

              The Company's share of EFL's net unrealized gain (loss) on securities is reflected in shareholders' equity. Such amounts equalled $1,545,188, $3,538,604 and ($1,750,055) at December 31,
              1996, 1995 and 1994, respectively. The 1996, 1995 and 1994 changes in this net unrealized gain (loss) on securities were ($1,993,416), $5,288,659 and ($4,635,745), respectively. The effect on the Erie Indemnity Company of EFL implementing FAS 115 in 1994 was an unrealized gain of $2,053,550.

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 3.  EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY (EFL) (CONTINUED)

              Deferred federal income taxes have not been provided on the Company's equity in undistributed earnings of EFL. It is Company management's current intent to reinvest undistributed earnings indefinitely and not liquidate its investment in EFL. The unrecognized deferred tax liability at December 31, 1996, 1995 and 1994 is $1,981,000, $1,923,000 and $1,348,000, respectively.

NOTE 4.  BENEFIT PLANS

         Pension plan for Employees

                 The Company has a non-contributory defined benefit pension plan covering substantially all Employees of the Erie Insurance Group. Pension costs include the following components for the years ended December 31:

                                                                         1996               1995               1994
                                                                      ----------         ----------         ----------

                 Service cost for
                  benefits earned
                  during the year                                     $4,302,900         $4,629,000         $4,547,000
                 Interest cost on
                  projected benefit
                  obligation                                           5,127,800          5,441,700          5,117,800
                 Actual return on
                   plan assets                                       (12,400,700)       (16,991,300)        (  132,310)
                 Net amortization
                  and deferral                                         5,171,000         11,323,600         (5,305,490)
                                                                      ----------         ----------          ---------

                 Net pension
                  expense                                             $2,201,000         $4,403,000         $4,227,000
                                                                      ==========         ==========         ==========

                 Net  amortization   and  deferral  relates   primarily  to  the
                 difference between the expected and actual return of plan assets, and amortization of the initial transitional asset.

                 Assumptions used in accounting for the pension plan are as follows:

                                                                                          1996        1995        1994
                                                                                         -----       -----       -----

                 Discount rate used in
                  determining present values                                             7.50%       7.25%       7.50%
                 Annual increase in future
                  compensation levels                                                    5.00%       5.00%       7.00%
                 Expected long-term rate of
                  return on assets                                                       8.25%       8.25%       8.25%


INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 4.  BENEFIT PLANS (CONTINUED)

                 The following table sets forth the funded status of the plan at December 31, 1996 and 1995:

                                                                                         1996                 1995
                                                                                      -----------          -----------

                 Accumulated benefit obligation:
                  Vested                                                              $39,253,700          $39,751,100
                  Non-vested                                                            4,190,400            1,079,600
                                                                                       ----------          -----------

                  Total                                                               $43,444,100          $40,830,700
                                                                                      ===========          ===========

                 Fair value of plan assets                                            $98,761,400          $87,588,400
                 Less projected benefit obligation                                     72,016,400           65,425,200
                                                                                      -----------          -----------


                Plan assets in excess of projected
                  benefit obligation                                                  $26,745,000          $22,163,200
                 Unrecognized net gain                                               ( 27,879,500)        ( 25,962,700)
                 Unrecognized net initial
                  transition asset                                                   (  1,635,600)        (  1,869,200)
                 Unrecognized prior service cost                                        3,823,700            4,271,100
                                                                                      -----------          -----------

                 Prepaid asset/(accrued liability)                                    $ 1,053,600         ($ 1,397,600)
                                                                                      ===========          ===========

                 The plan assets include cash, treasury bonds, corporate bonds, common and preferred stocks, and mortgages.

                 The  Company's   funding   policy  is  to  contribute   amounts
                 sufficient to meet minimum ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

                 The pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equalled $4,894,042, $6,024,125 and $8,880,714 in 1996, 1995 and 1994,  respectively.  These are  non-participating  annuity contracts under which the Erie Family Life Insurance Company has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event the Erie Family Life Insurance Company would not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 4.  BENEFIT PLANS (CONTINUED)

         Supplemental pension plan for officers

                 Pension expense includes the following:

                                                                               1996              1995           1994
                                                                             --------          --------       --------

                 Service cost component                                     $ 152,100          $140,800       $134,100
                 Interest cost on projected
                  benefit obligation                                          226,900           387,800        313,600
                 Net amortization and deferral                                331,500           301,600        282,900
                                                                            ---------          --------       --------

                   Net pension expense                                      $ 710,500          $830,200       $730,600

                 Settlement expenses                                                          3,577,400

                   Total pension expense                                    $ 710,500        $4,407,600       $730,600
                                                                            =========        ==========       ========

                 Net amortization and deferral represents amortization of the initial projected benefit obligation over the estimated average remaining service period of thirteen years. The settlement expenses recognized in 1995 relate to annuity purchases made by the Company during the year to cover vested benefits of three retired officers.

                 The following table sets forth the funded status of the plan at December 31, 1996 and 1995:

                                                                                            1996               1995
                                                                                         ----------         ----------

                 Accumulated benefit obligation                                          $1,844,600         $1,199,500
                                                                                         ==========         ==========

                 Projected benefit obligation                                            $3,501,100         $2,166,600
                 Unrecognized net loss                                                  ( 2,669,900)       ( 1,021,600)
                 Unrecognized prior service cost                                        (   770,100)       (   953,600)
                                                                                         ----------         ----------

                   Accrued pension liability                                              $  61,100          $ 191,400
                                                                                          =========          =========


                 The actuarial present value of benefits was determined using a discount rate of 7.50%, 7.25% and 7.50% in 1996, 1995 and 1994, respectively.

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 4.  BENEFIT PLANS (CONTINUED)

                 The additional pension liability recognized on the statement of financial position is as follows at December 31:

                                                                                            1996               1995
                                                                                         ----------         ----------

                 Accumulated benefit obligation                                          $1,844,600         $1,199,500
                 Less accrued cost                                                           61,100            191,400
                                                                                         ----------         ----------

                  Additional accrued pension liability                                   $1,783,500         $1,008,100
                                                                                         ==========         ==========

         Pension plan for outside directors

                 The Company also has an unfunded pension plan for outside directors.

                 The director pension expense consisted of the following:

                                                                                   1996           1995           1994
                                                                                 -------        -------        -------

                 Interest cost on projected
                   benefit obligation                                            $30,300        $25,100        $20,900
                 Net amortization and deferral                                    39,400         37,400         31,200
                                                                                 -------        -------        -------

                  Net pension expense                                            $69,700        $62,500        $52,100
                                                                                 =======        =======        =======

              The unrecognized prior service cost is being amortized over a 15-year period.

                 The following table sets forth the funded status of the plan at December 31, 1996 and 1995:

                                                                                               1996             1995
                                                                                             --------         --------

                 Vested accumulated benefit
                  obligation                                                                 $414,300         $385,900
                                                                                             ========         ========

                 Projected benefit obligation                                                $414,300         $385,900
                 Unrecognized net loss                                                      ( 225,500)       ( 184,700)
                 Unrecognized prior service cost                                            ( 124,700)       ( 150,800)
                                                                                             --------         --------

                   Accrued pension liability                                                 $ 64,100         $ 50,400
                                                                                             ========         ========


                                                                                               1996             1995
                                                                                             --------         --------

                 Accumulated benefit obligation                                              $414,300         $385,900
                 Less accrued cost                                                             64,100           50,400
                                                                                              -------          -------

                  Additional accrued pension liability                                       $350,200         $335,500
                                                                                             ========         ========

                 The actuarial present value of benefits was determined using an average discount rate of 7.50%, 7.25% and 7.50% in 1996, 1995 and 1994, respectively.

INCORPORATED BY REFERENCE, PAGES 30 AND 31 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 4.  BENEFIT PLANS (CONTINUED)

                 An intangible asset has been recorded to reflect the transition of the additional liability of the Company. The amount of this asset at December 31, 1996 and 1995 for the supplemental pension plan and pension plan for outside directors equals $894,800 and $1,104,400, respectively.

         Employee savings plan

                 The Company has an Employee Savings Plan for its Employees. Eligible participants are permitted to make contributions of 1% to 7% of compensation to the plan on a pre-tax salary reduction basis in accordance with provisions of Section 401(k) of the Internal Revenue Code. Beginning on October 12, 1995 the
                 Company began matching one-half of the participant contributions up to 6% of compensation. Prior to this change the Company matched one-half of the participant contributions up to 5% of compensation. All Employees are eligible to participate in the plan. The Company's contributions to the plan in 1996, 1995 and 1994 were $2,687,907, $2,227,221 and
                 $2,060,822, respectively. Effective May, 1997, employees will be permitted to invest a portion of employer contributions in common stock (Class A) of the Company. The Company will buy these shares in the open market.

         Deferred compensation plan

                 The Company has a deferred compensation plan for certain eligible Employees of the Company and its affiliates. Operating expenses have been charged with $258,857, $224,280 and $227,467 to provide for the compensation deferred during 1996, 1995 and 1994, respectively.

         Health and dental benefits

                 The Company has self-funded health and dental care plans for all of its Employees. Estimated unpaid claims incurred are accrued as a liability at December 31, 1996 and 1995. Operations were charged $9,899,000, $10,828,000 and $9,701,000 in 1996, 1995 and 1994, respectively, for the cost of health and dental care provided to Employees.

         Postretirement benefits other than pensions

                 The  Company  provides   postretirement  medical  coverage  for
                 eligible retired Employees and dependents. The Company pays the obligation when due.

                 The Company accounts for these benefits in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Other Than Pensions," which requires the accrual method of accounting for postretirement health care cost benefits based on actuarially determined costs to be recognized over the period the Employee provides service to the Company.

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 4.  BENEFIT PLANS (CONTINUED)

                 The expense for postretirement health benefits for the years ended December 31, 1996, 1995 and 1994 was $656,900, $675,300
                 and $734,200, respectively. The cash payments for such benefits were $213,500, $184,900 and $178,300 in 1996, 1995 and 1994, respectively.

                 The periodic expense for postretirement benefits included the following components for the years ended December 31, 1996, 1995 and 1994:

                                                                          1996             1995              1994
                                                                        --------         --------          --------

           Service cost for benefits
             earned during the year                                     $337,400         $353,500          $387,100
           Interest cost on accumulated
             benefit obligation                                          319,500          321,800           325,200
           Amortization of unrecognized
             net loss                                                                                        21,900

                   Total expense                                        $656,900         $675,300          $734,200
                                                                        ========         ========          ========

                 The recorded liabilities for postretirement health benefits, none of which have been funded, at December 31, 1996 and 1995, are as follows:

                                                                                            1996               1995
                                                                                         ----------         ----------

                 Accumulated postretirement benefit obligation:
                  Retirees                                                                $ 201,700         $  257,900
                  Fully eligible active
                    plan participants                                                       889,300            704,700
                  Other active plan participants                                          3,384,000          3,399,500
                  Unrecognized gain                                                         492,400            146,600
                                                                                         ----------         ----------
                     Accrued postretirement liability                                    $4,967,400         $4,508,700
                                                                                         ==========         ==========

                 The accumulated benefit obligation for 1996, 1995 and 1994 was determined using a discount rate of 7.50%, 7.25% and 7.50%, respectively. The December 31, 1996 accumulated benefit obligation was based on a 10.0% increase in the cost of covered health care benefits during 1996. The expected health care cost trend rate for 1997 is 9.5%. This rate is assumed to decrease gradually to 5% per year in 2006 and to remain at that level thereafter.

                 The effect on the present value of the accumulated benefit obligation at December 31, 1996 of a 1% increase each year in the health care cost trend rate used would increase the amount of such obligation by $695,500, and the 1996 net periodic expense would have increased by $115,400.

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 5.  INCOME TAXES

              The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                                     1996                1995                 1994
                                                                  -----------         -----------          -----------

              Federal
                Current                                           $45,660,269         $44,510,091          $33,624,685
                Deferred                                            1,255,163        (     49,439)        (    337,046)
                                                                  -----------         -----------          -----------

                                                                  $46,915,432         $44,460,652          $33,287,639
                                                                  ===========         ===========          ===========

              A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                                     1996                1995                 1994
                                                                  -----------         -----------          -----------

              Income tax at
                statutory rates                                   $53,216,727         $48,304,007          $36,755,765
              Add (deduct):
                Undistributed earnings
                   of affiliate                                  (    979,717)       (  1,029,339)        (    987,847)
                Tax-exempt interest                              (  3,337,942)       (  3,041,318)        (  1,915,612)
                Dividends received
                  deduction                                      (  1,482,751)       (  1,004,348)        (    738,363)
                Other items                                      (    500,885)          1,231,650              173,696
                                                                  -----------         -----------          -----------

                                                                  $46,915,432         $44,460,652          $33,287,639
                                                                  ===========         ===========          ===========

              Temporary   differences  and  carryforwards  which  give  rise  to
              deferred tax assets (liabilities) are as follows:

                                                                                                    December 31,
                                                                                            1996               1995

              Loss reserve discount                                                      $4,143,700         $4,063,554
              Unearned premiums - 20% inclusion                                           3,528,043          3,282,323
              Pension and other benefits                                                    132,587          1,906,644
              Deferred policy acquisition costs                                         ( 3,339,349)       ( 3,154,107)
              Deferred compensation                                                         555,650            608,729
              Fixed assets - depreciation                                               (    72,225)       (    86,242)
              Accrued vacation and other accruals                                         1,773,642          1,590,396
              Unrealized gains                                                          ( 8,620,624)       ( 7,655,453)
              Other                                                                     (   136,478)       (   370,562)
                                                                                         ----------         ----------

                                                                                        ($2,035,054)        $  185,282
                                                                                         ==========         ==========

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 5.  INCOME TAXES (CONTINUED)

              Erie Indemnity Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate income taxes.


NOTE 6.  CAPITAL STOCK

         Class A and B shares

                 Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1% of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect of Class A common stock without any requirement that any dividend be declared and paid in respect of Class B common stock. Sole voting power is vested in Class B common stock.

         Redemption provisions

                 On December 14, 1989, the shareholders adopted the Erie Indemnity Company Stock Redemption Plan. The plan entitles heirs of shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. On December 12, 1995, the Board of Directors amended and restated the plan. The restatement limits the redemption amount to an aggregation of:
                 (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount as determined by the Board in its sole discretion, not to exceed 20% of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20% of the Company's retained earnings determined as of the close of the prior year. In addition, the restated plan limits the repurchase from any single shareholder's estate to 33% of total shareholdings of such shareholder. On February 29, 1996, the Board of Directors approved an increase in the redemption amount of $14,350,186.

INCORPORATED BY REFERENCE, PAGES 31 AND 32 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 6.  CAPITAL STOCK (CONTINUED)

              Stock split

                 In May, 1996, the number of authorized shares of the Company's Class A common stock was increased pursuant to a vote of the shareholders from 24,996,920 to 74,996,930 shares and a three-for-one (3:1) stock split of Class A common stock was
                 effected.   All  references  in  the   consolidated   financial
                 statements to number of shares outstanding, net income per share, and dividends per share have been restated to reflect the stock split. The stated value of the stock has also been proportionately adjusted for the split.


NOTE 7.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

              The following table provides a reconciliation of beginning and ending liability balances for 1996, 1995 and 1994 for the Company's wholly-owned property/casualty subsidiaries.

                                                                            1996              1995              1994
                                                                          --------          --------          --------
            (in thousands)


Total unpaid losses and loss adjustment
  expenses at January 1, gross                                            $357,334          $344,824          $353,939

    Less reinsurance recoverables                                          278,325           275,923           288,564
                                                                          --------          --------          --------

Net balance at January 1                                                    79,009            68,901            65,375

Incurred related to:
  Current year                                                              85,311            73,145            68,694
  Prior years                                                            (     240)         (  2,210)          ( 4,767)
                                                                          --------           -------            ------
    Total incurred                                                          85,071            70,935            63,927
                                                                          --------           -------           -------

Paid related to:
  Current year                                                              49,901            38,039            36,598
  Prior years                                                               29,307            22,788            23,803
                                                                          --------           -------           -------
    Total paid                                                              79,208            60,827            60,401
                                                                          --------           -------           -------

Net balance at December 31                                                  84,872            79,009            68,901

  Plus reinsurance recoverables                                            301,553           278,325           275,923
                                                                          --------           -------           -------

Total unpaid losses and loss
  adjustment expenses at
  December 31, gross                                                      $386,425          $357,334          $344,824
                                                                          ========          ========          ========

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 8.  RELATED PARTY TRANSACTIONS

         Management fee

                 A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue and computed monthly as a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee was charged to the Exchange at the rate of 25% of premiums written in the first quarter of 1995 and for all of 1994. Effective April 1, 1995 the management fee rate was reduced to 24.5%. For the period beginning April 1, 1996 through December 31, 1996, the Board elected to reduce the management fee rate from 24.5% to 24%. The Board elected to maintain the 24% management fee rate for all of 1997. A service arrangement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. Prior to this service agreement, the Company received a management fee on assumed reinsurance premiums written and was responsible for the payment of brokerage commissions. Under the new reinsurance service arrangement, which went into effect January 1, 1995, the Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and will no longer be responsible for the payment of brokerage commissions on this business. The Company will continue to be responsible for accounting and operating expenses in connection with the administration of this business.

         Expense reimbursements

                 The Company is reimbursed by the Exchange for adjusters' salaries and other expenses incurred in connection with adjustment of claims. The Company also incurs administrative expenses on behalf of EFL. Reimbursements are made to the Company from these affiliates monthly. The amounts of such reimbursements were as follows for the years ended December 31:


                                                                     1996                1995                 1994
                                                                  -----------         -----------          -----------

                 Erie Insurance Exchange                         $ 95,820,000         $83,662,000          $74,812,000
                 Erie Family Life
                  Insurance Company                                10,095,000          10,231,000            8,664,000
                                                                  -----------         -----------           ----------

                                                                 $105,915,000         $93,893,000          $83,476,000
                                                                 ============         ===========          ===========

                 Also, see Note 10 regarding real estate leased from affiliates.

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 8.  RELATED PARTY TRANSACTIONS (CONTINUED)

              Note receivable from EFL

                 On December 29, 1995, EFL issued a surplus note to the Company in return for a cash (or cash equivalent) sum of $15 million. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid quarterly. The note will be payable on demand on or after December 31, 2005. During 1996, EFL received approval for the payment of interest totaling $967,500, which was paid to the Company by EFL.

         Structured settlements with EFL

                 The Company and Exchange periodically purchase annuities from EFL in connection with the structured settlements of claims. The Company's pro-rata share (5.5%) of such annuities purchased equalled $742,772, $1,235,722 and $583,263 in 1996, 1995 and
                 1994, respectively.


NOTE  9.  RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT
           RISK

              Financial instruments which potentially expose the Company to concentrations of credit risk include unsecured receivables from the Exchange. A significant amount of the Company's revenue, and a receivable of $478,304,267 at December 31, 1996 and $451,777,577
              at December 31, 1995, are from the Exchange and affiliates.

              Receivables from the Exchange and affiliates at December 31, 1996 and 1995 are as follows:

                                                                                        1996                  1995
                                                                                    ------------          ------------

              Exchange - Management fee
                and expense reimbursements                                          $108,589,885          $105,612,765
              EFL - Expense reimbursements                                             1,049,007             1,392,365
              Exchange - Reinsurance
                recoverable from losses and
                unearned premium balances
                ceded to pool                                                        368,665,375           344,772,447
                                                                                    ------------          ------------

                                                                                    $478,304,267          $451,777,577
                                                                                    ============          ============

              Premiums receivable from Policyholders at December 31, 1996 and 1995 equalled $103,847,320 and $99,534,004, respectively. A significant amount of these receivables are ceded to the Exchange as part of the reinsurance pooling arrangement.

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE  9.  RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT
           RISK (CONTINUED)

              The property/casualty insurance business relates primarily to private passenger and commercial automobile, homeowners and workers' compensation insurance in ten jurisdictions. Premiums from insureds in Pennsylvania, Maryland, West Virginia, Virginia and Ohio account for a significant percentage of the business.

NOTE 10.  LEASES

              The Company occupies certain office facilities with initial or remaining noncancellable lease terms in excess of one year. The Allentown office is leased from EFL. The Company's aggregate lease commitments for such facilities are as follows:

                                                                      Unaffiliated
                                                                        Lessors               EFL             Total

              1997                                                     $1,011,944          $423,120         $1,435,064
              1998                                                        604,292           423,120          1,027,412
              1999                                                        300,934           423,120            724,054
              2000                                                        273,340           423,120            696,460
              2001                                                        155,715                 0            155,715

              The Company also leases office space on a year-to-year basis from the Exchange.

              The Company has lease agreements covering certain computer equipment and software. These leases contain various early termination provisions which allow the Company to cancel the leases generally after three years from inception of the lease. The Company's automobiles are leased for a minimum term of one year. After one year, the lease term may be continued at the Company's option for successive monthly renewal periods.

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 10.  LEASES (CONTINUED)

              Rental expense is summarized below:

                                                                              Year Ended December 31,
                                                                      1996                1995                 1994
                                                                  -----------         -----------          -----------
                                 (In Thousands)

              Office:
                Erie Insurance Exchange                          $     10,949         $    10,814          $    12,312
                Erie Family Life
                  Insurance Company                                       423                 423                  423
                Unaffiliated lessors                                    1,062               1,009                  973
              Computer equipment
                and software                                            5,358               7,115                7,157
              Automobiles                                               2,977               2,785                2,488
                                                                  -----------         -----------          -----------

                                                                  $    20,769         $    22,146          $    23,353
              Reimbursements
                from affiliates                                         9,686              10,373               10,461
                                                                  -----------         -----------          -----------

                                                                  $    11,083         $    11,773          $    12,892
                                                                  ===========         ===========          ===========


NOTE 11.  REINSURANCE

              EIC has a pooling arrangement with the Exchange, whereby EIC cedes all its direct property/casualty insurance to the Exchange and then assumes 5% of the total of the Exchange's insurance business (including the business assumed from EIC and EINY).

              Beginning January 1, 1995, the Exchange retroceded to EINY, as part of the existing intercompany reinsurance pooling arrangement, 0.5% of its total direct and assumed writings. EIC maintained its 5% participation in the reinsurance pool, resulting in an increase in the total participation of the Company's subsidiaries in the pooling arrangement to 5.5%.

              The Company and Exchange limit the maximum net loss which can arise from certain individual risks by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, by negotiation on individual risks in excess of $10,000,000. Effective January 1, 1994, EIC purchased from the Exchange, a Property Catastrophe Excess of Loss Reinsurance Treaty. The coverage included in the treaty is $25 million in excess of $10 million and is excluded from the aforementioned pooling arrangement. The annual premium to the Exchange for the treaty equalled $274,170, $562,500 and $625,000 in 1996, 1995 and 1994, respectively.

              Similarly, effective January 1, 1995, the EINY purchased from the Exchange a Property Catastrophe Excess of Loss Reinsurance Treaty. The coverage included in the treaty is $2,250,000 in excess of
              $250,000 and is excluded from the aforementioned pooling arrangement. The annual premium to the Exchange for the treaty equalled $150,000 and $78,750 in 1996 and 1995, respectively.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS


NOTE 11.  REINSURANCE (CONTINUED)

              Effective January 1, 1997, EIC and EINY placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supercedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses that exceed an amount equal to 72.5 percent of EIC and EINY's net premiums earned, the Exchange will be liable for 95 percent of the amount of such excess, up to but not exceeding, an amount equal to 95 percent of 15 percent of EIC and EINY's net premium earned. Losses equal to 5 percent of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium for this reinsurance treaty is 1.01 percent of the net premium earned by EIC and EINY during the term of this agreement subject to a minimum premium of $800,000. This reinsurance treaty is excluded from the intercompany reinsurance pooling agreement.

              To the extent that the Exchange assumes reinsurance business, the Company participates because of its pooling arrangement with the Exchange. Similarly, the Company also participates in the business cessions assumed from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

              Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 11.  REINSURANCE (CONTINUED)

The following summarizes insurance and reinsurance activities for the Company:

                                                                   1996                  1995                 1994
                                                               ------------          ------------         ------------

Premiums Earned
  Direct                                                       $321,735,580          $289,801,421         $266,091,231
  Assumed-nonaffiliates                                           2,882,381             3,330,976            3,062,540
  Ceded to Erie Insurance Exchange                            ( 324,617,961)        ( 293,132,397)       ( 269,153,771)
  Assumed from Erie
    Insurance Exchange                                          101,509,759            92,874,301           78,075,920
                                                               ------------           -----------         ------------

          Net                                                  $101,509,759          $ 92,874,301         $ 78,075,920
                                                               ============          ============         ============

Losses and Loss Adjustment
  Expenses Incurred
  Direct                                                       $261,097,544          $236,611,754         $217,515,123
  Assumed-nonaffiliates                                           2,511,009             3,023,989            2,953,197
  Ceded to Erie Insurance Exchange                            ( 263,608,553)        ( 239,635,743)       ( 220,468,320)
  Assumed from Erie
    Insurance Exchange                                           85,070,861            70,934,755           63,926,959
                                                               ------------           -----------          -----------

          Net                                                  $ 85,070,861          $ 70,934,755         $ 63,926,959
                                                               ============          ============         ============


NOTE 12.  STATUTORY INFORMATION

              The Company's insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

              Consolidated   balances   including   amounts   reported   by  the
              consolidated and unconsolidated insurance subsidiaries on the statutory basis would be as follows:

                                                                   1996                  1995                 1994
                                                               ------------          ------------         ------------

              Shareholders' equity
                at December 31,                                $414,674,000          $328,457,000         $246,115,000

              Net income for the
                year ended
                December 31,                                    104,007,000            91,550,000           69,794,000

              The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) the net income as reported

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 12.  STATUTORY INFORMATION (CONTINUED)

              on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) one hundred percent of its adjusted net investment income during such period. At December 31, 1996, the maximum dividend payable to the Company from its property/casualty insurance subsidiaries was $6,000,327. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 1996 or 1995.

              As a Pennsylvania-domiciled life insurance company, EFL may pay dividends within the preceding twelve months of not more than the greater of (i) 10% of its statutory surplus or (ii) the statutory net gain from operations after dividends to Policyholders and federal income taxes and before realized gains or losses for the period covered by such statement. Dividends exceeding these limits are subject to approval of the Pennsylvania Insurance Department. At December 31, 1996, the Company's share of the maximum dividend which could be paid by EFL was $2,274,000.

              The NAIC has adopted Risk-Based Capital (RBC) requirements that attempt to evaluate the adequacy of a property/casualty insurance company's statutory capital and surplus in relation to investment, insurance and other business risks. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of the company's adjusted capital and surplus to its RBC. As of December 31, 1996 and 1995, the adjusted capital and surplus of the property/casualty insurance subsidiaries of the Company are substantially in excess of the minimum level of RBC that would require regulatory action.

NOTE 13.  SEGMENT INFORMATION

              The Company's principal operations consist of serving as attorney-in-fact for the Exchange which constitutes its management operations. The Company's property/casualty insurance operations arise by virtue of a pooling arrangement with the Exchange. The Company also has 21.6% equity interest in EFL which comprises its life insurance operations segment.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS




NOTE 13.  SEGMENT INFORMATION (CONTINUED)

              Summarized financial information for these operations is presented below. Income amounts include each industry segment's share of investment income.

                                                                  1996                   1995                 1994
                                                             --------------          ------------         ------------

Total revenue:
  Management operations                                      $  470,537,814          $442,055,097         $414,333,609
  Property/casualty
    insurance operations                                        112,541,501           103,217,060           86,109,712
  Life insurance operations                                       3,820,957             3,867,533            3,640,019
                                                             --------------          ------------         ------------

                                                             $  586,900,272          $549,139,690         $504,083,340
                                                             ==============          ============         ============

Income (loss) before income taxes:
  Management operations                                      $  148,774,303          $127,538,775         $101,592,560
  Property/casualty
    insurance operations                                    (       547,469)            6,605,141        (     216,108)
  Life insurance operations                                       3,820,957             3,867,533            3,640,019
                                                             --------------          ------------         ------------

                                                             $  152,047,791          $138,011,449         $105,016,471
                                                             ==============          ============         ============

Net income:
  Management operations                                      $   99,044,942          $ 84,431,472         $ 66,372,483
  Property/casualty
    insurance operations                                          2,337,984             5,316,652            1,773,562
  Life insurance operations                                       3,749,433             3,802,673            3,582,787
                                                             --------------          ------------         ------------

                                                             $  105,132,359          $ 93,550,797         $ 71,728,832
                                                             ==============          ============         ============

Identifiable assets:
  Management operations                                      $  456,598,004        $  369,600,128         $259,444,417
  Property/casualty
    insurance operations                                        665,355,064           624,951,253          590,435,375
  Life insurance operations                                      28,686,137            27,880,363           19,650,736
                                                             --------------        --------------         ------------

                                                             $1,150,639,205        $1,022,431,744         $869,530,528
                                                             ==============        ==============         ============

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1996 ANNUAL
                        REPORT TO SHAREHOLDERS



NOTE 14.  QUARTERLY FINANCIAL DATA - UNAUDITED

                                             First                 Second                Third                Fourth
                                            Quarter               Quarter               Quarter              Quarter

1996
Net revenue from
  management
  operations                              $30,687,956           $33,444,575           $35,717,734          $27,578,312
Underwriting loss                        (  5,817,156)         (  1,257,113)         (  2,717,648)        (  1,787,294)
Revenue from
  investment
  operations                                7,068,530             7,483,154             9,813,062           11,833,679
Net income                                 23,498,077            26,466,344            29,186,786           25,981,152

Per share data:
  Net income per
    share                                  $      .32            $      .36            $      .39           $      .35
                                           ==========            ==========            ==========           ==========
  Dividends declared:
    Class A                                $    .0833            $    .0833            $    .0833           $     .095
                                           ==========            ==========            ==========           ==========
    Class B                                $    12.50            $    12.50            $    12.50           $    14.25
                                           ==========            ==========            ==========           ==========

1995
Net revenue from
  management
  operations                              $26,316,860           $30,725,676           $31,697,844          $22,535,847
Underwriting (loss)
  income                                 (  1,798,283)         (  1,942,929)         (    736,208)             739,802
Revenue from
  investment
  operations                                5,203,126             6,008,460             9,473,606            9,787,648
Net income                                 20,096,875            23,115,732            27,269,453           23,068,737

Per share data:
  Net income per
    share                                  $      .27            $      .31            $      .37           $      .31
                                           ==========            ==========            ==========           ==========
  Dividends declared:
    Class A                                $     .065            $     .065            $     .065           $    .0833
                                           ==========            ==========            ==========           ==========
    Class B                                $     9.75            $     9.75            $     9.75           $    12.50
                                           ==========            ==========            ==========           ==========