Form 10-K, Exhibit 13
period 1997-12-31
ERIE INDEMNITY CO
filed 1998-03-26
CIK 922621

INCORPORATED BY REFERENCE, PAGE 15 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



Selected Consolidated Financial Data

                                                                                    Years ended December 31
                                                             1997             1996            1995            1994            1993
                                                                  (dollars in thousands, except per share data)
OPERATING DATA:
     Net revenue from management operations              $134,224         $127,429        $111,276         $96,328         $77,056
     Underwriting loss                                     (2,259)         (11,579)         (3,738)         (8,250)         (1,567)
     Total revenue from investment operations              42,955           36,198          30,473          16,939          15,451
     Income before income taxes and cumulative
       effect of change in accounting principle           174,920          152,048         138,011         105,017          90,940
     Income after taxes and before cumulative
       effect of change in accounting principle           118,581          105,132          93,551          71,729          62,408
       Net income                                        $118,581         $105,132         $93,551         $71,729         $60,423

EARNINGS PER SHARE:  (2)
     Income before cumulative effect of change
        in accounting principle                             $1.59            $1.41           $1.26           $0.96           $0.84
     Cumulative effect on prior years of change
        in accounting principle                                --               --              --              --          (0.03)
        Net income per share                                $1.59            $1.41           $1.26           $0.96           $0.81

FINANCIAL POSITION:
     Investments (1)                                     $566,118         $484,784        $360,555        $255,449        $216,442
     Receivables from Exchange and affiliates             495,861          478,304         451,778         433,109         468,463
     Total assets                                       1,292,544        1,150,639       1,022,432         869,531         817,191
     Shareholders' equity                                 539,383          435,759         354,064         260,934         210,188
     Book value per share (2)                                7.25             5.86            4.76            3.51            2.83
Dividends declared per Class A share (2)                   0.3925            0.345           0.278           0.225           $0.17
Dividends declared per Class B share                       58.875            51.75           41.75           33.75          $26.00


(1) Includes investment in Erie Family Life Insurance Company.
(2) All per share information has been restated to reflect the three-for-one stock split of Class A Common Stock effective
    May 2, 1996.

INCORPORATED BY REFERENCE, PAGES 16 AND  17 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                      ERIE INDEMNITY COMPANY
                    Management's Discussion and
                 Analysis of Financial Condition and
                       Results of Operations


The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 29 to 41 as they contain important information helpful in evaluating the Company's operating results and financial condition. (Note: A glossary of certain terms used in this discussion can be found on page 27, herein. The terms are italicized the first time they appear in the text.)


Overview

Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the
Exchange), a Pennsylvania- domiciled reciprocal insurance exchange. The Company's principal business activity consists of management of the affairs of the Exchange. Management fees received from the Exchange account for the majority of the Company's consolidated revenues. The Company also is engaged in the property/casualty insurance business through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has investments in both affiliated and unaffiliated entities, including a 21.6 percent common stock interest in Erie Family Life Insurance Company (EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25 percent of the affiliated assumed and direct premiums written by the Exchange. The Company's Board of Directors has the authority to change the management fee at its discretion. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (c) paying certain general administrative expenses including sales commissions, salaries, Employee benefits, taxes, rent, depreciation, data processing expenses and other general and administrative expenses not incurred in the adjustment of losses or the management of investments. All premiums collected, less the management fee paid to the Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including taxes, licenses and fees. The Company pays certain loss adjustment and investment expenses on behalf of the Exchange and is reimbursed fully for these expenses by the Exchange. The management fee rate charged the Exchange was set at the following rates:

           January 1, 1995 to March 31, 1995                    25.0 percent
           April 1, 1995 to March 31, 1996                      24.5 percent
           April 1, 1996 to December 31, 1997                   24.0 percent

The management fee rate was set by the Board at 24.25 percent for the period January 1, 1998 through December 31, 1998. In determining the management fee rate, the Company's Board of Directors reviews the relative financial positions of the Erie Insurance Exchange and the Company and considers the long-term needs of the Exchange to ensure its continued growth, competitiveness, and superior financial strength, which benefits the Company.

The Company's wholly-owned subsidiary, Erie Insurance Company, participates in an intercompany reinsurance pooling arrangement with the Exchange. This reinsurance pooling arrangement provides for Erie Insurance Company to share proportionately in the results of all property/casualty insurance operations of the Exchange and the Company's subsidiaries. Since the inception of this pooling arrangement on January 1, 1992, Erie Insurance Company's proportionate share of the reinsurance pool has been 5 percent.

INCORPORATED BY REFERENCE, PAGES 17 AND 18 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


On January 1, 1995, the Exchange began retroceding to the Erie Insurance Company of New York, a wholly-owned subsidiary of Erie Insurance Company, as part of the existing intercompany reinsurance pooling arrangement, 0.5 percent of its total direct and assumed writings. Erie Insurance Company maintained its 5 percent participation in the reinsurance pool which, when combined with the 0.5 percent participation of the Erie Insurance Company of New York, results in a 5.5 percent participation level for the Company's affiliates since 1995.


The results of the Company's insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, changes in the regulatory and legislative environments, and changes in general economic and investment conditions.


Result of Operations

Overview

Consolidated net income in 1997 was a record $118,581,190, or $1.59 per share, which exceeded the 1996 net income of $105,132,359, or $1.41 per share, by 12.8 percent. The 1997 results, when compared with 1996's results, improved in all operating segments. Increased revenue from management operations translated into growth in net revenues as overall operating costs were controlled. Insurance underwriting operations were favorable compared to 1996, a year which was affected adversely by severe storm-related losses. Revenues from investment operations improved significantly as the Company's excess cash flows were reinvested. The 1996 net income exceeded the 1995 net income of $93,550,797, or $1.26 per share, by 12.4 percent. The 1996 results, when compared with 1995's results, were affected by improved results in the management and investment operating segments of the Company which were offset partially by the unfavorable results of the insurance underwriting operations. The underwriting results of the Company's property/casualty insurance subsidiaries were affected negatively by severe winter weather in the first quarter of 1996 and losses related to Hurricane Fran in the third quarter of 1996. Returns on average shareholders' equity continued to be outstanding in 1997 at 24.3 percent, consistent with the returns realized in 1996 and 1995 of 26.6 percent and 30.4 percent, respectively.

Analysis of Management Operations

Net revenues from management operations rose 5.3 percent to $134,224,096 in 1997 versus $127,428,577 in 1996 and $111,276,227 in 1995. Gross margins from management operations of 28.2 percent remained consistent in 1997 with gross margins of 28.4 percent in 1996 and were improved from gross margins of 26.1 percent in 1995.

Total revenues from management operations rose $26,799,865 for the year ended December 31, 1997, an increase of 6.0 percent. Management fee revenue derived from the direct and affiliated assumed written premiums of the Exchange rose $24,697,907, or 5.6 percent, for the year ended December 31, 1997. In 1997 the Exchange continued to experience written premium growth rates that exceeded industry growth rates. Affiliated assumed and direct premiums written of the Exchange grew 6.1 percent in 1997. The Exchange's overall premium growth was negatively influenced by the rate reduction in Pennsylvania workers' compensation insurance driven by recent Pennsylvania legislative reforms. Total direct written premiums, excluding workers' compensation, increased 8.2 percent in 1997.

The management fee revenue  derived by the Company by state and line of business
based  on  the  direct  and   affiliated   assumed   written   premiums  of  the
property/casualty insurance companies of the Erie Insurance Group are presented in the chart below:

INCORPORATED BY REFERENCE, PAGES 18 AND 19 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



Total revenues from management operations for the year ended December 31, 1996 grew $23,399,540 or 5.5 percent. The growth in affiliated assumed and direct premiums written of 7.5 percent was greater than the growth in management fee revenue due to a reduction in the management fee rate charged the Exchange by the Company in 1996.

Service agreement revenue grew 38.6 percent to $7,026,373 in 1997 from $5,069,140 in 1996. Service agreement revenue rose 15.2 percent in 1996 from the $4,401,232 recorded in 1995. The Company receives a fee of 7 percent of voluntary reinsurance premiums assumed from non-affiliated insurers as compensation for the management and administration of this business on behalf of the Exchange. These fees totaled $5,015,192, $5,069,140 and $4,401,232 for 1997,
1996 and 1995, respectively. Also included in service agreement revenue for 1997 is a portion of service charges collected from Policyholders of the property/casualty insurance companies, which amounted to $2,011,181. Beginning September 1, 1997 the Company was reimbursed by the Exchange for a portion of service charges collected by the property/casualty insurers of the Group from Policyholders as reimbursement for the costs incurred by the Company in providing extended payment terms on policies written by them.

The cost of management operations rose $20,004,346, or 6.2 percent, for the year ended December 31, 1997 compared with the rate of growth in management fee revenue of 5.6 percent. The largest component of the cost of management operations, Agent commission expense, rose 10.0 percent to $230,659,805 in 1997 from $209,756,209 in 1996 and 4.3 percent in 1996 from $201,155,576 in 1995. The
Company is responsible for the payment of commissions, other than brokerage commissions on non-affiliated assumed reinsurance, to the independent Agents who sell insurance products for the Company's insurance subsidiaries and the Exchange and its subsidiary, Flagship. The Agent commissions are based on fixed percentage fee schedules with different commission rates by line of insurance. Generally, commissions are paid by the Company when premiums are collected. Also included in commission expense are the costs of promotional incentives for Agents and Agent contingency bonuses. Agent contingency bonuses are based upon the underwriting profitability of the insurance written and serviced by the Agent within the Erie Insurance Group of companies. Commissions on direct and affiliated assumed reinsurance business rose 8.5 percent to $220,662,335 in 1997 from $203,367,469 in 1996, and rose 6.1 percent in 1996 from $191,621,427 in
1995.




MANAGEMENT FEE REVENUE
BY STATE AND LINE OF BUSINESS
For the Year Ended December 31, 1997

(thousands)

                            Private                        Workers'      Commercial     Commercial     All Other Lines      Total
      State            Passenger Auto     Homeowners     Compensation       Auto        Multi-Peril       of Business      by State
------------------------------------------------------------------------------------------------------------------------------------
District of Columbia       $    279      $    136       $    364        $     34       $    169         $     63           $  1,045
Indiana                      10,272         2,762          1,223           1,066          1,376              579             17,278
Maryland                     35,033         7,978          3,377           4,474          3,029            2,423             56,314
New York                      1,986           470            294             393            485              125              3,753
North Carolina                4,369         1,722          1,787           2,121          1,751              695             12,445
Ohio                         22,693         5,544            ---           2,416          2,874            1,107             34,634
Pennsylvania                183,516        34,119         20,262          15,881         16,346            6,914            277,038
Tennessee                     1,877           552            795             685            728              219              4,856
Virginia                     20,365         4,612          4,804           3,925          3,260            1,862             38,828
West Virginia                15,034         2,548            ---           1,801          1,366              662             21,411
------------------------------------------------------------------------------------------------------------------------------------
Total by line of business  $295,424      $ 60,443       $ 32,906        $ 32,796       $ 31,384         $ 14,649           $467,602
------------------------------------------------------------------------------------------------------------------------------------

INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Promotional incentive and Agent contingency bonus costs increased 56.5 percent to $9,997,470 in 1997 from $6,388,740 in 1996 and declined 33 percent in 1996 from $9,534,149 in 1995. The increase in 1997 was due to the improved underwriting profitability of the insurance operations of the Group which resulted in higher contingency bonuses in 1997.

The cost of management operations, excluding commission costs, fell 1.0 percent in 1997 to $111,108,053 from $112,007,304 in 1996. The Company's personnel costs, net of reimbursement from affiliates, totaled $66,410,377, $68,949,232, and $66,576,363 in 1997, 1996, and 1995, respectively. Personnel costs are the second largest cost component in the cost of management operations after commissions. Personnel costs fell 3.7 percent in 1997, compared to an increase of 3.6 percent in 1996. The 1997 decline is the result of increased expense reimbursements from the Exchange and a decrease in pension costs. As attorney-in-fact for the Exchange, the Company pays almost all expenses of the Group and allocates those costs to the respective Company responsible for them in accordance with intercompany agreements. Increased reimbursements in 1997 to the Company for personnel costs of the loss adjustment function resulted in part from the refinement of the Company's expense allocations made possible with the implementation of new financial systems. Additionally, as the percentage of loss adjustment personnel to total personnel of the Group increases, a larger share of staff department overhead is allocated to the loss adjustment function resulting in higher reimbursements. Pension costs were reduced as a result of the effects of positive investment returns and prior year funding levels.

The cost of management operations, excluding commissions and personnel costs, increased 3.8 percent in 1997 to $44,697,676 compared to $43,058,071 in 1996 and declined by 8.0 percent in 1996 from $46,784,383 in 1995. In 1997 the Company continued to control other operating costs and kept its growth rate less than the growth in management fee revenue. The decline in the cost of management operations in 1996, excluding commissions and personnel costs, was driven by lower data processing costs, lower occupancy costs and reduced underwriting expenses.

INCORPORATED BY REFERENCE, PAGES 19 AND 20 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Analysis of Insurance Underwriting Operations

The Company incurred underwriting losses from its insurance underwriting operations of $2,259,425, $11,579,211, and $3,737,618, for the years 1997, 1996 and 1995, respectively. In 1997, insurance underwriting results were positively affected by mild winter weather conditions and a lack of catastrophe losses in the Company's operating territories. The 1996 underwriting results of the Company's wholly-owned subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, were impacted negatively by severe winter weather in the first quarter of 1996 and catastrophe losses experienced from Hurricane Fran in the eastern United States, particularly North Carolina, and other storm-related catastrophe losses elsewhere in our operating territories during the third quarter of 1996. Losses resulting from these catastrophes were about $8.1 million in 1996, or about $.07 per share, after federal income taxes. The majority of these losses were property losses on homeowners and commercial property lines of business. Milder weather conditions during 1995 resulted in better underwriting results for the property/casualty companies of the Erie Insurance Group when compared to 1996.

Catastrophes are an inherent risk of the property/casualty insurance business. Catastrophes can have a material impact on the Company's property/casualty insurance underwriting operating results. However, the Company has in effect a reinsurance agreement with the Exchange that would cushion the effect of catastrophe losses on the Company's operating results and financial position.

Premiums earned increased $5,839,909 or 5.8 percent, for the year ended December 31, 1997 and $8,635,458 or 9.3 percent for the year ended December 31, 1996. The increase in premiums earned in 1997 is reflective of the growth in net premiums written of the Erie Insurance Group, which was impacted negatively during 1997 by rate reductions in Pennsylvania workers' compensation as a result of legislative reforms. Excluding workers' compensation, premiums written of the Erie Insurance Group would have increased 8.2 percent. Premiums earned were also lower due to $1,102,868 of premiums ceded to the Exchange for reinsurance coverage under the aggregate excess of loss reinsurance agreement with the Exchange.

Losses, loss adjustment expenses and underwriting expenses incurred fell $3,479,877 or 3.1 percent, for the year ended December 31, 1997 compared to an increase of $16,477,051 or 17.1 percent for the year ended December 31, 1996. In 1997 losses and loss adjustment expenses incurred fell 6.0 percent to $79,970,102 due to the lack of catastrophe losses and milder weather conditions in 1997 compared to 1996. In 1996 losses and loss adjustment expenses incurred rose 19.9 percent to $85,070,861.

The Company continually reviews its methods for estimating its liability for losses and loss adjustment expenses, which includes an estimate for losses incurred but not reported. Such liabilities are based necessarily on estimates and, while management believes the amounts reserved are adequate, the ultimate liabilities may be in excess of or less than amounts provided.

The 1997 GAAP combined ratio for the Company's property/casualty  operations was
102.1 compared to a ratio of 111.4 in 1996 and 104.0 in 1995. The GAAP combined ratio for 1997, 1996 and 1995, excluding catastrophe losses, was 101.5, 103.4 and 102.8, respectively.

Analysis of Investment Operations

Total revenue from investment operations was $42,954,953 in 1997, compared to $36,198,425 in 1996 and $30,472,840 in 1995, an increase of 18.7 percent and
18.8 percent, respectively. Income from investment operations rose primarily due to an increase in interest and dividend income generated from the Company's investment portfolio as increased cash flows were reinvested.

Interest and dividend income rose $7,114,598, or 27.6 percent, for the year ended December 31, 1997 and $4,980,002, or 23.9 percent, for the year ended December 31, 1996, which was consistent with the growth in the Company's cash, cash equivalents and investments, which increased 23.1 percent in 1997 and 21.9 percent in 1996.

The Company's earnings from its 21.6 percent ownership of EFL totaled $4,230,909 in 1997, up from $3,820,957 in 1996 and $3,867,533 in 1995. This investment is accounted for under the equity method of accounting. Consequently, the Company's investment earnings in 1997,

INCORPORATED BY REFERENCE, PAGES 20 AND 21 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


1996 and 1995 were a direct result of its share of EFL's net income of $19,560,368, $17,666,250 and $17,881,592, respectively. The increase in EFL's net income in 1997 was due to increased policy revenues (up 13.1 percent in 1997 compared to 1996) and to increased investment income of 8.6 percent. Investment income totaled $49,914,292 in 1997 and $45,948,969 in 1996. The decrease in EFL's net income in 1996 was due to a decrease in realized gains on investments in 1996 when compared with 1995. EFL's realized gains on investments were $4,986,897 in 1996 compared to $7,483,798 in 1995.


Financial Condition

Investments

The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company's investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At
December 31, 1997 and 1996, the Company's investment portfolio of investment-grade bonds, common stock, and preferred stock, all of which are readily marketable, represent 40 percent and 38 percent, respectively, of total assets, and provide the liquidity the Company requires to meet the demands on its funds.

Distribution of Invested Assets

Carrying Value at December 31,

(thousands)


                                                                1997             %        1996             %


Fixed maturities available-for-sale                           $349,973           66     $310,176           68

Equity securities:

         Common stock                                           80,170           15       50,045           11
         Preferred stock                                        84,963           16       81,573           18

Real estate mortgage loans                                       8,392            2        7,294            2

Other invested assets                                            7,932            1        7,010            1

Total invested assets                                         $531,430          100%    $456,098          100%


The Company's investments are subject to certain risks, including interest rate and reinvestment risk. Fixed maturity and preferred stock security values generally fluctuate inversely with movements in interest rates. Certain of the Company's corporate and municipal bond investments contain call and sinking fund features which may result in early redemptions. Declines in interest rates could cause early redemptions or prepayments which could require the Company to reinvest at lower rates. Mortgage loans and real estate investments have the potential for higher returns, but also carry more risk, including less liquidity and greater uncertainty in the rate of return. Consequently, these investments have been kept to a minimum by the Company.

Fixed Maturities

The Company's investment strategy includes maintaining a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed conservatively with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 1997, the carrying value of fixed maturity investments represented 66 percent of total invested assets.

The Company invests in both taxable and tax-exempt securities as part of its strategy to maximize after-tax income. This strategy considers, among other factors, the impact of the alternative minimum tax.

INCORPORATED BY REFERENCE, PAGES 21 AND 22 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Diversification of Fixed Maturities

at December 31, 1997

(thousands)                                                   Gross             Gross
                                            Amortized         Unrealized        Unrealized       Carrying
                                            Cost              Gains             Losses           Value


U. S. government & agencies                 $  12,771         $      432        $        3       $    13,200

Foreign governments                             1,989                                  418             1,571

Obligations of states
and political subdivisions                     41,931              2,840                              44,771

Special revenue                               116,052              7,850                 1           123,901

Public utilities                                7,171                160                               7,331

U. S. industrial & miscellaneous              150,666              6,317               401           156,582

Foreign industrial &
 miscellaneous                                  2,556                 61                               2,617
                                            ---------         ----------        ----------       -----------
Total fixed maturities                      $ 333,136         $   17,660        $      823       $   349,973
                                            =========         ==========        ==========       ===========


The Company's fixed maturity investments consist of high-quality, marketable bonds all of which were rated at investment-grade levels (Ba/BB or better) at December 31, 1997. Included in this investment-grade category are $205.8 million, or 58.8 percent, of the highest quality bonds rated Aaa/AAA or Aa/AA or bonds issued by the United States government. At December 31, 1997, the Company had no below investment-grade bonds. Generally, the fixed maturities in the Company's portfolio are rated by external rating agencies; if such bonds are not rated externally, they are rated by the Company on a basis consistent with that used by the rating agencies.

Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to restructure the Company's investments in response to changes in market conditions or strategic direction. Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders' equity. At December 31, 1997 and 1996, unrealized gains on fixed maturities amounted to $10,944,000 and $5,904,000, respectively, net of deferred taxes.

The Company attempts to achieve a balanced maturity schedule in order to stabilize investment income in the event of a reduction in interest rates in a year in which a large amount of securities could mature.

The term to maturity graph which follows is based on contractual maturity date. The distribution does not reflect expected future prepayments.

INCORPORATED BY REFERENCE, PAGES 22 AND 23 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Equity Securities

Diversification of Equity Securities

at December 31, 1997
(thousands)
                                                              Gross             Gross
                                            Amortized         Unrealized        Unrealized        Carrying
                                              Cost            Gains             Losses            Value


Common stock:
U.S. banks, trusts and
         insurance companies                $   3,138         $    3,379        $                $   6,517
U.S. industrial and
         miscellaneous                         58,415             19,650             6,874          71,191
Foreign industrial and
         miscellaneous                          3,209                 53               800           2,462

Preferred stock:
Public utilities                                2,619                 27                             2,646
U.S. banks, trusts and
         insurance companies                   46,901              3,347                            50,248
U.S. industrial and
         miscellaneous                         25,909              2,006                 1          27,914
Foreign industrial and
         miscellaneous                          3,932                223                             4,155
                                            ---------         ----------        ----------       ---------
Total equity securities                     $ 144,123         $   28,685        $    7,675       $ 165,133
                                            =========         ==========        ==========       =========


Equity securities consist of common stock and preferred stock which are carried on the consolidated statements of financial position at market value. At December 31, 1997 and 1996, equity securities held by the Company include unrealized gains of $13,656,000 and $10,042,000, respectively, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company's preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. The preferred stock are of very high quality and marketable. Common stock provide capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income since dividends are not guaranteed. Preferred stocks generally provide for fixed rates of return which, while not guaranteed, resemble fixed income securities. As with all investments, the continuing value of common stock is subject to change based on the underlying value of the issuer. Common stocks also are subject to valuation fluctuations driven by investment market conditions. The current appreciation in the value of the Company's equity security investments is subject to these risks. Management addresses these risks by providing for investment strategies which tend to balance investment holdings along the lines of type of investment, maturity dates, industry and geographic concentrations and income-producing characteristics.

Investment in EFL

The Company owns 21.6 percent of the outstanding common stock of EFL, a member company of the Erie Insurance Group. EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in nine jurisdictions. The Company's investment in EFL is accounted for under the equity method of accounting; consequently, the Company's carrying value of $34,687,640 represents 21.6 percent of the shareholders' equity of EFL at December 31, 1997.

INCORPORATED BY REFERENCE, PAGE 23 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Liquidity and Capital Resources

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from operations are the net cash flow generated from management operations as the attorney-in-fact for the Exchange, service fees generated from the service arrangement on non-affiliated assumed reinsurance and other sources, the net cash flow from Erie Insurance Company's and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and non-affiliated investments.

The Company incurs substantially all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis when calculating the management fee due for the month. Since management fees traditionally have not been paid to the Company by the Exchange until the premiums from Policyholders are collected, the change in the premium receivable balance is used in determining the actual monthly amount transferred. During 1997 and 1996, approximately $115.4 million and $65.5 million, respectively, were paid to the Company from the Exchange. These funds have been invested by the Company and the investment earnings are reflected in the investment operations of the Company.

At December 31, 1997 and 1996, the Company's receivables from its affiliates totaled $495,861,158 and $478,304,267, respectively. These receivables, primarily due from the Exchange as a result of the management fee, expense reimbursements and the intercompany reinsurance pool, potentially expose the Company to concentrations of credit risk.

Receivables from Erie Insurance Exchange and affiliates:

                                           1997                       1996

Exchange-Management fee and
         expense reimbursements       $111,577,074               $108,589,885

EFL-Expense reimbursements               1,153,057                  1,049,007

Exchange-Reinsurance recoverable
         from losses and unearned
         premium balances ceded        383,131,027                368,665,375
                                      ------------               ------------
Total receivables from Erie Insurance
         Exchange and affiliates      $495,861,158               $478,304,267
                                      ============               ============

The Company generates sufficient net positive cash flow from its operations to fund its commitments and to build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, common stock and short-term investments. The Company's consolidated statements of cash flows indicate that net cash flows provided from operating activities in 1997, 1996 and 1995 were $118,905,654, $103,362,034 and $111,720,574, respectively. Those statements also classify the other sources and uses of cash by investing activities and financing activities.

In 1989 the shareholders adopted the Erie Indemnity Company Stock Redemption Plan (the Plan). The Plan entitles estates of qualified shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. On December 12, 1995, the Board of Directors amended and restated the Plan. The restatement limits the redemption amount to an aggregation of: (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount as determined by the Board in its sole discretion, not to exceed 20 percent of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20 percent of the Company's retained earnings determined as of the close of the prior year. In addition, the restated plan limits the repurchase from any single shareholder's estate

INCORPORATED BY REFERENCE, PAGES 23 AND 24 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


to 33 percent of total share holdings of such shareholder. At the Board of Directors meeting on February 29, 1996, the Board approved an increase in the redemption amount of $14,350,186. On March 11, 1997, the Board approved an increase in the redemption amount of $16,655,226 to $41,005,412. There were no shares of stock redeemed under this Plan during 1997 or 1996.

Dividends declared to shareholders totaled $26,490,811, $23,284,957 and $18,785,419 in 1997, 1996 and 1995, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the Company's subsidiaries to the Company.

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 1997 and 1996 of $7,101,371 , $2,035,054, respectively. The primary reason for the increase in the deferred tax liability is due to an increase in unrealized gains from available-for-sale securities in 1997 and 1996. The deferred tax liability generated from these unrealized gains amounted to $13,246,068 as of 1997, and $8,620,624 as of 1996, an increase of $4,625,444. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the deferred tax assets.

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

Regulatory Risk-Based Capital

The NAIC standard for measuring the solvency of insurance companies, referred to as Risk Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 1997, the Company's property/casualty insurance subsidiaries' financial statements prepared under Statutory Accounting Practices are all substantially in excess of levels that would require regulatory action.

Reinsurance

Effective January 1, 1994, the insurers managed by the Company have discontinued all ceded reinsurance treaties, other than with affiliated insurers, due to the strong surplus position of the insurers managed by the Company, the cost of reinsurance and the low ratio of the premium writings of the insurers managed by the Company to their surplus. The Company does not believe this discontinuance of reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company because of the strong surplus position of the companies, the cost savings to be realized from the discontinuance of the reinsurance treaties and

INCORPORATED BY REFERENCE, PAGES 24 AND 25 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


the low ratio of writings to surplus of those companies. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year, if the frequency or severity of claims were substantially higher than historical averages because of an unusual event during a short-term period. Although the Company experienced significant winter storm losses in 1996, the Company would not have recognized any recoveries from these discontinued treaties had they been in effect during that year. The insurers managed by the Company continue to maintain facultative reinsurance on certain individual property/casualty risks.

Effective January 1, 1997, Erie Insurance Company and Erie Insurance Company of New York placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supersedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, Erie Insurance Company and Erie Insurance Company of New York reinsure their net retained share of the intercompany reinsurance pool such that once Erie Insurance Company and Erie Insurance Company of New York have sustained ultimate net losses that exceed an amount equal to 72.5 percent of Erie Insurance Company and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95 percent of the amount of such excess up to, but not exceeding, an amount equal to 95 percent of 15 percent of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned. Losses equal to 5 percent of the ultimate net loss in excess of the retention under the contract are retained by Erie Insurance Company and Erie Insurance Company of New York. The annual premium for this reinsurance treaty is 1.01 percent of the net premiums earned by Erie Insurance Company and Erie Insurance Company of New York during the term of this agreement subject to a minimum premium of $800,000. The annual premium for this agreement with the Exchange was $1,102,868 in 1997. There were no loss recoveries by Erie Insurance Company or Erie Insurance Company of New York under this agreement for 1997. This reinsurance treaty is excluded from the intercompany reinsurance pooling agreement and replaces the earlier reinsurance agreements between the Company and Erie Insurance Company and Erie Insurance Company of New York, which are described below.

During 1996 and 1995, Erie Insurance Company and Erie Insurance Company of New York had in effect a Property Catastrophe Excess of Loss Reinsurance Treaty with the Exchange. The coverage included in the treaty for Erie Insurance Company was $25,000,000 in excess of $10,000,000 and was excluded from the aforementioned pooling arrangement. The coverage included in the treaty for Erie Insurance Company of New York was $2,250,000 in excess of $250,000 and also was excluded from the aforementioned pooling arrangement. The annual premium for these agreements to the Exchange was $424,170 and $641,250 in 1996 and 1995, respectively.

Effects of Inflation

Inflationary considerations can impact the Company's activities in several ways. Inflationary expectations can impact the market value of the Company's portfolio of securities, particularly fixed maturities and preferred stock. At December 31, 1997, the Company's investments totaled $531,430,296. Of this amount, $434,934,522 was invested in interest rate sensitive bonds and preferred stock. At December 31, 1997 the market value exceeded the book value of the Company's interest rate sensitive bonds and preferred stock by $22,437,832.

Inflation also can affect the loss costs of property/casualty insurers and, as a consequence, insurance rates. Insurance premiums are established before losses and loss adjustment expenses, and the extent to which inflation may impact such expenses are known. Consequently, in establishing premium rates, the Company attempts to anticipate the potential impact of inflation.


Property/Casualty Loss Reserves

General

The reserve liabilities for property/casualty losses and loss adjustment expenses (LAE) represent estimates of the ultimate net cost of all unpaid losses and loss adjustment

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


expenses incurred through December 31, 1997 and 1996. The reserves are determined using adjusters' individual case estimates and statistical projections. These projections are employed in four specific areas: (1) to calculate incurred but not reported (IBNR) reserves, (2) to test the adequacy of case basis estimates of loss reserves, (3) to calculate allocated LAE reserves, and (4) to calculate unallocated LAE reserves. These projections are reviewed continually and adjusted as necessary, as experience develops and new information becomes known. Such adjustments are reflected in current operations.

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

Environmental-Related Claims

The Company's property/casualty subsidiaries had 36 reported open claims concerning environmental-related liabilities at December 31, 1997 and 31 and 47 such claims at December 31, 1996 and 1995, respectively. The Company's property/casualty subsidiaries' share of direct losses paid related to environmental-related claims was $1,621, $5,308 and $9,172, related to years ended December 31, 1997, 1996 and 1995, respectively. The Company's property/casualty subsidiaries' share of unpaid direct losses amounted to $40,583, $42,194 and $53,512, related to years ended December 31, 1997, 1996 and
1995, respectively.

In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Establishing reserves for these types of claims is subject to uncertainties that are generally greater than those represented by other types of claims. Factors contributing to those uncertainties include a lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Courts have reached different and sometimes inconsistent conclusions as to when the loss occurred and what policies provide coverage, what claims are covered, whether there is an insured obligation to defend, how policy limits are determined, how policy exclusions are applied and interpreted, and whether cleanup costs represent insured property damage. Further, even if and when the courts rule definitively on the various legal issues, many cases will still present complicated factual questions affecting coverage that will need to be resolved.

The insurers managed by the Company have incurred few environmental claims and as a result have made few indemnity payments to date. Because these payments have not been significant in the aggregate and have varied in amount from claim to claim, management cannot determine whether past claims experience will be representative of future claims experience. The Company's property/casualty subsidiaries have established reserves for these exposures in amounts which they believe to be adequate based on information currently known by them. Management does not believe that these claims will have a material impact on the Company's liquidity, results of operations, cash flows, or financial condition.


Impact of Recent Accounting Standards

Reporting Comprehensive Income

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income." FAS 130 is effective for fiscal years beginning after December 31, 1997 and requires reporting of comprehensive income in a full set of general purpose financial statements. Comprehensive income is defined in the Statement as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company will begin reporting comprehensive income beginning with the quarter ending March 31, 1998. The standard increases disclosure but will not affect reported financial

INCORPORATED BY REFERENCE, PAGES 25 AND 26 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


position, results of operations or cash flows.

Disclosure about Segments of an Enterprise and Related Information

In June 1997, the FASB also issued FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." FAS 131 is effective for fiscal years beginning after December 31, 1997 and requires disclosure of segments under a "management approach" whereby segments are reported publicly as they are internally. The Company currently reports segment information consistent with that of internal management reporting and, as a result, expects little effect on interim and year-end reports.


Management Change

Philip A. Garcia was appointed Executive Vice President and Chief Financial Officer of the Erie Insurance Group on October 2, 1997. Mr. Garcia replaced Thomas M. Sider, who retired June 30, 1997 after 26 years of service to the Erie Insurance Group. Mr. Garcia began his career with the Company in 1981 and has held several positions in the life and property/casualty accounting operations since that time. Immediately prior to his appointment, Mr. Garcia had served as senior vice president and controller of the Company for the past four years.

The Company's former internal audit manager, Timothy G. NeCastro, was appointed senior vice president and controller of the Erie Insurance Group on November 10, 1997.


Factors That May Affect Future Results

Management Operations

The management fee paid to the Company as attorney-in-fact for the Exchange is subject to approval by the Company's Board of Directors. The rate may be changed periodically by the Board at their discretion but may not exceed 25 percent. The Board considers several factors in determining the management fee rate, including the relative financial position of the Exchange and the Company and the long-term capital needs of the Exchange in order to foster growth, competitiveness, and maintain its superior financial strength. Because the management fee revenue from the Exchange provides the majority of the Company's revenue, the income of the Company is dependent upon the ability of the Exchange to offer competitive insurance products in the marketplace.

Insurance Operations

Underwriting Exposure. The insurers managed by the Company, including its wholly-owned subsidiaries, are subject to the risk of losses due to catastrophic events. In addressing this risk, the Company employs conservative underwriting standards and monitors its exposures by geographic region. The Company also evaluates other means available to insurers, such as reinsurance, to effectively manage this risk. Catastrophic events are a perpetual factor which could impact future results of the industry as a whole as well as the Company. The risk of significant impact on the Company is substantially mitigated by the current aggregate excess of loss reinsurance agreement between the Company's property/casualty insurance subsidiaries and the Exchange.

Geographic Expansion. In addition to its current operating territory, which includes nine states and the District of Columbia, the Exchange and EFL are licensed to do business in the State of Illinois. The Erie Insurance Group, through these entities, will begin to market insurance in Illinois early in 1999. All lines of business currently being marketed in other states will be written in Illinois, subject to the requirements of Illinois law. During 1997, the Company continued preparation for this expansion by creating an entry plan, analyzing system requirements and regulatory considerations and appointing a branch manager. The expansion into a new operating territory offers the opportunity for growth of direct and affiliated assumed written premiums of the Exchange upon which management fee revenue of the Company is based and directly through premium growth of EFL.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



Investment Operations

The Company's portfolio of fixed maturities and equity securities is subject to the ongoing risks associated with fluctuations in interest rates and stock market conditions in general. Current investment results may not be indicative of performance in future periods.

Regulatory

Financial Services Reform. Federal action begun in 1997 could culminate in significant changes in the way insurance companies, banks and securities firms are regulated in the future. The elimination of some regulatory barriers to banks entering the insurance market, and the interjection of Federal governmental agencies into the traditionally state-regulated insurance industry, could dramatically change the ground rules under which insurance products are marketed. Further action and advancing technology will likely influence the way the property/casualty and life insurance industries distribute, price and service their products.

Urban Insurance Issues. Federal regulators have heightened their scrutiny of the property/casualty insurance industry, particularly its underwriting and marketing practices relative to homeowners insurance. Assertions have been made and complaints filed against various insurers for an alleged practice called redlining, a term used to describe an insurer's illegal and unfair discrimination against minority communities, which are typically located in economically depressed inner cities. Much of the action at the federal level has been initiated by the Department of Housing and Urban Development, with enforcement by the United States Department of Justice. A number of complaints have culminated in consent decrees under which insurers have agreed to pay substantial sums of money. This trend may continue unless and until Congressional action or a Supreme Court decision makes clear that HUD has no authority to regulate property insurance.

Auto-Choice Reform Act. Currently pending before Congress, the Auto Choice Reform Act is one of the most recent attempts at insurance regulation by the Federal government. The bill offers consumers a choice between traditional auto insurance (i.e., a tort liability system) or coverage at a reduced premium under a personal protection policy which allows insureds to recover economic damages from their insurer, but requires them to relinquish their right to sue or be sued for noneconomic damages. States could "opt out" of such a system by passing legislation to do so. Federal legislation which mandates auto premium rate reductions would adversely affect the management fee revenue of the Company and affect its insurance underwriting profitability.

Year 2000

Financial services companies like the Erie Insurance Group are largely dependent upon information technology in conducting their day-to-day operations. Like many companies, Erie Insurance Group continually is faced with significant information technology challenges. Among these challenges is the so-called "Year 2000 Issue," the inability of many computer systems to recognize the year 2000 and subsequent years.

The Erie Insurance Group has developed and substantially implemented solutions to this problem in the normal course of meeting these technological challenges. Work on correcting these systems began in the early 1990's and all projects since then have incorporated corrections in them. As of year-end 1997, approximately 80 percent of the Company's systems are Year 2000 compliant. Completion of the remaining effort is expected by the fourth quarter of 1998.

In addition to those systems operated by the Erie Insurance Group, systems resident with our major service providers are of a concern to maintaining ongoing and uninterrupted service. The Erie Insurance Group's plans address these external concerns by assessing the readiness of outside parties and considering alternatives in situations in which any more than remote exposure might exist. During 1998 the Erie Insurance Group is continuing its assessment of the ability of external service providers such as banks and reporting bureaus to provide mission critical services.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



Based upon known factors and the measures taken to date, management does not anticipate significant future costs with addressing the Year 2000 Issue. Costs which have been incurred to date have been charged to operations as incurred.








"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Statements contained herein expressing the beliefs of management such as those contained in the "Analysis of Insurance Underwriting Operations," "Financial Condition," "Reinsurance," "Environmental-Related Claims" and "Factors That May Affect Future Results" sections hereof, and the other statements which are not historical facts contained in this report are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include but are not limited to: legislative and regulatory changes, the impact of competitive products and pricing, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, and technological difficulties and advancements.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Glossary of Selected Insurance Terms


o Affiliated assumed reinsurance business:

         Voluntary reinsurance contracts entered into whereby the Exchange assumes risks from other insurers within the Erie Insurance Group of companies.


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


o Gross margins from management operations:

         Net revenues from management operations divided by total revenues from management operations.


o Incurred but not reported reserves:

         Estimated liabilities established by an insurer to reflect the losses estimated to have occurred but which are not yet known by the insurer.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


o Losses:

         An occurrence that is the basis for submission of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy. "Loss" also refers to the amount of the insurer's liability arising out of the occurrence.


o Loss adjustment expenses (LAE):

         The expenses of settling claims, including legal and other fees and expenses, and the portion of general expenses allocated to claim settlement costs.



o Loss reserves:

         Estimated  liabilities   established  by  an  insurer  to  reflect  the
         estimated cost of claims payments and the related expenses that ultimately will be incurred in respect of insurance it has written.



o NAIC:

         The National Association of Insurance Commissioners, an association of the top regulatory officials of all 50 states and the District of Columbia organized to promote consistency of regulatory practices and statutory accounting practices throughout the United States.



o Property/casualty insurance:

         Casualty insurance indemnifies an insured against legal liability imposed for losses caused by injuries to third persons (i.e. not the policyholder). It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability and personal liability. Property insurance indemnifies a person with an insurable interest in tangible property for his property loss, damage or loss of use.



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



o Reinsurance:

         An instrument under which an insurer cedes to another insurer all or a portion of the risk insured and conveys/pays to that other insurer a portion of the premium received from the insured. Reinsurance makes the assuming reinsurer liable to the extent of the coverage ceded. However, in the event the reinsurer is unable to pay the assumed portion of the loss, the ceding insurer would be responsible for the entire loss.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


o Retrocede:

         To transfer again all or part of the insurance or reinsurance ceded to an insurance or reinsurance entity.



o Statutory Accounting Practices (SAP):

         Provides for recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state statute or regulatory authorities. Such practices generally reflect a liquidating rather than a going concern basis of accounting. The principal differences between SAP and GAAP are as follows: (a) under SAP, certain assets ("nonadmitted" assets) are eliminated from the consolidated statements of financial position, (b) under SAP, policy acquisition costs are expensed as incurred, while under GAAP, they are deferred and amortized over the terms of the policies, (c) under SAP, no provision is made for deferred income taxes and (d) under SAP, certain reserves are recognized which are not under GAAP.

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


Market Price of and Dividends on the
Common Equity and Related Shareholder Matters

Common Stock Prices:

The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market(sm) under the symbol "ERIE." The following sets forth the range of high and low trading prices by quarter as reported by The NASDAQ Stock Market.


                              Class A Trading Price

                                                     1997                               1996

                                            Low               High              Low              High


         First Quarter                      26                35                19               26 5/8
         Second Quarter                     26 1/2            39 1/4            24 1/2           42
         Third Quarter                      30 1/2            40                33 1/2           48 1/2
         Fourth Quarter                     28 1/8            34 1/2            25               37



In May 1996 the Company's Board of Directors approved a three-for-one split of the Class A non-voting common stock. The above sales prices have been adjusted to reflect the stock split.

No established trading market exists for the Class B voting common stock.

On February 18, 1997, the Executive Committee of the Board of Directors approved an enhancement to the Company's 401(K) plan for Employees which permits participants to invest a portion of the Company's contributions to the Plan in shares of Erie Indemnity Class A common stock. The Plan's Trustee was authorized to buy Erie Indemnity Company Class A common stock on behalf of 401(K) plan participants beginning May 8, 1997.


Common Stock Dividends:

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 1997 and 1996 are as follows:

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS




                                                       Dividends Declared

                                            Class A Share                Class B Share


         1997:
         First Quarter                      $        .0950             $        14.250
         Second Quarter                              .0950                      14.250
         Third Quarter                               .0950                      14.250
         Fourth Quarter                              .1075                      16.125
                                            $        .3925             $        58.875

         1996:
         First Quarter                      $        .083333           $        12.50
         Second Quarter                              .083333                    12.50
         Third Quarter                               .083334                    12.50
         Fourth Quarter                              .095000                    14.25
                                            $        .345000           $        51.75



As of February 27, 1998 there were approximately 1,349 shareholders of record of the Company's Class A non-voting common stock and 27 shareholders of record of the Company's Class B voting common stock.

Of the 67,032,000 shares of the Company's Class A common stock outstanding as of February 27, 1998, approximately 24,492,470 shares are freely transferable without restriction or further registration under the Securities Act of 1933 (the Act), as amended unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Act. The 42,539,530 remaining outstanding shares of Class A common stock (the Restricted Shares) are held by the Company's directors, executive officers and their affiliates and are restricted securities which are eligible to be sold publicly pursuant to an effective registration statement under the Act or in accordance with an applicable exemption, including, after September 28, 1994, Rule 144, from the registration requirements under the Act. The Company is unable to estimate the amount of Restricted Shares that may be sold under Rule 144 since this amount will depend in part on the price for the Class A common stock, the personal circumstances of the sellers and other factors. Sales of a substantial number of Restricted Shares in the public market, or the availability of such shares, could adversely affect the price of the Class A common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially has owned Restricted Shares for at least two years, including affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of Class A common stock then outstanding or (2) the average weekly trading volume of the Class A common stock in The NASDAQ Stock Market(sm) during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated for purposes of Rule 144) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially has owned the Restricted Shares for at least three years at the time of sale, would be entitled to sell such shares under Rule 144(k) without regard to the aforesaid limitations.

The Company serves as its own transfer agent and registrar.

                         Index to Graphs included in the
                       Management's Discussion and Analysis

Graph #1          ERIE INSURANCE GROUP
                  Organizational Structure/Major Business Units


                                                                     Pooling
                          Property/Casualty Insurance             Participation

                  Erie Insurance Exchange                             94.5%
                  Erie Insurance Company***                            5.0%
                  Erie Insurance Company of New York**                 0.5%
                  Erie Insurance Property & Casualty Company***        0.0%
                  Flagship City Insurance Company*                     0.0%

                  *Wholly-owned by Erie Insurance Exchange
                  **Wholly-owned by Erie Insurance Company
                  ***Wholly-owned by Erie Indemnity Company

                             Management Operations

                  Erie Indemnity Company is the Attorney-in-Fact for the Erie Insurance Exchange (A Reciprocal Insurance Exchange)

                     Life Insurance Operations

                  Erie Family Life Insurance Company

                    52.2% ownership by Erie Insurance Exchange
                    21.6% ownership by Erie Indemnity Company


Graph #2          NET INCOME
                  (In millions of dollars)

                                                                                          1995         1996        1997


                  Net Income for Year Ended December 31                                   $93.6        $105.1      $118.6



Graph #3          NET REVENUES FROM MANAGEMENT
                  OPERATIONS AND GROSS MARGINS
                  (In millions of Dollars, except ratios)

                                                                                          1995         1996        1997


                  Net Revenues from Management Operations                                 $111.3       $127.4      $134.2

                  Gross Margin from Management Operations                                   26.1%        28.4%       28.2%




Graph #4          PREMIUMS EARNED AND GAAP
                  COMBINED RATIO EXCLUDING CATASTROPHES
                  (In millions of Dollars, except ratios)

                                                                                          1995         1996        1997


                  Premiums Earned for Year Ended December 31                             $ 92.9        $101.5      $107.3

                  GAAP Combined Ratio Excluding Catastrophes                              102.8         103.4       101.5

                         Index to Graphs included in the
                       Management's Discussion and Analysis
                                 (Continued)



Graph #5          REVENUE FROM INVESTMENT OPERATIONS
                  (In millions of dollars)

                                                                                          1995         1996        1997


                  Realized Gain on Investments                                            $ 5.8        $ 6.6       $ 5.8

                  Equity in Earnings of EFL                                               $ 3.9        $ 3.8       $ 4.2

                  Interest and Dividends                                                  $20.8        $25.8       $32.9





Graph #6          DIVERSIFICATION OF FIXED MATURITIES
                  at December 31, 1997

                  U.S. Industrial & Miscellaneous                        45%
                  Special Revenue                                        35%
                  States & Political Subdivisions                        13%
                  U.S. Government                                         4%
                  Public Utilities                                        2%
                  Foreign Governments, Industrial & Miscellaeous          1%


Graph #7          QUALITY* OF BOND PORTFOLIO
                  at December 31, 1997 - Carrying Value

                  Aaa/AAA                                                33%
                  A                                                      28%
                  Aa/AA                                                  21%
                  Baa/BBB                                                13%
                  U.S. Treasury & Agency Securities                       4%
                  Ba/BB                                                   1%

             * As rated by Standard & Poor's or Moody's Investor's Service, Inc.


Graph #8          TERM TO MATURITY OF FIXED MATURITIES

                  Subsequent to 2008                                     52%
                  1999-2003                                              27%
                  2004-2008                                              20%
                  1998                                                    1%


Graph #9          DIVERSIFICATION OF EQUITY SECURITIES
                  At December 31, 1997 - Carrying Value

                  (1) U.S. Industrial & Miscellaneous                    43%
                  (2) U.S. Banks & Insurance                             30%
                  (2) U.S. Industrial & Miscellaneous                    17%
                  (1) U.S. Banks & Insurance                              4%
                  (2) Foreign Industrial & Miscellaneous                  3%
                  (2) Public Utilities                                    2%
                  (1) Foreign Industrial & Miscellaneous                  1%

                  (1)    Common Stocks
                  (2)    Preferred Stocks

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS

                                           INDEPENDENT AUDITORS' REPORT
                                     ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania


We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/ Brown, Schwab, Bergquist & Co.





Erie, Pennsylvania
February 17, 1998

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                            ERIE INDEMNITY COMPANY

                                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                        As of December 31, 1997 and 1996


                        ASSETS                                                  1997                   1996
                                                                           --------------        -------------

INVESTMENTS
Fixed maturities available-for-sale,
  at fair value (amortized cost of
  $333,135,959 and $301,093,212,
  respectively)                                                            $  349,972,703        $  310,175,864
Equity securities, at fair value
  (cost of $144,123,112 and $116,070,434,
   respectively)                                                              165,132,504           131,618,139
Real estate mortgage loans                                                      8,392,518             7,293,651
Other invested assets                                                           7,932,571             7,010,019
                                                                           --------------        --------------

                  Total investments                                        $  531,430,296        $  456,097,673

Cash and cash equivalents                                                      53,148,495            18,719,624
Accrued investment income                                                       6,128,725             5,570,033
Note receivable from Erie Family Life
  Insurance Company                                                            15,000,000            15,000,000
Premiums receivable from policyholders                                        108,057,986           103,847,320
Prepaid federal income taxes                                                    1,681,573             4,056,974
Receivables from Erie Insurance Exchange
  and affiliates                                                              495,861,158           478,304,267
Deferred policy acquisition costs                                              10,283,372             9,540,998
Property and equipment                                                         10,130,230             9,841,538
Equity in Erie Family Life
  Insurance Company                                                            34,687,640            28,686,137
Other assets                                                                   26,134,306            20,974,641
                                                                           --------------        --------------




                  Total assets                                             $1,292,543,781        $1,150,639,205
                                                                           ==============        ==============


INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS




   LIABILITIES AND SHAREHOLDERS' EQUITY                                           1997                  1996
                                                                           --------------        --------------

LIABILITIES
  Unpaid losses and loss adjustment expenses                               $  413,408,941        $  386,425,019
  Unearned premiums                                                           219,210,522           216,938,069
  Accrued commissions                                                          81,150,931            75,518,593
  Accounts payable and accrued expenses                                        17,041,120            20,325,691
  Deferred income taxes                                                         7,101,371             2,035,054
  Dividends payable                                                             7,255,444             6,411,788
  Accrued benefit obligations                                                   7,992,300             7,226,300
                                                                           --------------        --------------

          Total liabilities                                                $  753,160,629        $  714,880,514
                                                                           --------------        --------------




SHAREHOLDERS' EQUITY
  Capital stock
    Class A common, stated
      value $.0292 per share;
      authorized 74,996,930                                                $    1,955,100        $    1,955,100
    Class B common, stated value
      $70 per share; authorized
      3,070                                                                       214,900               214,900
  Additional paid-in capital                                                    7,830,000             7,830,000
  Net unrealized gain on available-
    for-sale securities (net of deferred
    taxes)                                                                     29,024,573            17,490,491
  Retained earnings                                                           500,358,579           408,268,200
                                                                           --------------        --------------

            Total shareholders' equity                                     $  539,383,152        $  435,758,691
                                                                           --------------        --------------



            Total liabilities and
              shareholders' equity                                         $1,292,543,781        $1,150,639,205
                                                                           ==============        ==============
















See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                    ERIE INDEMNITY COMPANY

                            CONSOLIDATED STATEMENTS OF OPERATIONS
                        Years Ended December 31, 1997, 1996 and 1995

                                             1997                    1996                 1995
                                         ------------            ------------           ------------

MANAGEMENT OPERATIONS:

  Management fee revenue                 $467,602,283            $442,904,376           $420,003,739
  Service agreement revenue                 7,026,373               5,069,140              4,401,232
  Other operating revenue                   1,363,298               1,218,573              1,387,578
                                         ------------            ------------           ------------

          Total revenue from
            management operations        $475,991,954            $449,192,089           $425,792,549

  Cost of management operations           341,767,858             321,763,512            314,516,322
                                         ------------            ------------           ------------


          Net revenue from
            management operations        $134,224,096            $127,428,577           $111,276,227
                                         ------------            ------------           ------------

INSURANCE UNDERWRITING OPERATIONS:

  Premiums earned                        $107,349,668            $101,509,759           $ 92,874,301
                                         ------------            ------------           ------------
  Losses and loss adjustment
    expenses incurred                    $ 79,970,102            $ 85,070,861           $ 70,934,755
  Policy acquisition and
    other underwriting expenses            29,638,991              28,018,109             25,677,164
                                         ------------            ------------           ------------
          Total losses and
            expenses                     $109,609,093            $113,088,970           $ 96,611,919
                                         ------------            ------------           ------------

          Underwriting loss             ($  2,259,425)          ($ 11,579,211)          ($ 3,737,618)
                                         ------------            ------------            -----------

INVESTMENT OPERATIONS:

  Equity in earnings of Erie
    Family Life Insurance Company        $  4,230,909            $  3,820,957           $  3,867,533
  Interest and dividends                   32,908,858              25,794,260             20,814,258
  Net realized gain on
    investments                             5,815,186               6,583,208              5,791,049
                                         ------------            ------------           ------------
          Total revenue from
            investment operations        $ 42,954,953            $ 36,198,425           $ 30,472,840
                                         ------------            ------------           ------------

          Income before income
            taxes                        $174,919,624            $152,047,791           $138,011,449

Provision for income taxes                 56,338,434              46,915,432             44,460,652
                                         ------------            ------------           ------------

          NET INCOME                     $118,581,190            $105,132,359           $ 93,550,797
                                         ============            ============           ============

Net income per share                     $       1.59            $       1.41           $       1.26
                                         ============            ============           ============







See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                          ERIE INDEMNITY COMPANY

                CONSOLIDATED   STATEMENTS  OF  SHAREHOLDERS'
                EQUITY Years Ended December 31, 1997,  1996
                             and 1995


                                                   Class A                   Capital Stock                 Class B
                                                    Shares              Class A          Class B            Shares
                                                 Outstanding            Amount           Amount          Outstanding

Balance, January 1, 1995                          67,032,000          $1,955,100        $214,900            3,070

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

Net income

Net unrealized gains on
  available-for-sale
  securities

Dividends:
  Class A - $.3925 per
    share
  Class B - $58.875
    per share

Balance, December 31, 1997                        67,032,000          $1,955,100        $214,900            3,070
                                                  ==========          ==========        ========            =====


See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                          ERIE INDEMNITY COMPANY

                   CONSOLIDATED   STATEMENTS  OF  SHAREHOLDERS'
                   EQUITY Years Ended December 31, 1997,  1996
                                and 1995




                                                       Net Unrealized
                              Additional               Gain (Loss) on                                    Total
                                Paid-in              Available-for-sale            Retained           Shareholders'
                                Capital                  Securities                Earnings              Equity

Balance, January 1, 1995     $7,830,000             ($   721,470)               $251,655,420          $260,933,950

Net income                                                                        93,550,797            93,550,797

Net unrealized losses on
  available-for-sale
  securities                                          18,364,913                                        18,364,913

Dividends:
  Class A - $.2783 per
    share                                                                      (  18,657,245)        (  18,657,245)
  Class B - $41.75
    per share                                                                  (     128,174)        (     128,174)
                             ----------              -----------                ------------           -----------

Balance, December 31,1995    $7,830,000              $17,643,443                $326,420,798          $354,064,241

Net Income                                                                       105,132,359           105,132,359

Net unrealized losses on
  available-for-sale
  securities                                        (    152,952)                                    (     152,952)

Dividends:
  Class A - $.345 per
    share                                                                      (  23,126,084)        (  23,126,084)
  Class B - $51.75
    per share                                                                  (     158,873)        (     158,873)
                             ----------              -----------                ------------          ------------

Balance, December 31, 1996   $7,830,000              $17,490,491                $408,268,200          $435,758,691

Net income                                                                       118,581,190           118,581,190

Net unrealized losses on
  available-for-sale
  securities                                          11,534,082                                        11,534,082

Dividends:
  Class A - $.3925 per
    share                                                                      (  26,310,064)        (  26,310,064)
  Class B - $58.875
                                                                               (     180,747)        (     180,747)
                             ----------              -----------                ------------          ------------

Balance at December 31,1997  $7,830,000              $29,024,573                $500,358,579          $539,383,152
                             ==========              ===========                ============          ============







See accompanying notes to consolidated financial statements.

                                  146

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS

                           ERIE INDEMNITY COMPANY

                  CONSOLIDATED  STATEMENTS  OF CASH FLOWS
              Years Ended  December  31,  1997,  1996 and 1995

                                                                   1997                   1996                 1995
                                                               ------------           ------------          ------------

CASH FLOW FROM OPERATING ACTIVITIES
  Net income                                                   $118,581,190           $105,132,359          $ 93,550,797
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
     Depreciation and amortization                                1,888,660              1,428,376             1,019,784
     Deferred income tax expense (benefit)                          440,871              1,255,163         (      49,439)
     Realized gain on investments                             (   5,815,186)         (   6,583,208)        (   5,791,049)
     Amortization of bond discount                            (     158,240)         (      19,640)        (     227,667)
     Undistributed earnings of
       Erie Family Life                                       (   3,127,202)         (   2,799,190)        (   2,982,739)
     Deferred compensation                                          345,450          (     151,646)              263,283
  Increase in accrued investment
     income                                                   (     558,686)         (     589,879)        (   1,542,037)
  Increase in receivables                                     (  21,845,530)         (  30,842,709)        (  30,929,496)
  Policy acquisition costs deferred                           (  20,845,360)         (  19,438,265)        (  18,385,333)
  Amortization of deferred policy
    acquisition costs                                            20,102,986             18,909,001            17,041,251
  Increase in prepaid expenses
    and other assets                                          (   4,503,392)          (  3,655,923)        (   1,042,119)
  (Decrease) increase in accounts
    payable and accrued expenses                              (   2,864,021)          (  2,200,926)            2,887,942
  Increase in accrued commissions                                 5,632,338              2,820,729            17,367,002
  Increase (decrease) in income
    taxes payable                                                 2,375,401           (  3,124,595)            2,525,058
  Increase in loss reserves                                      26,983,922             29,090,892            12,510,419
  Increase in unearned premiums                                   2,272,453             14,131,495            25,504,917
                                                               ------------           ------------          ------------
        Net cash provided by
          operating activities                                 $118,905,654           $103,362,034          $111,720,574
                                                               ------------           ------------          ------------

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of investments:
    Fixed maturities                                          ($ 69,647,276)         ($129,218,290)        ($ 73,178,269)
    Equity securities                                         (  73,953,554)         (  71,925,472)        (  47,294,618)
    Mortgage loans                                            (   1,222,747)         (   2,933,110)
    Other invested assets                                     (   1,571,223)         (   3,114,141)        (   2,460,336)
  Sales/maturities of investments:
    Fixed maturities                                             37,995,727             58,677,994            23,374,067
    Equity securities                                            51,482,876             32,959,337            27,869,655
    Mortgage loans                                                  124,108                 68,519               569,555
    Other invested assets                                           648,453              1,422,557               561,956
  Issuance of note receivable
    to Erie Family Life
    Insurance Company                                                                                      (  15,000,000)
  Purchase of property and equipment                          (     558,824)         (   2,129,961)        (      98,249)
  Purchase of computer software                               (   1,618,530)         (     898,016)        (   1,491,911)
  Loans to agents                                             (   1,729,022)         (   3,086,074)        (   3,268,595)
  Collections on agent loans                                      1,220,381              1,174,808               990,733
                                                               ------------           ------------          ------------
        Net cash used in
          investing activities                                ($ 58,829,631)         ($119,001,849)        ($ 89,426,012)
                                                               ------------           ------------          ------------
CASH FLOW FROM FINANCING ACTIVITY
  Dividends paid to
    shareholders                                              ($ 25,647,152)         ($ 22,497,544)        ($ 17,548,053)
                                                               ------------           ------------          ------------
        Net cash used in
          financing activity                                  ($ 25,647,152)         ($ 22,497,544)        ($ 17,548,053)
                                                               ------------           ------------          ------------
Net increase (decrease) in cash and
  cash equivalents                                               34,428,871          (  38,137,359)            4,746,509
Cash and cash equivalents at beginning
  of year                                                        18,719,624             56,856,983            52,110,474
                                                               ------------           ------------          ------------
Cash and cash equivalents at end of year                       $ 53,148,495           $ 18,719,624          $ 56,856,983
                                                               ============           ============          ============

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                 ERIE INDEMNITY COMPANY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  NATURE OF BUSINESS

                 Erie Indemnity Company (Company) is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company earns its management fee revenue for administrative and underwriting services provided to the Exchange and its affiliates. The Exchange is a property/casualty insurer rated A++, Superior, by A. M. Best. See also Note 9.

                 The Company shares proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company, and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany reinsurance pooling agreement. Under this agreement, EIC and EINY cede 100% of their
                 property/casualty      insurance      business,       including
                 property/casualty insurance operations assets and liabilities, to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 1997, 1996 and 1995) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC and EINY to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 11.

                 The Company owns a 21.6% common stock interest in an affiliated life insurance company, Erie Family Life Insurance Company
                 (EFL), which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in eight states and the District of Columbia.

                 The property and casualty insurers operate in nine states and the District of Columbia. Business consists to a large extent of private passenger and commercial automobile, homeowners and workers' compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

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

              Reclassifications

                 Certain amounts reported in the 1996 and 1995 financial statements have been reclassified to conform to the current year's financial statement presentation.

INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                 ERIE INDEMNITY COMPANY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              Use of estimates

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

              Investments

                 Fixed maturities determined by management not to be held-to-maturity and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds and notes. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. There are no securities classified as "trading" or "held-to-maturity".

                 Realized gains and losses on sales of investments, including losses from declines in value of specific securities determined by management to be other-than-temporary, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

                 Mortgage loans on real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance is provided for impairment in net realizable value based on periodic valuations. The change in the allowance is reflected on the Statement of Operations in net realized gain on investments.

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

              Cash equivalents

                 Cash equivalents include, primarily, investments in bank money market funds. The carrying amounts reported in the Statements of Financial Position approximate fair value due to the short-term maturity of these investments.

INCORPORATED BY REFERENCE, PAGE 34 AND 35 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              Recognition of premium revenues and losses

                 Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. Unearned premiums are established for the unexpired portion of premiums written. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss expenses incurred are reflected in the Statements of Operations net of amounts ceded to the Exchange. See also Note 11.

              Deferred policy acquisition costs

                 Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. Amortization equaled $20,103,000, $18,909,000, and $17,041,000 in 1997, 1996 and 1995, respectively.

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

                 The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. Loss reserves are set at full expected cost and are not discounted. The reserve for losses and loss adjustment expenses is reported net of receivables for salvage and subrogation of $2,957,000 and $2,863,000 at December 31, 1997 and 1996, respectively.

              Environmental-related claims

                 In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              Guarantee fund and other assessments

                 The property/casualty insurance subsidiaries of the Company are subject to insurance guarantee laws in the states in which they write business. These laws provide for assessments against insurance companies in the event of insolvency of other insurance companies. The Company records an estimated liability for assessments when incurred. The Company's estimated liability for guarantee fund and other assessments at December 31, 1997 and 1996 totaled $489,000 and $302,000, respectively.

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

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 Property and equipment as of December 31 is summarized as follows:

                                                                                             1997                1996
                                                                                            -------             ------

                 (In Thousands)
                 Land                                                                       $   737             $   737
                 Buildings                                                                    5,857               5,834
                 Leasehold improvements                                                         242                 229
                 Computer software                                                            8,632               7,013
                 Computer equipment                                                           2,645               2,123
                 Transportation equipment                                                       450                 450
                                                                                            -------             -------

                                                                                            $18,563             $16,386
                 Less accumulated depreciation                                                8,433               6,544
                                                                                            -------             -------

                                                                                            $10,130             $ 9,842
                                                                                            =======             =======


              Earnings per share

                 Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) is 74,400,000.

              Recent accounting standards

                 In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income." FAS 130 is effective for fiscal years beginning after December 31, 1997 and requires reporting of comprehensive income in a full set of general purpose financial statements. Comprehensive income is defined in the Statement as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company will continue to display an amount for net income and, in addition, an amount for comprehensive income beginning with the quarter ending March 31, 1998.

                 In June 1997, the FASB also issued FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." FAS 131 is effective for fiscal years beginning after December 31, 1997 and requires disclosure of segments under a "management approach" whereby segments are reported publicly as they are internally. The Company currently reports segment information consistent with internal management reporting and expects little effect of this new standard on interim and year-end financial statements.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS

              The following tables summarize the cost and market value of available-for-sale securities at December 31, 1997 and 1996 based on current year classifications. Prior year data may have been categorized differently to the extent of current year classification changes.



                                                                  Available-for-Sale Securities
                                                                             Gross             Gross
                                                           Amortized       Unrealized        Unrealized          Fair
                                                              Cost           Gains             Losses           Value

 (In Thousands)
December 31, 1997
Fixed Maturities:
U. S. Treasuries &
 government agencies                                        $ 12,771       $   432            $    3          $ 13,200
Foreign governments-
 agency                                                        1,989                             418             1,571
Obligations of states
 & political
 subdivisions                                                 41,931         2,840                              44,771
Special revenue                                              116,052         7,850                 1           123,901
Public utilities                                               7,171           160                               7,331
U. S. industrial &
 miscellaneous                                               150,666         6,317               401           156,582
Foreign industrial &
 miscellaneous                                                 2,556            61                               2,617
                                                            --------       -------            ------          --------

  Total fixed
   maturities                                               $333,136       $17,660            $  823          $349,973
                                                            --------       -------            ------          --------

Equity Securities:
Common stock:
 Banks, trusts &
  insurance companies                                       $  3,138       $ 3,379                             $ 6,517
 U. S. industrial &
  miscellaneous                                               58,415        19,650            $6,874            71,191
 Foreign industrial &
  miscellaneous                                                3,209            53               800             2,462
Non-redeemable
 preferred stock:
 Public utilities                                              2,619            27                               2,646
 Banks, trusts &
  insurance companies                                         46,901         3,347                              50,248
 U. S. industrial &
  miscellaneous                                               25,909         2,006                 1            27,914
 Foreign industrial &
  miscellaneous                                                3,932           223                               4,155
                                                            --------       -------            ------           -------

   Total equity
   securities                                               $144,123       $28,685            $7,675          $165,133
                                                            --------       -------            ------          --------

  Total available-for-sale
   securities                                               $477,259       $46,345            $8,498          $515,106
                                                            ========       =======            ======          ========

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

                                                                 Available-for-Sale Securities
                                                                             Gross             Gross
                                                           Amortized       Unrealized        Unrealized          Fair
                                                              Cost           Gains             Losses           Value

 (In Thousands)
December 31, 1996
Fixed Maturities:
U.S. Treasuries &
 government agencies                                        $ 14,284       $   280            $   73          $ 14,491
Foreign governments-
 agency                                                        1,988            25                 5             2,008
Obligations of states
 & political
 subdivisions                                                 33,402         1,840                76            35,166
Special revenue                                              131,675         4,830                54           136,451
Public utilities                                               5,681           124                               5,805
U. S. industrial &
 miscellaneous                                               112,505         2,763               588           114,680
Foreign industrial &
 miscellaneous                                                 1,558            17                               1,575
                                                            --------       -------            ------          --------

  Total fixed
   maturities                                               $301,093       $ 9,879            $  796          $310,176
                                                            --------       -------            ------          --------

Equity Securities:
Common stock:
 Banks, trusts &
  insurance companies                                       $  3,039       $ 1,711                            $  4,750
 U. S. industrial &
  miscellaneous                                               33,964        12,856            $1,525            45,295
Non-redeemable
 preferred stock:
 Public utilities                                              8,660           138                27             8,771
 Banks, trusts &
  insurance companies                                         42,106         1,628                 1            43,733
 U. S. industrial &
  miscellaneous                                               26,309           715                 5            27,019
 Foreign industrial &
  miscellaneous                                                1,992            58                               2,050
                                                            --------       -------            ------          --------

  Total equity
   securities                                               $116,070       $17,106            $1,558          $131,618
                                                            --------       -------            ------          --------

  Total available-for-sale
   securities                                               $417,163       $26,985            $2,354          $441,794
                                                            ========       =======            ======          ========


INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                               ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

Realized gains and losses on investments reflected in operations are summarized below for the years ended December 31:

                                                                           1997               1996               1995
                                                                         -------            -------             -----

 (In Thousands)

Realized gains:
  Fixed maturities available-for-sale                                     $  252             $1,015              $  430
  Equity securities                                                        6,613              5,969               6,393
  Other invested assets                                                                         299
                                                                          ------             ------              ------

    Total gains                                                           $6,865             $7,283              $6,823
                                                                          ------             ------              ------

Realized losses:
  Fixed maturities available-for-sale                                     $   19             $  198              $   52
  Equity securities                                                        1,031                378                 960
  Other invested assets                                                                         124                  20
                                                                          ------             ------              ------

    Total losses                                                          $1,050             $  700              $1,032
                                                                          ------             ------              ------

    Net realized gain on available-for-
      sale securities                                                     $5,815             $6,583              $5,791
                                                                          ======             ======              ======


Changes  in  unrealized  gains  consist  of the  following  for the years  ended
December 31:

                                                                           1997              1996                 1995
                                                                          ------            ------              -------
 (In Thousands)
Equity securities                                                        $ 5,462            $5,830              $ 5,926
Fixed maturities available-for-sale                                        7,754           ( 2,955)              10,868
Held-to-maturity securities
  transferred to available-for-
  sale securities                                                                                                 3,388
Other                                                                         63           (    69)
Equity in unrealized gains
  (losses) of EFL                                                          2,880           ( 1,994)               5,289
Deferred federal income taxes                                          (  4,625)           (   965)             ( 7,106)
                                                                         -------            ------               ------

  Increase (decrease) in unrealized
    gains on available-for-sale
    securities                                                           $11,534           ($  153)             $18,365
                                                                         =======            ======              =======

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

              The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997, by remaining contractual term to maturity, are shown below.

                                                                                        Amortized
                                                                                          Cost             Fair Value
                (In Thousands)

                Due in one year or less                                                  $  2,504             $  2,506
                Due after one year through five years                                      94,278               94,936
                Due after five years through ten years                                     66,631               69,868
                 Due after ten years                                                      169,723              182,663
                                                                                         --------             --------
                                                                                         $333,136             $349,973
                                                                                         ========             ========



NOTE 4.  EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

              The following represents condensed financial information for EFL:


                                                               1997                    1996                 1995
                                                             --------                --------              --------
                 (In Thousands)

                 Investments                                 $703,033                $653,917              $569,425

                 Total assets                                 832,534                 740,651               673,794

                 Liabilities                                  672,155                 608,020               544,889

                 Shareholders'
                   equity                                     160,379                 132,630               128,905

                 Revenues                                      91,037                  82,720                77,077

                 Net income                                    19,560                  17,666                17,882

                 Dividends paid to
                   shareholders                                 5,009                   4,615                 4,158


              The Company's share of EFL's net unrealized gains or losses on securities is reflected in shareholders' equity ($4,424,736, $1,545,188, and $3,538,604 at December 31, 1997, 1996 and 1995,
              respectively.) The 1997, 1996 and 1995 changes in this net unrealized gain on securities were $2,879,548, ($1,993,416) and $5,288,659, respectively.

INCORPORATED BY REFERENCE, PAGE 36 AND 37 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS



                               ERIE INDEMNITY COMPANY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY (CONTINUED)

              Deferred  federal  income  taxes  have  not been  provided  on the
              Company's equity in undistributed earnings of EFL. It is management's current intent to reinvest undistributed earnings indefinitely and not liquidate its investment in EFL. The estimated deferred tax liability unrecognized at December 31, 1997, 1996 and 1995 is $2,401,000, $1,981,000 and $1,923,000,
              respectively.

NOTE 5.  BENEFIT PLANS

              Pension plan for Employees

                 The Company has a non-contributory defined benefit pension plan covering substantially all Employees of the Company. Pension costs include the following components for the years ended December 31:


                                                                           1997               1996              1995
                                                                          ------             ------            -------
                (In Thousands)

                Service cost for
                  benefits earned
                  during the year                                         $4,451             $4,303             $4,629
                Interest cost on
                  projected benefit
                  obligation                                               5,550              5,128              5,442
                Actual return on
                  plan assets                                            (14,691)           (12,401)           (16,991)
                Net amortization
                  and deferral                                             5,865              5,171             11,323
                                                                          ------             ------            -------

                Net pension
                  expense                                                 $1,175             $2,201             $4,403
                                                                          ======             ======             ======


                 Net amortization and deferral relates primarily to the difference between the expected and actual return on plan assets, and amortization of the initial transitional asset over fifteen years.

                 Assumptions used in accounting for the pension plan were as follows:


                                                                                     1997          1996          1995
                                                                                    ------        ------        ------

                Weighted average discount rate used to
                  measure projected benefit obligation                               7.25%         7.50%         7.25%
                 Weighted average rate of compensation
                   increase used to measure projected
                  benefit obligation                                                 5.00%         5.00%         5.00%
                Weighted average expected long-term
                  rate of return on plan assets                                      8.25%         8.25%         8.25%

                                  157

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS

                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                 The following table sets forth the funded status of the plan at December 31, 1997 and 1996:

                                                                                           1997                  1996
                 (In Thousands)

                Accumulated benefit obligation:
                  Vested                                                                 $ 45,654              $39,254
                  Non-vested                                                                4,636                4,190
                                                                                         --------              -------

                  Total                                                                  $ 50,290              $43,444
                                                                                         ========              =======

                Fair value of plan assets                                                $117,644              $98,761
                Less projected benefit obligation                                          83,575               72,016
                                                                                         --------              -------
                Plan assets in excess of projected
                  benefit obligation                                                       34,069               26,745
                Unrecognized net gain                                                   (  29,875)            ( 27,879)
                Unrecognized net initial
                  transition asset                                                      (   1,402)            (  1,636)
                Unrecognized prior service cost                                             3,376                3,824
                                                                                         --------              -------
                Prepaid asset                                                            $  6,168              $ 1,054
                                                                                         ========              =======

                 The plan assets include cash, treasury bonds, corporate bonds, common and preferred stocks, and mortgages.

                 The  Company's   funding   policy  is  to  contribute   amounts
                 sufficient to meet minimum ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

                 The pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $1,992,060, $4,894,042 and $6,024,125 in 1997, 1996 and
                 1995, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

              Pension plans for officers and outside directors

                 The Company has an unfunded supplemental pension plan for its officers and an unfunded pension plan for its outside directors. The pension plan for outside directors froze accruals effective April 30, 1997. The benefits for all active participants were settled effective July 31, 1997 through participants' elections to transfer the lump sum values of these benefits to a new deferred compensation plan for outside directors. The effect of curtailments on the Company was not significant. Total pension expense for these plans include the following:

                                                                                1997            1996               1995
                                                                               ------          ------              -----
                 (In Thousands)

                 Service cost component                                        $  225          $  152            $  141
                 Interest cost on projected
                     benefit obligation                                           404             257               413
                 Net amortization and deferral                                    604             371               339
                                                                               ------          ------            ------
                   Net pension expense                                         $1,233          $  780            $  893
                 Settlement expenses                                                                              3,577
                                                                               ------          ------            ------
                   Total pension expense                                       $1,233          $  780            $4,470
                                                                               ======          ======            ======

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS

                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                 Net amortization and deferral represents amortization of the initial projected benefit obligation over the estimated average remaining service period of thirteen years. The settlement expenses recognized in 1995 relate to annuity purchases made by the Company during the year to cover vested benefits of three retired officers.

                 The following table sets forth the funded status of the plans at December 31:


                                                                                              1997               1996
                                                                                             ------             ------
                 (In Thousands)

                 Accumulated benefit obligation                                              $2,690             $2,259
                                                                                             ======             ======

                 Projected benefit obligation                                                $5,049             $3,915
                 Unrecognized net loss                                                       (1,787)           ( 2,895)
                 Unrecognized prior service cost                                             (  689)           (   895)
                 Benefit payments                                                            (1,294)

                   Accrued pension liability                                                 $1,279             $  125
                                                                                             ======             ======

                 The additional pension liability recognized on the Statement of Financial Position is as follows at December 31:

                                                                                              1997               1996
                                                                                             ------             ------
                 (In Thousands)

                 Accumulated benefit obligation                                              $2,690             $2,259
                 Less accrued cost                                                            1,279                125
                                                                                             ------             ------

                  Additional accrued pension liability                                       $1,411             $2,134
                                                                                             ======             ======


                 The weighted average discount rate used for purposes of determining the projected benefit obligation of the officers' supplemental pension plan was 7.25%, 7.50% and 7.25% in 1997, 1996 and 1995, respectively. The weighted average rate of compensation increase used to measure the projected benefit obligation of the officers' supplemental pension plan was 5.0% in 1997, 1996 and 1995, respectively.

                 An intangible asset has been recorded to reflect the transition of the additional liability of the Company. The amount of this asset at December 31, 1997 and 1996 for these plans equals $785,200 and $894,800, respectively.

              Employee savings plan

                 The Company has an Employee Savings Plan for its Employees. Eligible participants are permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis in accordance with provisions of Section 401(k) of the Internal Revenue Code. The Company matches one-half of the participant contributions up to 6% of compensation. All
                 Employees are eligible to participate in the plan. The Company's matching contributions to the plan in 1997, 1996 and 1995 were $2,892,101, $2,687,907, and $2,227,221, respectively.
                 Effective May 1997, Employees were permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan will acquire shares necessary to meet the obligations of the plan in the open market.

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                   ERIE INDEMNITY COMPANY

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

              Deferred compensation and incentive plans

                 The Company has deferred compensation and incentive plans for certain eligible Employees of the Company and its affiliates. Compensation deferred and charged to operations under these plans amounted to $1,347,155, $258,857, and $224,280 during
                 1997, 1996 and 1995, respectively.

              Health and dental benefits

                 The Company has self-funded health and dental care plans for all of its employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 1997 and 1996. Operations were charged $12,646,000, $9,899,000, and
                 $10,828,000 in 1997, 1996 and 1995, respectively, for the cost of health and dental care provided under these plans.

              Post-retirement benefits other than pensions

                 The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. The Company pays the obligation when due. Actuarially determined costs are recognized over the period the Employee provides service to the Company.

                 The periodic expense for post-retirement benefits consists of the following for the years ended December 31:

                                                                            1997             1996              1995
                                                                            ----             ----              ----
                 (In Thousands)

                 Service cost for benefits
                  earned during the year                                    $287             $337              $353
                 Interest cost on accumulated
                  benefit obligation                                         290              320               322
                 Amortization of unrecognized
                  net loss                                                 ( 66)
                                                                            ----             ----              ----

                   Total expense                                            $511             $657              $675
                                                                            ====             ====              ====


                 The cash payments for such benefits were $176,400, $213,500, and $184,900 in 1997, 1996 and 1995,
                 respectively.

                 The recorded liabilities for post-retirement health benefits, none of which have been funded, at December 31, are as follows:

                                                                                              1997               1996
                                                                                             ------             ------
                 (In Thousands)

                 Accumulated post-retirement
                  benefit obligation:
                  Retirees                                                                   $  172             $  202
                  Fully eligible active
                    plan participants                                                           815                889
                  Other active plan participants                                              3,084              3,384
                 Unrecognized gain                                                              755                492
                 Unrecognized prior service cost                                                476
                                                                                             ------             ------

                 Accrued post-retirement liability                                           $5,302             $4,967
                                                                                             ======             ======

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                 The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 7.25%, 7.50% and 7.25% in 1997, 1996 and 1995, respectively. The December 31, 1997 accumulated benefit obligation was based on a 9.5% increase in the cost of covered health care benefits during 1997. The expected health care cost trend rate for 1998 is 9.0%. This rate is assumed to decrease gradually to 5% per year in 2006 and to remain at that level thereafter.

                 At December 31, 1997, the effect on the present value of the accumulated benefit obligation of a 1% increase each year in the health care cost trend rate used would increase the amount of such obligation by $619,800, and the 1997 net periodic expense would have increased by $100,100.


NOTE 6.  INCOME TAXES

              The provision (benefit) for income taxes consists of the following for the years ended December 31:


                                                                       1997                 1996                1995
                                                                      -------             -------              -------
              (In Thousands)

              Federal
                Current                                               $55,897             $45,660              $44,510
                Deferred                                                  441               1,255             (     49)
                                                                      -------             -------              -------

                                                                      $56,338             $46,915              $44,461
                                                                      =======             =======              =======


              A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:


                                                                       1997                1996                 1995
                                                                      -------             -------              -------
              (In Thousands)

              Income tax at
                statutory rates                                       $61,222             $53,217              $48,304
              (Deduct) add:
                Undistributed earnings
                   of affiliate                                      (  1,095)           (    980)            (  1,029)
                Tax-exempt interest                                  (  3,009)           (  3,338)            (  3,041)
                Dividends received
                  deduction                                          (  1,628)           (  1,483)            (  1,004)
                Other items                                               848            (    501)               1,231
                                                                      -------             -------              -------

                                                                      $56,338             $46,915              $44,461
                                                                      =======             =======              =======

INCORPORATED BY REFERENCE, PAGES 38 AND 39 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                       ERIE INDEMNITY COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.  INCOME TAXES (CONTINUED)

              Temporary   differences  and  carryforwards  which  give  rise  to
              deferred tax assets and liabilities are as follows:

                                                                                               December 31,
                                                                                        1997                 1996
                                                                                      -------              -------
              (In Thousands)

              Deferred tax assets:
              Loss reserve discount                                                   $ 4,012              $ 4,143
              Unearned premiums                                                         3,733                3,528
              Alternative minimum tax paid                                              2,305                  610
              Accrued Employee benefit plans                                            1,943                2,462
              Other                                                                        15
                                                                                      -------              -------
                Total deferred tax assets                                             $12,008              $10,743
                                                                                      =======              =======

              Deferred tax liabilities:
              Deferred policy acquisition costs                                       $ 3,599              $ 3,339
              Unrealized gains                                                         13,246                8,620
              Pension and other benefits                                                1,472
              Accrual of discount                                                         792                  756
              Other                                                                                             63
                                                                                      -------              -------
                Total deferred tax liabilities                                        $19,109              $12,778
                                                                                      -------              -------
                Net deferred tax liability                                            $ 7,101              $ 2,035
                                                                                      =======              =======


              The Company paid income taxes totaling $55,166,001, $48,784,864 and $41,985,033 for 1997, 1996 and 1995, respectively.

              Erie Indemnity Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate income taxes.


NOTE 7.  CAPITAL STOCK

              Class A and B shares

                 Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1% of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect of Class A common stock without any requirement that any dividend be declared and paid in respect of Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.  CAPITAL STOCK (CONTINUED)

              Redemption provisions

                 The Erie Indemnity Company Stock Redemption Plan entitles heirs of shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock as determined in the Board's sole discretion after consideration of certain factors at time of redemption. The redemption amount is limited to an aggregation of: (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount as determined by the Board in its sole discretion, not to exceed 20% of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20% of the Company's retained earnings determined as of the close of the prior year. In addition, the plan limits the repurchase from any single shareholder's estate to 33% of total shareholdings of such shareholder. On February 29, 1996, the Board of Directors approved an increase in the redemption amount of $14,350,186. On March 11, 1997, the Board approved an increase in the redemption amount of $16,655,226 to $41,005,412. There were no shares of stock redeemed during 1997 or 1996.

              Stock split

                 In May 1996, the number of authorized shares of the Company's Class A common stock was increased pursuant to a vote of the shareholders from 24,996,920 to 74,996,930 shares and a three-for-one (3:1) stock split of Class A common stock was
                 effected.   All  references  in  the   consolidated   financial
                 statements to number of shares outstanding, net income per share, and dividends per share have been restated to reflect the stock split. The stated value of the stock has also been proportionately adjusted for the split.

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                               ERIE INDEMNITY COMPANY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

              The following table provides a reconciliation of beginning and ending liability balances for 1997, 1996 and 1995 for the Company's wholly-owned property/casualty subsidiaries.



                                                                            1997              1996             1995
                                                                          --------          --------          --------
(In Thousands)

Total unpaid losses and loss adjustment
  expenses at January 1, gross                                            $386,425          $357,334          $344,824

    Less reinsurance recoverables                                          301,553           278,325           275,923
                                                                          --------          --------          --------

Net balance at January 1                                                    84,872            79,009            68,901

Incurred related to:
  Current year                                                              77,345            85,311            73,145
  Prior years                                                                2,625         (     240)        (   2,210)
                                                                          --------          --------          --------
    Total incurred                                                          79,970            85,071            70,935
                                                                          --------          --------          --------

Paid related to:
  Current year                                                              42,792            49,901            38,039
  Prior years                                                               32,551            29,307            22,788
                                                                          --------          --------          --------
    Total paid                                                              75,343            79,208            60,827
                                                                          --------          --------          --------

Net balance at December 31                                                  89,499            84,872            79,009

  Plus reinsurance recoverables                                            323,910           301,553           278,325
                                                                          --------          --------          --------

Total unpaid losses and loss
  adjustment expenses at
  December 31, gross                                                      $413,409          $386,425          $357,334
                                                                          ========          ========          ========

NOTE 9.  RELATED PARTY TRANSACTIONS

              Management fee

                 A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue and computed monthly as a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee was charged to the Exchange at the following rates:

                 January 1, 1995 to March 31, 1995                         25%
                 April 1, 1995 to March 31, 1996                           24.5%
                 April 1, 1996 to December 31, 1997                        24%

                 Beginning January 1, 1998 through December 31, 1998, the management fee rate charged the Exchange increased to 24.25%. The Company's Board of Directors may change the management fee rate at its discretion.

              Service agreement revenue

                 A service arrangement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. Prior to this service agreement, the Company received a management fee on assumed reinsurance premiums written and was responsible for the payment of brokerage commissions. Under the new

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                  ERIE INDEMNITY COMPANY

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.  RELATED PARTY TRANSACTIONS (CONTINUED)

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

                 Effective September 1, 1997 the Company was reimbursed by the Exchange a portion of the service charges collected from policyholders as reimbursement for the costs incurred by the Company in providing extended payment terms on policies written by the insurers managed by the Company.
                 Service charge revenue amounted to $2,011,000 in 1997.

              Expense reimbursements

                 The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:


                                                                       1997                1996                 1995
                                                                     --------            --------             --------
                 (In Thousands)

                 Erie Insurance Exchange                             $109,076            $ 95,820             $ 83,662
                 EFL                                                   13,038              10,095               10,231
                                                                     --------            --------             --------

                                                                     $122,114            $105,915             $ 93,893
                                                                     ========            ========             ========


              Office leases

                 The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $11,288,000, $10,949,000, and $10,814,000 in
                 1997, 1996 and 1995, respectively. The Company has a lease commitment in excess of one year with EFL for a branch office. Rentals paid to EFL under this lease totaled $423,000 in 1997, 1996 and 1995.

              Note receivable from EFL

                 EFL issued a surplus note to the Company for $15,000,000. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 1997 and 1996, EFL paid interest to the Company totaling $967,500.

              Structured settlements with EFL

                 The Company and Exchange periodically purchase annuities from EFL in connection with the structured settlements of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $977,932, $742,772 and $1,235,722 in 1997, 1996 and
                 1995, respectively.

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT
            RISK

              Financial instruments which potentially expose the Company to concentrations of credit risk include unsecured receivables from the Exchange. A significant amount of the Company's revenue, and a receivable of $495,861,158 at December 31, 1997 and $478,304,267
              at December 31, 1996, are from the Exchange and affiliates. The carrying value of the receivable from the Exchange approximates fair value.

              Receivables from the Exchange and affiliates at December 31, 1997 and 1996 are as follows:

                                                                                          1997                  1996
                                                                                        --------              --------
              (In Thousands)

              Exchange - Management fee
                and expense reimbursements                                              $111,577              $108,590
              EFL - Expense reimbursements                                                 1,153                 1,049
              Exchange - Reinsurance
                recoverable from losses and
                unearned premium balances
                ceded to pool                                                            383,131               368,665
                                                                                        --------              --------

                                                                                        $495,861              $478,304
                                                                                        ========              ========


              Premiums receivable from Policyholders at December 31, 1997 and 1996 equaled $108,057,986 and $103,847,320, respectively. A significant amount of these receivables are ceded to the Exchange as part of the reinsurance pooling arrangement.

              The property/casualty insurance business relates primarily to private passenger and commercial automobile, homeowners, commercial multi peril and workers' compensation insurance in ten jurisdictions. Premiums from insureds in Pennsylvania, Maryland, West Virginia, Virginia and Ohio account for a significant percentage of the business.

NOTE 11.  REINSURANCE

              EIC and EINY have a pooling arrangement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for premium under the all lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY).

              Effective January 1, 1997, EIC and EINY placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supercedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium for this reinsurance treaty is 1.01% of the net premiums earned by EIC and EINY during the term of this agreement subject to a minimum premium of $800,000. This reinsurance

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                               ERIE INDEMNITY COMPANY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  REINSURANCE (CONTINUED)

              treaty is excluded from the intercompany reinsurance pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,102,868 in 1997. There were no loss recoveries by EIC or EINY under the agreement for 1997.

              During 1996 and 1995, EIC and EINY had in effect a Property Catastrophe Excess of Loss Reinsurance Treaty with the Exchange. The coverage included in the treaty for EIC was $25 million in excess of $10 million and was excluded from the aforementioned pooling arrangement. The annual premium to the Exchange for the treaty equaled $274,170 and $562,500 in 1996 and 1995, respectively. The coverage included in the treaty for EINY was $2,250,000 in excess of $250,000 and was also excluded from the aforementioned pooling arrangement. The annual premium to the Exchange for the treaty equaled $150,000 and $78,750 in 1996 and 1995, respectively.

              To the extent that the Exchange assumes reinsurance business from affiliated and non-affiliated sources, the Company participates because of its pooling arrangement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

              Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

              The following summarizes insurance and reinsurance activities for the Company:

                                                                     1997                  1996                 1995
                                                                   --------              --------             --------
(In Thousands)

Premiums Earned:
  Direct                                                           $334,772              $321,736             $289,801
  Assumed-nonaffiliates                                               5,393                 2,882                3,331
  Ceded to Erie Insurance Exchange                                ( 340,165)            ( 324,618)           ( 293,132)
  Assumed from Erie Insurance
    Exchange                                                        107,350               101,510               92,874
                                                                   --------              --------              -------

          Net                                                      $107,350              $101,510             $ 92,874
                                                                   ========              ========             ========

Losses and Loss Adjustment
  Expenses Incurred:
  Direct                                                           $265,678              $261,097             $236,612
  Assumed-nonaffiliates                                               5,896                 2,511                3,024
  Ceded to Erie Insurance Exchange                                ( 271,574)            ( 263,608)           ( 239,636)
  Assumed from Erie Insurance
    Exchange                                                         79,970                85,071               70,935
                                                                   --------              --------              -------

          Net                                                      $ 79,970              $ 85,071             $ 70,935
                                                                   ========              ========             ========

INCORPORATED BY REFERENCE, PAGES 40 AND 41 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                              ERIE INDEMNITY COMPANY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  STATUTORY INFORMATION

              The Company's insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

              Consolidated   balances   including   amounts   reported   by  the
              consolidated and unconsolidated insurance subsidiaries on the statutory basis would be as follows:


                                                                     1997                  1996                 1995
                                                                   --------              --------             --------
              (In Thousands)

              Shareholders' equity
                at December 31,                                    $523,715              $414,674             $328,457

              Net income for the
                year ended
                December 31,                                        118,970               104,007               91,550


              The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) one hundred percent of its adjusted net investment income during such period. At December 31, 1997, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $8,613,652. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 1997 or 1996.

              The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10 percent of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 1998 without prior Pennsylvania commissioner approval is $2,795,000. Dividends paid to the Company totaled $1,103,706 in 1997 and $1,021,950 in 1996.

              The NAIC has adopted Risk-Based Capital (RBC) requirements that attempt to evaluate the adequacy of a property/casualty insurance company's statutory capital and surplus in relation to investment, insurance and other business risks. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of the company's adjusted capital and surplus to its RBC. As of December 31, 1997 and 1996, the adjusted capital and surplus of the property/casualty insurance subsidiaries of the Company are substantially in excess of the minimum level of RBC that would require regulatory action.

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                           ERIE INDEMNITY COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  SEGMENT INFORMATION

              The Company's principal operations consist of serving as attorney-in-fact for the Exchange which constitutes its management operations. The Company's property/casualty insurance operations arise by virtue of a pooling arrangement between its subsidiaries and the Exchange. The Company also has 21.6% equity interest in EFL which comprises its life insurance operations segment.

              Summarized financial information for these operations is presented below. Income amounts include each industry segment's share of investment income and realized gain or loss on investments which are reported in the investment operations segment on the Statements of Operations.


                                                               1997                   1996                      1995
                                                            ----------             ----------               ----------
(In Thousands)
Revenue:
  Management operations                                     $  501,148             $  470,538               $  442,055
  Property/casualty
    insurance operations                                       120,918                112,541                  103,217
  Life insurance operations                                      4,231                  3,821                    3,868
                                                            ----------             ----------               ----------
    Total revenue                                           $  626,297             $  586,900               $  549,140
                                                            ==========             ==========               ==========

Income before income taxes:
  Management operations                                     $  159,380             $  148,774               $  127,539
  Property/casualty
    insurance operations                                        11,309            (       547)                   6,605
  Life insurance operations                                      4,231                  3,821                    3,867
                                                            ----------             ----------               ----------
    Total income before income
      taxes                                                 $  174,920             $  152,048               $  138,011
                                                            ==========             ==========               ==========

Net income:
  Management operations                                     $  106,513             $   99,045               $   84,431
  Property/casualty
    insurance operations                                         8,056                  2,338                    5,317
  Life insurance operations                                      4,012                  3,749                    3,803
                                                            ----------             ----------               ----------
    Total net income                                        $  118,581             $  105,132               $   93,551
                                                            ==========             ==========               ==========

Assets:
  Management operations                                     $  550,748             $  456,598               $  369,600
  Property/casualty
    insurance operations                                       707,108                665,355                  624,951
  Life insurance operations                                     34,688                 28,686                   27,881
                                                            ----------             ----------               ----------
    Total assets                                            $1,292,544             $1,150,639               $1,022,432
                                                            ==========             ==========               ==========

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 1997 ANNUAL
                        REPORT TO SHAREHOLDERS


                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  QUARTERLY FINANCIAL DATA - UNAUDITED


                                             First                 Second                Third                Fourth
                                            Quarter               Quarter               Quarter              Quarter
(In Thousands, except per share data)

1997
Net revenue from
  management
  operations                                  $31,674               $35,378              $36,463              $30,709
Underwriting loss                            (     48)             (    783)            (    299)            (  1,129)
Revenue from
  investment
  operations                                    9,717                10,123               11,828               11,287
Net income                                     28,211                30,444               32,128               27,798

Per share data:
  Net income per
    Share                                    $    .38              $    .41             $    .43             $    .37
                                             ========              ========             ========             ========
  Dividends declared:
    Class A Non-voting
       Common                                $   .095              $   .095             $   .095             $  .1075
                                             ========              ========             ========             ========
    Class B Common                           $  14.25              $  14.25             $  14.25             $ 16.125
                                             ========              ========             ========             ========



1996
Net revenue from
  management
  operations                                  $30,688               $33,445              $35,718              $27,578
Underwriting loss                            (  5,817)             (  1,257)            (  2,718)            (  1,787)
Revenue from
  investment
  operations                                    7,069                 7,483                9,813               11,833
Net income                                     23,498                26,466               29,187               25,981

Per share data:
  Net income per
    Share                                    $    .32              $    .36             $    .39             $    .35
                                             ========              ========             ========             ========
  Dividends declared:
    Class A Non-voting
      Common                                 $  .0833              $  .0833             $  .0833             $   .095
                                             ========              ========             ========             ========
    Class B Common                           $  12.50              $  12.50             $  12.50             $  14.25
                                             ========              ========             ========             ========