Form 10-K/A, Exhibit 13
period 1998-12-31
ERIE INDEMNITY CO
filed 1999-03-30
CIK 922621

INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 1998 ANNUAL REPORT TO SHAREHOLDERS



Selected Consolidated Financial Data

                                                                                    Years ended December 31
                                                           1998             1997            1996            1995            1994
                                                                  (dollars in thousands, except per share data)
OPERATING DATA:
     Net revenue  from management operations           $  145,243       $  134,201     $   127,320      $  111,276        $ 96,328
     Underwriting gain (loss)                                 567           (2,259)        (11,579)         (3,738)         (8,250)
     Total revenue from investment operations              50,547           42,978          36,307          30,473          16,939
     Income before income taxes                           196,357          174,920         152,048         138,011         105,017
     Provision for income taxes                            61,806           56,339          46,916          44,460          33,288
       Net Income                                      $  134,551       $  118,581     $   105,132      $   93,551        $ 71,729

PER SHARE:
     Net income per share                                   $1.81            $1.59           $1.41           $1.26           $0.96
     Dividends declared per Class A share (2)             $0.4425          $0.3925          $0.345           $0.28          $0.225
     Dividends declared per Class B share                 $66.375          $58.875          $51.75          $41.75          $33.75



FINANCIAL POSITION:
     Investments (1)                                   $  709,417       $  620,162     $   484,784      $  360,555        $255,449
     Receivables from Exchange and affiliates             489,914          495,861         478,304         451,778         433,109
     Total assets                                       1,453,432        1,293,440       1,150,639       1,022,432         869,531
     Shareholders' equity                                 655,223          539,383         435,759         354,064         260,934
     Book value per share (2)                               $8.81            $7.25           $5.86           $4.76           $3.51


(1) Includes investment in Erie Family Life Insurance Company.
(2) All per share data has been  adjusted  to reflect  the  three-for-one stock split of Class A Common Stock effective May 2, 1996.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1998 ANNUAL REPORT TO SHAREHOLDERS



Selected Market & Geographic Information


The Company's 5.5 percent share of direct premiums written by the Erie Insurance Exchange and affiliated insurers, under the intercompany reinsurance pooling agreement, through its subsidiaries, Erie Insurance Company and Erie Insurance Company of New York for each of the three years ended December 31, were as follows:

                                                                 Years Ended December 31
                                                  1998                 1997               1996
                                                                   (in thousands)

Premiums Written:
        District of Columbia                   $              242   $            240    $           210
        Indiana                                             4,203              3,959              3,708
        Maryland                                           13,025             12,905             12,278
        New York                                            1,503                860                493
        North Carolina                                      3,629              2,852              2,164
        Ohio                                                8,381              7,937              7,674
        Pennsylvania                                       64,473             63,488             60,159
        Tennessee                                           1,311              1,113                914
        Virginia                                            8,975              8,898              8,907
        West Virginia                                       5,199              4,907              4,486
        Total Premiums Written                 $          110,941   $        107,159    $       100,993
Reinsurance Assumed Premiums - Unaffiliated                 5,762              4,452              5,135
Reinsurance Ceded Premiums - Unaffiliated                  (1,608)            (1,329)            (1,108)
        Net Premiums Written                   $          115,095   $        110,282    $       105,020


The following table sets forth the premiums written and loss and loss adjustment expense ratios by line of insurance for the Company's insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by state insurance authorities, for the periods indicated.

                                                                 Years Ended December 31
                                                          1998               1997                1996
                                                                   (in thousands)

Premiums Written:
   Commercial:
        Automobile                             $           7,611    $         7,516     $        7,156
        Workers' Compensation                              7,124              7,541              8,906
        Commercial multi-peril                             8,187              7,186              6,586
        Other                                              2,227              2,414              2,303
   Total Commercial                            $          25,149    $        24,657     $       24,951
   Personal:
        Automobile                             $          68,954    $        67,701     $       62,933
        Homeowners                                        15,841             13,851             12,201
        Other                                                997                950                908
   Total Personal                              $          85,792    $        82,502     $       76,042
Total Premiums Written                         $         110,941    $       107,159     $      100,993

Statutory Loss and Loss Adjustment Expense Ratios:

   Commercial:
        Automobile                                          65.6%              77.0%              83.9%
        Workers' Compensation                               56.0               52.1               36.8
        Commercial multi-peril                              68.4               65.6               82.2
        Other                                               25.2               15.5               36.8
   Commercial Loss Ratios                                   59.8%              59.7%              61.6%
   Personal:
        Automobile                                          72.3%              81.0%              87.1%
        Homeowners                                          67.3               65.3              114.8
        Other                                               54.2               48.2               64.6
   Personal Loss Ratios                                     71.2%              78.0%              91.2%
Total Loss Ratios (Excluding Unaffiliated Rein              68.6%              73.7%              83.7%


INCORPORATED BY REFERENCE, PAGES 20 AND 21 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS




                             ERIE INDEMNITY COMPANY
                          Management's Discussion and
                       Analysis of Financial Condition and
                              Results of Operations


The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 37 to 53 as they contain important information helpful in evaluating the Company's operating results and financial condition. (Note: A glossary of certain terms used in this discussion can be found on page 35, herein. Defined terms are italicized the first time they appear in the text.)


Overview

Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the Exchange), a Pennsylvania-domiciled reciprocal insurance exchange. The Company's principal business activity consists of management of the affairs of the Exchange. Management fees received from the Exchange account for the majority of the Company's consolidated revenues. The Company also is engaged in the property/casualty insurance business through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie
Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has investments in both affiliated and unaffiliated entities, including a 21.63 percent common stock interest in Erie Family Life Insurance Company (EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25.0 percent of the affiliated assumed and direct premiums written by the Exchange. The Company=s Board of Directors has the authority to change the management fee at its discretion. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (c) paying certain general administrative expenses, including sales commissions, salaries, Employee benefits, taxes, rent, depreciation, data processing expenses and other general and administrative expenses not incurred in the adjustment of losses or the management of investments. All premiums collected, less the management fee paid to the Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including taxes, licenses and fees. The Company pays certain loss adjustment and investment expenses on behalf of the Exchange and is reimbursed fully for these expenses by the Exchange. The management fee rate charged the Exchange was set at the following rates:

                    January 1, 1995 to March 31, 1995           25.00 percent
                    April 1, 1995 to March 31, 1996             24.50 percent
                    April 1, 1996 to December 31, 1997          24.00 percent
                    January 1, 1998 to December 31, 1998        24.25 percent

The management fee rate was set by the Board at 25.0 percent for the period January 1, 1999 through December 31, 1999. In determining the management fee rate, the Company=s Board of Directors reviews the relative financial positions of the Erie Insurance Exchange and the Company and considers the long-term needs of the Exchange to ensure its continued growth, competitiveness, and superior financial strength, which ultimately benefits the Company.

The Company's wholly-owned subsidiary, Erie Insurance Company, participates in an intercompany pooling arrangement with the Exchange. This pooling arrangement provides for Erie Insurance Company to share proportionately in the results of all property/casualty insurance operations of the Exchange and the Company=s subsidiaries. Since the inception of this pooling arrangement on January 1, 1992, Erie Insurance Company's proportionate share of the reinsurance pool has been 5.0 percent.

INCORPORATED BY REFERENCE, PAGES 21 AND 22 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


On January 1, 1995, the Exchange began retroceding to the Erie Insurance Company of New York, a wholly-owned subsidiary of Erie Insurance Company, as part of the existing intercompany pooling arrangement, 0.5 percent of its total direct and assumed writings. Erie Insurance Company maintained its 5.0 percent participation in the pool which, when combined with the 0.5 percent participation of the Erie Insurance Company of New York, results in a 5.5 percent participation level for the Company owned affiliates since 1995.

The results of the Company's insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, changes in the regulatory and legislative environments, and changes in general economic and investment conditions.


Result of Operations

Overview

Consolidated net income in 1998 was a record $134,551,494, or $1.81 per share, which exceeded the 1997 net income of $118,581,190, or $1.59 per share, by 13.5 percent. The 1998 results, when compared with the 1997 results, improved in all operating segments. Management operations improved in 1998 as the Exchange continued to experience written premium growth rates that exceeded industry growth rates. Insurance underwriting operations results improved as a result of loss cost severity-management programs introduced by the Company combined with a generally favorable claims environment and mild weather conditions. Revenues from investment operations improved as the Company's excess cash flows were reinvested. The 1997 net income exceeded the 1996 net income of $105,132,359, or $1.41 per share, by 12.8 percent. The 1997 results, when compared with 1996's results, improved in all operating segments. In the two prior years, the underwriting results of the Company's property/casualty insurance subsidiaries were affected negatively by severe winter weather in the first quarter of 1996 and losses related to Hurricane Fran in the third quarter of 1996.

Analysis of Management Operations

Net revenues from management operations rose 8.2 percent to $145,243,209 in 1998 from $134,200,893 in 1997 and 5.4 percent from $127,319,678 in 1996. Gross margins from management operations improved to 28.8 percent in 1998 compared to gross margins of 28.2 percent in 1997 and 28.3 percent in 1996.

Total revenues from management operations rose $28,574,661 for the year ended December 31, 1998, an increase of 6.0 percent. Management fee revenue derived from the direct premiums of the Exchange rose $21,545,111, or 4.6 percent, for the year ended December 31, 1998. The direct premiums of the Exchange grew 3.5 percent in 1998. The rate of growth in management fee revenue was greater than the rate of growth in direct premium of the Exchange because the management fee rate charged the Exchange in 1998 was 24.25 percent compared to 24.0 percent in 1997.

Several factors influenced the rate of growth in premiums written by the Exchange. First, the Exchange's involuntary automobile premiums have decreased over the last year as a result of fewer assignments from the Pennsylvania Assigned Risk Plan. Involuntary automobile business is written on substandard risks and historically has produced underwriting results much worse than the preferred risks voluntarily written by the Exchange. Second, the Exchange's overall premium growth was negatively influenced by rate reductions in Pennsylvania workers' compensation insurance driven by legislative reforms and competitive pressures in workers' compensation insurance in general. When the effect of workers' compensation and involuntary automobile insurance premium decrease is excluded, the direct premiums of the Exchange increased 4.7 percent for the twelve months ended December 31, 1998 when compared to the same period in 1997. Finally, severe rate pressures in the personal lines automobile market, which the Company believes will continue into 1999, affected the growth in premium. The Company has decreased private passenger automobile rates in several jurisdictions effective in 1999. The effect of these rating actions will reduce 1999 written premium by about $60 million which will adversely affect the growth in the management fee revenue of the Company in 1999.

Total revenues from management operations for the year ended December 31, 1997 grew $26,799,865 or 6.0 percent. The growth in direct premiums was 6.1 percent in 1997. The Exchange's overall premium growth was negatively influenced by rate reductions in Pennsylvania workers' compensation insurance driven by Pennsylvania legislative reforms. Total direct written premiums, excluding workers' compensation, increased 8.2 percent in 1997.

INCORPORATED BY REFERENCE, PAGES 22 AND 23 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


Service agreement revenue grew 97.5 percent to $13,878,922 in 1998 from $7,026,373 in 1997. Beginning September 1, 1997 the Company is being reimbursed by the Exchange for a portion of service charges collected by the property/casualty insurers of the Group from Policyholders to compensate for the costs incurred by the Company in providing extended payment terms on policies written by them. Service charges amounted to $7,163,895 and $2,011,181 in 1998 and 1997, respectively. Also included in service agreement revenue is service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from non-affiliated insurers. The Company receives a 7.0 percent service fee on the premiums from this business. These fees totaled $6,715,027, $5,015,192, and $5,069,140 for 1998,
1997, and 1996, respectively.

The cost of management operations rose $17,532,345 or 5.1 percent for the year ended December 31, 1998. The largest component of the cost of management operations, Agent commission expense, rose 6.2 percent to $244,895,269 in 1998 from $230,659,805 in 1997 and 10.0 percent in 1997 from $209,756,209 in 1996.
Commissions on direct business rose 6.2 percent to $234,287,822 in 1998 from $220,662,335 in 1997 and rose 8.5 percent in 1997 from $203,367,469 in 1996.
Promotional incentive and Agent contingency bonus costs increased 6.1 percent to $10,607,447 in 1998 from $9,997,470 in 1997 and increased 56.5 percent in 1997 from $6,388,740 in 1996. The increases in 1998 and 1997 were due to the improved underwriting profitability of the insurance operations of the Group, which resulted in higher Agent profitability bonuses.

The cost of management operations, excluding commission costs, increased 3.0 percent in 1998 to $114,428,137 from $111,131,256 in 1997. The Company's personnel costs, net of reimbursement from affiliates, totaled $67,467,067, $66,410,377, and $68,949,232 in 1998, 1997 and 1996, respectively. Personnel costs are the second largest cost component in the cost of management operations after commissions. Personnel costs increased 1.6 percent in 1998 compared to a decrease of 3.7 percent in 1997. As attorney-in-fact for the Exchange, the Company pays almost all expenses of the Group and allocates those costs to the respective Company responsible for them in accordance with intercompany agreements. Increased reimbursements in 1998 to the Company for personnel costs of the loss adjustment function were the result of an increased ratio of loss adjustment personnel to total personnel. The increased ratio resulted in a larger share of staff department overhead being allocated to the loss adjustment function resulting in higher reimbursements to the Company. The 1997 decline is the result of increased expense reimbursements from the Exchange and a decrease in pension costs.




Management Fee Revenue
By State and Line of Business
For the Year Ended December 31, 1998

(Dollars in thousands)

                            Private                        Workers'      Commercial     Commercial     All Other Lines      Total
      State            Passenger Auto     Homeowners     Compensation       Auto        Multi Peril       of Business      by State
------------------------------------------------------------------------------------------------------------------------------------
District of Columbia       $    300      $    154       $    329        $     37       $    186         $     60           $  1,066
Indiana                      10,706         3,265          1,348           1,082          1,549              582             18,532
Maryland                     34,709         9,119          3,317           4,526          3,529            2,229             57,429
New York                      3,698           874            452             584            819              198              6,625
North Carolina                5,886         2,479          2,076           2,509          2,269              782             16,001
Ohio                         23,434         6,547            ---           2,438          3,439            1,094             36,952
Pennsylvania                186,860        38,602         18,434          15,743         17,923            6,703            284,265
Tennessee                     2,268           736            795             792            952              239              5,782
Virginia                     20,347         5,142          4,658           3,951          3,794            1,680             39,572
West Virginia                15,818         2,927            ---           1,893          1,636              649             22,923
------------------------------------------------------------------------------------------------------------------------------------
Total by line of business  $304,026      $ 69,845       $ 31,409        $ 33,555       $ 36,096         $ 14,216           $489,147
------------------------------------------------------------------------------------------------------------------------------------

INCORPORATED BY REFERENCE, PAGES 24 AND 25 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


Analysis of Insurance Underwriting Operations

The Company recorded an underwriting gain of $567,275 in 1998 compared to underwriting losses of $2,259,425 and $11,579,211 for the years 1997 and 1996, respectively. The 1998 insurance underwriting results improved as a result of loss cost severity-management programs introduced by the Company combined with a generally favorable claims environment and mild weather conditions. In 1997 mild winter weather conditions and a lack of catastrophe losses in the Company's operating territories positively affected insurance underwriting results. The 1996 underwriting results were impacted negatively by severe winter weather in the first quarter of 1996 and catastrophe losses experienced from Hurricane Fran in the eastern United States, particularly North Carolina, and other storm-related catastrophe losses elsewhere in our operating territories during the third quarter of 1996. Losses resulting from these catastrophes were about $8.1 million in 1996, or about $.07 per share, after federal income taxes.

Catastrophes are an inherent risk of the property/casualty insurance business. Catastrophes can have a material impact on the Company=s insurance underwriting operating results. However, the Company's insurance subsidiaries have in effect a reinsurance agreement with the Exchange that would mitigate the effect of catastrophe losses on the Company's operating results and financial position. Catastrophic losses, as classified by the Company's property/casualty insurance subsidiaries, were $3,739,284 and $701,414 in 1998 and 1997, respectively.

Losses, loss adjustment expenses and underwriting expenses incurred increased $2,763,078, or 2.5 percent, for the year ended December 31, 1998 compared to a decrease of $3,479,877, or 3.1 percent, for the year ended December 31, 1997. Generally favorable claims experience resulted in a slight decrease of $89,437 for loss and loss adjustment expenses incurred in 1998. In 1997, losses and loss adjustment expenses incurred fell 6.0 percent to $79,970,102 due to the lack of catastrophe losses and milder weather conditions in 1997 compared to 1996. The Company continually reviews its methods for estimating its liability for losses and loss adjustment expenses, which includes an estimate for losses incurred but not reported. Such liabilities are based necessarily on estimates and, while management believes the amounts reserved are adequate, the ultimate liabilities may be in excess of, or less than, amounts provided.

Included in the other underwriting expenses are assessments made by state insurance guaranty associations. These assessments are mandated by statute and are used by the various state insurance guaranty associations to guarantee the property/casualty policies of companies that have become insolvent. These mandatory assessments totaled $1,222,958 and $171,557 in 1998 and 1997, respectively. The 1998 increased expense resulted from assessments from state guaranty associations which were prompted by several large insurer insolvencies in the states where the Group conducts business.

The 1998 combined ratio for the Company's property/casualty operations calculated under Generally Accepted Accounting Principles (GAAP) was 99.5 compared to a ratio of 102.1 in 1997 and 111.4 in 1996. The GAAP combined ratio for 1998, 1997 and 1996, excluding catastrophe losses, as classified by the Company, was 96.2, 101.5, and 103.4, respectively.

Analysis of Investment Operations

Total revenue from investment operations was $50,546,973 in 1998, compared to $42,978,156 in 1997 and $36,307,324 in 1996, increases of 17.6 percent and 18.4 percent, respectively. Net investment income rose $5,674,117, or 17.2 percent, for the year ended December 31, 1998 and $7,028,902, or 27.1 percent, for the year ended December 31, 1997. These increases were consistent with the growth in the Company's cash, cash equivalents and investments, which increased 23.8 percent, 23.1 percent and 21.9 percent in 1998, 1997 and 1996, respectively.

The Company's earnings from its 21.63 percent ownership of Erie Family Life Insurance Company (EFL) totaled $4,777,089 in 1998, up from $4,230,909 in 1997 and $3,820,957 in 1996. This investment is accounted for under the equity method of accounting. Consequently, the Company's investment earnings in 1998, 1997 and 1996 were a direct result of its share of EFL's net income of $22,085,479, $19,560,368, and $17,666,250, respectively. The 12.9 percent increase in EFL's net income in 1998 was the result of an 8.7 percent increase in policy revenues as well as a 23.9 percent decrease in death claims. The increase in EFL's net income in 1997 was due to increased policy revenues (up 13.1 percent in 1997 compared to 1996) and to increased investment income of 8.6 percent.

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Financial Condition

Investments

The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company's investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At
December 31, 1998 and 1997, the Company's investment portfolio of investment-grade bonds, common stock and preferred stock, all of which are readily marketable, represent 44.3 percent and 40.0 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.


Distribution of Invested Assets
Carrying Value at December 31,

(Dollars in thousands)


                                                     1998       %      1997       %


Fixed maturities                                     $441,353   66     $349,973   66

Equity securities:

         Common stock                                  90,230   13       80,170   15
         Preferred stock                              112,574   17       84,963   16

Real estate mortgage loans                              8,287    1        8,392    2

Other invested assets                                  17,494    3        7,932    1

Total invested assets                                $669,938  100%    $531,430  100%


The Company's investments are subject to certain risks, including interest rate and reinvestment risk. Fixed maturity and preferred stock security values generally fluctuate inversely with movements in interest rates. Certain of the Company's corporate and municipal bond investments contain call and sinking fund features which may result in early redemptions. Declines in interest rates could cause early redemptions or prepayments which could require the Company to reinvest at lower rates. Mortgage loans and real estate investments have the potential for higher returns but also carry more risk, including less liquidity and greater uncertainty in the rate of return. Consequently, these investments have been kept to a minimum by the Company.

Fixed Maturities

The Company's investment strategy includes maintaining a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed conservatively with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 1998, the carrying value of fixed maturity investments represented 66.0 percent of total invested assets.

The Company invests in both taxable and tax-exempt securities as part of its strategy to maximize after-tax income. This strategy considers, among other factors, the impact of the alternative minimum tax.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Diversification of Fixed Maturities
at December 31, 1998

(Dollars in thousands)                               Gross             Gross            Estimated
                                    Amortized        Unrealized        Unrealized       Fair
                                    Cost             Gains             Losses           Value

U. S. government & agencies         $  13,018        $      689        $        0       $    13,707

States & political subdivisions        48,307             3,293                 0            51,600

Special revenue                       132,025             7,215                 5           139,235

Public utilities                       13,116               300                 0            13,416

U. S. industrial & miscellaneous      195,296             9,028               629           203,695

Foreign governments                     1,990                 0               181             1,809

Foreign industrial &
 miscellaneous                          5,159               165                86             5,238

Total bonds                           408,911            20,690               901           428,700

Redeemable preferred stock             12,191               577               115            12,653

Total fixed maturities              $ 421,102        $   21,267        $    1,016       $   441,353



The Company's fixed maturity investments consist of high-quality, marketable bonds all of which were rated at investment-grade levels (Ba/BB or better) at December 31, 1998. Included in this investment-grade category are $244.9 million, or 55.5 percent, of the highest quality bonds rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company's portfolio are rated by external rating agencies; if such bonds are not rated externally, they are rated by the Company on a basis consistent with that used by the rating agencies.

Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to restructure the Company's investments in response to changes in market conditions or strategic direction. Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders' equity. At December 31, 1998 and 1997, unrealized gains on fixed maturities amounted to $13,164,000 and $10,944,000, respectively, net of deferred taxes.

INCORPORATED BY REFERENCE, PAGES 26 AND 27 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS

The Company attempts to achieve a balanced maturity schedule in order to stabilize investment income in the event of a reduction in interest rates in a year in which a large amount of securities could mature.

Equity Securities
Diversification of Equity Securities
at December 31, 1998

(Dollars in thousands)
                                                              Gross             Gross            Estimated
                                            Amortized         Unrealized        Unrealized       Fair
                                            Cost              Gains             Losses           Value

Common stock:
U.S. banks, trusts and
         insurance companies                $   3,522         $      197        $      231       $  3,488
U.S. industrial and
         miscellaneous                         53,914             37,158             7,509         83,563
Foreign industrial and
         miscellaneous                          3,186                271               278          3,179

Preferred stock:
U.S. banks, trusts and
         insurance companies                   42,807              2,561                30         45,338
U.S. industrial and
         miscellaneous                         59,858              2,024             1,419         60,463
Foreign industrial and
         miscellaneous                          6,690                228               145          6,773

Total equity securities                     $ 169,977         $   42,439        $    9,612       $202,804


Equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 1998 and 1997, equity securities held by the Company include net unrealized gains of $21,338,000 and $13,656,000, respectively, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company's preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. The preferred stocks are of very high quality and marketable. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed. Preferred stocks generally provide for fixed rates of return which, while not guaranteed, resemble fixed income securities. As with all investments, the continuing value of common stock is subject to change based on the underlying value of the issuer. Common stocks also are subject to valuation fluctuations driven by investment market conditions. The current appreciation in the value of the Company=s equity security investments is subject to these risks. Management addresses these risks by providing for investment strategies which tend to balance investment holdings along the lines of type of investment, maturity dates, industry and geographic concentrations and income-producing characteristics.

Investment in EFL

The Company owns 21.63 percent of the outstanding common stock of EFL, a member company of the Erie Insurance Group. EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in nine jurisdictions. The Company's investment in EFL is accounted for under the equity method of accounting; consequently, the Company's carrying value of $39,478,746 represents 21.63 percent of the shareholders' equity of EFL at December 31, 1998.

INCORPORATED BY REFERENCE, PAGES 28 AND 29 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


Liquidity and Capital Resources

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company's and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and non-affiliated investments.

The Company generates sufficient net positive cash flow from its operations to fund its commitments and to build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities, and short-term investments. The Company purchased investments totaling $235,568,211 in 1998 compared with purchases of $146,394,800 in 1997. The Company's Consolidated Statements of Cash Flows indicate that net cash flows provided from operating activities in 1998, 1997 and 1996 were $150,498,495, $118,905,654, and $103,362,034, respectively. Net cash used in investing activities totaled $121,045,167, $58,829,631, and $119,001,849 in 1998, 1997 and
1996, respectively. In 1998, the Company purchased computer software totaling $3.9 million to enhance product development capabilities as well as to provide support to our agency force.

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

Management fee and expense reimbursements due at December 31 from the Exchange were $106,986,856 and $111,577,074 in 1998 and 1997, respectively. A receivable from Erie Family Life Insurance Company for expense reimbursements totaled $1,625,408 at December 31, 1998 compared to $1,153,057 at December 31, 1997. The
Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool. Such amounts totaled $381,301,722 and $383,131,027, respectively, in 1998 and 1997.

On December 16, 1998, the Board of Directors approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

In 1989, the shareholders adopted the Erie Indemnity Company Stock Redemption Plan (the Plan). The Plan entitles estates of qualified shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. On December 12, 1995, the Board of Directors amended and restated the Plan. The restatement limits the redemption amount to an aggregation of: (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount, as determined by the Board in its sole discretion, not to exceed 20.0 percent of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20.0 percent of the Company's retained earnings determined as of the close of the prior year. In addition, the restated plan limits the repurchase from any single shareholder's estate to 33.0 percent of total share holdings of such shareholder. At the Board of Directors meeting on March 11, 1997, the Board approved an increase in the redemption amount of $16,655,226 to $41,005,412. On April 28, 1998, the Board approved an increase in the redemption amount of $17,791,624 to $58,797,036. There were no shares of stock redeemed under this Plan during 1998 or 1997.

Dividends declared to shareholders totaled $29,865,438, $26,490,811, and $23,284,957 in 1998, 1997, and 1996, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the Company=s subsidiaries to the Company. Dividends from subsidiaries are not material to the Company's cash flows.

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 1998 and 1997 of $17,121,777 and $7,101,371, respectively. The primary reason for the increase in the deferred tax liability is due to an increase in unrealized gains from available-for-sale securities in 1998 and 1997. The deferred tax liability generated from these unrealized gains amounted to $18,590,000 as of 1998 and $13,246,000 as of 1997, an increase of $5,344,000. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the deferred tax assets.

Financial Ratings

The following table summarizes the current A. M. Best Company ratings for the insurers managed by the Company:

         Erie Insurance Exchange                              A++
         Erie Insurance Company                               A++
         Erie Insurance Property & Casualty Company           A++
         Erie Insurance Company of New York                   A++
         Flagship City Insurance Company                      A++
         Erie Family Life Insurance Company                   A+

According to A. M. Best, a superior rating (A++ or A+) is assigned to those companies which, in A. M. Best=s opinion, have achieved superior overall performance when compared to the standards established by A. M. Best and have a very strong ability to meet their obligations to policyholders over the long term. Financial strength ratings have become increasingly important to the insurers managed by the Company and to the industry in marketing insurance products.

Regulatory Risk-Based Capital

The NAIC standard for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 1998, the Company's property/casualty insurance subsidiaries' RBC levels are all substantially in excess of levels that would require regulatory action.

Reinsurance

Effective January 1, 1994, the property/casualty insurers managed by the Company have discontinued all ceded reinsurance treaties, other than with affiliated insurers, due to the strong surplus position of the insurers managed by the Company, the cost of reinsurance, and the low ratio of the premium writings of the insurers managed by the Company to their surplus. The Company does not believe this discontinuance of reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year, if the frequency or severity of claims were substantially higher than historical averages because of an unusual event during a short-term period. Although the Company experienced significant winter storm losses in 1996, the Company would not have recognized any recoveries from these discontinued treaties had they been in effect during that year. The insurers managed by the Company continue to maintain facultative reinsurance on certain individual property/casualty risks.

INCORPORATED BY REFERENCE, PAGES 29 AND 30 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


Effective January 1, 1997, Erie Insurance Company and Erie Insurance Company of New York placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supersedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, Erie Insurance Company and Erie Insurance Company of New York reinsure their net retained share of the intercompany reinsurance pool such that once Erie Insurance Company and Erie Insurance Company of New York have sustained ultimate net losses that exceed an amount equal to 72.5 percent of Erie Insurance Company and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95.0 percent of the amount of such excess up to, but not exceeding, an amount equal to 95.0 percent of 15.0 percent of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned. Erie Insurance Company and Erie Insurance Company of New York retain losses equal to
5.0 percent of the ultimate net loss in excess of the retention under the contract. The annual premium for this reinsurance treaty is 1.01 percent of the net premiums earned by Erie Insurance Company and Erie Insurance Company of New York during the term of this agreement subject to a minimum premium of $800,000. The annual premium for this agreement with the Exchange was $1,158,245 in 1998 compared to $1,102,868 in 1997, a 5.0 percent increase. There were no loss recoveries by Erie Insurance Company or Erie Insurance Company of New York under this agreement for 1998 or 1997. This reinsurance treaty is excluded from the intercompany reinsurance pooling agreement and replaces the earlier reinsurance agreement between the Company and Erie Insurance Company and Erie Insurance Company of New York, which is described below.

During 1996, Erie Insurance Company and Erie Insurance Company of New York had in effect a Property Catastrophe Excess of Loss Reinsurance Treaty with the Exchange. The coverage included in the treaty for Erie Insurance Company was $25,000,000 in excess of $10,000,000 and was excluded from the aforementioned pooling arrangement. The coverage included in the treaty for Erie Insurance Company of New York was $2,250,000 in excess of $250,000 and also was excluded from the aforementioned pooling arrangement. The annual premium for these agreements to the Exchange was $424,170 in 1996.

Effects of Inflation

Inflationary considerations can impact the Company's activities in several ways. Inflationary expectations can impact the market value of the Company's portfolio of securities, particularly fixed maturities and preferred stock. At December 31, 1998, the Company's investments totaled $669,938,120. Of this amount, $553,927,529 was invested in interest rate sensitive bonds and preferred stock. At December 31, 1998 the market value exceeded the book value of the Company's interest rate sensitive bonds and preferred stock by $23,471,207.

Inflation also can affect the loss costs of property/casualty insurers and, as a consequence, insurance rates. Insurance premiums are established before loss and loss adjustment expenses, and the extent to which inflation may impact such expenses, are known. Consequently, in establishing premium rates, the Company attempts to anticipate the potential impact of inflation.

Property/Casualty Loss Reserves

General

The reserve liabilities for property/casualty losses and loss adjustment expenses (LAE) represent estimates of the ultimate net cost of all unpaid losses and loss adjustment expenses incurred through December 31, 1998 and 1997. The reserves are determined using adjusters' individual case estimates and statistical projections. These projections are employed in four specific areas:
(1) to calculate incurred but not reported (IBNR) reserves, (2) to test the adequacy of case basis estimates of loss reserves, (3) to calculate allocated LAE reserves and (4) to calculate unallocated LAE reserves. These projections are reviewed continually and adjusted as necessary, as experience develops and new information becomes known. Such adjustments are reflected in current operations.

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

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Environmental-Related Claims

The Company's property/casualty subsidiaries had 38 reported open claims concerning environmental-related liabilities at December 31, 1998 and 36 and 31 such claims at December 31, 1997 and 1996, respectively. The Company's property/casualty subsidiaries' share of direct losses paid related to environmental-related claims was $5,049, $1,621, and $5,308 related to years ended December 31, 1998, 1997 and 1996, respectively. The Company's property/casualty subsidiaries' share of unpaid direct losses related to environmental claims amounted to $86,466, $40,583, and $42,194 for the years ended December 31, 1998, 1997 and 1996, respectively.

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

The insurers managed by the Company have incurred few environmental claims and, as a result, have made few indemnity payments to date. Because these payments have not been significant in the aggregate and have varied in amount from claim to claim, management cannot determine whether past claims experience will be representative of future claims experience. The Company's property/casualty subsidiaries have established reserves for these exposures in amounts, which they believe to be adequate, based on information currently known by them. Management does not believe that these claims will have a material impact on the Company's liquidity, results of operations, cash flows, or financial condition.

Factors That May Affect Future Results

Management Operations

Management Fee Rate. The management fee paid to the Company as attorney-in-fact for the Exchange is subject to approval by the Company's Board of Directors. The rate may be changed periodically by the Board at their discretion but may not exceed 25.0 percent. The Board considers several factors in determining the management fee rate, including the relative financial position of the Exchange and the Company and the long-term capital needs of the Exchange in order to foster growth, competitiveness, and maintain its superior financial strength. Because the management fee revenue from the Exchange provides the majority of the Company's revenue, the income of the Company is dependent upon the ability of the Exchange to offer competitive insurance products in the marketplace.

Competition. Intense price competition in private passenger automobile insurance, the Group's largest line of business, has affected the premium growth rate of the insurers managed by the Company and, as a consequence, the growth in the Company's management revenue. Favorable underwriting trends for personal automobile writers, along with strong investment returns, have created an environment of significant decreases in personal automobile rate levels. Additionally, direct response writers, with their low-cost operating models, are positioning themselves to take advantage of these trends. These writers are segmenting the personal automobile marketplace and offering significantly lower premium rates to drivers with favorable risk characteristics. The Group is responding by decreasing its private passenger automobile rates in several jurisdictions effective in 1999. The effect of these competitive rate actions will reduce 1999 written premiums by about $60 million, which will adversely affect the growth in management fee revenue of the Company in 1999. To maintain the competitive position of the insurers managed by the Company in the private passenger automobile insurance marketplace, additional rate actions that reduce written premiums are possible in 1999 or 2000.

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Insurance Operations

Underwriting Exposure. The insurers managed by the Company, including its wholly-owned subsidiaries, are subject to the risk of losses due to catastrophic events. In addressing this risk, the Company employs what it believes are conservative underwriting standards and monitors its exposures by geographic region. The Company also evaluates other means available to insurers to effectively manage risk. Catastrophic events are a perpetual factor that could impact future results of the industry as a whole as well as the Company. The current aggregate excess of loss reinsurance agreement between the Company's property/casualty insurance subsidiaries and the Exchange substantially lessens the effect of catastrophe losses on the Company.

Geographic Expansion. The Exchange, the Erie Insurance Company and EFL are licensed in the State of Illinois effective January 1, 1999. The companies began operating and marketing all lines of business in Illinois at that time. The expansion into a new operating territory offers the opportunity for growth in property/casualty premiums of the Exchange upon which management fee revenue of the Company is based. Over the last five years, geographic expansion has made a significant contribution to the property/casualty premium growth rate of The ERIE. The Company anticipates that the Illinois market eventually will contribute to the growth and profitability of The ERIE.

Investment Operations

The Company's portfolio of fixed maturities and equity securities is subject to the ongoing risks associated with fluctuations in interest rates and stock market conditions in general. Current investment results may not be indicative of performance in future periods.

Regulatory

Pennsylvania Commercial Deregulation. Pennsylvania enacted legislation providing for the deregulation of rates and forms for certain commercial insureds.
Effective February 19, 1999, insurers are no longer required to file for approval, rates and forms with the Pennsylvania Insurance Department for larger commercial risks [defined as commercial entities generating an aggregate annual premium of $25,000 or more (exclusive of workers' compensation) or which have twenty-five employees and an insurance manager, consultant or buyer]. Risks that are smaller than large commercial risks are now to be rated under a flex band (+ or - 10%) from the filed rates. The law allows greater flexibility in the rating of commercial risks and a faster response to changing market conditions than under the prior system. The new law could impact all insurance companies operating in Pennsylvania, either negatively or positively, depending on the market and the aggressiveness of the insurer in retaining and/or writing new commercial risks in Pennsylvania. The Company believes, generally, that commercial deregulation will result in lower rather than higher premium rate levels.

INCORPORATED BY REFERENCE, PAGES 32 AND 33 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


Financial Services Reform. Federal action begun in 1997 could culminate in significant changes in the way insurance companies, banks and securities firms are regulated in the future. The elimination of some regulatory barriers to banks entering the insurance market, and the interjection of Federal governmental agencies into the traditionally state-regulated insurance industry could dramatically change the ground rules under which insurance products are marketed. Further action and advancing technology will likely influence the way the property/casualty and life insurance industries distribute, price and service their products.

Urban Insurance Issues. Federal regulators have heightened their scrutiny of the property/casualty insurance industry, particularly its underwriting and marketing practices relative to homeowners insurance. Assertions have been made and complaints filed against various insurers for an alleged practice called "redlining," a term used to describe an insurer=s illegal and unfair discrimination against minority communities, which are typically located in economically depressed inner cities. Much of the action at the Federal level has been initiated by the Department of Housing and Urban Development, with enforcement by the United States Department of Justice. A number of complaints have culminated in consent decrees under which insurers have agreed to pay substantial sums of money.

Auto-Choice Reform Act. Currently pending before Congress, the Auto Choice Reform Act is one of the more recent attempts at insurance regulation by the Federal government. The bill offers consumers a choice between traditional auto insurance (i.e., a tort liability system) or coverage at a reduced premium under a personal protection policy which allows insureds to recover economic damages from their insurer, but requires them to relinquish their right to sue or be sued for noneconomic damages. States could Aopt out@ of such a system by passing legislation to do so. Federal legislation that mandates auto premium rate reductions would adversely affect the management fee revenue of the Company and could affect its insurance underwriting profitability.


Year 2000 Readiness Disclosure

Erie Indemnity Company and the property/casualty insurance companies it manages are dependent on electronic processing and information systems to conduct business. Like all companies with such dependencies, the Company is continually faced with significant decisions and technology challenges. Among these challenges is the so-called "Year 2000 Issue," the inability of many computer systems to recognize dates beginning with the year 2000 and beyond. The Year 2000 Issue presents a profound risk management issue which is perhaps more pervasive than any previous issue faced by businesses of all types. To effectively manage the risks associated with the Year 2000 Issue, management has taken measures over the past six years designed to reduce the Company's potential for business interruption. References to the Company in the description below, including cost information, pertain to the Company and the property/casualty insurance companies under its management.

The effect of the Year 2000 Issue cannot be measured exactly with certainty; any forecasts about the effect of the Year 2000 Issue and remediation projections are necessarily forward-looking statements and are subject to the risks and uncertainties noted on page 34.

Company's State of Readiness

Exposure to systems failure is a risk faced by the Company every day. Unlike these other risks, the date change to the Year 2000 is predictable. Efforts to mitigate The ERIE's exposure through effective identification, remediation and contingency planning are organized and being conducted on all major business processes to minimize the risks.

INCORPORATED BY REFERENCE, PAGES 33 AND 34 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS


To assure that the Company effectively addresses this risk at all levels of the organization, management has in place a structure that provides oversight of Year 2000 risk management activities, which are being conducted within the major business units of the Company. Oversight by Executive and Senior Management is being facilitated through a dedicated project office. This office, (the Y2K Office) is working in consultation with each business unit to assure consistency and adequacy of risk management activities and to collect companywide project status and cost information.

Within each  business  unit,  each key  business  process is being  evaluated to assure that underlying systems and components exposed to potential Year 2000 failure are appropriately identified and addressed. Underlying system components include internal operating systems (hardware and software), infrastructure elements including non-information technology components and systems, communications systems and devices, internally developed mainframe applications, personal computer hardware and software, external parties and providers and peripheral devices.

Each of these underlying components supporting key business processes was identified and mission critical business processes were prioritized during 1998. Priority was assigned based on the relative importance of the component to the business process and based on the importance of the business process relative to other business processes.

Efforts to remediate non-compliant internal components (principally mainframe applications) began in the mid-1990's as a routine part of systems development and maintenance. The Company's mainframe applications are believed to be 100 percent remediated. Management estimates that internal systems component testing will be completed during the first quarter, or early in the second quarter, of 1999.

Test plans for substantially all other key business process components identified during 1998 were developed during the first quarter of 1999. Where individual testing of these other key components is beneficial, testing is being conducted during the first quarter or early in the second quarter of 1999.

To supplement component testing and to provide a greater degree of assurance that our business functions will be uninterrupted, full systems Year 2000 simulation testing is planned for March, April and May of 1999. Full systems testing will entail simultaneous testing of underlying components necessary to the support of key business processes. Testing environments that closely approximate our operating environments for mainframe and LAN-based PC applications are being developed and are expected to be fully functional before the end of the first quarter of 1999. Each key business process (inclusive of underlying components and the operating environments) will be scheduled during the first quarter of 1999 as well. This effort incorporates key third parties with which we are coordinating our testing efforts.

As testing progresses, each business unit is consulting with the Y2K Office to develop contingency plans to address the possibility of component or business process failures. The extent of contingency planning will be responsive to the risk of failure and the relative importance of the component or business process. Contingency planning is addressing both business continuity and system recovery.

During the first quarter of 1999, the Company engaged an international professional services consulting firm to perform a Y2K project methodology evaluation. Their recommendations concerning certain aspects of our project methodology and remediation, testing, and planning efforts have been incorporated into our Y2K program.

INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


Cost to Address Year 2000 Issues

Prior to 1998, the Company did not establish a specific budget to address the Year 2000 Issue. By including Year 2000 changes in the scope of each system development and maintenance project, the Year 2000 Issue became an extension of all system projects. It is estimated that through December 31, 1998 costs incurred for specific Y2K activities including programming, testing, integrated test planning, and administrative efforts approximate $1 million. This estimate includes the cost of our internal efforts based on rates for personnel engaged in these activities. Future costs will be incurred as testing and contingency planning continues during 1999.

Management believes that the cost of testing and administrative support will approximate $1.2 million during 1999 based on the project plans for these activities. This estimate includes the cost of personnel involved in testing ($575,000) and the cost to complete the technical test environment ($500,000). The cost of consulting resources engaged during the first quarter will approximate $100,000. Any costs that may be incurred to replace non-compliant software and hardware during 1999 are not expected to be significant.

In addition to these costs, the Company will incur internal personnel costs for the development and testing of contingency plans during 1999. Such costs are not yet determinable but are not believed to be material to the financial position or results of operations of the Company.

Risk of the Company's Year 2000 Issues

The proper functioning of the Company's computer systems and applications is critical to the continued operations of the Company. By addressing the Year 2000 Issue over several years in the ordinary course of business, the costs and uncertainty associated with it have been reduced significantly. Management believes that all critical business process systems and applications will be Year 2000 compliant sufficiently in advance of January 1, 2000 and, therefore, will not adversely affect the operations of the Company.

It is possible that certain key external parties will certify their systems as year 2000 compliant when in fact they are not. The inability of the Company to respond to uncontrollable circumstances is always a concern. For example, if numerous key third parties are unable to support the operations of the Company, operations could be adversely affected. The Company, as part of overall risk management, will be preparing contingency plans during 1999 in response to the possibility of key third party failure. Management does not anticipate these scenarios as having a greater than remote possibility of occurrence.

Company's Contingency Plans if a Vendor or the Company fail to Address Year 2000 Issues

This risk described above will be addressed through contingency planning. The level of contingency planning will be commensurate with the relative importance of the external party to the operations of the Company and the relative risk that the party will be unable to operate satisfactorily in 2000. Such contingency plans are being developed and will be finalized during the first nine months of 1999.

The statements containing the beliefs of management about the Company's state of readiness for Year 2000 Issues are necessarily forward-looking statements that involve risks and uncertainties. These risks and uncertainties include but are not limited to: human or mechanical errors in correcting Year 2000 Issues; incorrect or improper (intentional or otherwise) representations by third parties as to their compliance or remediation efforts; the failure of third parties to follow through on their remediation efforts; and the inability to identify and/or locate processing chips that are subject to Year 2000 problems.


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Statements contained herein expressing the beliefs of management such as those contained in the "Analysis of Management Operations", "Analysis of Insurance Underwriting Operations", "Financial Condition", "Reinsurance", "Environmental-Related Claims" and "Factors That May Affect Future Results" sections hereof, and the other statements which are not historical facts contained in this report are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include but are not limited to: legislative and regulatory changes, the impact of competitive products and pricing, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, and technological difficulties and advancements.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS



Glossary of Selected Insurance Terms



! Assume:

         To receive from an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.



! Attorney-in-fact:

         Legal entity (Erie Indemnity Company, a corporate attorney-in-fact) which is legally appointed by another (subscribers of the Exchange) to transact business on its behalf.



! Cede:

         To transfer to an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.



! Direct premiums written:

         Premiums on policies written by an insurer, excluding premiums for reinsurance assumed or ceded by an insurer.



! GAAP combined ratio:

         Ratio of acquisition and underwriting expenses, losses and loss adjustment expenses incurred to premiums earned.



! Gross margins from management operations:

         Net revenues from management operations divided by total revenues from management operations.



! Incurred but not reported reserves:

         Estimated liabilities established by an insurer to reflect the losses estimated to have occurred but which are not yet known by the insurer.



! Losses:

         An occurrence that is the basis for submission of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy. "Loss" also refers to the amount of the insurer's liability arising out of the occurrence.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS




! Loss adjustment expenses (LAE):

         The expenses of settling claims, including legal and other fees and expenses, and the portion of general expenses allocated to claim settlement costs.



! Loss reserves:

         Estimated  liabilities   established  by  an  insurer  to  reflect  the
         estimated cost of claims payments and the related expenses that ultimately will be incurred in respect of insurance it has written.



! NAIC:

         The National Association of Insurance Commissioners, an association of the top regulatory officials of all 50 states and the District of Columbia organized to promote consistency of regulatory practices and statutory accounting practices throughout the United States.



! Property/Casualty insurance:

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



! Reciprocal insurance exchange:

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



! Reinsurance:

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

INCORPORATED BY REFERENCE, PAGE 55 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS



Market Price of and Dividends on the Common Equity and Related Shareholder
Matters

Common Stock Prices:

The Class A non-voting common stock of the Company trades on The NASDAQ Stock MarketK under the symbol "ERIE." The following sets forth the range of high and low trading prices by quarter as reported by The NASDAQ Stock Market.


                              Class A Trading Price

                                           1998                               1997

                                    Low              High             Low              High

         First Quarter              26 1/2           32 3/4           26               35
         Second Quarter             28 1/4           34               26 1/2           39 1/4
         Third Quarter              25 1/2           32 15/16         30 1/2           40
         Fourth Quarter             20 1/2           31 1/4           28 1/8           34 1/2


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

At the December 16, 1998 regular meeting of the Board of Directors of the Erie Indemnity Company, the Board approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.


Common Stock Dividends:

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations.
Dividends declared for each class of stock during 1998 and 1997 are as follows:



                                                Dividends Declared

                                       Class A Share       Class B Share

1998:
         First Quarter             $        .1075    $        16.125
         Second Quarter                     .1075             16.125
         Third Quarter                      .1075             16.125
         Fourth Quarter                     .1200             18.000
                                   $        .4425    $        66.375

1997:
         First Quarter             $        .0950    $        14.250
         Second Quarter                     .0950             14.250
         Third Quarter                      .0950             14.250
         Fourth Quarter                     .1075             16.125
                                   $        .3925    $        58.875

INCORPORATED BY REFERENCE, PAGE 55 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS



As of February 26, 1999 there were approximately 1,308 shareholders of record of the Company's Class A non-voting common stock and 27 shareholders of record of the Company's Class B voting common stock.

Of the 67,007,500 shares of the Company's Class A common stock outstanding as of February 26, 1999, approximately 24,617,867 shares are freely transferable without restriction or further registration under the Securities Act of 1933 (the Act), as amended unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Act. The 42,389,633 remaining outstanding shares of Class A common stock (the Restricted Shares) are held by the Company's directors, executive officers and their affiliates and are restricted securities which are eligible to be sold publicly pursuant to an effective registration statement under the Act or in accordance with an applicable exemption, including, after September 28, 1994, Rule 144, from the registration requirements under the Act. The Company is unable to estimate the amount of Restricted Shares that may be sold under Rule 144 since this amount will depend in part on the price for the Class A common stock, the personal circumstances of the sellers and other factors. Sales of a substantial number of Restricted Shares in the public market, or the availability of such shares, could adversely affect the price of the Class A common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially has owned Restricted Shares for at least two years, including affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) one percent of the number of shares of Class A common stock then outstanding, or (2) the average weekly trading volume of the Class A common stock in The NASDAQ Stock MarketK during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated for purposes of Rule 144) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially has owned the Restricted Shares for at least three years at the time of sale, would be entitled to sell such shares under Rule 144(k) without regard to the aforesaid limitations.

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

                  Erie Indemnity Company is the Attorney-in-Fact for the Erie Insurance Exchange (A Reciprocal Insurance Exchange)

                     Life Insurance Operations

                  Erie Family Life Insurance Company

                    52.2% ownership by Erie Insurance Exchange
                    21.6% ownership by Erie Indemnity Company


Graph #2          NET INCOME
                  (In millions of dollars)

                                                                                          1996         1997        1998


                  Net Income for Year Ended December 31                                   $105.1       $118.6      $134.6



Graph #3          NET REVENUES FROM MANAGEMENT
                  OPERATIONS AND GROSS MARGINS
                  (In millions of Dollars, except ratios)

                                                                                          1996         1997        1998


                  Net Revenues from Management Operations                                 $127.3       $134.2      $145.2

                  Gross Margin from Management Operations                                   28.3%        28.2%       28.8%




Graph #4          PREMIUMS EARNED AND GAAP
                  COMBINED RATIO EXCLUDING CATASTROPHES
                  (In millions of Dollars, except ratios)

                                                                                          1996         1997        1998


                  Premiums Earned for Year Ended December 31                              $101.5       $107.3      $112.9

                  GAAP Combined Ratio Excluding Catastrophes                               103.4        101.5        96.2

                         Index to Graphs included in the
                       Management's Discussion and Analysis
                                 (Continued)



Graph #5          REVENUE FROM INVESTMENT OPERATIONS
                  (In millions of dollars)

                                                                                          1996         1997        1998


                  Realized Gain on Loss on Investments                                    $ 6.6        $ 5.8       $ 7.2

                  Equity in Earnings of EFL                                               $ 3.8        $ 4.2       $ 4.8

                  Net Investment Income                                                   $25.9        $32.9       $38.6





Graph #6          DIVERSIFICATION OF FIXED MATURITIES
                  at December 31, 1998 - Carrying Value

                  U.S. Industrial & Misc.                                46%
                  Special Revenue                                        31%
                  Political Subdivisions                                 12%
                  U.S. Gov'ts.                                            3%
                  Public Utilities                                        3%
                  Redeemable Preferred Stock                              3%
                  Foreign Gov'ts, Industrial & Misc.                      2%


Graph #7          QUALITY* OF FIXED MATURITIES
                  at December 31, 1998 - Carrying Value

                  Aaa/AAA                                                40%
                  A                                                      23%
                  Aa/AA                                                  16%
                  Baa/BBB                                                19%
                  Ba/BB                                                   2%

             * As rated by Standard & Poor's or Moody's Investor's Service, Inc.


Graph #8          TERM TO MATURITY OF FIXED MATURITIES

                  Subsequent to 2009                                     41%
                  2000-2004                                              30%
                  2005-2009                                              21%
                  1999                                                    8%


Graph #9          DIVERSIFICATION OF EQUITY SECURITIES
                  At December 31, 1998 - Carrying Value

                  (1) U.S. Industrial & Misc.                            41%
                  (2) U.S. Industrial & Misc.                            30%
                  (2) Banks & Insurance                                  22%
                  (2) Foreign Industrial & Misc.                          3%
                  (1) Foreign Industrial & Misc.                          2%
                  (1) Banks & Insurance                                   2%

                  (1)    Common Stocks
                  (2)    Preferred Stocks

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                        INDEPENDENT AUDITORS' REPORT
                  ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania


We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Brown, Schwab, Bergquist & Co.






Erie, Pennsylvania
February 16, 1999

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        As of December 31, 1998 and 1997



                        ASSETS                                        1998                1997
                                                                  --------------     --------------


Investments:
Fixed maturities, at fair value
 (amortized cost of $421,101,561
  and $333,135,959, respectively)                                 $  441,353,427     $  349,972,703
Equity securities, at fair value
 (cost of $169,976,774 and $144,123,112,
  respectively)                                                      202,804,068        165,132,504
Real estate mortgage loans                                             8,287,129          8,392,518
Other invested assets                                                 17,493,496          7,932,571
                                                                  --------------     --------------

          Total investments                                       $  669,938,120     $  531,430,296

Cash and cash equivalents                                             53,580,043         53,148,495
Accrued investment income                                              7,252,439          6,128,725
Note receivable from Erie Family Life
 Insurance Company                                                    15,000,000         15,000,000
Premiums receivable from policyholders                               114,695,231        108,057,986
Prepaid federal income taxes                                           2,508,908          1,681,573
Reinsurance recoverable from Erie Insurance
 Exchange                                                            381,301,722        383,131,027
Other receivables from Erie Insurance
 Exchange and affiliates                                             108,612,264        112,730,131
Reinsurance recoverable non-affiliates                                   938,894            241,664
Deferred policy acquisition costs                                     10,863,107         10,283,372
Property and equipment                                                12,388,650         10,130,230
Equity in Erie Family Life Insurance Company                          39,478,746         34,687,640
Other assets                                                          36,873,922         25,892,642
                                                                  --------------     --------------
          Total assets                                            $1,453,432,046     $1,292,543,781
                                                                  ==============     ==============

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS




   LIABILITIES AND SHAREHOLDERS' EQUITY                                1998              1997
                                                                  --------------     --------------

LIABILITIES
  Unpaid losses and loss adjustment expenses                      $  426,164,578     $  413,408,941
  Unearned premiums                                                  229,056,597        219,210,522
  Accrued commissions                                                 85,005,699         81,150,931
  Accounts payable and accrued expenses                               20,252,904         17,041,120
  Deferred income taxes                                               17,121,777          7,101,371
  Dividends payable                                                    8,099,100          7,255,444
  Employee benefit obligations                                        12,508,130          7,992,300
                                                                  --------------     --------------

          Total liabilities                                       $  798,208,785     $  753,160,629
                                                                  --------------     --------------

SHAREHOLDERS' EQUITY
  Capital stock
    Class A common, stated value $.0292 per
      share; authorized 74,996,930 shares;
      67,032,000 shares issued and outstanding                    $    1,955,100     $    1,955,100
    Class B common, stated value $70 per
      share; authorized 3,070 shares;
      3,070 shares issued and outstanding                                214,900            214,900
    Additional paid-in capital                                         7,830,000          7,830,000
    Accumulated other comprehensive income                            40,178,626         29,024,573
    Retained earnings                                                605,044,635        500,358,579
                                                                   -------------     --------------

          Total shareholders' equity                              $ 655,223,261      $  539,383,152
                                                                  --------------     --------------

          Total liabilities and
            shareholders' equity                                  $1,453,432,046     $1,292,543,781
                                                                  ==============     ==============

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF OPERATIONS
               Years Ended December 31, 1998, 1997 and 1996

                                                                1998                    1997                    1996
                                                       --------------------      ------------------      ------------------


MANAGEMENT OPERATIONS:

  Management fee revenue                               $        489,147,394      $      467,602,283      $      442,904,376
  Service agreement revenue                                      13,878,922               7,026,373               5,069,140
  Other operating revenue                                         1,540,299               1,363,298               1,218,573
                                                       --------------------      ------------------      ------------------

          Total revenue from
            management operations                      $        504,566,615      $      475,991,954      $      449,192,089

  Cost of management operations                                 359,323,406             341,791,061             321,872,411
                                                       --------------------      ------------------      ------------------


          Net revenue from
            management operations                      $        145,243,209      $      134,200,893      $      127,319,678
                                                       --------------------      ------------------      ------------------

INSURANCE UNDERWRITING OPERATIONS:

  Premiums earned                                      $        112,939,446      $      107,349,668      $      101,509,759
                                                       --------------------      ------------------      ------------------
  Losses and loss adjustment
    expenses incurred                                  $         79,880,665      $       79,970,102      $       85,070,861
  Policy acquisition and
    other underwriting expenses                                  32,491,506              29,638,991              28,018,109
                                                       --------------------      ------------------      ------------------
          Total losses and
            expenses                                   $        112,372,171      $      109,609,093      $      113,088,970
                                                       --------------------      ------------------      ------------------

          Underwriting gain (loss)                     $            567,275     ($        2,259,425)    ($       11,579,211)
                                                       --------------------      ------------------      ------------------

INVESTMENT OPERATIONS:

  Equity in earnings of Erie
    Family Life Insurance Company                      $          4,777,089      $        4,230,909      $        3,820,957
  Net investment income                                          38,606,178              32,932,061              25,903,159
  Net realized gain on
    investments                                                   7,163,706               5,815,186               6,583,208
                                                       --------------------      ------------------      ------------------
          Total revenue from
            investment operations                      $         50,546,973      $       42,978,156      $       36,307,324
                                                       --------------------      ------------------      ------------------

          Income before income
            taxes                                      $        196,357,457      $      174,919,624      $      152,047,791

Provision for income taxes                                       61,805,963              56,338,434              46,915,432
                                                       --------------------      ------------------      ------------------

          NET INCOME                                   $        134,551,494      $      118,581,190      $      105,132,359
                                                       ====================      ==================      ==================

Net income per share                                   $               1.81      $             1.59      $             1.41
                                                       ====================      ==================      ==================

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Years Ended December 31, 1998, 1997 and 1996

                                                              Total
                                                          Shareholders'         Comprehensive            Retained
                                                             Equity                 Income               Earnings

Balance, January 1, 1996                           $        354,064,241                        $        326,420,798
Comprehensive income
  Net income                                                105,132,359           105,132,359           105,132,359
  Other comprehensive loss,
    net of tax:
    Unrealized holding gains
      arising during year                                     4,126,133             4,126,133
    Less:  reclassification
      adjustment for gains
      included in net income                        (         4,279,085)  (         4,279,085)
                                                                          -------------------
  Other comprehensive loss,
    net of tax                                                            (           152,952)
                                                                          -------------------
Comprehensive income                                                      $       104,979,407
                                                                          ===================
  Dividends:
    Class A $.345 per share                         (        23,126,084)                       (         23,126,084)
    Class B $51.75 per share                        (           158,873)                       (            158,873)
                                                    -------------------                        --------------------
Balance, December 31, 1996                          $       435,758,691                        $        408,268,200
                                                    -------------------                        --------------------
Balance, January 1, 1997
Comprehensive income
  Net income                                                118,581,190           118,581,190           118,581,190
  Other comprehensive income,
    net of tax:
    Unrealized holding gains
      arising during year                                    15,313,953            15,313,953
    Less:  reclassification
      adjustment for gains
      included in net income                        (         3,779,871)  (         3,779,871)
                                                                          -------------------
  Other comprehensive income,
      net of tax                                                                   11,534,082
                                                                          -------------------
Comprehensive income                                                      $       130,115,272
                                                                          ===================
  Dividends:
    Class A $.3925 per share                        (        26,310,064)                       (         26,310,064)
    Class B $58.875 per share                       (           180,747)                       (            180,747)
                                                    -------------------                        --------------------
Balance, December 31, 1997                          $       539,383,152                        $        500,358,579
                                                    -------------------                        --------------------

Balance, January 1, 1998
Comprehensive income
  Net income                                                134,551,494           134,551,494           134,551,494
  Other comprehensive income,
    net of tax:
    Unrealized holding gains
      arising during year                                    15,810,462            15,810,462
    Less:  reclassification
      adjustment for gains
      included in net income                        (         4,656,409)  (         4,656,409)
                                                                          -------------------
  Other comprehensive income,
    net of tax                                                                     11,154,053
                                                                          -------------------
Comprehensive income                                                      $       145,705,547
                                                                          ===================
  Dividends:
    Class A $.4425 per share                        (        29,661,666)                       (         29,661,666)
    Class B $66.375 per share                       (           203,772)                       (            203,772)
                                                    -------------------                        --------------------
Balance, December 31, 1998                          $       655,223,261                        $        605,044,635
                                                    ===================                        ====================

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Years Ended December 31, 1998, 1997 and 1996

                                               Accumulated
                                                  Other
                                              Comprehensive              Class A               Class B               Additional
                                                 Income                   Common                Common             Paid-in Capital

Balance, January 1, 1996                 $        17,643,443  $          1,955,100  $            214,900  $            7,830,000
Comprehensive income
  Net income
  Other comprehensive loss,
    net of tax:
    Unrealized holding gains
      arising during year
    Less:  reclassification
      adjustment for gains
      included in net income

Other comprehensive loss,                (           152,952)
    net of tax

Comprehensive income

  Dividends:
    Class A $.345 per share
    Class B $51.75 per share

Balance, December 31, 1996               $        17,490,491  $          1,955,100  $            214,900  $            7,830,000
                                         -------------------  --------------------  --------------------  ----------------------
Balance, January 1, 1997
Comprehensive income
  Net income
  Other comprehensive income,
    net of tax:
    Unrealized holding gains
      arising during year
    Less:  reclassification
      adjustment for gains
      included in net income

Other comprehensive income,                       11,534,082
    net of tax

Comprehensive income

  Dividends:
    Class A $.3925 per share
    Class B $58.875 per share

Balance, December 31, 1997               $        29,024,573  $          1,955,100  $            214,900  $            7,830,000
                                         -------------------  --------------------  --------------------  ----------------------
Balance, January 1, 1998
Comprehensive income
  Net income
  Other comprehensive income,
    net of tax:
    Unrealized holding gains
      arising during year
    Less:  reclassification
      adjustment for gains
      included in net income

Other comprehensive income,                       11,154,053
    net of tax

Comprehensive income

  Dividends:
    Class A $.4425 per share
    Class B $66.375 per share

Balance, December 31, 1998               $        40,178,626  $          1,955,100  $            214,900  $            7,830,000
                                         ===================  ====================  ====================  ======================

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS
                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED  STATEMENTS  OF CASH FLOWS
               Years Ended  December  31,  1998,  1997 and 1996

                                                                  1998                 1997                  1996
                                                            --------------        --------------        ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                $     134,551,494     $     118,581,190     $     105,132,359
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Depreciation and amortization                                 2,000,816             1,888,660             1,428,376
      Deferred income tax expense                                   4,677,456               440,871             1,255,163
      Amortization of deferred policy
        acquisition costs                                          21,356,677            20,102,986            18,909,001
      Realized gain on investments                          (       7,163,706)    (       5,815,186)    (       6,583,208)
      Net amortization of bond discount                     (          88,636)    (         158,240)    (          19,640)
      Undistributed earnings of
        Erie Family Life                                    (       3,550,749)    (       3,127,202)    (       2,799,190)
      Deferred compensation                                         1,081,594               345,450     (         151,646)
  Increase in accrued investment
    income                                                  (       1,123,714)    (         558,686)    (         589,879)
  Increase in receivables                                   (       1,387,303)    (      21,845,530)    (      30,842,709)
  Policy acquisition costs deferred                         (      21,936,412)    (      20,845,360)    (      19,438,265)
  Increase in prepaid expenses
    and other assets                                        (      10,194,185)    (       4,503,392)    (       3,655,923)
  Increase (decrease) in accounts
    payable and accrued expenses                                    6,646,018     (       2,864,021)    (       2,200,926)
  Increase in accrued commissions                                   3,854,768             5,632,338             2,820,729
 (Decrease) increase in income
    taxes payable                                           (         827,335)            2,375,401     (       3,124,595)
  Increase in loss reserves                                        12,755,637            26,983,922            29,090,892
  Increase in unearned premiums                                     9,846,075             2,272,453            14,131,495
                                                            -----------------      ----------------      ----------------
        Net cash provided by
          operating activities                              $     150,498,495     $     118,905,654     $     103,362,034
                                                            -----------------     -----------------     -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of investments:
    Fixed maturities                                        ($    132,217,320)    ($     69,647,276)    ($    129,218,290)
    Equity securities                                       (      90,404,633)    (      73,953,554)    (      71,925,472)
    Mortgage loans                                          (         159,612)    (       1,222,747)    (       2,933,110)
    Other invested assets                                   (      12,786,646)    (       1,571,223)    (       3,114,141)
  Sales/maturities of investments:
    Fixed maturities                                               45,147,935            37,995,727            58,677,994
    Equity securities                                              70,847,725            51,482,876            32,959,337
    Mortgage loans                                                    265,257               124,108                68,519
    Other invested assets                                           3,308,459               648,453             1,422,557
  Purchase of property and equipment                        (         394,493)    (         558,824)    (       2,129,961)
  Purchase of computer software                             (       3,864,743)    (       1,618,530)    (         898,016)
  Loans to agents                                           (       2,431,326)    (       1,729,022)    (       3,086,074)
  Collections on agent loans                                        1,644,230             1,220,381             1,174,808
                                                             ----------------      ----------------      ----------------
        Net cash used in
          investing activities                              ($    121,045,167)    ($     58,829,631)    ($    119,001,849)
                                                             ----------------      ----------------      ----------------
CASH FLOW FROM FINANCING ACTIVITY
  Dividends paid to shareholders                            ($     29,021,780)    ($     25,647,152)    ($     22,497,544)
                                                             ----------------      ----------------      ----------------
        Net cash used in
          financing activity                                ($     29,021,780)    ($     25,647,152)    ($     22,497,544)
                                                             ----------------      ----------------      ----------------
  Net increase (decrease) in cash and
    cash equivalents                                                  431,548            34,428,871     (      38,137,359)
  Cash and cash equivalents at beginning
    of year                                                        53,148,495            18,719,624            56,856,983
                                                             ----------------      ----------------      ----------------
  Cash and cash equivalents at end of year                   $     53,580,043     $      53,148,495     $      18,719,624
                                                             ================     =================     =================
Supplemental disclosures of cash flow information:
Cash paid  during the year ended  December  31,  1998,  1997 and 1996 for income taxes was $57,928,552, $55,166,001 and $48,784,864 respectively.

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 42 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          All amounts are in thousands of dollars except per share data


NOTE 1.  NATURE OF BUSINESS

                 Erie Indemnity Company (Company) is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company earns a management fee for administrative and underwriting services provided to the Exchange and its affiliates. The Exchange is a property/casualty insurer rated A++, Superior, by
                 A. M. Best. See also Note 9.

                 The Company's property/casualty insurance subsidiaries share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The
                 Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 1998, 1997 and 1996) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC and EINY to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 11.

                 The property and casualty insurers operate in nine states and the District of Columbia. Business consists, to a large extent, of private passenger and commercial automobile, homeowners and workers' compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.


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

              Reclassifications

                 Certain amounts reported in the 1997 and 1996 financial statements have been reclassified to conform to the current year's financial statement presentation.

INCORPORATED BY REFERENCE, PAGE 42 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

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

              Investments

                 Fixed maturities determined by management not to be held-to-maturity and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds and notes. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of comprehensive income and shareholders' equity.
                 There are no securities classified as "trading" or "held-to-maturity".

                 Realized gains and losses on sales of investments, including losses from declines in value of specific securities determined by management to be other-than-temporary, are recognized in income on the specific identification method.
                 Interest and dividend income is recorded as earned.

                 Mortgage loans on real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance is provided for impairment in net realizable value based on periodic valuations. The change in the allowance is reflected on the Statements of Operations in net realized gain on investments.

                 Other invested assets (primarily investments in real estate limited partnerships) are recorded under the equity method of accounting.

                 Fair values of available-for-sale securities are based on quoted market prices, where available, or dealer quotations. The carrying value of short-term investments approximates fair value because of the short-term maturity of these instruments. The carrying value of receivables and liabilities arising in the ordinary course of business approximates their fair values.

              Cash equivalents

                 Cash equivalents include, primarily, investments in bank money market funds. The carrying amounts reported in the Statements of Financial Position approximate fair value due to the short-term maturity of these investments.

INCORPORATED BY REFERENCE, PAGES 42 AND 43 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS

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

              Deferred policy acquisition costs

                 Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. Amortization equaled $21,357, $20,103 and $18,909 in 1998, 1997 and 1996, respectively.

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

                 The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings current. Loss reserves are set at full expected cost except for loss reserves for workers' compensation which have been discounted at 2.5%. The effect of discounting workers' compensation loss reserves on profit and loss for 1998 was $1,562, a reduction loss and loss adjustment expenses. The reserves for losses and loss adjustment expenses is reported net of receivables for salvage and subrogation of $2,970 and $2,957 at December 31, 1998 and 1997, respectively.

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

INCORPORATED BY REFERENCE, PAGE 43 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


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

              Liability for guaranty fund and other assessments

                 The Company may be required, under the solvency or guaranty laws of the various states in which it is licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. Assessments are recognized when they are imposed or information indicates it is probable one will be imposed, or an event obligating the Company has occurred and the amount is reasonably estimated. When the assessment is subject to credit against future premium taxes and judged to be recoverable, it may be capitalized and amortized on a basis consistent with the credits to be realized under applicable state law. The Company's estimated liability for guaranty fund and other assessments at December 31, 1998 and 1997 totaled $1,189 and $489, respectively.

              Reinsurance

                 The Statements of Operations are reflected net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded "gross" on the Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums.

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

INCORPORATED BY REFERENCE, PAGES 43 AND 44 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                 In March of 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provided guidance on accounting for the costs of computer software developed or obtained for internal use. The Company adopted this SOP in the first quarter of 1998. Software development costs totaling $3,639 in 1998 were capitalized. These costs will be amortized on a straight line basis over the expected life of the product once the software is ready for its intended use.

                 Property and equipment as of December 31 is summarized as follows:

                                                                                            1998                1997
                                                                                        -----------         -----------


                   Land                                                                 $       737         $       737
                   Buildings                                                                  5,858               5,857
                   Leasehold improvements                                                       251                 242
                   Computer software                                                         12,497               8,632
                   Computer equipment                                                         3,030               2,645
                   Transportation equipment                                                     450                 450
                                                                                        -----------         -----------
                                                                                        $    22,823         $    18,563
                   Less accumulated depreciation                                             10,434               8,433
                                                                                        -----------         -----------

                                                                                        $    12,389         $    10,130
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

              Comprehensive income

                 The Company adopted the provisions of the Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," in 1998. Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The Company began displaying comprehensive income in the first quarter of 1998 and has displayed accumulated comprehensive income in the Statements of Shareholders' Equity at December 31, 1998.

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS

              The following tables summarize the cost and market value of available-for-sale securities at December 31, 1998 and 1997 based on current year classifications.

                                                                         Gross              Gross             Estimated
                                                     Amortized         Unrealized         Unrealized             Fair
                                                        Cost             Gains              Losses              Value

                 December 31, 1998

                 Fixed Maturities:
                 U.S. treasuries &
                   government agencies               $      13,018     $           689    $            0    $      13,707
                 States & political
                   subdivisions                             48,307               3,293                 0           51,600
                 Special revenue                           132,025               7,215                 5          139,235
                 Public utilities                           13,116                 300                 0           13,416
                 U. S. industrial &
                   miscellaneous                           195,296               9,028               629          203,695
                 Foreign industrial &
                   miscellaneous                             5,159                 165                86            5,238
                 Foreign governments-
                   agency                                    1,990                   0               181            1,809
                                                     -------------     ---------------    --------------    -------------

                     Total bonds                           408,911              20,690               901          428,700

                 Redeemable preferred
                   stock                                    12,191                 577               115           12,653
                                                     -------------     ---------------    --------------    -------------

                     Total fixed
                       maturities                    $     421,102     $        21,267    $        1,016    $     441,353
                                                     -------------     ---------------    --------------    -------------

                 Equity Securities:
                 Common stock:
                   U. S. banks, trusts &
                     insurance companies             $       3,522     $           197    $          231    $       3,488
                   U. S. industrial &
                     miscellaneous                          53,914              37,158             7,509           83,563
                   Foreign industrial &
                     miscellaneous                           3,186                 271               278            3,179
                 Non-redeemable
                   preferred stock:
                   U. S. banks, trusts &
                     insurance companies                    42,807               2,561                30           45,338
                   U. S. industrial &
                     miscellaneous                          59,858               2,024             1,419           60,463
                   Foreign industrial &
                     miscellaneous                           6,690                 228               145            6,773
                                                     -------------     ---------------    --------------    -------------

                     Total equity
                       securities                    $     169,977     $        42,439    $        9,612    $     202,804
                                                     -------------     ---------------    --------------    -------------

                     Total available-
                       for-sale
                       securities                    $     591,079     $        63,706    $       10,628    $     644,157
                                                     =============     ===============    ==============    =============

INCORPORATED BY REFERENCE, PAGE 45 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

                                                                          Gross              Gross            Estimated
                                                      Amortized         Unrealized         Unrealized           Fair
                                                        Cost              Gains              Losses             Value

                 December 31, 1997

                 Fixed Maturities:
                 U. S. treasuries &
                   government agencies               $      12,771     $           432    $            3    $      13,200
                 Foreign governments-
                   agency                                    1,989                   0               418            1,571
                 States & political
                   subdivisions                             41,931               2,840                 0           44,771
                 Special revenue                           116,052               7,850                 1          123,901
                 Public utilities                            7,171                 160                 0            7,331
                 U. S. industrial &
                   miscellaneous                           150,666               6,317               401          156,582
                 Foreign industrial &
                   miscellaneous                             2,556                  61                 0            2,617
                                                     -------------     ---------------    --------------    -------------

                     Total fixed
                       maturities                    $     333,136     $        17,660    $          823    $     349,973
                                                     -------------     ---------------    --------------    -------------

                 Equity Securities:
                 Common stock:
                   U. S. banks, trusts &
                     insurance companies             $       3,138     $         3,379    $            0    $       6,517
                   U. S. industrial &
                     miscellaneous                          58,415              19,650             6,874           71,191
                   Foreign industrial &
                     miscellaneous                           3,209                  53               800            2,462
                 Non-redeemable
                   preferred stock:
                   Public utilities                          2,619                  27                 0            2,646
                   U. S. banks, trusts &
                     insurance companies                    46,901               3,347                 0           50,248
                   U. S. industrial &
                     miscellaneous                          25,909               2,006                 1           27,914
                   Foreign industrial &
                     miscellaneous                           3,932                 223                 0            4,155
                                                     -------------     ---------------    --------------    -------------

                     Total equity
                       securities                    $     144,123     $        28,685    $        7,675    $     165,133
                                                     -------------     ---------------    --------------    -------------

                     Total available-
                       for-sale
                       securities                    $     477,259     $        46,345    $        8,498    $     515,106
                                                     =============     ===============    ==============    =============

INCORPORATED BY REFERENCE, PAGE 45 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

              The amortized cost and estimated fair value of fixed maturities at December 31, 1998, by remaining contractual term to maturity, are shown below.

                                                                                      Amortized            Estimated
                                                                                          Cost             Fair Value

                Due in one year or less                                             $      34,272       $       34,288
                Due after one year through five years                                     131,820              134,131
                Due after five years through ten years                                     85,657               90,449
                 Due after ten years                                                      169,353              182,485
                                                                                    -------------       --------------
                                                                                    $     421,102       $      441,353
                                                                                    =============       ==============

              Changes in unrealized gains consist of the following for the years ended December 31:

                                                                          1998               1997                 1996
                                                                        ------------       ----------          ----------

                Equity securities                                       $     11,818       $    5,462          $    5,830
                Fixed maturities                                               3,415            7,754          (    2,955)
                Other                                                             32               63          (       69)
                Equity in unrealized gains
                 (losses) of Erie Family Life
                  Insurance Company                                            1,232            2,880          (    1,994)
                Deferred federal income taxes                           (      5,343)      (    4,625)         (      965)
                                                                        ------------       ----------          ----------

                Increase (decrease) in unrealized
                  gains                                                 $     11,154       $   11,534          ($     153)
                                                                        ============       ==========          ==========


              Net investment income consists of the following for the years ended December 31:

                                                                             1998               1997                1996
                                                                        -------------      --------------      -------------

                Fixed maturities                                        $      25,562      $       21,929      $      18,071
                Equity securities                                               8,227               7,059              6,897
                Other                                                           5,256               4,237              1,201
                                                                        -------------      --------------      -------------

                Total investment income                                        39,045              33,225             26,169
                Investment expense                                                439                 293                266
                                                                        -------------      --------------      -------------

                Net investment income                                   $      38,606      $       32,932      $      25,903
                                                                        =============      ==============      =============

INCORPORATED BY REFERENCE, PAGE 46 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENTS (CONTINUED)

              Realized gains and losses on investments reflected in operations are summarized below for the years ended December 31:

                                                                          1998               1997                 1996
                                                                       -----------        -----------         -----------

                Realized gains:
                  Fixed maturities                                     $       809        $       252         $     1,015
                  Equity securities                                          9,663              6,613               5,969
                  Other invested assets                                        688                  0                 299
                                                                       -----------        -----------         -----------

                    Total gains                                        $    11,160        $     6,865         $     7,283
                                                                       -----------        -----------         -----------

                Realized losses:
                  Fixed maturities                                     $         1        $        19         $       198
                  Equity securities                                          3,397              1,031                 378
                  Other invested assets                                        598                  0                 124
                                                                       -----------        -----------         -----------

                    Total losses                                       $     3,996        $     1,050         $       700
                                                                       -----------        -----------         -----------

                    Net realized gain on
                       on investments                                  $     7,164        $     5,815         $     6,583
                                                                       ===========        ===========         ===========


NOTE 4.  EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

              The following represents condensed financial information for Erie Family Life Insurance Company (EFL):

                                                            1998                     1997                    1996
                                                       --------------           -------------           -------------

                 Investments                           $      774,882           $     703,033           $     653,917

                 Total assets                                 917,606                 832,534                 740,651

                 Liabilities                                  735,075                 672,155                 608,020

                 Shareholders'
                   equity                                     182,531                 160,379                 132,631

                 Revenues                                      96,210                  91,037                  82,720

                 Net income                                    22,085                  19,560                  17,666

                 Dividends paid to
                   shareholders                                 5,528                   5,009                   4,615

              The Company's share of EFL's net unrealized gains or losses on securities is reflected in shareholders' equity ($5,656, $4,425 and $1,545 at December 31, 1998, 1997 and 1996, respectively.) The 1998, 1997 and 1996 changes in this net unrealized gain on securities were $1,232, $2,880 and ($1,994), respectively.

              Deferred  federal  income  taxes  have  not been  provided  on the
              Company's equity in undistributed earnings of EFL. It is management's current intent to reinvest undistributed earnings indefinitely and not liquidate its investment in EFL. The estimated deferred tax liability unrecognized at December 31, 1998, 1997 and 1996 is $2,737, $2,401 and $1,981, respectively.

INCORPORATED BY REFERENCE, PAGES 46 AND 47 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS

              The following benefit plan information is presented in accordance with FAS 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits." FAS132 addresses only disclosure requirements of pensions and other post-retirement benefits, not measurement or recognition issues.

         Pension plan for Employees

                 The Company has a non-contributory defined benefit pension plan covering substantially all Employees of the Company. Information about this plan follows for the years ended December 31:

                                                                                    1998                  1997
                                                                               -------------         -------------

                 Net periodic benefit cost:
                   Service cost                                                $        5,119        $        4,451
                  Interest cost                                                         6,214                 5,550
                  Expected return on plan assets                               (        9,419)       (        8,060)
                  Amortization of prior service cost                                      448                   447
                   Recognized actuarial gain                                   (        1,252)       (          979)
                   Amortization of unrecognized
                     initial net obligation                                    (          234)       (          234)
                                                                               --------------        --------------

                  Net periodic benefit
                    cost                                                       $          876        $        1,175
                                                                               ==============        ==============

                 Fair Value of Plan Assets:
                   Fair value of plan assets at January 1                      $      117,644        $       98,761
                   Actual return on plan assets                                        12,330                12,796
                   Employer contributions                                               6,491                 6,290
                   Benefits paid                                               (        3,088)       (          203)
                                                                               --------------        --------------

                   Fair value of plan assets at December 31                    $      133,377        $      117,644
                                                                               ==============        ==============

                 Benefit obligation:
                   Benefit obligation at January 1                             $       83,575        $       72,016
                   Service cost                                                         5,119                 4,451
                   Interest cost                                                        6,214                 5,550
                   Actuarial gain                                                       8,461                 1,761
                   Benefits paid                                               (        3,088)       (          203)
                                                                               --------------        --------------

                   Benefit obligation at December 31                           $      100,281        $       83,575
                                                                               ==============        ==============

                 Funded status:
                  Funded status at December 31                                 $       33,096        $       34,069
                   Unrecognized net actuarial gain                             (       23,073)       (       29,875)
                   Unrecognized prior service cost                                      2,929                 3,376
                   Unrecognized initial net obligation                         (        1,168)       (        1,402)
                                                                               --------------        --------------

                   Net asset recognized on Statements of
                     Financial Condition                                       $       11,784        $        6,168
                                                                               ==============        ==============

INCORPORATED BY REFERENCE, PAGE 47 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                 The plan assets include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

                 Assumptions used in accounting for the pension plan were as follows:

                                                                                     1998          1997
                                                                                    ------        ------

                  Weighted average discount rate used to
                    measure projected benefit obligation                             6.75%         7.25%
                   Weighted average rate of compensation
                     increase used to measure projected
                    benefit obligation                                               5.00%         5.00%
                  Weighted average expected long-term
                    rate of return on plan assets                                    8.25%         8.25%

                 The  Company's   funding   policy  is  to  contribute   amounts
                 sufficient to meet minimum ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

                 The pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $6,413, $1,992 and $4,894 in 1998, 1997 and 1996, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

                 The accumulated benefit obligation was $59,537 and $50,290, respectively, as of December 31, 1998 and 1997.

              Pension plans for officers and outside directors

                 The Company has an unfunded supplemental pension plan for its officers and an unfunded pension plan for its outside directors. The pension plan for outside directors froze accruals effective April 30, 1997. The benefits for all active participants were settled effective July 31, 1997 through participants' elections to transfer the lump sum values of these benefits to a deferred compensation plan for outside directors. The effect of curtailments on the Company was not significant. Information about the plans follow for the years ended December 31:

                                                                                        1998               1997
                                                                                  -------------      --------------

                 Net periodic benefit cost:
                   Service cost                                                   $         363      $          225
                   Interest cost                                                            628                 404
                   Amortization of prior service cost                                       528                 216
                   Recognized actuarial loss                                                364                 388
                                                                                  -------------      --------------

                   Net periodic benefit cost                                      $       1,883      $        1,233
                                                                                  =============      ==============

INCORPORATED BY REFERENCE, PAGES 47 AND 48 OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                                                                                      1998               1997
                                                                                  ------------       -------------

                 Benefit obligation:
                     Benefit obligation at January 1                              $      5,049       $       3,915
                     Service cost                                                          363                 225
                     Interest cost                                                         628                 401
                     Amendments                                                          3,138                 109
                     Actuarial loss                                                        993               1,693
                     Benefits paid                                                (         70)      (       1,294)
                                                                                  ------------       -------------

                     Benefit obligation at December 31                            $     10,101       $       5,049
                                                                                  ============       =============
                 Funded status:
                   Funded status at December 31                                   $     10,101       $       5,049
                   Unrecognized net actuarial gain                                (      3,423)      (       2,455)
                   Unrecognized prior service cost                                (      3,299)      (         689)
                                                                                  ------------       -------------

                   Net liability recognized on Statements
                     of Financial Condition                                       $      3,379       $       1,905
                                                                                  ============       =============
                 Amounts recognized in the Statements of
                   Financial Condition consist of:
                   Accrued benefit liability                                      $      6,678       $       2,690
                   Intangible asset                                               (      3,299)      (         785)
                                                                                  ------------       -------------

                   Net amount recognized                                          $      3,379       $       1,905
                                                                                  ============       =============

                 The weighted average discount rate used for purposes of determining the projected benefit obligation of the officers' supplemental pension plan was 6.75% and 7.25% in 1998 and 1997, respectively. The weighted average rate of compensation increase used to measure the projected benefit obligation of the officers' supplemental pension plan was 5.0% in 1998 and 1997.

                 An intangible asset has been recorded to reflect the transition of the additional liability of the Company.

                 The accumulated benefit obligation was $6,678 and $2,690, respectively, as of December 31, 1998 and 1997.

              Post-retirement benefits other than pensions

                 The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. The Company pays the obligation when due. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:

                                                                                     1998                 1997
                                                                                  ----------         -----------

                 Net periodic benefit cost:
                   Service cost                                                   $      333         $       288
                   Interest cost                                                         319                 290
                   Amortization of prior service cost                             (       37)        (        37)
                   Recognized actuarial gain                                      (       40)        (        30)
                                                                                  ----------         -----------

                   Net periodic benefit cost                                      $      575         $       511
                                                                                  ==========         ===========

INCORPORATED BY REFERENCE, PAGE 48 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

                                                                                     1998                 1997
                                                                                 ------------         -------------

                 Change in benefit obligation:
                   Benefit obligation at January 1                               $      4,071         $       4,475
                   Service cost                                                           333                   288
                   Interest cost                                                          319                   290
                   Amendments                                                               0         (         513)
                   Actuarial loss (gain)                                                  423         (         358)
                   Benefits paid                                                 (        112)        (         111)
                                                                                 ------------         -------------

                   Benefit obligation at December 31                             $      5,034         $       4,071
                                                                                 ============         =============
                 Funded status:
                   Funded status at December 31                                  $      5,034         $       4,071
                   Unrecognized net actuarial loss                                        356                   755
                   Unrecognized initial net obligation                                    440                   476
                                                                                 ------------         -------------

                   Net amount recognized                                         $      5,830         $       5,302
                                                                                 ============         =============

                 The  cash   payments  for such benefits were $112, $176 and
                 $213 in 1998, 1997 and 1996, respectively.

                 The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 6.75% and 7.25% in 1998 and 1997, respectively. The December 31, 1998 accumulated benefit obligation was based on a 9.0% increase in the cost of covered health care benefits during 1998. The expected health care cost trend rate assumption for 1999 is 8.5%. This rate is assumed to decrease gradually to 5% per year in 2006 and to remain at that level thereafter.

                                                                                   1998                 1997
                                                                                 ------------         -------------

                   Effect on total of service and interest
                     cost components:
                     1% Increase                                                 $        113         $         100
                     1% Decrease                                                 (         94)        (          83)

                   Effect on post-retirement benefit
                     obligation:
                     1% Increase                                                 $        766         $         640
                     1% Decrease                                                 (        647)        (         541)

              Employee savings plan

                 The Company has an Employee Savings Plan for its Employees. Eligible participants are permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis in accordance with provisions of Section 401(k) of the Internal Revenue Code. The Company matches one-half of the participant contributions up to 6% of compensation. All full-time Employees are eligible to participate in the plan. The Company's matching contributions to the plan in 1998, 1997 and 1996 were $3,069, $2,892 and $2,688, respectively.
                 Effective May 1997, Employees were permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan will acquire shares necessary to meet the obligations of the plan in the open market.

INCORPORATED BY REFERENCE, PAGE 49 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  BENEFIT PLANS (CONTINUED)

              Deferred compensation and incentive plans

                 The Company has deferred compensation and incentive plans for certain eligible Employees of the Company and its affiliates. Compensation deferred under these plans and charged to operations amounted to $2,817, $1,347 and $259 during 1998, 1997 and 1996, respectively.

              Health and dental benefits

                 The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 1998 and 1997. Operations were charged $13,057, $12,646 and $9,899 in 1998, 1997 and 1996, respectively, for the cost of health and dental care provided under these plans.

              The above mentioned benefit plan expenses are presented gross, prior to reimbursement from the Exchange and EFL. See also Note 9.


NOTE 6.  INCOME TAXES

              The provision for income taxes consists of the following for the years ended December 31:

                                                                     1998                1997                1996
                                                                  --------------      -------------       -------------

                Federal
                  Current                                         $       57,129      $      55,897       $      45,660
                  Deferred                                                 4,677                441               1,255
                                                                  --------------      -------------       -------------

                                                                  $       61,806      $      56,338       $      46,915
                                                                  ==============      =============       =============

              A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                                      1998                1997                1996
                                                                  -------------       ------------        -------------

                Income tax at
                  statutory rates                                 $       68,725      $      61,222       $      53,217
                Deduct:
                  Undistributed earnings
                    of affiliate                                  (        1,242)     (       1,095)      (         980)
                  Tax-exempt interest                             (        3,192)     (       3,009)      (       3,338)
                  Dividends received
                    deduction                                     (        1,782)     (       1,628)      (       1,483)
                  Other                                           (          703)               848       (         501)
                                                                  --------------      -------------       -------------

                     Provision for income taxes                   $       61,806      $      56,338       $      46,915
                                                                  ==============      =============       =============

INCORPORATED BY REFERENCE, PAGE 49 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.  INCOME TAXES (CONTINUED)

              Temporary   differences  and  carryforwards  which  give  rise  to
              deferred tax assets and liabilities are as follows:

                                                                                              December 31,
                                                                                        1998                1997
                                                                                    -----------         -----------

                Deferred tax assets:
                  Loss reserve discount                                             $     3,497         $     4,012
                  Unearned premiums                                                       3,884               3,733
                  Alternative minimum tax paid                                            1,108               2,305
                  Employee benefit plan obligations                                       2,526               1,943
                  Other                                                                     275                  95
                                                                                    -----------         -----------

                    Total deferred tax assets                                       $    11,290         $    12,088
                                                                                    ===========         ===========

                Deferred tax liabilities:
                  Deferred policy acquisition costs                                 $     3,802         $     3,599
                  Unrealized gains                                                       18,590              13,246
                  Pension and other benefits                                              3,469               1,472
                  Capitalized salaries and benefits                                         589                   0
                  Accrual of discount                                                       988                 792
                  Property and equipment                                                    547                  80
                  Other                                                                     427                   0
                                                                                    -----------         -----------

                    Total deferred tax liabilities                                  $    28,412         $    19,189
                                                                                    -----------         -----------
                    Net deferred tax liability                                      $    17,122         $     7,101
                                                                                    ===========         ===========

              A   reconciliation   of  the   provision  for  income  taxes  with
              comprehensive income reported on the Statements of Shareholders' Equity is as follows:

                                                                           1998                1997                1996
                                                                   -----------------   -----------------   ----------------

              Unrealized gains (losses) on
                securities:
                Unrealized holding gains arising
                  during year                                      $          24,324   $          23,560   $          6,348
                Less:  reclassification
                  adjustment for gains included
                  in net income                                                7,164               5,815              6,583
                                                                   -----------------   -----------------   ----------------
                  Net unrealized holding gains
                    (losses) arising during
                    year                                           $          17,160   $          17,745   ($           235)
                                                                   -----------------   -----------------   ----------------
              Income tax (expense) benefit
                related to unrealized gains
                (losses)                                           ($          6,006)  ($          6,211)  $             82
                                                                   -----------------   -----------------   ----------------
              Other comprehensive income
                (loss), net of tax                                 $          11,154   $          11,534   ($           153)
                                                                   =================   =================   ================

              Erie Indemnity Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

INCORPORATED BY REFERENCE, PAGE 50 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


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

              Redemption provisions

                 The Erie Indemnity Company Stock Redemption Plan entitles heirs of shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock as determined in the Board's sole discretion after consideration of certain factors at time of redemption. The redemption amount is limited to an aggregation of: (1) an initial amount of $10 million as of December 31, 1995 and (2) beginning in 1996 and annually thereafter, an additional annual amount as determined by the Board in its sole discretion, not to exceed 20% of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20% of the Company's retained earnings determined as of the close of the prior year. In addition, the plan limits the repurchase from any single shareholder's estate to 33% of total shareholdings of such shareholder. On March 11, 1997, the Board of Directors approved an increase in the redemption amount of $16,655 to $41,005. On April 28, 1998, the Board approved an increase in the redemption amount of $17,792 to $58,797. There were no shares of stock redeemed during 1998, 1997 or 1996.

              Stock repurchase plan

                 At the December 16, 1998 regular meeting of the Board of Directors of the Erie Indemnity Company, the board approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

INCORPORATED BY REFERENCE, PAGE 50 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

              The following table provides a reconciliation of beginning and ending liability balances for 1998, 1997 and 1996 for the Company's wholly-owned property/casualty subsidiaries.

                                                                             1998             1997              1996
                                                                        ------------    -------------      ------------

                 Total unpaid losses and loss
                   adjustment expenses at
                   January 1, gross                                     $    413,409    $     386,425      $    357,334

                   Less reinsurance recoverables                             323,910          301,553           278,325
                                                                        ------------    -------------      ------------

                 Net balance at January 1                                     89,499           84,872            79,009

                 Incurred related to:
                   Current year                                               80,627           77,345            85,311
                   Prior years                                          (        746)           2,625      (        240)
                                                                        ------------    -------------      ------------
                     Total incurred                                           79,881           79,970            85,071
                                                                        ------------    -------------      ------------

                 Paid related to:
                   Current year                                               46,645           42,792            49,901
                   Prior years                                                31,278           32,551            29,307
                                                                        ------------    -------------      ------------
                     Total paid                                               77,923           75,343            79,208
                                                                        ------------    -------------      ------------

                 Net balance at December 31                                   91,457           89,499            84,872

                   Plus reinsurance recoverables                             334,708          323,910           301,553
                                                                        ------------    -------------      ------------

                 Total unpaid losses and loss
                   adjustment expenses at
                   December 31, gross                                   $    426,165    $     413,409      $    386,425
                                                                        ============    =============      ============

NOTE 9.  RELATED PARTY TRANSACTIONS

         Management fee

                 A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue and computed monthly as a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee was charged to the Exchange at the following rates:

                   April 1, 1995 to March 31, 1996                        24.5%
                   April 1, 1996 to December 31, 1997                     24%
                   January 1, 1998 to December 31, 1998                   24.25%

                 Beginning January 1, 1999 through December 31, 1999, the management fee rate charged the Exchange was set at 25%. The Company's Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

INCORPORATED BY REFERENCE, PAGE 51 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.  RELATED PARTY TRANSACTIONS (CONTINUED)

              Service agreement revenue

                 A service arrangement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. The Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and is responsible for accounting and operating expenses in connection with the administration of this business.

                 Effective September 1, 1997 the Company was reimbursed by the Exchange a portion of the service charges collected from Policyholders as reimbursement for the costs incurred by the Company in providing extended payment terms on policies written by the insurers managed by the Company. Service charge revenue amounted to $7,164 in 1998 and $2,011 in 1997.

              Expense reimbursements

                 The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:

                                                                   1998                1997                1996
                                                                -------------       -------------       -------------


                   Erie Insurance Exchange                      $     123,577       $     109,076       $      95,820
                   EFL                                                 13,346              13,038              10,095
                                                                -------------       -------------       -------------

                                                                $     136,923       $     122,114       $     105,915
                                                                =============       =============       =============

              Office leases

                 The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $11,344, $11,288 and $10,949 in 1998, 1997 and
                 1996, respectively. The Company has a lease commitment in excess of one year with EFL for a branch office. Rentals paid to EFL under this lease totaled $343 in 1998 and $423 in 1997 and 1996.

              Note receivable from EFL

                 EFL issued a surplus note to the Company for $15,000. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 1998 and 1997, EFL paid interest to the Company totaling $968 each year.

         Structured settlements with EFL

                 The Company and Exchange periodically purchase annuities from EFL in connection with the structured settlements of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $984, $978 and $743 in 1998, 1997 and 1996, respectively.

INCORPORATED BY REFERENCE, PAGE 51 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT
            RISK

                 Financial instruments which potentially expose the Company to concentrations of credit risk include unsecured receivables from the Exchange. A significant amount of the Company's revenue and a receivable are from the Exchange and affiliates.

                 Management fee and expense reimbursements due from the Exchange were $106,987 and $111,577 in 1998 and 1997, respectively. A receivable from EFL for expense reimbursements totaled $1,625 at December 31, 1998 compared to $1,153 at December 31, 1997. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool. Such amounts totaled $381,302 and $383,131, respectively, in 1998 and 1997.

                 Premiums receivable from Policyholders at December 31, 1998 and 1997 equaled $114,695 and $108,058, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling arrangement.

                 The property/casualty insurance business relates primarily to private passenger and commercial automobile, homeowners, commercial multi peril and workers' compensation insurance in ten jurisdictions. Premiums from insureds in Pennsylvania, Maryland, West Virginia, Virginia and Ohio account for a significant percentage of the business.

NOTE 11.  REINSURANCE

                 EIC and EINY have a pooling arrangement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for premium under the all lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of such amounts within 30 days after the end of each quarterly accounting period. Amounts not settled within 30 days will accrue interest until such payments are made.

                 Effective January 1, 1997, EIC and EINY placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium for this reinsurance treaty is 1.01% of the net premiums earned by EIC and EINY during the term of this agreement subject to a minimum premium of $800. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,158 in 1998 and $1,103 for 1997. There were no loss recoveries by EIC or EINY under the agreement for 1998 or 1997.

INCORPORATED BY REFERENCE, PAGE 52 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  REINSURANCE (CONTINUED)

                 To the extent the Exchange assumes reinsurance business from affiliated and non-affiliated sources, the Company participates because of its pooling arrangement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

                 Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

                 The following summarizes insurance and reinsurance activities for the Company:

                                                                    1998                 1997              1996
                                                               --------------      --------------     ---------------

                 Premiums Earned:
                   Direct                                      $      338,162      $      334,772     $       321,736
                   Assumed - non-affiliates                             4,889               5,393               2,882
                   Ceded to Erie Insurance
                     Exchange                                  (      343,051)     (      340,165)    (       324,618)
                   Assumed from Erie Insurance
                     Exchange                                         112,939             107,350             101,510
                                                               --------------      --------------     ---------------

                       Net                                     $      112,939      $      107,350     $       101,510
                                                               ==============      ==============     ===============

                 Losses and Loss Adjustment
                   Expenses Incurred:
                   Direct                                      $      269,710      $      265,678     $       261,097
                   Assumed - non-affiliates                             3,912               5,896               2,511
                   Ceded to Erie Insurance
                     Exchange                                  (      273,622)     (      271,574)    (       263,608)
                   Assumed from Erie Insurance
                     Exchange                                          79,881              79,970              85,071
                                                               --------------      --------------     ---------------

                       Net                                     $       79,881      $       79,970     $        85,071
                                                               ==============      ==============     ===============

INCORPORATED BY REFERENCE, PAGE 52 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


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

              Consolidated   balances   including   amounts   reported   by  the
              consolidated and unconsolidated insurance subsidiaries on the statutory basis would be as follows:

                                                                   1998                  1997                  1996
                                                              -------------         -------------         -------------

                 Shareholders' equity
                  at December 31,                             $     638,859         $     523,715         $     414,674

                 Net income for the
                  year ended
                  December 31,                                      135,603               118,970               104,007

              The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of (a) ten percent of its statutory surplus as reported on its last annual statement, or (b) one hundred percent of its adjusted net investment income during such period. At December 31, 1998, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $14,624. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 1998 or 1997.

              The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10 percent of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 1999 without prior Pennsylvania Commissioner approval is $2,982. Dividends to the Company totaled $1,226 in 1998 and $1,104 in 1997.

INCORPORATED BY REFERENCE, PAGE 53 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  SEGMENT INFORMATION

              The Company's principal operations consist of serving as attorney-in-fact for the Exchange which constitutes its management operations. The Company's property/casualty insurance operations arise by virtue of a pooling arrangement between its subsidiaries and the Exchange. The Company also has a 21.63% equity interest in EFL which comprises its life insurance operations segment.

              Summarized financial information for these operations is presented below. Income amounts include each industry segment's share of investment income and realized gain or loss on investments which are reported in the investment operations segment on the Statements of Operations.

                                                                      1998                 1997                1996
                                                                ----------------    ---------------      --------------

                 Revenue:
                   Management operations                        $        533,449    $       501,148      $      470,538
                   Property/casualty
                     insurance operations                                129,827            120,918             112,541
                   Life insurance operations                               4,777              4,231               3,821
                                                                ----------------    ---------------      --------------
                     Total revenue                              $        668,053    $       626,297      $      586,900
                                                                ================    ===============      ==============

                 Income before income taxes:
                   Management operations                        $        174,126    $       159,380      $      148,774
                   Property/casualty
                     insurance operations                                 17,454             11,309      (          547)
                   Life insurance operations                               4,777              4,231               3,821
                                                                ----------------    ---------------      --------------
                     Total income before income
                       taxes                                    $        196,357    $       174,920      $      152,048
                                                                ================    ===============      ==============

                 Net income:
                   Management operations                        $        116,411    $       106,513      $       99,045
                   Property/casualty
                     insurance operations                                 13,612              8,056               2,338
                   Life insurance operations                               4,528              4,012               3,749
                                                                ----------------    ---------------      --------------
                     Net income                                 $        134,551    $       118,581      $      105,132
                                                                ================    ===============      ==============

                 Assets:
                   Management operations                        $        666,781    $       550,748      $      456,598
                   Property/casualty
                     insurance operations                                747,172            707,108             665,355
                   Life insurance operations                              39,479             34,688              28,686
                                                                ----------------    ---------------      --------------
                     Total assets                               $      1,453,432    $     1,292,544      $    1,150,639
                                                                ================    ===============      ==============

INCORPORATED BY REFERENCE, PAGE 53 OF THE COMPANY'S ANNUAL REPORT
TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                         First          Second        Third       Fourth
                                        Quarter        Quarter       Quarter      Quarter

1998
Net revenue from
  management
  operations                           $ 33,761        $ 39,065      $ 40,047     $ 32,370
Underwriting gain
  (loss)                                  1,428        (    307)     (     97)    (    457)
Total revenue from
  investment
  operations                             11,317          13,554        11,847       13,829
Net income                             $ 31,699        $ 35,470      $ 35,697     $ 31,685
                                       ========        ========      ========     ========

Net income per share                   $   0.43        $   0.47      $   0.48     $   0.43
                                       ========        ========      ========     ========


Comprehensive income                   $ 40,641        $ 35,165      $ 23,990     $ 45,910
                                       ========        ========      ========     ========

1997
Net revenue from
  management
  operations                           $ 31,754        $ 35,363      $ 36,541     $ 30,543
Underwriting loss                      (     48)       (    783)     (    299)    (  1,129)
Total revenue from
  investment
  operations                              9,636          10,138        11,750       11,454
Net income                             $ 28,211        $ 30,444      $ 32,128     $ 27,798
                                       ========        ========      ========     ========

Net income per share                   $   0.38        $   0.41      $   0.43     $   0.37
                                       ========        ========      ========     ========


Comprehensive income                   $ 22,106        $ 41,442      $ 41,208     $ 25,359
                                       ========        ========      ========     ========