Form 10-K, Exhibit 13
period 1999-12-31
ERIE INDEMNITY CO
filed 2000-03-23
CIK 922621

INCORPORATED BY REFERENCE, PAGE 17 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS



Selected Consolidated Financial Data

                                                                                    Years ended December 31
                                                             1999             1998            1997            1996            1995
                                                                  (dollars in thousands, except per share data)
OPERATING DATA:
     Net revenue  from management operations             $  148,518     $  145,243       $  134,201      $  127,320      $  111,276
     Underwriting (loss) gain                                (3,539)           567           (2,259)        (11,579)         (3,738)
     Total revenue from investment operations                63,776         50,547           42,978          36,307          30,473
------------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                             208,755        196,357          174,920         152,048         138,011
     Provision for income taxes                              65,649         61,806           56,339          46,916          44,460
------------------------------------------------------------------------------------------------------------------------------------
       Net Income                                        $  143,106     $  134,551       $  118,581      $  105,132      $   93,551
====================================================================================================================================

PER SHARE:
     Net income per share                                $     1.95     $     1.81       $     1.59      $     1.41      $     1.26
     Dividends declared per Class A share (1)                0.4950     $   0.4425       $   0.3925      $    0.345      $     0.28
     Dividends declared per Class B share                $   74.250     $   66.375       $   58.875      $    51.75      $    41.75
     Weighted average shares                                 73,487         74,400           74,400          74,400          74,400


FINANCIAL POSITION:
     Investments (2)                                     $  785,258     $  709,417       $  620,162      $  484,784      $  360,555
     Receivables from Exchange and affiliates               470,969        467,794          469,708         478,304         451,778
     Total assets                                         1,517,867      1,453,432        1,293,440       1,150,639       1,022,432
     Shareholders' equity                                   697,599        655,223          539,383         435,759         354,064
     Book value per share (1)                            $     9.62     $     8.81       $     7.25      $     5.86      $     4.76
     Shares repurchased                                       1,900              0                0               0               0

(1) All per share data has been  adjusted  to reflect  the  three-for-one stock split of Class A Common Stock effective May 2, 1996.
(2) Includes investment in Erie Family Life Insurance Company.


INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Selected Market & Geographic Information

The Company's 5.5 percent share of direct premiums written by the Erie Insurance Exchange and affiliated insurers, under the intercompany reinsurance pooling agreement, through its subsidiaries, Erie Insurance Company and Erie Insurance Company of New York for each of the three years ended December 31, were as follows:

                                                                          Years Ended December 31
                                                             1999                1998                1997
                                                                             (in thousands)
Premiums Written:
           District of Columbia                               $     262          $     242          $     240
           Illinois                                                 262                  -                  -
           Indiana                                                4,435              4,203              3,959
           Maryland                                              13,390             13,025             12,905
           New York                                               2,453              1,503                860
           North Carolina                                         4,641              3,629              2,852
           Ohio                                                   8,906              8,381              7,937
           Pennsylvania                                          62,775             64,473             63,488
           Tennessee                                              1,485              1,311              1,113
           Virginia                                               9,136              8,975              8,898
           West Virginia                                          5,197              5,199              4,907
--------------------------------------------------------------------------------------------------------------
           Total Premiums Written                             $ 112,942          $ 110,941          $ 107,159
--------------------------------------------------------------------------------------------------------------
Reinsurance Assumed Premiums - Unaffiliated                       7,558              5,762              4,452
Reinsurance Ceded Premiums - Unaffiliated                        (2,074)            (1,608)            (1,329)
--------------------------------------------------------------------------------------------------------------
           Net Premiums Written                               $ 118,426          $ 115,095          $ 110,282
==============================================================================================================

The following table sets forth the premiums written and loss and loss adjustment expense ratios by line of insurance for the Company's insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by state insurance authorities, for the periods indicated.

                                                                          Years Ended December 31
                                                             1999                1998                1997
                                                                              (in thousands)
Premiums Written:
   Commercial:
           Automobile                                         $   8,286          $   7,611          $   7,516
           Workers' Compensation                                  7,340              7,124              7,541
           Commercial multi-peril                                 9,382              8,187              7,186
           Other                                                  2,017              2,227              2,414
-------------------------------------------------------------------------------------------------------------
   Total Commercial                                           $  27,025          $  25,149          $  24,657
-------------------------------------------------------------------------------------------------------------
   Personal:
           Automobile                                         $  67,176          $  68,954          $  67,701
           Homeowners                                            17,683             15,841             13,851
           Other                                                  1,058                997                950
-------------------------------------------------------------------------------------------------------------
   Total Personal                                             $  85,917          $  85,792          $  82,502
-------------------------------------------------------------------------------------------------------------
Total Premiums Written                                        $ 112,942          $ 110,941          $ 107,159
=============================================================================================================
Statutory Loss and Loss Adjustment Expense Ratios:
   Commercial:
           Automobile                                            72.72%               65.6%              77.0%
           Workers' Compensation                                 78.14                56.0               52.1
           Commercial multi-peril                                77.21                68.4               65.6
           Other                                                 50.25                25.2               15.5
--------------------------------------------------------------------------------------------------------------
   Commercial Loss Ratios                                        74.00%               59.8%              59.7%
--------------------------------------------------------------------------------------------------------------
   Personal:
           Automobile                                            75.12%               72.3%              81.0%
           Homeowners                                            61.81                67.3               65.3
           Other                                                 49.47                54.2               48.2
--------------------------------------------------------------------------------------------------------------
   Personal Loss Ratios                                          74.14%               71.2%              78.0%
--------------------------------------------------------------------------------------------------------------
Total Loss Ratios (Excluding Unaffiliated Reinsurance)           74.11%               68.6%              73.7%
==============================================================================================================

INCORPORATED BY REFERENCE, PAGE 18 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 32 to 49 as they contain important information helpful in evaluating the Company's operating results and financial condition. (Note: A glossary of certain terms used in this discussion can be found on page 30. Defined terms are italicized the first time they appear in the text.)

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

     In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25.0 percent of the affiliated assumed and direct premiums written by the Exchange. The Company's Board of Directors has the authority to change the management fee at its discretion. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (c) paying certain general administrative expenses, including sales commissions, salaries, Employee benefits, taxes, rent, depreciation, data processing, and other expenses not part of the settlement of losses or the management of investments. All premiums collected, less the management fee paid to the Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including insurance-related taxes, licenses and fees. The Company pays certain loss adjustment and investment expenses on behalf of the Exchange and is reimbursed fully for these expenses by the Exchange. The management fee rate charged the Exchange was set at the following rates:

            January 1, 1997 to December 31,  1997 24.00  percent
            January 1, 1998 to December 31,  1998 24.25  percent
            January 1, 1999 to December 31,  1999 25.00  percent

     The Board can change the management fee rate at its discretion. In determining the management fee rate, the Company's Board of Directors reviews the relative financial positions of the Exchange and the Company and considers the long-term needs of the Exchange to ensure its continued growth, competitiveness and superior financial strength, which ultimately benefits the Company. The Board voted to maintain the 25 percent management fee rate for all of 2000.

     The Company's wholly-owned subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, participate in an intercompany pooling arrangement with the Exchange. This pooling arrangement provides for Erie Insurance Company and Erie Insurance Company of New York to share proportionately in the results of all property/casualty insurance operations of the Exchange and the Company's subsidiaries. Erie Insurance Company's and Erie Insurance Company of New York's proportionate share of the reinsurance pool is
5.0 percent and 0.5 percent, respectively.

     The results of the Company's insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, changes in the regulatory and legislative environments and changes in general economic and investment conditions.

INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Result  of  Operations

Overview

     Consolidated net income in 1999 was a record $143,105,956, which exceeded the 1998 net income of $134,551,494 by 6.4 percent. Earnings per share for 1999 increased 7.7 percent to $1.95 per share from $1.81 per share in 1998, as the Company's stock repurchase program contributed positively to earnings per share results. Gains made in the Company's management operations and its investment operations were partially offset by losses experienced in the Company's insurance underwriting operations. Management operations improved in both 1999 and 1998 as the Exchange continued to experience net written premium growth rates that exceeded industry growth rates. The underwriting results of the Company's property/ casualty insurance subsidiaries incurred losses related to Hurricane Floyd in the third quarter of 1999 and losses related to reinsurance activity in the fourth quarter of 1999. Insurance underwriting operations results  in 1998,  when  compared  to 1997,  improved  as a result  of loss cost
severity-management  programs  introduced   by  the  Company  combined  with  a
generally-favorable claims environment and mild weather conditions.

     Revenue from investment operations improved significantly in 1999 when compared to 1998 as the Company's excess cash flows were reinvested for higher returns and the Company earned realized capital gains.

Analysis of Management Operations

     Net revenues from management operations rose 2.3 percent to $148,517,964 in 1999 from $145,243,209 in 1998 and 8.2 percent in 1998 from $134,200,893 in
1997.

INCORPORATED BY REFERENCE, PAGE 20 OF THE COMPANY'S ANNUAL REPORT TO
SHAREHOLDERS

Gross margins from management operations declined to 28.0 percent in 1999 compared to gross margins of 28.8 percent in 1998 and 28.2 percent in 1997.

     Total revenues from management operations rose $25,516,407 to $530,083,022 for the year ended December 31, 1999, an increase of 5.1 percent. Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange rose $24,227,887, or 5.0 percent, to $513,375,281 in 1999 from $489,147,394 in
1998. The direct and affiliated  assumed  premiums  written of the Exchange grew
1.8 percent in 1999 to $2,053,501,124  from  $2,017,102,661 in 1998. The rate of growth in management fee revenue was greater than the rate of growth in direct and affiliated assumed premium of the Exchange because the management fee rate charged the Exchange in 1999 was 25 percent compared to 24.25 percent in 1998.

     Premium growth continues to be modest due to previously announced pricing actions in the private passenger automobile line of insurance in our major markets. However, policy growth for 1999 was strong as policy retention rates and new policy growth improved. Policies in force increased 5.1 percent to 2,689,849 for the year ended December 31, 1999 from 2,558,730 at December 31, 1998. Policy retention (the percentage of current Policyholders who have renewed their policies) was 91.6 percent and 90.7 percent for the years ended December 31, 1999 and 1998, respectively, for private passenger automobile and 90.1 percent and 89.4 percent for the years ended December 31, 1999 and 1998, respectively, overall for all lines of business.

     Total revenues from management operations for the year ended December 31, 1998 grew 6.0 percent, or $28,574,661, to $504,566,615 from $475,991,954 in
1997. Decreases in the involuntary assigned risk premiums of the Exchange, rate reductions in Pennsylvania workers' compensation insurance driven by legislative reform, as well as rate pressures in the personal lines automobile market, influenced the growth in premiums written by the Exchange in 1998 when compared to 1997.

     Service agreement revenue grew 11.3 percent to $15,440,862 in 1999 from $13,878,922 in 1998. Included in service agreement revenue are service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Group. Such service charges amounted to $7,282,621 and $7,163,895 in 1999 and 1998, respectively. Also included in service agreement revenue is service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from non-affiliated insurers. The Company receives a 7.0 percent service fee based on premiums from this business. These fees totaled $8,158,241 and $6,715,027 for 1999 and 1998, respectively, on net voluntary assumed reinsurance premiums of $116,546,295 and $95,928,945 for 1999 and 1998, respectively.

     Service agreement revenue grew $6,852,549, or 97.5 percent, to $13,878,922 in 1998 from $7,026,373 in 1997. This growth was a result of initiating the reimbursement from the Exchange for service charges on extended payment terms beginning September 1, 1997. The service charge income increased by $5,152,714 to $7,163,895 in 1998.

     The cost of management operations rose $22,241,652, or 6.2 percent, to $381,565,058 in 1999 from $359,323,406 in 1998. Commissions to independent
Agents are the largest component of the cost of management operations. Included in commission expense are the cost of scheduled commissions paid independent Agents on premiums collected, as well as promotional incentives for Agents and Agent contingency awards. Agent contingency awards are based upon a three-year average of the underwriting profitability of the direct business written and serviced by the independent Agent within the Erie Insurance Group of companies. Commission costs rose $18,216,870, or 7.4 percent, to $263,112,139 in 1999 from $244,895,269 in 1998 and 6.2 percent in 1998 from $230,659,805 in 1997.
Commission costs grew faster than the rate of growth in direct written premiums in 1999 due to increased provisions for Agent contingency and incentive awards and an increase in the average commission rate. The provision for Agent contingency awards increased $9,263,589 to $19,871,036 in 1999 from $10,607,447 in 1998 as a result of excellent insurance underwriting results on direct business experienced in the past three years. The average commission rate increased due to a slight shift in the insurance product mix to more commercial and personal property lines of business from private passenger automobile insurance.

     The cost of management  operations,  excluding commission costs,  increased
3.5 percent in 1999 to $118,452,919 from $114,428,137 in 1998. The Company's

INCORPORATED BY REFERENCE, PAGE 21 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

personnel costs, net of reimbursement from affiliates, totaled $69,718,332, $67,467,067, and $66,410,377 in 1999, 1998 and 1997, respectively. Personnel costs are the second largest cost component in the cost of management operations after commissions. Employee pay rate increases, combined with current year increases in both medical and pharmaceutical Employee benefit costs due to increased 1999 claims experience, account for the majority of the increase in personnel costs.

Analysis  of  Insurance   Underwriting Operations

     The Company recorded an underwriting loss of $3,538,884 in 1999 compared to an underwriting gain of $567,275 in 1998 and an underwriting loss of $2,259,425 in 1997. The growth in loss and loss adjustment expenses outpaced the growth in premiums earned for 1999 when compared with 1998.

     Premiums earned increased $4,284,427, or 3.8 percent, to $117,223,873 in 1999 while losses and loss adjustment expenses incurred increased $7,838,599, or
9.8 percent, to $87,719,264 in 1999. Included in the losses and loss adjustment expenses incurred are catastrophe losses from our direct business of $4,059,190, $2,893,626 and $701,414 in 1999, 1998 and 1997, respectively. Losses from
Hurricane Floyd accounted for $1.4 million in 1999, or $.01 per share, after federal income taxes.

     The Company's property/casualty insurance subsidiaries' voluntary assumed reinsurance business generated a net underwriting loss of $2,591,959 and $1,250,515 in 1999 and 1998, respectively. Catastrophes that affected Denmark and France during the fourth quarter of 1999 were largely responsible for the adverse results in the assumed reinsurance business for the year.

     Catastrophes are an inherent risk of the property/ casualty insurance business and can have a material impact on the Company's insurance underwriting operating results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. Additionally, the Company's property/casualty insurance subsidiaries have in effect a reinsurance agreement with the Exchange that would substantially mitigate the effect of catastrophe losses on the Company's financial position.

     Policy acquisition and other underwriting expenses amounted to $33,043,493, $32,491,506 and $29,638,991 in 1999, 1998 and 1997, respectively. Included in the other underwriting expenses are assessments made by the state insurance guaranty associations. These assessments are mandated by statute and are used by the various state



Management Fee Revenue
By State and Line of Business
For the Year Ended December 31, 1999

(Dollars in thousands)

                            Private                        Workers'      Commercial     Commercial     All Other Lines      Total
      State            Passenger Auto     Homeowners     Compensation       Auto        Multi Peril       of Business      by State
------------------------------------------------------------------------------------------------------------------------------------
District of Columbia       $    375      $    184       $    287        $     49       $    235         $     61           $  1,191
Illinois                        582           155            108              86            225               34              1,190
Indiana                      11,307         3,868          1,377           1,257          1,766              585             20,160
Maryland                     35,452        10,332          3,655           5,110          4,240            2,074             60,863
New York                      6,314         1,573            682             857          1,462              261             11,149
North Carolina                7,972         3,417          2,526           3,191          3,069              919             21,094
Ohio                         24,742         7,665            ---           2,778          4,145            1,152             40,482
Pennsylvania                180,003        42,989         18,786          17,232         19,867            6,466            285,343
Tennessee                     2,586           928            860             902          1,206              270              6,752
Virginia                     20,314         5,892          5,082           4,203          4,533            1,502             41,526
West Virginia                15,699         3,374            ---           1,998          1,898              656             23,625
------------------------------------------------------------------------------------------------------------------------------------
Total by line of business  $305,346      $ 80,377       $ 33,363        $ 37,663       $ 42,646         $ 13,980           $513,375
------------------------------------------------------------------------------------------------------------------------------------

INCORPORATED BY REFERENCE, PAGE 22 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

insurance guaranty associations to guarantee the property/casualty policies of the companies that have become insolvent. These mandatory assess- ments totaled $30,915, $1,222,958 and $171,557 in 1999, 1998 and 1997, respectively.
Assessments in 1998 were affected by two large insurer insolvencies in Pennsylvania and Ohio.

     The 1999 combined ratio for the Company's property/casualty insurance operations calculated under Generally Accepted Accounting Principles (GAAP) was
103.0 compared to a ratio of 99.5 in 1998 and 102.1 in 1997. The GAAP combined ratio for 1999, 1998 and 1997, excluding catastrophe losses on direct business, was 99.6, 96.9 and 101.5, respectively.

Analysis of Investment Operations

     Total revenue from investment operations was $63,775,746 in 1999 compared to $50,546,973 in 1998 and $42,978,156 in 1997, increases of 26.2 percent and
17.6 percent, respectively. Net investment income rose $5,379,103, or 13.9 percent, for the year ended December 31, 1999 and $5,674,117, or 17.2 percent, for the year ended December 31, 1998.

     The Company's earnings from its 21.63 percent ownership of EFL totaled $5,045,131 in 1999, up from $4,777,089 in 1998 and $4,230,909 in 1997. This investment is accounted for under the equity method of accounting. Consequently, the Company's investment earnings in 1999, 1998 and 1997 were a direct result of the Company's share of EFL's net income of $23,324,697, $22,085,479 and $19,560,368, respectively.

     The 5.6  percent  increase  in EFL's net income in 1999 was the result of a
9.0 percent increase in policy revenue and a 7.4 percent increase in net investment income, offset by an increase in Policyholder-related expenses of 8.9 percent. The 12.9 percent increase in EFL's net income in 1998 was the result of an 8.7 percent increase in policy revenues as well as a 23.9 percent decrease in death claims.

     The Company's realized capital gains increased $7,581,628 in 1999 to $14,745,334. During 1998 and 1997, the Company had capital gains of $7,163,706 and $5,815,186, respectively.

Financial Condition

Investments

     The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company's investment strategy also provides for liquidity to meet the short-and long-term commitments of the Company. At December 31, 1999 and 1998, the Company's investment portfolio of investment-grade bonds, common stock and preferred stock, all of which are readily marketable, represents 46.2 percent and 44.3 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

     Mortgage loans and other invested assets, including real estate and private equity limited partnerships, have the potential for higher returns but also carry more risk, including less liquidity and greater uncertainty in the rate of return. The Company has not held or issued derivative financial instruments.

INCORPORATED BY REFERENCE, PAGE 23 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Fixed Maturities

     The Company's investment strategy includes maintain- ing a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 1999, the carrying value of fixed maturity investments represented 64.9 percent of total invested assets.

     The Company invests in both taxable and tax-exempt securities as part of its strategy to maximize after-tax income. This strategy considers, among other factors, the impact of the alternative minimum tax.

     The Company's fixed maturity investments consist 97.9 percent of high-quality, marketable bonds all of which were rated at investment-grade levels (above Ba/BB) at December 31, 1999. Included in this investment-grade category are $225.7 million, or 46.5 percent, of the highest quality bonds rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the CompanyOs portfolio are rated by external rating agencies. If such bonds are not rated externally, they are rated by the Company on a basis consistent with that used by the rating agencies.

     Management   classifies  all  fixed   maturities  as   available-for-sale
securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to restructure the Company's investments in response to changes in market conditions or strategic direction. Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholdersO equity. At December 31, 1999, the net unrealized loss on fixed maturities, net of deferred taxes, amounted to $2,517,000 compared to a net unrealized gain of $13,164,000 in 1998.

     The Company attempts to achieve a balanced maturity schedule in order to stabilize investment income in the event of interest rate reductions in a year in which a large amount of securities could mature.

Equity Securities

     Equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 1999 and 1998, equity securities held by the Company include net unrealized gains of $28,527,000 and $21,338,000, respectively, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company's preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. The preferred stocks are of very high quality and marketable. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed. Preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities.

INCORPORATED BY REFERENCE, PAGE 24 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Investment in EFL

     The Company owns 21.63 percent of the outstanding common stock of EFL, a member company of the Erie Insurance Group. EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in ten jurisdictions. The Company's investment in EFL is accounted for under the equity method of accounting; consequently, the Company's carrying value of $37,007,058 represents 21.63 percent of the shareholders' equity of EFL at December 31, 1999.

Quantitative and Qualitative  Disclosures  About Market Risk

Interest Rate Risk

     The Company's exposure to market risk for changes in interest rates is concentrated in the investment portfolio. The Company monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly.

     Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

                                                            Weighted-
December 31,1999                        Principal            Average
(Dollars in thousands)                  Cash Flows        Interest Rate
-----------------------------------------------------------------------
Fixed maturities and short-term bonds:
                 2000                 $       19,994           6.4%
                 2001                         35,690           6.1%
                 2002                         51,669           6.5%
                 2003                         47,880           6.6%
                 2004                         39,542           6.6%
              Thereafter                     312,262           6.9%
-----------------------------------------------------------------------
              Total                   $      507,037
-----------------------------------------------------------------------
              Market Value            $      485,522
-----------------------------------------------------------------------
                                                            Weighted-
December 31,1998                        Principal            Average
(Dollars in thousands)                  Cash Flows        Interest Rate
-----------------------------------------------------------------------
Fixed maturities and short-term bonds:
                 1999                 $       57,547           5.8%
                 2000                         14,823           6.2%
                 2001                         32,344           5.9%
                 2002                         43,050           6.6%
                 2003                         40,295           6.4%
              Thereafter                     272,877           6.3%
-----------------------------------------------------------------------
              Total                   $      460,936
-----------------------------------------------------------------------
              Market Value            $      465,165
-----------------------------------------------------------------------

     Actual cash flows may differ from those stated as a result of calls and prepayments.

Equity Price Risk

     The Company's portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk. This risk is defined as the potential loss in estimated fair value resulting from an adverse change in prices. The Company's objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. Portfolio holdings are diversified across industries; concentrations in any one company or industry are limited by parameters established by management and the Company's Board of Directors.

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Liquidity and Capital Resources

     Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from opera- tions are the net cash flow generated from management operations, the net cash flow from Erie Insurance CompanyOs and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and non-affiliated investments. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in the aggregate.

     The Company generates sufficient net positive cash flow from its operations to fund its commitments and to build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities, and short- term investments. The Company purchased investments totaling $255,780,000 in 1999 compared with purchases of $235,568,000 in 1998, an increase of 8.6 percent. Company sales and maturities of investments totaled $180,699,000 in 1999 compared to $119,569,000 in 1998, an increase of 51.1 percent. Included in this total in 1999 are sales of fixed maturities of $31,937,000 and calls and maturities of $63,084,000.

     The net decrease in cash of $29,366,338 in 1999 included the $54,330,131 purchase of treasury stock. Effective January 1, 1999 through December 31, 2001, the Company may repurchase as much as $70 million of its outstanding Class A common stock. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital. In 1999, 1,900,499 shares were repurchased at an average price of $28.59.

     The Company pays substantially all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis each month. Because the Exchange traditionally has not paid management fees to the Company until the premiums from Policyholders are collected, the change in the premium receivable balance is used in determining the actual monthly amount transferred.

     Management fee and expense reimbursements due at December 31 from the Exchange were $104,264,179 and $106,986,856 in 1999 and 1998, respectively. A receivable from EFL for expense reimbursements totaled $1,487,985 at December 31, 1999 compared to $1,625,408 at December 31, 1998. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the intercompany reinsurance pool. Such amounts totaled $365,216,739 and $359,181,553, respectively, in 1999 and 1998.

     The Company has a Stock Redemption Plan that entitles estates of qualified shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. Limits of redemption amount to an aggregation of: (1) $10 million and (2) an annual amount, as determined by the Board in its sole discretion, not to exceed 20.0 percent of the CompanyOs net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20.0 percent of the CompanyOs retained earnings determined as of the close of the prior year. In addition, the restated Plan limits the repurchase from any single shareholderOs estate to 33.0 percent of total share holdings of such shareholder. At the Board of Directors meeting on April 28, 1998, the Board approved an increase in the redemption amount of $17,791,624 to $58,797,036. On April 27, 1999, the Board approved an increase in the redemption amount of $19,190,347 to $77,987,383. There were no shares of stock redeemed under this Plan to date.

     Dividends declared to shareholders totaled $32,802,428, $29,865,438, and $26,490,811 in 1999, 1998, and 1997, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the CompanyOs subsidiaries to the Company. Dividends from subsidiaries are not material to the Company's cash flows.

     Property and equipment at December 31, 1999 includes $4.7 million of capitalized software expenditures related to the development of a new agency interface system for independent Agents who represent the Company. As of year-end, a final decision had not been made as to whether the Company will ultimately deploy this software. Further testing and analysis planned for the first half of 2000 should enable management to determine whether the deployment of this software will achieve managementOs desired objectives. Additional deployment costs, which would be charged to operations, are estimated at approximately $4 million.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 1999 and 1998 of $11,805,286 and $17,121,777, respectively. The primary reason for the decrease in the deferred tax liability is a decrease in unrealized gains from available-for-sale securities in 1999 of $11,302,500, resulting in a decrease in deferred tax liability of $3,955,875. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the gross deferred tax assets.

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

Regulatory  Risk-Based  Capital

     The NAIC standard for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 1999, the Company's property/casualty insurance subsidiaries' RBC levels are all substantially in excess of levels that would require regulatory action.

Reinsurance

     The property/casualty insurers managed by the Company discontinued all ceded reinsurance treaties, other than with affiliated insurers, due to the strong surplus position of the insurers managed by the Company, the cost of reinsurance, and the low ratio of the premium writings of the insurers managed by the Company to their surplus. The Company does not believe this discontinuance of reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year if the frequency or severity of claims were substantially higher than historical averages because of an unusual event or series of events.

     Effective January 1, 1997, Erie Insurance Company and Erie Insurance Company of New York placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange that supersedes the prior catastrophe excess of loss reinsurance agreement between the parties. Under the new agreement, Erie Insurance Company and Erie Insurance Company of New York reinsure their net retained share of the intercompany reinsurance pool such that, once Erie Insurance Company and Erie Insurance Company of New York have sustained ultimate net losses that exceed an amount equal to 72.5 percent of Erie Insurance Company and Erie Insurance Company of New York's net premiums earned, the Exchange will be liable for 95.0 percent of the amount of such excess up to, but not exceeding, an amount equal to 95.0 percent of 15.0 percent of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned. Erie Insurance Company and Erie Insurance Company of New York retain losses equal to 5.0 percent of the ultimate net loss in excess of the retention under the contract. The annual premium for this reinsurance treaty is subject to a minimum premium of $800,000. The annual premium for this agreement with the Exchange was $900,000 in 1999 compared to $1,158,245 in 1998, a 22.3 percent decrease. There were no loss recoveries by Erie Insurance Company or Erie Insurance

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Company of New York under this agreement for 1999 or 1998. This reinsurance treaty is excluded from the inter-company reinsurance pooling agreement described earlier.

Property/Casualty  Loss Reserves

General

     Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

     The process of estimating the liability for unpaid losses and loss expenses is inherently judgmental and can be influenced by factors subject to variation. Possible sources of variation include claim frequency and severity, changing rates of inflation as well as changes in other economic conditions, judicial trends and legislative changes. It is unlikely that future losses and loss adjustment expenses will develop exactly as projected. The Company continually refines reserves as experience develops and new information becomes known. The Company reflects adjustments to reserves in the results of operations in the periods in which the estimates are changed.

Environmental-Related Claims

     In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Establishing reserves for these types of claims is subject to uncertainties that are generally greater than those represented by other types of claims. Factors contributing to those uncertainties include a lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Courts have reached different and sometimes inconsistent conclusions as to when the loss occurred and what policies provide coverage, what claims are covered, whether there is an insured obligation to defend, how policy limits are determined, how policy exclusions are applied and interpreted, and whether cleanup costs represent insured property damage. Further, even if and when the courts rule definitively on the various legal issues, many cases will still present complicated factual questions affecting coverage that must be resolved.

     The insurers managed by the Company have incurred few environmental claims and, as a result, have made few indemnity payments to date. The Company's property/ casualty subsidiaries have established reserves for these exposures in amounts they believe to be adequate based on current information. Management does not believe that these claims will have a material impact on the Company's liquidity, results of operations, cash flows or financial condition.

Factors That May Affect Future Results

Management  Operations

     Management Fee Rate. The management fee paid to the Company as attorney-in-fact for the Exchange is subject to approval by the Company's Board of Directors. The rate may be changed periodically by the Board at its discretion but may not exceed 25.0 percent. The Board considers several factors in determining the management fee rate, including the relative financial position of the Exchange and the Company and the long-term capital needs of the Exchange in order to foster growth and competitiveness as well as maintain its superior financial strength. Because the management fee revenue from the Exchange provides the majority of the Company's revenue, the income of the Company is dependent upon the ability of the Exchange to offer competitive insurance products in the marketplace.

     Competition. Intense price competition in private passenger automobile insurance, the Group's largest line of business, has affected the premium growth rate of the insurers managed by the Company and, as a consequence, the growth in the Company's management fee revenue. Favorable underwriting trends for personal automobile writers, along with strong investment returns, have facilitated significant decreases in personal automobile rate levels. To maintain the competitive position of the insurers

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

managed   by  the  Company  in   the  private  passenger  automobile  insurance
marketplace, additional rate actions that reduce written premiums are possible in 2000.

     Pennsylvania's deregulation of rates and forms for certain commercial insureds is another factor promoting increased competition. Insurers are no longer required to file rates and forms for approval with the Pennsylvania Insurance Department for larger commercial risks [defined as commercial entities generating an aggregate annual premium of $25,000 or more (exclusive of workers' compensation) or which have twenty-five employees and an insurance manager, consultant or buyer]. Risks that are smaller than large commercial risks are now rated under a flex band (+ or -D 10%) from the filed rates. The law allows greater flexibility in the rating of commercial risks and a faster response to changing market conditions than under the prior system. The new law could impact all insurance companies operating in Pennsylvania, either negatively or positively, depending on the market and the aggressiveness of the insurer in retaining and/or writing new commercial risks in Pennsylvania. The Company believes that commercial deregulation will result in lower rather than higher premium rate levels overall.

Insurance Operations

     Geographic Expansion. The Company continues to seek quality growth by expanding its operating territories domestically for direct business and globally for the reinsurance assumed business. The expansion into new operating territories offers the opportunity for growth in property/casualty premiums of the Exchange upon which management and service fee revenue of the Company is based. Over the last several years, geographic expansion has made a significant contribution to the property/casualty premium growth rate of The ERIE. In 1999, the Company began operations in the state of Illinois and expanded its operating territory westward in the state of Tennessee. The Company anticipates that such expansion will continue to contribute positively to the growth rate and profitability of The ERIE.

     Underwriting Risk. The insurers managed by the Company, including its wholly-owned subsidiaries, are subject to the risk of losses due to catastrophic events. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposures by geographic region. The Company also evaluates other means available to insurers to effectively manage risk. Catastrophic events are a perpetual factor that could impact future results of the industry as a whole as well as the Company. The current aggregate excess of loss reinsurance agreement between the Company's property/casualty insurance subsidiaries and the Exchange substantially lessens the effect of catastrophe losses on the Company.

Regulatory

     Financial Services Reform. Federal legislative initiatives on financial services reform, begun in 1997, culminated in the enactment in 1999 of Senate Bill 900, the Financial Modernization Reform Act, which significantly changes the way insurance companies, banks and securities firms are regulated. The elimination of some regulatory barriers to banks entering the insurance market, privacy initiatives concerning the consumer data held by financial institutions and the interjection of federal government agencies into the traditionally state regulated insurance industry may materially change the ground rules under which insurance products are marketed.

     Additionally, current and future proposed federal measures may affect the way the property/casualty and the life insurance industries distribute, price, and service their products. These proposals may include possible changes to the tax laws governing the taxation of insurance companies, proposals regarding natural disaster protection and insurance, tort reform and the use of credit history, the Auto Choice Reform Act (see below), urban insurance issues (see below) and the enforcement of territorial underwriting in personal lines of business are other regulatory issues facing the insurance industry.

     Urban Insurance Issues. Federal regulators have heightened their scrutiny of the property/casualty insurance industry, particularly its underwriting and marketing practices relative to homeowners insurance. Assertions have been made and complaints filed against various insurers for an alleged practice called "redlining," a term used to describe an insurer's illegal and unfair discrimination against minority communities that are typically located in economically depressed inner cities. The Department of Housing and Urban Development has initiated much of the action at the

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS


federal level, with enforcement by the United States Department of Justice. A number of complaints have culminated in consent decrees under which insurers have agreed to pay substantial sums of money.

     Auto-Choice Reform Act. Currently pending before Congress, the Auto Choice Reform Act is one of the more recent attempts at insurance regulation by the federal government. The bill offers consumers a choice between traditional automobile insurance (i.e., a tort liability system) or coverage at a reduced premium under a personal protection policy that allows insureds to recover economic damages from their insurer but requires them to relinquish their right to sue or be sued for noneconomic damages. States could Oopt outO of such a system by passing legislation to do so. Federal legislation that mandates automobile premium rate reductions would adversely affect the manage- ment fee revenue of the Company and could affect its insurance underwriting profitability.

Year 2000

     The computer systems of the Company and the property/casualty operations it manages successfully made the transition to the Year 2000. The Company's internal operating systems (hardware and software), infrastructure elements, communications systems, and personal computer hardware and software continued to function properly into the Year 2000. No external vendor or business partner experienced century change disruptions that materially affected the Company. The Company did not experience any business interruptions related to the Year 2000. The Company's total cost of testing, contingency planning and administrative support, including cost of personnel involved, cost to construct the technical test environment and cost of consulting resources, totaled $1.5 million and $1.0 million for the years ended December 31, 1999 and 1998, respectively. All Year 2000 related costs have been expensed as incurred. The related costs incurred in 2000 are not expected to be material.

     "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Statements contained herein expressing the beliefs of management such as those contained in the "Analysis of Management Operations," "Analysis of Insurance Underwriting Operations," "Financial Condition," "Quantitative and Qualitative Disclosures About Market Risk," "Liquidity and Capital Resources," "Reinsurance," "Environmental-Related Claims," "Factors That May Affect Future Results" and "Year 2000" sections hereof, and the other statements which are not historical facts contained in this report are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include but are not limited to: legislative and regulatory changes, the impact of competitive products and pricing, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, and technological difficulties and advancements.

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Glossary of Selected Insurance Terms

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

o Incurred but not reported:

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

INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

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

INCORPORATED BY REFERENCE, PAGE 51 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

Market Price of and Dividends on the Common Equity and Related Shareholder
Matters

Common Stock Prices:

     The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market(sm) under the symbol "ERIE." The following sets forth the range of high and low trading prices by quarter as reported by The NASDAQ Stock Market.


         Class A Trading Price

                                            1999                               1998

                                     Low             High             Low              High
         -------------------------------------------------------------------------------------
         First Quarter              26 7/8          32 3/4            26 1/2          32 3/4
         Second Quarter             26 3/8          28 1/2            28 1/4          34
         Third Quarter              26 1/4          33                25 1/2          32 15/16
         Fourth Quarter             29 1/2          34                20 1/2          31 1/4

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

     At the December 16, 1998 regular meeting of the Board of Directors of the Erie Indemnity Company, the Board approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital. For the year, 1,900,499 shares were repurchased at a total cost of $54,330,131 or an average price of $28.59.

Common Stock Dividends:

     The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 1999 and 1998 are as follows:


         Dividends Declared

         1999:                          Class A Share             Class B Share
         ----------------------------------------------------------------------
         First Quarter              $       .1200             $        18.000
         Second Quarter                     .1200                      18.000
         Third Quarter                      .1200                      18.000
         Fourth Quarter                     .1350                      20.250
                                            -----                      ------
                                    $       .4950             $        74.250
                                            =====                      ======

         1998:                          Class A Share             Class B Share
         ----------------------------------------------------------------------
         First Quarter              $       .1075             $        16.125
         Second Quarter                     .1075                      16.125
         Third Quarter                      .1075                      16.125
         Fourth Quarter                     .1200                      18.000
                                            -----                      ------
                                    $       .4425             $        66.375
                                            =====                      ======

     American Stock Transfer & Trust Company serves as the Company's transfer agent and registrar.

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

                  *Wholly-owned by Erie Insurance Exchange
                  **Wholly-owned by Erie Insurance Company
                  ***Wholly-owned by Erie Indemnity Company

                             Management Operations

                  Erie Indemnity Company is the Attorney-in-Fact for the Erie Insurance Exchange (A Reciprocal Insurance Exchange)

                     Life Insurance Operations

                  Erie Family Life Insurance Company

                    53.2% ownership by Erie Insurance Exchange
                    21.6% ownership by Erie Indemnity Company






Graph #2          NET REVENUES FROM MANAGEMENT
                  OPERATIONS AND GROSS MARGINS
                  (In millions of Dollars, except ratios)

                                                                                          1997         1998        1999


                  Net Revenues from Management Operations                                 $134.2       $145.2      $148.2

                  Gross Margin from Management Operations                                   28.2%        28.8%       28.0%




Graph #3          PREMIUMS EARNED AND GAAP
                  COMBINED RATIO EXCLUDING CATASTROPHES
                  (In millions of Dollars, except ratios)

                                                                                          1997         1998        1999


                  Premiums Earned for Year Ended December 31                              $107.3       $112.9      $117.2

                  GAAP Combined Ratio Excluding Catastrophes                               101.5         96.9        99.6

                         Index to Graphs included in the
                       Management's Discussion and Analysis
                                 (Continued)



Graph #4          REVENUE FROM INVESTMENT OPERATIONS
                  (In millions of dollars)

                                                                                          1997         1998        1999


                  Net Realized Gain on Investments                                        $ 5.8        $ 7.2       $14.7

                  Equity in Earnings of EFL                                               $ 4.2        $ 4.8       $ 5.0

                  Net Investment Income                                                   $32.9        $38.6       $44.0





Graph #5          DIVERSIFICATION OF FIXED MATURITIES
                  at December 31, 1999 - Carrying Value

                  U.S. Industrial & Misc.                              47%
                  Special Revenue                                      25%
                  State & Political Subdivisions                       11%
                  Other                                                11%
                  Redeemable Preferred Stock                            6%


Graph #6          QUALITY* OF FIXED MATURITIES
                  at December 31, 1999 - Carrying Value

                  Aaa/AAA                                              32%
                  Baa/BBB                                              29%
                  A                                                    22%
                  Aa/AA                                                15%
                  Ba/BB                                                 2%

             * As rated by Standard & Poor's or Moody's Investor's Service, Inc.


Graph #7          TERM TO MATURITY OF FIXED MATURITIES

                  Subsequent to 2010                                   35%
                  2001-2005                                            36%
                  2006-2010                                            25%
                  2000                                                  4%


Graph #8          DIVERSIFICATION OF EQUITY SECURITIES
                  At December 31, 1999 - Carrying Value

                  (1) U.S. Industrial & Misc.                          48%
                  (2) U.S. Industrial & Misc.                          26%
                  (2) Banks, Trusts & Insurance                        17%
                  (2) Foreign Industrial & Misc.                        3%
                  (1) Foreign Industrial & Misc.                        3%
                  (1) Banks, Trusts & Insurance                         3%

                  (1)    Common Stocks
                  (2)    Preferred Stocks

INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS


                          INDEPENDENT AUDITORS' REPORT

                    ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

     We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Brown, Schwab, Bergquist & Co.

Erie, Pennsylvania
February 11, 2000

INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        As of December 31, 1999 and 1998

                             (Dollars in thousands)


               ASSETS                                                                    1999               1998
                                                                                -----------------  -------------------
Investments:
   Fixed maturities  at fair value
    (amortized cost of $489,394
     and $421,102, respectively)                                                $         485,522  $          441,353

   Equity securities  at fair value
    (cost of $171,495 and $169,977, respectively)                                         215,383             202,804

   Real estate mortgage loans                                                               8,230               8,287
   Other invested assets                                                                   39,116              17,494
                                                                                -----------------  ------------------

        Total investments                                                       $         748,251  $          669,938

   Cash and cash equivalents                                                               24,214              53,580
   Accrued investment income                                                                7,998               7,252
   Premiums receivable from policyholders                                                 139,941             136,815
   Prepaid federal income taxes                                                             2,975               2,509
   Reinsurance recoverable from Erie Insurance Exchange                                   365,217             359,182
   Note receivable from Erie Family Life Insurance Company                                 15,000              15,000
   Other receivables from Erie Insurance Exchange and affiliates                          105,752             108,612
   Reinsurance recoverable non-affiliates                                                     912                 939
   Deferred policy acquisition costs                                                       11,405              10,863
   Property and equipment                                                                  15,261              12,389
   Equity in Erie Family Life Insurance Company                                            37,007              39,479
   Other assets                                                                            43,934              36,874
                                                                                -----------------  ------------------

        Total assets                                                            $        1,517,867 $        1,453,432
                                                                                ================== ==================


INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS


   LIABILITIES AND SHAREHOLDERS' EQUITY                                                  1999              1998
                                                                                -----------------  ------------------
LIABILITIES

   Unpaid losses and loss adjustment expenses                                   $         432,895  $          426,165
   Unearned premiums                                                                      236,525             229,056
   Commissions payable and accrued                                                         92,874              85,006
   Accounts payable and accrued expenses                                                   24,187              20,253
   Deferred income taxes                                                                   11,805              17,122
   Dividends payable                                                                        8,853               8,099
   Employee benefit obligations                                                            13,129              12,508
                                                                                -----------------  ------------------

        Total liabilities                                                       $         820,268  $          798,209
                                                                                -----------------  ------------------


SHAREHOLDERS' EQUITY
   Capital stock
     Class A common, stated value $.0292 per share;
       authorized 74,996,930 shares; 67,032,000 shares
       issued and 65,131,501 shares outstanding in 1999
       and 67,032,000 in 1998                                                   $           1,955  $            1,955

     Class B common, stated value $70 per
       share; authorized 3,070 shares;
       3,070 shares issued and outstanding
                                                                                              215                 215
   Additional paid-in capital                                                               7,830               7,830
   Accumulated other comprehensive income                                                  26,581              40,178
   Retained earnings                                                                      715,348             605,045
                                                                                 ----------------  ------------------
        Total contributed capital and retained earnings                         $         751,929  $          655,223


   Treasury stock, at cost, 1,900,499 shares repurchased in 1999)               (          54,330)                  0
                                                                                 ----------------  ------------------

        Total shareholders' equity                                              $         697,599  $          655,223
                                                                                -----------------  ------------------

        Total liabilities and shareholders' equity                              $       1,517,867  $        1,453,432
                                                                                =================  ==================

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years Ended December 31, 1999, 1998 and 1997

                 (Dollars in thousands, except per share data)


                                                                       1999             1998            1997
                                                               -------------------------------------------------
MANAGEMENT OPERATIONS:

   Management fee revenue                                      $      513,375   $       489,147  $       467,603
   Service agreement revenue                                           15,441            13,879            7,026
   Other operating revenue                                              1,267             1,541            1,363
                                                               --------------   ---------------  ---------------

       Total revenue from management operations                $      530,083   $       504,567  $       475,992

   Cost of management operations                                      381,565           359,324          341,791
                                                               --------------   ---------------  ---------------

       Net revenue from management operations                  $      148,518   $       145,243  $       134,201
                                                               --------------   ---------------  ---------------


INSURANCE UNDERWRITING OPERATIONS:

   Premiums earned                                             $      117,224   $       112,939  $       107,350
                                                               --------------   ---------------  ---------------
   Losses and loss adjustment expenses incurred                $       87,719   $        79,881  $        79,970
   Policy acquisition and other underwriting expenses                  33,044            32,491           29,639
                                                               --------------   ---------------  ---------------

       Total losses and expenses                               $      120,763   $       112,372  $       109,609
                                                               --------------   ---------------  ---------------

       Underwriting (loss) gain                               ($        3,539)  $           567  ($        2,259)
                                                               --------------   ---------------   --------------


INVESTMENT OPERATIONS:

   Equity in earnings of Erie Family Life Insurance

     Company                                                   $        5,045   $         4,777  $         4,231
   Net investment income                                               43,985            38,606           32,932
   Net realized gain on investments                                    14,746             7,164            5,815
                                                               --------------   ---------------  ---------------

       Total revenue from investment operations                $       63,776   $        50,547  $        42,978
                                                               --------------   ---------------  ---------------

       Income before income taxes                              $      208,755   $       196,357  $       174,920

Provision for income taxes                                             65,649            61,806           56,339
                                                               --------------   ---------------  ---------------

       NET INCOME                                              $      143,106   $       134,551  $       118,581
                                                               ==============   ===============  ===============

Net income per share                                           $         1.95   $          1.81  $          1.59
                                                               ==============   ===============  ===============

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   Years Ended December 31, 1999, 1998 and 1997

                  (Dollars in thousands, except per share data)

                                                                                                        Accumulated
                                             Total                                                         Other
                                         Shareholders'        Comprehensive           Retained           Comprehensive
                                            Equity              Income              Earnings             Income
Balance, January 1, 1997               $      435,759      $                  $       408,269    $        17,490
Comprehensive income
   Net income                                 118,581      $      118,581             118,581
   Other comprehensive income,
     net of tax                                11,534              11,534                                 11,534
                                                           --------------
Comprehensive income                                       $      130,115
                                                          ===============
Dividends:
   Class A $.3925 per share           (        26,310)                       (         26,310)
   Class B $58.875 per share          (           181)                       (            181)
                                       --------------                         ---------------
Balance, December 31, 1997             $      539,383                         $       500,359    $        29,024
                                       --------------                         ---------------    ---------------

Comprehensive income

   Net income                                 134,551      $      134,551             134,551
   Other comprehensive income,
     net of tax                                11,154              11,154                                 11,154
                                                           --------------
Comprehensive income                                       $      145,705
                                                           ==============
Dividends:
   Class A $.4425 per share           (        29,662)                       (         29,662)
   Class B $66.375 per share          (           203)                       (            203)
                                       --------------                         ---------------
Balance, December 31, 1998             $      655,223                         $       605,045    $        40,178
                                       --------------                         ---------------    ---------------

Comprehensive income

   Net income                                 143,106      $      143,106             143,106
   Other comprehensive loss,
     net of tax                       (        13,597)    (        13,597)                       (        13,597)
                                                           --------------
Comprehensive income                                       $      129,509
                                                           ==============
Purchase of treasury stock            (        54,330)
Dividends:
   Class A $.495 per share            (        32,575)                       (         32,575)
   Class B $74.25 per share           (           228)                       (            228)
                                       --------------                         ---------------
Balance, December 31, 1999             $      697,599                         $       715,348    $        26,581
                                       ==============                         ===============    ===============

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   Years Ended December 31, 1999, 1998 and 1997

                  (Dollars in thousands, except per share data)



                                           Class A            Class B            Additional         Treasury
                                            Common             Common          Paid-in-Capital       Stock
Balance, January 1, 1997              $         1,955     $           215    $          7,830     $            0
Comprehensive income
   Net income
   Other comprehensive income,
     net of tax
Comprehensive income
Dividends:

   Class A $.3925 per share
   Class B $58.875 per share
Balance, December 31, 1997            $         1,955     $           215    $          7,830     $            0
                                      ---------------     ---------------    ----------------     --------------

Comprehensive income
   Net income

   Other comprehensive income,
     net of tax
Comprehensive income
Dividends:

   Class A $.4425 per share
   Class B $66.375 per share
Balance, December 31, 1998            $         1,955     $           215    $          7,830     $            0
                                      ---------------     ---------------    ----------------     --------------

Comprehensive income
   Net income

   Other comprehensive income,
     net of tax
Comprehensive income

Purchase of treasury stock                                                                       (        54,330)
Dividends:
   Class A $.495 per share
   Class B $74.25 per share
Balance, December 31, 1999            $         1,955     $           215    $          7,830    ($       54,330)
                                      ===============     ===============    ================     ==============

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in thousands)

                                                                    1999                1998                1997
                                                              ---------------     ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $      143,106      $      134,551     $       118,581
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                                    1,766               2,001               1,889
       Deferred income tax (benefit) expense                  (         1,311)              4,677                 441
       Amortization of deferred policy acquisition costs               22,507              21,357              20,103
       Realized gain on investments                           (        14,746)    (         7,164)   (          5,815)
       Net amortization of bond premium (discount)                         80     (            89)   (            158)
       Undistributed earnings of Erie Family Life             (         3,696)    (         3,551)   (          3,127)
       Deferred compensation                                            1,212               1,081                 345
   Increase in accrued investment income                      (           745)    (         1,124)   (            559)
   Increase in receivables                                    (         6,274)    (         1,387)   (         21,846)
   Policy acquisition costs deferred                          (        23,049)    (        21,936)   (         20,845)
   Increase in prepaid expenses and other assets              (         6,185)    (        10,194)   (          4,503)
   Increase (decrease) in accounts payable and
     accrued expenses                                                   3,343               6,646    (          2,864)
   Increase in commissions payable and accrued                          7,868               3,855               5,632
   (Decrease) increase in income taxes payable                (           466)    (           827)              2,375
   Increase in loss reserves                                            6,730              12,756              26,984
   Increase in unearned premiums                                        7,469               9,846               2,273
                                                               --------------      --------------     ---------------

         Net cash provided by operating activities             $      137,609      $      150,498     $       118,906
                                                               --------------      --------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of investments:
     Fixed maturities                                         ($      162,769)    ($      132,217)   ($        69,647)
     Equity securities                                        (        71,637)    (        90,404)   (         73,953)
     Mortgage loans                                           (            66)    (           160)   (          1,223)
     Other invested assets                                    (        21,308)    (        12,787)   (          1,571)
   Sales/maturities of investments:
     Fixed maturities                                                  95,021              45,148              37,996
     Equity securities                                                 84,187              70,848              51,483
     Mortgage loans                                                       123                 265                 124
     Other invested assets                                              1,368               3,308                 648
   Purchase of property and equipment                         (           444)    (           394)   (            559)
   Purchase of computer software                              (         4,194)    (         3,865)   (          1,619)
   Loans to agents                                            (         3,459)    (         2,431)   (          1,729)
   Collections on agent loans                                           2,582               1,644               1,220
                                                               --------------     ---------------    ----------------

         Net cash used in investing activities                ($       80,596)    ($      121,045)   ($        58,830)
                                                               --------------      --------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                             ($       32,049)    ($       29,021)   ($        25,648)
   Purchase of treasury stock                                 (        54,330)                  0                   0
                                                               --------------     ---------------    ----------------

         Net cash used in financing activities                ($       86,379)    ($       29,021)   ($        25,648)
                                                               --------------      --------------     ---------------

   Net (decrease) increase in cash and cash equivalents       ($       29,366)     $          432     $        34,428
   Cash and cash equivalents at beginning of year                      53,580              53,148              18,720
                                                               --------------      --------------     ---------------

   Cash and cash equivalents at end of year                    $       24,214      $       53,580     $        53,148
                                                               ==============      ==============     ===============

Supplemental disclosures of cash flow information:

Cash paid during the years ended December 31, 1999, 1998 and 1997 for income taxes was $67,495, $57,929 and $55,166, respectively.

See accompanying notes to consolidated financial statements.

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          All amounts are in thousands of dollars except per share data


NOTE 1.         NATURE OF BUSINESS

                Erie Indemnity Company (Company) is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company earns a management fee for administrative and underwriting services provided to the Exchange and its affiliates. The Exchange is a property/casualty insurer rated A++ Superior by A. M. Best. See also Note 10.

                The Company's property/casualty insurance subsidiaries share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 1999, 1998 and 1997) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC and EINY to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 12.

                The property/casualty insurers operate in ten states and the District of Columbia. Business consists, to a large extent, of private passenger and commercial automobile, homeowners and workers' compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

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

                Reclassifications

                    Certain amounts reported in prior years have been
                    reclassified to conform to the  current   year's   financial
                    statement presentation.

INCORPORATED BY REFERENCE, PAGES 37 AND 38 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

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

                Investments and cash equivalents

                    Fixed maturities determined by management not to be held-to-maturity and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of comprehensive income and shareholders' equity. There are no securities classified as "trading" or "held-to-maturity."

                    Realized gains and losses on sales of investments, including losses from declines in value of specific securities determined by management to be other-than-temporary, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

                    Other invested assets include investments in U.S. domestic and foreign private equity and real estate limited partnerships. The private equity limited partnerships invest in small- to medium-sized companies. The private equity limited partnerships are carried at their estimated market values. Real estate limited partnerships are recorded using the equity method, which approximates the Company's share of the carrying value of the real estate investments held by the partnerships.

                    Cash equivalents include, primarily, investments in bank money market funds.

                 Fair value of financial instruments

                    Fair values of available-for-sale securities are based on quoted market prices, where available, or dealer quotations. The carrying amounts reported in the Consolidated Statements of Financial Position approximate fair value. The carrying value of receivables and liabilities arising in the ordinary course of business approximates their fair values.

                Recognition of premium revenues and losses

                    Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. Unearned premiums are established for the unexpired portion of premiums written. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss
                    adjustment  expenses  incurred  are   reflected  in  the
                    Consolidated Statements of Operations net of amounts ceded to the Exchange. See also Note 12.

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Deferred policy acquisition costs

                    Commissions and other costs of acquiring insurance that vary with,and are primarily related, to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. Amortization expense equaled $22,507, $21,357 and $20,103 in 1999, 1998 and 1997, respectively.

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

                    The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in current earnings. Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers' compensation which have been discounted at 2.5%. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $1,377 and $1,562 at December 31, 1999 and 1998, respectively, due to discounting. The reserves for losses and loss adjustment expenses is reported net of receivables for salvage and subrogation of $3,128 and $2,970 at December 31, 1999 and 1998, respectively.

                Environmental-related claims

                    In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. The total amount of the Company's property/casualty subsidiaries share of paid losses and loss reserves pertaining to environmental-related claims is immaterial.

INCORPORATED BY REFERENCE, PAGES 38 AND 39 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Liability for guaranty fund and other assessments

                    The Company's property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. Assessments are recognized when they are imposed or information indicates it is probable one will be imposed, or an event obligating the Company has occurred and the amount can be reasonably estimated. When the assessment is subject to credit against future premium taxes and judged to be recoverable, the payments made may be deferred and amortized on a consistent basis with the credits to be realized under applicable state law. The estimated liability for guaranty fund and other assessments at December 31, 1999 and 1998 totaled $867 and $1,189, respectively.

                Reinsurance

                    The Consolidated Statements of Operations are presented net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded "gross" on the Consolidated Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums.

                Income taxes

                    Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax bases and financial statement bases of assets and liabilities. Deferred taxes are provided on a liability method whereby, deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                    Software development costs, primarily salaries and benefits, totaling $8,254 and $3,639 are capitalized at December 31, 1999 and 1998, respectively, and included in property and equipment. These costs will be amortized on a straight line basis over the expected life of the products once the software is ready for intended use.

                    Property and equipment as of December 31 is summarized as follows:

                                                                                          1999              1998
                                                                                        ---------         ---------
                      Land                                                              $     737         $     737
                      Buildings                                                             5,861             5,858
                      Leasehold improvements                                                  303               251
                      Computer software                                                    16,691            12,497
                      Computer equipment                                                    3,419             3,030
                      Transportation equipment                                                450               450
                                                                                        ---------         ---------

                                                                                        $  27,461         $  22,823
                      Less accumulated depreciation                                        12,200            10,434
                                                                                        ---------         ---------

                                                                                        $  15,261         $  12,389
                                                                                        =========         =========

                Earnings per share

                    Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 73,486,572 during 1999 and 74,400,000 during 1998.

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.         INVESTMENTS

                The following tables summarize the cost and market value of available-for-sale securities at December 31, 1999 and 1998.


                                                                        Gross           Gross            Estimated
                                                     Amortized        Unrealized      Unrealized          Fair
                                                       Cost             Gains           Losses             Value
                                                   -----------       -----------      -----------       -----------

                December 31, 1999

                Fixed Maturities:
                -----------------
                U.S. treasuries &
                  government agencies              $    11,029       $       136      $       114       $    11,051
                States & political subdivisions         52,064             1,477              423            53,118
                Special revenue                        120,170             2,487              561           122,096
                Public utilities                        20,909                17              608            20,318
                U. S. industrial &
                  miscellaneous                        232,458             1,644            6,926           227,176
                Foreign governments                     21,593                83              933            20,743
                                                   -----------       -----------      -----------       -----------

                    Total bonds                    $   458,223       $     5,844      $     9,565       $   454,502

                Redeemable preferred stock              31,171               657              808            31,020
                                                   -----------       -----------      -----------       -----------

                    Total fixed maturities         $   489,394       $     6,501      $    10,373       $   485,522
                                                   -----------       -----------      -----------       -----------

                Equity Securities:
                Common stock:

                  U. S. banks, trusts &
                    insurance companies            $     3,887       $     3,631      $       362       $     7,156
                  U. S. industrial &
                    miscellaneous                       56,035            51,194            4,097           103,132
                  Foreign industrial &
                    miscellaneous                        4,948             1,000              437             5,511
                Non-redeemable
                  preferred stock:
                  U. S. banks, trusts &
                    insurance companies                 38,708               615            2,629            36,694
                  U. S. industrial &
                    miscellaneous                       61,109               894            5,341            56,662
                  Foreign industrial &
                    miscellaneous                        6,808                25              605             6,228
                                                   -----------       -----------      -----------       -----------

                    Total equity securities        $   171,495       $    57,359      $    13,471       $   215,383
                                                   -----------       -----------      -----------       -----------

                    Total available-for-sale
                      securities                   $   660,889       $    63,860      $    23,844       $   700,905
                                                   ===========       ===========      ===========       ===========


INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS (CONTINUED)

                                                                        Gross            Gross           Estimated
                                                     Amortized        Unrealized        Unrealized         Fair
                                                       Cost              Gains           Losses            Value
                                                   -----------       -----------      -----------       -----------

                December 31, 1998

                Fixed Maturities:
                -----------------
                U.S. treasuries &
                  government agencies              $    13,018       $       689      $         0       $    13,707
                States & political subdivisions         48,307             3,293                0            51,600
                Special revenue                        132,025             7,215                5           139,235
                Public utilities                        13,116               300                0            13,416
                U. S. industrial &
                  miscellaneous                        195,296             9,028              629           203,695
                Foreign                                  7,149               165              267             7,047
                                                   -----------       -----------      -----------       -----------

                    Total bonds                    $   408,911       $    20,690      $       901       $   428,700

                Redeemable preferred stock              12,191               577              115            12,653
                                                   -----------       -----------      -----------       -----------

                    Total fixed maturities         $   421,102       $    21,267      $     1,016       $   441,353
                                                   -----------       -----------      -----------       -----------

                Equity Securities:
                Common stock:

                  U. S. banks, trusts &
                    insurance companies            $     3,522       $       197      $       231       $     3,488
                  U. S. industrial &
                    miscellaneous                       53,914            37,158            7,509            83,563
                  Foreign industrial &
                    miscellaneous                        3,186               271              278             3,179
                Non-redeemable
                  preferred stock:
                  U. S. banks, trusts &
                    insurance companies                 42,807             2,561               30            45,338
                  U. S. industrial &
                    miscellaneous                       59,858             2,024            1,419            60,463
                  Foreign industrial &
                    miscellaneous                        6,690               228              145             6,773
                                                   -----------       -----------      -----------       -----------

                    Total equity securities        $   169,977       $    42,439      $     9,612       $   202,804
                                                   -----------       -----------      -----------       -----------

                    Total available-for-sale
                      securities                   $   591,079       $    63,706      $    10,628       $   644,157
                                                   ===========       ===========      ===========       ===========


INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.         INVESTMENTS (CONTINUED)

                The amortized cost and estimated fair value of fixed maturities at December 31, 1999, by remaining contractual term to maturity, are shown below.

                                                                                       Amortized          Estimated
                                                                                        Cost            Fair Value
                                                                                      -----------       -----------
                    Due in one year or less                                           $    17,674       $    17,673
                    Due after one year through five years                                 177,506           175,344
                    Due after five years through ten years                                124,116           122,251
                    Due after ten years                                                   170,098           170,254
                                                                                      -----------       -----------

                                                                                      $   489,394       $   485,522
                                                                                      ===========       ===========


                Changes in unrealized gains consist of the following for the years ended December 31:

                                                                           1999             1998              1997
                                                                       -----------      -----------       -----------

                    Equity securities                                   $   11,061       $   11,818        $    5,462
                    Fixed maturities                                    (   24,123)           3,415             7,754
                    Other                                                    1,616               32                63
                    Equity in unrealized (losses)
                      gains of Erie Family Life

                      Insurance Company                                 (    9,473)           1,895             4,466
                    Deferred federal income taxes                            7,322      (     6,006)      (     6,211)
                                                                        ----------       ----------        ----------

                    (Decrease) increase in unrealized gains             ($  13,597)      $   11,154        $   11,534
                                                                         =========       ==========        ==========

              Sources of net investment income follow for the years ended December 31:

                                                                         1999              1998             1997
                                                                       ---------        ---------         ---------

                    Fixed maturities                                   $  30,547        $  25,562         $  21,929
                    Equity securities                                     10,104            8,227             7,059
                    Other                                                  3,863            5,256             4,237
                                                                       ---------        ---------         ---------

                    Total investment income                            $  44,514        $  39,045         $  33,225
                    Investment expense                                       529              439               293
                                                                       ---------        ---------         ---------

                    Net investment income                              $  43,985        $  38,606         $  32,932
                                                                       =========        =========         =========


INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.         INVESTMENTS (CONTINUED)

                Realized gains and losses on investments reflected in operations are summarized below for the years ended December 31:


                                                                          1999             1998              1997
                                                                       ---------        ---------         ---------

                    Realized gains:
                      Fixed maturities                                 $     712        $     809         $     252
                      Equity securities                                   18,437            9,663             6,613
                      Other invested assets                                    0              688                 0
                                                                       ---------        ---------         ---------

                        Total gains                                    $  19,149        $  11,160         $   6,865
                                                                       ---------        ---------         ---------

                    Realized losses:
                      Fixed maturities                                 $      87        $       1         $      19
                      Equity securities                                    4,316            3,397             1,031
                      Other invested assets                                    0              598                 0
                                                                       ---------        ---------         ---------

                        Total losses                                   $   4,403        $   3,996         $   1,050
                                                                       ---------        ---------         ---------

                        Net realized gain on investments               $  14,746        $   7,164         $   5,815
                                                                       =========        =========         =========


NOTE 4.         COMPREHENSIVE INCOME

                The Company adopted the provisions of the Statement of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," in 1998. Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

                                                                                  1999            1998           1997
                                                                             --------------   -------------  ------------

                Unrealized holding (losses) gains arising during period      ($      6,173)   $     24,324   $     23,560
                Less:  reclassification adjustment for gains included in
                  net income                                                 (      14,746)  (       7,164) (       5,815)
                                                                              ------------    ------------   ------------
                  Net unrealized holdings (losses) gains arising
                    during period                                            ($     20,919)   $     17,160   $     17,745
                                                                              ------------    ------------   ------------

                Income tax benefit (expense) related to unrealized gains
                  or losses                                                   $      7,322   ($      6,006) ($      6,211)
                                                                              ------------    ------------   ------------

                Other comprehensive (loss) income, net of tax                ($     13,597)   $     11,154   $     11,534
                                                                              ------------    ------------   ------------




INCORPORATED BY REFERENCE, PAGES 41 AND 42 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.         EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

                The Company owns 21.63% of Erie Family Life Insurance  Company's
                (EFL) common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in nine states and the District of Columbia.

                The following represents condensed financial information for
                EFL:

                                                                           1999           1998           1997
                                                                       -----------    -----------    -----------

                 Investments                                            $  817,460    $   774,882    $   703,033

                 Total assets                                              954,532        917,606        832,534

                 Liabilities                                               783,429        735,075        672,155

                 Shareholders' equity                                      171,103        182,531        160,379

                 Revenues                                                  102,924         96,210         91,037

                 Net income                                                 23,325         22,085         19,560

                 Comprehensive (loss) income                           (     5,191)        27,821         32,852

                 Dividends paid to shareholders                              6,096          5,529          5,008


                The Company's share of EFL's net unrealized (losses) or gains on securities is reflected in shareholders' equity [($502), $5,656 and $4,425 at December 31, 1999, 1998 and 1997, respectively.] The 1999 change in net unrealized losses on securities was $6,158. In 1998 and 1997, changes in the net unrealized gain on securities was $1,232 and $2,880, respectively.

                Deferred federal income taxes have not been provided on the Company's equity in undistributed earnings of EFL. It is management's current intent to reinvest undistributed earnings indefinitely and not liquidate its investment in EFL. The estimated deferred tax liability unrecognized at December 31, 1999, 1998 and 1997 is $2,564, $2,737 and $2,401, respectively.

NOTE 6.         BENEFIT PLANS

                Pension plan for Employees

                    The Company has a non-contributory defined benefit pension plan covering substantially all Employees of the Company. Information about this plan follows for the years ended December 31:

                                                                                          1999               1998
                                                                                      -----------       -----------

                    Net periodic benefit cost:
                      Service cost                                                     $    6,518        $    5,119
                      Interest cost                                                         6,627             6,214
                      Expected return on plan assets                                  (    10,862)      (     9,419)
                      Amortization of prior service cost                                      530               448
                      Recognized actuarial gain                                       (     1,035)      (     1,252)
                      Amortization of unrecognized initial net obligation             (       234)      (       234)
                                                                                       ----------        ----------
                      Net periodic benefit cost                                        $    1,544        $      876
                                                                                       ==========        ==========

INCORPORATED BY REFERENCE, PAGE 42 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                                                                                         1999              1998
                                                                                      -----------       -----------

                    Fair Value of Plan Assets:
                      Fair value of plan assets at January 1                           $  133,377        $  117,644
                      Actual return on plan assets                                         25,732            12,330
                      Employer contributions                                                3,000             6,491
                      Benefits paid                                                   (     1,724)      (     3,088)
                                                                                       ----------        ----------
                      Fair value of plan assets at December 31                         $  160,385        $  133,377
                                                                                       ==========        ==========

                    Projected benefit obligation:
                      Benefit obligation at January 1                                  $  100,281        $   83,575
                      Service cost                                                          6,518             5,119
                      Interest cost                                                         6,627             6,214
                      Amendments                                                            1,231                 0
                      Actuarial (gain) loss                                           (    18,373)            8,461
                      Benefits paid                                                   (     1,724)      (     3,088)
                                                                                       ----------        ----------
                      Projected benefit obligation at December 31                      $   94,560       $   100,281
                                                                                       ==========       ===========

                    Funded status:
                      Funded status at December 31                                     $   65,825       $    33,096
                      Unrecognized net actuarial gain                                 (    55,280)      (    23,073)
                      Unrecognized prior service cost                                       3,630             2,929
                      Unrecognized initial net obligation                             (       935)      (     1,168)
                                                                                       ----------        ----------
                      Net asset recognized on Consolidated
                         Statements of Financial Position                             $    13,240       $    11,784
                                                                                      ===========       ===========

                    The plan assets include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

                    The amendment amount relates to an increase in monthly benefits to retired employees.

                    Assumptions used in accounting for the pension plan were as follows:

                                                                                          1999              1998
                                                                                        ---------         ---------

                       Weighted average discount rate used to
                         measure projected benefit obligation                               7.50%             6.75%
                       Weighted average rate of compensation
                         increase used to measure projected
                         benefit obligation                                                 5.00%             5.00%
                       Weighted average expected long-term
                         rate of return on plan assets                                      8.25%             8.25%


                    The Company's funding policy is to contribute amounts sufficient to meet ERISA funding requirements plus such
                    additional   amounts  as  may  be  determined  to  be
                    appropriate.

                    The pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $5,322, $6,413 and $1,992 in 1999, 1998 and 1997, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists

INCORPORATED BY REFERENCE, PAGES 42 AND 43 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                    in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

                    The accumulated benefit obligation was $57,824 and $59,537, respectively, as of December 31, 1999 and 1998.


                Pension plans for senior and executive officers and outside directors

                    The Company has an unfunded supplemental pension plan for its senior and executive officers and an unfunded pension plan for its outside directors. Information about the plans follow for the years ended December 31:


                                                                                          1999              1998
                                                                                        ---------         ---------

                    Net periodic benefit cost:
                      Service cost                                                       $    448         $     363
                      Interest cost                                                           715               628
                      Amortization of prior service cost                                      527               528
                      Recognized actuarial loss                                               454               364
                                                                                         --------         ---------
                      Net periodic benefit cost                                          $  2,144         $   1,883
                                                                                         ========         =========

                    Benefit obligation:
                      Benefit obligation at January 1                                    $ 10,101          $  5,049
                      Service cost                                                            448               363
                      Interest cost                                                           715               628
                      Amendments                                                                0             3,138
                      Actuarial (gain) loss                                             (     736)              993
                      Benefits paid                                                     (     500)        (      70)
                                                                                         --------          --------
                      Benefit obligation at December 31                                  $ 10,028          $ 10,101
                                                                                         ========          ========

                    Funded status:

                      Funded status at December 31                                       $ 10,028         $  10,101
                      Unrecognized net actuarial gain                                   (   3,086)        (   3,423)
                      Unrecognized prior service cost                                   (   2,772)        (   3,299)
                                                                                         --------          --------
                      Net liability recognized on Consolidated
                         Statements of Financial Position                                $  4,170          $  3,379
                                                                                         ========          ========

                    Amounts recognized in the Consolidated
                      Statements of Financial Position consist of:

                      Employee benefit obligation                                        $  6,794          $  6,678
                      Other assets                                                      (   2,624)        (   3,299)
                                                                                         --------          --------
                      Net amount recognized                                              $  4,170          $  3,379
                                                                                         ========          ========

                    The weighted average discount rate used for purposes of determining the projected benefit obligation of the officers' supplemental pension plan was 7.50% and 6.75% in 1999 and 1998, respectively. The weighted average rate of compensation increase used to measure the projected benefit obligation of the officers' supplemental pension plan was 5.0% in 1999 and 1998.

INCORPORATED BY REFERENCE, PAGE 43 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                    The accumulated benefit obligation was $6,794 and $6,678, respectively, as of December 31, 1999 and 1998.

                Post-retirement benefits other than pensions

                    The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. The Company pays the obligation when due. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:

                                                                                          1999              1998
                                                                                        ---------         ---------

                    Net periodic benefit cost:
                      Service cost                                                       $    383          $    333
                      Interest cost                                                           311               319
                      Amortization of prior service cost                                (      37)        (      37)
                      Recognized actuarial gain                                         (      31)        (      40)
                                                                                         --------          --------
                      Net periodic benefit cost                                          $    626          $    575
                                                                                         ========          ========

                    Change in benefit obligation:
                      Benefit obligation at January 1                                    $  5,034          $  4,071
                      Service cost                                                            383               333
                      Interest cost                                                           311               319
                      Actuarial (gain) loss                                             (     862)              423
                      Benefits paid                                                     (     121)        (     112)
                                                                                         --------          --------
                      Benefit obligation at December 31                                  $  4,745          $  5,034
                                                                                         ========          ========

                    Funded status:
                      Funded status at December 31                                       $  4,745          $  5,034
                      Unrecognized net actuarial loss                                       1,187               356
                      Unrecognized initial net obligation                                     403               440
                                                                                         --------         ---------
                      Net amount recognized                                              $  6,335          $  5,830
                                                                                         ========          ========


                    The cash payments for such benefits were $121, $112 and $176 in 1999, 1998 and 1997, respectively.

                    The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 7.50% and 6.75% in 1999 and 1998, respectively. The December 31, 1999 accumulated benefit obligation was based on a 8.5% increase in the cost of covered health care benefits during 1999. The expected health care cost trend rate assumption for 2000 is 8.0%. This rate is assumed to decrease gradually to 5% per year in 2006 and to remain at that level thereafter.


                                                                                          1999              1998
                                                                                        ---------         ---------


                    Effect on total of service and interest cost components:

                      1% Increase                                                        $    119          $    113
                      1% Decrease                                                       (      99)        (      94)

                    Effect on post-retirement benefit obligation:

                      1% Increase                                                        $    688          $    766
                      1% Decrease                                                       (     584)        (     647)

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.         BENEFIT PLANS (CONTINUED)

                Employee savings plan

                    The Company has an Employee Savings Plan for its Employees. Eligible participants are permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis in accordance with provisions of Section 401(k) of the Internal Revenue Code. The Company matches one-half of the participant contributions up to 6% of compensation. All full-time Employees are eligible to participate in the plan. The Company's matching contributions to the plan in 1999, 1998 and 1997 were $3,245, $3,069 and $2,892, respectively. Effective May 1997, Employees were permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan will acquire shares in the open market necessary to meet the obligations of the plan.

                Deferred compensation and incentive plans

                    Certain eligible Employees of the Company and its affiliates participate in a deferred compensation plan. These same individuals receive compensation under executive incentive plans. Benefits charged to operations under the deferred compensation plan, as well as the incentive plans, totaled $3,352, $2,817 and $1,347 during 1999, 1998 and 1997, respectively.

                Health and dental benefits

                    The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 1999 and 1998. Operations were charged $14,756, $13,057 and $12,646 in 1999, 1998 and 1997, respectively, for the cost of health and dental care provided under these plans.

                    all of the above mentioned benefit plan expenses are presented gross, prior to reimbursement from the Exchange and EFL. See also Note 10.

NOTE 7.         INCOME TAXES

                The provision for income taxes consists of the following for the years ended December 31:

                                                                           1999             1998              1997
                                                                       -----------      -----------       -----------
                 Federal

                  Current                                               $   66,960      $    57,129       $    55,897
                  Deferred                                             (     1,311)           4,677               442
                                                                        ----------      -----------       -----------

                                                                        $   65,649      $    61,806       $    56,339
                                                                        ==========      ===========       ===========

                A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                                           1999             1998              1997
                                                                       -----------      -----------       -----------
                Income tax at statutory rates                           $   73,051       $   68,725        $   61,222
                  Deduct:
                    Undistributed earnings of affiliate                (     1,280)     (     1,242)      (     1,095)
                    Tax-exempt interest                                (     3,229)     (     3,192)      (     3,009)
                    Dividends received deduction                       (     2,064)     (     1,782)      (     1,628)
                    Other                                              (       829)     (       703)              849
                                                                        ----------       ----------        ----------

                    Provision for income taxes                          $   65,649       $   61,806        $   56,339
                                                                        ==========       ==========        ==========

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.         INCOME TAXES (CONTINUED)

                Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows:

                                                                                                December 31,
                                                                                           1999              1998
                                                                                        ---------         ---------
                Deferred tax assets:
                  Loss reserve discount                                                 $   3,602         $   3,497
                  Unearned premiums                                                         3,968             3,884
                  Alternative minimum tax paid                                                262             1,108
                  Employee benefit plan obligations                                         3,445             2,526
                  Other                                                                       360               275
                                                                                        ---------         ---------
                    Total deferred tax assets                                           $  11,637         $  11,290
                                                                                        =========         =========

                Deferred tax liabilities:
                  Deferred policy acquisition costs                                     $   3,992         $   3,802
                  Unrealized gains                                                         14,633            18,590
                  Pension and other benefits                                                2,376             3,469
                  Capitalized salaries and benefits                                           950               589
                  Accrual of discount                                                         577               988
                  Property and equipment                                                      269               547
                  Other                                                                       645               427
                                                                                        ---------         ---------
                    Total deferred tax liabilities                                      $  23,442         $  28,412
                                                                                        ---------         ---------

                    Net deferred tax liability                                          $  11,805         $  17,122
                                                                                        =========         =========

                The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

INCORPORATED BY REFERENCE, PAGES 44 AND 45 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

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

                Redemption provisions

                    The Erie Indemnity Company Stock Redemption Plan entitles heirs of shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock as determined by the Board's sole discretion after consideration of certain factors at time of redemption. The redemption amount is limited to an aggregation of: (1)$10 million as of December 31, 1995 and
                    (2)an additional annual amount as determined by the Board in its sole discretion, not to exceed 20% of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20% of the Company's retained earnings determined as of the close of the prior year. In addition, the plan limits the repurchase from any single shareholder's estate to 33% of total shareholdings of such shareholder. On April 28, 1998, the Board approved an increase in the redemption amount of $17,792 to $58,797. On April 27, 1999 the Board approved an increase in the redemption amount of $19,190 to $77,987. There were no shares of stock redeemed during 1999, 1998 or 1997.

                Stock repurchase plan

                    In December 1998, the Board of Directors of the Company approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital. In 1999 there were 1,900,499 shares repurchased at a total cost of $54,330, or an average price per share of $28.59.

INCORPORATED BY REFERENCE, PAGE 45 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.         UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

                The following table provides a reconciliation of beginning and ending liability balances for 1999, 1998 and 1997 for the Company's wholly-owned property/casualty insurance subsidiaries.

                                                                         1999             1998              1997
                                                                     -----------      -----------       -----------
                Total unpaid losses and loss
                  adjustment expenses at January 1, gross             $  426,165       $  413,409       $   386,425

                  Less reinsurance recoverables                          334,708          323,910           301,553
                                                                      ----------       ----------       -----------

                Net balance at January 1                                  91,457           89,499            84,872

                Incurred related to:
                  Current year                                            88,422           80,627            77,345
                  Prior years                                        (       703)     (       746)            2,625
                                                                      ----------       ----------       -----------

                    Total incurred                                        87,719           79,881            79,970

                Paid related to:
                  Current year                                            50,560           46,645            42,792
                  Prior years                                             33,632           31,278            32,551
                                                                      ----------       ----------       -----------

                    Total paid                                            84,192           77,923            75,343
                                                                      ----------       ----------       -----------

                Net balance at December 31                                94,984           91,457            89,499

                  Plus reinsurance recoverables                          337,911          334,708           323,910
                                                                      ----------       ----------       -----------

                Total unpaid losses and loss adjustment
                  expenses at December 31, gross                      $  432,895       $  426,165       $   413,409
                                                                      ==========       ==========       ===========


NOTE 10.        RELATED PARTY TRANSACTIONS

                Management fee

                    A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue and computed monthly as a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee was charged to the Exchange at the following rates:

                        January 1, 1997 to December 31, 1997              24%
                        January 1, 1998 to December 31, 1998              24.25%
                        January 1, 1999 to December 31, 1999              25%


                    The Board elected to maintain the 25% management fee rate for all of 2000. The Company's Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

INCORPORATED BY REFERENCE, PAGE 46 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.        RELATED PARTY TRANSACTIONS (CONTINUED)

                Service agreement revenue

                    A service agreement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. The Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and is responsible for accounting and operating expenses in connection with the administration of this business.

                    Also included in service agreement revenue are service charges collected from Policyholders as reimbursement for the costs incurred by the Company in providing extended payment terms on policies written by the insurers managed by the Company. Service charge revenue amounted to $7,283, $7,164 and $2,011 in 1999, 1998 and 1997, respectively.

                Expense reimbursements

                    The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and administrative services and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:

                                                                         1999             1998              1997
                                                                     -----------      -----------       -----------
                    Erie Insurance Exchange                          $   136,045      $   123,577       $   109,076
                    Erie Family Life                                      14,740           14,305            13,038
                                                                     -----------      -----------       -----------

                                                                     $   150,785      $   137,882       $   122,114
                                                                     ===========      ===========       ===========

                Office leases

                    The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $10,320, $11,344 and $11,288 in 1999,
                    1998 and 1997, respectively. The Company has a lease commitment of nine remaining years with EFL for a branch office. Rentals paid to EFL under this lease totaled $303 in 1999, $343 in 1998 and $423 in 1997.

                Note receivable from EFL

                    EFL issued a surplus note to the Company for $15,000. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner.
                    Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 1999, 1998 and 1997, EFL paid interest to the Company totaling $968 each year.

                Structured settlements with EFL

                    The Company and Exchange periodically purchase annuities from EFL in connection with the structured settlement of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $1,282, $984 and $978 in 1999, 1998 and 1997, respectively.

INCORPORATED BY REFERENCE, PAGES 46 AND 47 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT RISK

                Financial instruments, which potentially expose the Company to concentrations of credit risk, include unsecured receivables from the Exchange. A significant amount of the Company's revenue and receivables are from the Exchange and affiliates.

                Management fee and expense reimbursements due from the Exchange were $104,264 and $106,987 in 1999 and 1998, respectively. A receivable from EFL for expense reimbursements totaled $1,488 at December 31, 1999 compared to $1,625 at December 31, 1998. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool. Such amounts totaled $365,217 and $359,182 in 1999 and 1998, respectively.

                Premiums receivable from Policyholders at December 31, 1999 and 1998 equaled $139,941 and $136,815, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling arrangement.

NOTE 12.        REINSURANCE

                EIC and EINY have a pooling arrangement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of such amounts within 30 days after the end of each quarterly accounting period. Amounts not settled within 30 days will accrue interest until such payments are made.

                Effective January 1, 1997, EIC and EINY placed in effect an all lines aggregate excess of loss reinsurance agreement with the Exchange. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $800. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $900 in 1999 and $1,158 in 1998. There were no loss recoveries by EIC or EINY under the agreement for 1999 or 1998.

INCORPORATED BY REFERENCE, PAGE 47 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

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

                The following summarizes insurance and reinsurance activities for the Company:

                                                                         1999             1998              1997
                                                                     -----------      -----------       -----------
                Premiums Earned:
                  Direct                                              $  351,228       $  338,162        $  334,772
                  Assumed-non-affiliates                                   5,380            4,889             5,393
                  Ceded to Erie Insurance Exchange                   (   356,608)     (   343,051)      (   340,165)
                  Assumed from Erie Insurance Exchange                   117,224          112,939           107,350
                                                                      ----------       ----------        ----------
                    Net                                               $  117,224       $  112,939        $  107,350
                                                                      ==========       ==========        ==========

                Losses and Loss Adjustment Expenses Incurred:
                  Direct                                              $  264,177       $  269,710        $  265,678
                  Assumed-non-affiliates                                   6,512            3,912             5,896
                  Ceded to Erie Insurance Exchange                   (   270,689)     (   273,622)      (   271,574)
                  Assumed from Erie Insurance Exchange                    87,719           79,881            79,970
                                                                      ----------       ----------        ----------
                    Net                                               $   87,719       $   79,881        $   79,970
                                                                      ==========       ==========        ==========

INCORPORATED BY REFERENCE, PAGES 47 AND 48 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

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

                Consolidated   balances   including   amounts  reported  by  the
                consolidated and unconsolidated insurance subsidiaries on the statutory basis would be as follows:

                                                                           1999           1998           1997
                                                                       -----------    -----------    -----------
                    Shareholders' equity at December 31,               $   688,802    $   638,859    $   523,715

                    Net income for the year ended December 31,             142,615        135,603        118,970

                The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or
                (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 1999, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $9,814. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 1999 or 1998.

                The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 2000 without prior Pennsylvania Commissioner approval is $3,109. Dividends to the Company totaled $1,349 in 1999 and $1,226 in 1998.

INCORPORATED BY REFERENCE, PAGE 48 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.        SEGMENT INFORMATION

                The Company operates its business as three reportable segments - management operations, property/casualty insurance operations and life insurance operations.

                The Company's principal operations consist of serving as attorney-in-fact for the Exchange which constitutes its management operations. The Company's property/casualty insurance operations arise by virtue of a pooling arrangement between its subsidiaries and the Exchange. The Company also has a 21.63% equity interest in EFL which comprises its life insurance operations segment.

                Summarized financial information for these operations is presented below. Income amounts include each industry segment's share of investment income and realized gain or loss on investments which are reported in the investment operations segment on the Consolidated Statements of Operations.

                                                                           1999             1998              1997
                                                                     -------------    -------------     -------------
                Revenue:

                  Management operations                              $     572,049    $     533,449     $     501,171
                  Property/casualty insurance operations                   133,989          129,827           120,918
                  Life insurance operations                                  5,045            4,777             4,231
                                                                     -------------    -------------     -------------
                    Total revenue                                    $     711,083    $     668,053     $     626,320
                                                                     =============    =============     =============

                Income before income taxes:

                  Management operations                              $     190,483    $     174,126     $     159,380
                  Property/casualty insurance operations                    13,227           17,454            11,309
                  Life insurance operations                                  5,045            4,777             4,231
                                                                     -------------    -------------     -------------
                    Total income before income taxes                 $     208,755    $     196,357     $     174,920
                                                                     =============    =============     =============

                Net income:

                  Management operations                              $     128,448    $     116,411     $     106,513
                  Property/casualty insurance operations                     9,871           13,612             8,056
                  Life insurance operations                                  4,787            4,528             4,012
                                                                     -------------    -------------     -------------
                    Net income                                       $     143,106    $     134,551     $     118,581
                                                                     =============    =============     =============

                Assets:

                  Management operations                              $     723,377    $     666,781     $     550,748
                  Property/casualty insurance operations                   757,483          747,172           707,108
                  Life insurance operations                                 37,007           39,479            34,688
                                                                     -------------    -------------     -------------
                    Total assets                                     $   1,517,867    $   1,453,432     $   1,292,544
                                                                     =============    =============     =============


INCORPORATED BY REFERENCE, PAGE 49 OF THE COMPANY'S 1999 ANNUAL REPORT TO SHAREHOLDERS

                            ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.        QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)



                                                         First           Second             Third            Fourth
                                                       Quarter           Quarter          Quarter           Quarter
                                                      ----------        ----------       ----------        ----------
1999

Net revenue from management operations                $   34,367        $   40,587       $   41,945        $   31,619
Underwriting (loss) gain                             (       607)            1,113      (     1,580)      (     2,465)
Total revenue from investment operations                  14,770            16,177           16,450            16,379
                                                      ----------        ----------       ----------        ----------
Net income                                            $   33,407        $   39,225       $   38,425        $   32,049
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.45        $     0.53       $     0.52        $     0.45
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   31,897        $   32,180       $   26,295        $   39,137
                                                      ==========        ==========       ==========        ==========


1998

Net revenue from management operations                $   33,761        $   39,065       $   40,047        $   32,370
Underwriting gain (loss)                                   1,428       (       307)     (        97)      (       457)
Total revenue from investment operations                  11,317            13,554           11,847            13,829
                                                      ----------       -----------      -----------       -----------
Net income                                            $   31,699        $   35,470       $   35,697        $   31,685
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.43        $     0.47       $     0.48        $     0.43
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   40,641        $   35,165       $   23,990        $   45,909
                                                      ==========        ==========       ==========        ==========


1997

Net revenue from management operations                $   31,754        $   35,363       $   36,541        $   30,543
Underwriting loss                                    (        48)      (       783)     (       299)      (     1,129)
Total revenue from investment operations                   9,636            10,138           11,750            11,454
                                                      ----------        ----------      -----------       -----------
Net income                                            $   28,211        $   30,444       $   32,128        $   27,798
                                                      ==========        ==========       ==========        ==========

Net income per share                                  $     0.38        $     0.41       $     0.43        $     0.37
                                                      ==========        ==========       ==========        ==========

Comprehensive income                                  $   22,106        $   41,442       $   41,208        $   25,359
                                                      ==========        ==========       ==========        ==========
