Form 10-K, Exhibit 13
period 2000-12-31
ERIE INDEMNITY CO
filed 2001-03-23
CIK 922621

INCORPORATED BY REFERENCE, PAGE 15 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


SELECTED CONSOLIDATED FINANCIAL DATA
                                                 Years ended December 31(amounts in thousands, except per share data)
                                                    2000           1999          1998           1997           1996
                                                -----------    -----------    ----------     ----------     -----------
OPERATING  DATA
  Net revenue from management operations        $  158,746     $  148,518     $  145,243     $  134,201     $  127,320
  Underwriting (loss) gain                         (10,402)        (3,539)           567         (2,259)       (11,579)
  Net revenue from investment operations            75,594         63,776         50,547         42,978         36,307
                                                -----------    -----------    ----------     ----------     -----------
  Income before income taxes                    $  223,938     $  208,755     $  196,357     $  174,920     $  152,048
   Provision for income taxes                       71,545         65,649         61,806         56,339         46,916
                                                -----------    -----------    ----------     ----------     -----------
    Net income                                  $  152,393     $  143,106     $  134,551     $  118,581     $  105,132
                                                ==========     ===========    ==========     ==========     ===========
PER SHARE DATA:
  Net income per share                          $     2.12     $     1.95     $     1.81     $     1.59     $     1.41
  Dividends declared per Class A share              0.5575         0.4950         0.4425         0.3925           0.34
  Dividends declared per Class B share          $   83.625     $   74.250     $   66.375     $   58.875     $    51.75
  Weighted average shares outstanding               71,954         73,487         74,400         74,400         74,400

FINANCIAL POSITION:
  Investments (1)                               $  853,146     $  785,258     $  709,417     $  566,118     $  484,784
  Receivables from Exchange and affiliates         532,009        470,969        467,794        469,708        478,304
  Total assets                                   1,680,599      1,518,794      1,454,062      1,292,544      1,150,639
  Shareholders' equity                             779,015        697,599        655,223        539,383        435,759
  Book value per share                          $    10.91     $     9.62     $     8.81     $     7.25     $     5.86
  Shares repurchased at December 31                  2,976          1,900              0              0              0



(1)  Includes Investment in Erie Family Life Insurance Company.


INCORPORATED BY REFERENCE, PAGE 16 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF 0PERATIONS

The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 29 to 47 as they contain important information helpful in evaluating the Company's operating results and financial condition. (Note: A glossary of certain terms used in this discussion can be found on page 27. Defined terms are italicized the first time they appear in the text.)


OVERVIEW

Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the Exchange), a Pennsylvania-domiciled reciprocal insurance exchange. The Company's principal business activity consists of management of the affairs of the Exchange. Management fees received from the Exchange account for the majority of the Company's consolidated revenues. The Company also is engaged in the property/casualty insurance business through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie
Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has a 21.63 percent common stock interest in Erie Family Life Insurance Company
(EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25.0 percent of the affiliated assumed and direct premiums written by the Exchange. The Company's Board of Directors has the authority to change the management fee at its discretion. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (C) paying certain general administrative expenses not part of the settlement of losses or the management of investments. All premiums collected, less the management fee paid to the Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including insurance-related taxes, licenses and fees and for other purposes that are to the benefit of the Policyholders. The Company pays certain loss adjustment and investment expenses on behalf of the Exchange and is reimbursed fully for these expenses by the Exchange. The management fee rate charged the Exchange was set at the following rates:

          January 1, 1998 to December 31, 1998--24.25 percent

          January 1, 1999 to December 31, 1999--25.00 percent

          January 1, 2000 to December 31, 2000--25.00 percent

The Board can change the management fee rate at its discretion. In determining the management fee rate, the Company's Board of Directors reviews the relative financial positions of the Exchange and the Company and considers the long-term needs of the Exchange to ensure its continued growth, competitiveness and superior financial strength, which ultimately benefits the entire group. In December 2000, the Board voted to maintain the 25.0 percent management fee rate for all of 2001. The Company's wholly-owned subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, participate in an intercompany pooling arrangement with the Exchange. This pooling arrangement provides for Erie Insurance Company and Erie Insurance Company of New York to share proportionately in the results of all property/casualty insurance operations of the Exchange and the Company's subsidiaries. Erie Insurance Company's and Erie Insurance Company of New York's proportionate share of the reinsurance pool is
5.0 percent and 0.5 percent, respectively.

INCORPORATED BY REFERENCE, PAGE 17 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

The results of the Company's insurance operations are affected by the conditions that affect all property/ casualty insurance companies, such as increased competition, catastrophic events, changes in the regulatory and legislative environments and changes in general economic and investment conditions.


RESULTS OF OPERATIONS

OVERVIEW

Consolidated net income in 2000 was a record $152,393,015, which exceeded the 1999 net income of $143,105,956 by 6.5 percent. Earnings per share for 2000 increased 8.8 percent to $2.12 per share from $1.95 per share in 1999, as the Company's stock repurchase program contributed positively to earnings per share results. Gains made in the Company's management operations and its investment operations were partially offset by losses experienced in the Company's insurance underwriting operations. Management operations improved in both 2000 and 1999 as the Exchange continued to experience net written premium growth rates that exceeded industry growth rates. The Company's property/casualty insurance subsidiaries incurred underwriting losses stemming from increased losses in private passenger automobile and several commercial lines of business. The insurance underwriting results in 1999, when compared to 1998, declined as a result of incurred losses related to Hurricane Floyd and the reinsurance losses primarily associated with two European storms in December 1999.

Revenue from investment operations improved in 2000 when compared to 1999 as the Company's available cash flows were reinvested for higher returns and the Company's equity earnings in limited partnerships grew substantially.


ANALYSIS OF MANAGEMENT OPERATIONS

Net revenues from management operations rose 6.9 percent to $158,746,324 in 2000 from $148,517,964 in 1999 and 2.3 percent in 1999 from $145,243,209 in 1998.
Gross margins from management operations were 27.6 percent in 2000 compared to gross margins of 28.1 percent in 1999 and 28.9 percent in 1998.

INCORPORATED BY REFERENCE, PAGE 18 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

Total revenues from management operations rose $45,491,637 to $574,307,780 for the year ended December 31, 2000, an increase of 8.6 percent. Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange rose $38,270,366, or 7.5 percent, to $551,645,647 in 2000 from $513,375,281 in
1999. The direct and affiliated  assumed  premiums  written of the Exchange grew
7.5 percent in 2000 to $2,206,582,573 from $2,053,501,124 in 1999.

The average premium per policy increased just 0.9 percent from $763 in 1999 to $770 in 2000. For personal auto (which accounted for 56.8 percent of the direct and affiliated assumed premium written of the Exchange and almost 1.4 million policies in force), the average premium per policy decreased 1.6 percent from $954 in 1999 to $938 in 2000.

Policy growth for 2000 for the Erie Insurance Group remained strong as policy retention rates and new policy growth improved. Policies in force increased 6.5 percent to 2,865,553 in 2000 from 2,689,849 in 1999 and 5.1 percent in 1999 from 2,558,730 in 1998. Policy retention (the percentage of existing Policyholders who renew their policies) was 91.0 percent, 90.5 percent, and 89.9 percent for the years ended December 31, 2000, 1999 and 1998, respectively, overall for all lines of business.

Service agreement revenue grew 46.8 percent to $22,662,133 in 2000 from $15,440,862 in 1999. Included in service agreement revenue are service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Group. Such service charges amounted to $12,512,783 and $7,282,621 in 2000 and 1999, respectively. During the second quarter of 2000, this charge increased from $2 to $3 per installment for policies renewing in most states. Also included in service agreement revenue is service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from non-affiliated insurers. The Company receives a service fee of 7.0 percent of non-affiliated assumed reinsurance premiums. These fees totaled $10,149,350, $8,158,241 and $6,715,026 on net voluntary assumed reinsurance premiums of $144,990,714, $116,546,295 and $95,928,945 for 2000, 1999 and 1998, respectively.

The  cost  of  management  operations  rose  $35,263,277,  or  9.3  percent,  to
$415,561,456  in 2000 from  $380,298,179  in 1999 and 6.3  percent  in 1999 from
$357,783,107 in 1998. Included in these totals are commissions to independent Agents, which are the largest component of the cost of management operations. Commission costs rose $19,290,249, or 7.3 percent, to $282,402,388 in 2000 from $263,112,139 in 1999 and 7.4 percent in 1999 from $244,895,269 in 1998. Included in commission expense are the cost of scheduled commissions earned by independent Agents on premiums written, as well as promotional incentives for Agents and Agent contingency awards. Agent contingency awards are based upon a three-year average of the underwriting profitability of the direct business written and serviced by the independent Agent within the Erie Insurance Group of companies. The provision for Agent contingency awards totaled $18,277,468, $19,871,036, and $10,607,447 in 2000, 1999, and 1998, respectively. Commission costs, excluding Agent contingency awards, increased $20,883,817, or 8.6 percent, for 2000 and $8,953,281, or 3.8 percent, for 1999. The 2000 increase was attributed to changes in the mix of business written and increased costs from special commission contracts used to assist new agencies in getting established.

The cost of management operations, excluding commission costs, increased 13.6 percent in 2000 to $133,159,068 from $117,186,040 in 1999 due primarily to increases in information technology expenditures as well as personnel costs. The Company's personnel costs, net of reimbursement from affiliates, totaled $79,509,250, $69,718,332, and $67,467,067 in 2000, 1999 and 1998, respectively.
Personnel costs are the second largest cost component in the cost of management operations after commissions. Employee pay rate increases, combined with the introduction of an incentive compensation program for branch sales Employees, accounted for the majority of the increase in personnel costs in 2000 compared to 1999. Information technology expenses increased $2,442,371, or 33.9 percent,

INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

to $9,636,833 in 2000 from $7,194,462 in 1999, primarily as a result of increased service contract costs attributable to an upgrade to the Company's mainframe systems.


ANALYSIS OF INSURANCE UNDERWRITING OPERATIONS

The Company recorded an underwriting loss of $10,402,120 in 2000 compared to an underwriting loss of $3,538,884 in 1999 and an underwriting gain of $567,275 in 1998. The underwriting results in 2000 reflects higher losses experienced in private passenger automobile and in commercial lines, principally commercial automobile and fleet lines of business.

Premiums earned increased $6,484,321, or 5.5 percent, to $123,708,194 in 2000 while losses and loss adjustment expenses incurred increased $11,844,764, or
13.5 percent, to $99,564,028 in 2000. The direct average premium per policy increased just 0.9 percent from $763 in 1999 to $770 in 2000. The Company's property/casualty subsidiaries direct loss and loss adjustment expense incurred increased $9,383,475 in 2000 from 1999. In 2000, the Company continued to experience a decrease in loss frequency. However, the loss severity experienced by the Company continued to increase. The slight increase in the average premium per policy proved to be insufficient to absorb the increased losses. The Company's property/casualty insurance subsidiaries' unaffiliated voluntary assumed reinsurance business generated a net underwriting loss of $3,964,619, $2,591,959 and $1,250,515 in 2000, 1999 and 1998, respectively. Adverse development on assumed reinsurance losses from the catastrophic storms that devastated Europe in December 1999 contributed $1.4 million in 2000, or $.01 per share, after federal income taxes.

Catastrophes are an inherent risk of the property/ casualty insurance business and can have a material impact on the Company's insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region.
Additionally, the Company's property/casualty insurance subsidiaries have in effect a reinsurance agreement with the Exchange that would substantially mitigate the effect of catastrophe losses on the Company's financial position. During 2000, 1999 and 1998, the Company's share of catastrophe losses from direct business amounted to $2.1 million, $4.4 million and $3.7 million, respectively.

                                    Management Fee Revenue by State and Line of Business
                                For the Year ended December 31, 2000 (Dollars in thousands)

                             Private      Commercial                  Commercial    Workers'    All Other Lines
       State            Passenger Auto       Auto      Homeowners    Multi Peril  Compensation   of Business       Total
 ------------------------------------------------------------------------------------------------------------------------
 District of Columbia      $    448      $     68      $    207      $    325      $    402      $     85        $  1,535
 Illinois                     1,412           296           438           855           390           107           3,498
 Indiana                     11,526         1,440         4,644         2,197         1,736           685          22,228
 Maryland                    36,763         5,892        11,289         4,935         4,591         2,293          65,763
 New York                     8,278         1,185         2,103         2,057         1,040           348          15,011
 North Carolina               9,213         3,756         4,326         3,902         3,107         1,091          25,395
 Ohio                        25,710         3,209         8,542         5,219             0         1,361          44,041
 Pennsylvania               180,769        19,464        45,876        22,204        21,956         6,895         297,164
 Tennessee                    2,915         1,071         1,119         1,396           961           308           7,770
 Virginia                    20,283         4,656         6,553         5,083         5,731         1,669          43,975
 West Virginia               16,386         2,281         3,646         2,228             0           725          25,266
 ------------------------------------------------------------------------------------------------------------------------
 Total                     $313,703      $ 43,318      $ 88,743      $ 50,401      $ 39,914      $ 15,567        $551,646
 ========================================================================================================================


INCORPORATED BY REFERENCE, PAGE 20 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

The 2000 combined ratio for the Company's property/casualty insurance operations calculated under Generally Accepted Accounting Principles (GAAP) was 108.4 compared to a ratio of 103.0 in 1999 and 99.5 in 1998. The GAAP combined ratio for 2000, 1999 and 1998, excluding catastrophe losses on direct business, was 106.7, 99.3 and 96.2, respectively.


ANALYSIS OF INVESTMENT OPERATIONS

Net revenue from investment operations was $75,593,393 in 2000 compared to $63,775,746 in 1999 and $50,546,973 in 1998, increases of 18.5 percent and
26.2 percent, respectively. Net investment income rose $5,055,987, or 11.7 percent, for the year ended December 31, 2000 and $4,796,571, or 12.4 percent, for the year ended December 31, 1999. The growth in investment income for 2000 and 1999 was affected by the Company's repurchase of its shares which, through December 31, 2000, totaled $85.7 million. Included in net investment income are primarily interest and dividends on the Company's fixed maturity and equity security portfolios.

Equity in earnings of limited partnerships increased $4,092,360 to $4,733,285 for the year ended December 31, 2000. Substantial increases in limited partnership income in 2000 were predominantly the result of increased limited partnership investments during the year. The Company's earnings from its 21.63 percent ownership of EFL totaled $5,491,946 in 2000, up from $5,045,131 in 1999 and $4,777,089 in 1998. This investment is accounted for under the equity method of accounting. Consequently, the Company's investment earnings in 2000, 1999 and 1998 were a direct result of the Company's share of EFL's net income of $25,390,415, $23,324,697 and $22,085,479, respectively.

The  Company's   realized   capital  gains  increased   $2,222,485  in  2000  to
$16,967,819. During 1999 and 1998, the Company had realized capital gains of $14,745,334 and $7,163,706, respectively.


FINANCIAL CONDITION

INVESTMENTS

The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company's investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At
December 31, 2000 and 1999, the Company's investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents, all of which are readily marketable, represents 46.1 percent and
47.8 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

INCORPORATED BY REFERENCE, PAGE 21 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

FIXED MATURITIES

Under its investment strategy, the Company maintains a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 2000, the carrying value of fixed maturity investments represented 65.6 percent of total invested assets.

The Company's fixed maturity investments consist 96.9 percent of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB) at December 31, 2000. Included in this investment-grade category are $220.8 million, or 41.5 percent, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company's portfolio are rated by external rating agencies. If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction. Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders' equity. At December 31, 2000, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $4,793,000 compared to a net unrealized loss of $2,517,000 at December 31, 1999.

The Company attempts to achieve a balanced maturity schedule in order to moderate investment income in the event of interest rate reductions in a year in which a large amount of securities could be redeemed or mature.


EQUITY SECURITIES

Equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2000 and 1999, equity securities held by the Company include net unrealized gains of $12,660,000 in 2000 compared to $28,527,000 in 1999, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company's preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed.

INCORPORATED BY REFERENCE, PAGE 22 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

LIMITED PARTNERSHIP INVESTMENTS

The Company's limited partnership investments include U.S. and foreign private equity, real estate and fixed income investments. During 2000, limited partnership investments increased $29,125,820 to $68,241,448. Fixed income and real estate limited partnerships, which comprise 69.1 percent of the total limited partnerships, produce a predictable earnings stream while private equity limited partnerships, which comprise 30.9 percent of the total limited partnerships, tend to provide a less predictable earnings stream.


INVESTMENT IN EFL

EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in ten jurisdictions. EFL most recently introduced its first accident and health product (disability income) in 2000. The Company's carrying value of $42,331,458 represents 21.63 percent of the shareholders' equity of EFL at December 31, 2000.


PROPERTY/CASUALTY LOSS RESERVES

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


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

The Company's exposure to market risk for a change in interest rates is concentrated in the investment portfolio. The Company monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:


                                                            Weighted-
December 31,2000                        Principal            Average
(Dollars in thousands)                  Cash Flows        Interest Rate
-----------------------------------------------------------------------
Fixed maturities:
                 2001                 $       54,677           6.5%
                 2002                         55,203           6.6%
                 2003                         49,720           6.7%
                 2004                         47,852           7.0%
                 2005                         59,775           6.5%
              Thereafter                     289,077           7.2%
-----------------------------------------------------------------------
              Total                   $      556,304
-----------------------------------------------------------------------
              Market Value            $      561,502
-----------------------------------------------------------------------

INCORPORATED BY REFERENCE, PAGE 23 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                                                            Weighted-
December 31,1999                        Principal            Average
(Dollars in thousands)                  Cash Flows        Interest Rate
-----------------------------------------------------------------------
Fixed maturities:
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


EQUITY PRICE RISK

The Company's portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. The Company's objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. Portfolio holdings are diversified across industries; concentrations in any one company or industry are limited by parameters established by management and the Company's Board of Directors.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company's and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and non-affiliated investments. With respect to the management fee, funds are generally received from the Exchange on a premiums collected basis. The Company pays commissions on premiums collected. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in aggregate.

The Company generates sufficient net positive cash flow from its operations to fund its commitments and build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities, and short-term investments. Net cash flows provided by operating activities for the years ended December 31, 2000, 1999 and 1998 were $135,347,540, $137,608,493 and $150,498,494, respectively.

The Company pays nearly all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis each month.

Management fee and expense reimbursements due at December 31 from the Exchange were $117,961,638 and $104,264,179 in 2000 and 1999, respectively. A receivable from EFL for expense reimbursements totaled $1,997,012 at December 31, 2000 compared to $1,487,985 at December 31, 1999. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the intercompany reinsurance pool. Such amounts totaled $412,049,637 and $365,216,739 at December 31, 2000 and 1999,
respectively.

The Company has a stock redemption plan that entitles estates of qualified shareholders to redeem shares of stock of the Company at a price equal to the fair market value of the stock at time of redemption. The redemption amount is limited to an aggregation of: (1) $10 million, and (2) an additional annual amount as determined by the Board at its sole discretion, not to exceed 20.0 percent of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20.0 percent of the Company's retained earnings determined as of the close of the prior year. In addition, the plan limits the repurchase from any single shareholder's estate to 33.0 percent of total share holdings of such shareholder. On April 27, 1999, the Board approved an increase in the redemption amount of $19,190,347 to $77,987,383. No shares have ever been redeemed by the Company under the redemption plan.

INCORPORATED BY REFERENCE, PAGE 24 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

Beginning in 1999, the Company established a stock repurchase program whereby as much as $70 million of its outstanding Class A common stock could be bought back through December 31, 2001. At its regular quarterly meeting on March 7, 2000, the Board announced expanded authorization for share repurchases up to an additional $50 million of its outstanding Class A common stock through December 31, 2002. In 2000, there were 1,075,178 shares repurchased at a total cost of $31,389,218, or an average price per share of $29.19. Since its inception, 2,975,677 shares have been repurchased at a total cost of $85,719,349, or an average price per share of $28.81. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

Dividends declared to shareholders totaled $36,188,667, $32,802,428, and $29,865,438 in 2000, 1999, and 1998, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the Company's subsidiaries to the Company. Dividends from subsidiaries are not material to the Company's cash flows.

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 2000 and 1999 of $7,161,544 and $11,805,286, respectively. The primary reason for the decrease in the deferred tax liability is a decrease in unrealized gains from available-for-sale securities and limited partnerships in 2000 of $7,234,260, resulting in a decrease in deferred tax liability of $2,531,991. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the gross deferred tax assets.


FINANCIAL RATINGS

The following table summarizes the current A. M. Best Company ratings for the insurers managed by the Company:

     Erie Insurance Exchange A++
     Erie Insurance Company A++
     Erie Insurance Property & Casualty Company A++
     Erie Insurance Company of New York A++
     Flagship City Insurance Company A++
     Erie Family Life Insurance Company A+

According to A. M. Best, a superior rating (A++or A+) is assigned to those companies that, in A. M. Best's opinion, have achieved superior overall performance when compared to the standards established by A. M. Best and have a very strong ability to meet their obligations to policyholders over the long term. Financial strength ratings have become increasingly important to the insurers managed by the Company and to the industry in marketing insurance products.


REGULATORY RISK-BASED CAPITAL

The NAIC standard for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2000, the Company's property/casualty insurance subsidiaries' RBC levels are all substantially in excess of levels that would require regulatory action.


REINSURANCE

The property/casualty insurers managed by the Company do not maintain any ceded reinsurance treaties with unaffiliated insurers due to their strong surplus position, the cost of reinsurance, and low ratio of the premium writings to surplus. The Company does not believe the absence of ceded reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company. However, the absence of such treaties could have an adverse effect on the results of

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

operations of the insurance companies managed by the Company in a given year if the frequency or severity of claims were substantially higher than historical averages because of an unusual event or series of events.

Erie Insurance Company and Erie Insurance Company of New York have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange.
Under the agreement, Erie Insurance Company and Erie Insurance Company of New York reinsure their net retained share of the intercompany reinsurance pool. Once Erie Insurance Company and Erie Insurance Company of New York have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5 percent of Erie Insurance Company and Erie Insurance Company of New York's net premiums earned in that period, the Exchange will be liable for 95.0 percent of the amount of such excess up to, but not exceeding, an amount equal to 95.0 percent of 15.0 percent of Erie Insurance Company's and Erie Insurance Company of New York's net premiums earned. Erie Insurance Company and Erie Insurance Company of New York retain losses equal to 5.0 percent of the ultimate net loss in excess of the retention under the contract. The annual premium for this reinsurance treaty is subject to a minimum premium of $800,000. The annual premium for this agreement increased 5.8 percent to $1,267,781 in 2000 from $1,198,522 in 1999 and increased 3.5 percent from $1,158,245 in 1998.
There were no loss recoveries by Erie Insurance Company or Erie Insurance Company of New York under this agreement in 2000, 1999 or 1998. This reinsurance treaty is excluded from the intercompany reinsurance pooling arrangement described earlier.


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

Competition. In 1999, intense price competition in several of Erie Insurance Group's major lines of business affected the growth in premiums. While competitive conditions persist, the year 2000 saw a hardening in the commercial market forcing companies to raise premium rates. While the market has moderated in personal lines, it is only a slight moderation and there is reason to believe it could reintensify. Pricing strategies of the Company take a long-term view of the marketplace, avoiding sudden and disruptive pricing actions. Further, an increasing number of companies are concentrating significant capital on e-commerce strategies, abandoning traditional sales efforts and putting more emphasis on direct sales. The Company has developed an e-commerce strategy and is leveraging technology to support its business model of doing business through independent Agents. Sound underwriting practices and pricing philosophies allow Erie Insurance Group to maintain its competitive position and market share. Future competitive markets for insurance products could cause downward pressure on insurance prices and on the Company's fees from management operations.


INSURANCE OPERATIONS

Geographic expansion. On March 7, 2000, the Company announced the Erie Insurance Group's intention to expand its operations into Wisconsin. Wisconsin will be the eleventh state served by the Group, in addition to the District of Columbia. Beginning in the third quarter of 2001, the Group intends to write all lines of insurance it currently offers, including auto, home, business, life and annuities, in Wisconsin.

Incurred But Not Reported (IBNR) losses. The insurance companies owned and managed by the Company are exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5.5 percent participation in the intercompany reinsurance pooling agreement with the Exchange.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

REGULATORY

Financial services reform. Federal legislative initiatives on financial services reform, begun in 1997, culminated in the enactment in 1999 of Senate Bill 900, the Financial Services Modernization Act, which significantly changes the way insurance companies, banks and securities firms are regulated. The elimination of some regulatory barriers to banks entering the insurance market, privacy initiatives concerning the consumer data held by financial institutions and the interjection of federal government agencies into the traditionally state regulated insurance industry may materially change the ground rules under which insurance products are marketed.

Additionally, current and future proposed federal measures may affect the way the property/casualty and life insurance industries distribute, price and service their products. These proposals may include possible changes to the tax laws governing the taxation of insurance companies, proposals regarding natural disaster protection and insurance, tort reform and the use of credit history, the Auto-Choice Reform Act (see below), urban insurance issues (see below) and the enforcement of territorial underwriting in personal lines of business are other regulatory issues facing the insurance industry.


Urban insurance issues. Federal regulators have heightened their scrutiny of the property/casualty insurance industry, particularly its underwriting and marketing practices relative to homeowners insurance. Assertions have been made and complaints filed against various insurers for an alleged practice called "redlining," a term used to describe an insurer's illegal and unfair discrimination against minority communities that are typically located in economically depressed inner cities. The Department of Housing and Urban Development has initiated much of the action at the federal level, with enforcement by the United States Department of Justice. A number of complaints have culminated in consent decrees under which insurers have agreed to pay substantial sums of money.

Auto Choice Reform Act. One of the more recent attempts at insurance regulation by the federal government is a bill that was introduced in the last Congress and is expected to be reintroduced in this Congress, and is known as the "Auto Choice Reform Act." The bill offers consumers a choice between traditional automobile insurance (i.e., a tort liability system) or coverage at a reduced premium under a personal protection policy that allows insureds to recover economic damages from their insurer but requires them to relinquish their right to sue or be sued for noneconomic damages. States could "opt out" of such a system by passing legislation to do so. Federal legislation that mandates automobile premium rate reductions would adversely affect the management fee revenue of the Company and could affect its insurance underwriting profitability.

Ohio judicial rulings. The Company is exposed to potential liabilities involving Ohio uninsured and underinsured motorist losses. A December 2000 ruling by the Ohio Supreme Court (Linko v. Indemnity Ins. Co. of North America) may nullify coverage limits that were previously selected by insureds. These limits were relied upon in settling past claims. There are uncertainties inherent in identifying affected claimants, in estimating how many will submit a claim, and in estimating the settlement value of claims submitted.



"Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. Many factors could cause future results to differ materially from those discussed. Examples of such factors include variations in catastrophe losses due to changes in weather patterns or other natural causes; changes in insurance regulations or legislation that disadvantage the members of the Group in the marketplace and recession; economic conditions or stock market changes affecting pricing or demand for insurance products or ability to generate investment income. Growth and profitability have been and will be potentially materially affected by these and other factors.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

GLOSSARY OF SELECTED INSURANCE TERMS

ASSUME: To receive from an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.

ATTORNEY-IN-FACT:   Legal   entity   (Erie   Indemnity   Company,   a  corporate
attorney-in-fact) that is legally appointed by another (subscribers of the Exchange) to transact business on its behalf.

CEDE: To transfer to an insurer or a reinsurer all or part of the insurance or reinsurance written by an insurance or reinsurance entity.

DIRECT PREMIUMS WRITTEN: Premiums on policies written by an insurer, excluding premiums for reinsurance assumed or ceded by an insurer.

GAAP COMBINED RATIO: Ratio of acquisition and underwriting expenses, losses and loss adjustment expenses incurred to premiums earned, computed under Generally Accepted Accounting Principles.

GROSS  MARGINS  FROM  MANAGEMENT   OPERATIONS:   Net  revenues  from  management
operations divided by total revenues from management operations.

INCURRED BUT NOT REPORTED: Estimated liabilities established by an insurer to reflect the losses estimated to have occurred but that are not yet known by the insurer.

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

PROPERTY/CASUALTY INSURANCE: Casualty insurance indemnifies an insured against legal liability imposed for losses caused by injuries to third persons (i.e., not the policyholder). It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability and personal liability. Property insurance indemnifies a person with an insurable interest in tangible property for his property loss, damage or loss of use.

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

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

Selected Segment Information

The direct written premiums of the Erie Insurance Group have a direct impact on the Company's management fee revenue and consequently the Company's management operations . The Company's insurance underwriting operations are impacted by the mix of the Group's direct written premium. Below is a summary of direct written premiums of the Erie Insurance Group by state and line of business.


                                                                Years Ended December 31
                                                            2000           1999          1998
                                                          -------        -------       -------
Premiums written as a percent of total by state:
         District of Columbia                                0.3%           0.2%          0.2%
         Illinois                                            0.6            0.2           0.0
         Indiana                                             4.0            3.9           3.8
         Maryland                                           11.9           11.9          11.7
         New York                                            2.7            2.2           1.3
         North Carolina                                      4.6            4.1           3.3
         Ohio                                                8.0            7.9           7.6
         Pennsylvania                                       53.9           55.6          58.1
         Tennessee                                           1.4            1.3           1.2
         Virginia                                            8.0            8.1           8.1
         West Virginia                                       4.6            4.6           4.7
                                                          -------        -------       -------
                                                          100.00%        100.00%       100.00%

Premiums written by line of business:
   Personal:
         Automobile                                         56.9%          59.5%         62.1%
         Homeowners                                         16.1           15.7          14.3
         Other                                               1.3            0.9           0.9
                                                          -------        -------       -------
   Total Personal                                           74.3%          76.1%         77.3%
                                                          -------        -------       -------
   Commercial:
         Automobile                                          7.8%           7.3%          6.9%
         Workers' Compensation                               7.2            6.5           6.4
         Commercial multi-peril                              9.1            8.3           7.4
         Other                                               1.6            1.8           2.0
                                                          -------        -------       -------
   Total Commercial                                         25.7%          23.9%         22.7%
                                                          -------        -------       -------
                                                           100.0%         100.0%        100.0%
                                                          =======        =======       =======


The growth rate of Policies in Force and policy retention trends can impact the Company's management and property/casualty operating segments. Below is a
summary  of  each  by  line  of  business  for  the  Erie   Insurance   Group's
property/casualty business.


                                                     Years Ended December 31 (amounts in thousands)
                                                           2000           1999          1998
                                                          ------         ------        ------
Policy Totals
   Personal  Policy Totals                                 2,471          2,329         2,222
   Commercial Policy Totals                                  395            361           337
                                                          ------         ------        ------
Total Policies in Force                                    2,866          2,690         2,559
                                                          ======         ======        ======

Policy Retention Percentage
   Personal Policy Retention Percentages                   91.5%          91.0%         90.4%
   Commercial Policy Retention Percentages                 85.9%          84.1%         82.9%
Total Policy Retention Percentages                         91.0%          90.5%         89.9%


                         Index to Graphs included in the
                       Management's Discussion and Analysis
                       ------------------------------------

Graph #1
--------
                ERIE INSURANCE GROUP
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

*Wholly-owned by Erie Insurance Exchange
**Wholly-owned by Erie Insurance Company
***Wholly-owned by Erie Indemnity Company

           Management Operations

Erie Indemnity Company is the Attorney-in-Fact for the Erie
Insurance Exchange (A Reciprocal Insurance Exchange)

   Life Insurance Operations

Erie Family Life Insurance Company

  53.5% ownership by Erie Insurance Exchange
  21.6% ownership by Erie Indemnity Company



Graph #2
--------

NET REVENUE FROM MANAGEMENT OPERATIONS AND GROSS MARGINS
(In millions of dollars, except ratios)
                                               1998     1999      2000
                                              ------   ------   -------
Net Revenue from Management Operations        $145.2   $148.5    $158.7

Gross Margin from Management Operations         28.9%    28.1%     27.6%



Graph #3
--------

REVENUE FROM INVESTMENT OPERATIONS
(In millions of dollars)
                                              1998      1999     2000
                                             ------   ------   -------
Net Realized Gain on Investments              $7.2    $14.8     $17.0

Equity in Earnings of EFL                     $4.8     $5.0      $5.5

Equity in Earnings of Limited Partnership     $0.1     $0.6      $4.7

Net Investment Income                        $38.6    $43.3     $48.4

Graph #4
--------

DIVERSIFICATION OF FIXED MATURITIES
at December 31, 2000

U.S. Industrial & Miscellaneous                              50%
Special Revenue                                              22%
States & Political Subdivisions                              10%
Redeemable preferred stock                                    6%
Foreign                                                       6%
Other                                                         6%




Graph #5
--------

QUALITY*  OF FIXED MATURITIES
Carrying Value

              Aaa/AAA                                        28%
               Aa/AA                                         14%
                 A                                           23%
              Baa/BBB                                        32%
          Ba/BB or lower                                      3%

* As rated by Standard & Poor's or Moody's Investor's Service, Inc.




Graph #6
--------

TERM TO MATURITY OF FIXED MATURITIES
  Carrying Value *

2001                                                          7%
2002-2006                                                    38%
2007-2011                                                    27%
Subsequent to 2011                                           28%

* Based on contractual maturity date at December 31, 2000


Graph #7
--------

DIVERSIFICATION OF EQUITY SECURITIES
at December 31, 2000 - Carrying Value

(1) U.S. Industrial & Miscellaneous                          42%
(1) U.S. Banks, Trusts & Insurance Co's                       2%
(1) Foreign                                                   2%
(2) U.S. Industrial & Miscellaneous                          30%
(2) Foreign                                                  13%
(2) U.S. Banks, Trusts & Insurance Co's                      11%

(1)  Common Stock
(2)  Preferred Stock

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

REPORT OF MANAGEMENT


The management of Erie Indemnity Company is responsible for the preparation of information included in the financial statements in this Annual Report to Shareholders. The financial statements have been prepared in conformity with Generally Accepted Accounting Principles. The balances in the financial statements are developed from the financial records of the Company and reflect estimates using judgment where amounts cannot be measured precisely or for transactions not yet complete.

The Company's system of internal control is designed to safeguard Company assets from unauthorized use or disposition and to provide for proper authorization, execution and recording of Company transactions. Company personnel design, maintain and monitor internal control on an ongoing basis. In addition, the Company's internal auditors review and report on the functioning of various aspects of internal control.

The Audit Committee of the Board of Directors, composed of outside directors, meets periodically with the Company's management, internal auditors and independent auditors to review the work of each and to inquire as to their assessment of the performance of Company financial personnel. The independent auditors and internal auditors have full and free access to the Audit Committee, without the presence of management, to discuss results of work performed and communicate other appropriate matters.

/s/ Stephen A. Milne
Stephen A. Milne
President and Chief Executive Officer
February 5, 2001

/s/ Philip A. Garcia
Philip A. Garcia
Executive Vice President and Chief Financial Officer
February 5, 2001

/s/ Timothy G. NeCastro
Timothy G. NeCastro
Senior Vice President and Controller
February 5, 2001



                          INDEPENDENT AUDITORS' REPORT
                    ON THE CONSOLIDATED FINANCIAL STATEMENTS


To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2000 and 1999, and the related Consolidated Statements of Operations, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown,Schwab, Bergquist & Co.
Brown, Schwab,Bergquist & Co.

Erie, Pennsylvania
February 5, 2001

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        As of December 31, 2000 and 1999
                             (Dollars in thousands)


               ASSETS                                                   2000             1999
                                                                    -----------      ------------
Investments:
   Fixed maturities at fair value
    (amortized cost of $524,172
     and $489,394, respectively)                                    $   531,546      $    485,522
   Equity securities at fair value (cost of
    $184,968 and $171,495, respectively)                                204,446           215,383
   Limited partnerships                                                  68,242            39,116
   Real estate mortgage loans                                             6,581             8,230
                                                                    -----------      ------------

     Total investments                                              $   810,815      $    748,251

   Cash and cash equivalents                                             38,778            24,214
   Accrued investment income                                              9,087             7,998
   Premiums receivable from Policyholders                               156,269           140,868
   Prepaid federal income taxes                                           3,604             2,975
   Reinsurance recoverable from Erie Insurance Exchange                 412,050           365,217
   Note receivable from Erie Family Life Insurance Company               15,000            15,000
   Other receivables from Erie Insurance Exchange and affiliates        119,959           105,752
   Reinsurance recoverable non-affiliates                                   712               912
   Deferred policy acquisition costs                                     13,202            11,405
   Property and equipment                                                13,856            15,261
   Equity in Erie Family Life Insurance Company                          42,331            37,007
   Other assets                                                          44,936            43,934
                                                                    -----------      ------------
   Total assets                                                     $ 1,680,599      $  1,518,794
                                                                    ===========      ============

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


   LIABILITIES AND SHAREHOLDERS' EQUITY                                2000           1999
                                                                     ----------      -----------
LIABILITIES
   Unpaid losses and loss adjustment expenses                       $   477,879      $   432,895
   Unearned premiums                                                    263,855          237,452
   Commissions payable and accrued                                       96,823           92,874
   Accounts payable and accrued expenses                                 30,476           24,187
   Deferred income taxes                                                  7,161           11,805
   Dividends payable                                                      9,839            8,853
   Employee benefit obligations                                          15,551           13,129
                                                                     ----------      -----------

   Total liabilities                                                $   901,584      $   821,195
                                                                     ----------      -----------


SHAREHOLDERS' EQUITY
   Capital stock
    Class A common, stated value $.0292 per
     share; authorized 74,996,930 shares; 67,032,000
     shares issued; 64,056,323 and 65,131,501 shares
     outstanding in 2000 and 1999, respectively                     $     1,955     $      1,955

    Class B common, stated value $70 per
     share; authorized 3,070 shares;
     3,070 shares issued and outstanding                                    215              215
    Additional paid-in capital                                            7,830            7,830
    Accumulated other comprehensive income                               23,182           26,581
    Retained earnings                                                   831,552          715,348
                                                                    -----------      -----------
Total contributed capital and retained earnings                     $   864,734      $   751,929

Treasury stock, at cost, 2,975,677 shares repurchased
in 2000 and 1,900,499 shares repurchased in 1999                    (    85,719)     (    54,330)
                                                                    -----------      -----------
    Total shareholders' equity                                      $   779,015      $   697,599
                                                                    -----------      -----------
    Total liabilities and shareholders' equity                      $ 1,680,599      $ 1,518,794
                                                                    ===========      ===========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2000, 1999 and 1998
                  (Amounts in thousands, except per share data)


                                                                  2000         1999          1998
                                                               --------------------------------------
MANAGEMENT OPERATIONS:

   Management fee revenue                                      $  551,646    $  513,375    $  489,147
   Service agreement revenue                                       22,662        15,441        13,879
                                                               ----------    ----------     ---------
       Total revenue from management operations                $  574,308    $  528,816    $  503,026

   Cost of management operations                                  415,562       380,298       357,783
                                                               ----------    ----------    ----------
       Net revenue from management operations                  $  158,746    $  148,518    $  145,243
                                                               ----------    ----------    ----------


INSURANCE UNDERWRITING OPERATIONS:

   Premiums earned                                             $  123,708    $  117,224    $  112,939
                                                               ----------    ----------    ----------

   Losses and loss adjustment expenses incurred                $   99,564    $   87,719    $   79,881
   Policy acquisition and other underwriting expenses              34,546        33,044        32,491
                                                               ----------    ----------    ----------
       Total losses and expenses                               $  134,110    $  120,763    $  112,372
                                                               ----------    ----------    ----------
       Underwriting (loss) gain                               ($   10,402)  ($    3,539)   $      567
                                                               ----------    ----------    ----------


INVESTMENT OPERATIONS:

   Net investment income                                       $   48,401    $   43,344    $   38,548
   Net realized gain on investments                                16,968        14,746         7,164
   Equity in earnings of Erie Family Life Insurance
    Company                                                         5,492         5,045         4,777
   Equity in earnings of limited partnerships                       4,733           641            58
                                                               -----------   ----------    ----------
       Net revenue from investment operations                  $   75,594    $   63,776    $   50,547
                                                               ----------    ----------    ----------

       Income before income taxes                              $  223,938    $  208,755    $  196,357

Provision for income taxes                                         71,545        65,649        61,806
                                                               ----------    ----------    ----------
       NET INCOME                                              $  152,393    $  143,106    $  134,551
                                                               ==========    ==========    ==========
Net income per share                                           $     2.12    $     1.95    $     1.81
                                                               ==========    ==========    ==========
Weighted average shares outstanding (Note 2)                       71,954        73,487        74,400
                                                               ==========    ==========    ==========


See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2000, 1999 and 1998
                  (Dollars in thousands, except per share data)

                                                                                                                    Accumulated
                                                                 Total                                                 Other
                                                             Shareholders'    Comprehensive      Retained          Comprehensive
                                                                 Equity          Income          Earnings             Income
                                                            ---------------   -------------     -----------        --------------
Balance, January 1, 1998                                     $   539,383      $                 $   500,359         $    29,024
Comprehensive income
   Net income                                                    134,551      $  134,551            134,551
   Other comprehensive income, net of tax                         11,154          11,154                                 11,154
                                                                              ----------
Comprehensive income                                                          $  145,705
                                                                              ==========
Dividends:
   Class A $.4425 per share                                 (     29,662)                      (     29,662)
   Class B $66.375 per share                                (        203)                      (        203)
                                                             -----------                        -----------
Balance, December 31, 1998                                   $   655,223                        $   605,045         $    40,178
                                                             -----------                        -----------        --------------

Comprehensive income
   Net income                                                    143,106      $  143,106            143,106
   Other comprehensive loss, net of tax                     (     13,597)    (    13,597)                          (     13,597)
                                                                              ----------
Comprehensive income                                                          $  129,509
                                                                              ==========
Purchase of treasury stock                                  (     54,330)
Dividends:
   Class A $.495 per share                                  (     32,575)                      (     32,575)
   Class B $74.25 per share                                 (        228)                      (        228)
                                                             -----------                        -----------
Balance, December 31, 1999                                   $   697,599                        $   715,348         $    26,581
                                                             -----------                        -----------         -----------

Comprehensive income
   Net income                                                    152,393      $  152,393            152,393
   Other comprehensive loss, net of tax                     (      3,399)    (     3,399)                          (      3,399)
                                                                              ----------
Comprehensive income                                                          $  148,994
                                                                              ==========
Purchase of treasury stock                                  (     31,389)
Dividends:
   Class A $.5575 per share                                 (     35,932)                      (     35,932)
   Class B $83.625 per share                                (        257)                      (        257)
                                                             -----------                        -----------
Balance, December 31, 2000                                   $   779,015                        $   831,552         $    23,182
                                                             ===========                        ===========         ===========

INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                                                             Class A       Class B     Additional       Treasury
                                                             Common        Common   Paid-in-Capital      Stock
                                                          ----------     ---------  ---------------    ----------
Balance, January 1, 1998                                  $   1,955      $    215      $   7,830       $        0
Comprehensive income
   Net income
   Other comprehensive income, net of tax

Comprehensive income

Dividends:
   Class A $.4425 per share
   Class B $66.375 per share

Balance, December 31, 1998                                $   1,955      $    215      $   7,830       $        0
                                                          ---------      --------      ---------       ----------

Comprehensive income
   Net income
   Other comprehensive loss, net of tax

Comprehensive income

Purchase of treasury stock                                                                            (    54,330)
Dividends:
   Class A $.495 per share
   Class B $74.25 per share

Balance, December 31, 1999                                $   1,955      $    215      $   7,830      ($   54,330)
                                                          ---------      --------      ---------       ----------

Comprehensive income
   Net income
   Other comprehensive loss, net of tax

Comprehensive income

Purchase of treasury stock                                                                            (    31,389)
Dividends:
   Class A $.5575 per share
   Class B $83.625 per share

Balance, December 31, 2000                                $   1,955      $    215      $   7,830      ($   85,719)
                                                          =========      ========      =========       ===========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2000, 1999 and 1998
                             (Dollars in thousands)


                                                                    2000                 1999                 1998
                                                               --------------      --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $      152,393      $      143,106     $       134,551
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                                    2,745               1,766               2,001
       Deferred income tax (benefit) expense                  (         2,112)    (         1,311)              4,677
       Amortization of deferred policy acquisition costs               22,793              22,507              21,357
       Realized gain on investments                           (        16,968)    (        14,746)   (          7,164)
       Net amortization of bond (discount) premium            (            43)                 80    (             89)
       Undistributed earnings of Erie Family Life             (         4,020)    (         3,696)   (          3,551)
       Deferred compensation                                              642               1,212               1,081
   Increase in accrued investment income                      (         1,089)    (           745)   (          1,124)
   Increase in receivables                                    (        76,240)    (         6,274)   (          1,387)
   Policy acquisition costs deferred                          (        24,591)    (        23,049)   (         21,936)
   Increase in prepaid expenses and other assets              (           939)    (         6,185)   (         10,194)
   Increase in accounts payable and
     accrued expenses                                                   8,068               3,343               6,646
   Increase in commissions payable and accrued                          3,950               7,868               3,855
   Increase in income taxes recoverable                       (           629)    (           466)   (            827)
   Increase in loss reserves                                           44,984               6,730              12,756
   Increase in unearned premiums                                       26,403               7,469               9,846
                                                               --------------      --------------     ---------------
         Net cash provided by operating activities             $      135,347      $      137,609     $       150,498
                                                               --------------      --------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net purchase of investments (Note 3)                       ($       52,789)    ($       75,081)   ($       115,999)
   Purchase of property and equipment                         (           308)    (           444)   (            394)
   Purchase of computer software                              (         1,032)    (         4,194)   (          3,865)
   Loans to agents                                            (         1,781)    (         3,459)   (          2,431)
   Collections on agent loans                                           1,719               2,582               1,644
                                                               --------------      --------------    ----------------
         Net cash used in investing activities                ($       54,191)    ($       80,596)   ($       121,045)
                                                               --------------      --------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                             ($       35,203)    ($       32,049)   ($        29,021)
   Purchase of treasury stock                                 (        31,389)    (        54,330)                  0
                                                               --------------      --------------    ----------------
         Net cash used in financing activities                ($       66,592)    ($       86,379)   ($        29,021)
                                                               --------------      --------------     ---------------

   Net increase (decrease) in cash and cash equivalents        $       14,564     ($       29,366)    $           432
   Cash and cash equivalents at beginning of year                      24,214              53,580              53,148
                                                               --------------      --------------     ---------------
   Cash and cash equivalents at end of year                    $       38,778      $       24,214     $        53,580
                                                               ==============      ==============     ===============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years ended December 31, 2000, 1999 and 1998 for income taxes was $74,286, $67,495 and $57,929, respectively.

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            All dollar amounts are in thousands except per share data


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

                The Company's property/casualty insurance subsidiaries share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company, and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 2000, 1999 and 1998) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC and EINY to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 12.

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

INCORPORATED BY REFERENCE, PAGES 34 AND 35 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

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

                Investments and cash equivalents

                    Fixed maturities determined by management not to be held-to-maturity and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reported as a separate component of comprehensive income and shareholders' equity. There are no securities classified as "trading" or "held-to-maturity."

                    Realized gains and losses on sales of investments, including losses from declines in value of specific securities determined by management to be other-than-temporary, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

                    Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest in small- to medium-sized companies. The private equity limited partnerships are carried at their estimated market values with unrealized gains and losses, net of deferred taxes, reflected in shareholders' equity in accumulated other comprehensive income. Investment income or loss is recognized on the sale of the equity investment. Real estate and fixed income limited partnerships are recorded using the equity method, which approximates the Company's share of the carrying value of the partnership.

                    Mortgage loans on commercial real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance would be provided for impairment in net realizable value based on periodic valuations as needed.

                    Cash equivalents include, primarily, investments in bank money market funds.

                 Fair value of financial instruments

                    Fair values of available-for-sale securities are based on quoted market prices, where available, or dealer quotations. The carrying amounts reported in the Consolidated Statements of Financial Position approximate fair value. The carrying value of receivables and liabilities arising in the ordinary course of business approximates fair value.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Deferred policy acquisition costs

                    Commissions and other costs of acquiring insurance that vary with, and are primarily related to, the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. Amortization expense equaled $22,793, $22,507 and $21,357 in 2000, 1999 and 1998, respectively.

                Insurance liabilities

                    Losses refer to amounts paid or expected to be paid for events which have occurred. The cost of investigating, resolving and processing these claims are referred to as loss adjustment expenses. A liability is established for the total unpaid cost of losses and loss adjustment expenses, including events occurring in current and prior years.

                    The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in current earnings. Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers' compensation which have been discounted at 2.5% in 2000 and 1999. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $1,509 and $1,377 at December 31, 2000 and 1999, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $3,349 and $3,128 at December 31, 2000 and 1999, respectively.

                Environmental-related claims

                    In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. The total amount of the Company's property/casualty subsidiaries' share of paid losses and loss reserves pertaining to environmental-related claims is immaterial.

INCORPORATED BY REFERENCE, PAGES 35 AND 36 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Liability for guaranty fund and other assessments

                    The Company's property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. Assessments are recognized when they are imposed or information indicates it is probable one will be imposed, or an event obligating the Company has occurred and the amount can be reasonably estimated. The estimated liability for guaranty fund and other assessments at December 31, 2000 and 1999 totaled $592 and $867, respectively.

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

                Income taxes

                    Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax bases and financial statement bases of assets and liabilities. Deferred taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                    Software development costs, primarily salaries and benefits, totaling $7,797 and $7,298, are included in property and equipment at December 31, 2000 and 1999, respectively. Software development costs capitalized during 2000 and 1999 amounted to $499 and $3,659, respectively. These costs are amortized on a straight line basis over the expected life of the applications once the software is ready for intended use.

                    Property and equipment as of December 31 is summarized as follows:

                                                           2000         1999
                                                         ---------    ---------

                      Land                               $     737    $     737
                      Buildings                              5,863        5,861
                      Leasehold improvements                   322          303
                      Computer software                     17,723       16,691
                      Computer equipment                     3,706        3,419
                      Transportation equipment                 450          450
                                                         ---------    ---------
                                                         $  28,801    $  27,461
                      Less accumulated depreciation         14,945       12,200
                                                         ---------    ---------
                                                         $  13,856    $  15,261
                                                         =========    =========

                Revenue recognition

                    The Securities and Exchange Commission issued Statement of Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." The SAB states that revenue should not be recognized until it is realized or realizable and earned. Cited in the SAB are certain criteria that generally should be met to determine when revenue is realized or realizable and earned. The Company periodically evaluates its revenue recognition practices. Management believes such practices are in compliance with the provisions of this SAB.

                Recognition of management fee revenue

                    A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue, computed as a percentage of Exchange direct and affiliated assumed premiums written recognized at the beginning of policy inception or renewal.

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

                Earnings per share

                    Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 71,954,402, 73,486,572, and 74,400,000 during
                    2000, 1999 and 1998, respectively.

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS

                The following tables summarize the cost and market value of available-for-sale securities at December 31, 2000 and 1999:



                                                                        Gross            Gross           Estimated
                                                   Amortized          Unrealized      Unrealized            Fair
                                                       Cost             Gains           Losses             Value
                                                   -----------       -----------      -----------       ------------
                December 31, 2000

                Fixed Maturities:
                -----------------
                U.S. treasuries &
                  government agencies              $    11,216       $       420      $        24       $    11,612
                States & political subdivisions         50,337             1,656               34            51,959
                Special revenue                        110,855             3,779               68           114,566
                Public utilities                        23,221               550              207            23,564
                U. S. industrial &
                  miscellaneous                        267,231             4,770            5,940           266,061
                Foreign                                 30,082               238              406            29,914
                                                   -----------       -----------      -----------       -----------
                    Total bonds                    $   492,942       $    11,413      $     6,679       $   497,676

                Redeemable preferred stock              31,230             3,341              701            33,870
                                                   -----------       -----------      -----------       -----------
                    Total fixed maturities         $   524,172       $    14,754      $     7,380       $   531,546
                                                   -----------       -----------      -----------       -----------

                Equity Securities:
                ------------------
                Common stock:
                  U. S. banks, trusts &
                    insurance companies            $     3,651       $       422      $       275       $     3,798
                  U. S. industrial &
                    miscellaneous                       63,662            38,286           15,343            86,605
                  Foreign                                7,100               581            2,719             4,962
                Nonredeemable
                  preferred stock:
                  U. S. banks, trusts &
                    insurance companies                 22,094                97               66            22,125
                  U. S. industrial &
                    miscellaneous                       62,266             1,987            3,119            61,134
                  Foreign                               26,195               217              590            25,822
                                                   -----------       -----------      -----------       -----------
                    Total equity securities        $   184,968       $    41,590      $    22,112       $   204,446
                                                   -----------       -----------      -----------       -----------
                    Total available-for-sale
                      securities                   $   709,140       $    56,344      $    29,492       $   735,992
                                                   ===========       ===========      ===========       ===========

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS (CONTINUED)

                                                                        Gross            Gross           Estimated
                                                   Amortized          Unrealized       Unrealized           Fair
                                                       Cost              Gains           Losses            Value
                                                   -----------       -----------      -----------       ------------
                December 31, 1999

                Fixed Maturities:
                -----------------
                U.S. treasuries &
                  government agencies              $    11,029       $       136      $       114       $    11,051
                States & political subdivisions         52,064             1,477              423            53,118
                Special revenue                        120,170             2,487              561           122,096
                Public utilities                        20,909                17              608            20,318
                U. S. industrial &
                  miscellaneous                        232,458             1,644            6,926           227,176
                Foreign                                 21,593                83              933            20,743
                                                   -----------       -----------      -----------       -----------
                    Total bonds                    $   458,223       $     5,844      $     9,565       $   454,502

                Redeemable preferred stock              31,171               657              808            31,020
                                                   -----------       -----------      -----------       -----------
                    Total fixed maturities         $   489,394       $     6,501      $    10,373       $   485,522
                                                   -----------       -----------      -----------       -----------

                Equity Securities:
                ------------------
                Common stock:
                  U. S. banks, trusts &
                    insurance companies            $     3,887       $     3,631      $       362       $     7,156
                  U. S. industrial &
                    miscellaneous                       56,035            51,194            4,097           103,132
                  Foreign                                4,948             1,000              437             5,511
                Non redeemable
                  preferred stock:
                  U. S. banks, trusts &
                    insurance companies                 38,708               615            2,629            36,694
                  U. S. industrial &
                    miscellaneous                       61,109               894            5,341            56,662
                  Foreign                                6,808                25              605             6,228
                                                   -----------       -----------      -----------       -----------
                    Total equity securities        $   171,495       $    57,359      $    13,471       $   215,383
                                                   -----------       -----------      -----------       -----------
                    Total available-for-sale
                      securities                   $   660,889       $    63,860      $    23,844       $   700,905
                                                   ===========       ===========      ===========       ===========

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                                ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       INVESTMENTS (CONTINUED)

              The amortized cost and estimated fair value of fixed maturities at December 31, 2000, by remaining contractual term to maturity, are shown below.


                                                                       Amortized     Estimated
                                                                        Cost        Fair Value
                                                                     -----------   -----------
                    Due in one year or less                           $    34,726   $    34,660
                    Due after one year through five years                 201,924       204,307
                    Due after five years through ten years                142,011       144,611
                    Due after ten years                                   145,511       147,968
                                                                      -----------   -----------
                                                                      $   524,172   $   531,546
                                                                      ===========   ===========


              Changes in unrealized gains consist of the following for the years ended December 31:


                                                                           2000           1999          1998
                                                                       -----------    -----------   -----------
                    Equity securities                                   ($  24,410)    $   11,061    $   11,818
                    Fixed maturities                                        11,246    (    24,123)        3,415
                    Limited partnerships                                     5,930          1,616            32
                    Equity in unrealized gains (losses)
                      of Erie Family Life
                      Insurance Company                                      2,005    (     9,473)        1,895
                    Deferred federal income tax benefit (expense)            1,830          7,322   (     6,006)
                                                                        ----------     ----------    ----------
                    (Decrease) increase in unrealized gains             ($   3,399)   ($   13,597)   $   11,154
                                                                        ==========     ==========    ==========


              Sources of net investment income for the years ended December 31 are as follows:

                                                                            2000          1999         1998
                                                                         -----------   ----------    ----------

                    Fixed maturities                                       $  34,445    $  30,547     $  25,562
                    Equity securities                                         11,034       10,104         8,227
                    Cash equivalents and other                                 3,416        3,222         5,198
                                                                           ---------    ---------     ---------
                    Total investment income                                $  48,895    $  43,873     $  38,987
                    Investment expense                                           494          529           439
                                                                           ---------    ---------     ---------
                    Net investment income                                  $  48,401    $  43,344     $  38,548
                                                                           =========    =========     =========

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       INVESTMENTS (CONTINUED)

              The components of equity in earnings of limited partnerships as reported on the Consolidated Statement of Operations for the years ended December 31 are as follows:

                                                                            2000           1999            1998
                                                                     -------------    --------------    --------------
              Private equity                                          $      1,464    ($        354)    ($        367)
              Real estate                                                    1,926              905               387
              Fixed income                                                   1,343               90                38
                                                                     -------------    -------------     -------------
                   Total equity in earnings of limited partnerships   $      4,733     $        641      $         58
                                                                      ============    =============      =============


              The cost of limited partnerships included in the Consolidated Statements of Financial Position at December 31, 2000 and 1999 is $60,661 and $37,465, respectively. These limited partnerships have a fair value of $68,242 and $39,116, at December 31, 2000 and 1999, respectively.

              Net purchases of investments as presented in the Consolidated Statements of Cash Flows consist of the following for the years ended December 31:


                                                                            2000           1999              1998
                                                                     --------------   --------------    --------------
                    Purchase of investments:
                        Fixed maturities                             ($    153,029)   ($    162,769)    ($    132,217)
                        Equity securities                            (      54,649)   (      71,637)    (      90,404)
                        Mortgage loans                                           0    (          66)    (         160)
                        Limited partnerships                         (      29,486)   (      21,308)    (      12,787)
                                                                      ------------     ------------      ------------
                           Total purchases                           ($    237,164)   ($    255,780)    ($    235,568)
                                                                      ------------     ------------      ------------

                    Sales/Maturities of investments:
                        Sales of fixed maturities                     $     61,333     $     30,927      $     19,103
                        Calls of fixed maturities                           59,570           64,094            26,045
                        Equity securities                                   55,596           84,187            70,848
                        Mortgage loans                                       1,649              123               265
                        Limited partnerships                                 6,227            1,368             3,308
                                                                     -------------    -------------     -------------
                           Total sales/maturities                     $    184,375     $    180,699      $    119,569
                                                                      ------------     ------------      ------------
                    Net purchase of investments                      ($     52,789)   ($     75,081)    ($    115,999)
                                                                     =============    =============     =============

INCORPORATED BY REFERENCE, PAGES 38 AND 39 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS (CONTINUED)

                Realized gains and losses on investments reflected in operations are summarized below for the years ended December 31:

                                                               2000          1999          1998
                                                            ---------     ---------     ---------
                    Realized gains:
                      Fixed maturities                      $   2,921     $     712     $     809
                      Equity securities                        18,070        18,437         9,663
                      Other invested assets                         0             0           688
                                                            ---------     ---------     ---------
                        Total gains                         $  20,991     $  19,149     $  11,160
                                                            ---------     ---------     ---------

                    Realized losses:
                      Fixed maturities                      $     311     $      87     $       1
                      Equity securities                         3,712         4,316         3,397
                      Other invested assets                         0             0           598
                                                            ---------     ---------     ---------
                        Total losses                        $   4,023     $   4,403     $   3,996
                                                            ---------     ---------     ---------
                        Net realized gain on investments    $  16,968     $  14,746     $   7,164
                                                            =========     =========     =========



                During 2000, the Company began participating in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. A fee is paid to the Company by the borrower. Collateral that exceeds the market value of the loaned securities is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. At December 31, 2000, the Company had loaned securities with a market value of $31,776 and secured collateral of $33,468. The borrower of the securities is not permitted to sell or replace the security on loan.

NOTE 4.         COMPREHENSIVE INCOME

                Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

                                                                                  2000            1999           1998
                                                                             -------------   -------------  -------------
                Unrealized holding gains (losses) arising during period       $     11,739   ($      6,173)  $     24,324
                Less:  reclassification adjustment for gains
                  included in net income                                     (      16,968)  (      14,746) (       7,164)
                                                                              ------------    ------------   ------------
                  Net unrealized holding (losses) gains arising
                    during period                                            ($      5,229)  ($     20,919)  $     17,160
                                                                              ------------    ------------   ------------
                Income tax benefit (expense) related to unrealized
                  gains or losses                                             $      1,830    $      7,322  ($     6,006)
                                                                              ------------    ------------   -----------
                Other comprehensive (loss) income, net of tax                ($      3,399)  ($     13,597)  $     11,154
                                                                             =============   =============   ============


INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

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

                The following represents condensed financial information for EFL on a GAAP basis:

                                                          2000           1999           1998
                                                      -----------    -----------    ------------
                 Investments                           $  881,069     $  817,460    $   774,882

                 Total assets                           1,020,343        954,532        917,606

                 Liabilities                              824,623        783,429        735,075

                 Shareholders' equity                     195,720        171,103        182,531

                 Revenues                                 115,373        102,924         96,210

                 Net income                                25,390         23,325         22,085

                 Comprehensive income (loss)               31,421    (     5,191)        27,821

                 Dividends paid to shareholders             6,662          6,096          5,529



                The Company's share of EFL's net unrealized gains or (losses) on securities is reflected in shareholders' equity as $801, ($502) and $5,656 at December 31, 2000, 1999 and 1998, respectively.

NOTE 6.         BENEFIT PLANS

                Pension plan for Employees

                    The Company has a noncontributory-defined benefit pension plan covering substantially all Employees of the Company. Information about this plan follows for the years ended December 31:

                                                                               2000             1999
                                                                           ------------        ----------
                    Net periodic benefit or cost:
                      Service cost                                           $    5,862        $    6,518
                      Interest cost                                               6,851             6,627
                      Expected return on plan assets                        (    12,322)      (    10,862)
                      Amortization of prior service cost                            530               530
                      Recognized actuarial gain                             (     2,670)      (     1,035)
                      Amortization of unrecognized initial net asset        (       234)      (       234)
                                                                             ----------        ----------
                      Net periodic (benefit) cost                           ($    1,983)       $    1,544
                                                                             ==========        ==========


INCORPORATED BY REFERENCE, PAGES 39 AND 40 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)


                                                                              2000           1999
                                                                          ------------   -------------
                    Fair value of plan assets:
                      Fair value of plan assets at January 1                $  160,385      $  133,377
                      Actual return on plan assets                              11,688          25,732
                      Employer (refunds) contributions                     (       127)          3,000
                      Benefits paid                                        (       310)    (     1,724)
                                                                            ----------      ----------
                      Fair value of plan assets at December 31              $  171,636      $  160,385
                                                                            ==========      ==========

                    Projected benefit obligation:
                      Benefit obligation at January 1                       $   94,560      $  100,281
                      Service cost                                               5,862           6,518
                      Interest cost                                              6,851           6,627
                      Amendments                                                     0           1,231
                      Actuarial gain                                       (     2,966)    (    18,373)
                      Benefits paid                                        (       310)    (     1,724)
                                                                            ----------      ----------
                      Projected benefit obligation at December 31           $  103,997      $   94,560
                                                                            ==========      ==========

                    Funded status:
                      Funded status at December 31                          $   67,639      $   65,825
                      Unrecognized net actuarial gain                      (    54,943)    (    55,280)
                      Unrecognized prior service cost                            3,101           3,630
                      Unrecognized initial net asset                       (       701)    (       935)
                                                                            ----------      ----------
                      Net asset recognized on Consolidated
                         Statements of Financial Position                   $   15,096      $   13,240
                                                                            ==========      ===========



                    The plan assets include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

                    The 1999 amendment amount relates to an increase in monthly benefits to retired employees.

                    Assumptions used in accounting for the pension plan were as follows:

                                                                             2000        1999
                                                                           ---------   ----------
                       Weighted average discount rate used to
                         measure projected benefit obligation                  7.50%       7.50%
                       Weighted average rate of compensation
                         increase used to measure projected
                         benefit obligation                                    5.00%       5.00%
                       Weighted average expected long-term
                         rate of return on plan assets                         8.25%       8.25%



                    The Company's funding policy is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                    The pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $5,627, $5,322 and $6,413 in 2000, 1999 and 1998, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

                    The accumulated benefit obligation is the present value of all benefits attributed to the plan for services rendered based on current and past compensation levels. The obligation was $64,959 and $57,824 as of December 31, 2000 and 1999, respectively.

                Pension plans for senior and executive officers and outside directors

                    The Company has an unfunded supplemental pension plan for its senior and executive officers and an unfunded pension plan for its outside directors. Information about the plans follow for the years ended December 31:

                                                                                2000          1999
                                                                              ---------     ---------
                    Net periodic benefit or cost:
                      Service cost                                            $     467     $     448
                      Interest cost                                                 854           715
                      Amortization of prior service cost                            459           527
                      Recognized actuarial loss                                     367           454
                                                                              ---------     ---------
                      Net periodic cost                                       $   2,147     $   2,144
                                                                              =========     =========

                    Benefit obligation:
                      Benefit obligation at January 1                         $  10,028     $  10,101
                      Service cost                                                  467           448
                      Interest cost                                                 854           715
                      Amendments                                                    611             0
                      Actuarial loss (gain)                                         852    (      736)
                      Benefits paid                                          (      116)   (      500)
                                                                              ---------     ---------
                      Benefit obligation at December 31                       $  12,696     $  10,028
                                                                              =========     =========

                    Funded status:
                      Funded status at December 31                           ($  12,696)   ($  10,028)
                      Unrecognized net actuarial loss                             3,601         3,086
                      Unrecognized prior service cost                             2,924         2,772
                                                                              ---------     ---------
                      Net liability recognized on Consolidated
                         Statements of Financial Position                    ($   6,171)   ($   4,170)
                                                                              ==========    ==========

                    Amounts recognized in the Consolidated
                      Statements of Financial Position consist of:
                      Employee benefit obligation                            ($   8,656)   ($   6,794)
                      Other assets                                                2,485         2,624
                                                                              ---------     ---------
                      Net amount recognized                                  ($   6,171)   ($   4,170)
                                                                              ==========    ==========



                    The amendment amount relates primarily to two additional participants in the plan for 2000.

INCORPORATED BY REFERENCE, PAGES 40 AND 41 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)


                    The weighted average discount rate used for purposes of determining the projected benefit obligation of the officers' supplemental pension plan was 7.50% in 2000 and 1999. The weighted average rate of compensation increase used to measure the projected benefit obligation of the officers' supplemental pension plan was 5.0% in 2000 and 1999.

                    The accumulated benefit obligation was $8,656 and $6,794, respectively, as of December 31, 2000 and 1999.

                Post-retirement benefits other than pensions

                    The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. The benefits are unfunded as the Company pays the obligations when due. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:


                                                                                     2000          1999
                                                                                   ---------     ---------
                    Net periodic benefit or cost:
                      Service cost                                                  $    400      $    383
                      Interest cost                                                      385           311
                      Amortization of prior service cost                           (      37)    (      37)
                      Recognized actuarial gain                                    (      27)    (      31)
                                                                                    --------      --------
                      Net periodic cost                                             $    721      $    626
                                                                                    ========      ========

                    Change in benefit obligation:
                      Benefit obligation at January 1                               $  4,745      $  5,034
                      Service cost                                                       400           383
                      Interest cost                                                      385           311
                      Actuarial loss (gain)                                              434     (     862)
                      Benefits paid                                                (     161)    (     121)
                                                                                    --------      --------
                      Benefit obligation at December 31                             $  5,803      $  4,745
                                                                                    ========      ========

                    Funded status:
                      Funded status at December 31                                 ($  5,803)    ($  4,745)
                      Unrecognized net actuarial gain                              (     726)    (   1,187)
                      Unrecognized prior service costs                             (     366)    (     403)
                                                                                    --------      ---------
                      Net liability recognized on Consolidated Statements
                      of Financial Position                                        ($  6,895)    ($  6,335)
                                                                                    ========      ========


                    The cash payments for such benefits were $161, $121 and $112 in 2000, 1999 and 1998, respectively.

                    The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 7.50% in 2000 and 1999. The December 31, 2000 accumulated benefit obligation was based on an 8.0% increase in the cost of covered health care benefits during 2000. The expected health care cost trend rate assumption for 2001 is 7.5%. This rate is assumed to decrease gradually to 5% per year in 2006 and to remain at that level thereafter.

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                                                                                   2000         1999
                                                                                 ---------    ----------
                    Effect on total of service and interest cost components:
                      1% Increase                                                 $    126     $    119
                      1% Decrease                                                (     106)   (      99)

                    Effect on post-retirement benefit obligation:
                      1% Increase                                                 $    814     $    688
                      1% Decrease                                                (     695)   (     584)



                Employee savings plan

                    The Company has an Employee Savings Plan for its Employees. Eligible participants were permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis in accordance with provisions of Section 401(k) of the Internal Revenue Code during the years 2000 and 1999. The Company matched one-half of the participant contributions up to 6% of compensation. All full-time Employees were eligible to participate in the plan. Effective January 2001, the maximum percentage that eligible participants are permitted to contribute to the Plan was increased to 15%. The Company match was also changed to 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. Additionally, regular part-time Employees will be eligible to participate in the Plan. The Company's matching contributions to the plan in 2000, 1999 and 1998 were $3,499, $3,245 and $3,069, respectively. Employees are permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan.

                Management incentive plans and deferred compensation

                    The Company has separate annual and long-term incentive plans and a deferred compensation plan, which are available for key management employees. The incentive plans link awards to current year and three-year performance period targets. The awards are settled with cash and Company stock. The Company purchases its stock in the open market when awards are settled in stock. The Company accrues estimated compensation expense in the applicable performance period based on its best estimate of the achievement of the performance targets. Expense recorded in 2000, 1999 and 1998 relating to these incentive and deferred compensation plans equaled $3,445, $3,352 and $2,614. The Company also has a deferred compensation plan for certain of its outside directors. Such charges deferred during 2000, 1999, and 1998 with related earnings, amounted to $78, $241 and $203, respectively.

                Health and dental benefits

                    The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2000 and 1999. Operations were charged $17,456, $14,756 and $13,057 in 2000, 1999 and 1998, respectively, for the cost of health and dental care provided under these plans.

                All liabilities for the above mentioned plans are presented in total for all employees of the Group. Estimated amounts that will be reimbursed by the Exchange and EFL when the benefits are paid have been netted against the Company's liabilities and established as liabilities on the books of the Exchange and EFL.

INCORPORATED BY REFERENCE, PAGE 42 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.         INCOME TAXES

                The provision for income taxes consists of the following for the years ended December 31:

                                                       2000           1999           1998
                                                   -----------    -----------    ------------
                 Federal income taxes:
                  Current                           $   73,657     $   66,960    $    57,129
                  Deferred                         (     2,112)   (     1,311)         4,677
                                                    ----------     ----------    -----------
                                                    $   71,545     $   65,649    $    61,806
                                                    ==========     ==========    ===========



                A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                               2000           1999            1998
                                                           -----------    -----------     ------------
                Income tax at statutory rates              $    78,378     $   73,051      $   68,725
                  Deduct:
                    Tax-exempt interest                   (      3,046)   (     3,229)    (     3,192)
                    Dividends received deduction          (      2,160)   (     2,064)    (     1,782)
                    Other                                 (      1,627)   (     2,109)    (     1,945)
                                                           -----------     ----------      ----------
                    Provision for income taxes             $    71,545     $   65,649      $   61,806
                                                           ===========     ==========      ==========



                Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

                                                                        2000          1999
                                                                     ---------     ----------
                Deferred tax assets:
                  Loss reserve discount                              $   3,965     $   3,602
                  Unearned premiums                                      4,286         3,968
                  Employee benefit plan obligations                      4,111         3,445
                  Other                                                  1,655           622
                                                                     ---------     ---------
                    Total deferred tax assets                        $  14,017     $  11,637
                                                                     ---------     ---------

                Deferred tax liabilities:
                  Deferred policy acquisition costs                  $   4,621     $   3,992
                  Unrealized gains                                      12,051        14,583
                  Pension and other benefits                             2,438         2,376
                  Capitalized salaries and benefits                        660           950
                  Accrual of discount                                      452           577
                  Property and equipment                                   584           269
                  Other                                                    372           695
                                                                     ---------     ---------
                    Total deferred tax liabilities                   $  21,178     $  23,442
                                                                     ---------     ---------
                    Net deferred income tax liability                $   7,161     $  11,805
                                                                     =========     =========



                The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

INCORPORATED BY REFERENCE, PAGES 42 AND 43 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

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

                Redemption provisions

                    The Erie Indemnity Company Stock Redemption Plan entitles heirs of shareholders to cause the Company to redeem shares of stock of the Company at a price equal to the fair market value of the stock as determined by the Board's sole discretion after consideration of certain factors at time of redemption. The redemption amount is limited to an aggregation of: (1) $10 million and (2) an additional annual amount as determined by the Board in its sole discretion, not to exceed 20% of the Company's net income from management operations during the prior fiscal year. This aggregate amount is reduced by redemption amounts paid. However, at no time shall the aggregate redemption limitation exceed 20% of the Company's retained earnings determined as of the close of the prior year. In addition, the plan limits the repurchase from any single shareholder's estate to 33% of total shareholdings of such shareholder. On April 28, 1998, the Board approved an increase in the redemption amount of $17,792 to $58,797. On April 27, 1999 the Board approved an increase in the redemption amount of $19,190 to $77,987. No shares have ever been redeemed by the Company under the redemption plan.

                Stock repurchase plan

                    In December 1998, the Board of Directors of the Company approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. At its regular quarterly meeting on March 7, 2000, the Board announced expanded authorization for share repurchases up to an additional $50 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2000 there were 1,075,178 shares repurchased at a total cost of $31,389, or an average price per share of $29.19. Since its inception, 2,975,677 shares have been repurchased at a total cost of $85,719, or an average price per share of $28.81. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

INCORPORATED BY REFERENCE, PAGE 43 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.         UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

                The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company's wholly-owned property/casualty insurance subsidiaries.

                                                                         2000          1999          1998
                                                                     -----------   -----------   ------------
                Total unpaid losses and loss
                  adjustment expenses at January 1, gross             $  432,895    $  426,165    $  413,409

                  Less reinsurance recoverables                          337,911       334,708       323,910
                                                                      ----------    ----------    ----------
                Net balance at January 1                                  94,984        91,457        89,499

                Incurred related to:
                  Current accident year                                   93,416        88,422        80,627
                  Prior accident years                                     6,148   (       703)  (       746)
                                                                     -----------    ----------    ----------
                    Total incurred                                        99,564        87,719        79,881

                Paid related to:
                  Current accident year                                   53,251        50,560        46,645
                  Prior accident years                                    38,985        33,632        31,278
                                                                      ----------    ----------    ----------
                    Total paid                                            92,236        84,192        77,923
                                                                      ----------    ----------    ----------
                Net balance at December 31                               102,312        94,984        91,457

                  Plus reinsurance recoverables                          375,567       337,911       334,708
                                                                      ----------    ----------    ----------
                Total unpaid losses and loss adjustment
                  expenses at December 31, gross                      $  477,879    $  432,895    $  426,165
                                                                      ==========    ==========    ==========



                The 2000 incurred losses related to prior years are due to adverse development of reinsurance losses from the catastrophic storms in Europe in December 1999, combined with increased loss severity in private passenger automobile and in commercial lines.

NOTE 10.        RELATED PARTY TRANSACTIONS

                Management fee

                    A management fee is charged to the Exchange for administrative and underwriting services. The fee is recorded as revenue and is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee was charged to the Exchange at the following rates:

                        January 1, 1998 to December 31, 1998 - 24.25%
                        January 1, 1999 to December 31, 1999 - 25.00%
                        January 1, 2000 to December 31, 2000 - 25.00%

                    In December 2000, the Board of Directors elected to maintain the 25% management fee rate for all of 2001. The Company's Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

INCORPORATED BY REFERENCE, PAGES 43 AND 44 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.        RELATED PARTY TRANSACTIONS (CONTINUED)

                Service agreement revenue

                    A service agreement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. The Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and is responsible for accounting and operating expenses in connection with the administration of this business. Service agreement fee revenue amounted to $10,149, $8,158 and $6,715 in 2000, 1999 and 1998, respectively.

                    Also included in service agreement revenue are service charges collected from Policyholders as reimbursement for the costs incurred by the Company in providing extended payment terms on policies written by the insurers managed by the Company. In June 2000, this administrative fee collected from Policyholders increased from $2 to $3 per installment for policies renewing in most states. Service charge revenue amounted to $12,513, $7,283 and $7,164 in 2000, 1999 and
                    1998, respectively.

                Expense reimbursements

                    The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and administrative services and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:

                                                          2000          1999           1998
                                                      -----------   -----------    ------------
                    Erie Insurance Exchange           $   142,519   $   136,045    $   123,577
                    Erie Family Life                       18,631        14,740         14,305
                                                      -----------   -----------    -----------
                      Total reimbursements            $   161,150   $   150,785    $   137,882
                                                      ===========   ===========    ===========

                Office leases

                    The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $10,703, $10,320 and $11,344 in 2000,
                    1999 and 1998, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $309 in 2000, $303 in 1999 and $343 in 1998.

                Note receivable from EFL

                    The Company is due $15 million from EFL in the form of a surplus note. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 2000, 1999 and 1998, EFL paid interest to the Company totaling $968 each year.

                Structured settlements with EFL

                    The Erie Insurance Group affiliated property/casualty insurance companies periodically purchase annuities from EFL in connection with the structured settlement of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $889, $1,282 and $984 in 2000, 1999 and 1998, respectively.

INCORPORATED BY REFERENCE, PAGES 44 AND 45 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT RISK

                Financial instruments, which potentially expose the Company to concentrations of credit risk, include unsecured receivables from the Exchange. A significant amount of the Company's revenue and receivables are from the Exchange and affiliates.

                Management fee and expense reimbursements due from the Exchange were $117,962 and $104,264 in 2000 and 1999, respectively. A receivable from EFL for expense reimbursements totaled $1,997 at December 31, 2000 compared to $1,488 at December 31, 1999. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool totaling $412,050 and $365,217 in 2000 and 1999, respectively.

                Premiums receivable from Policyholders at December 31, 2000 and 1999 equaled $156,269 and $140,868, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling arrangement.


NOTE 12.        REINSURANCE

                EIC and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of such amounts within 30 days after the end of each quarterly accounting period.

                EIC and EINY have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned in that period, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $800. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,268, $1,199 and $1,158 in 2000, 1999 and 1998 respectively. There were no loss recoveries by EIC or EINY under the agreement for 2000, 1999 or 1998.

INCORPORATED BY REFERENCE, PAGE 45 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.        REINSURANCE (CONTINUED)

                To the extent the Exchange assumes reinsurance business from affiliated and nonaffiliated sources, the Company participates because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

                Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

                The following summarizes insurance and reinsurance activities for the Company:

                                                                         2000          1999           1998
                                                                     -----------   -----------    ------------
                 Premiums Earned:
                  Direct                                              $  377,570    $  351,228     $  338,162
                  Assumed nonaffiliates                                    4,824         5,380          4,889
                  Ceded to Erie Insurance Exchange                   (   382,394)  (   356,608)   (   343,051)
                  Assumed from Erie Insurance Exchange                   123,708       117,224        112,939
                                                                      ----------    ----------     ----------
                    Net                                               $  123,708    $  117,224     $  112,939
                                                                      ==========    ==========     ==========

                Losses and Loss Adjustment Expenses Incurred:
                  Direct                                              $  325,644    $  264,177     $  269,710
                  Assumed nonaffiliates                                    3,956         6,512          3,912
                  Ceded to Erie Insurance Exchange                   (   329,600)  (   270,689)   (   273,622)
                  Assumed from Erie Insurance Exchange                    99,564        87,719         79,881
                                                                      ----------    ----------     ----------
                    Net                                               $   99,564    $   87,719     $   79,881
                                                                      ==========    ==========     ==========


INCORPORATED BY REFERENCE, PAGES 45 AND 46 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.        STATUTORY INFORMATION

                The Company prepares its statutory financial statements in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. Prescribed Statutory Accounting Practices (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). In 1998, the NAIC completed a process to codify statutory accounting practices for certain insurance enterprises (Codification). These codified statutory accounting principles will be effective January 1, 2001. The Codification will result in changes to the Company's statutory-basis financial statements. The most significant change will be the recording of statutory deferred taxes which will result in an increase to surplus of the Company's property/casualty insurance subsidiaries of $4,940 as of January 1, 2001.

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

                Consolidated   balances   including   amounts  reported  by  the
                consolidated and unconsolidated insurance subsidiaries on the statutory basis would be as follows:

                                                                           2000           1999           1998
                                                                       -----------    -----------    ------------
                    Shareholders' equity at December 31,               $   767,894    $   688,802    $   638,859

                    Net income for the year ended December 31,             150,942        142,615        135,603


                The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or
                (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2000, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $9,454. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2000 or 1999.

                The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 2001 without prior Pennsylvania Commissioner approval is $4,122. Dividends to the Company totaled $1,472 in 2000 and $1,349 in 1999.

INCORPORATED BY REFERENCE, PAGE 46 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.        SEGMENT INFORMATION

                The Company operates its business as two reportable segments - management operations and property/casualty insurance operations. The Company's principal operations consist of serving as attorney-in-fact for the Exchange, which constitutes its management operations. The Company's property/casualty insurance operations arise through direct business of its subsidiaries and by virtue of a pooling agreement between its subsidiaries and the Exchange. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under statutory accounting practices (SAP) for the total pooled business of the Group.

                Summarized   financial   information  for  these  operations  is
                presented below.

                                                                             2000             1999              1998
                                                                       -------------    -------------     -------------
                Management operations:
                ---------------------
                Revenue:
                  Primary operations                                   $     574,308    $     528,816     $     503,026
                  Net revenue from investment operations                      57,213           47,011            33,660
                                                                       -------------    -------------     -------------
                Total revenue                                          $     631,521    $     575,827     $     536,686
                                                                       =============    =============     =============
                Income before taxes                                    $     215,959    $     195,529     $     178,903
                                                                       =============    =============     =============
                Net income                                             $     145,851    $     133,235     $     120,939
                                                                       =============    =============     =============

                Property/casualty operations:
                ----------------------------
                Revenue:
                  Premiums earned:
                    Commercial lines                                   $      28,456    $      25,147     $      24,853
                    Personal lines                                            89,369           87,334            84,485
                    Reinsurance                                                7,880            6,185             5,339
                                                                       -------------    -------------     -------------
                      Total premiums earned (SAP)                            125,705          118,666           114,677
                    GAAP adjustments                                  (        1,997)  (        1,442)   (        1,738)
                                                                       -------------    -------------     -------------
                      Total premiums earned (GAAP)                           123,708          117,224           112,939
                Net revenue from investment operations                        18,381           16,765            16,887
                                                                       -------------    -------------     -------------
                Total revenue                                          $     142,089    $     133,989     $     129,826
                                                                       =============    =============     =============

                Losses and expenses:
                  Commercial lines                                     $      31,914    $      26,726     $      22,879
                  Personal lines                                              92,012           85,512            83,747
                  Reinsurance                                                 12,203            9,225             6,338
                                                                       -------------    -------------     -------------
                      Total losses and expenses (SAP)                        136,129          121,463           112,964
                    GAAP adjustments                                  (        2,019)  (          700)   (          592)
                                                                        ------------     ------------     -------------
                      Total losses and expenses (GAAP)                 $     134,110    $     120,763     $     112,372
                                                                       =============    =============     =============
                Income before taxes                                    $       7,979    $      13,226     $      17,454
                                                                       =============    =============     =============
                Net income                                             $       6,542    $       9,871     $      13,612
                                                                       =============    =============     =============


INCORPORATED BY REFERENCE, PAGE 47 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.        QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                         First           Second             Third            Fourth
                                                       Quarter           Quarter          Quarter           Quarter
                                                     -----------       -----------      -----------       -----------
2000
----
Net revenue from management operations                $   36,618        $   43,310       $   44,417        $   34,401
Underwriting loss                                    (     3,203)      (     1,590)     (     2,742)      (     2,867)
Net revenue from investment operations                    19,515            20,658           18,986            16,435
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                52,930            62,378           60,661            47,969
                                                      ==========        ==========       ==========        ==========
Net income                                            $   36,185        $   42,518       $   41,192        $   32,498
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.50        $     0.59       $     0.57        $     0.45
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   50,036        $   35,093       $   41,565        $   22,300
                                                      ==========        ==========       ==========        ==========


1999
----
Net revenue from management operations                $   34,367        $   40,587       $   41,945        $   31,619
Underwriting (loss) gain                             (       607)            1,113      (     1,580)      (     2,465)
Net revenue from investment operations                    14,770            16,177           16,450            16,379
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                48,530            57,877           56,815            45,533
                                                      ==========        ==========       ==========        ==========
Net income                                            $   33,407        $   39,225       $   38,425        $   32,049
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.45        $     0.53       $     0.52        $     0.44
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   31,897        $   32,180       $   26,295        $   39,137
                                                      ==========        ==========       ==========        ==========


1998
----
Net revenue from management operations                $   33,761        $   39,065       $   40,047        $   32,370
Underwriting gain (loss)                                   1,428       (       307)     (        97)      (       457)
Net revenue from investment operations                    11,317            13,554           11,847            13,829
                                                      ----------       -----------      -----------       -----------
Income before income taxes                                46,506            52,312           51,797            45,742
                                                      ==========       ===========      ===========       ===========
Net income                                            $   31,699        $   35,470       $   35,697        $   31,685
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.43        $     0.47       $     0.48        $     0.43
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   40,641        $   35,165       $   23,990        $   45,909
                                                      ==========        ==========       ==========        ==========


INCORPORATED BY REFERENCE, PAGE 48 OF THE COMPANY'S 2000 ANNUAL REPORT TO SHAREHOLDERS

MARKET PRICE OF AND DIVIDENDS ON THE  COMMON STOCK AND RELATED SHAREHOLDER
MATTERS

COMMON STOCK PRICES

The Class A non-voting common stock of the Company trades on The NASDAQ Stock MarketSM under the symbol "ERIE." The following sets forth the range of high and low trading prices by quarter as reported by The NASDAQ Stock Market.

         Class A Trading Price
                                           2000                               1999
                                     Low             High             Low              High
         -------------------------------------------------------------------------------------
         First Quarter              26 1/4          32 5/8            26 7/8          32 3/4
         Second Quarter             27 1/2          32 7/8            26 3/8          28 1/2
         Third Quarter              28 1/4          32 1/8            26 1/4          33
         Fourth Quarter             23 7/8          30                29 1/2          34

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

In December 1998, the Board of Directors of the Company approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. At its regular quarterly meeting on March 7, 2000, the Board announced expanded authorization for share repurchases up to an additional $50 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2000 there were 1,075,178 shares repurchased at a total cost of $31,389,218, or an average price per share of $29.19. Since its inception, 2,975,677 shares have been repurchased at a total cost of $85,719,349, or an average price per share of $28.81. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

COMMON STOCK DIVIDENDS

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2000 and 1999 are as follows:

 Dividends Declared

         2000:                      Class A Share       Class B Share
         ----------------------------------------------------------------------
         First Quarter              $   .1350             $  20.250
         Second Quarter                 .1350                20.250
         Third Quarter                  .1350                20.250
         Fourth Quarter                 .1525                22.875
                                        -----                ------
                                    $   .5575             $  83.625
                                        =====                ======

         1999:                     Class A Share        Class B Share
         ----------------------------------------------------------------------
         First Quarter              $   .1200             $  18.000
         Second Quarter                 .1200                18.000
         Third Quarter                  .1200                18.000
         Fourth Quarter                 .1350                20.250
                                        -----                ------
                                    $   .4950             $  74.250
                                        =====                ======

American Stock Transfer & Trust Company serves as the Company's transfer agent and registrar.