Form 10-K, Exhibit 13
period 2001-12-31
ERIE INDEMNITY CO
filed 2002-03-12
CIK 922621

EXHIBIT 13


INCORPORATED BY REFERENCE, PAGE 16 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

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

OVERVIEW

Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the Exchange), a Pennsylvania domiciled reciprocal insurance exchange. The Company's principal business activity consists of management of the affairs of the Exchange. Management fees received from the Exchange account for the majority of the Company's consolidated revenues. The Company also is engaged in the property/casualty insurance business through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie
Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has a 21.63 percent common stock interest in Erie Family Life Insurance Company
(EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25 percent of the affiliated assumed and direct premiums written by the Exchange. The Company's Board of Directors has the authority to change the management fee at its discretion. The Company's Board of Directors also acts in a fiduciary capacity with respect to the operation of the Exchange. The management fee is compensation for: (a) acting as attorney-in-fact for the Exchange, (b) managing the business and affairs of the Exchange, and (C) paying certain general administrative expenses not part of the settlement of losses or the management of investments. All premiums collected, less the management fee paid to the Company, are retained by the Exchange for the purpose of paying losses, loss adjustment expenses, investment expenses and other miscellaneous expenses including insurance-related taxes, licenses and fees, certain information technology costs covered under a technology cost-sharing agreement, and for other purposes that are to the benefit of the Policyholders. The management fee rate charged the Exchange was 25 percent for each year from 1999 to 2001. In December 2001, the Board voted to maintain the 25 percent management fee rate for all of 2002.

Erie Insurance Property & Casualty Company, Flagship, Erie Insurance Company and Erie Insurance Company of New York participate in an intercompany pooling agreement with the Exchange. Under the pooling agreement, all property/casualty insurance business of the Erie Insurance Group is ceded to the Exchange. This pooling agreement provides for Erie Insurance Company and Erie Insurance Company of New York to share proportionately through retrocession in the results of all property/casualty insurance operations of the Exchange and the Company's subsidiaries, except for the provisions of the excess of loss reinsurance agreement discussed below. Erie Insurance Company's and Erie Insurance Company of New York's proportionate share of the reinsurance pool is 5.0 percent and 0.5 percent, respectively. Erie Insurance Company and Erie Insurance Company of New York also have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. This reinsurance treaty is excluded from the intercompany pooling agreement and limits the amount of sustained ultimate net losses in any applicable accident year for the Erie Insurance Company and Erie Insurance Company of New York.

The results of the Company's insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, terrorist actions, changes in the regulatory and legislative environments and changes in general economic and investment conditions.

INCORPORATED BY REFERENCE, PAGES 16 AND 17 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

RESULTS OF OPERATIONS

OVERVIEW

Consolidated net income in 2001 was $122,261,396, a decrease of 19.8 percent from the 2000 net income of $152,393,015. Gains made in the Company's management operations, including a 15.1 percent increase in management fee revenue, were outpaced by losses experienced in the Company's insurance underwriting operations and reduced levels of income from investment operations. The 2001 underwriting loss resulted from increased losses in the direct business of the Company's property/casualty subsidiaries, primarily in private passenger and commercial automobile and workers' compensation insurance, as well as assumed reinsurance losses, some of which relate to the September 11th terrorist attacks on the World Trade Center. The Company recognized $31,879,174 in net realized losses from investments in 2001 on the sale of securities and related charges for other-than-temporary impairments of equity securities and limited partnerships.

Operating income (net income excluding realized gains/losses and related federal income taxes) increased to $142,982,859 in 2001 from $141,363,933 in 2000.
Operating income per share for 2001 was $2.00 per share, an increase of 2.0 percent from $1.96 per share in 2000. Operating income in 2001 reflects a third quarter after-tax charge of $3,795,639, or $.06 per share, from the World Trade Center terrorist attacks and a fourth quarter after-tax charge of $6,933,732, or almost $.10 a share, for severance charges related to the retirement of the Company's chief executive officer. Operating income in 2000 included adverse development on assumed reinsurance losses from the catastrophic storms that devastated Europe in December 1999 contributing $1.4 million, or $.01 per share, after federal income taxes.

ANALYSIS OF MANAGEMENT OPERATIONS

Net revenue from management operations rose 16.3 percent to $184,567,670 in 2001 from $158,746,324 in 2000 and 6.9 percent in 2000 from $148,517,964 in 1999.
Gross margins from management operations were 27.9 percent in 2001 compared to gross margins of 27.6 percent in 2000 and 28.1 percent in 1999.

Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange rose $83,319,843, or 15.1 percent, to $634,965,490 in 2001 from $551,645,647 in 2000. (See page 18 "Management Fee Revenue by State and Line of Business.") The direct and affiliated assumed premiums of the Exchange grew 15.1 percent in 2001 to $2,539,861,960 from $2,206,582,573 in 2000. Increases in average premium per policy, improvements in new policy growth and favorable policy retention rates were all contributing factors in the growth. Firming pricing in 2001 for commercial and personal insurance have allowed the Company's property/casualty subsidiaries and affiliates to more adequately price its products while maintaining its competitive advantage in the insurance marketplace. The year-to-year growth rate of direct written premium in the fourth quarter was 18.9 percent, up from 14.8 percent growth in the third quarter, 14.0 percent growth in the second quarter and 12.8 percent growth in the first quarter of 2001.

The average premium per policy increased 6.1 percent to $817 in 2001 from $770 in 2000. For personal auto (which accounted for 54.6 percent of the direct written premiums of the Group and over 1.4 million policies in force), the average premium per policy increased 3.1 percent to $967 in 2001 from $938 in 2000.

Continued improvement in new policy growth also drove the gains experienced in the Group's direct written premium. Policies in force increased 8.5 percent to 3,109,583 in 2001 from 2,865,553 in 2000 and 6.5 percent in 2000 from 2,689,849 in 1999. Policy retention has remained excellent at 90.9 percent, 91.0 percent and 90.5 percent for the years ended December 31, 2001, 2000 and 1999, respectively, for all lines of business combined.

Service agreement revenue for the Company grew 20.2 percent to $27,247,018 in 2001 from $22,662,133 in 2000 and 46.8 percent from $15,440,862 in 1999.
Included in service agreement revenue are service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Group. Such service charges amounted to $15,996,469, $12,512,783 and $7,282,621 in 2001, 2000 and 1999, respectively. The 2001 and 2000 growth was positively impacted by service charge increases from $2 to $3 per installment for policies renewing in most states beginning in the second quarter of 2000. Also included in service agreement revenue is service income received from

INCORPORATED BY REFERENCE, PAGE 18 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

the Exchange as compensation for the management and administration of voluntary assumed reinsurance from non-affiliated insurers. The Company receives a service fee of 7.0 percent of nonaffiliated assumed reinsurance premiums. These fees totaled $11,250,549, $10,149,350 and $8,158,241 on net voluntary assumed reinsurance  premiums of  $160,722,122,  $144,990,714 and $116,546,295 for 2001,
2000 and 1999, respectively.

The cost of management operations rose 14.9 percent to $477,644,838 in 2001 from $415,561,456 in 2000 and 9.3 percent in 2000 from $380,298,179 in 1999.
Commissions to independent Agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent Agents on premiums written, as well as promotional incentives for Agents and Agent contingency awards. Agent contingency awards are based upon a threeyear average of the underwriting profitability of the direct business written and serviced within the Erie Insurance Group by the independent Agent. Commission costs rose 14.3 percent to $323,067,677 in 2001 from $282,746,734 in 2000 and
7.5 percent in 2000 from $263,112,139 in 1999. Commission costs grew at a slower rate relative to the growth in direct premiums written in 2001 as a result of lower accruals for Agent contingency awards compared to 2000. The provision for Agent contingency awards totaled $15,692,870, $18,277,468 and $19,871,036 in 2001, 2000 and 1999, respectively. Commission costs, excluding Agent contingency awards, increased 16.2 percent in 2001, which is in line with the increase in direct written premiums.

The cost of management operations, excluding commission costs, increased 16.4 percent in 2001 to $154,577,161 from $132,814,722 in 2000 due primarily to increases in personnel costs. The Company's personnel costs, net of reimbursement from affiliates, totaled $94,361,308, $79,318,446 and $69,484,788 in 2001, 2000 and 1999, respectively. A portion of the increase in personnel costs resulted from recognition of the severance obligation related to the retirement of the Company's president and chief executive officer on January 18, 2002. The Company recorded a severance charge in the fourth quarter 2001 of $10,667,280. Personnel costs, excluding the severance charge, rose 5.5 percent in 2001 due to increases in Employee pay rates and staffing levels.

During 2001, the Company and the  property/casualty  insurance  companies of the
Erie Insurance Group entered into a cost-sharing agreement for information technology development. This agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development of new Internet-enabled property/casualty policy administration and customer relationship management systems. This agreement provides that the application development costs and the related enabling technology costs, such as technical infrastructure and architectural tools, will be shared among the property/casualty insurance companies in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. These technology costs are included in the policy acquisition and other underwriting expenses on the Company's Consolidated Statements of Operations.


                       Management fee revenue by state and line of business
                                 For the year ended December 31, 2001
                                         (dollars in thousands)


                                                                                                All Other
                         Private      Commercial                  Commercial     Workers'       Lines of
      State           Passenger Auto     Auto       Homeowners    Multi Peril  Compensation      Business       Total
-----------------------------------------------------------------------------------------------------------------------
District of Columbia   $    548      $     108      $     247      $     510      $     595     $     117      $   2,125
Illinois                  3,075            645          1,048          1,667          1,010           223          7,668
Indiana                  13,309          1,721          5,742          2,846          2,041           845         26,504
Maryland                 40,521          6,869         12,689          6,383          6,311         2,671         75,444
New York                 10,319          1,887          2,654          3,010          1,645           494         20,009
North Carolina           11,948          4,718          6,171          5,255          3,993         1,384         33,469
Ohio                     29,094          4,312          9,619          7,123              0         1,697         51,845
Pennsylvania            193,280         23,004         50,042         27,319         26,801         7,806        328,252
Tennessee                 3,712          1,378          1,450          1,830          1,278           386         10,034
Virginia                 22,413          5,404          7,695          6,254          6,993         1,958         50,717
West Virginia            18,070          2,644          4,115          2,757              0           838         28,424
Wisconsin                   191             52             68             63             78            23            475
------------------------------------------------------------------------------------------------------------------------
Total                  $346,480      $  52,742      $ 101,540      $  65,017      $  50,745     $  18,442      $ 634,966
========================================================================================================================


INCORPORATED BY REFERENCE, PAGE 19 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

Also included as part of this eCommerce program are information technology infrastructure expenditures that are not subject to the cost-sharing agreement for information technology. These eCommerce program costs are included in the cost of management operations in the Company's Consolidated Statements of Operations. These costs totaled $1,588,878 in 2001. (See additional discussion of this program under "Analysis of Insurance Underwriting Operations" and "Factors That May Affect Future Results.")

ANALYSIS OF INSURANCE UNDERWRITING OPERATIONS

The Company recorded underwriting losses of $20,462,530, $10,402,120 and $3,538,884 in 2001, 2000 and 1999, respectively. The underwriting results in 2001 reflect higher losses experienced in private passenger auto, and commercial automobile and workers' compensation lines of business, as well as losses from assumed reinsurance.

Premiums earned increased $13,940,059, or 11.3 percent, to $137,648,253 in 2001 while losses and loss adjustment expenses incurred increased $17,636,989, or
17.7 percent, to $117,201,017 in 2001. The average premium per policy of the Erie Insurance Group was $817, $770 and $763 in 2001, 2000 and 1999, respectively.

The Company's property/casualty insurance subsidiaries' share of the Group's direct business generated net underwriting losses of $16,358,294, $6,437,501 and $946,925 in 2001, 2000 and 1999, respectively. In 2001, the Group continued to experience a decrease in loss frequency; however, loss severity continued to rise. The higher loss costs in 2001 also include adverse development of prior accident year losses amounting to $5.9 million, net of reinsurance recoveries. In 1998 and 1999, the Group lowered prices in the private passenger automobile lines of insurance in response to extremely competitive market conditions and improving loss trends in auto insurance. The firming of auto pricing in 2001 by the industry in response to deteriorating loss cost trends have allowed the Group to begin raising auto insurance prices in order to improve underwriting profitability. All policies issued by the Group are for a one-year term. Therefore, the impact of the rate increases will take at least one year before the full impact is recognized in the underwriting results of the Company.

Catastrophes are an inherent risk of the property/casualty insurance business and can have a material impact on the Company's insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. Additionally, the Company's property/casualty insurance subsidiaries' excess of loss reinsurance agreement with the Exchange should substantially mitigate the effect of catastrophe losses on the Company's financial position. During 2001, 2000 and 1999, the Company's share of catastrophe losses from direct business amounted to $1.6 million, $2.1 million and $4.4 million, respectively.

The Company's property/casualty insurance subsidiaries' unaffiliated voluntary assumed reinsurance business generated net underwriting losses of $4,104,236, $3,964,619 and $2,591,959 in 2001, 2000 and 1999, respectively. Contributing to the 2001 increased loss are the Company's 5.5 percent share of the Erie Insurance Group's estimated incurred reinsurance losses of $150 million from the September 11th terrorist attacks on the World Trade Center. The Company's share of these losses, resulting from its property/casualty insurance subsidiaries' participation in the intercompany pooling agreement with the Exchange, totaled $8,250,000 in 2001, before consideration of recoveries under an excess of loss reinsurance agreement with the Exchange. The agreement reduces the net retention on September 11th losses recorded by the Company to $5,839,445.

In late 2001, the Company took measures to improve the underwriting results from its non-affiliated assumed reinsurance book of business. The effects of these measures will be to lower the Company's exposure to loss by excluding terrorism coverage on certain treaties and, at the same time, raising pricing substantially. Pricing in the reinsurance marketplace has firmed considerably since the events of September 11th and the Company is obtaining significant price increases in its 2002 treaty renewals.

During 2001, the Company's property/casualty insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, recorded $7,241,235 in reinsurance recoveries under the excess of loss reinsurance agreement with the Exchange. Of the total recoveries in 2001, $6,505,716 relates to accident year 2001 (including the losses related to the World Trade Center), with the balance pertaining to the 1999 accident year. The total recoverable reduces the analysis

INCORPORATED BY REFERENCE, PAGES 19 AND 20 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

of Company's loss and loss adjustment expenses in 2001. No cash payments have been made between the companies in 2001 for these recoveries. There were no such recoveries recognized in calendar years 2000 or 1999.

Included in the Company's policy acquisition and other underwriting expenses is the property/casualty insurance subsidiaries' share of costs related to the eCommerce initiative totaling $1,314,734 for 2001. The costs stem from the technology cost-sharing agreement described in the analysis of management operations section above, and will continue to increase as the program develops through 2002 and 2003. Also included in underwriting expenses in 2001 is a charge of $1,655,926 for state guaranty fund assessments related to the insolvency of the Reliance Insurance Company.

The 2001 combined ratio for the Company's property/casualty insurance operations calculated under Generally Accepted Accounting Principles (GAAP) was 114.9 compared to 108.4 in 2000 and 103.0 in 1999. The GAAP combined ratio for 2001, 2000 and 1999, excluding catastrophe losses on direct business, was 113.7, 106.7 and 99.3, respectively.

ANALYSIS OF INVESTMENT OPERATIONS

Net revenue from investment operations was $18,770,702 in 2001 compared to $75,593,393 in 2000 and $63,775,746 in 1999. In 2001, the equity markets declined  and  recovery  was  further  slowed by the  September  11th  terrorist attacks. As a result, the Company experienced valuation declines in its investment portfolios over the past year. Net realized losses totaled
$31,879,174 in 2001 compared to realized gains of $16,967,819 in 2000 and $14,745,334 in 1999. The Company recognized realized losses in 2001 as a result of the sale of securities and charges for other-than-temporary impairments of preferred stock and limited partnerships. The 2001 sales of investments in a loss position was part of a proactive year-end tax selling strategy. Net realized losses from sales of securities totaled $27,291,573, of which $9.6 million is expected to be recovered in federal income taxes paid in 1998, 1999 and 2000. Of this total realized loss, $4.5 million relates to sales of securities of Enron Corporation and its related legal entities. Impairment charges of investments with declines in value considered by management to be other-than-temporary totaled $4,587,601 in 2001.

Net investment income rose 3.1 percent to $49,883,896 for the year ended December 31, 2001 and 11.7 percent to $48,400,343 for the year ended December 31, 2000. The growth in investment income for 2001, 2000 and 1999 was affected by cash outflows used by the Company to repurchase its shares which, through December 31, 2001, totaled $93.4 million. Included in net investment income are primarily interest and dividends on the Company's fixed maturity and equity security portfolios.

Equity in losses of limited partnerships were $6,731 for the year ended December 31, 2001, compared to earnings of $4,733,285 and $640,925 in 2000 and 1999, respectively. Private equity and fixed income limited partnerships realized losses of $1,430,816 in 2001 compared to earnings of $2,807,632 in 2000. Real estate limited partnerships reflected earnings of $1,424,085 in 2001 compared to earnings of $1,925,653 in 2000.

The Company's earnings from its 21.6 percent ownership of Erie Family Life Insurance Company (EFL) totaled $772,711 in 2001, down from $5,491,946 in 2000 and $5,045,131 in 1999. The decrease in level of earnings from the Company's investment in Erie Family Life is related to sales of investments in 2001 resulting in net realized losses on EFL's Statement of Operations. This investment is accounted for under the equity method of accounting.

INCORPORATED BY REFERENCE, PAGES 20 AND 21 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

FINANCIAL CONDITION

INVESTMENTS

The Company's investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company's investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At
December 31, 2001 and 2000, the Company's investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents represents 42.6 percent and 46.1 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

                                           Distribution of investments
                                          Carrying value at December 31,
                                              (dollars in thousands)

                                        2001       %         2000        %
                                    ----------------------------------------
Fixed maturities                    $ 559,873     67     $  531,546     66
Equity securities:
  Preferred stock                     130,007     15        109,081     13
  Common stock                         63,791      7         95,365     12
Limited partnerships                   81,596     10         68,242      8
Real estate mortgage loans              5,700      1          6,581      1
                                    ----------------------------------------
Total investments                   $ 840,967    100  %  $  810,815    100 %
                                    ========================================

The Company reviews the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions and/or conditions specifically affecting the underlying issuer or its industry are considered in evaluating impairment in value. In addition to specific factors, the primary factors considered in the Company's review of investment valuation are the length of time the market value is below cost and the amount the market value is below cost.

For common equity securities (including equity limited partnerships) where the decline in market value is more than 20 percent below cost for a period exceeding six months, there is a presumption of impairment. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer before deciding to sell the investment at a loss or to recognize an impairment charge to operations. For common equity securities that have declined more than 20 percent below cost for a period exceeding twelve months, the position is either sold or recognized as impaired and a charge to operations is recognized as realized losses through the Consolidated Statements of Operations.

For fixed maturity investments, the Company individually analyzes all positions whose market value have declined more than 20 percent below cost for a period exceeding six months. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues affecting the investment. Positions that have incurred market price decline of over 20 percent for a period greater than six months where the creditworthiness of the issuer indicates a decline that is other-than-temporary are either sold or recognized as impaired and reflected as a charge to the Company's operations.

If the Company's policy for determining the recognition of impaired positions were different, the Company's Consolidated Statements of Financial Position and results of operations could be significantly impacted. Management believes its investment valuation philosophy and accounting practices result in appropriate and timely measurement of value and recognition of impairment.

INCORPORATED BY REFERENCE, PAGES 21 AND 22 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

FIXED MATURITIES. Under its investment strategy, the Company maintains a fixed maturities portfolio that is of very high quality and well diversified within each market sector. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 2001, the carrying value of fixed maturity investments represented 66.6 percent of total invested assets.

The Company's fixed maturity investments consist 96.9 percent of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB) at December 31, 2001. Included in this investment-grade category are $230.2 million, or 41.1 percent, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company's portfolio are rated by external rating agencies. If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.

Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders' equity. At December 31, 2001, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $10,693,076 compared to $4,793,120 at December 31, 2000.

The Company's investment strategy achieves a balanced maturity schedule in order to moderate investment income in the event of interest rate declines in a year in which a large amount of securities could be redeemed or mature.

EQUITY SECURITIES. Equity securities (common stock and non-redeemable preferred stock) are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2001 and 2000, equity securities held by the Company include net unrealized gains of $22,146,017 and $12,660,439, respectively, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company's non-redeemable preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Non-redeemable preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities and are paid before common stock dividends. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed.

LIMITED PARTNERSHIP INVESTMENTS. The Company's limited partnership investments include U.S. and foreign private equity, real estate and fixed income investments. During 2001, limited partnership investments increased $13,354,660 to $81,596,108. Fixed income and real estate limited partnerships, which comprise 34.5 percent of the total limited partnerships, produce a predictable earnings stream while private equity limited partnerships, which comprise 65.5 percent of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

The Company has outstanding commitments to invest up to $124 million related to these limited partnership investments at December 31, 2001. These commitments will be funded as required through the end of the respective investment periods, which typically span three to five years and principally expire in 2005. At December 31, 2001, the total commitment to fund limited partnerships that invest in private equity securities is $87 million, real estate activities $22 million and fixed income securities $15 million. At December 31, 2001, no one commitment exceeded $7.5 million, or 6 percent, of the outstanding commitment amount. The Company has sufficient cash flows from operations to meet these partnership commitments.

INVESTMENT IN EFL. EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in eleven jurisdictions. The Company's carrying value of $44,683,170 represents 21.63 percent of the shareholders' equity of EFL at December 31, 2001.

LIABILITIES

PROPERTY/CASUALTY LOSS RESERVES. Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims

INCORPORATED BY REFERENCE, PAGE 22 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

that have been reported but not yet settled and claims that have been incurred but not reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of insurance as adjusted to current conditions. Loss reserves are set at full expected cost, except for loss reserves for workers' compensation which have been discounted at 2.5 percent in 2001 and 2000. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

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

At December 31, 2001, the property/casualty insurance companies managed by the Company had estimated total loss exposure related to the events of September 11th of $150 million. Only a nominal amount to date has been paid on losses related to September 11th, which adds greater uncertainty to the loss estimates. Additionally, disputes concerning whether the September 11th attack on the World Trade Center should be considered one or two insurable events are currently being litigated. The Company's $150 million loss estimate anticipates that the events of September 11th is considered one event. If the attack comes to be considered as two events, the total potential exposure for the Erie Insurance Group would increase between $50 million and $75 million. The effect on the Company, as a result, would be additional losses between $2.7 million and $4.1 million. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

The Company's exposure to market risk for a change in interest rates is concentrated in the investment portfolio. The Company monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly. Generally, the Company does not hedge its exposure to interest rate risk, as it holds fixed maturity investments to maturity.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

                                                           Weighted-
December 31,2001                        Principal           average
(dollars in thousands)                 cash flows        interest rate
-----------------------------------------------------------------------
Fixed maturities and short-term bonds:
      2002                            $    37,245           6.5%
      2003                                 35,245           6.5%
      2004                                 37,978           7.0%
      2005                                 49,515           6.3%
      2006                                 55,340           6.5%
      Thereafter                          330,872           7.5%
-----------------------------------------------------------------------
      Total                           $   546,195
-----------------------------------------------------------------------
      Market Value                    $   574,874
=======================================================================

INCORPORATED BY REFERENCE, PAGE 23 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                                                          Weighted-
December 31,2000                         Principal         average
(dollars in thousands)                  cash flows       interest rate
-----------------------------------------------------------------------
Fixed maturities and short term bonds:
      2001                            $    54,677           6.5%
      2002                                 55,203           6.6%
      2003                                 49,720           6.7%
      2004                                 47,852           7.0%
      2005                                 59,775           6.5%
      Thereafter                          289,077           7.2%
-----------------------------------------------------------------------
      Total                           $   556,304
-----------------------------------------------------------------------
      Market Value                    $   561,502
=======================================================================

Actual cash flows may differ from those stated as a result of calls and prepayments

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. The Company's major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company's and Erie Insurance Company of New York's 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and nonaffiliated investments. With respect to the management fee, funds are generally received from the Exchange on a premiums collected basis. The other receivable from Erie Insurance Exchange and affiliates represents the management fee receivable from premiums written but not yet collected as well as the management fee receivable on premiums collected in the current month, net of operating expenses paid by the Exchange. The Company pays commissions on premiums collected rather than premiums written. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in aggregate.

The Company generates sufficient net positive cash flow from its operations to fund its commitments and build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities for the years ended December 31, 2001, 2000 and 1999, were $148,607,987, $130,614,256 and $136,967,568, respectively.

The Company pays nearly all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis each month.

Management fee and expense reimbursements due at December 31 from the Exchange were $147,344,684 and $117,961,638 in 2001 and 2000, respectively. A receivable from EFL for expense reimbursements totaled $2,255,597 at December 31, 2001, compared to $1,997,012 at December 31, 2000. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the intercompany reinsurance pool. Such amounts totaled $491,055,048 and $412,049,637 at December 31, 2001 and 2000,
respectively.

Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. In 2001, there were 220,000 shares repurchased at a total cost of $7,653,916. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373,265. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

INCORPORATED BY REFERENCE, PAGES 23 AND 24 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

Dividends declared to shareholders totaled $40,407,734, $36,188,667 and $32,802,428 in 2001, 2000 and 1999, respectively. There are no regulatory restrictions on the payment of dividends to the Company's shareholders, although there are state law restrictions on the payment of dividends from the Company's subsidiaries to the Company. Dividends from subsidiaries are not material to the Company's cash flows.

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to deferred tax assets and liabilities resulted in net deferred tax liabilities at December 31, 2001 and 2000 of $12,944,678 and $7,161,544, respectively. The primary reason for the increase in the deferred tax liability is an increase in unrealized gains from available-for-sale securities and limited partnerships in 2001 of $18,013,789 resulting in an increase in deferred tax liability of $6,304,826. Management believes it is likely that the Company will have sufficient taxable income in future years to realize the benefits of the gross deferred tax assets.

FINANCIAL RATINGS

The following table summarizes the current A.M. Best Company ratings for the insurers managed by the Company:

Erie Insurance Exchange                          A++
Erie Insurance Company                           A++
Erie Insurance Property & Casualty Company       A++
Erie Insurance Company of New York               A++
Flagship City Insurance Company                  A++
Erie Family Life Insurance Company               A+

According  to A.M.  Best,  a superior  rating  (A++ or A+) is  assigned to those companies that, in A.M. Best's opinion, have achieved superior overall performance when compared to the standards established by A.M. Best and have a very strong ability to meet their obligations to policyholders over the long term. Financial strength ratings have become increasingly important to the insurers managed by the Company and to the industry in marketing insurance products.

REGULATORY RISK-BASED CAPITAL

The NAIC standard for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2001, the Company's property/casualty insurance subsidiaries' RBC levels are all substantially in excess of levels that would require regulatory action.

REINSURANCE RISK

The property/casualty insurers managed by the Company do not maintain any ceded reinsurance treaties with unaffiliated insurers due to their strong surplus position, the cost of reinsurance and low ratio of the premium writings to surplus. The Company does not believe the absence of ceded reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year if the frequency or severity of claims were substantially higher than historical averages because of an unusual event or series of events. The Company's reinsurance agreement in effect with the Exchange mitigates catastrophe loss exposure risk to the Company's property/casualty insurance subsidiaries, but does not mitigate the exposure of the Exchange.

INCORPORATED BY REFERENCE, PAGES 24 AND 25 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

FACTORS THAT MAY AFFECT FUTURE RESULTS

MANAGEMENT OPERATIONS

MANAGEMENT FEE RATE. The management fee paid to the Company as attorney-in-fact for the Exchange is subject to approval by the Company's Board of Directors. The rate may be changed periodically by the Board at its discretion but may not exceed 25 percent. The Board considers several factors in determining the management fee rate, including the relative financial position of the Exchange and the Company and the long-term capital needs of the Exchange, in order to foster growth and competitiveness as well as maintain its superior financial strength, which ultimately benefits the entire Erie Insurance Group. Because the management fee revenue from the Exchange provides the majority of the Company's revenue, the income of the Company is dependent upon the ability of the Exchange to maintain its financial condition and its ability to continue to offer competitive insurance products in the marketplace.

INSURANCE PRICING CONDITIONS. Given the direct correlation of direct premium written to the management fee revenue of the Company, the premium growth and financial viability of the property/casualty insurers managed by the Company bear directly on the ongoing profitability of the Company. Competitive conditions have exerted downward pressure on property/casualty insurance pricing and characteristically soft market conditions (favoring buyers of insurance) have prevailed for some time in both commercial and personal lines of insurance. During 2001, prices for commercial insurance have firmed considerably and personal lines prices have stabilized and started to trend higher. These trends accelerated after the events of September 11th. The Company continually evaluates pricing levels balancing competitive conditions and the need to maintain the solid financial condition of the insurers it manages. Pricing actions contemplated or taken by the insurers of the Erie Insurance Group are subject to various regulatory requirements of the states in which these insurers operate. Premium increases anticipated in 2002, due to pricing actions contemplated, filed and awaiting approval, or approved through December 31, 2001, could amount to approximately $107 million in premium for the Erie Insurance Group in 2002. The majority of the anticipated increase stems from the private passenger and commercial auto lines of business as well as the homeowner line of business. Further rate actions will be contemplated during 2002 and future years affecting the overall competitiveness and profitability of the Erie Insurance Group and the management fee levels of the Company.

The Company also receives service agreement revenue from the Exchange as compensation for management of its voluntary assumed non-affiliated reinsurance business. The Company's service fee is 7 percent of the non-affiliated assumed voluntary reinsurance premiums. During the 2002 reinsurance renewal season, the Exchange has been obtaining significant price increases on treaties it is renewing. On average, renewal rates online are 40 to 50 percent above 2001 rates. However, the Exchange is reducing its aggregate exposure in non-affiliated assumed voluntary reinsurance by non-renewing unprofitable business, excluding terrorism coverage, and restricting exposure on certain types of risks. As a result of raising prices and lowering aggregate exposure in non-affiliated assumed voluntary reinsurance, the Company anticipates reinsurance premium volume will be at or slightly below the 2001 premium level.

INSURANCE OPERATIONS

GEOGRAPHIC EXPANSION. On December 6, 2001, the Company announced the Erie Insurance Group's intention to expand its operations into Minnesota. Minnesota will be the 12th state served by the Group, in addition to the District of Columbia. Beginning in the third quarter of 2004, the Group intends to write all lines of insurance it currently offers, including auto, home, business, life and annuities in Minnesota.

INCURRED BUT NOT REPORTED (IBNR) LOSSES. The insurance companies owned and managed by the Company are exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5.5 percent participation in the intercompany reinsurance pooling agreement with the Exchange.

INCORPORATED BY REFERENCE, PAGE 25 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

INSURANCE PREMIUM RATE INCREASES. Premium rate filings impact the Company's property/casualty insurance subsidiaries. Rate increases filed in 2001 for the private passenger auto, commercial auto, workers' compensation and homeowners lines of business in various states were sought to offset growing loss costs in these particular lines. See additional discussion of premium levels and pricing in the insurance pricing conditions section above.

INSURANCE COMPANY INSOLVENCIES. The insurance companies owned and managed by the Company pay assessments under the solvency or guaranty laws of the various states in which they are licensed. During 2001, the Company received notification of the insolvency of the Reliance Insurance Group. As a result, the Erie Insurance Group property/casualty insurance companies recorded an estimated assessment of $36.8 million, before consideration of potential premium tax recoveries of $5.9 million. The Company's share of this assessment was $1.7 million and was recorded in the policy acquisition and other underwriting expenses during the fourth quarter of 2001. This estimate was based upon preliminary data relating to this insolvency and is subject to change as more information becomes available. There are other insurance company insolvencies that could impact future underwriting results of the Company, one of which is Pennsylvania-based PHICO Insurance Company, which became insolvent in late 2001. The impact of this insolvency on the Company's financial results cannot be reasonably estimated at this time.

INFORMATION TECHNOLOGY COSTS. In 2001, the Company began a comprehensive program of eCommerce initiatives in support of the Erie Insurance Group's business model of distributing insurance products exclusively through independent Agents. The eCommerce program includes initiatives to replace property/casualty policy administration systems as well as Agent and customer interaction systems. The program also includes significant information technology infrastructure expenditures. It is intended to improve service and efficiency, as well as result in increased sales. Total threeyear expenditures for the program are estimated at $175 million. The cost of these initiatives will be shared among several companies of the Erie Insurance Group, including the Company. The costs of the eCommerce program reduced aftertax net income of the Company by $0.03 per share for 2001. Current cost estimates indicate an additional reduction in the Company's after-tax earnings per share of between $0.15 and $0.17 per share in 2002 and between $0.04 and $0.06 per share in 2003.

REGULATORY

FEDERAL CHARTERING. Congress is considering legislation that would create an optional federal charter for insurers. The "Insurance Industry Modernization Act" would establish an Office of National Insurers within the Treasury
Department. The office would have the power to charter, license and regulate "national insurers" and its director would be required to establish a Division of Consumer Affairs within the office. The proposed legislation would repeal the McCarran-Ferguson Act, except for the sharing of historical loss data and activities associated with participation in mandatory residual market and workers' compensation mechanisms.

Federal chartering has the potential to create an uneven playing field for insurers. Federally chartered companies could be subject to different regulatory requirements than state chartered insurers in the areas of market conduct oversight, solvency regulation, guaranty fund participation and premium tax burdens. If this occurs, federally chartered insurers may obtain a competitive advantage over state licensed carriers. The federal proposal also raises the specter of a matrix of regulation and costly duplicative, or conflicting, federal and state requirements. Finally, the partial repeal of McCarran-Ferguson poses a threat to industry practices, which are currently exempt from antitrust scrutiny.

TERRORISM. The tragic September 11th attacks resulted in staggering losses for the insurance industry and have caused uncertainty in the insurance and reinsurance market. The industry has been compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. ERIE's personal and commercial property and casualty insurance policies were not intended to cover the risk of terrorist events and losses such as those suffered in the September 11th attacks. It is difficult to predict and measure the risks associated with possible future terrorist attacks.

INCORPORATED BY REFERENCE, PAGE 26 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

To address the industry's terrorism exposure, insurers have been working with Congress, the White House and other interested parties to enact legislation that would help spread the risk of future terrorist losses. However, no federal backstop legislation has been passed and future legislation is uncertain.

Regulators in states in which ERIE does business, with the exception of New York, have approved limited optional terrorism exclusion endorsements for use only on commercial property and liability lines within the framework developed by ISO (Insurance Services Office, Inc.). These endorsements exclude claims for terrorist acts involving the release of biological, chemical, nuclear or radioactive materials. In other incidents of terrorism, thresholds must be met before the exclusion will apply. For both property and liability coverage, insured property damage must exceed $25 million. For liability coverage, the exclusion will also apply if more than 50 people sustain serious physical injury. When the threshold is met, there is no coverage. ERIE has made the necessary filings to obtain approval for use of these optional exclusions where deemed necessary.

The National Association of Insurance Commissioners (NAIC) has recently announced a resolution to deny terrorism exclusions on personal lines policies. NAIC action is advisory and states have approval authority; however, it is likely that many states will follow the NAIC resolution. Through its trade organizations and grassroots efforts, ERIE continues to work toward a federal solution.

The Company's substantial portfolio of equity and fixed income investments could also be affected by potential future terrorist actions, which may affect the level of economic activity as well as investor confidence in the U.S. capital markets.

MOLD. Over the course of the last several years, the industry has experienced several significant jury verdicts handed down in cases involving property damage and personal injuries, arguably related to mold. Potentially, The ERIE could see an increase in the number of claims from both a first party and a third party coverage context. The Company has created a mold task force committee which is in the process of reviewing all of The ERIE's personal and commercial policies in order to determine the feasibility of limiting claims. Presently, the committee is studying various options ranging from an outright exclusion of mold coverage to an exclusion with a buy-back endorsement for coverage.

PRIVACY. The insurance industry continues to address compliance issues required by the Gramm Leach Bliley Financial Services Modernization Act (GLBA) and the Health Insurance Portability and Accountability Act (HIPAA).

The GLBA places limits on how insurers may use and disclose consumer information. It also requires all financial institutions to adopt internal policies and procedures to protect the privacy and security of consumer information and to deliver an annual privacy notice to all customers. Following delivery of these notices in July 2001, consumer groups complained that the notices were legalistic, complex and generally not "consumer friendly." In response, the NAIC organized a task force to study the adoption of simplified model language for insurer privacy notices. The NAIC has also proposed model regulations that address the security of consumer information and provide standards for insurance departments to measure compliance with privacy laws.

In February 2001, the Department of Health and Human Services (HHS) issued regulations under HIPAA requiring health plans, health care providers and health care clearinghouses ("covered entities") to adopt privacy policies for the protection of health information. Regulations have also been adopted to set standards for the electronic transfer of health information. Although the Company's insurance operations are not directly subject to the regulations, the Company will be required to comply if it elects to engage in the electronic transfer of information to and from covered entities. The Company's health plan for Employees, which is a covered entity under the regulations, will be required to reach compliance by April 2003.








"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. Many factors could cause future results to differ materially from those discussed. Examples of such factors include variations in catastrophe losses due to changes in weather patterns, other natural causes or terrorist actions; changes in insurance regulations or legislation that disadvantage the members of the Group in the marketplace and recession; economic conditions or stock market changes affecting pricing or demand for insurance products or ability to generate investment income and returns. Growth and profitability have been and will be potentially materially affected by these and other factors.

INCORPORATED BY REFERENCE, PAGE 27 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

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

Direct premiums written: Premiums on policies written by an insurer with the Policyholder.

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

Policy retention: The percentage of existing Policyholders who renew their policies.

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

Reinsurance: An instrument through which an insurer cedes to another insurer all or a portion of the risk insured and conveys/pays to that other insurer a portion of the premium received from the insured. Reinsurance makes the assuming reinsurer liable to the extent of the coverage ceded. However, in the event the reinsurer is unable to pay the assumed portion of the loss, the ceding insurer would be responsible for the entire loss.

INCORPORATED BY REFERENCE, PAGE 28 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

Selected Segment Information

The direct written premiums of the Erie Insurance Group have a direct impact on the Company's management fee revenue and, consequently, the Company's management operations. The Company's insurance underwriting operations are impacted by the mix of the group's direct written premium. Below is a summary of direct written premiums of the Erie Insurance Group by state and line of business.


                                                                 Years Ended December 31
                                                         2001                2000               1999
-------------------------------------------------------------------------------------------------------
Premiums written as a percent of total by state:
           District of Columbia                           0.3  %              0.3  %             0.2  %
           Illinois                                       1.2                 0.6                0.2
           Indiana                                        4.2                 4.0                3.9
           Maryland                                      11.9                11.9               11.9
           New York                                       3.1                 2.7                2.2
           North Carolina                                 5.3                 4.6                4.1
           Ohio                                           8.2                 8.0                7.9
           Pennsylvania                                  51.7                53.9               55.6
           Tennessee                                      1.6                 1.4                1.3
           Virginia                                       8.0                 8.0                8.1
           West Virginia                                  4.4                 4.6                4.6
           Wisconsin                                      0.1                 0.0                0.0
------------------------------------------------------------------------------------------------------
           Total direct premiums written               100.00 %            100.00 %           100.00 %

Premiums written by line of business:
   Personal:
           Automobile                                    54.6 %              56.9 %             59.5 %
           Homeowners                                    16.0                16.1               15.7
           Other                                          1.2                 1.3                0.9
------------------------------------------------------------------------------------------------------
   Total personal                                        71.8 %              74.3 %             76.1 %
   Commercial:
           Automobile                                     8.3 %               7.8 %              7.3 %
           Workers' compensation                          8.0                 7.2                6.5
           Commercial multi-peril                        10.2                 9.1                8.3
           Other                                          1.7                 1.6                1.8
------------------------------------------------------------------------------------------------------
   Total commercial                                      28.2 %              25.7 %             23.9 %
------------------------------------------------------------------------------------------------------


The growth rate of policies in force and policy retention trends can impact the Company's management and property/casualty operating segments. Below is a summary of each by line of business for the Erie Insurance Group's property/casualty business.

                                                      Years Ended December 31 (amounts in thousands)
                                                        2001                2000               1999
---------------------------------------------------------------------------------------------------
Policies in force:
   Personal lines                                      2,724               2,517              2,368
   Commercial lines                                      386                 349                322
---------------------------------------------------------------------------------------------------
  Total policies in force                              3,110               2,866              2,690
---------------------------------------------------------------------------------------------------

Policy retention percentages:
   Personal policy retention percentages               91.3%               91.5%              91.0%
   Commercial policy retention percentages             87.7%               85.9%              84.1%
  Total policy retention percentages                   90.9%               91.0%              90.5%
---------------------------------------------------------------------------------------------------


Index to Graphs included in the Management's Discussion and Analysis



             GRAPH NUMBER                   AMOUNTS TO GRAPH

Graph # 1
=========

NET REVENUE FROM MANAGEMENT
OPERATIONS AND GROSS MARGINS
(In millions of dollars, except ratios)
                                           1999     2000    2001
                                          -----------------------
Net Revenue from Management Operations    $148.5   $158.7  $184.6

Gross Margin from Management Operations    28.1%    27.6%   27.9%


Pie Chart # 1
=============
Diversification of fixed maturities
at December 31, 2001

U.S. Industrial & Miscellaneous                            57%
Special Revenue                                            20%
States & Political Subdivisions                             8%
Foreign                                                     5%
Public Utilities                                            5%
Redeemable preferred stock                                  3%
Other                                                       2%

Pie Chart # 2
=============
Quality* of fixed maturities
 Carrying Value at December 31, 2001

         Baa/BBB                                           32%
         Aaa/AAA                                           27%
            A                                              24%
          Aa/AA                                            14%
     Ba/BB or lower                                         3%

* As rated by Standard & Poor's or Moody's Investor's Service, Inc.

Pie Chart # 3
=============
Diversification of equity securities
  at December 31, 2001 - Carrying Value

(1) U.S. Industrial & Miscellaneous                        31%
(1) U.S. Banks, Trusts & Insurance Co's                     2%
(2) U.S. Industrial & Miscellaneous                        47%
(2) Foreign                                                11%
(2) U.S. Banks, Trusts & Insurance Co's                     8%
(2) Public Utilities                                        1%

(1)  Common Stock
(2)  Nonredeemable Preferred Stock

INCORPORATED BY REFERENCE, PAGE 29 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

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

/s/ Jan R. Van Gorder
Jan R. Van Gorder
Acting President and Chief Executive Officer
February 7, 2002

/s/ Philip A. Garcia
Philip A. Garcia
Executive Vice President and Chief Financial Officer
February 7, 2002

/s/ Timothy G. NeCastro
Timothy G. NeCastro
Senior Vice President and Controller
February 7, 2002



INDEPENDENT AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Malin, Bergquist & Company, LLP
Malin, Bergquist & Company, LLP
Erie, Pennsylvania
February 7, 2002

INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        As of December 31, 2001 and 2000
                             (Dollars in thousands)


   ASSETS                                                                        2001             2000
                                                                             -----------       -----------
Investments:
   Fixed maturities at fair value
    (amortized cost of $543,423
     and $524,172, respectively)                                              $  559,873        $  531,546
   Equity securities at fair value (cost of
    $159,727 and $184,968, respectively)                                         193,798           204,446
   Limited partnerships (cost of $79,668
    and $60,661, respectively)                                                    81,596            68,242
   Real estate mortgage loans                                                      5,700             6,581
                                                                              ----------        ----------
       Total investments                                                      $  840,967        $  810,815

   Cash and cash equivalents                                                      88,213            38,778
   Accrued investment income                                                       9,138             9,087
   Premiums receivable from Policyholders                                        186,175           156,269
   Prepaid federal income taxes                                                   14,056             3,604
   Reinsurance recoverable from Erie Insurance Exchange                          491,055           412,050
   Note receivable from Erie Family Life Insurance Company                        15,000            15,000
   Other receivables from Erie Insurance Exchange and affiliates                 149,600           119,959
   Reinsurance recoverable from non-affiliates                                       372               712
   Deferred policy acquisition costs                                              17,018            13,202
   Property and equipment                                                         14,635            13,856
   Equity in Erie Family Life Insurance Company                                   44,683            42,331
   Other assets                                                                   64,654            44,936
                                                                              ----------        ----------
     Total assets                                                             $1,935,566        $1,680,599
                                                                              ==========        ==========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 31 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (CONTINUED)
                        As of December 31, 2001 and 2000
                             (Dollars in thousands)


   LIABILITIES AND SHAREHOLDERS' EQUITY                                           2001              2000
                                                                              ----------        ----------
LIABILITIES
   Unpaid losses and loss adjustment expenses                                 $  557,278        $  477,879
   Unearned premiums                                                             311,969           263,855
   Commissions payable and accrued                                               110,121            96,823
   Accounts payable and accrued expenses                                          46,164            30,476
   Deferred income taxes                                                          12,945             7,161
   Dividends payable                                                              10,930             9,839
   Employee benefit obligations                                                   20,904            15,551
                                                                              ----------        ----------
     Total liabilities                                                        $1,070,311        $  901,584
                                                                              ----------        ----------

SHAREHOLDERS' EQUITY
   Capital stock
    Class A common, stated value $.0292 per
     share; authorized 74,996,930 shares; 67,032,000
     shares issued; 63,836,323 and 64,056,323 shares
     outstanding in 2001 and 2000, respectively                               $    1,955        $    1,955

   Class B common, stated value $70 per
     share; authorized 3,070 shares;
     3,070 shares issued and outstanding                                             215               215
   Additional paid-in capital                                                      7,830             7,830
   Accumulated other comprehensive income                                         35,222            23,182
   Retained earnings                                                             913,406           831,552
                                                                              ----------        ----------
   Total contributed capital and retained earnings                            $  958,628        $  864,734

   Treasury stock, at cost, 3,195,677 shares in
   2001 and 2,975,677 in 2000                                                (    93,373)      (    85,719)
                                                                              ----------        ----------
     Total shareholders' equity                                               $  865,255        $  779,015
                                                                              ----------        ----------
     Total liabilities and shareholders' equity                               $1,935,566        $1,680,599
                                                                              ==========        ==========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 30 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2001, 2000 and 1999
                  (Amounts in thousands, except per share data)

                                                                             2001            2000             1999
                                                                          ------------------------------------------
MANAGEMENT OPERATIONS:

   Management fee revenue                                                 $ 634,966        $ 551,646       $ 513,375
   Service agreement revenue                                                 27,247           22,662          15,441
                                                                          ---------        ---------       ---------
       Total revenue from management operations                             662,213          574,308         528,816
   Cost of management operations                                            477,645          415,562         380,298
                                                                          ---------        ---------       ---------
       Net revenue from management operations                             $ 184,568        $ 158,746       $ 148,518
                                                                          ---------        ---------       ---------


INSURANCE UNDERWRITING OPERATIONS:

   Premiums earned                                                        $ 137,648        $ 123,708       $ 117,224
                                                                          ---------        ---------       ---------
   Losses and loss adjustment expenses incurred                             117,201           99,564          87,719
   Policy acquisition and other underwriting expenses                        40,910           34,546          33,044
                                                                          ---------        ---------       ---------
       Total losses and expenses                                          $ 158,111        $ 134,110       $ 120,763
                                                                          ---------        ---------       ---------
       Underwriting loss                                                 ($  20,463)      ($  10,402)     ($   3,539)
                                                                          ---------        ---------       ---------


INVESTMENT OPERATIONS:

Net investment income                                                     $  49,884        $  48,401       $  43,344
Net realized (losses) gains on investments                               (   31,879)          16,968          14,746
Equity in earnings of Erie Family Life Insurance
   Company                                                                      773            5,492           5,045
Equity in (losses) earnings of limited partnerships                      (        7)           4,733             641
                                                                          ---------        ---------       ---------
       Net revenue from investment operations                             $  18,771        $  75,594       $  63,776
                                                                          ---------        ---------       ---------
       Income before income taxes                                         $ 182,876        $ 223,938       $ 208,755
Provision for income taxes                                                   60,615           71,545          65,649
                                                                          ---------        ---------       ---------
       NET INCOME                                                         $ 122,261        $ 152,393       $ 143,106
                                                                          =========        =========       =========
Net income per share                                                      $    1.71        $    2.12       $    1.95
                                                                          =========        =========       =========
Weighted average shares outstanding                                          71,342           71,954          73,487
                                                                          =========        =========       =========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years Ended December 31, 2001, 2000 and 1999
                  (Amounts in thousands, except per share data)



                                                                                                                  Accumulated
                                                                 Total                                               Other
                                                             Shareholders'   Comprehensive      Retained          Comprehensive
                                                                Equity          Income          Earnings             Income
                                                            --------------   -------------    ------------      ---------------

Balance, January 1, 1999                                     $   655,223                      $   605,045       $    40,178
Comprehensive income
   Net income                                                    143,106          143,106         143,106
   Unrealized depreciation of investments, net of tax       (     13,597)    (     13,597)                     (     13,597)
                                                                              -----------
Comprehensive income                                                          $   129,509
                                                                              ===========
Purchase of treasury stock                                  (     54,330)
Dividends declared:
   Class A $.495 per share                                  (     32,575)                    (     32,575)
   Class B $74.25 per share                                 (        228)                    (        228)
                                                             -----------                      -----------       -----------
Balance, December 31, 1999                                   $   697,599                      $   715,348       $    26,581
                                                             -----------                      -----------       -----------

Comprehensive income
   Net income                                                    152,393          152,393         152,393
   Unrealized depreciation of investments, net of tax       (      3,399)    (      3,399)                     (      3,399)
                                                                              -----------
Comprehensive income                                                          $   148,994
                                                                              ===========
Purchase of treasury stock                                  (     31,389)
Dividends declared:
   Class A $.5575 per share                                 (     35,932)                    (     35,932)
   Class B $83.625 per share                                (        257)                    (        257)
                                                             -----------                      -----------       -----------
Balance, December 31, 2000                                   $   779,015                      $   831,552       $    23,182
                                                             -----------                      -----------       -----------

Comprehensive income
   Net income                                                    122,261          122,261         122,261
   Unrealized appreciation of investments, net of tax             14,890           14,890                            14,890
   Minimum pension liability adjustment, net of tax         (      2,850)    (      2,850)                     (      2,850)
                                                                               ----------
Comprehensive income                                                          $   134,301
                                                                              ============
Purchase of treasury stock                                  (      7,654)
Dividends declared:
   Class A $.6275 per share                                 (     40,119)                    (     40,119)
   Class B $94.125 per share                                (        288)                    (        288)
                                                             -----------                      -----------       -----------
Balance, December 31, 2001                                   $   865,255                      $   913,406       $    35,222
                                                             ===========                      ===========       ===========

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 33 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                  Years Ended December 31, 2001, 2000 and 1999
                  (Amounts in thousands, except per share data)





                                                                   Class A         Class B         Additional       Treasury
                                                                   Common          Common        Paid-in-Capital      Stock
                                                                 -----------      ---------      ---------------   ------------

Balance, January 1, 1999                                        $     1,955      $      215      $     7,830        $         0
Comprehensive income
   Net income
   Unrealized depreciation of investments, net of tax

Comprehensive income

Purchase of treasury stock                                                                                         (     54,330)
Dividends declared:
   Class A $.495 per share
   Class B $74.25 per share
                                                                                                                    -----------
Balance, December 31, 1999                                      $     1,955      $      215      $     7,830       ($    54,330)
                                                                -----------      ----------      -----------        -----------

Comprehensive income
   Net income
   Unrealized depreciation of investments, net of tax

Comprehensive income

Purchase of treasury stock                                                                                         (     31,389)
Dividends declared:
   Class A $.5575 per share
   Class B $83.625 per share
                                                                                                                    -----------
Balance, December 31, 2000                                      $     1,955      $      215      $     7,830       ($    85,719)
                                                                -----------      ----------      -----------        -----------

Comprehensive income
   Net income
   Unrealized appreciation of investments, net of tax
   Minimum pension liability adjustment, net of tax

Comprehensive income

Purchase of treasury stock                                                                                         (      7,654)
Dividends declared:
   Class A $.6275 per share
   Class B $94.125 per share
                                                                                                                    -----------
Balance, December 31, 2001                                      $     1,955      $      215      $     7,830       ($    93,373)
                                                                ===========      ==========      ===========        ===========



See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 32 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in thousands)

                                                                  2001             2000          1999
                                                               ----------      ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $  122,261      $  152,393     $  143,106
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                                2,350           2,745          1,766
       Deferred income tax expense (benefit)                        1,013     (     2,112)   (     1,311)
       Amortization of deferred policy acquisition costs           24,276          22,793         22,507
       Realized loss (gain) on investments                         31,879     (    16,968)   (    14,746)
       Equity in losses (income) from limited partnerships              7     (     4,733)   (       641)
       Net amortization of bond (discount) premium            (       199)    (        43)            80
       Undistributed earnings of Erie Family Life                       0     (     4,020)   (     3,696)
       Dividends received in excess of undistributed
         earnings - Erie Family Life                                  821               0              0
       Deferred compensation                                          294             642          1,212
   Increase in accrued investment income                      (        51)    (     1,089)   (       745)
   Increase in receivables                                    (   138,213)    (    76,240)   (     6,274)
   Policy acquisition costs deferred                          (    28,092)    (    24,591)   (    23,049)
   Increase in prepaid expenses and other assets              (    14,460)    (       939)   (     6,185)
   Increase in accounts payable and
     accrued expenses                                              16,362           8,068          3,343
   Increase in commissions payable and accrued                     13,298           3,950          7,868
   Increase in income taxes recoverable                       (    10,452)    (       629)   (       466)
   Increase in loss reserves                                       79,398          44,984          6,730
   Increase in unearned premiums                                   48,115          26,403          7,469
                                                               ----------      ----------     ----------
         Net cash provided by operating activities             $  148,607      $  130,614     $  136,968
                                                               ----------      ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of investments:
     Fixed maturities                                         ($  235,854)    ($  153,029)   ($  162,769)
     Equity securities                                        (    67,549)    (    54,649)   (    71,637)
     Mortgage loans                                                     0               0    (        66)
     Limited partnership investments                          (    28,380)    (    24,753)   (    20,667)
   Sales/maturities of investments:
     Fixed maturity sales                                         109,634          61,333         30,927
     Fixed maturity calls/maturities                               80,223          59,570         64,094
     Equity securities                                             90,589          55,596         84,187
     Mortgage loans                                                   882           1,649            123
     Limited partnership sales or distributions                     6,634           6,227          1,368
   Purchase of property and equipment                         (     2,014)    (       308)   (       444)
   Purchase of computer software                              (     1,113)    (     1,032)   (     4,194)
   Loans to agents                                            (     7,612)    (     1,781)   (     3,459)
   Collections on agent loans                                       2,358           1,719          2,582
                                                               ----------      ----------    -----------
         Net cash used in investing activities                ($   52,202)    ($   49,458)   ($   79,955)
                                                               ----------      ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                             ($   39,316)    ($   35,203)   ($   32,049)
   Purchase of treasury stock                                 (     7,654)    (    31,389)   (    54,330)
                                                               ----------      ----------     ----------
         Net cash used in financing activities                ($   46,970)    ($   66,592)   ($   86,379)
                                                               ----------      ----------     ----------
   Net increase (decrease) in cash and cash equivalents        $   49,435      $   14,564    ($   29,366)
   Cash and cash equivalents at beginning of year                  38,778          24,214         53,580
                                                               ----------      ----------     ----------
   Cash and cash equivalents at end of year                    $   88,213      $   38,778     $   24,214
                                                               ==========      ==========     ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years ended December 31, 2001, 2000 and 1999 for income taxes was $70,751, $74,286 and $67,495, respectively.

See accompanying notes to consolidated financial statements


INCORPORATED BY REFERENCE, PAGE 34 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               All dollar amounts are in thousands except per share data

NOTE 1.         NATURE OF BUSINESS

                    Erie Indemnity Company (Company), formed in 1925, is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company earns a management fee for management services provided to the Exchange and its affiliates. The Exchange is a Pennsylvania domiciled property/casualty insurer rated A++ Superior by A.
                    M. Best. The Exchange is the 23rd largest insurer in the United States based on net premiums written for all lines of business. See also Note 10.

                    The Company's property/casualty insurance subsidiaries also share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company, and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. Erie Insurance Property & Casualty Company, a wholly-owned subsidiary of the Company, and Flagship City Insurance Company, owned by the Exchange, participate in a quota share agreement, where all insurance business is ceded to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 2001, 2000 and 1999) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. Insurance ceded by EIC, EINY, Erie Insurance Property & Casualty Company and Flagship City Insurance Company, to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. See also Note 12.

                    The Exchange, EIC and EINY together with the Erie Insurance Property & Casualty Company and the Flagship City Insurance Company as well as the Erie Family Life Insurance Company
                    (EFL)  operate  collectively  as the "Erie  Insurance  Group
                    (EIG)."

                    The property/casualty insurers of the Erie Insurance Group operate in 11 states and the District of Columbia. Business consists, to a large extent, of private passenger and commercial automobile, homeowners and workers' compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES

                Basis of presentation

                    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. See also Note 13.

                Principles of consolidation

                    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 21.6% equity ownership of EFL is not consolidated but accounted for under the equity method of accounting.

                Reclassifications

                    Certain amounts reported in prior years have been reclassified to conform to the current year's financial statement presentation.

INCORPORATED BY REFERENCE, PAGES 34 AND 35 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


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

                Investments and cash equivalents

                    Fixed maturities and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reflected in shareholders' equity in accumulated other comprehensive income. There are no securities classified as "trading" or "held-to-maturity." Realized gains and losses on sales of investments, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

                    Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which approximates the Company's share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders' equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any of the partnership liabilities.

                    When a decline in value of investments is considered to be other-than-temporary by Company management, the investments are written down to realizable value. The write down is made on an individual security or limited partnership basis and is considered a realized loss in the Consolidated Statements of Operations.

                    Mortgage loans on commercial real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance would be provided for impairment in net realizable value based on periodic valuations as needed.

                    Cash equivalents are principally comprised of investments in bank money market funds and approximate fair value.

                Derivatives

                    Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) became effective for fiscal years beginning after June 15, 1999. Sections of FAS 133 were subsequently amended by FAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (an amendment of FAS 133 which became effective for all fiscal quarters of all fiscal years beginning after June 15, 2000). FAS 133 and FAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The accounting for changes in the fair value of a derivative, i.e. gains and losses, depends on the intended use of the derivative and the resulting designation.

INCORPORATED BY REFERENCE, PAGE 35 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                    For derivatives not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change. Credit risk is managed by entering into transactions using a bank counterparty with a high credit rating. See also Note 3.

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

                Deferred policy acquisition costs

                    Commissions and other costs of acquiring insurance that vary with, and are primarily related to, the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. There have been no reduction in costs deferred in any of the years presented. Amortization expense, which is included in policy acquisition and other underwriting expenses of insurance underwriting operations, equaled $24,276, $22,793 and $22,507 in 2001, 2000 and 1999, respectively.

                Insurance liabilities

                    Losses incurred refer to amounts paid or expected to be paid for loss events which have occurred through the balance sheet date. The cost of investigating, resolving and processing claims are referred to as "loss adjustment expenses". A liability is established for the total unpaid cost of losses and loss adjustment expenses, including events occurring in current and prior years. Losses are reported on the Consolidated Statements of Operations in insurance underwriting operations.

                    The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments considered necessary are reflected in current earnings. Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers' compensation which have been discounted at 2.5% in 2001 and 2000. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $2,390 and $1,509 at December 31, 2001 and 2000, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $3,661 and $3,349 at December 31, 2001 and 2000, respectively.

INCORPORATED BY REFERENCE, PAGES 35 AND 36 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Environment-related claims

                    In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. The total amount of the Company's property/casualty insurance subsidiaries' share of paid losses and loss reserves pertaining to environment-related claims is immaterial.

                Liability for guaranty fund and other assessments

                    The Company's property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. The liability for guaranty fund or other assessments is recorded when the event obligating the Company has occurred and the amount can be reasonably estimated. The estimated liability for guaranty fund and other assessments at December 31, 2001 and 2000 totaled $2,383 and $592, respectively. During 2001, the Company received notification of the insolvency of Reliance Insurance Company. It is expected this insolvency will result in guaranty fund liabilities to be assessed the Company's property/casualty insurance subsidiaries. The Company has recorded an estimated liability that has been charged to operations in the current period based on preliminary data relating to this insolvency. The estimated liability for the Reliance insolvency is $2,024 at December 31, 2001.

                    Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. When an assessment can be recovered, an asset is established on a basis consistent with the credits to be realized under applicable state law. During 2001, the Company's property/casualty insurance subsidiaries recorded an asset of $559 related to these recoverable credits which will be recovered in accordance with state law which ranges between a 5 and 10 year period. These liabilities and corresponding recoverable assets are presented gross on the Consolidated Statement of Financial Position.

                Reinsurance

                    The insurance underwriting operations segment in the Consolidated Statements of Operations is presented net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded gross on the Consolidated Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums. Reinsurance premiums are recognized as revenue on a pro rata basis over the policy term.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Income taxes

                    Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax bases and financial statement bases of assets and liabilities. Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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

                    Property and equipment as of December 31 is summarized as follows:

                                                          2001          2000
                                                        ---------     ---------

                      Land                              $     737     $     737
                      Buildings                             5,879         5,863
                      Leasehold improvements                  518           322
                      Computer software                    18,836        17,723
                      Computer equipment                    5,416         3,706
                      Transportation equipment                544           450
                                                        ---------     ---------
                                                        $  31,930     $  28,801
                      Less accumulated depreciation        17,295        14,945
                                                        ---------     ---------
                                                        $  14,635     $  13,856
                                                        =========     =========

                    Software development costs, primarily salaries and benefits, totaling $7,842 and $7,797, are included in property and equipment at December 31, 2001 and 2000, respectively. Software development costs capitalized during 2001 and 2000 amounted to $45 and $499, respectively. These costs are amortized on a straight-line basis over the expected life of the applications once the software is ready for intended use. Software amortization related to these costs totaled $2,007, $1,697 and $199 in 2001, 2000 and 1999, respectively.

                    During 2001, the Company entered into various operating lease agreements for computer equipment. These leases contain various early termination provisions which allow the Company to cancel the leases generally after three years from inception of the lease. The total projected commitment for these leases at December 31, 2001, approximates $10,051 through the year 2004. Of this total, approximately $5,075 will be reimbursed to the Company from its affiliates. The total rental expense for 2001 was $165.

INCORPORATED BY REFERENCE, PAGE 36 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Revenue recognition

                    In 2000, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 states revenue should not be recognized until it is realized or realizable and earned. Cited in SAB 101 are certain criteria that generally should be met to determine when revenue is realized or realizable and earned. The Company periodically evaluates its revenue recognition practices in relation to the requirements of SAB
                    101. Management believes the revenue recognition practices are in compliance with the provisions of SAB 101.

                Recognition of management fee revenue

                    A management fee is charged the Exchange by the Company for management of the affairs of the Exchange. The fee is recorded as revenue, calculated as a percentage of Exchange direct and affiliated assumed premiums written. The management fees are recognized upon policy issuance or renewal. The Exchange issues policies with annual terms only.

                Recognition of premium revenues and losses

                    Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. Unearned premiums represent the unexpired portion of premiums written.

                    Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss adjustment expenses incurred are reflected in the Consolidated Statements of Operations net of amounts ceded to the Exchange. See also Note 12.

                Earnings per share

                    Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 71,342,329, 71,954,402, and 73,486,572 during
                    2001, 2000 and 1999, respectively.

INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS

               The following tables summarize the cost and market value of available-for-sale securities at December 31, 2001 and 2000:

                                                                        Gross            Gross          Estimated
                                                   Amortized          Unrealized      Unrealized           Fair
                                                       Cost             Gains           Losses             Value
                                                   -----------       -----------      -----------       ------------
                December 31, 2001

                Fixed Maturities:
                -----------------
                U.S. treasuries &
                  government agencies              $    11,211       $       502      $         0       $    11,713
                States & political subdivisions         42,392             1,817               88            44,121
                Special revenue                        110,267             3,496              345           113,418
                Public utilities                        25,150             1,156               36            26,270
                U. S. industrial &
                  miscellaneous                        311,757             8,989            1,438           319,308
                Foreign                                 26,634               859               17            27,476
                                                   -----------       -----------      -----------       -----------
                    Total bonds                    $   527,411       $    16,819      $     1,924       $   542,306

                Redeemable preferred stock              16,012             1,555                0            17,567
                                                   -----------       -----------      -----------       -----------
                    Total fixed maturities         $   543,423       $    18,374      $     1,924       $   559,873
                                                   -----------       -----------      -----------       -----------

                Equity Securities:
                ------------------
                Common stock:
                  U. S. banks, trusts &
                    insurance companies            $     3,284       $       814      $        16       $     4,082
                  U. S. industrial &
                    miscellaneous                       28,718            31,570              579            59,709
                Nonredeemable
                  preferred stock:
                  Public Utilities                       2,370                12                3             2,379
                  U. S. banks, trusts &
                    insurance companies                 14,685               938               58            15,565
                  U. S. industrial &
                    miscellaneous                       91,185             2,573            2,111            91,647
                  Foreign                               19,485             1,039              108            20,416
                                                   -----------       -----------      -----------       -----------
                    Total equity securities        $   159,727       $    36,946      $     2,875       $   193,798
                                                   -----------       -----------      -----------       -----------
                    Total available-for-sale
                      securities                   $   703,150       $    55,320      $     4,799       $   753,671
                                                   ===========       ===========      ===========       ===========


INCORPORATED BY REFERENCE, PAGE 37 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


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



INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       INVESTMENTS (CONTINUED)

               The amortized cost and estimated fair value of fixed maturities at December 31, 2001, by remaining contractual term to maturity, are shown below.

                                                                      Amortized     Estimated
                                                                       Cost         Fair Value
                                                                  --------------    -----------
                    Due in one year or less                          $    37,241    $    37,787
                    Due after one year through five years                162,766        167,265
                    Due after five years through ten years               160,105        165,194
                    Due after ten years                                  183,311        189,627
                                                                     -----------    -----------
                                                                     $   543,423    $   559,873
                                                                     ===========    ===========


               Changes in unrealized gains (losses) consist of the following for the years ended December 31:

                                                                           2001             2000              1999
                                                                      ------------     ------------      ------------
                    Equity securities                                 $     14,593    ($     24,410)     $     11,061
                    Fixed maturities                                         9,076           11,246     (      24,123)
                    Limited partnerships                             (       5,651)           5,930             1,616
                    Equity in unrealized gains (losses)
                      of Erie Family Life
                      Insurance Company                                      4,890            2,005     (       9,473)
                    Deferred federal income tax (liability)
                      benefit                                        (       8,018)           1,830             7,322
                                                                       -----------     ------------      ------------
                    Increase (decrease) in unrealized gains           $     14,890    ($      3,399)    ($     13,597)
                                                                      ============     ============      ============


               Sources of net investment income for the years ended December 31 are as follows:

                                                                           2001             2000              1999
                                                                      ------------     ------------      ------------
                    Fixed maturities                                  $     36,569     $     34,445      $     30,547
                    Equity securities                                       11,022           11,034            10,104
                    Cash equivalents and other                               3,034            3,416             3,222
                                                                      ------------     ------------      ------------
                    Total investment income                           $     50,625     $     48,895      $     43,873
                    Investment expense                                         741              494               529
                                                                      ------------     ------------      ------------
                    Net investment income                             $     49,884     $     48,401      $     43,344
                                                                      ============     ============      ============

INCORPORATED BY REFERENCE, PAGE 38 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                                ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.       INVESTMENTS (CONTINUED)

               Following are the components of net realized (loss) gain on investments as reported on the Consolidated Statements of Operations. The securities impairment charge in 2001 related primarily to preferred stocks in the equipment leasing and agricultural industry segments. The limited partnership impairment charge resulted from one private equity partnership that had investments of preferred stock in the eCommerce industry and common stock in the customer relationship software industry. The securities impairment charge in 2000 resulted from preferred stocks in the financial services industry.

                                                                          2001              2000              1999
                                                                      -----------      ------------      -----------
                    Fixed maturities:
                    ----------------
                    Gross realized gains                              $      4,216     $      2,921      $        712
                    Gross realized losses                            (       7,941)   (         311)    (          87)
                                                                      -------------    ------------      ------------
                         Net realized (losses) gains                 ($      3,725)    $      2,610      $        625
                                                                      -------------    ------------      ------------
                    Equity securities:
                    -----------------
                    Gross realized gains                              $      4,997     $     18,070      $     18,437
                    Gross realized losses                            (      28,563)   (       2,445)    (       4,316)
                    Impairment charge                                (       1,855)   (       1,267)                0
                                                                      ------------     ------------      ------------
                         Net realized (losses) gains                 ($     25,421)    $     14,358      $     14,121
                                                                      ------------     ------------      ------------
                    Limited partnership impairment charge            ($      2,733)    $          0      $          0
                                                                      ------------     ------------      ------------
                         Net realized (losses) gains on
                             investments                             ($     31,879)    $     16,968      $     14,746
                                                                      ============     ============      ============

               The  components  of  equity  in  (losses)   earnings  of  limited
               partnerships as reported on the Consolidated Statements of Operations for the years ended December 31 are as follows:

                                                                                 2001            2000              1999
                                                                            ------------     ------------     -------------
                    Private equity                                         ($      2,013)    $      1,464     ($        354)
                    Real estate                                                    1,424            1,926               905
                    Fixed income                                                     582            1,343                90
                                                                            ------------     ------------      ------------
                      Total equity in (losses) earnings of limited
                         partnerships                                      ($          7)    $      4,733      $        641
                                                                            ============     ============      ============

               See  also  Note  14  for   investment   commitments   related  to
               partnerships.

               The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities. A fee is paid to the Company by the borrower. Collateral, comprised of cash and government securities, that exceeds the market value of the loaned securities is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. The Company had loaned securities with a market value of $46,771 and $31,776 and secured collateral of $48,804 and $33,468 at December 31, 2001 and 2000, respectively. The borrower of the securities is not permitted to sell or replace the security on loan. The Company maintains the loaned securities on its Consolidated Statements of Financial Position as part of its invested assets. The Company has incurred no losses on the loan program since the program's inception.

INCORPORATED BY REFERENCE, PAGE 39 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS



                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.         INVESTMENTS (CONTINUED)

               During 2001, the Company entered into several foreign currency forward contracts related to its limited partnership investments, which are by definition derivatives. These contracts were not designated as hedges as the primary purpose is to generate profits from short-term market movements. The forward contracts have no cash requirements at the inception of the arrangement. At December 31, 2001, the notional amount of the contracts outstanding totaled $1,869. Changes in value, totaling $8 in 2001, have been recognized currently in earnings as realized gains in the Consolidated Statements of Operations.


NOTE 4.         COMPREHENSIVE INCOME

               Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

                                                                                  2001            2000          1999
                                                                             -------------   -------------  -------------
                Unrealized holding (losses) gains on securities
                  arising during period                                      ($      8,971)   $     11,739  ($      6,173)
                Less:  losses (gains) included in net income                        31,879   (      16,968) (      14,746)
                                                                              ------------    ------------   ------------
                Net unrealized holding gains (losses) arising
                  during period                                                     22,908   (       5,229) (      20,919)

                Income tax (liability) benefit related to unrealized
                  gains or losses                                            (       8,018)          1,830          7,322
                                                                              ------------    ------------   ------------
                      Net appreciation (depreciation) of
                         investments                                                14,890   (       3,399) (      13,597)

                Minimum pension liability adjustment (See also Note 6)       (       4,384)              0              0
                Tax asset related to pension liability
                  adjustment                                                         1,534               0              0
                                                                              ------------    ------------   ------------
                      Net pension liability adjustment                       (       2,850)              0              0
                                                                              ------------    ------------   ------------
                Other comprehensive income (loss), net of tax                 $     12,040   ($      3,399) ($     13,597)
                                                                              ============    ============   ============



NOTE 5.         EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

               The Company owns 21.6% of EFL's common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in ten states and the District of Columbia.

INCORPORATED BY REFERENCE, PAGES 39 AND 40 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.         EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY (CONTINUED)

               The following represents condensed financial information for EFL on a Generally Accepted Accounting Principles (GAAP) basis:

                                                         2001           2000           1999
                                                     -----------    -----------    ------------
                 Investments                          $  869,723     $  881,069     $  817,460

                 Total assets                          1,120,483      1,020,343        954,532

                 Liabilities                             914,724        824,623        783,429

                 Shareholders' equity                    205,759        195,720        171,103

                 Revenues                                 89,514        115,373        102,924

                 Net income                                2,738         25,390         23,325

                 Comprehensive income (loss)              17,410         31,421    (     5,191)

                 Dividends paid to shareholders            7,229          6,662          6,096


               The Company's share of EFL's net unrealized gains or (losses) on securities, as reflected in shareholders' equity, is $3,983, $801 and ($502) at December 31, 2001, 2000 and 1999, respectively.


NOTE 6.         BENEFIT PLANS

                Pension plans

                    The Company's pension plans consist of: (1) a noncontributory-defined benefit pension plan covering substantially all Employees of the Company, (2) an unfunded supplemental employee retirement plan (SERP) for its senior and executive officers and (3) an unfunded pension plan for its outside directors. Information about the plans follows for the years ended December 31:

                                                                             2001            2000
                                                                          ----------     ----------
                    Net periodic benefit cost:
                      Service cost                                        $    6,837     $    6,329
                      Interest cost                                            8,325          7,705
                      Expected return on plan assets                     (    13,709)   (    12,322)
                      Amortization of prior service cost                         844            989
                      Recognized net actuarial gain                      (     2,583)   (     2,303)
                      Amortization of unrecognized initial net asset     (       234)   (       234)
                                                                          ----------     ----------
                      Net periodic benefit cost                           $      520     $      164
                                                                          ==========     ==========

INCORPORATED BY REFERENCE, PAGE 40 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.             BENEFIT PLANS (CONTINUED)


                                                                                          2001              2000
                                                                                       ----------        ----------
                    Change in benefit obligation:
                      Benefit obligation at January 1                                  $  116,693        $  104,588
                      Service cost                                                          6,837             6,329
                      Interest cost                                                         8,325             7,705
                      Amendments                                                               55               611
                      Actuarial loss (gain)                                                14,523       (     2,114)
                      Benefits paid                                                   (     1,729)      (       426)
                                                                                       ----------        ----------
                      Benefit obligation at December 31                                $  144,704        $  116,693
                                                                                       ==========        ==========

                    Change in plan assets:
                      Fair value of plan assets at January 1                           $  171,636        $  160,385
                      Actual return on plan assets                                    (    31,413)           11,688
                      Employer contributions (refunds)                                      9,271       (        11)
                      Benefits paid                                                   (     1,729)      (       426)
                                                                                       ----------        ----------
                      Fair value of plan assets at December 31                         $  147,765        $  171,636
                                                                                       ==========        ==========

                    Reconciliation of funded status:
                      Funded status at December 31                                     $    3,061        $   54,943
                      Unrecognized net actuarial loss (gain)                               10,986       (    51,342)
                      Unrecognized prior service cost                                       5,236             6,025
                      Unrecognized initial net asset                                  (       469)      (       701)
                                                                                       ----------        ----------
                      Net amount recognized on Consolidated
                         Statements of Financial Position                              $   18,814        $    8,925
                                                                                       ==========        ==========

                    Amounts recognized in the consolidated statements
                    of financial position consist of:
                      Prepaid benefit cost                                             $   25,451        $   15,096
                      Accrued benefit liability                                       (    13,686)      (     8,656)
                      Intangible asset                                                      2,665             2,485
                      Accumulated other comprehensive income                                4,384                 0
                                                                                      -----------       -----------
                      Net amount recognized at year end                                $   18,814        $    8,925
                                                                                       ==========        ==========

                    Weighted-average assumptions as of December 31:
                      Employee pension plan:
                         Discount rate                                                        7.00%              7.50%
                         Expected return on plan assets                                       8.25               8.25
                         Rate of compensation increase                                        5.00               5.00
                      SERP:
                         Discount rate                                                        7.00%              7.50%
                         Rate of compensation increase                                     6.00-7.25             5.00


                    The amendment amounts relate primarily to two additional participants being added to the SERP for each of the years 2001 and 2000.

                    The Employee pension plan has assets that include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

INCORPORATED BY REFERENCE, PAGES 40 AND 41 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.         BENEFIT PLANS (CONTINUED)

                    An additional minimum pension liability of $4,384 resulted in 2001 due to changes in discount rates, the rate of compensation increase and certain other assumptions of the SERP. The additional pension liability was recorded as a reduction to shareholders' equity as accumulated other comprehensive income, net of deferred income taxes.

                    The Company's funding policy regarding the Employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

                    The Employee  pension plan  purchases  individual  annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $4,513, $5,627 and $5,322 in 2001, 2000 and 1999, respectively. These are non-participating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

                    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets (SERP and the pension plan for outside directors) were $20,348, $13,686 and $0 respectively, as of December 31, 2001, and $12,696, $8,656 and $0, respectively, as of
                    December 31, 2000.

                Post-retirement benefits other than pensions

                    The Company provides post-retirement medical coverage for eligible retired Employees and eligible dependents. To be eligible for benefits, an employee must be 60 years old and have 15 years of continuous full-time service. The benefits are provided from retirement to age 65. The benefits are unfunded as the Company pays the obligations when due. The cash payments for such benefits were $379, $161 and $121 in 2001, 2000 and 1999, respectively. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:

                                                                                    2001           2000
                                                                                  ---------      ---------
                    Net periodic benefit cost:
                      Service cost                                                 $    400       $    400
                      Interest cost                                                     389            385
                      Amortization of prior service cost                          (      36)     (      37)
                      Recognized net actuarial gain                               (      50)     (      27)
                                                                                   --------       --------
                      Net periodic benefit cost                                    $    703       $    721
                                                                                   ========       ========
                    Change in benefit obligation:
                      Benefit obligation at January 1                              $  5,803       $  4,745
                      Service cost                                                      400            400
                      Interest cost                                                     389            385
                      Actuarial loss                                                    919            434
                      Benefits paid                                               (     379)     (     161)
                                                                                   --------       --------
                      Benefit obligation at December 31                            $  7,132       $  5,803
                                                                                   ========       ========
                    Reconciliation of Funded status:
                      Funded status at December 31                                ($  7,132)     ($  5,803)
                      Unrecognized net actuarial loss (gain)                            244      (     726)
                      Unrecognized prior service costs                            (     330)     (     366)
                                                                                   --------       --------
                      Net liability recognized on Consolidated Statements
                         of Financial Position                                    ($  7,218)     ($  6,895)
                                                                                   ========       ========

INCORPORATED BY REFERENCE, PAGE 41 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                                ERIE INDEMNITY COMPANY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.         BENEFIT PLANS (CONTINUED)

                    The weighted average discount rate used to measure the accumulated post-retirement benefit obligation was 7.0% and 7.50% in 2001 and 2000, respectively. The December 31, 2001, accumulated benefit obligation was based on a 10.0% increase in the cost of covered health care benefits during 2001. The expected health care cost trend rate assumption for 2002 is 10.0%. This rate is assumed to decrease gradually to 5.5% per year in 2006 and to remain at that level thereafter.

                                                                                          2001           2000
                                                                                        ---------     ----------
                    Effect on total of service and interest cost components:
                      1% Increase                                                        $    126      $    126
                      1% Decrease                                                       (     106)    (     106)

                    Effect on post-retirement benefit obligation:
                      1% Increase                                                        $  1,023      $    814
                      1% Decrease                                                       (     871)    (     695)

                Employee savings plan

                    The Company has an Employee Savings Plan for its Employees. Beginning January 2001, the maximum percentage that eligible participants were permitted to contribute to the plan was increased to 15%. The Company match was also changed to 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. Additionally, regular part-time Employees are eligible to participate in the plan. Prior to 2001, eligible participants were permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis. The Company matched one-half of the participant contributions up to 6% of compensation. All full-time Employees were eligible to participate in the plan. The Company's matching contributions to the plan in 2001, 2000 and 1999 were $5,329, $3,499 and $3,245, respectively.
                    Employees are permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan.

INCORPORATED BY REFERENCE, PAGES 41 AND 42 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.         BENEFIT PLANS (CONTINUED)

                Management incentive plans and deferred compensation

                    The Company has separate annual and long-term incentive plans and a deferred compensation plan, which are available for key management employees. The deferred compensation plan is an unfunded arrangement for a select group of management and highly compensated employees of the Company. Those participating in this plan can select hypothetical investment funds for their deferrals and are credited with interest based on the investment results. The incentive plans are available to key management employees and link awards to current year and three-year performance period targets. The awards are settled with cash and Company stock. The Company purchases its stock in the open market when awards are settled in stock. The Company accrues estimated compensation expense in the applicable performance period based on its best estimate of the achievement of the performance targets. Expense recorded in 2001, 2000 and 1999 relating to these incentive and deferred compensation plans equaled $3,424, $3,445 and $3,352, respectively. Actual payments totaled $2,441 and $1,590 in 2001 and 2000, respectively. There were no payments in 1999. The Company also has a deferred compensation plan for certain of its outside directors. Expenses recorded in 2001, 2000, and 1999 with related (losses) earnings amounted to ($70), $78 and $241, respectively. The losses in the current year were a result of the performance of the investments that comprise the plan assets.

                Health and dental benefits

                    The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2001 and 2000. Operations were charged $19,826, $17,456 and $14,756 in 2001, 2000 and 1999, respectively, for the cost of health and dental care provided under these plans.

                    All liabilities for the above mentioned plans are presented in this note in total for all employees of the Erie Insurance Group. The gross liability is presented in the Consolidated Statements of Financial Position as employee benefit obligations with amounts expected to be recovered from the Company's affiliates included in other assets.

NOTE 7.         INCOME TAXES

               The provision for income taxes consists of the following for the years ended December 31:

                                                        2001            2000            1999
                                                    ----------       ----------      ----------
                 Federal income taxes:
                  Currently due                     $   59,602       $   73,657      $   66,960
                  Deferred                               1,013      (     2,112)    (     1,311)
                                                    ----------       ----------      ----------
                    Total                           $   60,615       $   71,545      $   65,649
                                                    ==========       ==========      ==========

               A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                           2001             2000              1999
                                                       -----------      -----------       ------------
                Income tax at statutory rates           $   64,007       $   78,378        $   73,051
                    Tax-exempt interest                (     2,729)     (     3,046)      (     3,229)
                    Dividends received deduction       (     2,398)     (     2,160)      (     2,064)
                    Other                                    1,735      (     1,627)      (     2,109)
                                                        ----------       ----------        ----------
                    Provision for income taxes          $   60,615       $   71,545        $   65,649
                                                        ==========       ==========        ==========

INCORPORATED BY REFERENCE, PAGE 42 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.         INCOME TAXES (CONTINUED)

               Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

                                                                                           2001              2000
                                                                                        ---------         ---------
                Deferred tax assets:
                  Loss reserve discount                                                 $   4,580         $   3,965
                  Unearned premiums                                                         4,960             4,286
                  Employee benefit plan obligations                                         4,800             4,111
                  Severance benefits                                                        3,801                 0
                  Write downs of securities                                                 1,606               443
                  Other                                                                     1,525             1,212
                                                                                        ---------         ---------
                    Total deferred tax assets                                           $  21,272         $  14,017
                                                                                        ---------         ---------

                Deferred tax liabilities:
                  Deferred policy acquisition costs                                     $   5,956         $   4,621
                  Unrealized gains                                                         16,822            12,051
                  Pension and other benefits                                                7,021             2,438
                  Other                                                                     4,418             2,068
                                                                                        ---------         ---------
                    Total deferred tax liabilities                                      $  34,217         $  21,178
                                                                                        ---------         ---------
                    Net deferred income tax liability                                   $  12,945         $   7,161
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

INCORPORATED BY REFERENCE, PAGES 42 AND 43 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.         CAPITAL STOCK (CONTINUED)

                Stock repurchase plan

                    Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2001 there were 220,000 shares repurchased at a total cost of $7,654, or an average price per share of $34.79. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.


NOTE 9.         UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

                The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company's wholly-owned property/casualty insurance subsidiaries:

                                                                         2001             2000              1999
                                                                      ----------       ----------       -----------
                Total unpaid losses and loss
                  adjustment expenses at January 1, gross             $  477,879       $  432,895        $  426,165

                  Less reinsurance recoverables                          375,567          337,911           334,708
                                                                      ----------       ----------        ----------
                Net balance at January 1                                 102,312           94,984            91,457

                Incurred related to:
                  Current accident year                                  111,258           93,416            88,422
                  Prior accident years                                     5,943            6,148       (       703)
                                                                      ----------       ----------        ----------
                    Total incurred                                       117,201           99,564            87,719

                Paid related to:
                  Current accident year                                   59,637           53,251            50,560
                  Prior accident years                                    41,203           38,985            33,632
                                                                      ----------       ----------        ----------
                    Total paid                                           100,840           92,236            84,192
                                                                      ----------       ----------        ----------
                Net balance at December 31                               118,673          102,312            94,984

                  Plus reinsurance recoverables                          438,605          375,567           337,911
                                                                      ----------       ----------        ----------
                Total unpaid losses and loss adjustment
                  expenses at December 31, gross                      $  557,278       $  477,879        $  432,895
                                                                      ==========       ==========        ==========


               Included in the 2001 losses and loss adjustment expenses incurred related to current accident year of $111,258 are the Company's share of estimated incurred losses of the Erie Insurance Group's reinsurance business stemming from the September 11th attack on the World Trade Center of $8,250. Partially offsetting these losses is an aggregate excess of loss reinsurance agreement between the Exchange and the Company's property/casualty insurance subsidiaries. See also Note 12. This agreement reduces the net retention of these losses recorded by the Company to $5,839. Current loss estimates are based on the assumption that the attack will be considered one event. If the attack comes to

INCORPORATED BY REFERENCE, PAGE 43 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.         UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED)

               be considered two events, the total potential exposure for EIG would increase between $50,000 and $75,000. The effect on the Company would be additional losses between $2,750 and $4,125. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company. The property/casualty insurers are exposed to both direct and reinsurance losses arising from possible future terrorist actions and other catastrophic events.


               The 2001 incurred losses related to prior accident years of $5,943 are due primarily to adverse development of losses in the private passenger auto liability and workers' compensation lines of business and are generally the result of ongoing analysis of recent loss development trends. These losses are reflected in the insurance underwriting operations segment of the Consolidated Statements of Operations.

               The 2000 incurred losses related to prior accident years of $6,148 are due to adverse development of reinsurance losses from the catastrophic storms in Europe in December 1999, combined with increased loss severity in private passenger automobile and in commercial lines of business.

NOTE 10.        RELATED PARTY TRANSACTIONS

                Management fee

                    A management fee is charged to the Exchange for management services provided by the Company. The fee is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company's Board of Directors. The management fee charged the Exchange was 25% for each year from 1999 to 2001.

                    In December 2001, the Board of Directors elected to maintain the 25% management fee rate for all of 2002. The Company's Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

                eCommerce    Program   and   Related    Information   Technology
                Infrastructure

                    During 2001, the Erie Insurance Group undertook a series of initiatives to develop its eCommerce capabilities. In connection with this program, the Company and the property/casualty insurance companies of the Erie Insurance Group entered into a Cost Sharing Agreement for Information Technology Development (Agreement). The Agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development of new Internet enabled property/casualty policy administration and customer relationship management systems. The Agreement provides that the cost of the systems and the related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the property/casualty insurance companies in a manner consistent with the sharing of
                    insurance   transactions  under  the  existing  intercompany
                    pooling agreement. See also Note 12. These costs are included in the policy acquisition and other underwriting expenses in the Consolidated Statements of Operations. The Company's share of these costs, incurred by the Company's property/casualty subsidiaries totaled $1,315 for the year ended December 31, 2001.

                    Certain other costs of the eCommerce Program are related to information technology hardware and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statement of Operations. The Company's share of these infrastructure costs amounted to $1,589 for the year ended December 31, 2001.

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.        RELATED PARTY TRANSACTIONS (CONTINUED)

               Service agreement revenue

                    A service agreement fee is charged to the Exchange to compensate the Company for its management of non-affiliated assumed reinsurance business on behalf of the Exchange. The Company receives a fee of 7% of voluntary reinsurance premiums assumed from non-affiliated insurers and is responsible for accounting, underwriting, and operating expenses in connection with the administration of this business. Service agreement fee revenue amounted to $11,251, $10,149 and $8,158 in 2001, 2000 and 1999, respectively.

                    Also included in service agreement revenue are service charges collected from Policyholders for providing extended payment terms on policies written by the insurers managed by the Company. In June 2000, this administrative fee collected from Policyholders increased from $2 to $3 per installment for policies renewing in most states. Service charge revenue amounted to $15,996, $12,513 and $7,283 in 2001, 2000 and
                    1999, respectively.

               Expense reimbursements

                    The Company pays for and is reimbursed by the Exchange for expenses incurred in connection with adjustment of claims and administrative services and by EFL for administrative expenses. Reimbursements are made to the Company from these affiliates monthly. The amounts of such expense reimbursements were as follows for the years ended December 31:

                                                         2001           2000            1999
                                                     -----------    -----------     -----------
                    Erie Insurance Exchange          $   162,549    $   142,519     $   136,045
                    Erie Family Life                      18,545         18,631          14,740
                                                     -----------    -----------     -----------
                      Total reimbursements           $   181,094    $   161,150     $   150,785
                                                     ===========    ===========     ===========

                Office leases

                    The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $10,842, $10,703 and $10,320 in 2001,
                    2000 and 1999, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $311 in 2001, $309 in 2000 and $303 in 1999.

                Note receivable from EFL

                    The Company is due $15 million from EFL in the form of a surplus note. The note bears an annual interest rate of 6.45% and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 2001, 2000 and 1999, EFL paid interest to the Company totaling $968 each year.

                Structured settlements with EFL

                    The Erie Insurance Group affiliated property/casualty insurance companies periodically purchase annuities from EFL in connection with the structured settlement of claims. The Company's pro-rata share (5.5%) of such annuities purchased equaled $708, $889 and $1,282 in 2001, 2000 and 1999, respectively.

INCORPORATED BY REFERENCE, PAGE 44 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT RISK

               Financial instruments, which potentially expose the Company to concentrations of credit risk, include unsecured receivables from the Exchange. Most all of the Company's revenue and receivables are from the Exchange and affiliates.

               Management fee and expense reimbursements due from the Exchange were $147,344 and $117,962 in 2001 and 2000, respectively. A receivable from EFL for expense reimbursements totaled $2,256 at December 31, 2001 compared to $1,997 at December 31, 2000. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool totaling $491,055 and $412,050 in 2001 and 2000, respectively.

               Premiums receivable from Policyholders at December 31, 2001 and 2000 equaled $186,175 and $156,269, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. At December 31, 2001, the Exchange's statutory total assets totaled almost $7 billion and Policyholders' surplus totaled $3 billion.


NOTE 12.       REINSURANCE

               EIC and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange's insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of amounts due within 30 days after the end of each quarterly accounting period.

               EIC and EINY have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5% of EIC and EINY's net premiums earned in that period, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY's net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $950. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,423, $1,268 and $1,199 in 2001, 2000 and
               1999 respectively. Recoveries during 2001 amounted to $7,241, of which $6,506 relates to the 2001 accident year. The balance of the recoveries under this agreement recorded in 2001 related to the 1999 accident year. There were no loss recoveries by EIC or EINY under the agreement for 2000 or 1999.

               To the extent the Exchange assumes reinsurance business from nonaffiliated sources, the Company participates because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company's property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

INCORPORATED BY REFERENCE, PAGES 45 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


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

               The following summarizes insurance and reinsurance activities for the Company:

                                                                        2001              2000             1999
                                                                  --------------    -------------     -------------
                Premiums Earned:
                  Direct                                           $     432,307     $    377,570     $     351,228
                  Assumed nonaffiliates                                    7,391            4,824             5,380
                  Ceded to Erie Insurance Exchange                (      439,698)   (     382,394)   (      356,608)
                  Assumed from Erie Insurance Exchange                   137,648          123,708           117,224
                                                                   -------------     ------------     -------------
                    Net                                            $     137,648     $    123,708     $     117,224
                                                                   =============     ============     =============

                Losses and Loss Adjustment Expenses
                Incurred:
                  Direct                                           $     374,440     $    325,644     $     264,177
                  Assumed nonaffiliates                                   14,262            3,956             6,512
                  Ceded to Erie Insurance Exchange                (      388,702)   (     329,600)   (      270,689)
                  Assumed from Erie Insurance Exchange                   117,201           99,564            87,719
                                                                   -------------     ------------     -------------
                    Net                                            $     117,201     $     99,564     $      87,719
                                                                   =============     ============     =============

NOTE 13.       STATUTORY INFORMATION

               The statutory financial statements of Erie Insurance Property & Casualty Company and EIC are prepared in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. Prescribed Statutory Accounting Practices
               (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). The NAIC adopted the Codification of Statutory Accounting Practices (Codification), effective January 1, 2001, as the NAIC-supported basis of accounting. The Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states' insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The New York State Insurance Department did not adopt the deferred tax provisions of Codification, thus no deferred taxes are recorded on the EINY statutory financial statements.

               Codification resulted in changes to the Company's statutory-basis financial statements, the most significant of which was the recording of statutory deferred taxes for EIC and Erie Insurance Property & Casualty Company. The total cumulative adjustment increased the surplus of the Company's property/casualty insurance subsidiaries by $4,446 as of January 1, 2001.

INCORPORATED BY REFERENCE, PAGES 45 AND 46 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.       STATUTORY INFORMATION (CONTINUED)


               Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements on the basis of generally accepted accounting principles. Consolidated balances including amounts reported by the property/casualty insurance subsidiaries on the statutory basis would be as follows:

                                                                           2001           2000           1999
                                                                       -----------    -----------    ------------
                    Shareholders' equity at December 31,               $   854,003    $   767,894    $   688,802

                    Net income for the year ended December 31,             118,475        150,942        142,615

               The amount of dividends the Company's Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or
               (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company's New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2001, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $5,491. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2001 or 2000.

               The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer's own securities. Accordingly, the Company's share of the maximum dividend payout which may be made in 2002 without prior Pennsylvania Commissioner approval is $2,295. Dividends to the Company totaled $1,594 in 2001 and $1,472 in 2000.

NOTE 14.       COMMITMENTS

               The Company has outstanding commitments to invest up to $124,000 in limited partnerships at December 31, 2001. These commitments will be funded as required through the end of the respective investment periods, which typically span 3 to 5 years expiring in 2005. At December 31, 2001, the total commitment to fund limited partnerships that invest in private equity securities is $87,000, real estate activities $22,000 and fixed income securities $15,000. At December 31, 2001, no one partnership commitment exceeded $7.5 million, or 6%, of the outstanding commitment amount.

               During 2001, the Company entered into contracts to provide services related to the eCommerce program with various external vendors. The total outstanding commitment for these contracts at December 31, 2001, was $16,146, of which approximately $12,943 will be reimbursed to the Company by the Exchange. The majority of these committed services at December 31, 2001, are expected to be performed in 2002.

INCORPORATED BY REFERENCE, PAGE 46 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.       SEGMENT INFORMATION

               The Company operates its business as two reportable segments - management operations and property/casualty insurance operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies. See also Note
               2. Assets are not allocated to the segments and are reviewed in total by management for purposes of decision making. No single customer or agent provides 10% or more of revenues for the Exchange.

               The  Company's   principal   operations  consist  of  serving  as
               attorney-in-fact for the Exchange, which constitute its management operations. The Company's property/casualty insurance operations arise through direct business of its subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. Insurance provided in the property/casualty operations consists of personal and commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Group.

               Summarized   financial   information  for  these   operations  is
               presented below.

                                                                             2001             2000              1999
                                                                       -------------    -------------     -------------
                Management operations:
                ---------------------
                Revenue:
                  Management fee revenue                                $    634,966     $    551,646      $    513,375
                  Service agreement revenue                                   27,247           22,662            15,441
                                                                        ------------     ------------      ------------
                    Total revenue from management operations                 662,213          574,308           528,816
                  Net revenue from investment operations                       1,700           57,213            47,011
                                                                        ------------     ------------      ------------
                Total revenue                                           $    663,913     $    631,521      $    575,827
                                                                        ============     ============      ============
                Income before taxes                                     $    186,267     $    215,959      $    195,529
                                                                        ============     ============      ============
                Net income                                              $    123,403     $    145,851      $    133,235
                                                                        ============     ============      ============
                Property/casualty operations:
                ----------------------------
                Revenue:
                  Premiums earned:
                    Commercial lines                                    $     34,970     $     28,456      $     25,147
                    Personal lines                                            97,078           89,369            87,334
                    Reinsurance                                                8,866            7,880             6,185
                                                                        ------------     ------------      ------------
                      Total premiums earned (SAP)                            140,914          125,705           118,666
                    GAAP adjustments                                   (       3,266)   (       1,997)    (       1,442)
                                                                        ------------     ------------      ------------
                      Total premiums earned (GAAP)                           137,648          123,708           117,224
                  Net revenue from investment operations                      17,071           18,381            16,765
                                                                        ------------     ------------      ------------
                Total revenue                                           $    154,719     $    142,089      $    133,989
                                                                        ============     ============      ============
                Expense:
                  Losses and expenses:
                    Commercial lines                                    $     41,417     $     31,914      $     26,726
                    Personal lines                                           107,851           92,012            85,512
                    Reinsurance                                               12,970           12,203             9,225
                                                                        ------------     ------------      ------------
                      Total losses and expenses (SAP)                        162,238          136,129           121,463
                    GAAP adjustments                                   (       4,127)   (       2,019)    (         700)
                                                                        ------------     ------------      ------------
                      Total losses and expenses (GAAP)                  $    158,111     $    134,110      $    120,763
                                                                        ============     ============      ============
                (Loss) income before taxes                             ($      3,391)    $      7,979      $     13,226
                                                                        ============     ============      ============
                Net (loss) income                                      ($      1,142)    $      6,542      $      9,871
                                                                        ============     ============      ============

INCORPORATED BY REFERENCE, PAGE 47 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS


                             ERIE INDEMNITY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.        QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                         First           Second             Third            Fourth
                                                       Quarter           Quarter          Quarter           Quarter
                                                     -----------       -----------      -----------       -----------
2001
----
Net revenue from management operations                $   43,200        $   53,104       $   55,044        $   33,220
Underwriting loss                                    (     3,538)      (     1,786)     (    10,589)      (     4,550)
Net revenue (loss) from investment operations             12,196            18,731            6,994       (    19,150)
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                51,858            70,049           51,449             9,520
                                                      ==========        ==========       ==========        ==========
Net income                                            $   34,785        $   47,129       $   34,430        $    5,917
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.49        $     0.66       $     0.48        $     0.08
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   36,407        $   45,414       $   31,081        $   21,399
                                                      ==========        ==========       ==========        ==========


2000
----
Net revenue from management operations                $   36,618        $   43,310       $   44,417        $   34,401
Underwriting loss                                    (     3,203)      (     1,590)     (     2,742)      (     2,867)
Net revenue from investment operations                    19,515            20,658           18,986            16,435
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                52,930            62,378           60,661            47,969
                                                      ==========        ==========       ==========        ==========
Net income                                            $   36,185        $   42,518       $   41,192        $   32,498
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.50        $     0.59       $     0.58        $     0.45
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   50,036        $   35,093       $   41,565        $   22,300
                                                      ==========        ==========       ==========        ==========


1999
----
Net revenue from management operations                $   34,367        $   40,587       $   41,945        $   31,619
Underwriting (loss) gain                             (       607)            1,113      (     1,580)      (     2,465)
Net revenue from investment operations                    14,770            16,177           16,450            16,379
                                                      ----------        ----------       ----------        ----------
Income before income taxes                                48,530            57,877           56,815            45,533
                                                      ==========        ==========       ==========        ==========
Net income                                            $   33,407        $   39,225       $   38,425        $   32,049
                                                      ==========        ==========       ==========        ==========
Net income per share                                  $     0.45        $     0.53       $     0.53        $     0.44
                                                      ==========        ==========       ==========        ==========
Comprehensive income                                  $   31,897        $   32,180       $   26,295        $   39,137
                                                      ==========        ==========       ==========        ==========


During the fourth quarter of 2001, the Company realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of equity securities and limited partnerships totaling $29,153. Realized losses resulted in an after-tax earnings per share reduction of $0.27. The investment sales were part of a proactive year-end tax planning strategy and will produce the recovery of approximately $9.6 million of federal income taxes paid in 1998, 1999 and 2000. Also contributing to the fourth quarter 2001 decline in net income per share were charges for a severance benefit stemming from the retirement of the president and CEO of the Erie Insurance Group. The Company's share of charges related to this severance was approximately $0.10 per share, after taxes.

INCORPORATED BY REFERENCE, PAGE 48 OF THE COMPANY'S 2001 ANNUAL REPORT TO SHAREHOLDERS

MARKET  PRICE OF AND  DIVIDENDS  ON THE  COMMON  STOCK AND  RELATED  SHAREHOLDER
MATTERS

COMMON STOCK PRICES

The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market under the symbol "ERIE." The following sets forth the range of high and low trading prices by quarter as reported by The NASDAQ Stock Market.

CLASS A TRADING PRICE

                                     2001                 2000
                                 Low      High       Low      High
--------------------------------------------------------------------
First Quarter                   25.63     30.13      26.25    32.63
Second Quarter                  27.54     36.12      27.50    32.88
Third Quarter                   30.83     39.70      28.25    32.13
Fourth Quarter                  36.65     41.27      23.88    30.00
--------------------------------------------------------------------

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

In 1998, the Board of Directors of the Company approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2001, there were 220,000 shares repurchased at a total cost of $7,653,916, or an average price per share of $34.79. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373,265, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

COMMON STOCK DIVIDENDS

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2001 and 2000 are as follows:

DIVIDENDS DECLARED

2001:                        Class A share        Class B share
---------------------------------------------------------------
First Quarter                  $ .1525              $ 22.875
Second Quarter                   .1525                22.875
Third Quarter                    .1525                22.875
Fourth Quarter                   .1700                25.500
---------------------------------------------------------------
                               $ .6275              $ 94.125
===============================================================

2000:                        Class A share        Class B share
---------------------------------------------------------------
First Quarter                  $ .1350              $ 20.250
Second Quarter                   .1350                20.250
Third Quarter                    .1350                20.250
Fourth Quarter                   .1525                22.875
---------------------------------------------------------------
                               $ .5575              $ 83.625
===============================================================

American Stock Transfer & Trust Company serves as the Company's transfer agent and registrar.