Form 10-K/A, Exhibit 13
period 2001-12-31
ERIE INDEMNITY CO
filed 2003-01-27
CIK 922621

Exhibit 13
Management’s discussion and analysis of financial condition and results of operations
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS All dollar amounts are in thousands except per share data
Exhibit 11
Erie Indemnity
Erie Indemnity

Exhibit 13

Erie Indemnity Company

SELECTED CONSOLIDATED
FINANCIAL DATA

	Years ended December 31

(Amounts in thousands, except per share data)	2001	2000	1999	1998	1997

STATEMENTS OF OPERATING DATA
Operating revenue	$799,861	$698,016	$646,040	$615,965	$581,979
Operating expense	635,756	549,672	501,061	470,155	450,037
Total other income	17,998	70,102	58,731	45,770	38,747
Equity in earnings of Erie Family Life Insurance Company, net of tax	719	5,108	4,692	4,443	3,935
Federal income tax expense	60,561	71,161	65,296	61,472	56,043

Net income	$122,261	$152,393	$143,106	$134,551	$118,581

PER SHARE DATA:
Net income per share	$1.71	$2.12	$1.95	$1.81	$1.59
Dividends declared per Class A share	0.6275	0.5575	0.4950	0.4425	0.3925
Dividends declared per Class B share	94.125	83.625	74.250	66.375	58.875
Book value per share	12.15	10.91	9.62	8.81	7.25
Weighted average shares outstanding	71,342	71,954	73,487	74,400	74,400
FINANCIAL POSITION:
Investments (1)	$885,650	$853,146	$785,258	$709,417	$566,118
Recoverables from the Exchange and affiliates	640,655	532,009	470,969	467,794	469,708
Total assets	1,935,566	1,680,599	1,518,794	1,454,062	1,292,544
Shareholders’ equity	865,255	779,015	697,599	655,223	539,383
Cumulative shares repurchased at December 31	3,196	2,976	1,900	0	0

(1)	Includes Investment in Erie Family Life Insurance Company.

Management’s discussion and analysis of

financial condition and results of operations

     The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found in Exhibit 13 as they contain important information helpful in evaluating the Company’s operating results and financial condition. In addition to this information, the tables before each section directly reflects measurements used by management in evaluating operating results. These tables, which management uses internally to monitor and evaluate results, is an alternative presentation of the Company’s Consolidated Statements of Operations. You should refer to these tables in conjunction with reading those portions of the following discussions relating to operating results and measurements. (Note: A glossary of certain terms can be found immediately following this discussion and analysis. Defined terms are italicized the first time they appear in the text.)

Overview
Erie Indemnity Company (the Company) is a Pennsylvania business corporation formed in 1925 to be the attorney-in-fact for Erie Insurance Exchange (the Exchange), a Pennsylvania domiciled reciprocal insurance exchange. The Company operates predominantly as a provider of management services to the Exchange. Management fees received from the Exchange account for the majority of the Company’s consolidated revenues and are compensation for the Company providing sales, underwriting and policy issuance services to the Exchange. The Company also is engaged in the property/casualty insurance business through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property & Casualty Company, and Erie Insurance Company of New York and through its management of Flagship City Insurance Company (Flagship), a subsidiary of the Exchange. The Company also has a 21.63 percent common stock interest in Erie Family Life Insurance Company (EFL), an affiliated life insurance company. Together with the Exchange, the Company and its subsidiaries and affiliates operate collectively under the name Erie Insurance Group.

In its role as attorney-in-fact for the Policyholders of the Exchange, the Company may charge a management fee up to 25 percent of the affiliated assumed and direct premiums written by the Exchange. The Company’s Board of Directors has the authority to change the management fee at its discretion. The Company’s Board of Directors also acts in a fiduciary capacity with respect to the operation of the Exchange.

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

Erie Insurance Property & Casualty Company, Flagship, Erie Insurance Company and Erie Insurance Company of New York participate in an intercompany pooling agreement with the Exchange. Under the pooling agreement, all property/casualty insurance business of the Erie Insurance Group is ceded to the Exchange. This pooling agreement provides for Erie Insurance Company and Erie Insurance Company of New York to share proportionately through retrocession in the results of all property/casualty insurance operations of the Exchange and the Company’s subsidiaries, except for the provisions of the excess of loss reinsurance agreement discussed below. Erie Insurance Company’s and Erie Insurance Company of New York’s proportionate share of the reinsurance pool is 5.0 percent and 0.5 percent, respectively. Erie Insurance Company and Erie Insurance Company of New York also have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. This reinsurance treaty is excluded from the intercompany pooling agreement and limits the amount of sustained ultimate net losses in any applicable accident year for the Erie Insurance Company and Erie Insurance Company of New York.

The results of the Company’s insurance operations are affected by the conditions that affect all property/casualty insurance companies, such as increased competition, catastrophic events, terrorist actions, changes in the regulatory and legislative environments and changes in general economic and investment conditions.

Results of operations
Overview
Consolidated net income in 2001 was $122,261,396, a decrease of 19.8 percent from the 2000 net income of $152,393,015. Gains made in the Company’s management operations, including a 15.1 percent increase in management fee revenue, were outpaced by losses experienced in the Company’s insurance underwriting operations and reduced levels of income from investment operations. The 2001 underwriting loss resulted from increased losses in the direct business of the Company’s property/casualty subsidiaries, primarily in private passenger and commercial automobile and workers’ compensation insurance, as well as assumed reinsurance losses, some of which relate to the September 11th terrorist attacks on the World Trade Center. The Company recognized $31,879,174 in net realized losses from investments in 2001 on the sale of securities and related charges for other-than-temporary impairments of equity securities and limited partnerships.

Operating income (net income excluding realized gains/losses and related federal income taxes) increased to $142,982,859 in 2001 from $141,363,933 in 2000. Operating income in 2001 reflects a third quarter after-tax charge of $3,795,639, or $.06 per share, from the World Trade Center terrorist attacks and a fourth quarter after-tax charge of $6,933,732, or almost $.10 a share, for severance charges related to the retirement of the Company’s chief executive officer. Operating income in 2000 included adverse development on assumed reinsurance losses from the catastrophic storms that devastated Europe in December 1999 contributing $1.4 million, or $.01 per share, after federal income taxes.

Critical Accounting Estimates
The Company makes estimates and assumptions that can have a significant effect on amounts and disclosures reported in the financial statements. The most significant estimates relate to reserves for property and casualty insurance unpaid losses and loss adjustment expenses, valuation of investments and guaranty fund liability accruals. While management believes its estimates are appropriate, the ultimate amounts may differ from the estimates provided. The methods for making these estimates are continually reviewed, and any adjustments considered necessary are reflected in current earnings.

With respect to reserves for property and casualty unpaid losses and loss adjustment expenses, significant components of estimates include a variety of factors such as medical inflation trends, regulatory and judicial rulings, legal settlements, property replacements and repair cost trends, and losses for assumed reinsurance activities. In recent years, certain of these component costs such as medical inflation trends and legal settlements have experienced significant volatility and resulted in incurred amounts higher than original estimates. Management has factored these changes in trends into the Company’s loss estimates. However, due to the nature of these liabilities, actual results could ultimately vary significantly from the amounts recorded. If the ultimate liability for unpaid losses and loss adjustment expenses were 10 percent more than the recorded amount at December 31, 2001, the effect would be a reduction in the Company’s pre-tax income of approximately $12 million or $0.17 per share.

Management makes estimates concerning the valuation of its investments and the recognition of other than temporary declines in value of these investments. When the decline in value of an individual investment is considered by management to be other than temporary, the investment is written down to its estimated net realizable value and reflected as a realized loss in the consolidated statement of operations. All investments are individually monitored for other than temporary declines in value. Management makes judgments about when there are other than temporary declines in its investments. Generally, if an individual security has depreciated in value by more than 20 percent of original cost, and has been in such unrealized loss position for more than six months, management assumes there has been an other than temporary decline in value. In addition, the Company may write-down other securities in an unrealized loss position depending on the existence of certain other factors. These other factors considered include: the significance of the fair value below cost, whether there has been a deterioration in financial condition of the issuer, whether there have been specific events adversely affecting an investment, debt security downgrades and specific industry or geographic events. If it had been determined there was an other than temporary decline in value in 2001 for 10 percent of the Company’s investments with unrealized losses, then the Company would have recorded an additional realized loss of $480,000 in its 2001 consolidated statement of operations. An evaluation of the need for write-downs due to other than temporary declines in value is also applied to the Company’s investment in limited partnerships and mortgage loans.

Investments in fixed maturity and marketable equity securities are presented at estimated fair value, which generally represents quoted market prices. Investments in limited partnerships are recorded using the equity method, which approximates the Company’s proportionate share of the partnership’s reported net equity. Because of their illiquidity relative to its other investments, there is increased risk in valuation of limited partnerships. The recorded value of limited partnerships includes the valuation of investments held by these partnerships, which include U.S. and foreign private equity, real estate and fixed income investments. These valuations are determined by the general partner. The reasonableness of these valuations is considered based on various information including: audited and unaudited financial statements from these partnerships, and other information provided by the general partner. The carrying value of limited partnership investments totaled $81.6 million at December 31, 2001.

Estimates are also made by the Company’s insurance subsidiaries of liabilities for guaranty fund and other assessments. The Company’s insurance subsidiaries are sometimes required to pay assessments to states in which the subsidiaries are licensed because of insurance company insolvencies. The liability for the assessments is recorded when the insolvency event has occurred and can be reasonably estimated. The Company commonly becomes aware of insolvencies that will affect us prior to obtaining specific assessment amounts from state guaranty associations to estimate its share of the liability. It is often a long process before state guaranty associations know of the ultimate amount of assessment needed to cover the insolvency. The Company initiates communication with the state insurance departments and guaranty associations when it learns of an insolvency. Although the insurance departments and guaranty associations may not be able to provide specifics on the ultimate assessment amounts, they will sometimes provide information from which we develop an estimated range of the future assessment. A liability is generally recorded at the mid-point of the range. In these cases, the mid-point of the range we develop represents the Company’s best estimate of the ultimate loss to be incurred due to the assessment. The estimated liability is adjusted as the guaranty association provides the Company with more up to date assessment amounts. For example in 2001, the insolvency of Reliance Insurance Company was significant. Although the Company had not received definitive notices of assessment amounts as of December 31, 2001 from the guaranty funds, an estimated liability of $2.0 million was recorded at December 31, 2001. This liability was recorded based on the mid-point of the range of estimated assessment amounts. Additional future information may result in adjustments to the estimated liability.

Analysis of management operations

	Years Ended December 31,

(Amounts in thousands, except per share data)	2001	2000	1999

Management fee revenue	$634,966	$551,646	$513,375
Service agreement revenue	27,247	22,662	15,441

Total revenue from management operations	$662,213	$574,308	$528,816
Cost of management operations	477,645	415,562	380,298

Income from management operations	$184,568	$158,746	$148,518

Income from management operations rose 16.3 percent to $184,567,670 in 2001 from $158,746,324 in 2000 and 6.9 percent in 2000 from $148,517,964 in 1999. Gross margins from management operations were 27.9 percent in 2001 compared to gross margins of 27.6 percent in 2000 and 28.1 percent in 1999.

Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange rose $83,319,843, or 15.1 percent, to $634,965,490 in 2001 from $551,645,647 in 2000. (See page 18 “Management Fee Revenue by State and Line of Business.”) The direct and affiliated assumed premiums of the Exchange grew 15.1 percent in 2001 to $2,539,861,960 from $2,206,582,573 in 2000 and grew by 7.5 percent in 2000 from $2,053,501,124 in 1999.

Management Fee Revenue by State and Line of Business

For the year ended December 31, 2001 (Dollars in thousands)

	Private	Commercial		Commercial	Workers'	All Other Lines
State	Passenger Auto	Auto	Homeowners	Multi Peril	Compensation	of Business	Total

District of Columbia	$548	$108	$247	$510	$595	$117	$2,125
Illinois	3,075	645	1,048	1,667	1,010	223	7,668
Indiana	13,309	1,721	5,742	2,846	2,041	845	26,504
Maryland	40,521	6,869	12,689	6,383	6,311	2,671	75,444
New York	10,319	1,887	2,654	3,010	1,645	494	20,009
North Carolina	11,948	4,718	6,171	5,255	3,993	1,384	33,469
Ohio	29,094	4,312	9,619	7,123	0	1,697	51,845
Pennsylvania	193,280	23,004	50,042	27,319	26,801	7,806	328,252
Tennessee	3,712	1,378	1,450	1,830	1,278	386	10,034
Virginia	22,413	5,404	7,695	6,254	6,993	1,958	50,717
West Virginia	18,070	2,644	4,115	2,757	0	838	28,424
Wisconsin	191	52	68	63	78	23	475

Total	$346,480	$52,742	$101,540	$65,017	$50,745	$18,442	$634,966

Changes in the management fee rate can affect the Company’s revenue and net income significantly. If the Board of Directors had decreased the management fee rate 1 percent (from 25 percent to 24 percent) for 2001, 2000 and 1999, the decrease would have resulted in a reduction of management fee revenues of $25,398,620, $22,065,826 and $20,535,011, respectively, and a per share reduction in net income of $.23, $.20 and $.18, respectively.

Increases in average premium per policy, improvements in new policy growth and favorable policy retention rates were all contributing factors in the growth. Firming pricing in 2001 for commercial and personal insurance have allowed the Company’s property/casualty subsidiaries and affiliates to more adequately price its products while maintaining its competitive advantage in the insurance marketplace. The year-to-year growth rate of direct written premium in the fourth quarter was 18.9 percent, up from 14.8 percent growth in the third quarter, 14.0 percent growth in the second quarter and 12.8 percent growth in the first quarter of 2001.

The average premium per policy increased 6.1 percent to $817 in 2001 from $770 in 2000. For personal auto (which accounted for 54.6 percent of the direct written premiums of the Group and over 1.4 million policies in force), the average premium per policy increased 3.1 percent to $967 in 2001 from $938 in 2000.

Continued improvement in new policy growth also drove the gains experienced in the Group’s direct written premium. Policies in force increased 8.5 percent to 3,109,583 in 2001 from 2,865,553 in 2000 and 6.5 percent in 2000 from 2,689,849 in 1999. Policy retention has remained excellent at 90.9 percent, 91.0 percent and 90.5 percent for the years ended December 31, 2001, 2000 and 1999, respectively, for all lines of business combined.

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

The cost of management operations rose 14.9 percent to $477,644,838 in 2001 from $415,561,456 in 2000 and 9.3 percent in 2000 from $380,298,179 in 1999. Commissions to independent Agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent Agents on premiums written, as well as promotional incentives for Agents and Agent contingency awards. Agent contingency awards are based upon a three year average of the underwriting profitability of the direct business written and serviced within the Erie Insurance Group by the independent Agent. The estimate for the agent contingency awards is modeled on a monthly basis using the two prior years’ actual underwriting data by agency combined with the current year to date actual data. The Company uses projected underwriting data for the remainder of the current year in order to model the 36-month underwriting results by agency. Commission costs rose 14.3 percent to $323,067,677 in 2001 from $282,746,734 in 2000 and 7.5 percent in 2000 from $263,112,139 in 1999. Commission costs grew at a slower rate relative to the growth in direct premiums written in 2001 as a result of lower accruals for Agent contingency awards compared to 2000. The provision for Agent contingency awards totaled $15,692,870, $18,277,468 and $19,871,036 in 2001, 2000 and 1999, respectively. Commission costs, excluding Agent contingency awards, increased 16.2 percent in 2001, which is in line with the increase in direct written premiums.

The cost of management operations, excluding commission costs, increased 16.4 percent in 2001 to $154,577,161 from $132,814,722 in 2000 due primarily to increases in personnel costs. The Company’s personnel costs, net of reimbursement from affiliates, totaled $94,361,308, $79,318,446 and $69,484,788 in 2001, 2000 and 1999, respectively. A portion of the increase in personnel costs resulted from recognition of the severance obligation related to the retirement of the Company’s president and chief executive officer on January 18, 2002. The Company recorded a severance charge in the fourth quarter 2001 of $10,667,280. Personnel costs, excluding the severance charge, rose 5.5 percent in 2001 due to increases in Employee pay rates and staffing levels.

During 2001, the Company and the property/casualty insurance companies of the Erie Insurance Group entered into a cost-sharing agreement for information technology development. This agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development of new Internet-enabled property/casualty policy administration and customer relationship management systems. This agreement provides that the application development costs and the related enabling technology costs, such as technical infrastructure and architectural tools, will be shared among the property/casualty insurance companies in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. These technology costs are included in the policy acquisition and other underwriting expenses on the Company’s Consolidated Statements of Operations.

Also included as part of this eCommerce program are information technology infrastructure expenditures that are not subject to the cost-sharing agreement for information technology. These eCommerce program costs are included in the cost of management operations in the Company’s Consolidated Statements of Operations. These costs totaled $1,588,878 in 2001. (See additional discussion of this program under “Analysis of Insurance Underwriting Operations” and “Factors That May Affect Future Results.”)

Analysis of insurance

underwriting operations

	Years Ended December 31,

(Amounts in thousands, except per share data)	2001	2000	1999

Premiums earned	$137,648	$123,708	$117,224

Losses and loss adjustment expenses incurred	117,201	99,564	87,719
Policy acquisition and other underwriting expenses	40,910	34,546	33,044

Total losses and expenses	$158,111	$134,110	$120,763

Underwriting loss	($20,463)	($10,402)	($3,539)

The Company recorded underwriting losses of $20,462,530, $10,402,120 and $3,538,884 in 2001, 2000 and 1999, respectively. The underwriting results in 2001 reflect higher losses experienced in private passenger auto, and commercial automobile and workers’ compensation lines of business, as well as losses from assumed reinsurance.

Premiums earned increased $13,940,059, or 11.3 percent, to $137,648,253 in 2001 while losses and loss adjustment expenses incurred increased $17,636,989, or 17.7 percent, to $117,201,017 in 2001. The average premium per policy of the Erie Insurance Group was $817, $770 and $763 in 2001, 2000 and 1999, respectively.

The Company’s property/casualty insurance subsidiaries’ share of the Group’s direct business generated net underwriting losses of $16,358,294, $6,079,795 and $499,001 in 2001, 2000 and 1999, respectively. In 2001, the Group continued to experience a decrease in loss frequency; however, loss severity continued to rise. The higher loss costs in 2001 also include adverse development of prior accident year losses amounting to $5.9 million, net of reinsurance recoveries. In 1998 and 1999, the Group lowered prices in the private passenger automobile lines of insurance in response to extremely competitive market conditions and improving loss trends in auto insurance. The firming of auto pricing in 2001 by the industry in response to deteriorating loss cost trends have allowed the Group to begin raising auto insurance prices in order to improve underwriting profitability. All policies issued by the Group are for a one-year term. Therefore, the impact of the rate increases will take at least twenty-four months before the full impact is recognized in the underwriting results of the Company.

Catastrophes are an inherent risk of the property/casualty insurance business and can have a material impact on the Company’s insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. Additionally, the Company’s property/casualty insurance subsidiaries’ excess of loss reinsurance agreement with the Exchange should substantially mitigate the effect of catastrophe losses on the Company’s financial position. During 2001, 2000 and 1999, the Company’s share of catastrophe losses from direct business amounted to $1,577,644, $2,074,437 and $4,402,020, respectively.

The Company’s property/casualty insurance subsidiaries’ unaffiliated voluntary assumed reinsurance business generated net underwriting losses of $4,104,236, $4,322,333 and $3,039,890 in 2001, 2000 and 1999, respectively. Contributing to the 2001 loss are the Company’s 5.5 percent share of the Erie Insurance Group’s estimated incurred reinsurance losses of $150 million from the September 11th terrorist attack on the World Trade Center. The Company’s share of these losses, resulting from its property/casualty insurance subsidiaries’ participation in the intercompany pooling agreement with the Exchange, totaled $8,250,000 in 2001, before consideration of recoveries under an excess of loss reinsurance agreement with the Exchange. The agreement reduces the net retention on September 11th losses recorded by the Company to $5,839,445.

In late 2001, the Company took measures to improve the underwriting results from its non-affiliated assumed reinsurance book of business. The effects of these measures will be to lower the Company’s exposure to loss by excluding terrorism coverage on certain treaties and, at the same time, raising pricing substantially. Pricing in the reinsurance marketplace has firmed considerably since the events of September 11th and the Company is obtaining significant price increases in its 2002 treaty renewals.

During 2001, the Company’s property/casualty insurance subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, recorded $7,241,235 in reinsurance recoveries under the excess of loss reinsurance agreement with the Exchange. Of the total recoveries in 2001, $6,505,716 relates to accident year 2001 (including the losses related to the World Trade Center), with the balance pertaining to the 1999 accident year. The total recoverable reduces the Company’s loss and loss adjustment expenses in 2001. No cash payments have been made between the companies in 2001 for these recoveries. There were no such recoveries recognized in calendar years 2000 or 1999.

Included in the Company’s policy acquisition and other underwriting expenses is the property/casualty insurance subsidiaries’ share of costs related to the eCommerce initiative totaling $1,314,734 for 2001. The costs stem from the technology cost-sharing agreement described in the analysis of management operations section above, and will continue to increase as the program develops through 2002 and 2003. No such costs were incurred in 2000 or 1999. Also included in underwriting expenses in 2001 is a charge of $1,655,926 for state guaranty fund assessments related to the insolvency of the Reliance Insurance Company.

The 2001 combined ratio for the Company’s property/casualty insurance operations calculated under Generally Accepted Accounting Principles (GAAP) was 114.9 compared to 108.4 in 2000 and 103.0 in 1999. The GAAP combined ratio for 2001, 2000 and 1999, excluding catastrophe losses on direct business, was 113.7, 106.7 and 99.3, respectively.

Analysis of investment operations

	Years Ended December 31,

(Amounts in thousands, except per share data)	2001	2000	1999

Net investment income	$49,884	$48,401	$43,344
Net realized (losses) gains on investments	(31,879)	16,968	14,746
Equity in earnings of Erie Family Life Insurance Company	773	5,492	5,045
Equity in (losses) earnings of limited partnerships	(7)	4,733	641

Net revenue from investment operations	$18,771	$75,594	$63,776

Net revenue from investment operations was $18,770,702 in 2001 compared to $75,593,393 in 2000 and $63,775,746 in 1999. In 2001, the equity markets declined and recovery was further slowed by the September 11th terrorist attacks. As a result, the Company experienced valuation declines in its investment portfolios over the past year. Net realized losses totaled $31,879,174 in 2001 compared to realized gains of $16,967,819 in 2000 and $14,745,334 in 1999. The Company recognized realized losses in 2001 as a result of the sale of securities and charges for other-than-temporary impairments of preferred stock and limited partnerships. The 2001 sales of investments in a loss position was part of a proactive year-end tax selling strategy. Net realized losses from sales of securities totaled $27,291,573, of which $9.6 million is expected to be recovered in federal income taxes paid in 1998, 1999 and 2000. Of this total realized loss, $4.5 million relates to sales of securities of Enron Corporation and its related legal entities. Impairment charges of investments with declines in value considered by management to be other-than-temporary totaled $12.1 million in 2001, and $1.3 million in 2000. There were no such impairment charges recorded in 1999.

Net investment income rose 3.1 percent to $49,883,896 for the year ended December 31, 2001 and 11.7 percent to $48,400,343 for the year ended December 31, 2000. The growth in investment income for 2001, 2000 and 1999 was affected by cash outflows used by the Company to repurchase its shares which, through December 31, 2001, totaled $93.4 million. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios.

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

The Company’s earnings from its 21.6 percent ownership of Erie Family Life Insurance Company (EFL) totaled $772,711 in 2001, down from $5,491,946 in 2000 and $5,045,131 in 1999. The decrease in level of earnings from the Company’s investment in Erie Family Life is related to sales of investments in 2001 resulting in net realized losses on EFL’s Statement of Operations. This investment is accounted for under the equity method of accounting.

Financial condition
Investments
The Company’s investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company’s investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At December 31, 2001 and 2000, the Company’s investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents represents 42.6 percent and 46.1 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

DISTRIBUTION OF INVESTMENTS

Carrying value at December 31,
(Dollars in thousands)

	2001	%	2000	%

Fixed maturities	$559,873	67	$531,546	66
Equity securities:
Preferred stock	130,007	15	109,081	13
Common stock	63,791	7	95,365	12
Limited partnerships	81,596	10	68,242	8
Real estate mortgage loans	5,700	1	6,581	1

Total investments	$840,967	100%	$810,815	100%

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

The Company’s fixed maturity investments consist 96.9 percent of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB) at December 31, 2001. Included in this investment-grade category are $230.2 million, or 41.1 percent, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company’s portfolio are rated by external rating agencies. If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.

Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders’ equity. At December 31, 2001, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $10,693,076 compared to $4,793,120 at December 31, 2000.

The Company’s investment strategy achieves a balanced maturity schedule in order to moderate investment income in the event of interest rate declines in a year in which a large amount of securities could be redeemed or mature.

Equity securities. Equity securities (common stock and non-redeemable preferred stock) are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2001 and 2000, equity securities held by the Company include net unrealized gains of $22,146,017 and $12,660,439, respectively, net of deferred taxes. Investment characteristics of common and preferred stocks differ substantially from one another. The Company’s non-redeemable preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Non-redeemable preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities and are paid before common stock dividends. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed.

Limited partnership investments. The Company’s limited partnership investments include U.S. and foreign private equity, real estate and fixed income investments. During 2001, limited partnership investments increased $13,354,660 to $81,596,108. Fixed income and real estate limited partnerships, which comprise 34.5 percent of the total limited partnerships, produce a predictable earnings stream while private equity limited partnerships, which comprise 65.5 percent of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

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

Investment in EFL. EFL markets various life insurance products, principally non-participating individual and group life policies, including universal life and individual and group annuity products, in eleven jurisdictions. The Company’s carrying value of $44,683,170 represents 21.63 percent of the shareholders’ equity of EFL at December 31, 2001.

Liabilities
Property/casualty loss reserves. Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of insurance as adjusted to current conditions. Loss reserves are set at full expected cost, except for loss reserves for workers’ compensation which have been discounted at 2.5 percent in 2001 and 2000. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

Adverse development of losses from prior accident years results in higher calendar year loss ratios and reduced calendar year underwriting results. To the extent prior year reserve deficiencies are indicative of deteriorating underlying loss trends and are material, the Erie Insurance Group’s pricing of affected lines of business would be increased to the extent permitted by state departments of insurance. Management also reviews trends in loss developments in order to determine if adjustments, such as reserve strengthening, are appropriate. Any adjustments considered necessary are reflected in current results of operations.

At December 31, 2001, the property/casualty insurance companies managed by the Company had estimated total loss exposure related to the events of September 11th of $150 million. Only a nominal amount to date has been paid on losses related to September 11th, which adds greater uncertainty to the loss estimates. Additionally, disputes concerning whether the September 11th attack on the World Trade Center should be considered one or two insurable events are currently being litigated. The Company’s $150 million loss estimate anticipates that the events of September 11th is considered one event. If the attack comes to be considered as two events, the total potential exposure for the Erie Insurance Group would increase between $50 million and $75 million. The effect on the Company, as a result, would be additional losses between $2.7 million and $4.1 million. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company.

Quantitative and qualitative
disclosures about market risk

The Company is exposed to the impact of interest rate changes, changes in market values of investments and to credit risk.

In the normal course of business, the Company employs established policies and procedures to manage its exposure to changes in interest rates, fluctuations in the value of the fair market value of its debt and equity securities and credit risk. The Company seeks to mitigate these risks by various actions described below.

Interest rate risk
The Company’s exposure to market risk for a change in interest rates is concentrated in the investment portfolio. The Company monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of interest rate fluctuations relating to the investment portfolio are monitored regularly. Generally, the Company does not hedge its exposure to interest rate risk, as it holds fixed maturity investments to maturity.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

Erie Indemnity Company

Principal Cash Flows/Weighted Average Interest Rates

(amounts in thousands)	As of December 31, 2001

		Weighted-average
	Principal cash flows	interest rate

Fixed maturities:
2002	$37,245	6.5%
2003	35,245	6.5
2004	37,978	7.0
2005	49,515	6.3
2006	55,340	6.5
Thereafter	$330,872	7.5

Total	$546,195

Market Value	$574,874

(amounts in thousands)	As of December 31, 2000

		Weighted-average
	Principal cash flows	interest rate

Fixed maturities and short-term bonds:
2001	$54,677	6.5%
2002	55,203	6.6
2003	49,720	6.7
2004	47,852	7.0
2005	59,775	6.5
Thereafter	$289,077	7.2

Total	$556,304

Market Value	$561,502

Actual cash flows may differ from those stated as a result of calls and overpayments.

The following pro forma information is presented assuming a 100 basis point increase in interest rates at December 31 of each year, and reflects the estimated effect on the fair value of the Company’s fixed maturity investment portfolio. The Company used the modified duration of its fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31, 2001 and 2000.

Erie Indemnity Company

Fixed Maturity Interest Rate Sensitivity Analysis

(amounts in thousands)	As of December 31,

	2001	2000

Market value	$574,874	$561,502
Change in market value (1)	(24,145)	(22,460)

Pro forma market value	$550,729	$539,042

Modified duration (2)	4.2%	4.0%

(1)	The change in market value is calculated by taking the negative of the product obtained by multiplying (i) modified duration by (ii) change in interest rates by (iii) market value of the portfolio.

(2)	Modified duration is a measure of a portfolio’s sensitivity to changes in interest rates. It is interpreted as the approximate percentage change in the market value of a portfolio for a certain basis point change in interest rates.
Equity price risk
The Company’s portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. The Company’s objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. Portfolio holdings are diversified across industries; concentrations in any one company or industry are limited by parameters established by management and the Company’s Board of Directors. The Company’s marketable equity security portfolio is well diversified among primarily actively traded mid- to large-cap stocks. The value of the Company’s marketable equity portfolio generally moves with the broad market indices such as the S&P 500. If market prices were to decrease by 10%, the fair value of the Company’s marketable equity securities would have had a corresponding decrease of approximately $19 million at December 31, 2001 compared to approximately $20 million at December 31, 2000.

The Company’s portfolio of limited partnership investments has exposure to market risks, primarily relating to the viability of the various entities in which they invested. These investments consist primarily of equity investments in small and medium sized companies, and in real estate. These investments involve risk related to changes in the equity and real estate markets. The market value of these limited partnership investments equaled 10% of total invested assets. The Company actively manages these risks in a variety of ways. These limited partnership investments are diversified to avoid concentration in a particular industry. The Company performs extensive research, including consideration of the identity of other potential investors, prior to investment in these partnerships.

Credit Risk

The Company’s objective is to earn competitive returns by investing in a diversified portfolio of securities. The Company’s portfolios of fixed maturity securities, mortgage loans and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. The Company manages this risk by performing up front underwriting analysis and through regular reviews by the Company’s investment staff. The fixed maturity investments are also maintained between minimum and maximum percentages of invested assets.

The Company’s results of operations are directly related to the financial strength of the Exchange. Credit risks related to the receivables from the Exchange are evaluated monthly. Since the Company’s inception, it has collected its other receivables from the Exchange in a timely manner (generally within 120 days). Other receivables include amounts due for the management fee and costs paid by the Company on behalf of the Exchange. Other receivables from the Exchange equaled 7.7 percent and 7.1 percent of total Company assets as of December 31, 2001 and 2000, respectively. An additional receivable from the Exchange as relates to reinsurance recoverable and ceded unearned premiums, amounted to $491,055,048 and $412,049,637 at December 31, 2001 and 2000, respectively or 25.4% and 24.5% of assets, respectively. This receivable relates primarily to unpaid losses ceded to the Exchange as part of the pooling agreement between the Exchange and the Company’s property and casualty subsidiaries. The Company collects its reinsurance recoverable amount generally within 30 days of actual settlement of losses. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. A contingent liability exists with respect to reinsurance recoverables from the Exchange in the event the Exchange would be unable to meet its obligations under its reinsurance agreement with the Exchange. The aggregate of these receivables from the Exchange and EFL at December 31, 2001 and 2000 equaled $640,655,330 and $532,008,287, respectively, or 33.1% and 31.7%, respectively, of the Company’s total assets. Because of the Company’s attorney-in-fact agreements with the subscribers to the Exchange and its pooling agreement with the Exchange, the Company’s existence and performance is dependent on the existence and financial stability of the Exchange.

Liquidity and capital resources
Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs. The Company’s major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company’s and Erie Insurance Company of New York’s 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and nonaffiliated investments. With respect to the management fee, funds are generally received from the Exchange on a premiums collected basis. The other receivable from Erie Insurance Exchange and affiliates represents the management fee receivable from premiums written but not yet collected as well as the management fee receivable on premiums collected in the current month, net of operating expenses paid by the Exchange. The Company pays commissions on premiums collected rather than premiums written. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in aggregate.

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

Management fee and other cash settlements due at December 31 from the Exchange were $147,344,684 and $117,961,638 in 2001 and 2000, respectively. A receivable from EFL for cash settlements totaled $2,255,597 at December 31, 2001, compared to $1,997,012 at December 31, 2000. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the intercompany reinsurance pool. The reinsurance recoverable from the Exchange rose 19.2 percent to $491,055,048 at December 31, 2001 from the $412,049,637 at December 31, 2000. These increases are the result of corresponding increases in direct loss reserves, loss adjustment expense reserves and unearned premium reserves of the Company’s property/casualty insurance subsidiaries that are ceded to the Exchange under the intercompany pooling agreement. The increase in direct loss reserves, loss adjustment expense reserves and unearned premium reserves ceded to the Exchange is a result of a corresponding increase in direct premium written by the Company’s property/casualty insurance subsidiaries. The increase in direct written premium of the subsidiaries of the Company that is ceded to the Exchange was 18.3 percent and 11.4 percent for the years ended December 31, 2001 and 2000, respectively. Total receivables from the Exchange represented 9.1 percent of the Exchange’s assets at December 31, 2001 and 7.6 percent at December 31, 2000.

Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. In 2001, there were 220,000 shares repurchased at a total cost of $7,653,916. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373,265. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital.

Dividends declared to shareholders totaled $40,407,734, $36,188,667 and $32,802,428 in 2001, 2000 and 1999, respectively. There are no regulatory restrictions on the payment of dividends to the Company’s shareholders, although there are state law restrictions on the payment of dividends from the Company’s subsidiaries to the Company. Dividends from subsidiaries are not material to the Company’s cash flows.

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
The following table summarizes the current A.M. Best Company ratings for the insurers managed by the Company:

Erie Insurance Exchange A++
Erie Insurance Company A++
Erie Insurance Property & Casualty Company A++
Erie Insurance Company of New York A++
Flagship City Insurance Company A++

Erie Family Life Insurance Company A+

According to A.M. Best, a superior rating (A++ or A+) is assigned to those companies that, in A.M. Best’s opinion, have achieved superior overall performance when compared to the standards established by A.M. Best and have a very strong ability to meet their obligations to policyholders over the long term. Financial strength ratings have become increasingly important to the insurers managed by the Company and to the industry in marketing insurance products.

Regulatory risk-based capital
The NAIC standard for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2001, the Company’s property/casualty insurance subsidiaries’ RBC levels are all substantially in excess of levels that would require regulatory action.

Reinsurance risk
The property/casualty insurers managed by the Company do not maintain any ceded reinsurance treaties with unaffiliated insurers due to their strong surplus position, the cost of reinsurance and low ratio of the premium writings to surplus. The Company does not believe the absence of ceded reinsurance treaties will have a material adverse effect, over the long term, on the results of operations of the insurance companies managed by the Company. However, the absence of such treaties could have an adverse effect on the results of operations of the insurance companies managed by the Company in a given year if the frequency or severity of claims were substantially higher than historical averages because of an unusual event or series of events. The Company’s reinsurance agreement in effect with the Exchange mitigates catastrophe loss exposure risk to the Company’s property/casualty insurance subsidiaries, but does not mitigate the exposure of the Exchange.

Factors that may affect future results

Management operations
Management fee rate. The management fee paid to the Company as attorney-in-fact for the Exchange is subject to approval by the Company’s Board of Directors. The rate may be changed periodically by the Board at its discretion but may not exceed 25 percent. The Board considers several factors in determining the management fee rate, including the relative financial position of the Exchange and the Company and the long-term capital needs of the Exchange, in order to foster growth and competitiveness as well as maintain its superior financial strength, which ultimately benefits the entire Erie Insurance Group. Because the management fee revenue from the Exchange provides the majority of the Company’s revenue, the income of the Company is dependent upon the ability of the Exchange to maintain its financial condition and its ability to continue to offer competitive insurance products in the marketplace.

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

The Company also receives service agreement revenue from the Exchange as compensation for management of its voluntary assumed non-affiliated reinsurance business. The Company’s service fee is 7 percent of the non-affiliated assumed voluntary reinsurance premiums. During the 2002 reinsurance renewal season, the Exchange has been obtaining significant price increases on treaties it is renewing. On average, renewal rates online are 40 to 50 percent above 2001 rates. However, the Exchange is reducing its aggregate exposure in non-affiliated assumed voluntary reinsurance by non-renewing unprofitable business, excluding terrorism coverage, and restricting exposure on certain types of risks. As a result of raising prices and lowering aggregate exposure in non-affiliated assumed voluntary reinsurance, the Company anticipates reinsurance premium volume will be at or slightly below the 2001 premium level.

Insurance operations
Geographic expansion. On December 6, 2001, the Company announced the Erie Insurance Group’s intention to expand its operations into Minnesota. Minnesota will be the 12th state served by the Group, in addition to the District of Columbia. Beginning in the third quarter of 2004, the Group intends to write all lines of insurance it currently offers, including auto, home, business, life and annuities in Minnesota.

Incurred But Not Reported (IBNR) losses. The insurance companies owned and managed by the Company are exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5.5 percent participation in the intercompany reinsurance pooling agreement with the Exchange.

Insurance premium rate increases. Premium rate filings impact the Company’s property/casualty insurance subsidiaries. Rate increases filed in 2001 for the private passenger auto, commercial auto, workers’ compensation and homeowners lines of business in various states were sought to offset growing loss costs in these particular lines. See additional discussion of premium levels and pricing in the insurance pricing conditions section above.

Insurance company insolvencies. The insurance companies owned and managed by the Company pay assessments under the solvency or guaranty laws of the various states in which they are licensed. During 2001, the Company received notification of the insolvency of the Reliance Insurance Group. As a result, the Erie Insurance Group property/casualty insurance companies recorded an estimated assessment of $36.8 million, before consideration of potential premium tax recoveries of $5.9 million. The Company’s share of this assessment was $1.7 million and was recorded in the policy acquisition and other underwriting expenses during the fourth quarter of 2001. This estimate was based upon preliminary data relating to this insolvency and is subject to change as more information becomes available. There are other insurance company insolvencies that could impact future underwriting results of the Company, one of which is Pennsylvania-based PHICO Insurance Company, which became insolvent in late 2001. The impact of this insolvency on the Company’s financial results cannot be reasonably estimated at this time.

Information technology costs. In 2001, the Company began a comprehensive program of eCommerce initiatives in support of the Erie Insurance Group’s business model of distributing insurance products exclusively through independent Agents. The eCommerce program includes initiatives to replace property/casualty policy administration systems as well as Agent and customer interaction systems. The program also includes significant information technology infrastructure expenditures. It is intended to improve service and efficiency, as well as result in increased sales. Total three year expenditures for the program are estimated at $175 million. The cost of these initiatives will be shared among several companies of the Erie Insurance Group, including the Company. The costs of the eCommerce program reduced after tax net income of the Company by $0.03 per share for 2001. Current cost estimates indicate an additional reduction in the Company’s after-tax earnings per share of between $0.15 and $0.17 per share in 2002 and between $0.04 and $0.06 per share in 2003.

Regulatory
Federal chartering. Congress is considering legislation that would create an optional federal charter for insurers. The “Insurance Industry Modernization Act” would establish an Office of National Insurers within the Treasury Department. The office would have the power to charter, license and regulate “national insurers” and its director would be required to establish a Division of Consumer Affairs within the office. The proposed legislation would repeal the McCarran-Ferguson Act, except for the sharing of historical loss data and activities associated with participation in mandatory residual market and workers’ compensation mechanisms.

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

Terrorism. The tragic September 11th attacks resulted in staggering losses for the insurance industry and have caused uncertainty in the insurance and reinsurance market. The industry has been compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. ERIE’s personal and commercial property and casualty insurance policies were not intended to cover the risk of terrorist events and losses such as those suffered in the September 11th attacks. It is difficult to predict and measure the risks associated with possible future terrorist attacks.

To address the industry’s terrorism exposure, insurers have been working with Congress, the White House and other interested parties to enact legislation that would help spread the risk of future terrorist losses. However, no federal backstop legislation has been passed and future legislation is uncertain.

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

The Company’s substantial portfolio of equity and fixed income investments could also be affected by potential future terrorist actions, which may affect the level of economic activity as well as investor confidence in the U.S. capital markets.

Mold. Over the course of the last several years, the industry has experienced several significant jury verdicts handed down in cases involving property damage and personal injuries, arguably related to mold. Potentially, The ERIE could see an increase in the number of claims from both a first party and a third party coverage context. The Company has created a mold task force committee which is in the process of reviewing all of The ERIE’s personal and commercial policies in order to determine the feasibility of limiting claims. Presently, the committee is studying various options ranging from an outright exclusion of mold coverage to an exclusion with a buy-back endorsement for coverage.

Privacy. The insurance industry continues to address compliance issues required by the Gramm Leach Bliley Financial Services Modernization Act (GLBA) and the Health Insurance Portability and Accountability Act (HIPAA).

The GLBA places limits on how insurers may use and disclose consumer information. It also requires all financial institutions to adopt internal policies and procedures to protect the privacy and security of consumer information and to deliver an annual privacy notice to all customers. Following delivery of these notices in July 2001, consumer groups complained that the notices were legalistic, complex and generally not “consumer friendly.” In response, the NAIC organized a task force to study the adoption of simplified model language for insurer privacy notices. The NAIC has also proposed model regulations that address the security of consumer information and provide standards for insurance departments to measure compliance with privacy laws.

In February 2001, the Department of Health and Human Services (HHS) issued regulations under HIPAA requiring health plans, health care providers and health care clearinghouses (“covered entities”) to adopt privacy policies for the protection of health information. Regulations have also been adopted to set standards for the electronic transfer of health information. Although the Company’s insurance operations are not directly subject to the regulations, the Company will be required to comply if it elects to engage in the electronic transfer of information to and from covered entities. The Company’s health plan for Employees, which is a covered entity under the regulations, will be required to reach compliance by April 2003.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2001 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

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

Losses: An occurrence that is the basis for submission of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy. “Loss” also refers to the amount of the insurer’s liability arising out of the occurrence.

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

Property/casualty insurance: Casualty insurance indemnifies an insured against legal liability imposed for losses caused by injuries to third persons (i.e., not the policyholder). It includes, but is not limited to, employers’ liability, workers’ compensation, public liability, automobile liability and personal liability. Property insurance indemnifies a person with an insurable interest in tangible property for his property loss, damage or loss of use.

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

Selected Segment Information

The direct written premiums of the Erie Insurance Group have a direct impact on the Company’s management fee revenue and, consequently, the Company’s management operations. The Company’s insurance underwriting operations are impacted by the mix of the group’s direct written premium. Below is a summary of direct written premiums of the Erie Insurance Group by state and line of business.

	Years Ended December 31

	2001	2000	1999

Premiums written as a percent of total by state:
District of Columbia	0.3%	0.3%	0.2%
Illinois	1.2	0.6	0.2
Indiana	4.2	4.0	3.9
Maryland	11.9	11.9	11.9
New York	3.1	2.7	2.2
North Carolina	5.3	4.6	4.1
Ohio	8.2	8.0	7.9
Pennsylvania	51.7	53.9	55.6
Tennessee	1.6	1.4	1.3
Virginia	8.0	8.0	8.1
West Virginia	4.4	4.6	4.6
Wisconsin	0.1	0.0	0.0

Total direct premiums written	100.00%	100.00%	100.00%

Premiums written by line of business:
Personal:
Automobile	54.6%	56.9%	59.5%
Homeowners	16.0	16.1	15.7
Other	1.2	1.3	0.9

Total Personal	71.8%	74.3%	76.1%

Commercial:
Automobile	8.3%	7.8%	7.3%
Workers’ Compensation	8.0	7.2	6.5
Commercial multi-peril	10.2	9.1	8.3
Other	1.7	1.6	1.8

Total Commercial	28.2%	25.7%	23.9%

	100.0%	100.0%	100.0%

The growth rate of policies in force and policy retention trends can impact the Company’s management and property/casualty operating segments. Below is a summary of each by line of business for the Erie Insurance Group’s property/casualty business.

	Years Ended December 31

	2001	2000	1999

Policies in force:		(Amounts in thousands)
Personal lines	2,724	2,517	2,368
Commercial lines	386	349	322

Total Policies in Force	3,110	2,866	2,690

Policy retention percentages:
Personal Policy Retention Percentages	91.3%	91.5%	91.0%
Commercial Policy Retention Percentages	87.7%	87.3%	86.5%
Total Policy Retention Percentages	90.9%	91.0%	90.5%

Index to Graphs included in the
Annual Report

GRAPH NUMBER	AMOUNTS TO GRAPH

Graph # 1

	1999	2000	2001

NET INCOME PER SHARE	$1.95	$2.12	$1.71

Graph # 2

	1999	2000	2001

BOOK VALUE PER SHARE	$9.62	$10.91	$12.15

Graph # 3

	1999	2000	2001

CLASS A COMMON STOCK DIVIDENDS DECLARED PER SHARE	$0.4950	$0.5575	$0.6275

Graph # 4

NET REVENUE FROM MANAGEMENT OPERATIONS AND GROSS MARGINS (In millions of dollars, except ratios)	1999	2000	2001

Net Revenue from Management Operations	$148.5	$158.7	$184.6
Gross Margin from Management Operations	28.1%	27.6%	27.9%

Pie Chart # 1

DIVERSIFICATION OF FIXED MATURITIES at December 31, 2001			100%

U.S. Industrial & Miscellaneous			57%
Special Revenue			20%
States & Political Subdivisions			8%
Foreign			5%
Public Utilities			5%
Redeemable preferred stock			3%
Other			2%

Pie Chart # 2

QUALITY* OF FIXED MATURITIES			100%
Carrying Value

Baa/BBB			32%
Aaa/AAA			27%
A			24%
Aa/AA			14%
Ba/BB or lower			3%

*	As rated by Standard & Poor’s or Moody’s Investor’s Service, Inc.

Pie Chart # 3

DIVERSIFICATION OF EQUITY SECURITIES	100%
at December 31, 2001 - Carrying Value
(1) U.S. Industrial & Miscellaneous	31%
(1) U.S. Banks, Trusts & Insurance Co’s	2%
(2) U.S. Industrial & Miscellaneous	47%
(2) Foreign	11%
(2) U.S. Banks, Trusts & Insurance Co’s	8%
(2) Public Utilities	1%

(1)	Common Stock

(2)	Non redeemable Preferred Stock

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

The Company’s system of internal control is designed to safeguard Company assets from unauthorized use or disposition and to provide for proper authorization, execution and recording of Company transactions. Company personnel design, maintain and monitor internal control on an ongoing basis. In addition, the Company’s internal auditors review and report on the functioning of various aspects of internal control.

The Audit Committee of the Board of Directors, composed of outside directors, meets periodically with the Company’s management, internal auditors and independent auditors to review the work of each and to inquire as to their assessment of the performance of Company financial personnel. The independent auditors and internal auditors have full and free access to the Audit Committee, without the presence of management, to discuss results of work performed and communicate other appropriate matters.

/s/Jan R. Van Gorder
Jan R. Van Gorder
Acting President and Chief Executive Officer
February 7, 2002

/s/Philip A. Garcia
Philip A. Garcia
Executive Vice President and Chief Financial Officer
February 7, 2002

/s/Timothy G. NeCastro
Timothy G. NeCastro
Senior Vice President and Controller
February 7, 2002

Independent auditors’ report on the
consolidated financial statements

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Shareholders’ Equity, and Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

/s/Malin, Bergquist & Company, LLP
Malin, Bergquist & Company, LLP
Erie, Pennsylvania
February 7, 2002

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
As of December 31, 2001 and 2000
(Dollars in thousands)

ASSETS	2001	2000

Investments:
Fixed maturities at fair value (amortized cost of $543,423 and $524,172, respectively)	$559,873	$531,546
Equity securities at fair value (cost of $159,727 and $184,968, respectively)	193,798	204,446
Limited partnerships (cost of $79,668 and $60,661, respectively)	81,596	68,242
Real estate mortgage loans	5,700	6,581

Total investments	$840,967	$810,815
Cash and cash equivalents	88,213	38,778
Accrued investment income	9,138	9,087
Premiums receivable from Policyholders	186,175	156,269
Prepaid federal income taxes	14,056	3,604
Reinsurance recoverable from Erie Insurance Exchange on unpaid losses	438,605	375,567
Ceded unearned premiums to Erie Insurance Exchange	52,450	36,483
Note receivable from Erie Family Life Insurance Company	15,000	15,000
Other receivables from Erie Insurance Exchange and affiliates	149,600	119,959
Reinsurance recoverable from non-affiliates	372	712
Deferred policy acquisition costs	17,018	13,202
Property and equipment	14,635	13,856
Equity in Erie Family Life Insurance Company	44,683	42,331
Other assets	64,654	44,936

Total assets	$1,935,566	$1,680,599

LIABILITIES AND SHAREHOLDERS' EQUITY	2001	2000

LIABILITIES
Unpaid losses and loss adjustment expenses	$557,278	$477,879
Unearned premiums	311,969	263,855
Commissions payable and accrued	110,121	96,823
Accounts payable and accrued expenses	46,164	30,476
Deferred income taxes	12,945	7,161
Dividends payable	10,930	9,839
Employee benefit obligations	20,904	15,551

Total liabilities	$1,070,311	$901,584

SHAREHOLDERS’ EQUITY
Capital stock
Class A common, stated value $.0292 per share; authorized 74,996,930 shares; 67,032,000 shares issued; 63,836,323 and 64,056,323 shares outstanding in 2001 and 2000, respectively	$1,955	$1,955
Class B common, stated value $70 per share; authorized 3,070 shares; 3,070 shares issued and outstanding	215	215
Additional paid-in capital	7,830	7,830
Accumulated other comprehensive income	35,222	23,182
Retained earnings	913,406	831,552

Total contributed capital and retained earnings	$958,628	$864,734
Treasury stock, at cost, 3,195,677 shares in 2001 and 2,975,677 in 2000	(93,373)	(85,719)

Total shareholders’ equity	$865,255	$779,015

Total liabilities and shareholders’ equity	$1,935,566	$1,680,599

See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2001, 2000 and 1999
(Amounts in thousands, except per share data)

	2001	2000	1999

OPERATING REVENUE:
Management fee revenue	$634,966	$551,646	$513,375
Premiums earned	137,648	123,708	117,224
Service agreement revenue	27,247	22,662	15,441

Total operating revenue	$799,861	$698,016	$646,040

OPERATING EXPENSES:
Cost of management operations	$477,645	$415,562	$380,298
Losses and loss adjustment expenses incurred	117,201	99,564	87,719
Policy acquisition and other underwriting expenses	40,910	34,546	33,044

Total operating expenses	$635,756	$549,672	$501,061

OTHER INCOME and EXPENSES:
Investment income, net of expenses	$49,884	$48,401	$43,344
Net realized (losses) gains on investments	(31,879)	16,968	14,746
Equity in (losses) earnings of limited partnerships	(7)	4,733	641

Total other income and expenses	$17,998	$70,102	$58,731

Income before income taxes and equity in earnings of Erie Family Life Insurance Company	$182,103	$218,446	$203,710
Less: Provision for income taxes	60,561	71,161	65,296
Equity in earnings of Erie Family Life Insurance Company, net of tax	719	5,108	4,692

Net income	$122,261	$152,393	$143,106

Net income per share	$1.71	$2.12	$1.95

Weighted average shares outstanding	71,342	71,954	73,487

See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2001, 2000 and 1999
(Dollars in thousands, except per share data)

	Total
	Shareholders'	Comprehensive	Retained
	Equity	Income	Earnings

Balance, January 1, 1999	$655,223	$	$605,045
Comprehensive income
Net income	143,106	$143,106	143,106
Unrealized depreciation of investments, net of tax	(13,597)	(13,597)

Comprehensive income		$129,509

Purchase of treasury stock	(54,330)
Dividends declared:
Class A $.495 per share	(32,575)		(32,575)
Class B $74.25 per share	(228)		(228)

Balance, December 31, 1999	$697,599		$715,348

Comprehensive income
Net income	152,393	$152,393	152,393
Unrealized depreciation of investments, net of tax	(3,399)	(3,399)

Comprehensive income		$148,994

Purchase of treasury stock	(31,389)
Dividends declared:
Class A $.5575 per share	(35,932)		(35,932)
Class B $83.625 per share	(257)		(257)

Balance, December 31, 2000	$779,015		$831,552

Comprehensive income
Net income	122,261	$122,261	122,261
Unrealized appreciation of investments, net of tax	14,890	14,890
Minimum pension liability adjustment, net of tax	(2,850)	(2,850)

Comprehensive income		$134,301

Purchase of treasury stock	(7,654)
Dividends declared:
Class A $.6275 per share	(40,119)		(40,119)
Class B $94.125 per share	(288)		(288)

Balance, December 31, 2001	$865,255		$913,406

	Accumulated
	Other
	Comprehensive	Class A	Class B	Additional	Treasury
	Income	Common	Common	Paid-in-Capital	Stock

Balance, January 1, 1999	$40,178	$1,955	$215	$7,830	$0

Comprehensive income

Net income

Unrealized depreciation of investments, net of tax	(13,597)

Comprehensive income

Purchase of treasury stock					(54,330)

Dividends declared:

Class A $.495 per share

Class B $74.25 per share

Balance, December 31, 1999	$26,581	$1,955	$215	$7,830	($54,330)

Comprehensive income

Net income

Unrealized depreciation of investments, net of tax	(3,399)

Comprehensive income

Purchase of treasury stock					(31,389)

Dividends declared:

Class A $.5575 per share

Class B $83.625 per share

Balance, December 31, 2000	$23,182	$1,955	$215	$7,830	($85,719)

Comprehensive income

Net income

Unrealized appreciation of investments, net of tax	14,890

Minimum pension liability adjustment, net of tax	(2,850)

Comprehensive income

Purchase of treasury stock					(7,654)

Dividends declared:

Class A $.6275 per share

Class B $94.125 per share

Balance, December 31, 2001	$35,222	$1,955	$215	$7,830	($93,373)

See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2000 and 1999
(Dollars in thousands)

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$122,261	$152,393	$143,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,350	2,745	1,766
Deferred income tax expense (benefit)	1,013	(2,112)	(1,311)
Amortization of deferred policy acquisition costs	24,276	22,793	22,507
Realized loss (gain) on investments	31,879	(16,968)	(14,746)
Equity in losses (income) from limited partnerships	7	(4,733)	(641)
Net amortization of bond (discount) premium	(199)	(43)	80
Undistributed earnings of Erie Family Life	0	(4,020)	(3,696)
Dividends received in excess of undistributed earnings – Erie Family Life	821	0	0
Deferred compensation	294	642	1,212
Increase in accrued investment income	(51)	(1,089)	(745)
Increase in receivables	(138,213)	(76,240)	(6,274)
Policy acquisition costs deferred	(28,092)	(24,591)	(23,049)
Increase in prepaid expenses and other assets	(14,460)	(939)	(6,185)
Increase in accounts payable and accrued expenses	16,362	8,068	3,343
Increase in commissions payable and accrued	13,298	3,950	7,868
Increase in income taxes recoverable	(10,452)	(629)	(466)
Increase in loss reserves	79,398	44,984	6,730
Increase in unearned premiums	48,115	26,403	7,469

Net cash provided by operating activities	$148,607	$130,614	$136,968

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments:
Fixed maturities	($235,854)	($153,029)	($162,769)
Equity securities	(67,549)	(54,649)	(71,637)
Mortgage loans	0	0	(66)
Limited partnership investments	(28,380)	(24,753)	(20,667)
Sales/maturities of investments:
Fixed maturity sales	109,634	61,333	30,927
Fixed maturity calls/maturities	80,223	59,570	64,094
Equity securities	90,589	55,596	84,187
Mortgage loans	882	1,649	123
Limited partnership sales or distributions	6,634	6,227	1,368
Purchase of property and equipment	(2,014)	(308)	(444)
Purchase of computer software	(1,113)	(1,032)	(4,194)
Loans to agents	(7,612)	(1,781)	(3,459)
Collections on agent loans	2,358	1,719	2,582

Net cash used in investing activities	($52,202)	($49,458)	($79,955)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	($39,316)	($35,203)	($32,049)
Purchase of treasury stock	(7,654)	(31,389)	(54,330)

Net cash used in financing activities	($46,970)	($66,592)	($86,379)

Net increase (decrease) in cash and cash equivalents	$49,435	$14,564	($29,366)
Cash and cash equivalents at beginning of year	38,778	24,214	53,580

Cash and cash equivalents at end of year	$88,213	$38,778	$24,214

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the years ended December 31, 2001, 2000 and 1999 for income taxes was $70,751, $74,286 and $67,495, respectively.

See accompanying notes to consolidated financial statements.

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

The subscriber’s agreement between each policyholder and the Exchange, which is executed by each applicant when applying for insurance coverage from the Exchange, permits the Company to retain up to 25% of the direct written premiums of the Exchange in addition to the direct written premiums of the other property & casualty insurance company members of the Erie Insurance Group, all of which are assumed by the Exchange under a pooling agreement. The management fee rate is generally set by the Company’s Board of Directors each December for the following year. In consideration for this payment, the Company performs certain services for the Exchange relating to the sales, underwriting and issuance of policies on behalf of the Exchange. Each subscriber’s agreement provides that the remainder of the premium must be used by the Exchange for losses, loss adjustment expenses, investment expenses, damages, legal expenses, court costs, taxes, assessments, licenses, fees, any other governmental fines and charges, establishment of reserves and surplus, and reinsurance and may be used for dividends and other purposes to the advantage of the policyholders of the Exchange. The provisions in the subscriber’s agreements executed by the policyholders regarding the Company’s appointment as attorney-in-fact are the sole agreements governing the services performed by the Company for the Exchange. There is no provision for termination of the Company’s appointment as attorney-in-fact and it is not affected by an insured’s disability or incapacity.

The Company’s property/casualty insurance subsidiaries also share proportionately in the results of all property/casualty insurance underwriting operations of the Exchange. The Exchange, Erie Insurance Company (EIC), a wholly-owned subsidiary of the Company, and the Erie Insurance Company of New York (EINY), a wholly-owned subsidiary of the EIC, are part of an intercompany pooling agreement. Under this agreement, EIC and EINY cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The pooling arrangement expressly does not apply to investment and other non-underwriting operations and income tax obligations of the parties. The Exchange acts on behalf of EIC and EINY to fulfill all obligations under ceded insurance policies and to adjust and pay all related claims and underwriting expenses. Erie Insurance Property & Casualty Company, a wholly-owned subsidiary of the Company, and Flagship City Insurance Company, owned by the Exchange, participate in a quota share agreement, where all insurance business is ceded to the Exchange. The Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY during 2001, 2000 and 1999) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. The specified percentages may only be changed by each party executing a written amendment. Insurance ceded by EIC, EINY, Erie Insurance Property & Casualty Company and Flagship City Insurance Company, to the Exchange does not relieve EIC and EINY from their primary liability as the original insurers. The intercompany pooling agreement and the two quota share reinsurance agreements each may be terminated by any party to the respective agreement as of the end of any calendar year by providing not less than 90 days’ advance written notice. See also Note 12.

The Exchange, EIC and EINY together with the Erie Insurance Property & Casualty Company and the Flagship City Insurance Company as well as the Erie Family Life Insurance Company (EFL) operate collectively as the Erie Insurance Group.

The property/casualty insurers of the Erie Insurance Group operate in 11 states and the District of Columbia. Business consists, to a large extent, of private passenger and commercial automobile, homeowners and workers’ compensation insurance in Pennsylvania, Ohio, West Virginia, Maryland and Virginia.

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

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to the current year’s financial statement presentation. The Company’s 2001 presentation of its’ Consolidated Statements of Operations was modified to comply with Article 5 of Regulation S-X. Prior year amounts have been reclassified to conform with this presentation.

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

Investments and cash equivalents

Fixed maturities and marketable equity securities are classified as available-for-sale. Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reflected in shareholders’ equity in accumulated other comprehensive income. There are no securities classified as “trading” or “held-to-maturity.” Realized gains and losses on sales of investments, are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which approximates the Company’s share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders’ equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any of the partnership liabilities.

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

Derivatives

Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS 133) became effective for fiscal years beginning after June 15, 1999. Sections of FAS 133 were subsequently amended by FAS 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (an amendment of FAS 133 which became effective for all fiscal quarters of all fiscal years beginning after June 15, 2000). FAS 133 and FAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The accounting for changes in the fair value of a derivative, i.e. gains and losses, depends on the intended use of the derivative and the resulting designation.

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

Insurance liabilities

Losses incurred refer to amounts paid or expected to be paid for loss events which have occurred through the balance sheet date. The cost of investigating, resolving and processing claims are referred to as “loss adjustment expenses”. A liability is established for the total unpaid cost of losses and loss adjustment expenses, including events occurring in current and prior years. Losses are reported on the Consolidated Statements of Operations in insurance underwriting operations.

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

from the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments considered necessary are reflected in current earnings. Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers’ compensation which have been discounted at 2.5% in 2001 and 2000. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $2,390 and $1,509 at December 31, 2001 and 2000, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $3,661 and $3,349 at December 31, 2001 and 2000, respectively.

Environment-related claims

In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. The total amount of the Company’s property/casualty insurance subsidiaries’ share of paid losses and loss reserves pertaining to environment-related claims is immaterial.

Liability for guaranty fund and other assessments

The Company’s property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. The liability for guaranty fund or other assessments is recorded when the event obligating the Company has occurred and the amount can be reasonably estimated. The estimated liability for guaranty fund and other assessments at December 31, 2001 and 2000 totaled $2,383 and $592, respectively. During 2001, the Company received notification of the insolvency of Reliance Insurance Company. It is expected this insolvency will result in guaranty fund liabilities to be assessed the Company’s property/casualty insurance subsidiaries. The Company has recorded an estimated liability that has been charged to operations in the current period based on preliminary data relating to this insolvency. The estimated liability for the Reliance insolvency is $2,024 at December 31, 2001.

Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. When an assessment can be recovered, an asset is established on a basis consistent with the credits to be realized under applicable state law. During 2001, the Company’s property/casualty insurance subsidiaries recorded an asset of $559 related to these recoverable credits which will be recovered in accordance with state law which ranges between a 5 and 10 year period. These liabilities and corresponding recoverable assets are presented gross on the Consolidated Statement of Financial Position.

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

Property and equipment as of December 31 is summarized as follows:

	2001	2000

Land	$737	$737
Buildings	5,879	5,863
Leasehold improvements	518	322
Computer software	18,836	17,723
Computer equipment	5,416	3,706
Transportation equipment	544	450

	$31,930	$28,801
Less accumulated depreciation	17,295	14,945

	$14,635	$13,856

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

Revenue recognition

In 2000, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” SAB 101 states revenue should not be recognized until it is realized or realizable and earned. Cited in SAB 101 are certain criteria that generally should be met to determine when revenue is realized or realizable and earned. The Company periodically evaluates its revenue recognition practices in relation to the requirements of SAB 101. Management believes the revenue recognition practices are in compliance with the provisions of SAB 101.

Recognition of management fee revenue

A management fee is charged the Exchange by the Company for management of the affairs of the Exchange. The fee is recorded as revenue, calculated as a percentage of Exchange direct and affiliated assumed premiums written. The management fees are recognized upon policy issuance or renewal since all contractual obligations for services to the Exchange have been performed or are substantially completed at that time. The Exchange issues policies with annual terms only. Certain activities are performed and related costs are incurred by the Company subsequent to policy issuance in connection with the services provided to the Exchange. These activities are inconsequential. The cost of these activities is immaterial to the Company.

Recognition of service agreement revenue

Service agreement revenue includes service income received from the Exchange as compensation for the management of voluntary assumed reinsurance from non-affiliated insurers. The Company receives a service fee, which is currently 7.0% of non-affiliated assumed reinsurance premiums written. The service fee revenue is recognized in the period in which the related premium is earned since our services extend to that same period.

Also included in service agreement revenue are service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Property and Casualty Group. Service charges are recognized as revenue when the additional billings are rendered.

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

Agency contingency award estimates

The estimate for the agent contingency awards is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year to date actual data. The Company uses projected underwriting data for the remainder of the current year in order to model the 36-month underwriting results by agency.

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

NOTE 3.	INVESTMENTS

The following tables summarize the cost and market value of available-for-sale securities at December 31, 2001 and 2000:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2001
Fixed Maturities:
U.S. treasuries & government agencies	$11,211	$502	$0	$11,713
States & political subdivisions	42,392	1,817	88	44,121
Special revenue	110,267	3,496	345	113,418
Public utilities	25,150	1,156	36	26,270
U. S. industrial & miscellaneous	311,757	8,989	1,438	319,308
Foreign	26,634	859	17	27,476

Total bonds	$527,411	$16,819	$1,924	$542,306
Redeemable preferred stock	16,012	1,555	0	17,567

Total fixed maturities	$543,423	$18,374	$1,924	$559,873

Equity Securities:
Common stock:
U. S. banks, trusts & insurance companies	$3,284	$814	$16	$4,082
U. S. industrial & miscellaneous	28,718	31,570	579	59,709
Nonredeemable preferred stock:
Public Utilities	2,370	12	3	2,379
U. S. banks, trusts & insurance companies	14,685	938	58	15,565
U. S. industrial & miscellaneous	91,185	2,573	2,111	91,647
Foreign	19,485	1,039	108	20,416

Total equity securities	$159,727	$36,946	$2,875	$193,798

Total available-for-sale securities	$703,150	$55,320	$4,799	$753,671

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENTS (CONTINUED)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2000
Fixed Maturities:
U.S. treasuries & government agencies	$11,216	$420	$24	$11,612
States & political subdivisions	50,337	1,656	34	51,959
Special revenue	110,855	3,779	68	114,566
Public utilities	23,221	550	207	23,564
U. S. industrial & miscellaneous	267,231	4,770	5,940	266,061
Foreign	30,082	238	406	29,914

Total bonds	$492,942	$11,413	$6,679	$497,676
Redeemable preferred stock	31,230	3,341	701	33,870

Total fixed maturities	$524,172	$14,754	$7,380	$531,546

Equity Securities:
Common stock:
U. S. banks, trusts & insurance companies	$3,651	$422	$275	$3,798
U. S. industrial & miscellaneous	63,662	38,286	15,343	86,605
Foreign	7,100	581	2,719	4,962
Nonredeemable preferred stock:
U. S. banks, trusts & insurance companies	22,094	97	66	22,125
U. S. industrial & miscellaneous	62,266	1,987	3,119	61,134
Foreign	26,195	217	590	25,822

Total equity securities	$184,968	$41,590	$22,112	$204,446

Total available-for-sale securities	$709,140	$56,344	$29,492	$735,992

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENTS (CONTINUED)

The amortized cost and estimated fair value of fixed maturities at December 31, 2001, by remaining contractual term to maturity, are shown below.

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$37,241	$37,787
Due after one year through five years	162,766	167,265
Due after five years through ten years	160,105	165,194
Due after ten years	183,311	189,627

	$543,423	$559,873

Changes in unrealized gains (losses) consist of the following for the years ended December 31:

	2001	2000	1999

Equity securities	$14,593	($24,410)	$11,061
Fixed maturities	9,076	11,246	(24,123)
Limited partnerships	(5,651)	5,930	1,616
Equity in unrealized gains (losses) of Erie Family Life Insurance Company	4,890	2,005	(9,473)
Deferred federal income tax (liability) benefit	(8,018)	1,830	7,322

Increase (decrease) in unrealized gains	$14,890	($3,399)	($13,597)

Sources of net investment income for the years ended December 31 are as follows:

	2001	2000	1999

Fixed maturities	$36,569	$34,445	$30,547
Equity securities	11,022	11,034	10,104
Cash equivalents and other	3,034	3,416	3,222

Total investment income	$50,625	$48,895	$43,873
Investment expense	741	494	529

Net investment income	$49,884	$48,401	$43,344

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENTS (CONTINUED)

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

	2001	2000	1999

Fixed maturities:
Gross realized gains	$4,216	$2,921	$712
Gross realized losses	(7,941)	(311)	(87)

Net realized (losses) gains	($3,725)	$2,610	$625

Equity securities:
Gross realized gains	$4,997	$18,070	$18,437
Gross realized losses and impairments	(30,418)	(3,712)	(4,316)

Net realized (losses) gains	($25,421)	$14,358	$14,121

Limited partnership impairment charge	($2,733)	$0	$0

Net realized (losses) gains on investments	($31,879)	$16,968	$14,746

The components of equity in (losses) earnings of limited partnerships as reported on the Consolidated Statements of Operations for the years ended December 31 are as follows:

	2001	2000	1999

Private equity	($2,013)	$1,464	($354)
Real estate	1,424	1,926	905
Fixed income	582	1,343	90

Total equity in (losses) earnings of limited partnerships	($7)	$4,733	$641

See also Note 14 for investment commitments related to partnerships.

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities. A fee is paid to the Company by the borrower. Collateral, comprised of cash and government securities, that exceeds the market value of the loaned securities is maintained by the lending agent. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. The Company had loaned securities with a market value of $46,771 and $31,776 and secured collateral of $48,804 and $33,468 at December 31, 2001 and 2000, respectively. The borrower of the securities is not permitted to sell or replace the security on loan. The Company maintains the loaned securities on its Consolidated Statements of Financial Position as part of its invested assets. The Company has incurred no losses on the loan program since the program’s inception.

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

Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

	2001	2000	1999

Unrealized holding (losses) gains on securities arising during period	$(8,971)	$11,739	$(6,173)
Less: losses (gains) included in net income	31,879	(16,968)	(14,746)

Net unrealized holding gains (losses) arising during period	22,908	(5,229)	(20,919)
Income tax (liability) benefit related to unrealized gains or losses	(8,018)	1,830	7,322

Net appreciation (depreciation) of investments	14,890	(3,399)	(13,597)
Minimum pension liability adjustment (See also Note 6)	(4,384)	0	0
Tax asset related to pension liability adjustment	1,534	0	0

Net pension liability adjustment	(2,850)	0	0

Other comprehensive income (loss), net of tax	$12,040	$(3,399)	$(13,597)

NOTE 5.	EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

The Company owns 21.6% of EFL’s common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in ten states and the District of Columbia.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY (CONTINUED)

The following represents condensed financial information for EFL on a Generally Accepted Accounting Principles (GAAP) basis:

	2001	2000	1999

Investments	$869,723	$881,069	$817,460
Total assets	1,120,483	1,020,343	954,532
Liabilities	914,724	824,623	783,429
Shareholders’ equity	205,759	195,720	171,103
Revenues	89,514	115,373	102,924
Net income	2,738	25,390	23,325
Comprehensive income (loss)	17,410	31,421	(5,191)
Dividends paid to shareholders	7,229	6,662	6,096

The Company’s share of EFL’s net unrealized gains or (losses) on securities, as reflected in shareholders’ equity, is $3,983, $801 and ($502) at December 31, 2001, 2000 and 1999, respectively.

NOTE 6.	BENEFIT PLANS

Pension plans

The Company’s pension plans consist of: (1) a noncontributory-defined benefit pension plan covering substantially all Employees of the Company, (2) an unfunded supplemental employee retirement plan (SERP) for its executive management and division officers and (3) an unfunded pension plan for its outside directors. Information about the plans follows for the years ended December 31:

	2001	2000

Net periodic benefit cost:
Service cost	$6,837	$6,329
Interest cost	8,325	7,705
Expected return on plan assets	(13,709)	(12,322)
Amortization of prior service cost	844	989
Recognized net actuarial gain	(2,583)	(2,303)
Amortization of unrecognized initial net asset	(234)	(234)

Net periodic benefit cost	($520)	$164

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	BENEFIT PLANS (CONTINUED)

	2001	2000

Change in benefit obligation:
Benefit obligation at January 1	$116,693	$104,588
Service cost	6,837	6,329
Interest cost	8,325	7,705
Amendments	55	611
Actuarial loss (gain)	14,523	(2,114)
Benefits paid	(1,729)	(426)

Benefit obligation at December 31	$144,704	$116,693

Change in plan assets:
Fair value of plan assets at January 1	$171,636	$160,385
Actual return on plan assets	(31,413)	11,688
Employer contributions (refunds)	9,271	(12)
Benefits paid	(1,729)	(425)

Fair value of plan assets at December 31	$147,765	$171,636

Reconciliation of funded status:
Funded status at December 31	$3,061	$54,943
Unrecognized net actuarial loss (gain)	10,986	(51,342)
Unrecognized prior service cost	5,236	6,025
Unrecognized initial net asset	(469)	(701)

Net amount recognized on Consolidated Statements of Financial Position	$18,814	$8,925

Amounts recognized in the consolidated statements of financial position consist of:
Prepaid benefit cost	$25,451	$15,096
Accrued benefit liability	(13,686)	(8,656)
Intangible asset	2,665	2,485
Accumulated other comprehensive income	4,384	0

Net amount recognized at year end	$18,814	$8,925

Weighted-average assumptions as of December 31:
Employee pension plan:
Discount rate	7.00%	7.50%
Expected return on plan assets	8.25	8.25
Rate of compensation increase	5.00	5.00
SERP:
Discount rate	7.00%	7.50%
Rate of compensation increase	6.00-7.25	5.00

The amendment amounts relate primarily to two additional participants being added to the SERP for each of the years 2001 and 2000.

The Employee pension plan has assets that include cash, treasury bonds, corporate bonds, common and preferred stocks and mortgages.

An additional minimum pension liability of $4,384 resulted in 2001 due to changes in discount rates, the rate of compensation increase and certain other assumptions of the SERP. The additional pension liability was recorded as a reduction to shareholders’ equity as accumulated other comprehensive income, net of deferred income taxes.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	BENEFIT PLANS (CONTINUED)

The Company’s funding policy regarding the Employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

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

	2001	2000

Net periodic benefit cost:
Service cost	$400	$400
Interest cost	389	385
Amortization of prior service cost	(36)	(37)
Recognized net actuarial gain	(50)	(27)

Net periodic benefit cost	$703	$721

Change in benefit obligation:
Benefit obligation at January 1	$5,803	$4,745
Service cost	400	400
Interest cost	389	385
Actuarial loss	919	434
Benefits paid	(379)	(161)

Benefit obligation at December 31	$7,132	$5,803

Reconciliation of Funded status:
Funded status at December 31	$(7,132)	$(5,803)
Unrecognized net actuarial loss (gain)	244	(726)
Unrecognized prior service costs	(330)	(366)

Net liability recognized on Consolidated Statements of Financial Position	$(7,218)	$(6,895)

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	BENEFIT PLANS (CONTINUED)

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

	2001	2000

Effect on total of service and interest cost components:
1% Increase	$126	$126
1% Decrease	(106)	(106)
Effect on post-retirement benefit obligation:
1% Increase	$1,023	$814
1% Decrease	(871)	(695)

Employee savings plan

The Company has an Employee Savings Plan for its Employees. Beginning January 2001, the maximum percentage that eligible participants were permitted to contribute to the plan was increased to 15%. The Company match was also changed to 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. Additionally, regular part-time Employees are eligible to participate in the plan. Prior to 2001, eligible participants were permitted to make contributions of 1% to 8% of compensation to the plan on a pre-tax salary reduction basis. The Company matched one-half of the participant contributions up to 6% of compensation. All full-time Employees were eligible to participate in the plan. The Company’s matching contributions to the plan in 2001, 2000 and 1999 were $5,329, $3,499 and $3,245, respectively. Employees are permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan.

Management incentive plans and deferred compensation

The Company has separate annual and long-term incentive plans for executive management and division officers of the Company. The Company also makes available several deferred compensation plans for executive management, division officers and certain outside directors.

The annual incentive plan is a bonus plan that annually pays cash bonuses to executive management and division officers of the Company. The incentives under the plan are based on growth in written premiums and the underwriting results of Erie Insurance Group’s property casualty insurers compared to a peer group of property casualty companies that write predominately personal lines insurance and that are also rated A++ by A.M. Best. The cost of the plan is charged to operations as the compensation is earned over the performance periods.

The long-term incentive plan (LTIP) of the Company is a restricted stock awards plan designed to reward executive management and division officers who can have a significant impact on the performance of the Company with long-term compensation that is settled in Company stock. Awards are determined based on the achievement of pre-determined Company financial and personal performance objectives. According to the plan, the Company cannot issue new stock or stock from treasury to settle the compensation award obligations under the LTIP, but instead must purchase its stock on the open market to settle all plan obligations. The restricted stock awards are granted at the end of a three-year performance period. The stock awards vest over a three-year period subsequent to the performance period. A liability is recorded and compensation expense is recognized ratably over the performance period. The effects of

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 6. BENEFIT PLANS (CONTINUED)

changes in the stock price are recognized as compensation expense over the vesting period. These stock awards do not cause net share dilution. At December 31, 2001, 2000 and 1999, the unvested outstanding restricted shares under the LTIP totaled 77,748 shares 67,284 shares and 32,449 shares, respectively, with average grant prices of $33.16, $28.32 and $29.77, respectively.

The deferred compensation plans are arrangements for executive management and division officers of the Company whereby the participants can elect to defer a portion of their compensation, until separation from services to the Company. Those participating in the plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company also matches a portion of some deferrals to the plans depending on the amount of deferral and the election of the participant. The deferred compensation plan for directors allows them to defer director and meeting fees. Directors participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company does not match any deferrals to the director plan.

The awards, payments, deferrals and liabilities under the plans were as follows for the years ended December 31:

	2001	2000	1999

Awards, match and hypothetical earnings:
Long-term incentive plan awards	$1,843	$1,300	$1,380
Annual incentive plan awards	2,169	2,291	1,276
Deferred compensation plan, match and hypothetical earnings	(412)	90	725

Total plan awards and earnings	$3,600	$3,681	$3,381

Total plan awards paid	$2,441	$1,590	$1,426

Compensation deferred under the plans	$1,060	$895	$698

Distributions from the deferred compensation plans	($355)	($341)	($211)

Outstanding plan liabilities at December 31,	$12,485	$10,621	$7,976

Health and dental benefits

The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2001 and 2000. Operations were charged $19,826, $17,456 and $14,756 in 2001, 2000 and 1999, respectively, for the cost of health and dental care provided under these plans.

All liabilities for the above mentioned plans are presented in this note in total for all employees of the Erie Insurance Group. The gross liability is presented in the Consolidated Statements of Financial Position as employee benefit obligations with amounts expected to be recovered from the Company’s affiliates included in other assets.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

	2001	2000	1999

Federal income taxes:
Currently due	$59,602	$73,657	$66,960
Deferred	959	(2,496)	(1,664)

Total	$60,561	$71,161	$65,296

A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows:

	2001	2000	1999

Income tax at statutory rates	$64,007	$78,378	$73,051
Tax-exempt interest	(2,729)	(3,046)	(3,229)
Dividends received deduction	(2,398)	(2,160)	(2,064)
Other	1,681	(2,011)	(2,462)

Provision for income taxes	$60,561	$71,161	$65,296

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

	2001	2000

Deferred tax assets:
Loss reserve discount	$4,580	$3,965
Unearned premiums	4,960	4,286
Employee benefit plan obligations	4,800	4,111
Severance benefits	3,801	0
Write downs of securities	1,606	443
Other	1,525	1,212

Total deferred tax assets	$21,272	$14,017

Deferred tax liabilities:
Deferred policy acquisition costs	$5,956	$4,621
Unrealized gains	16,822	12,051
Pension and other benefits	7,021	2,438
Other	4,418	2,068

Total deferred tax liabilities	$34,217	$21,178

Net deferred income tax liability	$12,945	$7,161

The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

NOTE 8.	CAPITAL STOCK

Class A and B shares

Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     8.     CAPITAL STOCK (CONTINUED)

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

Stock repurchase plan

Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2001 there were 220,000 shares repurchased at a total cost of $7,654, or an average price per share of $34.79. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital.

NOTE 9.	UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company’s wholly-owned property/casualty insurance subsidiaries:

	2001	2000	1999

Total unpaid losses and loss adjustment expenses at January 1, gross	$477,879	$432,895	$426,165
Less reinsurance recoverables	375,567	337,911	334,708

Net balance at January 1	102,312	94,984	91,457
Incurred related to:
Current accident year	111,258	93,416	88,422
Prior accident years	5,943	6,148	(703)

Total incurred	117,201	99,564	87,719
Paid related to:
Current accident year	59,637	53,251	50,560
Prior accident years	41,203	38,985	33,632

Total paid	100,840	92,236	84,192

Net balance at December 31	118,673	102,312	94,984
Plus reinsurance recoverables	438,605	375,567	337,911

Total unpaid losses and loss adjustment expenses at December 31, gross	$557,278	$477,879	$432,895

Included in the 2001 losses and loss adjustment expenses incurred related to current accident year of $111,258 are the Company’s share of estimated incurred losses of the Erie Insurance Group’s reinsurance business stemming from the September 11th attack on the World Trade Center of $8,250.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED)

Partially offsetting these losses is an aggregate excess of loss reinsurance agreement between the Exchange and the Company’s property/casualty insurance subsidiaries. See also Note 12. This agreement reduces the net retention of these losses recorded by the Company to $5,839. Current loss estimates are based on the assumption that the attack will be considered one event. If the attack comes to be considered two events, the total potential exposure for EIG would increase between $50,000 and $75,000. The effect on the Company would be additional losses between $2,750 and $4,125. Taking into consideration the excess of loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company. The property/casualty insurers are exposed to both direct and reinsurance losses arising from possible future terrorist actions and other catastrophic events.

The 2001 incurred losses related to prior accident years of $5,943 are due primarily to adverse development of losses in the private passenger auto liability and workers’ compensation lines of business and are generally the result of ongoing analysis of recent loss development trends. These losses are reflected in the insurance underwriting operations segment of the Consolidated Statements of Operations.

The 2000 incurred losses related to prior accident years of $6,148 are due to adverse development of reinsurance losses from the catastrophic storms in Europe in December 1999, combined with increased loss severity in private passenger automobile and in commercial lines of business.

NOTE 10.	RELATED PARTY TRANSACTIONS

Management fee

A management fee is charged to the Exchange for management services provided by the Company under the subscriber’s agreement. The fee is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company’s Board of Directors. The management fee charged the Exchange was 25% for each year from 1999 to 2001. The provisions in the subscriber’s agreements executed by the policyholders regarding the Company’s appointment as attorney-in-fact are the sole agreements governing the services performed by the Company for the Exchange. There is no provision for termination of the Company’s appointment as attorney-in-fact and it is not affected by an insured’s disability or incapacity.

In December 2001, the Board of Directors elected to maintain the 25% management fee rate for all of 2002. The Company’s Board of Directors may change the management fee rate at its discretion, but it may not exceed 25%.

eCommerce Program and Related Information Technology Infrastructure

During 2001, the Erie Insurance Group undertook a series of initiatives to develop its eCommerce capabilities. In connection with this program, the Company and the property/casualty insurance Companies of the Erie Insurance Group entered into a Cost Sharing Agreement for Information Technology Development (Agreement). The Agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development of new Internet enabled property/casualty policy administration and customer relationship management systems. The Agreement provides that the cost of the systems and the related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the property/casualty insurance companies in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. See also Note 12. These costs are included in the policy acquisition and other underwriting expenses in the Consolidated Statements of Operations. The Company’s share of these costs, incurred by the Company’s property/casualty insurance subsidiaries totaled $1,315 for the year ended December 31, 2001.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	RELATED PARTY TRANSACTIONS (CONTINUED)

Certain other costs of the eCommerce Program are related to information technology hardware and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statement of Operations. The Company’s share of these infrastructure costs amounted to $1,589 for the year ended December 31, 2001.

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

Expense allocations

The claims handling function of the Exchange is established and its services are performed by personnel who are entirely dedicated to and paid for by the Exchange from its own policyholder revenues. The Exchange’s claims function and its management and administration are exclusively the responsibility of the Exchange and not a part of the service the Company provides under the subscriber’s agreement. Likewise, personnel who perform activities within the life insurance operations of EFL are paid for by EFL from its own policyholder revenues. However, the Company is the legal entity that employs personnel on behalf of the Exchange and EFL and functions as a common paymaster for all employees. Common overhead expenses included in the expenses paid for by the Company are allocated based on appropriate utilization statistics (employee count, square footage, vehicle count, project hours, etc.) specifically measured to accomplish proportional allocations. Executive compensation is allocated based on each executive’s primary responsibilities (management services, property and casualty claims operations, EFL operations and investment operations). Management believes the methods used to allocate common overhead expenses among the affiliated entities are reasonable.

Payments on behalf of related entities

The Company makes certain payments for the account of Erie Insurance Group related entities. The Company, in making these payments is acting as the common paymaster. Cash transfers are settled monthly.

The amounts of these cash settlements for Company payments made for the account of related entities were as follows for the years ended December 31:

	2001	2000	1999

Erie Insurance Exchange	$162,549	$142,519	$136,045
Erie Family Life Insurance Company	18,545	18,631	14,740

Total	$181,094	$161,150	$150,785

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	RELATED PARTY TRANSACTIONS (CONTINUED)

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

Structured settlements with EFL

The Erie Insurance Group affiliated property/casualty insurance companies periodically purchase annuities from EFL in connection with the structured settlement of claims. The Company’s pro-rata share (5.5%) of such annuities purchased equaled $708, $889 and $1,282 in 2001, 2000 and 1999, respectively.

NOTE 11.	RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, include unsecured receivables from the Exchange. Most all of the Company’s revenue and receivables are from the Exchange and affiliates.

Management fee and expense allocation amounts due from the Exchange were $147,344 and $117,962 in 2001 and 2000, respectively. A receivable from EFL for expense allocations totaled $2,256 at December 31, 2001 compared to $1,997 at December 31, 2000. The Company also has a receivable due from the Exchange for reinsurance recoverable from losses and unearned premium balances ceded to the pool totaling $491,055 and $412,050 in 2001 and 2000, respectively.

Premiums receivable from Policyholders at December 31, 2001 and 2000 equaled $186,175 and $156,269, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. At December 31, 2001, the Exchange’s statutory total assets totaled almost $7 billion and Policyholders’ surplus totaled $3 billion.

NOTE 12.	REINSURANCE

EIC and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby EIC and EINY cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess of loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange’s insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of amounts due within 30 days after the end of each quarterly accounting period. The purpose of the pooling agreement is to spread the risks of the members of the Erie Insurance Group by the different lines of business they underwrite and geographic regions in which each operates. The pooling agreement may be terminated by any party to the agreement as of the end of any calendar year by providing not less than 90 days’ advance written notice.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REINSURANCE (CONTINUED)

EIC and EINY have in effect an all-lines aggregate excess of loss reinsurance agreement with the Exchange. The purpose of the excess of loss agreement is to mitigate catastrophic loss exposure and thereby reduce the adverse effects on the results of operations of EIC and EINY in a given year if the frequency or severity of claims were substantially higher than historical averages because of a catastrophic event or series of events. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5% of EIC and EINY’s net premiums earned in that period, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY’s net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $950. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $1,423, $1,268 and $1,199 in 2001, 2000 and 1999 respectively. Recoveries during 2001 amounted to $7,241, of which $6,506 relates to the 2001 accident year. The balance of the recoveries under this agreement recorded in 2001 related to the 1999 accident year. There were no loss recoveries by EIC or EINY under the agreement for 2000 or 1999.

To the extent the Exchange assumes reinsurance business from nonaffiliated sources, the Company participates because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company’s property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements. All reinsurance agreements are accounted for under SFAS 113-Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.

The following summarizes insurance and reinsurance activities for the Company:

	2001	2000	1999

Premiums Earned:
Direct	$432,307	$377,570	$351,228
Assumed nonaffiliates	7,391	4,824	5,380
Ceded to Erie Insurance Exchange	(439,698)	(382,394)	(356,608)
Assumed from Erie Insurance Exchange	137,648	123,708	117,224

Net	$137,648	$123,708	$117,224

Losses and Loss Adjustment Expenses Incurred:
Direct	$374,440	$325,644	$264,177
Assumed nonaffiliates	14,262	3,956	6,512
Ceded to Erie Insurance Exchange	(388,702)	(329,600)	(270,689)
Assumed from Erie Insurance Exchange	117,201	99,564	87,719

Net	$117,201	$99,564	$87,719

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	STATUTORY INFORMATION

The statutory financial statements of Erie Insurance Property & Casualty Company and EIC are prepared in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. Prescribed Statutory Accounting Practices (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). The NAIC adopted the Codification of Statutory Accounting Practices (Codification), effective January 1, 2001, as the NAIC-supported basis of accounting. The Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states’ insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The New York State Insurance Department did not adopt the deferred tax provisions of Codification, thus no deferred taxes are recorded on the EINY statutory financial statements.

Codification resulted in changes to the Company’s statutory-basis financial statements, the most significant of which was the recording of statutory deferred taxes for EIC and Erie Insurance Property & Casualty Company. The total cumulative adjustment increased the surplus of the Company’s property/casualty insurance subsidiaries by $4,446 as of January 1, 2001.

Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements on the basis of generally accepted accounting principles. Consolidated balances including amounts reported by the property/casualty insurance subsidiaries on the statutory basis would be as follows:

	2001	2000	1999

Shareholders’ equity at December 31,	$854,003	$767,894	$688,802
Net income for the year ended December 31,	118,475	150,942	142,615

The amount of dividends the Company’s Pennsylvania-domiciled property/casualty subsidiaries, EIC and Erie Insurance Property & Casualty Company, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company’s New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2001, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $5,491. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2001 or 2000.

The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro rata distribution of any class of the insurer’s own securities. Accordingly, the Company’s share of the maximum dividend payout which may be made in 2002 without prior Pennsylvania Commissioner approval is $2,295. Dividends to the Company totaled $1,594 in 2001 and $1,472 in 2000.

NOTE 14.	COMMITMENTS

The Company has outstanding commitments to invest up to $124,000 in limited partnerships at December 31, 2001. These commitments will be funded as required through the end of the respective investment periods, which typically span 3 to 5 years expiring in 2005. At December 31, 2001, the total

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	COMMITMENTS (CONTINUED)

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

NOTE 15.	SEGMENT INFORMATION

The Company operates its business as three reportable segments – management operations, insurance underwriting operations and investment operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies. See also Note 2.

Assets are not allocated to the segments and are reviewed in total by management for purposes of decision making. No single customer or agent provides 10% or more of revenues for the Exchange.

The Company’s principal operations consist of serving as attorney-in-fact for the Exchange, which constitute its management operations. The Company’s insurance underwriting operations arise through direct business of its subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. Insurance provided in the insurance underwriting operations consists of personal and

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	SEGMENT INFORMATION (CONTINUED)

commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Erie Insurance Group. Summarized financial information for these operations is presented below.

	2001	2000	1999

Management operations:
Operating revenue:
Management fee revenue	$634,966	$551,646	$513,375
Service agreement revenue	27,247	22,662	15,441

Total operating revenue	$662,213	$574,308	$528,816

Cost of management operations	477,645	415,562	380,298
Income before income taxes	$184,568	$158,746	$148,518

Net income from management operations	$123,187	$107,032	$100,913

Insurance underwriting operations:
Operating revenue:
Premiums earned:
Commercial lines	$34,970	$28,456	$25,147
Personal lines	97,078	89,369	87,334
Reinsurance	8,866	7,880	6,185

Total premiums earned (SAP)	140,914	125,705	118,666
GAAP adjustments	(3,266)	(1,997)	(1,442)

Total premiums earned (GAAP)	$137,648	$123,708	$117,224

Operating expenses:
Losses and expenses:
Commercial lines	$41,417	$31,914	$26,726
Personal lines	107,851	92,012	85,512
Reinsurance	12,970	12,203	9,225

Total losses and expenses (SAP)	162,238	136,129	121,463
GAAP adjustments	(4,127)	(2,019)	(700)

Total losses and expenses (GAAP)	$158,111	$134,110	$120,763

Loss before income taxes	$(20,463)	($10,402)	($3,539)

Net loss from insurance underwriting operations	($13,658)	($7,013)	($2,405)

Investment operations:
Net investment income	$49,884	$48,401	$43,344
Net realized (losses) gains on investments	(31,879)	16,968	14,746
Equity in (losses) earnings of limited partnerships	(7)	4,733	641

Income before income taxes and equity in earnings of EFL	$17,998	$70,102	$58,731

Net income from investment operations	$12,732	$52,374	$44,598

Profitability of the Management Operations segment is evaluated principally based on the gross margin from management operations while profitability of the Insurance Underwriting Operations segment is evaluated principally based on the combined ratio. Investment operations performance is evaluated based on appreciation of assets, rate of return and overall return.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2001
Operating revenue	$184,255	$208,583	$209,163	$197,860
Operating expenses	(144,593)	(157,265)	(164,708)	(169,190)
Other income and expenses	11,452	17,289	6,667	(17,410)

Income before income taxes and equity in earnings of EFL	$51,114	$68,607	$51,122	$11,260

Net income	$34,785	$47,129	$34,430	$5,917

Net income per share	$0.49	$0.66	$0.48	$0.08

Comprehensive income	$36,407	$45,414	$31,081	$21,399

2000
Operating revenue	$164,223	$182,787	$183,466	$167,540
Operating expenses	(130,808)	(141,067)	(141,791)	(136,006)
Other income and expenses	18,108	19,386	17,682	14,926

Income before income taxes and equity in earnings of EFL	$51,523	$61,106	$59,357	$46,460

Net income	$36,185	$42,518	$41,192	$32,498

Net income per share	$0.50	$0.59	$0.58	$0.45

Comprehensive income	$50,036	$35,093	$41,565	$22,300

1999
Operating revenue	$154,171	$170,724	$169,038	$152,107
Operating expenses	(120,411)	(129,025)	(128,672)	(122,953)
Other income and expenses	13,714	14,906	14,994	15,117

Income before income taxes and equity in earnings of EFL	$47,474	$56,605	$55,360	$44,271

Net income	$33,407	$39,225	$38,425	$32,049

Net income per share	$0.45	$0.53	$0.53	$0.44

Comprehensive income	$31,897	$32,180	$26,295	$39,137

During the fourth quarter of 2001, the Company realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of equity securities and limited partnerships totaling $29,153. Realized losses resulted in an after-tax earnings per share reduction of $0.27. The investment sales were part of a proactive year-end tax planning strategy and will produce the recovery of approximately $9.6 million of federal income taxes paid in 1998, 1999 and 2000. Also contributing to the fourth quarter 2001 decline in net income per share were charges for a severance benefit stemming from the retirement of the president and CEO of the Erie Insurance Group. The Company’s share of charges related to this severance were approximately $0.10 per share, after taxes.

Market price of and dividends on the common stock and related shareholder matters

Common stock prices

The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market under the symbol “ERIE.” The following sets forth the range of closing high and low trading prices by quarter as reported by The NASDAQ Stock Market.

Class A trading price

	2001		2000
	Low	High	Low	High

First Quarter	26.50	30.00	26.50	32.44
Second Quarter	27.54	36.12	27.50	32.50
Third Quarter	32.70	39.55	29.19	32.00
Fourth Quarter	36.91	40.63	24.00	30.00

No established trading market exists for the Class B voting common stock.

On February 18, 1997, the Executive Committee of the Board of Directors approved an enhancement to the Company’s 401(K) plan for Employees which permits participants to invest a portion of the Company’s contributions to the plan in shares of Erie Indemnity Class A common stock. The plan’s Trustee was authorized to buy Erie Indemnity Company Class A common stock on behalf of 401(K) plan participants beginning May 8, 1997.

In 1998, the Board of Directors of the Company approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2001, there were 220,000 shares repurchased at a total cost of $7,653,916, or an average price per share of $34.79. Since its inception, 3,195,677 shares have been repurchased at a total cost of $93,373,265, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital.

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

Dividends declared

2001:	Class A share	Class B share
First Quarter	$.1525	$22.875
Second Quarter	.1525	22.875
Third Quarter	.1525	22.875
Fourth Quarter	.1700	25.500

	$.6275	$94.125

2000:	Class A share	Class B share
First Quarter	$.1350	$20.250
Second Quarter	.1350	20.250
Third Quarter	.1350	20.250
Fourth Quarter	.1525	22.875

	$.5575	$83.625

American Stock Transfer & Trust Company serves as the Company’s transfer agent and registrar.