Form 10-K, Exhibit 13
period 2002-12-31
ERIE INDEMNITY CO
filed 2003-03-27
CIK 922621

EXHIBIT 13

Erie Indemnity Company
Selected Consolidated Financial Data

	Years Ended December 31,
	(Amounts in thousands, except per share data)
	2002	2001	2000	1999	1998

Operating data
Total operating revenue	$963,387	$799,861	$698,016	$646,040	$615,965
Total operating expenses	748,535	635,756	549,672	501,061	470,155
Total other income and expenses	40,549	17,998	70,102	58,731	45,770
Equity in earnings of Erie Family Life Insurance Company, net of tax	1,611	719	5,108	4,692	4,443
Provision for income taxes	84,886	60,561	71,161	65,296	61,472

Net income	$172,126	$122,261	$152,393	$143,106	$134,551

Per share data
Net income per share	$2.42	$1.71	$2.12	$1.95	$1.81
Dividends declared per Class A share	0.7000	0.6275	0.5575	0.4950	0.4425
Dividends declared per Class B share	105.000	94.125	83.625	74.250	66.375
Book value per share	$13.91	$12.15	$10.91	$9.62	$8.81
Weighted average shares outstanding	71,081	71,342	71,954	73,487	74,400
Financial position data
Investments (1)	$1,047,304	$885,650	$853,146	$785,258	$709,417
Receivables from the Exchange and affiliates	829,049	640,655	532,009	470,969	467,794
Total assets	2,357,676	1,984,370	1,680,599	1,518,794	1,454,062
Shareholders’ equity	$987,372	$865,255	$779,015	$697,599	$655,223
Cumulative shares repurchased at December 31	3,403	3,196	2,976	1,900	0

(1)	Includes investment in Erie Family Life Insurance Company.

Management’s discussion and analysis of
financial condition and results of operations

The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 38 to 61 as they contain important information helpful in evaluating the Company’s operating results and financial condition. The discussions below also focus heavily on the Company’s three primary segments: management operations, insurance underwriting operations and investment operations. Thus, the financial results are presented in the Analysis of Business Segments section, herein, which management uses internally to monitor and evaluate results, and are an alternative presentation of the Company’s Consolidated Statements of Operations.

General

The Company operates predominantly as a provider of management services to the Erie Insurance Exchange (the Exchange). The Company has served since 1925 as the attorney-in-fact for the Policyholders of the Exchange. The Exchange is a reciprocal insurance exchange in which each applicant for insurance signs a subscriber’s agreement that contains an appointment of the Company as attorney-in-fact. As attorney-in-fact, the Company is required to perform certain management services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. The Company receives a management fee from the Exchange as compensation for acting as attorney-in-fact, which accounts for a majority of the Company’s consolidated revenues.

The Company also operates as a property/casualty insurer through its wholly-owned subsidiaries, Erie Insurance Company, Erie Insurance Property and Casualty Company and Erie Insurance Company of New York. The Exchange, its subsidiary, Flagship City Insurance Company (Flagship) and the Company’s three property/casualty insurance subsidiaries (collectively the “Property and Casualty Group”) write personal and commercial lines property/casualty coverages exclusively through over 8,400 independent Agents and pool their underwriting results. The Company also owns 21.6 percent of the common stock of the Erie Family Life Insurance Company (EFL), an affiliated life insurance company. The Company, together with the Property and Casualty Group and EFL, operate collectively as the “Erie Insurance Group.”

The Company’s management operations are affected by factors such as competition, insurance industry market conditions and general economic and investment conditions. The Company’s insurance underwriting results are impacted by conditions that affect all property/casualty insurance companies, such as competition, catastrophic events, terrorist actions, changes in the regulatory and legislative environments, increased litigation and changes in general economic and investment conditions.

Transactions and agreements
with related parties

Board oversight

The Company’s Board of Directors (Board) oversees intercompany transactions. In its capacity as the Board for the attorney-in-fact, the Board has a fiduciary duty to protect the interests of the Policyholders of the Exchange in addition to its fiduciary duty to protect the interests of the Company’s shareholders. Certain conflicting interests are inherent in these separate fiduciary duties such as: (1) the Company’s Board of Directors sets the management fee rate paid by the Exchange to the Company and (2) the Company’s Board of Directors determines the participation percentages of the intercompany pooling agreement. As a consequence, the Company’s Board of Directors must make decisions or take actions that are not solely in the interest of the Company’s shareholders.

If the Board of Directors determines that the Exchange’s surplus requires strengthening, it could decide to reduce the management fee rate or change the Company’s property/casualty insurance subsidiaries’ intercompany pooling participation percentages. The Board of Directors could also require, under such circumstances, that the Company provide capital to the Exchange. Although not subject to a legal obligation, generally, the Board of Directors has historically viewed the capital of the Company as potential backstop capital for the Exchange.

Intercompany cost allocation

Company management makes judgments affecting the financial condition of the Erie Insurance Group companies, including the allocation of shared costs between the Exchange and the Company. Management must determine that allocations are consistently made in accordance with intercompany agreements, the attorney-in-fact agreements with the Policyholders of the Exchange and applicable insurance laws and regulations.

Intercompany agreements

Erie Insurance Property and Casualty Company, Flagship, Erie Insurance Company and Erie Insurance Company of New York participate in an intercompany pooling agreement with the Exchange. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled, with the Exchange as the lead pooling entity. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the pool through retrocession. Since 1995, the allocation of the pooled underwriting results has been set at 5.0 percent participation for Erie Insurance Company, 0.5 percent participation for Erie Insurance Company of New York and 94.5 percent participation for the Exchange. These participation percentages are determined by the Company’s Board of Directors.

To reduce its potential exposure to catastrophe losses and variations in long-term underwriting results, the Company’s property/casualty insurance subsidiaries have in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange. This reinsurance treaty is excluded from the intercompany pooling agreement and limits the amount of sustained ultimate net losses in any applicable accident year for the Erie Insurance Company and Erie Insurance Company of New York.

Company management sets the parameters for this excess-of-loss reinsurance agreement in effect between the Exchange and the Company’s property/casualty insurance subsidiaries. Factors evaluated by Company management include the premium amount to be received by the Exchange from the Company’s insurance subsidiaries, the loss level at which the excess agreement becomes effective and the portion of ultimate net loss to be retained by each of the companies.

During 2001, the Erie Insurance Group undertook a series of information technology initiatives to develop eCommerce capabilities. In connection with this program, the Company and the Property and Casualty Group entered into a Cost-Sharing Agreement for Information Technology Development (“Agreement”). The Agreement describes how member companies of the Erie Insurance Group will share certain costs to be incurred for the development of new Internet-enabled property/casualty policy administration and customer relationship management systems.

Also included as part of this eCommerce program are information technology hardware and infrastructure expenditures that are not subject to the Agreement. The Company’s share of these eCommerce program costs are included in the cost of management operations in the Company’s Consolidated Statements of Operations.

The Exchange leases certain office facilities to the Company on a year-to-year basis. Rental expense under these leases totaled $11.3 million, $10.8 million and $10.7 million in 2002, 2001 and 2000, respectively, and is included in the cost of management operations in the Company’s Consolidated Statements of Operations. Rents are determined considering returns on invested capital and building operating and overhead costs. Rental costs of shared facilities are allocated based on square footage occupied.

While allocation of costs under these various agreements requires management judgment and interpretation, such allocations are performed using a consistent methodology, which, in management’s opinion, adheres to the terms and intentions of the underlying agreements.

Intercompany receivables

A concentration of credit risk results from the pooling agreement with the Exchange and from management services performed by the Company for the Exchange. Credit risks related to the receivables from the Exchange are evaluated periodically by Company management. The Exchange has an A.M. Best rating of A++ (Superior) and is considered to have a superior credit rating. The receivable from the Exchange related to reinsurance recoverable and ceded unearned premiums amounted to $649.0 million and $491.1 million at December 31, 2002 and 2001, respectively, or 27.5 percent and 24.7 percent of assets, respectively. This receivable relates primarily to unpaid losses ceded to the Exchange as part of the pooling agreement between the Exchange and the Company’s property/casualty insurance subsidiaries. Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance recoverable amounts from the Exchange in the event the Exchange would be unable to meet its obligations under its reinsurance agreement. The Company collects its reinsurance recoverable amount generally within 30 days of actual settlement of losses.

The Company also has a receivable from the Exchange for management fees and for services performed for administration of the Exchange’s unaffiliated reinsurance business as well as costs paid by the Company on behalf of the Exchange. The Company pays certain costs for, and is reimbursed by, EFL as well. Since the Company’s inception, it has collected these amounts due from the Exchange and EFL in a timely manner (generally within 120 days). The receivable from the Exchange and EFL for all fees, costs and reimbursements equaled 7.6 percent and 7.5 percent of total Company assets as of December 31, 2002 and 2001, respectively.

The aggregate of the receivables from the Exchange and EFL at December 31, 2002 and 2001, equaled $829.0 million and $640.7 million, respectively, or 35.2 percent and 32.3 percent, respectively, of the Company’s total assets. No interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.

Overview

Results of operations

	Years ended December 31
	(dollars in thousands,
	except per share data)

	2002	2001	2000

Income from management operations	$241,984	$184,568	$158,746
Underwriting loss	(27,132)	(20,463)	(10,402)
Net revenue from investment operations	42,281	18,771	75,594

Income before income taxes	$257,133	$182,876	$223,938

Net income	$172,126	$122,261	$152,393

Net income per share	$2.42	$1.71	$2.12

Consolidated net income increased 40.8 percent in 2002 to $172.1 million. Improvements in the Company’s management operations, including a 22.2 percent increase in management fee revenue, as well as improvements in investment operations, outpaced increased losses experienced in the Company’s insurance underwriting operations. Net revenue from investment operations improved in 2002 compared to 2001 primarily as a result of a $17.9 million decrease in net realized losses.

Consolidated net income decreased 19.8 percent in 2001 to $122.3 million from $152.4 million in 2000. The decrease in net income in 2001 was partially due to increased underwriting losses. These resulted from increased losses in the direct business of the Company’s

Management Fee Revenue by State and Line of Business
For the year ended December 31, 2002 (dollars in thousands)

	Private	Commercial		Commercial	Workers'	All Other Lines
State	Passenger Auto	Auto	Homeowners	Multi Peril	Compensation	of Business	Total

District of Columbia	$741	$116	$352	$665	$776	$196	$2,846
Illinois	6,023	1,558	2,407	2,891	2,517	686	16,082
Indiana	16,814	2,202	7,651	3,522	2,475	1,545	34,209
Maryland	48,069	8,121	15,294	8,075	8,505	3,739	91,803
New York	14,107	2,808	3,604	4,036	2,534	1,202	28,291
North Carolina	16,641	5,607	8,713	6,277	5,093	2,710	45,041
Ohio	35,133	6,334	12,049	11,098	—	3,194	67,808
Pennsylvania	220,763	28,116	56,129	32,785	34,514	11,648	383,955
Tennessee	5,147	1,910	2,112	2,579	1,874	720	14,342
Virginia	26,547	6,808	9,898	7,900	9,263	3,121	63,537
West Virginia	22,702	3,227	5,079	3,390	—	1,307	35,705
Wisconsin	1,739	290	672	756	300	224	3,981

Total	$414,426	$67,097	$123,960	$83,974	$67,851	$30,292	$787,600

This table is gross of an allowance for management fees returned on mid-term cancellations.

property/casualty subsidiaries, primarily in private passenger and commercial automobile and workers’ compensation insurance. Additionally, net income in 2001 was affected by assumed reinsurance losses, including those related to the September 11th terrorist attack on the World Trade Center. The Company also recognized $29.1 million in net realized losses from investments in 2001 on the sale of securities and related charges for other-than-temporary impairments of equity securities.

Net income, excluding realized gains (losses) and related federal income taxes, totaled $179.4 million in 2002, $141.2 million in 2001 and $141.4 million in 2000. Contributing to the 2002 growth were both the management operations and the investment operations. Income from management operations increased to $242.0 million in 2002, up from $184.6 million in 2001. The increase in management fee revenue was a result of the 24.0 percent growth in direct written premiums of the Property and Casualty Group. Management fee revenue also was impacted by a fourth quarter charge to record an allowance for management fees returned on mid-term cancellations, which reduced management fees by $11.9 million and net income by $4.0 million, or $.06 per share, after taxes. Income from management operations also was reduced by an adjustment in the third quarter of 2002 for service charges not earned until a future installment billing date. This adjustment reduced income from management operations by $6.9 million and net income by $4.5 million, or $.06 per share, after taxes at December 31, 2002.

Underwriting losses in 2002 were impacted negatively by adverse development in personal and commercial automobile, particularly uninsured motorist and underinsured motorist, as well as fourth quarter reserve increases to strengthen the Property and Casualty Group’s reserve position in light of loss development trends. Increased loss severity was the primary factor driving fourth quarter reserve increases that amounted to $10.1 million, or $.09 per share, after income taxes. Catastrophe losses, as defined by the Property and Casualty Group, were higher in 2002, totaling $7.1 million, or $.06 per share after taxes.

Net income, excluding net realized losses and related federal income taxes, in 2001 reflected a third quarter after-tax charge of $3.8 million, or $.06 per share, from the World Trade Center terrorist attack and a fourth quarter after-tax charge of $6.9 million, or almost $.10 a share, for severance charges related to the retirement of the Company’s chief executive officer.

Analysis of business segments

Management operations

	Years ended December 31
	(dollars in thousands)
	2002	2001	2000

Management fee revenue	$775,700	$634,966	$551,646
Service agreement revenue	23,729	27,247	22,662

Total revenue from management operations	$799,429	$662,213	$574,308
Cost of management operations	557,445	477,645	415,562

Income from management operations	$241,984	$184,568	$158,746

Gross margins	30.3%	27.9%	27.6%

Management fees from the Exchange represented 77.3 percent of the Company’s total revenues for 2002, 77.6 percent of the Company’s total revenues for 2001 and 71.8 percent of the Company’s total revenues for 2000. The management fee rate set by the Company’s Board of Directors determines the level of management fees paid by the Exchange to the Company. Changes in the management fee rate can affect the Company’s revenue and net income significantly. The rate was set at 25.0 percent for 2002, 2001 and 2000. If the Board of Directors had decreased the management fee rate from 25.0 percent to 24.0 percent for 2002, 2001 and 2000, the decrease would have resulted in a reduction of management fee revenue of $31.5 million, $25.4 million and $22.1 million, respectively, and a per share reduction in net income after taxes of $.29, $.23 and $.20, respectively. The Company’s Board of Directors reduced the management fee rate to 24.0 percent from the current 25.0 percent rate for 2003.

Management fees are returned to the Exchange when Policyholders cancel their coverage and unearned premiums are refunded. In the fourth quarter of 2002, the Company established an estimated allowance for management fees returned on mid-term cancellations. This charge recognizes the management fee anticipated to be returned to the Exchange based on historical mid-term cancellation rates. Though not material to the financial results or financial condition of the Company, management believes that establishing the allowance is appropriate because it results in better matching of returns with related revenues and is a more conservative basis of accounting for the management fee. The cash flows of the Company are unaffected by the establishment of the allowance. The allowance was $11.9 million at December 31, 2002.

Future adjustments to the allowance, which will be reflected in operations, will be affected by future premium levels and changes in the mid-term cancellation rate.

Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange, before consideration of the allowance for mid-term cancellations, rose 24.0 percent to $787.6 million in 2002 from $635.0 million in 2001 (see also page 20 “Management Fee Revenue by State and Line of Business”). The direct and affiliated assumed premiums of the Exchange grew 24.0 percent in 2002 to $3.2 billion from $2.5 billion in 2001, and grew by 15.1 percent in 2001 from $2.2 billion in 2000.

Increases in average premium per policy, improvements in new policy growth and favorable policy retention rates were all contributing factors in the growth. The average premium per policy increased 9.9 percent to $898 in 2002 from $817 in 2001. For personal auto (which accounted for 52.4 percent of the direct written premiums of the Property and Casualty Group and almost 1.6 million policies in force), the average premium per policy increased 7.8 percent to $1,042 in 2002 from $967 in 2001.

Continued improvement in new policy growth also drove the gains experienced in the Property and Casualty Group’s direct written premium. Policies in force increased 12.8 percent to 3.5 million in 2002 from 3.1 million in 2001 and 8.5 percent in 2001, from 2.9 million in 2000. Personal lines new business premium grew 44.4 percent to $364.7 million in 2002, while commercial lines new premium grew 50.5 percent to $216.6 million in 2002.

Policy retention improved to 91.2 percent in 2002 from 90.9 percent in 2001 and 91.0 percent in 2000, for all lines of business combined. Personal lines policy retention rates improved to 91.5 percent in 2002 from 91.3 percent in 2001. Commercial lines policy retention rates also improved to 88.2 percent in 2002 from 87.7 percent in 2001.

Firming pricing in 2001 and 2002 for commercial and personal insurance have allowed the Property and Casualty Group to more adequately price its products while maintaining its competitive advantage in the insurance marketplace. The year-to-year growth rate of the Property and Casualty Group’s direct written premium in the fourth quarter was 25.7 percent, up from 25.0 percent growth in the third quarter, 23.1 percent growth in the second quarter and 22.4 percent growth in the first quarter of 2002. Premium increases anticipated due to pricing actions approved through December 31, 2002, could amount to approximately $121.2 million in premium for the Property and Casualty Group in 2003. Additional rate increases are planned or filed but not yet approved. The majority of the rate increases are in private passenger automobile, totaling $58.2 million, and homeowners, totaling $23.8 million. Further rate actions contemplated or awaiting approval could increase 2003 premiums by an additional $79 million.

Service agreement revenue includes service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Property and Casualty Group. Such service charges amounted to $10.9 million, $16.0 million and $12.5 million in 2002, 2001 and 2000, respectively. During the third quarter of 2002, the Company determined service charges were incorrectly recognized on future billing installments at the time a policy was issued instead of at the time each billing was rendered. The Company recorded a one-time adjustment to correct for service charge income, reducing it by $7.9 million in 2002. Excluding this one-time adjustment, service charges increased by 17.6 percent in 2002. The 2001 growth in service charges was impacted positively by service charge increases from $2 to $3 per installment for policies renewing in most states beginning in the second quarter of 2000.

Also included in service agreement revenue is service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from nonaffiliated insurers. The Company receives a service fee of 7.0 percent of nonaffiliated assumed reinsurance premiums. These fees totaled $12.8 million, $11.2 million and $10.2 million on net voluntary nonaffiliated assumed reinsurance premiums of $183.2 million, $160.7 million and $145.0 million for 2002, 2001 and 2000, respectively. The Company’s Board of Directors approved a reduction in the service fee from 7.0 percent to 6.0 percent beginning January 1, 2003. If the 6.0 percent service fee rate had been in effect for 2002, the Company’s net income per share after taxes would have been reduced by $.02.

The cost of management operations rose 16.7 percent to $557.4 million in 2002 from $477.6 million in 2001, and 14.9 percent in 2001 from $415.6 million in 2000. Commissions to independent Agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent Agents on premiums written as well as promotional incentives for Agents and Agent contingency awards. Agent contingency awards are based upon underwriting profitability of the direct business written within the Property and Casualty Group by the independent Agent. The estimate for the Agent contingency awards is modeled on a monthly basis using the two prior years’ actual underwriting data by agency combined with the current year-to-date actual data. Commission costs rose 23.3 percent to $398.3 million in 2002 from $323.1 million in 2001 and 14.3 percent in 2001 from $282.7 million in 2000. The provision for Agent contingency awards totaled $18.0 million, $15.7 million and $18.3 million in 2002, 2001 and 2000, respectively.

Scheduled commissions include normal commissions received in the course of writing business. Independent Agents receive a 10.0 percent new and renewal commission rate on private passenger and commercial automobile business, which comprised 47.5 percent of paid commissions. Independent Agents receive a 15.0 percent new and renewal commission rate on homeowners business, which made up 20.3 percent of paid commissions. Accelerated commissions are offered to newly recruited Agents in addition to normal commission schedules. Accelerated commissions above normal scheduled rate commissions increased 34.2 percent to $9.1 million in 2002 from $6.8 million in 2001 driven by new agency appointments in 2002.

Promotional incentive expenses of $2.4 million in 2002 related entirely to a 2002 sales incentive contest for the Company’s independent Agents. There were no sales incentive contest expenses in 2001.

A reduction in commission expense of $5.8 million was recorded in the fourth quarter of 2002 related to the newly established allowance for management fees returned on mid-term cancellations discussed previously. This commission expense reduction recognizes the commissions that will be returned to the Company on policies cancelled mid-term.

The cost of management operations, excluding commission costs, increased 3.0 percent in 2002 to $159.1 million from $154.5 million in 2001 due primarily to increases in personnel and information technology costs. The Company’s personnel costs totaled $90.7 million, $94.4 million and $79.3 million in 2002, 2001 and 2000, respectively. Personnel costs increased 8.4 percent in 2002 compared to 2001, excluding the effect of the one-time severance benefit discussed below. This increase was the result of an 8.1 percent increase in staffing levels primarily driven by the growth in business as well as pay rate increases. A portion of the increase in personnel costs in 2001 resulted from recognition of the severance benefit related to the retirement of the Company’s president and chief executive officer in January 2002. The Company recorded a severance charge in the fourth quarter 2001 of $10.7 million. Related benefit costs increased given the growth in the employment base. Retirement plan costs rose $2.0 million in 2002 due to an increase in participants. Increased enrollment, as well as the medical inflation rate, contributed to an $0.8 million increase in health insurance plan costs. Expenses for surveys and underwriting reports increased $2.7 million in 2002 driven by an increase in applications of 31.3 percent.

As mentioned previously, part of the Erie Insurance Group’s eCommerce program are information technology hardware, and infrastructure expenditures are included in the cost of management operations in the Company’s Consolidated Statements of Operations. These costs totaled $2.6 million in 2002 and $1.6 million in 2001. (See additional discussion of this program under “Insurance Underwriting Operations” and “Factors That May Affect Future Results.”)

A significant portion of the Erie Insurance Group’s information technology resources has been deployed to work on the eCommerce program. As such, certain personnel costs currently are being allocated to the Property and Casualty Group under the terms of the Agreement. However, once the eCommerce program is completed, some of these personnel will again be deployed by the Company, and related expenses will be absorbed in its cost of management operations. There are approximately 100 full-time equivalent staff, or 25.0 percent of the total Erie Insurance Group information technology staff, currently deployed to work on the eCommerce program. The cost of management operations would increase by approximately $10.0 million per year if all related personnel are reassigned from the eCommerce program back to the Company.

Insurance underwriting operations

	Years ended December 31
	(dollars in thousands)
	2002	2001	2000

Premiums earned	$163,958	$137,648	$123,708

Losses and loss adjustment expenses incurred	139,225	117,201	99,564
Policy acquisition and other underwriting expenses	51,865	40,910	34,546

Total losses and expenses	$191,090	$158,111	$134,110

Underwriting loss	($27,132)	($20,463)	($10,402)

GAAP combined ratio	116.5	114.9	108.4

The underwriting loss in 2002 resulted from continued adverse loss development, a corresponding fourth quarter adjustment to strengthen reserves, and increased catastrophe losses on direct business when compared to 2001. The 2002 underwriting loss also was impacted by increased underwriting expenses related to the eCommerce technology program and assigned risk buyout program costs. The underwriting loss in 2001 reflects higher losses experienced in private passenger and commercial automobile and workers’ compensation lines of business, as well as losses from assumed reinsurance, including those related to the September 11th terrorist attack on the World Trade Center.

The GAAP combined ratio represents the ratio of losses, loss adjustment, acquisition, and other underwriting expenses incurred to premiums earned. The 2002 combined ratio was higher due to adverse loss development, including reserve strengthening, on prior accident years (7.1 points), catastrophe losses (4.3 points) and eCommerce program costs (2.4 points). The higher combined ratio in 2001 compared to 2000 reflects the impact of the September 11th terrorist attack on the World Trade Center, which amounted to 4.2 combined ratio points. Additionally, adverse development on loss reserves of prior accident years contributed 4.4 points to the 2001 combined ratio.

The Company’s insurance subsidiaries’ share of the Property and Casualty Group’s direct business generated underwriting losses of $32.8 million, $14.9 million and $4.9 million in 2002, 2001 and 2000, respectively. Increased losses were experienced in 2002 primarily due to adverse development of the loss reserves for prior accident years, principally in certain private passenger and commercial automobile coverages. During the fourth quarter of 2002, the Property and Casualty Group increased loss and loss adjustment reserves by $184.1 million, of which the Company’s 5.5 percent share amounted to $10.1 million. The Company’s share of this reserve strengthening related to the following lines of business: $7.6 million in private passenger automobile, $1.1 million in commercial automobile, $0.6 million in homeowners and $0.8 million in other personal and commercial lines. About half of the reserve strengthening related to prior accident years.

Strengthening of private passenger and commercial automobile loss reserves in 2002 was based on loss and loss adjustment expense indications for increased reserves in uninsured motorist and underinsured motorist (UM/UIM) of $4.9 million, massive injury of $1.1 million with the balance for bodily injury. The actual loss development of UM/UIM exceeded established reserves for prior periods due to unfavorable precedents set by court decisions and evolving arbitration systems. The estimated ultimate losses related to massive injury coverages increased due to a change in the assumed inflation level from 4.5 percent to 5.0 percent, as well as a refinement to the estimation process. Increased loss severity drove the increase to bodily injury reserves.

The Company is addressing loss trends by controlling exposure growth, improving underwriting risk selection, instituting programs to control loss severity and obtaining additional premium on risks through rate increases. Over the past two years, rate increases were filed by the Property and Casualty Group for certain lines of business in various states to offset the growing loss costs in those lines of business. The Property and Casualty Group writes one-year policies; therefore, rate increases take 24 months to be reflected fully in earned premiums because it takes 12 months to implement rate increases to all Policyholders and 12 months more to earn fully the increased premiums.

The loss costs in 2001 were reflective of increased loss severity and also included adverse development of prior accident year losses amounting to $6.1 million, primarily in private passenger and commercial automobile and workers’ compensation lines of business.

Catastrophes are an inherent risk of the property/casualty insurance business and can have a material impact on the Company’s insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. Additionally, the Company’s property/casualty insurance subsidiaries’ all-lines excess-of-loss reinsurance agreement with the Exchange should substantially mitigate the effect of catastrophe losses on the Company’s financial position. During 2002, 2001 and 2000, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $7.1 million, $1.6 million and $2.1 million, respectively.

The Company’s property/casualty insurance subsidiaries’ reinsurance business includes its share of the Property and Casualty Group’s unaffiliated voluntary assumed business and reinsurance ceded under the excess-of-loss agreement with the Exchange. The Company’s share of the unaffiliated voluntary assumed reinsurance business generated underwriting losses of $1.0 million in 2002, $11.4 million in 2001 and $4.3 million in 2000. The excess-of-loss agreement with the Exchange generated recoveries that exceeded premium of $6.7 million in 2002 and $5.8 million in 2001. There were no recoveries in the calendar year 2000 and the Company’s property/casualty subsidiaries paid the Exchange $1.2 million in premium. Pricing in the assumed reinsurance marketplace has firmed considerably since the events of September 11, 2001, and as such, the Company obtained significant price increases in its 2002 treaty renewals. Contributing to the 2001 loss on reinsurance business is the Company’s 5.5 percent share of the Erie Insurance Group’s estimated incurred reinsurance losses of $150 million from the September 11th terrorist attack on the World Trade Center. The Company’s share of these losses totaled $8.3 million in 2001, before consideration of recoveries under an excess-of-loss reinsurance agreement with the Exchange.

During 2002 and 2001, Erie Insurance Company and Erie Insurance Company of New York recorded $8.8 million and $7.2 million, respectively, in reinsurance recoveries under the excess-of-loss reinsurance agreement with the Exchange. Of the total recoveries in 2002, $2.0 million relates to accident year 2002, $2.2 million relates to accident year 2001, $2.2 million relates to accident year 2000 and $2.4 million relates to the 1999 accident year. Actual loss development patterns of prior reserve estimates revealed much higher loss amounts than what were previously recorded. Re-estimations of prior accident year reserves as well as the estimate for accident year 2002 were increased after incorporating this new information. Of the 2001 recoveries, $6.5 million related to the 2001 accident year (including the losses related to the World Trade Center) with the balance related to the 1999 accident year. There were no such recoveries recognized in calendar year 2000. The total recoverable reduces the Company’s loss and loss adjustment expenses on the Consolidated Statements of Operations. No cash payments have been made between the companies in 2002 or 2001 for these recoveries as the contract states the reimbursement is made when the claims are paid. The annual premium paid to the Exchange for this agreement totaled $2.1 million in 2002, $1.5 million in 2001 and $1.2 million in 2000.

The Company experienced an increase in costs associated with assigned risk buyout programs in 2002. Under a buyout program, one insurer pays another insurer to assume the primary insurer’s obligations to participate in a state-mandated involuntary coverage program, such as an assigned risk plan for those who are unable to obtain automobile insurance in the voluntary market. These costs are included in the Company’s policy acquisition and other underwriting expenses and totaled $1.0 million in 2002 compared to $0.3 million in 2001. The buyout programs consist of Limited Assignment Distribution (LAD) agreements, which cover personal automobile risks, and Commercial Limited Assignment Distribution (CLAD) agreements, which cover commercial automobile risks. The Property and Casualty Group has a CLAD program in Pennsylvania and both LAD and CLAD programs in New York, Illinois, Virginia and West Virginia. These programs provide that a servicing carrier perform all administrative functions relative to the assigned risk policies, including collecting premiums and making payments for losses and loss adjustment expenses. The Property and Casualty Group makes payments to the servicing carrier, which includes an administrative fee, as well as a fee for rate inadequacy costs over and above the collected premium.

The increase in LAD/CLAD expense is almost exclusively attributable to the program in the state of New York, which had costs of $1.0 million in 2002 compared to $0.2 million in 2001. The rise in costs in New York is the result of significant increases in both the population of assigned risk policies and the rate inadequacy of the New York residual market. Additionally, the Property and Casualty Group’s market share in the state has increased, resulting in a higher proportion of policies being allocated to the Property and Casualty Group. The Company has been able to negotiate a much lower rate with the LAD carrier for 2003 due to improved loss experience in the residual market in New York and rate increases approved by New York. The determination of the amount of residual business each company is assigned in New York includes a credit mechanism for policies written in certain “high-risk” areas of New York State. The Company is negotiating a contract with another carrier to purchase its excess credits which will reduce the number of assignments made to the Property and Casualty Group.

Also included in the Company’s policy acquisition and other underwriting expenses is the property/casualty insurance subsidiaries’ share of costs related to the eCommerce initiative and charges related to guaranty fund assessments. Costs associated with the eCommerce initiative totaled $3.9 million and $1.3 million for 2002 and 2001, respectively. These costs relate to application development expenses associated with the eCommerce initiative covered under an intercompany technology cost-sharing agreement (“Agreement”). The Agreement provides that the application development costs and the related enabling technology costs, such as technical infrastructure and architectural tools, will be shared among the Property and Casualty Group in a manner consistent with the sharing of property/casualty underwriting results under the existing intercompany pooling agreement. Since the amounts are pooled within the Exchange and ceded to members of the pooling agreement at their participation levels, the Company, by way of its insurance subsidiaries, incurs a 5.5 percent share of these costs. These technology costs are included in the policy acquisition and other underwriting expenses in the Company’s Consolidated Statements of Operations. No such costs were incurred in 2000. A net charge of $0.6 million for state guaranty fund assessments related to the insolvency of the Pennsylvania Hospital Insurance Company (PHICO) was recorded in December 2002. The 2001 guaranty fund expense includes a net charge of $1.7 million related to the insolvency of the Reliance Insurance Company.

Investment operations

	Years ended December 31
	(dollars in thousands)
	2002	2001	2000

Net investment income	$55,440	$49,884	$48,401
Net realized (losses) gains on investments	(11,237)	(29,146)	16,968
Equity in earnings of EFL	1,732	773	5,492
Equity in (losses) earnings of limited partnerships	(3,654)	(2,740)	4,733

Net revenue from investment operations	$42,281	$18,771	$75,594

Net revenue from investment operations increased $23.5 million to $42.3 million in 2002 from $18.8 million in 2001, and decreased $56.8 million from $75.6 million in 2000. The increase in net revenue from investment operations from 2001 to 2002 is primarily due to the $17.9 million decrease in realized losses from 2001 to 2002. The decrease in net revenue from investment operations from 2000 to 2001 is primarily due to the $29.1 million in net realized losses recorded in 2001 compared to $17.0 million in net realized gains recorded in 2000. The $29.1 million of net realized losses in 2001 is in part due to a proactive year-end tax selling strategy. As a result of this strategy, $9.1 million was recovered in federal income taxes paid in years 1998, 1999 and 2000. In 2002, net realized losses included $25.4 million in impairment charges related primarily to bonds in the communications and energy segments. Of the

$25.4 million, $4.8 million related to equity securities and $20.6 million related to fixed maturities.

Net investment income increased 11.1 percent in 2002, 3.1 percent in 2001 and 11.7 percent in 2000. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios. Increases in investments in taxable bonds contributed to the growth in net investment income in 2002. The growth in net investment income for 2001 and 2000 was affected by cash outflows used by the Company to repurchase its shares that, through December 31, 2001, totaled $93.4 million.

The Company’s performance of its fixed maturities and equity securities compared to selected market indices is presented below.

Pre-tax annualized returns

Two years ended December 31, 2002

Fixed maturities-corporate	8.02%
Fixed maturities-municipal	6.52 (1)
Preferred stock	7.66 (1)
Common stock	(19.88)
Other indices:
Lehman Brothers Global Aggregate Bond Index-Unhedged	8.79%
S&P 500 Composite Index	(17.10)

(1)	Returns on municipal fixed maturities and preferred stocks have tax-equivalent yields of 9.53 percent and 9.47 percent, respectively.

Limited partnership earnings pertain to investments in U.S. and foreign private equity, real estate and fixed income partnerships. Private equity and fixed income limited partnerships realized losses of $8.0 million in 2002 compared to losses of $4.2 million in 2001. Real estate limited partnerships reflected earnings of $4.4 million in 2002 compared to $1.4 million in 2001.

The Company’s 21.6 percent ownership of EFL is accounted for under the equity method of accounting. The Company’s 2002 earnings from its investment in EFL, before income taxes, increased $1.0 million from 2001. The increased earnings from the Company’s investment in EFL in 2002 are related to a reduction in the realized losses on EFL’s investments in 2002 compared to 2001.

Financial condition

Investments

The Company’s investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company’s investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At December 31, 2002 and 2001, the Company’s investment portfolio of investment-grade bonds, common stock, preferred stock and cash and cash equivalents represents 41.1 percent and 44.0 percent, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

Distribution of investments

	Carrying value at December 31,
	(Dollars in thousands)

	2002	%	2001	%

Fixed maturities	$708,068	71	$559,873	67
Equity securities:
Preferred stock	157,563	16	130,007	15
Common stock	36,515	3	63,791	7
Limited partnerships	91,046	9	81,596	10
Real estate mortgage loans	5,567	1	5,700	1

Total investments	$998,759	100%	$840,967	100%

The Company continually reviews the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions and/or conditions specifically affecting the underlying issuer or its industry, including downgrades by the major rating agencies, are considered in evaluating impairment in value. In addition to specific factors, other factors considered in the Company’s review of investment valuation are the length of time the market value is below cost and the amount the market value is below cost.

For common equity securities and equity limited partnerships where the decline in market value is more than 20.0 percent below cost for a period exceeding six months, there is a presumption of impairment. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if sufficient objective evidence exists to refute the presumption of impairment. When the presumption of impairment is confirmed, the Company will sell the investment at a loss or recognize an impairment charge to operations. For common equity securities and equity limited partnerships that have declined more than 20.0 percent below cost for a period exceeding 12 months, the position is either sold or recognized as impaired and a charge to operations is recognized. Common stock impairments are included in realized losses in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships in the Consolidated Statements of Operations.

For fixed maturity and preferred stock investments, the Company individually analyzes all positions with emphasis on those that have declined more than 20.0 percent below cost. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues affecting the investment. Positions that have incurred market price declines of over 20.0 percent for a period greater than six months where the creditworthiness of the issuer indicates a decline that is other-than-temporary are either sold or recognized as impaired and reflected as a charge to the Company’s operations.

Fixed maturities

Under its investment strategy, the Company maintains a fixed maturities portfolio that is of high quality and well-diversified within each market sector. This investment strategy also achieves a balanced maturity schedule in order to moderate investment income in the event of interest rate declines in a year in which a large amount of securities could be redeemed or mature. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk. At December 31, 2002, the carrying value of fixed maturity investments represented 70.9 percent of total invested assets.

The Company’s fixed maturity investments includes 97.5 percent of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba/BB) at December 31, 2002. Included in this investment-grade category are $249.2 million, or 36.1 percent, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company’s portfolio are rated by external rating agencies. If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.

Securities classified as available-for-sale are carried at market value with unrealized gains and losses included in shareholders’ equity. At December 31, 2002, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $20.9 million compared to $10.7 million at December 31, 2001.

Equity securities

The Company’s equity securities consist of common stock and nonredeemable preferred stock. Investment characteristics of common stock and nonredeemable preferred stock differ substantially from one another. The Company’s nonredeemable preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Nonredeemable preferred stocks generally provide for fixed rates of return that, while not guaranteed, resemble fixed income securities and are paid before common stock dividends. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed. At December 31, 2002, equity securities represented 19.4 percent of total invested assets.

The Company’s equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2002, the net unrealized gain on equity securities, net of deferred taxes, amounted to $12.0 million compared to $22.1 million at December 31, 2001.

Limited partnership investments

The Company’s limited partnership investments include U.S. and foreign private equity, real estate and fixed income investments. During 2002, limited partnership investments increased $9.5 million to $91.0 million. Fixed income and real estate limited partnerships, which comprise 46.9 percent of the total limited partnerships, produce a predictable earnings stream while private equity limited partnerships, which comprise 53.1 percent of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

Liabilities

Property/casualty loss reserves

Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of insurance as adjusted to current conditions. Loss reserves are set at full-expected cost, except for loss reserves for workers’ compensation, which have been discounted at 2.5 percent in 2002 and 2001. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

Adverse development of losses from prior accident years results in higher calendar year loss ratios and reduced calendar year underwriting results. To the extent prior year reserve deficiencies are indicative of deteriorating underlying loss trends and are material, the Property and Casualty Group’s pricing of affected lines of business would be increased to the extent permitted by state departments of insurance. Management also reviews trends in loss developments in order to determine if adjustments, such as reserve strengthening, are appropriate. Any adjustments considered necessary are reflected in current results of operations.

At December 31, 2002, the Property and Casualty Group had estimated incurred losses related to the events of September 11th of $150 million. To date only $45 million has been paid on these losses. Additionally, disputes concerning whether the September 11th attack on the World Trade Center should be considered one or two insurable events are being litigated. The Property and Casualty Group’s $150 million loss estimate anticipates that the events of September 11th will be considered one event. If the attack is considered two events, the total potential exposure for the Property and Casualty Group would increase between $50 million and $75 million. The effect on the Company, as a result, would be additional losses between $2.7 million and $4.1 million. Taking into consideration the excess-of-loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company’s results of operations or financial condition.

Critical accounting estimates

The Company makes estimates and assumptions that can have a significant effect on amounts and disclosures reported in the financial statements. The most significant estimates relate to valuation of investments, reserves for property/casualty insurance unpaid losses and loss adjustment expenses, Employee benefit obligations and guaranty fund liability accruals. While management believes its estimates are appropriate, the ultimate amounts may differ from the estimates provided. The estimates and the estimating methods used are reviewed continually and any adjustments considered necessary are reflected in current earnings.

Investment valuation

Management makes estimates concerning the valuation of all investments and the recognition of other-than-temporary declines in value of these investments. When the decline in value of an investment is considered by management to be other-than-temporary, the investment is written down to its market value. For all investments except limited partnerships, the impairment charge is included as a realized loss in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships. All investments are monitored individually for other-than-temporary declines in value. Management makes judgments about when there are other-than-temporary declines in its investments. Generally, if an individual security has depreciated in value by more than 20.0 percent of original cost, and has been in such unrealized loss position for more than six months, management assumes there has been an other-than-temporary decline in value. In addition, the Company may write down securities in an unrealized loss position depending on certain other factors. The other factors considered include: the significance of the amount by which fair value is below cost; financial condition of the issuer; a significant drop in ratings by Standard & Poor’s or Moody’s; specific events that occurred affecting an investment; security rating changes; and specific industry or geographic events.

Investments in fixed maturity and marketable equity securities are presented at estimated fair value, which generally represents quoted market prices. Investments in limited partnerships are recorded using the equity method, which approximates the Company’s proportionate share of the partnership’s reported net equity. There is increased risk in valuation of limited partnerships because of their illiquid nature and the lack of quoted market prices. The recorded value of limited partnerships includes the valuation of investments held by these partnerships, which include U. S. and foreign private equity, real estate and fixed income investments. These valuations are determined by the general partner, and their reasonableness is reviewed by the Company. Generally, limited partnership market values are derived from audited and unaudited financial statements from these partnerships and other information provided by the general partner. The carrying value of limited partnership investments totaled $91.0 million at December 31, 2002.

Property/casualty insurance liabilities

Reserves for property/casualty insurance unpaid losses and loss adjustment expenses include estimates of a variety of factors such as medical inflation trends, regulatory and judicial rulings, legal settlements, property replacements and repair cost trends, and losses for assumed reinsurance activities. In recent years, certain of these component costs, such as medical inflation trends and legal settlements, have experienced significant volatility and resulted in incurred amounts higher than original estimates. Management has factored these changes in trends into the Company’s loss estimates. Due to the nature of these liabilities, actual results ultimately could vary significantly from the amounts recorded. If the ultimate liability for unpaid losses and loss adjustment expenses were 10.0 percent more than the recorded amount at December 31, 2002, the effect would be a reduction in the Company’s pretax income of approximately $14.0 million, or $.13 per share, after taxes.

Employee benefit obligations

The Company’s pension and other postretirement benefit obligations are developed from actuarial estimates. Inherent in these estimates are key assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates. Changes in the Company’s pension and other postretirement benefit obligations may occur in the future due to variances in actual results from the key assumptions selected by Company management. The Company’s pension plan for Employees is the largest and only funded benefit plan of the Company. Discount rates and long-term rate-of-return assumptions are reviewed annually by Company management in consideration of setting any additional minimum pension liabilities for this plan. At December 31, 2002, the fair market value of the pension assets totaled $141.6 million, which continues to exceed the accumulated benefit obligation of $90.6 million at that date.

Liability for guaranty funds

Members of the Property and Casualty Group are sometimes required to pay assessments for insurance company insolvencies. Company management makes estimates of liabilities for such guaranty fund assessments. This obligation could arise in any state in which the Property and Casualty Group is licensed. The liability for the assessments is recorded when the insolvency event has occurred and can be reasonably estimated. Because it is typically a long process before state guaranty associations know the ultimate assessment amount necessary to fund an insolvency, the Property and Casualty Group often becomes aware of insolvencies prior to receiving specific assessment amounts with which to estimate its share of the liability. When the Property and Casualty Group becomes aware of an insolvency, it will initiate communications with state insurance departments and guaranty associations. Although specifics on ultimate assessment amounts may not be available, the insurance departments and guaranty associations may provide information from which management develops an estimate of the future assessment. A liability is recorded representing the Company’s best estimate of the ultimate loss to be incurred due to the insolvency. The estimated liability is adjusted as the guaranty association provides more up-to-date assessment amounts. Each member of the Property and Casualty Group records its share of the estimated liability. The Company receives a 5.5 percent share of this liability by virtue of its property/casualty insurance subsidiaries’ participation in the intercompany pooling arrangement.

In 2002, the Company recorded an estimated liability for the insolvency of PHICO. Although the Company had not received definitive notices of assessment amounts as of December 31, 2002, from the guaranty funds, the Property and Casualty Group recorded an estimated liability, of which the Company’s share was $0.6 million, for 2002. This liability was recorded based on preliminary estimates of future assessment amounts provided by the guaranty associations, with related estimates of recoveries from state premium taxes. This liability will be revised as more accurate assessment amounts are received.

Impact of inflation

Property and casualty insurance premiums are established before losses and loss adjustment expenses, and the extent to which inflation may impact such expenses are known. Consequently, in establishing premium rates, the Company attempts to anticipate the potential impact of inflation.

Quantitative and qualitative disclosures about market risk

The Company is exposed to potential loss from various market risks, including changes in interest rates, equity prices, foreign currency exchange rate risk and credit risk.

Interest rate risk

The Company’s exposure to interest rates is concentrated in the fixed maturities portfolio. The fixed maturities portfolio comprises 70.9 percent and 66. 6 percent of invested assets at December 31, 2002 and 2001, respectively. The Company does not hedge its exposure to interest rate risk since it has the capacity and intention to hold the fixed maturity positions until maturity. The Company calculates the duration and convexity of the fixed maturities portfolio each month to measure the price sensitivity of the portfolio to interest rate changes. Duration measures the relative sensitivity of the fair value of an investment to changes in interest rates. Convexity measures the rate of change of duration with respect to changes in interest rates. These factors are analyzed monthly to ensure that both the duration and convexity remain in the targeted ranges established by management.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

	As of December 31, 2002
	(dollars in thousands)
	Principal	Weighted-average
	cash flows	interest rate

Fixed maturities and note from EFL:
2003	$69,622	6.30%
2004	49,195	6.90%
2005	55,322	6.30%
2006	37,390	6.30%
2007	64,000	5.40%
Thereafter	425,331	6.80%

Total	$700,860

Market value	$723,068

	As of December 31, 2001
	(dollars in thousands)
	Principal	Weighted-average
	cash flows	interest rate

Fixed maturities and note from EFL:
2002	$37,245	6.50%
2003	35,245	6.50%
2004	37,978	7.00%
2005	49,515	6.30%
2006	55,340	6.50%
Thereafter	330,872	7.50%

Total	$546,195

Market value	$574,874

Actual cash flows may differ from those stated as a result of calls and overpayments.

A sensitivity analysis is used to measure the potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In the Company’s sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible changes in those rates. The following pro forma information is presented assuming a 100 basis point increase in interest rates at December 31 of each year, and reflects the estimated effect on the fair value of the Company’s fixed maturity investment portfolio. The Company used the modified duration of its fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31, 2002 and 2001.

Fixed maturity interest rate sensitivity analysis

	As of December 31
	(dollars in thousands)
	2002	2001

Market value	$723,068	$574,874
Change in market value (1)	(29,682)	(24,145)

Pro forma market value	$693,386	$550,729

Modified duration (2)	4.1%	4.2%

(1)	The change in market value is calculated by taking the negative of the product obtained by multiplying (i) modified duration by (ii) change in interest rates by (iii) market value of the portfolio.

(2)	Modified duration is a measure of a portfolio’s sensitivity to changes in interest rates. It is interpreted as the approximate percentage change in the market value of a portfolio for a certain basis point change in interest rates.

Equity price risk

The Company’s portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. The Company’s objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio holdings are diversified across industries and among exchange traded mid- to large-cap stocks. The Company measures risk by comparing the performance of the marketable equity portfolio to benchmark returns such as the S&P 500.

The Company’s portfolio of limited partnership investments has exposure to market risks, primarily relating to the financial performance of the various entities in which they invested. The limited partnership portfolio comprises 9.1 percent and 9.7 percent of invested assets at December 31, 2002 and 2001. These investments consist primarily of equity investments in small- and medium-sized companies and in real estate. The Company does not hedge its exposure to equity price risk inherent in its equity investments. The Company achieves diversification within the limited partnership portfolio by investing in approximately 60 partnerships that have approximately 1,100 distinct investments. The Company reviews at least quarterly the limited partnership investments by sector, geography and vintage year. These limited partnership investments are diversified to avoid concentration in a particular industry. The Company performs extensive research prior to investment in these partnerships.

Foreign currency risk

The Company has foreign currency risk in the limited partnership portfolio. The limited partnership portfolio includes approximately $15. 4 million of partnerships that are denominated in Euros. The Company also is exposed to foreign currency risk through commitments to the

Euro-denominated partnerships of approximately $15.3 million. The foreign currency risk in the partnerships denominated in Euros and the foreign currency risk in the commitments due in Euros are to some degree offsetting. This risk is not hedged, although the Euro rate is monitored daily and the Company may decide to hedge all or some of the partnership-related foreign currency risk at some time in the future.

Credit risk

The Company’s objective is to earn competitive returns by investing in a diversified portfolio of securities. The Company’s portfolios of fixed maturity securities, nonredeemable preferred stock, mortgage loans and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. The Company manages this risk by performing up front underwriting analysis and ongoing reviews of credit quality by position and for the fixed maturity portfolio in total. The Company does not hedge credit risk inherent in its fixed maturity investments.

The Company is also exposed to a concentration of credit risk with the Exchange. See the “Transactions and Agreements with Related Parties” section above for further discussion of this risk.

Liquidity and capital resources

Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs. The Company’s major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company’s and Erie Insurance Company of New York’s 5.5 percent participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and nonaffiliated investments. With respect to the management fee, funds are received generally from the Exchange on a premiums collected basis. The Company has a receivable from the Exchange and affiliates related to the management fee receivable from premiums written, but not yet collected, as well as the management fee receivable on premiums collected in the current month. The Company pays nearly all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis each month.

Management fee and other cash settlements due at December 31 from the Exchange were $177.2 million and $147.3 million in 2002 and 2001, respectively. A receivable from EFL for cash settlements totaled $2.8 million at December 31, 2002, compared to $2.3 million at December 31, 2001. The Company also has a receivable due from the Exchange for reinsurance recoverable from unpaid loss and loss adjustment expenses and unearned premium balances ceded to the intercompany reinsurance pool. The reinsurance recoverable from the Exchange rose 32.2 percent to $649.0 million at December 31, 2002, from the $491.1 million at December 31, 2001. These increases are the result of corresponding increases in direct loss reserves, loss adjustment expense reserves and unearned premium reserves of the Company’s property/casualty insurance subsidiaries that are ceded to the Exchange under the intercompany pooling agreement. The increase in direct loss reserves, loss adjustment expense reserves and unearned premium reserves ceded to the Exchange is a result of a corresponding increase in direct premium written by the Company’s property/casualty insurance subsidiaries. The increase in direct written premium of the subsidiaries of the Company that is ceded to the Exchange was 26.7 percent and 18.3 percent for the years ended December 31, 2002 and 2001, respectively. Total receivables from the Exchange represented 11.8 percent of the Exchange’s assets at December 31, 2002, and 9.1 percent at December 31, 2001. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in aggregate.

The Company generates sufficient net positive cash flow from its operations to fund its commitments and build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities for the years ended December 31, 2002, 2001 and 2000, were $187.6 million, $148.6 million and $130.6 million, respectively.

Proceeds from the sales, calls and maturities of fixed maturity positions totaled $232.3 million and $189.9 million in 2002 and 2001, respectively. Each of these years was much higher than the $120.9 million of sales, calls and maturities in 2000. Market interest rates declined in 2002 and 2001, causing greater levels of calls. There were also record numbers of credit quality downgrades and defaults in 2002 and 2001. The Company sold many of these issues in order to improve the overall credit quality of the fixed income portfolio.

Dividends declared to shareholders totaled $45.0 million, $40.4 million and $36.2 million in 2002, 2001 and 2000, respectively. There are no regulatory restrictions on the payment of dividends to the Company’s shareholders, although there are state law restrictions on the payment of dividends from the Company’s subsidiaries to the Company. Dividends from subsidiaries are not material to the Company’s cash flows.

Beginning in 1999, the Company established a stock repurchase program. In 2002, there were shares repurchased at a total cost of $8.5 million. Since its inception, 3. 4 million shares have been repurchased at a total cost of $101. 9 million. The Company discontinued share repurchases under this plan in 2002 due to a secondary offering of the Company’s non-voting Class A common stock.

Commitments

The Company has contractual commitments to invest up to $109. 3 million related to its limited partnership investments at December 31, 2002. These commitments will be funded as required by the partnership’s agreements, which principally expire in 2007. At December 31, 2002, the total commitment to fund limited partnerships that invest in private equity securities is $69. 2 million, real estate activities $22. 6 million and fixed income securities $17. 5 million. The Company expects to have sufficient cash flows from operations to meet these partnership commitments.

Financial ratings

The following table summarizes the current A. M. Best Company ratings for the insurers of the Erie Insurance Group:

Erie Insurance Exchange A++
Erie Insurance Company A++
Erie Insurance Property and Casualty Company A++
Erie Insurance Company of New York A++
Flagship City Insurance Company A++
Erie Family Life Insurance Company A+

According to A. M. Best, a superior rating (A++ or A+) is assigned to those companies that, in A. M. Best’s opinion, have achieved superior overall performance when compared to the standards established by A. M. Best and have a very strong ability to meet their obligations to Policyholders over the long term. The insurers of the Erie Insurance Group are also rated by Standard & Poor’s, but this rating is based solely on public information. Standard & Poor’s rates these insurers Api, “strong” Financial strength ratings continue to be an important factor in evaluating the competitive position of insurance companies.

Regulatory risk-based capital

The standard set by the National Association of Insurance Commissioners (NAIC) for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2002, the companies comprising the Property and Casualty Group all had RBC levels substantially in excess of levels that would require regulatory action.

Factors that may affect future results

Management operations
Financial condition of the Exchange

The Company has a direct interest in the financial condition of the Exchange because management fee revenues, which accounted for 77. 3 percent of the Company’s 2002 revenues, are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Additionally, the Company participates in the underwriting results of the Exchange through the pooling arrangement in which the Company’s insurance subsidiaries have a 5. 5 percent participation. Finally, a concentration of credit risk exists related to the unsecured receivables due from the Exchange for certain fees, costs and reimbursements.

The financial statements of the Exchange are prepared in accordance with Statutory Accounting Principles (SAP) required by the NAIC Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania. The Exchange does not, nor is it required to, prepare financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Financial statements prepared under SAP provide a more conservative approach than under GAAP. Under SAP, the principle focus is on the solvency of the insurer in order to protect the interests of the Policyholders. Some significant differences between SAP and GAAP include the following:

•	SAP provides a more conservative approach to the valuation of invested assets

•	SAP recognizes expenses when incurred and does not allow for the establishment of deferred policy acquisition cost assets

•	Statutory deferred tax calculations follow GAAP with certain modifications for the realization criteria of deferred tax assets and the recording of the impact of changes in its deferred tax balances

•	GAAP requires the establishment of an asset for the estimated salvage and subrogation that will be recovered in the future. Under SAP, a company may establish this recoverable but is not required to do so. The Exchange does not establish estimated salvage and subrogation recoveries.

The selected financial data below is derived from the Exchange’s financial statements prepared in accordance with SAP. In the opinion of management, all adjustments consisting only of normal recurring accruals, considered necessary for a fair presentation, have been included. The financial data set forth below is only a summary.

	Years ended December 31
	(dollars in thousands)
	2002	2001

(SAP basis)
Premiums earned	$2,912,147	$2,422,600

Loss and loss adjustment expenses	2,566,724	2,150,749
Insurance underwriting and other expenses*	969,597	766,304

Net underwriting loss	($624,174)	($494,453)
Investment income (loss) net	33,650	(421,754)
Federal income tax benefit	(173,062)	(300,257)

Net loss	($417,462)	($615,950)

* Includes management fees paid to the Company

	At December 31
	(dollars in thousands)
	2002	2001

(SAP basis)
Cash and invested assets	$5,967,051	$5,990,511
Total assets	7,007,803	6,998,794
Claims and unearned premium reserves	3,962,218	3,200,836
Total liabilities	4,892,032	3,953,243
Policyholders’ surplus	2,115,771	3,045,551

The Exchange’s Policyholders’ surplus has declined over the past year primarily as a result of continued underwriting losses (see “Insurance Underwriting Operations” section above) combined with realized and unrealized losses from common equity securities. Common equity securities represent a significant portion of the Exchange’s investment portfolio and are exposed to price risk, volatility of the capital markets and general economic conditions. The Exchange had unrealized losses on fixed maturities, equity securities and limited partnerships totaling $577.7 million, net of statutory deferred taxes, during 2002. Unrealized losses are accounted for under SAP as a component of surplus.

To the extent that the Exchange incurs additional underwriting losses or investment losses resulting from declines in the value of its marketable securities, the Exchange’s Policyholders’ surplus will be further adversely affected. If the surplus of the Exchange were to decline significantly from its current level, the Property and Casualty Group could find it more difficult to retain its existing business and attract new business. A decline in the business of the Property and Casualty Group would have an adverse effect on the amount of the management fees the Company receives and the underwriting results of the Property and Casualty Group in which the Company has a 5.5 percent participation. In addition, a decline in the surplus of the Exchange from its current level would make it more likely that the management fee rate received by the Company would be further reduced.

Insurance pricing conditions

Given the direct correlation of direct premium written to the management fee revenue of the Company, the premium growth attributable to rate increases of the Property and Casualty Group bears directly on the ongoing profitability of the Company. Beginning in 2001, prices for commercial lines insurance have increased considerably and personal lines prices have stabilized and started to trend higher. These trends accelerated after the events of September 11, 2001. The Company continually evaluates pricing levels balancing competitive conditions and the need to maintain the solid financial condition of the insurers it manages. Pricing actions contemplated or taken by the Property and Casualty Group are subject to various regulatory requirements of the states in which these insurers operate. See the “Pricing actions and underwriting initiatives” immediately following, which quantifies the potential impact of the premium rate increases in 2003 and discusses other factors that may affect future direct premiums written.

Insurance underwriting operations
Pricing actions and underwriting initiatives

Rate increases filed by the Property and Casualty Group for certain lines of business in various states were sought to offset growing loss costs in those lines. Pricing actions contemplated or taken by the insurers of the Property and Casualty Group are subject to various regulatory requirements of the states in which the insurers operate. Premium increases anticipated due to pricing actions approved through December 31, 2002, could amount to approximately $121.2 million in premium for the Property and Casualty Group in 2003. There is also the potential for an additional $79.4 million in premium for the Property and Casualty Group in 2003 resulting from pricing actions contemplated or filed and awaiting approval. The majority of the anticipated increase stems from the private passenger and commercial auto lines of business as well as the homeowners line of business. Further rate actions continue to be contemplated for 2003. Price increases can reduce the Property and Casualty Group’s ability to attract new Policyholders and to retain existing Policyholders because of the possibility of acquiring coverage for less premium from other insurers.

In addition to pricing actions, the Property and Casualty Group has issued and is implementing more restrictive underwriting standards, the criteria under which Policyholders are selected or renewed and premium rates are determined. Restricting underwriting standards will affect the number of new Policyholders eligible for coverage with the Property and Casualty Group as well as the number eligible to renew and the terms of renewal. Taken together, pricing actions and restricting underwriting standards are designed to improve the overall underwriting result of the Property and Casualty Group. These actions will also reduce the growth rate of the Property and Casualty Group’s new and renewal premium and could adversely affect policy retention rates currently enjoyed by the Property and Casualty Group. To the extent the premium growth rate of the Property and Casualty Group direct written premiums is impacted by these actions, the growth in the Company’s management fee revenue will be proportionally affected.

Catastrophe losses

The Property and Casualty Group conducts business in only 11 states and the District of Columbia, primarily in the mid-Atlantic, midwestern and southeastern portions of the United States. A substantial portion of the business is private passenger and commercial automobile, homeowners and workers’ compensation insurance in Ohio, Maryland, Virginia and particularly, Pennsylvania. As a result, a single catastrophe occurrence or destructive weather pattern could materially adversely affect the results of operations and surplus position of the members of the Property and Casualty Group. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions. Since 1993, the Property and Casualty Group had not purchased catastrophe reinsurance because Company management concluded the benefits of such coverage were outweighed by the costs of the coverage in light of the Exchange’s substantial surplus position and its ratio of net premiums written to surplus. The lower surplus levels of the Exchange, along with increasing catastrophe risk exposure as a result of accelerating policy growth, have resulted in management’s decision to purchase catastrophe occurrence reinsurance coverage. Effective January 1, 2003, the Property and Casualty Group entered into a reinsurance treaty to mitigate the future potential catastrophe loss exposure. The agreement is a property catastrophe reinsurance treaty that provides coverage of up to 95. 0 percent of a loss of $415 million in excess of the Property and Casualty Group’s loss retention of $115 million per occurrence.

Incurred But Not Reported (IBNR) losses

The insurance companies owned and managed by the Company are exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5. 5 percent participation in the intercompany reinsurance pooling agreement with the Exchange.

Insurance company insolvencies

The insurance companies of the Property and Casualty Group pay assessments under the solvency or guaranty laws of the various states in which they are licensed. An assessment for the insolvency of Pennsylvania-based PHICO, which became insolvent in late 2001, impacted insurance underwriting operations in 2002 when an estimated net expense of $0. 6 million was recorded in the Consolidated Statements of Operations based upon preliminary data. This estimate is subject to change as more information becomes available. This and future insolvencies of property and casualty insurers in states where the Erie Insurance Group does business could result in future assessments.

Information technology costs

In 2001, the Erie Insurance Group began a comprehensive program of eCommerce initiatives in support of the Erie Insurance Group’s agency force and back office policy underwriting, issuance and administration. The eCommerce program is intended to improve service and efficiency, as well as result in increased sales. The first major component of the eCommerce program (network and desktop hardware deployment) was completed during the second quarter of 2002. Also, the Erie Insurance Group completed the release of the new Web interface to a limited number of Agents and Employees in July 2002.

In August 2002, the eCommerce program took advantage of a significant business opportunity to work with a well-known provider of information technology services and solutions to develop the Erie Insurance Group’s eCommerce system called ERIEConnectionSM. The Erie Insurance Group is now working with that service provider to be the chief integrator and co-manager of the eCommerce program and to provide software applications that meet the Company’s needs. Management of Erie Insurance Group believes this approach will allow the eCommerce program to meet the established goals for deliverables, timing and budgets.

Through December 31, 2002, the Erie Insurance Group has spent $90 million on its current technology development efforts. The Erie Insurance Group expects to incur additional costs of $85 million over the next two years for a total program cost of $175 million. Of the $85 million, $7. 3 million already is committed for computer leases and certain maintenance agreements. The Company’s share of the costs remaining for implementation under the eCommerce program amounts to $4. 7 million $(3. 1 million and $. 04 per share, after taxes). These costs will be incurred over the next two years.

Post implementation expenses will be incurred for maintaining ERIEConnectionSM and related staffing costs. These expenses will be borne by the Property and Casualty Group, and the Company will share in the expenses by virtue of the Cost-Sharing Agreement for Information Technology Development.

Certain staffing costs in future, post-implementation years will increase given the need to support two systems. The future costs and their impact on the Company are not yet estimable. Post-implementation staffing costs related to personnel no longer deployed to the eCommerce program will not be subject to the

Agreement. They will be subject to cost allocations which will likely result in a greater proportion of cost absorbed by the Company.

Exposure to losses for mold

The industry continues to work to understand mold and toxic mold, and control exposures and losses involving property damage and personal injuries arguably related to mold. Due to media coverage and heightened awareness, the Property and Casualty Group is seeing an increase in the number of claims with a mold component from both first-party and third-party coverages in personal and commercial lines. The costs associated with these losses, both investigative and remedial, will continue to rise. At December 31, 2002, approximately 1,200 mold or mold-related claims had been submitted to the Property and Casualty Group, including 900 in 2002. Over 800 of these claims have been settled with an average loss and loss adjustment expense paid of approximately $5,000.

Mold exclusions and limitations for commercial lines are in the process of being filed, with planned effective dates of June 1, 2003, for liability coverages and August 1, 2003, for property coverages in all states except Maryland and New York. The state of New York has disapproved any mold exclusions or limitations on commercial lines. Exclusions and limitations in personal lines policies were filed, have been approved and became effective February 1, 2003, in six states in which the Property and Casualty Group writes business, including Pennsylvania. The remaining states filings are in various stages.

Contingencies

In February 2000, a civil class action lawsuit was filed against Erie Insurance Company and Erie Insurance Exchange (collectively, “ERIE”) in the Court of Common Pleas of Philadelphia County, Pennsylvania. The Exchange issued an automobile insurance policy to the plaintiff. The class action complaint alleges that the plaintiff was involved in an accident and that her insured vehicle was damaged in the accident. The complaint alleges that ERIE acted improperly when it used non-original equipment manufacturer (non-OEM) parts in repairing the damage to the plaintiff’s vehicle. In March 2002, the courts granted the plaintiff’s Revised Motion for Class Certification.

ERIE attempted to appeal the court order granting certification of the class. ERIE filed a Petition for Review with the Pennsylvania Superior Court. On August 8, 2002, the Superior Court denied ERIE’s Petition for Review. ERIE then filed a Petition for Allowance of Appeal with the Supreme Court of Pennsylvania. On November 27, 2002, the Supreme Court denied ERIE’s Petition for Allowance of Appeal.

ERIE filed a Class Certification Joinder Complaint against several individuals and/or entities that are the manufacturers and/or distributors of non-OEM crash parts. The Joinder Complaint asserts causes of action against the manufacturers and/or distributors of the non-OEM crash parts.

In January 2003, ERIE and the plaintiffs reached an agreement, in principle, to settle this litigation. The settlement would result in the dismissal of all claims against ERIE. The parties are in the process of drafting the appropriate settlement documents. After the documents are drafted and executed by the parties, a Motion for Approval will be filed with the Court. Although the parties have reached an agreement in principle to settle the case, it is still possible that the settlement will not be finalized and/or approved by the Court. It is still too early to assess the probable outcome or the amount of damages of this civil class action lawsuit if the settlement is not finalized or approved by the Court. The Company believes ERIE has meritorious legal and factual defenses to this lawsuit and these defenses will be pursued vigorously if the case is not resolved through settlement.

Like other members of the insurance industry, the Property and Casualty Group is the target of an increasing number of class action lawsuits like the one described above as well as other types of litigation. The litigation is based on a variety of issues, including insurance and claim settlement practices. Company management assesses the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. There can be no assurance that actual outcomes will not differ from those assessments.

Geographic expansion

In 2001, the Company announced the Erie Insurance Group’s intention to expand its operations into Minnesota. Minnesota will be the 12th state served by the Erie Insurance Group, in addition to the District of Columbia. The Erie Insurance Group intends to write all lines of insurance it currently offers, including auto, home, business, life and annuities, in Minnesota, beginning in the third quarter 2004.

Regulatory

Federal chartering

Congress is considering legislation that would create an optional federal charter for insurers. The Insurance Industry Modernization Act would establish an Office of National Insurers within the Treasury Department. The office would have the power to charter, license and regulate national insurers and its director would be required to establish a Division of Consumer Affairs within the office. The proposed legislation would repeal the McCarran-Ferguson Act, except for the sharing of historical loss data and activities associated with participation in mandatory residual market and workers’ compensation mechanisms.

Federal chartering has the potential to create an uneven playing field for insurers. Federally chartered companies could be subject to different regulatory requirements than state chartered insurers in the areas of market conduct oversight, solvency regulation, guaranty fund participation and premium tax burdens. If this occurs, federally chartered insurers may obtain a competitive advantage over state licensed carriers. The federal proposal also raises the specter of a matrix of regulation and costly duplicative, or conflicting, federal and state requirements. The repeal of the McCarran-Ferguson Act and its partial exemption for the insurance industry from federal antitrust laws would make it extremely difficult for insurers to compile and share loss data, develop standard policy forms and manuals and predict future loss costs. The ability of the industry, under the exemption permitted in the McCarran-Ferguson Act, to collect loss cost data and build a credible database as a means of predicting future loss costs is an extremely important part of cost-based pricing. If the ability to collect this data is removed, then the predictability of future loss costs, and hence, the reliability of pricing would be greatly undermined.

Terrorism

The World Trade Center terrorist attack resulted in staggering losses for the insurance industry and has caused uncertainty in the insurance and reinsurance markets. The Property and Casualty Group incurred a loss of $150 million in this attack, assuming it continues to be considered one occurrence. The Company’s 5.5 percent share of this incurred loss was $5.8 million, after consideration of recoveries under the excess-of-loss reinsurance agreement. Accordingly, the industry has been compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. The Property and Casualty Group’s personal and commercial property/casualty insurance policies were not priced to cover the risk of terrorist attacks and losses such as those suffered in the World Trade Center terrorist attack. The Property and Casualty Group has withdrawn from some coverages and exposures where permitted by state regulators. However, even in states where exclusions have been permitted and utilized to address certain risks, the Property and Casualty Group is still exposed to terrorism under several lines, including personal lines and workers’compensation, and in most states, losses caused by an ensuing fire. On November 26, 2002, President Bush signed the Terrorism Risk Insurance Act of 2002 (“Act”), establishing a program for commercial property and casualty losses, including workers’ compensation, resulting from foreign acts of terrorism. The Act requires commercial insurers to make terrorism coverage available immediately and provides limited federal protection above individual company retention levels, based upon a percentage of direct earned premium, and above aggregate industry retention levels that range from $10 billion in the first year to $15 billion in the third year. The federal government will pay 90.0 percent of covered terrorism losses that exceed retention levels. The Act is scheduled to expire on December 31, 2005. Personal lines are not included under the protection of the Act, and state regulators have not approved exclusions for acts of terrorism on personal lines policies. The Property and Casualty Group could incur large unexpected losses if future terrorist attacks occur.

The Erie Insurance Group is taking the steps necessary to comply with the Act by providing notices to all commercial Policyholders, disclosing the premium, if any, attributable to coverage for acts of terrorism, as defined in the Act, and disclosing federal participation in payment of terrorism losses. The Act pre-empts any existing exclusion or provision that excludes or limits coverage for losses from foreign acts of terrorism. Insurers may only exclude such if the Policyholder accepts an exclusion or fails to pay additional premium charges.

Privacy

The insurance industry continues to address compliance issues required by the Gramm Leach Bliley Financial Services Modernization Act (GLBA) and the Health Insurance Portability and Accountability Act (HIPAA).

The GLBA places limits on how insurers may use and disclose consumer information. It also requires all financial institutions to adopt internal policies and procedures to protect the privacy and security of consumer information and to deliver an annual privacy notice to all customers. Following delivery of these notices in July 2001, consumer groups complained that the notices were legalistic, complex and generally not consumer friendly. In response, the NAIC organized a task force to study the adoption of simplified model language for insurer privacy notices. The NAIC has also proposed model regulations that address the security of consumer information and provide standards for insurance departments to measure compliance with privacy laws.

In February 2001, the Department of Health and Human Services (HHS) issued regulations under HIPAA requiring health plans, health care providers and health care clearinghouses (“covered entities”) to adopt privacy policies for the protection of health information. Regulations also have been adopted to set standards for the electronic transfer of health information. Although the Company’s insurance operations are not directly subject to the regulations, the Company’s health plan for Employees, which is a covered entity under the regulations, will be required to reach compliance by April 2003.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2002 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

Selected Segment Information

The direct written premiums of the Property and Casualty Group have a direct impact on the Company’s management fee revenue and, consequently, the Company’s management operations. The Company’s insurance underwriting operations are impacted by the mix of the Group’s direct written premium. Below is a summary of direct written premiums of the Property and Casualty Group by state and line of business.

	Years Ended December 31

	2002	2001	2000

Premiums written as a percent of total by state:
District of Columbia	0.4%	0.3%	0.3%
Illinois	2.0	1.2	0.6
Indiana	4.3	4.2	4.0
Maryland	11.7	11.9	11.9
New York	3.6	3.1	2.7
North Carolina	5.7	5.3	4.6
Ohio	8.6	8.2	8.0
Pennsylvania	48.8	51.7	53.9
Tennessee	1.8	1.6	1.4
Virginia	8.1	8.0	8.0
West Virginia	4.5	4.4	4.6
Wisconsin	0.5	0.1	0.0

Total direct premiums written	100.0%	100.0%	100.0%

Premiums written by line of business:
Personal:
Automobile	52.6%	54.6%	56.9%
Homeowners	15.8	16.0	16.1
Other	2.1	1.2	1.3

Total Personal	70.5%	71.8%	74.3%

Commercial:
Automobile	8.5%	8.3%	7.8%
Workers’ Compensation	8.6	8.0	7.2
Commercial multi-peril	10.7	10.2	9.1
Other	1.7	1.7	1.6

Total Commercial	29.5%	28.2%	25.7%

The growth rate of policies in force and policy retention trends can impact the Company’s management and insurance underwriting operating segments. Below is a summary of each by line of business for the Property and Casualty Group business.

	Years Ended December 31 (amounts in thousands)

	2002	2001	2000

Policies in force:
Personal lines	3,072	2,724	2,517
Commercial lines	437	386	349

Total policies in force	3,509	3,110	2,866

Policy retention percentages:
Personal Policy Retention Percentages	91.5%	91.3%	91.5%
Commercial Policy Retention Percentages	88.2%	87.7%	87.3%
Total Policy Retention Percentages	91.2%	90.9%	91.0%

Index to Graphs included in
Management’s Discussion and Analysis

Pie Chart # 1
	DIVERSIFICATION OF FIXED MATURITIES
	Carrying value at December 31, 2002

	U.S. Industrial & Miscellaneous	59%
	Special Revenue	14%
	Foreign	9%
	States & Political Subdivisions	7%
	Public Utilities	7%
	Redeemable preferred stock	3%
	Other	1%

Pie Chart # 2	QUALITY* OF FIXED MATURITIES
	Carrying value at December 31, 2002
	Aaa/AAA	22%
	Aa/AA	13%
	A	27%
	Baa/BBB	35%
	Ba/BB or lower	3%

	* As rated by Standard & Poor's or Moody's Investor's Service, Inc.

Pie Chart # 3	DIVERSIFICATION OF EQUITY SECURITIES
	Carrying value at December 31, 2002

	(1) U.S. Industrial & Miscellaneous	18%
	(1) U.S. banks, trusts & insurance companies	1%
	(2) U.S. industrial & miscellaneous	46%
	(2) Foreign	13%
	(2) U.S. banks, trusts & insurance companies	12%
	(2) Public utilities	10%

	(1) Common stock
	(2) Nonredeemable preferred stock

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

/s/ Jeffrey A. Ludrof Jeffrey A. Ludrof President and Chief Executive Officer February 7, 2003

/s/ Philip A. Garcia Philip A. Garcia Executive Vice President and Chief Financial Officer February 7, 2003

/s/ Timothy G. NeCastro Timothy G. NeCastro Senior Vice President and Controller February 7, 2003

103

Independent auditors’ report on the
consolidated financial statements

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Shareholders’ Equity, and Cash Flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Malin, Bergquist & Company, LLP Malin, Bergquist & Company, LLP Erie, Pennsylvania February 7, 2003

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
As of December 31, 2002 and 2001
(Dollars in thousands)

	2002	2001

ASSETS
Investments
Fixed maturities at fair value (amortized cost of $675,876 and $543,423, respectively)	$708,068	$559,873
Equity securities at fair value (cost of $175,593 and $159,727, respectively)	194,078	193,798
Limited partnerships (cost of $94,194 and $79,668, respectively)	91,046	81,596
Real estate mortgage loans	5,567	5,700

Total investments	$998,759	$840,967
Cash and cash equivalents	85,712	137,017
Accrued investment income	10,892	9,138
Premiums receivable from Policyholders	239,704	186,175
Prepaid federal income taxes	12,000	14,056
Reinsurance recoverable from Erie Insurance Exchange on unpaid losses	577,917	438,605
Ceded unearned premiums to Erie Insurance Exchange	71,091	52,450
Note receivable from Erie Family Life Insurance Company	15,000	15,000
Other receivables from Erie Insurance Exchange and affiliates	180,041	149,600
Reinsurance recoverable from non-affiliates	232	372
Deferred policy acquisition costs	21,713	17,018
Property and equipment	14,378	14,635
Equity in Erie Family Life Insurance Company	48,545	44,683
Prepaid pension	40,352	25,451
Other assets	41,340	39,203

Total assets	$2,357,676	$1,984,370

	2002	2001

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$717,015	$557,278
Unearned premiums	393,091	311,969
Commissions payable and accrued	135,311	110,121
Securities lending collateral	43,916	48,804
Accounts payable and accrued expenses	39,139	46,164
Deferred income taxes	12,618	12,945
Dividends payable	12,250	10,930
Employee benefit obligations	16,964	20,904

Total liabilities	$1,370,304	$1,119,115

SHAREHOLDERS’ EQUITY
Capital stock
Class A common, stated value $.0292 per share; authorized 74,996,930 shares; 67,440,000 and 67,032,000 shares issued, respectively; 64,037,106 and 63,836,323 shares outstanding, respectively	$1,967	$1,955
Class B common, convertible at a rate of 2,400 Class A shares for one Class B share; stated value $70 per share; 2,900 and 3,070 shares authorized, issued and outstanding, respectively	203	215
Additional paid-in capital	7,830	7,830
Accumulated other comprehensive income	38,685	35,222
Retained earnings	1,040,547	913,406

Total contributed capital and retained earnings	$1,089,232	$958,628
Treasury stock, at cost, 3,402,894 shares and 3,195,677 shares, respectively	(101,860)	(93,373)

Total shareholders’ equity	$987,372	$865,255

Total liabilities and shareholders’ equity	$2,357,676	$1,984,370

     See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2002, 2001 and 2000
(Amounts in thousands, except per share data)

	2002	2001	2000

OPERATING REVENUE
Management fee revenue	$775,700	$634,966	$551,646
Premiums earned	163,958	137,648	123,708
Service agreement revenue	23,729	27,247	22,662

Total operating revenue	$963,387	$799,861	$698,016

OPERATING EXPENSES
Cost of management operations	$557,445	$477,645	$415,562
Losses and loss adjustment expenses incurred	139,225	117,201	99,564
Policy acquisition and other underwriting expenses	51,865	40,910	34,546

Total operating expenses	$748,535	$635,756	$549,672

OTHER INCOME and EXPENSES
Investment income, net of expenses	$55,440	$49,884	$48,401
Net realized (losses) gains on investments	(11,237)	(29,146)	16,968
Equity in (losses) earnings of limited partnerships	(3,654)	(2,740)	4,733

Total other income and expenses	$40,549	$17,998	$70,102

Income before income taxes and equity in earnings of Erie Family Life Insurance Company	$255,401	$182,103	$218,446
Less: Provision for income taxes	84,886	60,561	71,161
Equity in earnings of Erie Family Life Insurance Company, net of tax	1,611	719	5,108

Net income	$172,126	$122,261	$152,393

Net income per share	$2.42	$1.71	$2.12

Weighted average shares outstanding	71,081	71,342	71,954

See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2002, 2001 and 2000
(Dollars in thousands, except per share data)

				Accumulated
	Total			Other
	Shareholders'	Comprehensive	Retained	Comprehensive	Class A	Class B	Additional	Treasury
	Equity	Income	Earnings	Income	Common	Common	Paid-in Capital	Stock

Balance, January 1, 2000	$697,599		$715,348	$26,581	$1,955	$215	$7,830	($54,330)
Comprehensive income Net income	152,393	$152,393	152,393
Unrealized depreciation of investments, net of tax	(3,399)	(3,399)		(3,399)

Comprehensive income		$148,994

Purchase of treasury stock	(31,389)							(31,389)
Dividends declared:
Class A $.5575 per share	(35,932)		(35,932)
Class B $83.625 per share	(257)		(257)

Balance, December 31, 2000	$779,015		$831,552	$23,182	$1,955	$215	$7,830	($85,719)

Comprehensive income Net income	122,261	$122,261	122,261
Unrealized appreciation of investments, net of tax	14,890	14,890		14,890
Minimum pension liability adjustment, net of tax	(2,850)	(2,850)		(2,850)

Comprehensive income		$134,301

Purchase of treasury stock	(7,654)							(7,654)
Dividends declared:
Class A $.6275 per share	(40,119)		(40,119)
Class B $94.125 per share	(288)		(288)

Balance, December 31, 2001	$865,255		$913,406	$35,222	$1,955	$215	$7,830	($93,373)

Comprehensive income Net income	172,126	$172,126	172,126
Unrealized appreciation of investments, net of tax	642	642		642
Minimum pension liability adjustment, net of tax	2,821	2,821		2,821

Comprehensive income		$175,589

Purchase of treasury stock	(8,487)							(8,487)
Conversion of Class B to Class A shares					12	(12)
Dividends declared:
Class A $.70 per share	(44,668)		(44,668)
Class B $105.00 per share	(317)		(317)

Balance, December 31, 2002	$987,372		$1,040,547	$38,685	$1,967	$203	$7,830	($ 101,860)

See accompanying notes to consolidated financial statements.

109

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001 and 2000
(Dollars in thousands)

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$172,126	$122,261	$152,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,986	2,350	2,745
Deferred income tax (benefit) expense	(124)	1,013	(2,112)
Amortization of deferred policy acquisition costs	29,928	24,276	22,793
Realized loss (gain) on investments	11,237	29,146	(16,968)
Equity in losses (income) from limited partnerships	3,654	2,740	(4,733)
Net amortization of bond discount	(203)	(199)	(43)
Undistributed earnings of Erie Family Life Insurance Company	(15)	0	(4,020)
Dividends received in excess of undistributed earnings — Erie Family Life Insurance Company	0	821	0
Deferred compensation	(775)	294	642
Increase in accrued investment income	(1,754)	(51)	(1,089)
Increase in reinsurance recoverable from Erie Insurance Exchange on unpaid losses	(139,312)	(63,078)	(37,656)
Increase in receivables	(102,471)	(75,135)	(38,584)
Policy acquisition costs deferred	(34,623)	(28,092)	(24,591)
Increase in prepaid expenses and other assets	(16,326)	(14,460)	(939)
(Decrease) increase in accounts payable and accrued expenses	(5,848)	16,362	8,068
Increase in commissions payable and accrued	25,190	13,298	3,950
Decrease (increase) in income taxes recoverable	2,056	(10,452)	(629)
Increase in loss reserves	159,737	79,398	44,984
Increase in unearned premiums	81,122	48,115	26,403

Net cash provided by operating activities	$187,585	$148,607	$130,614

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments:
Fixed maturities	($371,793)	($235,854)	($153,029)
Equity securities	(70,845)	(67,549)	(54,649)
Limited partnerships	(45,635)	(28,380)	(24,753)
Sales/maturities of investments:
Fixed maturity sales	124,616	109,634	61,333
Fixed maturity calls/maturities	107,727	80,223	59,570
Equity securities	50,940	90,589	55,596
Mortgage loans	133	882	1,649
Limited partnership sales or distributions	27,454	6,634	6,227
(Decrease) increase in collateral from securities lending	(4,888)	48,804	0
Purchase of property and equipment	(3,173)	(2,014)	(308)
Purchase of computer software	(557)	(1,113)	(1,032)
Loans to agents	(3,379)	(7,612)	(1,781)
Collections on agent loans	2,663	2,358	1,719

Net cash used in investing activities	($186,737)	($3,398)	($49,458)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to shareholders	($43,666)	($39,316)	($35,203)
Purchase of treasury stock	(8,487)	(7,654)	(31,389)

Net cash used in financing activities	($52,153)	($46,970)	($66,592)

Net (decrease) increase in cash and cash equivalents	($51,305)	$98,239	$14,564
Cash and cash equivalents at beginning of year	137,017	38,778	24,214

Cash and cash equivalents at end of year	$85,712	$137,017	$38,778

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the years ended December 31, 2002, 2001 and 2000 for income taxes was $94,943, $70,751 and $74,286, respectively.

See accompanying notes to consolidated financial statements.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share data

NOTE 1.	NATURE OF BUSINESS

Erie Indemnity Company (Company), formed in 1925, is the attorney-in-fact for the Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Exchange is a Pennsylvania-domiciled property/casualty insurer rated A++ Superior by A. M. Best. The Exchange is the 25th largest insurer in the United States based on net premiums written for all lines of business. The Exchange and its wholly- owned subsidiary, Flagship City Insurance Company (Flagship) and the Companies subsidiaries, Erie Insurance Company (EIC), Erie Insurance Company of New York (EINY) and the Erie Insurance Property & Casualty Company (EIPC), collectively the Property and Casualty Group, operates in 11 states and the District of Columbia. The Company also owns 21.6 percent of the common stock of the Erie Family Life Insurance Company (EFL), an affiliated life insurance company. The Company, together with the Property and Casualty Group and EFL operates collectively as the Erie Insurance Group (the Group).

The Company earns a management fee for services provided to the Exchange and its affiliates. A subscriber’s agreement between each Policyholder and the Exchange, permits the Company to retain as a management fee up to 25.0 percent of the direct written premiums of the members of the Property and Casualty Group, all of which are assumed by the Exchange under a pooling agreement. The management fee rate is generally set annually by the Company’s Board of Directors. In consideration for this payment, the Company performs certain services for the Exchange relating to the sales, underwriting and issuance of policies on behalf of the Exchange. Each subscriber’s agreement provides that the remainder of the premium must be used by the Exchange for losses, loss adjustment expenses, investment expenses, damages, legal expenses, court costs, taxes, assessments, licenses, fees, any other governmental fines and charges, establishment of reserves and surplus, and reinsurance and may be used for dividends and other purposes to the advantage of the Policyholders of the Exchange.

The Company’s property/casualty insurance subsidiaries share proportionately in the results of all property/casualty insurance underwriting operations of the Property and Casualty Group. The Exchange, EIC, and EINY are part of an intercompany pooling agreement. Under this agreement, all members of the Property and Casualty Group cede 100 percent of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The pooling arrangement expressly does not apply to investment and other non-underwriting operations and income tax obligations of the companies. The Exchange acts on behalf of the Property and Casualty Group to fulfill all obligations under ceded insurance policies and to adjust and pay all related claims and underwriting expenses.

Under the pooling agreement, the Exchange retrocedes to EIC and EINY a specified percentage (5.0 percent for EIC and .5 percent for EINY during 2002, 2001 and 2000) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. There are no retrocessions to other members of the Property and Casualty Group and the Exchange retains 94.5 percent of the Property and Casualty Group’s pooled business. The specified percentages may only be changed by each party executing a written amendment with the approval by the Board of Directors. Insurance ceded by EIC, EINY, and EIPC to the Exchange does not relieve the Companies property/casualty insurance subsidiaries from their primary liability as the original insurers.

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

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 21.6 percent equity ownership of Erie Family Life Insurance Company (EFL) is not consolidated but accounted for under the equity method of accounting.

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

Investments and cash equivalents

Fixed maturities and marketable equity securities are classified as “available-for-sale.” Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reflected in shareholders’ equity in accumulated other comprehensive income. There are no securities classified as “trading” or “held-to-maturity.” Realized gains and losses on sales of investments are recognized in income on the specific identification method. Interest and dividend income is recorded as earned.

Limited partnerships include U.S. and foreign private equity, real estate and fixed income investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which is the Company’s share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders’ equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any partnership liabilities.

The Company continually reviews the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions and/or conditions specifically affecting the underlying issuer or its industry including downgrades by the major rating agencies, are considered in evaluating impairment in value. In addition to factors specific to the issuer, the Company considers the length of time the market value is below cost and the amount the market value is below cost.

For common equity securities and equity limited partnerships where the decline in market value is more than 20.0 percent below cost for a period exceeding six months, there is a presumption of impairment. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if sufficient objective evidence exists to refute the presumption of impairment. When the presumption of impairment is confirmed, the Company will sell the investment at a loss or recognize an impairment charge to operations. For common equity securities and equity limited partnerships that have declined more than 20.0 percent below cost for a period exceeding twelve months, the position is either sold or recognized as impaired. Common equity impairments are recognized as realized losses in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships in the Consolidated Statements of Operations.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For fixed maturity and preferred stock investments, the Company individually analyzes all positions with emphasis on those that have declined more than 20.0 percent below cost. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues affecting the investment. Positions that have incurred market price decline of over 20.0 percent for a period greater than six months where the creditworthiness of the issuer indicates a decline that is other-than-temporary are either sold or recognized as impaired and reflected as a charge to the Company’s operations.

Mortgage loans on commercial real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance would be provided for impairment in net realizable value based on periodic valuations as needed.

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time. A fee is paid to the Company by the borrower in return. Company policy requires collateral equal to 102 percent of the fair value of the loaned securities. The Company maintains full ownership rights to the securities loaned, and continues to earn interest on them. In addition, the Company has the ability to sell the securities while they are on loan. The Company has an indemnification agreement with the lending agent in the event a borrower becomes insolvent or fails to return securities. Securities lending collateral is recorded by the Company as a liability. The proceeds from the collateral are invested in cash and short-term investments and are reported on the Consolidated Statements of Financial Position as cash and cash equivalents. The Company shares a portion of the interest on these short-term investments with the borrower.

The Company had loaned securities included as part of its invested assets with a market value of $42,747 and $46,771 at December 31, 2002 and 2001, respectively. The Company has incurred no losses on the loan program since the program’s inception.

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

Deferred policy acquisition costs

Commissions and other costs of acquiring property/casualty insurance policies that vary with, and are primarily related to, the production of new and renewal business are deferred and amortized over the terms of the property/casualty policies or reinsurance treaties to which they relate. The amount of policy acquisition costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and Policyholder dividends. There have been no reduction in costs deferred in any of the years presented. Amortization expense, which is included in policy acquisition and other underwriting expenses, equaled $29,928, $24,276 and $22,793 in 2002, 2001 and 2000, respectively.

Property and equipment

Property and equipment are stated at cost. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation of property and equipment is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The costs and accumulated depreciation and amortization of property sold or retired are removed from the accounts and gains or losses, if any, are reflected in earnings for the year.

Property and equipment as of December 31 is summarized as follows:

	2002	2001

Land	$737	$737
Buildings	6,420	5,879
Leasehold improvements	896	518
Computer software	20,081	18,836
Computer equipment	7,029	5,416
Transportation equipment	496	544

	$35,659	$31,930
Less accumulated depreciation	21,281	17,295

	$14,378	$14,635

Software development costs, primarily salaries and benefits totaling $7,842, are included in property and equipment at December 31, 2002 and 2001, respectively. There were no software development costs capitalized during 2002 and $45 capitalized in 2001. These costs are amortized on a straight-line basis over the expected life of the applications once the software is ready for intended use. Software amortization related to these costs totaled $2,015, $2,007 and $1,697 in 2002, 2001 and 2000, respectively.

During 2001 and 2002, the Company entered into various operating lease agreements for computer equipment. These leases contain various early termination provisions which allow the Company to cancel the leases generally after three years from inception of the lease. The total projected commitment for these leases at December 31, 2002, approximates $9,388 through the year 2005. Included in this amount are $6,926 in lease commitments associated with the eCommerce program. Approximately $5,539 of the $9,388 will be reimbursed to the Company from its affiliates. The total rental expense for 2002 and 2001 was $1,386 and $165, respectively.

Insurance liabilities

Losses incurred refer to amounts paid or expected to be paid for loss events which have occurred through the balance sheet date. The cost of investigating, resolving and processing claims is referred to as “loss adjustment expenses.” A liability is established for the total unpaid cost of losses and loss adjustment expenses, including events occurring in current and prior years. Losses are reported on the Consolidated Statements of Operations as operating expenses.

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

Loss reserves, as permitted by insurance department statute, are set at full expected cost except for loss reserves for workers’ compensation which have been discounted at 2.5 percent in 2002 and 2001. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $2,655 and $2,390 at December 31, 2002 and 2001, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $4,494 and $3,661 at December 31, 2002 and 2001, respectively. The total amount of the Company’s property/casualty insurance subsidiaries’ share of paid losses and loss reserves pertaining to environment-related claims is immaterial.

Liability for guaranty fund and other assessments

The Company’s property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund Policyholder losses or liabilities of insolvent insurance companies. The liability for guaranty fund or other assessments is recorded when the event obligating the Company has occurred and the amount can be reasonably estimated. Although the insurance departments and guaranty associations may not be able to provide specifics on the ultimate assessment amounts, they will sometimes provide information from which Company management develops an estimated range of future assessment. A liability is recorded representing the Company’s best estimate of the ultimate loss to be incurred due to the insolvency. The estimated liability is adjusted as the guaranty association provides the Company with more up-to-date assessment amounts. The estimated liability for guaranty fund and other assessments at December 31, 2002 and 2001, totaled $2,861 and $2,383, respectively. The 2002 increase in the liability is primarily the result of the insolvency of Pennsylvania Hospital Insurance Company (PHICO). The Company recorded an estimated liability of $643 at December 31, 2002, for the PHICO insolvency. During 2001, the Company received notification of the insolvency of Reliance Insurance Company. The Company recorded an estimated liability for the Reliance insolvency of $1,750 and $2,024 at December 31, 2002 and 2001.

Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. When an assessment can be recovered, an asset is established on a basis consistent with the credits to be realized under applicable state law. At December 31, 2002 and 2001, the Company’s property/casualty insurance subsidiaries had recorded assets of $521 and $559, respectively, related to these recoverable credits which will be recovered in accordance with state law which ranges between a 5 and 10 year period. These liabilities and corresponding recoverable assets are presented gross on the Consolidated Statements of Financial Position.

Employee benefit obligations

The Company has three defined benefit pension plans consisting of:
(1) a pension plan covering substantially all Employees of the Company, (2) a supplemental pension plan for the Company’s executive management and division officers and (3) a pension plan for certain of the Company’s outside directors. The pension cost for these plans is accounted for in accordance with Financial Accounting Standard (FAS) 87, “Employers’ Accounting for Pensions.” The Company also provides postretirement medical coverage for eligible retired Employees and eligible dependents

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

which is accounted for in accordance with FAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Related information for all plans is presented in accordance with FAS 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits.”

Reinsurance

Reinsurance transactions are recorded on a basis consistent with FAS 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” The insurance underwriting operations segment in the Consolidated Statements of Operations is presented net of reinsurance activities. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded gross on the Consolidated Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums. Reinsurance premiums are recognized as revenue on a pro-rata basis over the policy term.

Revenue recognition

In 2000, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” SAB 101 states revenue should not be recognized until it is realized or realizable and earned. Cited in SAB 101 are certain criteria that generally should be met to determine when revenue is realized or realizable and earned. The Company periodically evaluates its revenue recognition practices in relation to the requirements of SAB 101 and other Generally Accepted Accounting Principles (GAAP) and SEC guidance. Management believes its revenue recognition practices are in compliance with the provisions of SAB 101.

Recognition of management fee revenue

A management fee is charged the Exchange by the Company for management of certain affairs of the Exchange. The fee is recorded as revenue, calculated as a percentage of Exchange direct and affiliated assumed premiums written. The Exchange issues policies with annual terms only. The management fees are recognized upon policy issuance or renewal since substantially all of the services required to be performed by the Company have been satisfied at that time. A provision for mid-term policy cancellations was established in 2002 and is adjusted quarterly. Certain activities are performed and related costs are incurred by the Company subsequent to policy issuance in connection with the services provided to the Exchange. These activities are inconsequential and perfunctory. During the fourth quarter of 2002, the Company first recorded an estimated allowance for returned management fees from mid-term cancellations. Although the Company is not required to do so, it has historically reduced the management fee charged the Exchange when mid-term cancellations occur. The effect of recording this estimated allowance was a reduction in the Company’s management fee revenue of $11,900 for the year ended December 31, 2002.

Recognition of premium revenues and losses

Property and liability premiums are generally recognized as revenue on a pro-rata basis over the policy term. Unearned premiums represent the unexpired portion of premiums written.

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

Recognition of service agreement revenue

Service agreement revenue includes service income received from the Exchange as compensation for the management of voluntary assumed reinsurance from nonaffiliated insurers. In 2002, 2001 and 2000, the Company received a service fee of 7.0 percent of nonaffiliated assumed reinsurance premiums written. In December 2002, the Board of Directors reduced the service fee to 6.0 percent for all of 2003. The service fee revenue is recognized in the period in which the related premium is earned since the Company’s services extend to that same period.

Also included in service agreement revenue are service charges the Company collects from Policyholders for providing extended payment terms on policies written by the Property and Casualty Group. Service charges, which are flat dollar charges for each installment billed beyond the first installment, are recognized as revenue when each additional billing is rendered to the Policyholder.

Agent contingency award estimates

The estimate for the agent contingency awards is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year to date actual data. The Company uses projected underwriting data for the remainder of the current year in order to model the 36-month underwriting results by agency. At December 31 of each year, the Company uses actual data available and records a contingency award accrual based on expected near-term payout amount.

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

Earnings per share

Earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 71,081,099, 71,342,329 and 71,954,402 during 2002, 2001 and 2000, respectively.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENTS

The following tables summarize the cost and market value of available-for-sale securities at December 31, 2002 and 2001:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2002
Fixed Maturities:
U.S. treasuries & government agencies	$6,788	$523	$0	$7,311
States & political subdivisions	48,394	2,940	0	51,334
Special revenue	95,854	4,910	0	100,764
Public utilities	45,076	2,353	894	46,535
U. S. industrial & miscellaneous	398,791	22,965	3,629	418,127
Foreign	60,920	3,355	1,297	62,978

Total bonds	$655,823	$37,046	$5,820	$687,049
Redeemable preferred stock	20,053	1,076	110	21,019

Total fixed maturities	$675,876	$38,122	$5,930	$708,068

Equity Securities:
Common stock:
U. S. banks, trusts & insurance companies	$1,030	$554	$171	$1,413
U. S. industrial & miscellaneous	20,478	14,986	1,061	34,403
Foreign	417	282	0	699
Nonredeemable preferred stock:
Public utilities	18,902	599	135	19,366
U. S. banks, trusts & insurance companies	21,713	1,550	315	22,948
U. S. industrial & miscellaneous	89,628	4,193	3,297	90,524
Foreign	23,425	1,370	70	24,725

Total equity securities	$175,593	$23,534	$5,049	$194,078

Total available-for-sale securities	$851,469	$61,656	$10,979	$902,146

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENTS (CONTINUED)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2001
Fixed Maturities:
U.S. treasuries & government agencies	$11,211	$502	$0	$11,713
States & political subdivisions	42,392	1,817	88	44,121
Special revenue	110,267	3,496	345	113,418
Public utilities	25,150	1,156	36	26,270
U. S. industrial & miscellaneous	311,757	8,989	1,438	319,308
Foreign	26,634	859	17	27,476

Total bonds	$527,411	$16,819	$1,924	$542,306
Redeemable preferred stock	16,012	1,555	0	17,567

Total fixed maturities	$543,423	$18,374	$1,924	$559,873

Equity Securities:
Common stock:
U. S. banks, trusts & insurance companies	$3,284	$814	$16	$4,082
U. S. industrial & miscellaneous	28,718	31,570	579	59,709
Nonredeemable preferred stock:
Public utilities	2,370	12	3	2,379
U. S. banks, trusts & insurance companies	14,685	938	58	15,565
U. S. industrial & miscellaneous	91,185	2,573	2,111	91,647
Foreign	19,485	1,039	108	20,416

Total equity securities	$159,727	$36,946	$2,875	$193,798

Total available-for-sale securities	$703,150	$55,320	$4,799	$753,671

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENTS (CONTINUED)

The amortized cost and estimated fair value of fixed maturities at December 31, 2002, by remaining contractual term to maturity, are shown below.

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$66,458	$66,800
Due after one year through five years	187,492	196,059
Due after five years through ten years	231,753	247,224
Due after ten years	188,593	196,405
Bonds in default	1,580	1,580

	$675,876	$708,068

Changes in unrealized gains (losses) consist of the following for the years ended December 31:

	2002	2001	2000

Equity securities	($15,586)	$14,593	($24,410)
Fixed maturities	15,741	9,076	11,246
Limited partnerships	(5,076)	(5,651)	5,930
Equity in unrealized gains of Erie Family Life Insurance Company	5,909	4,890	2,005
Deferred federal income tax (liability) benefit	(346)	(8,018)	1,830

Increase (decrease) in unrealized gains	$642	$14,890	($3,399)

Sources of investment income, net of expenses, for the years ended December 31 are as follows:

	2002	2001	2000

Fixed maturities	$41,711	$36,569	$34,445
Equity securities	11,963	11,022	11,034
Cash equivalents and other	2,608	3,034	3,416

Total investment income	$56,282	$50,625	$48,895
Less: investment expenses	842	741	494

Investment income, net of expenses	$55,440	$49,884	$48,401

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENTS (CONTINUED)

Following are the components of net realized (losses) gains on investments as reported on the Consolidated Statements of Operations. Included in 2002 gross realized losses are impairment charges of $20,584 and $4,796 related to fixed maturity and equity securities, respectively. The impairment charges were primarily for bonds in the communications and energy segments. Included in the 2001 gross realized losses for equity securities is an impairment charge totaling $1,855 related primarily to preferred stocks in the equipment leasing and agricultural industry segments. In 2000, impairment charges of $1,267 resulted from preferred stocks in the financial services industry and are included in gross realized losses.

	2002	2001	2000

Fixed maturities:
Gross realized gains	$9,750	$4,216	$2,921
Gross realized losses	(21,909)	(7,941)	(311)

Net realized (losses) gains	($12,159)	($3,725)	$2,610

Equity securities:
Gross realized gains	$10,691	$4,997	$18,070
Gross realized losses	(9,769)	(30,418)	(3,712)

Net realized gains (losses)	$922	($25,421)	$14,358

Net realized (losses) gains on investments	($11,237)	($29,146)	$16,968

The components of equity in (losses) earnings of limited partnerships as reported on the Consolidated Statements of Operations for the years ended December 31 are as follows:

	2002	2001	2000

Private equity	($7,644)	($4,746)	$1,464
Real estate	4,365	1,424	1,926
Fixed income	(375)	582	1,343

Total equity in (losses) earnings of limited partnerships	($3,654)	($2,740)	$4,733

Impairment charges where the decline in value of limited partnerships is considered other-than-temporary by Company management are included in the related equity income category in the table above. Included in the 2002 private equity partnership losses is an impairment charge of $6,877 resulting from various partnerships concentrated in telecommunications, technology, facility resources and equipment rental industries. A 2001 limited partnership impairment charge of $2,733 resulted from one private equity partnership that had investments of preferred stock in the eCommerce industry and common stock in the customer relationship software industry.

See also Note 14 for investment commitments related to partnerships.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. COMPREHENSIVE INCOME

Comprehensive income is defined as any change in equity from transactions and other events originating from nonowner sources. The components of other comprehensive income follow for the years ended December 31:

	2002	2001	2000

Unrealized holding (losses) gains on securities arising during period	($10,249)	($6,238)	$11,739
Less: losses (gains) included in net income	11,237	29,146	(16,968)

Net unrealized holding gains (losses) arising during period	$988	$22,908	($5,229)
Income tax (liability) benefit related to unrealized gains or losses	(346)	(8,018)	1,830

Net appreciation (depreciation) of investments	$642	$14,890	($3,399)
Minimum pension liability adjustment (See also Note 6)	4,340	(4,384)	0
Tax (liability) asset related to pension adjustment	(1,519)	1,534	0

Net pension liability adjustment	$2,821	($2,850)	$0

Other comprehensive income (loss), net of tax	$3,463	$12,040	($3,399)

NOTE 5. EQUITY IN ERIE FAMILY LIFE INSURANCE COMPANY

The Company owns 21.6 percent of EFL’s common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in ten states and the District of Columbia.

The following represents condensed financial information for EFL on a generally accepted accounting principles (GAAP) basis:

	2002	2001	2000

Investments	$1,142,070	$869,723	$881,069
Total assets	1,389,619	1,169,442	1,020,343
Liabilities	1,165,172	963,683	824,623
Shareholders’ equity	224,447	205,759	195,720
Revenues	112,284	89,514	115,373
Net income	8,840	2,738	25,390
Comprehensive income	26,626	17,410	31,421
Dividends paid to shareholders	7,796	7,229	6,662

The Company’s share of EFL’s net unrealized gains on securities, reflected in shareholders’ equity, is $7,818, $3,983 and $801 at December 31, 2002, 2001 and 2000, respectively. Dividends paid to the Company totaled $1,686, $1,564 and $1,441, for the years ended December 31, 2002, 2001 and 2000, respectively.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS

All liabilities for the plans mentioned in this note are presented in total for all Employees of the Group, before allocations to related entities. The gross liability for the pension and postretirement benefit plans is presented in the Consolidated Statements of Financial Position as Employee benefit obligations with amounts expected to be recovered from the Company’s affiliates included in other assets. The remaining liabilities in this note are presented in the Consolidated Statements of Financial Position as accounts payable and accrued expenses.

Pension plans

The Company’s pension plans consist of: (1) a noncontributory-defined benefit pension plan covering substantially all Employees of the Company, (2) an unfunded supplemental Employee retirement plan (SERP) for its executive management and division officers and (3) an unfunded pension plan for certain of its outside directors. Information about the plans follows for the years ended December 31:

	2002	2001

Net periodic benefit cost:
Service cost	$8,425	$6,837
Interest cost	9,619	8,325
Expected return on plan assets	(16,509)	(13,709)
Amortization of prior service cost	878	844
Recognized net actuarial gain	(851)	(2,583)
Amortization of unrecognized initial net asset	(234)	(234)
Settlement cost	3,311	0

Net periodic benefit cost	$4,639	($520)

In January 2002, Stephen A. Milne, the Company’s president and chief executive officer, retired. The 2002 settlement cost due Mr. Milne for his SERP payment was completely satisfied through the purchase of an annuity by the plan. The settlement amount was recognized under the provisions of FAS 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS (CONTINUED)

	2002	2001

Change in projected benefit obligation:
Benefit obligation at January 1	$144,704	$116,693
Service cost	8,425	6,837
Interest cost	9,619	8,325
Amendments	928	55
Actuarial loss	5,738	14,523
Settlement cost	(6,334)	0
Benefits paid	(322)	(1,729)

Benefit obligation at December 31	$162,758	$144,704

Change in plan assets:
Fair value of plan assets at January 1	$147,765	$171,636
Actual return on plan assets	(19,507)	(31,413)
Employer contributions	13,637	9,271
Benefits paid	(322)	(1,729)

Fair value of plan assets at December 31	$141,573	$147,765

Reconciliation of funded status:
Funded status at December 31	($21,185)	$3,061
Unrecognized net actuarial loss	50,279	10,986
Unrecognized prior service cost	5,286	5,236
Unrecognized initial net asset	(234)	(469)

Net amount recognized on Consolidated Statements of Financial Position	$34,146	$18,814

Amounts recognized in the Consolidated Statements of Financial Position consist of:
Prepaid benefit cost	$40,352	$25,451
Accrued benefit liability	(9,026)	(13,686)
Intangible asset	2,776	2,665
Accumulated other comprehensive income	44	4,384

Net amount recognized at year end	$34,146	$18,814

Weighted-average assumptions as of December 31:
Employee pension plan:
Discount rate	6.75%	7.00%
Expected return on plan assets	8.75	8.25
Rate of compensation increase	5.00	5.00
SERP:
Discount rate	6.75%	7.00%
Rate of compensation increase	6.00-7.25	6.00-7.25

The 2002 amendment amount relates primarily to one additional participant being added to the SERP and the enhancement of a SERP participant’s benefits resulting from a new employment contract. The 2001 amendment amount was primarily due to two additional participants being added to the SERP.

The Employee pension plan has assets that include cash, treasury bonds, corporate bonds, common stock (including 60,000 Company Class A shares), preferred stock and mortgages.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS (CONTINUED)

At December 31, 2002, an additional minimum pension liability of $44 was recorded related to the outside directors pension plan. An additional minimum pension liability of $4,384 resulted in 2001 due to changes in discount rates, the rate of compensation increase and certain other assumptions of the SERP. The additional pension liability was recorded as a reduction to shareholders’ equity as accumulated other comprehensive income, net of deferred income taxes.

The Company’s funding policy regarding the Employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate.

The Employee pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. Such purchases equaled $149, $4,513 and $5,627 in 2002, 2001 and 2000, respectively. These are nonparticipating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets (SERP and the pension plan for outside directors) were $16,899, $9,026 and $0, respectively, as of December 31, 2002, and $20,348, $13,686 and $0 respectively, as of December 31, 2001.

Postretirement benefits other than pensions

The Company provides postretirement medical coverage for eligible retired Employees and eligible dependents. To be eligible for benefits, an Employee must be 60 years old and have 15 years of continuous full-time service. The benefits are provided from retirement to age 65. The benefits are unfunded as the Company pays the obligations when due. The cash payments for such benefits were $342, $379 and $161 in 2002, 2001 and 2000, respectively. Actuarially determined costs are recognized over the period the Employee provides service to the Company. Information about this plan follows for the years ended December 31:

	2002	2001

Net periodic benefit cost:
Service cost	$579	$400
Interest cost	512	389
Amortization of prior service cost	(50)	(36)
Recognized net actuarial loss (gain)	21	(50)

Net periodic benefit cost	$1,062	$703

Change in benefit obligation:
Benefit obligation at January 1	$7,132	$5,803
Service cost	579	400
Interest cost	513	389
Amendments	(164)	0
Actuarial loss	970	919
Benefits paid	(342)	(379)

Benefit obligation at December 31	$8,688	$7,132

The 2002 amendments were the result of all retirees in the traditional medical plan being moved into the preferred medical provider medical plan effective January 1, 2002, and the monthly retiree contribution amount for family coverage increasing in 2002.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS (CONTINUED)

	2002	2001

Reconciliation of funded status:
Funded status at December 31	($8,688)	($7,132)
Unrecognized net actuarial loss	1,194	244
Unrecognized prior service costs	(444)	(330)

Net liability recognized on Consolidated Statements of Financial Position	$(7,938)	$(7,218)

The weighted average discount rate used to measure the accumulated post retirement benefit obligation was 6.75 percent and 7.0 percent in 2002 and 2001, respectively. The December 31, 2002, accumulated benefit obligation was based on a 10.0 percent increase in the cost of covered health care benefits during 2002. The expected health care cost trend rate assumption for 2003 is 9.1 percent. This rate is assumed to decrease gradually to 5.5 percent per year in 2007 and to remain at that level thereafter.

	2002	2001

Effect on total of service and interest cost components:
1 percent increase	$178	$126
1 percent decrease	(149)	(106)
Effect on post retirement benefit obligation:
1 percent increase	$1,228	$1,023
1 percent decrease	(1,046)	(871)

Employee savings plan

The Company has an Employee Savings Plan for its Employees. The maximum percentage that eligible participants are permitted to contribute to the plan is 15.0 percent. The Company match is 100 percent of the participant contributions up to 3.0 percent of compensation and 50.0 percent of participant contributions over 3.0 percent and up to 5.0 percent of compensation. All full-time and regular part-time Employees are eligible to participate in the plan. The Company’s matching contributions to the plan in 2002, 2001 and 2000 were $6,106, $5,329 and $3,499, respectively. Employees are permitted to invest a portion of employer contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan. Plan participants held 83,873 Company Class A shares at December 31, 2002.

Management incentive plans and deferred compensation

The Company has separate annual and long-term incentive plans for executive management, division officers and regional vice presidents of the Company. The Company also makes available several deferred compensation plans for executive management, division officers and certain outside directors.

The annual incentive plan is a bonus plan that annually pays cash bonuses to executive management and division officers of the Company. The incentives under the plan are based on growth in written premiums and the underwriting results of the Property and Casualty Group compared to a peer group of property/casualty companies that write predominately personal lines insurance and that are also rated A++ by A.M. Best. The cost of the plan is charged to operations as the compensation is earned over the performance periods.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS (CONTINUED)

The long-term incentive plan (LTIP) of the Company is a restricted stock award plan designed to reward executive management and division officers who can have a significant impact on the performance of the Company with long-term compensation that is settled in Company stock. Awards are determined based on the achievement of pre-determined Company financial performance objectives. According to the plan, the Company cannot issue new stock or stock from treasury to settle the compensation award obligations under the LTIP, but instead must purchase its stock on the open market to settle all plan obligations. The restricted stock awards are granted at the end of a three-year performance period. The stock awards vest over a three-year period subsequent to the performance period. A liability is recorded and compensation expense is recognized ratably over the performance period. The effects of changes in the stock price are recognized as compensation expense over the vesting period. At December 31, 2002, 2001 and 2000, the unvested outstanding restricted shares under the LTIP totaled 97,061 shares, 81,903 shares and 72,339 shares, respectively, with average grant prices of $35.57, $33.16 and $28.32, respectively. The following table shows the number of shares awarded, forfeited and not yet vested at December 31, 2002.

	Weighted	Number
	Average	of
	Grant Price	Shares

1998-2000
Performance period:
Awarded	$27.64	48,810
Forfeited		2,434
Shares vested		36,272

Shares not yet vested		10,104
1999-2001
Performance period:
Awarded	$38.15	39,975
Forfeited		0
Shares vested		21,259

Shares not yet vested		18,716
2000-2002
Performance period:
Awarded	$35.96	68,241
Forfeited		0
Shares vested		0

Shares not yet vested		68,241
Restricted shares not yet vested at December 31, 2002		97,061

The deferred compensation plans are arrangements for executive management, division officers and regional vice presidents of the Company whereby the participants can elect to defer a portion of their compensation until separation from services to the Company. Those participating in the plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company also matches a portion of some deferrals to the plans depending on the amount of deferral and the election of the participant. The deferred compensation plan for directors allows them to defer director and meeting fees. Directors participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company does not match any deferrals to the director plan.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. BENEFIT PLANS (CONTINUED)

The awards, payments, deferrals and liabilities under the deferred compensation, annual and long-term incentive plans for officers and directors were as follows for the years ended December 31:

	2002	2001	2000

Plan awards, employer match and hypothetical earnings:
Long-term incentive plan awards	$2,157	$1,843	$1,300
Annual incentive plan awards	2,481	2,169	2,291
Deferred compensation plan, employer match and hypothetical earnings	(227)	(412)	90

Total plan awards and earnings	$4,411	$3,600	$3,681

Total plan awards paid	$4,099	$2,441	$1,590

Compensation deferred under the plans	$903	$1,060	$895

Distributions from the deferred compensation plans	($1,621)	($355)	($341)

Outstanding incentive plan and deferred compensation liabilities at December 31	$12,079	$12,485	$10,621

Stock compensation plan for outside directors

In 2002, the Company’s Board of Directors, at the recommendation of the Executive Compensation Committee, approved a stock compensation plan for its outside directors. The purpose of this plan is to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the Company’s Class A common stock. Each director vests in the grant 25.0 percent every three months over the course of a year. Dividends paid by the Company are reinvested into each director’s account with additional shares of the Company’s Class A common stock. The Company accounts for the fair value of its grants under those plans in accordance with FAS 148, “Accounting for Stock-Based Compensation.” The annual charge related to this plan totaled $277 for 2002.

Health and dental benefits

The Company has self-funded health and dental care plans for all of its Employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2002 and 2001. Operations were charged $21,883, $19,826 and $17,456 in 2002, 2001 and 2000, respectively, for the cost of health and dental care provided under these plans.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

	2002	2001	2000

Federal income taxes:
Currently due	$85,010	$59,602	$73,657
Deferred	(124)	959	(2,496)

Total	$84,886	$60,561	$71,161

A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pretax income is as follows:

	2002	2001	2000

Income tax at statutory rates:	$89,997	$64,007	$78,378
Tax-exempt interest	(2,617)	(2,729)	(3,046)
Dividends received deduction	(2,483)	(2,398)	(2,160)
Other	(11)	1,681	(2,011)

Provision for income taxes	$84,886	$60,561	$71,161

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

	2002	2001

Deferred tax assets:
Loss reserve discount	$5,262	$4,580
Unearned premiums	6,051	4,960
Net allowance for service fees and premium cancellations	4,549	0
Employee benefit plan obligations	4,982	4,800
Severance benefits	0	3,801
Write-downs of securities	6,916	1,606
Other	4,575	1,525

Total deferred tax assets	$32,335	$21,272

Deferred tax liabilities:
Deferred policy acquisition costs	$7,600	$5,956
Unrealized gains	16,619	16,822
Pension and other benefits	17,650	7,021
Other	3,084	4,418

Total deferred tax liabilities	$44,953	$34,217

Net deferred income tax liability	$12,618	$12,945

The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. CAPITAL STOCK

Class A and B shares

Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. In 2002, 170 Class B shares were converted to 408,000 Class A shares. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1.0 percent of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect of Class A common stock without any requirement that any dividend be declared and paid in respect of Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.

On January 21, 2003, 10 shares of Class B stock were converted into 24,000 Class A shares.

Stock repurchase plan

In 1999, the Board of Directors authorized a stock repurchase program. The plan allowed the Company to repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares are recorded on the Consolidated Statements of Financial Position at cost. In 2002, there were 207,217 shares repurchased at a total cost of $8,487, or an average price per share of $40.96. In total, 3,402,894 shares were repurchased at a total cost of $101,860, or an average price per share of $29.93.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company’s wholly-owned property/casualty insurance subsidiaries:

	2002	2001	2000

Total unpaid losses and loss adjustment expenses at January 1, gross	$557,278	$477,879	$432,895
Less reinsurance recoverables	438,605	375,567	337,911

Net balance at January 1	$118,673	$102,312	$94,984
Incurred related to:
Current accident year	133,787	111,258	93,416
Prior accident years	5,438	5,943	6,148

Total incurred	$139,225	$117,201	$99,564

Paid related to:
Current accident year	71,558	59,637	53,251
Prior accident years	47,242	41,203	38,985

Total paid	$118,800	$100,840	$92,236

Net balance at December 31	$139,098	$118,673	$102,312
Plus reinsurance recoverables	577,917	438,605	375,567

Total unpaid losses and loss adjustment expenses at December 31, gross	$717,015	$557,278	$477,879

The 2002 incurred losses and loss adjustment expenses of $5,438, net of reinsurance recoveries, related to prior accident years are the result of: 1) adverse development of private passenger and commercial automobile reserves, 2) increased reserves in other personal and commercial lines of business due to increased development on liability claims and 3) increased reserves in homeowners due to increased loss severity.

Included in the 2001 losses and loss adjustment expenses incurred of $111,258 related to the current accident year are the Company’s share of estimated incurred losses of the Property and Casualty Group’s reinsurance business stemming from the attack on the World Trade Center of $8,250. Partially offsetting these losses is an aggregate excess-of-loss reinsurance agreement between the Exchange and the Company’s property/casualty insurance subsidiaries. See also Note 10. This agreement reduced the net retention of these losses recorded by the Company to $5,839. Loss estimates were based on the assumption that the attack will be considered one event. If the attack comes to be considered two events, the total potential exposure for the Property and Casualty Group would increase between $50,000 and $75,000. The effect on the Company would be additional losses between $2,750 and $4,125. Taking into consideration the excess-of-loss reinsurance agreement, the net impact of such potential additional losses would be minimal to the Company.

The 2001 incurred losses related to prior accident years of $5,943 are due primarily to adverse development of losses in the private passenger auto liability and workers’ compensation lines of business. Recorded reserves are subject to ongoing analysis of recent loss development trends. These losses are reflected in operating expenses on the Consolidated Statements of Operations.

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

NOTE 10. RELATED PARTY TRANSACTIONS

Management fee

A management fee is charged to the Exchange for services provided by the Company under subscriber’s agreements with Policyholders of the Exchange. The fee is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company’s Board of Directors. The management fee charged the Exchange was 25.0 percent for each year from 1999 to 2002. The Board of Directors elected to reduce the fee to 24.0 percent beginning January 1, 2003. The provisions in the subscriber’s agreements executed by the Policyholders regarding the Company’s appointment as attorney-in-fact are the sole agreements governing the services performed by the Company for the Exchange. There is no provision for termination of the Company’s appointment as attorney-in-fact and it is not affected by an insured’s disability or incapacity.

Intercompany reinsurance pooling agreement

EIC, EIPC, Flagship and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby these companies cede all of their direct property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess-of-loss reinsurance agreement discussed below. EIC and EINY then assume 5.0 percent and 0.5 percent, respectively, of the total of the Exchange’s insurance business (including the business assumed from EIC and EINY). The companies settle accounts between them by payment of amounts due within 30 days after the end of each quarterly accounting period. The purpose of the pooling agreement is to spread the risks of the members of the Property and Casualty Group by the different lines of business they underwrite and geographic regions in which each operates. This agreement may be terminated by any party as of the end of any calendar year by providing not less than 90 days advance written notice.

Aggregate excess-of-loss reinsurance agreement

EIC and EINY have in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange. The purpose of the excess-of-loss agreement is to reduce the variability of earnings and thereby reduce the adverse effects on the results of operations of EIC and EINY in a given year if the frequency or severity of claims were substantially higher than historical averages. Under this agreement, EIC and EINY reinsure their net retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5 percent of EIC and EINY’s net premiums earned in that period, the Exchange will be liable for 95.0 percent of the amount of such excess, up to but not exceeding, an amount equal to 95.0 percent of 15.0 percent of EIC and EINY’s net premium earned. Losses equal to 5.0 percent of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $950. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. RELATED PARTY TRANSACTIONS (CONTINUED)

paid to the Exchange for the agreement totaled $2,137, $1,450 and $1,199 in 2002, 2001 and 2000, respectively. Recoveries during 2002 amounted to $8,815, of which $2,002 relates to the 2002 accident year. The balance of the recoveries under this agreement recorded in 2002 related to the 2001, 2000 and 1999 accident years. Loss recoveries in 2001 totaled $7,241. There were no loss recoveries by EIC or EINY under the agreement for 2000.

eCommerce program and related information technology infrastructure

During 2001, the Group undertook a series of initiatives to develop its capabilities to transact business electronically. In connection with this program, referred to as eCommerce, the Company and the Property and Casualty Group entered into a Cost Sharing Agreement for Information Technology Development (Agreement). The Agreement describes how member companies of the Group will share the costs to be incurred for the development of new Internet- enabled property/casualty policy administration and customer relationship management systems.

The Agreement provides that the cost of the systems and the related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the Property and Casualty Group in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. These costs are included in the policy acquisition and other underwriting expenses in the Consolidated Statements of Operations. The Company’s share of these costs, incurred by the Company’s property/casualty insurance subsidiaries under the pooling agreement, totaled $3,913 and $1,315, for the years ended December 31, 2002 and 2001, respectively.

Certain other costs of the eCommerce Program are related to information technology hardware and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statements of Operations. For the years ended December 31, 2002 and 2001, the Company’s share of these infrastructure costs amounted to $2,602 and $1,589, respectively.

Service agreement revenue

A service agreement fee is charged to the Exchange to compensate the Company for its management of nonaffiliated assumed voluntary reinsurance business on behalf of the Exchange. In 2002, 2001 and 2000, the Company received a fee of 7.0 percent of voluntary reinsurance premiums assumed from nonaffiliated insurers and is responsible for accounting, underwriting, and operating expenses in connection with the administration of this business. Service agreement fee revenue amounted to $12,821, $11,251 and $10,149 in 2002, 2001 and 2000, respectively. The Company’s Board of Directors approved a reduction in the fee to 6.0 percent beginning January 1, 2003.

Also included in service agreement revenue are service charges collected from Policyholders for providing extended payment terms on policies written by the insurers managed by the Company. During the third quarter of 2002, the Company determined service charges were incorrectly recognized on future billing installments at the time a policy was issued instead of at the time each billing was rendered. The Company recorded a one-time adjustment to correct for service charge income, reducing it by $7,900 in 2002. Service charge revenue amounted to $10,908, $15,996 and $12,513 in 2002, 2001 and 2000, respectively.

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

Payments on behalf of related entities

The Company makes certain payments for the account of the Group is related entities. The Company, in making these payments, is acting as the common paymaster. Cash transfers are settled monthly.

The amounts of these cash settlements for Company payments made for the account of related entities were as follows for the years ended December 31:

	2002	2001	2000

Erie Insurance Exchange	$205,839	$162,549	$142,519
Erie Family Life Insurance Company	23,784	18,545	18,631

Total cash settlements	$229,623	$181,094	$161,150

Office leases

The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $11,280, $10,842 and $10,703 in 2002, 2001 and 2000, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $318 in 2002, $312 in 2001 and $309 in 2000.

Note receivable from EFL

The Company is due $15 million from EFL in the form of a surplus note. The note bears an annual interest rate of 6.45 percent and all payments of interest and principal of the note may be repaid only out of unassigned surplus of EFL and are subject to prior approval of the Pennsylvania Insurance Commissioner. Interest on the surplus note is scheduled to be paid semi-annually. The note will be payable on demand on or after December 31, 2005. During 2002, 2001 and 2000, EFL paid interest to the Company totaling $968 each year.

Structured settlements with EFL

The Property and Casualty Group periodically purchases annuities from EFL in connection with the structured settlement of claims. The Company’s pro-rata share (5.5 percent) of such annuities purchased equaled $1,021, $708 and $889 in 2002, 2001 and 2000, respectively.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. RECEIVABLES FROM ERIE INSURANCE EXCHANGE AND CONCENTRATIONS OF CREDIT RISK

Financial instruments could potentially expose the Company to concentrations of credit risk, including unsecured receivables from the Exchange. A large majority of the Company’s revenue and receivables are from the Exchange and affiliates.

Management fee and expense allocation amounts due from the Exchange were $177,194 and $147,344 at December 31, 2002 and 2001, respectively. A receivable from EFL for expense allocations totaled $2,847 at December 31, 2002, compared to $2,256 at December 31, 2001. The Company also has a receivable due from the Exchange for reinsurance recoverable from unpaid losses and loss adjustment expenses and unearned premium balances ceded to the pool totaling $649,008 and $491,055 at December 31, 2002 and 2001, respectively.

Premiums receivable from Policyholders at December 31, 2002 and 2001, equaled $239,704 and $186,175, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. At December 31, 2002, the Exchange’s statutory total assets totaled more than $7 billion and Policyholders’ surplus totaled $2.1 billion.

NOTE 12. REINSURANCE

Since 1993, the Property and Casualty Group had not purchased catastrophe reinsurance because management concluded the benefits of such coverage were outweighed by the costs of the coverage in light of the Exchange’s substantial surplus position and its ratio of net premiums written to surplus. The lowering of the surplus levels of the Exchange, along with increasing catastrophe risk exposure as a result of accelerating policy growth, have resulted in management’s decision to purchase catastrophe reinsurance coverage. Reinsurance for catastrophe exposure reduces the variability of earnings and protects the balance sheet and income statement against large and infrequent events.

Effective January 1, 2003, the Property and Casualty Group entered into a new reinsurance treaty to mitigate future potential catastrophe loss exposure. The agreement is a property catastrophe reinsurance treaty that provides coverage of up to 95.0 percent of a loss of $415 million in excess of the Property and Casualty Group’s loss retention of $115 million per occurrence.

The Property and Casualty Group also entered into two new reinsurance treaties to replace coverage previously provided by individual facultative contracts, beginning January 1, 2003. The first agreement is a property risk excess-of-loss reinsurance treaty on commercial property risks that provides coverage of 100 percent of a loss of $20 million in excess of the Property and Casualty Group’s loss retention of $5 million per risk. There is a limit of $40 million per any one loss occurrence. The second agreement is an umbrella excess-of-loss reinsurance treaty covering commercial and personal catastrophe liability risks. This treaty provides coverage of 80.0 percent of a specified loss amount in excess of the loss retention of $1 million per occurrence. The specified maximum loss amount for the commercial and personal catastrophe liability is $9 million and $4 million, respectively.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REINSURANCE (CONTINUED)

To the extent the Exchange assumes reinsurance business from nonaffiliated sources, the Company participates because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company’s property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

Reinsurance contracts do not relieve the Company from its primary obligations to Policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

The following summarizes insurance and reinsurance activities for the Company. See Note 10 for a discussion of the intercompany pooling agreement with the Exchange.

	2002	2001	2000

Premiums earned:
Direct	$531,479	$432,307	$377,570
Assumed nonaffiliates	10,409	7,391	4,824
Ceded to Erie Insurance Exchange	(541,888)	(439,698)	(382,394)
Assumed from Erie Insurance Exchange	163,958	137,648	123,708

Net	$163,958	$137,648	$123,708

Losses and loss adjustment expenses incurred:
Direct	$512,141	$374,440	$325,644
Assumed nonaffiliates	19,676	14,262	3,956
Ceded to Erie Insurance Exchange	(531,817)	(388,702)	(329,600)
Assumed from Erie Insurance Exchange	139,225	117,201	99,564

Net	$139,225	$117,201	$99,564

NOTE 13. STATUTORY INFORMATION

Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements on the basis of GAAP. The statutory financial statements of EIPC and EIC are prepared in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. Prescribed Statutory Accounting Practices (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). The NAIC adopted the Codification of Statutory Accounting Practices (Codification), effective January 1, 2001, as the NAIC-supported basis of accounting. The Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states’ insurance

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STATUTORY INFORMATION (CONTINUED)

commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The Pennsylvania Insurance Department permits the discounting of workers’ compensation reserves on a nontabular basis. However, the New York Insurance Department does not. Thus, under SAP, EIC includes discounting of these reserves while EINY does not. Surplus of the Company’s property/casualty insurance subsidiaries was increased by $2,414, $2,173 and $1,372 as a result of this practice, as of December 31, 2002, 2001 and 2000.

Adoption of codified SAP in 2001 resulted in changes to the Company’s statutory-basis financial statements, the most significant of which was the recording of statutory deferred taxes for EIC and EIPC. The total cumulative adjustment increased the surplus of the Company’s property/casualty insurance subsidiaries by $4,446 as of January 1, 2001.

In 2002, the New York State Insurance Department adopted the deferred tax provisions of codification resulting in an increase in the surplus of EINY of $658 at December 31, 2002.

Consolidated balances including amounts reported by the Company’s property/casualty insurance subsidiaries on the statutory basis, are as follows:

	2002	2001	2000

Shareholders’ equity at December 31	$970,940	$854,003	$767,894
Net income for the year ended December 31	169,308	118,475	150,942

The minimum statutory capital and surplus requirements under Pennsylvania and New York law for the Company’s stock property/casualty subsidiaries amounts to $9,450. The Company’s subsidiaries total statutory capital and surplus well exceeded these minimum requirements, totaling $93,485 at December 31, 2002.

Cash and securities with carrying values of $3,493 and $3,332 were deposited by the Company’s property/casualty insurance subsidiaries with regulatory authorities under statutory requirements as of December 31, 2002 and 2001, respectively.

The amount of dividends the Company’s Pennsylvania-domiciled property/casualty subsidiaries, EIC and EIPC, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10.0 percent of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company’s New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10.0 percent of its statutory surplus as reported on its last annual statement, or (b) 100 percent of its adjusted net investment income during such period. At December 31, 2002, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $9,349. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2002 or 2001.

The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10.0 percent of its statutory surplus as regards Policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro-rata distribution of any class of the insurer’s own securities. Accordingly, the Company’s share of the maximum dividend payout which may be made in 2003 without prior Pennsylvania Commissioner approval is $1,937. Dividends declared to the Company totaled $1,717 in 2002 and $1,594 in 2001.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. COMMITMENTS

The Company has contractual commitments to invest up to $109,311 related to its limited partnership investments at December 31, 2002. These commitments will be funded as required by the partnership’s agreements which principally expire in 2007. At December 31, 2002, the total commitment to fund limited partnerships that invest in private equity securities is $69,266, real estate activities $22,570 and fixed income securities $17,475. The Company expects to have sufficient cash flows from operations to meet these partnership commitments.

During 2001 and 2002, the Company entered into contracts to provide services related to the eCommerce program with various external vendors. The total outstanding commitment for these contracts at December 31, 2002, was $50,171, of which approximately $47,332 will be reimbursed to the Company by the Exchange. The majority of these committed services are expected to be performed in 2003.

NOTE 15. SEGMENT INFORMATION

The Company operates its business as three reportable segments - management operations, insurance underwriting operations and investment operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies. See also Note 2. Assets are not allocated to the segments and are reviewed in total by management for purposes of decision-making. No single customer or agent provides 10.0 percent or more of revenues for the Property and Casualty Group.

The Company’s principal operations consist of serving as attorney-in-fact for the Exchange, which constitute its management operations. The Company operates in this capacity solely for the Exchange. The Company’s insurance underwriting operations arise through direct business of its property/casualty insurance subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. Insurance provided in the insurance underwriting operations consists of personal and commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small-and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Property and Casualty Group.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SEGMENT INFORMATION (CONTINUED)

Summarized financial information for these operations is presented below.

	2002	2001	2000

Management operations:
Operating revenue:
Management fee revenue	$775,700	$634,966	$551,646
Service agreement revenue	23,729	27,247	22,662

Total operating revenue	$799,429	$662,213	$574,308
Cost of management operations	557,445	477,645	415,562

Income before income taxes	$241,984	$184,568	$158,746

Net income from management operations	$161,548	$123,187	$107,032

Insurance underwriting operations:
Operating revenue:
Premiums earned:
Commercial lines	$46,398	$34,970	$28,456
Personal lines	113,339	97,078	89,369
Reinsurance	7,491	7,416	6,681

Total premiums earned (SAP)	167,228	139,464	124,506
GAAP adjustments	(3,270)	(1,816)	(798)

Total premiums earned (GAAP)	$163,958	$137,648	$123,708

Operating expenses:
Losses and expenses:
Commercial lines	$53,331	$41,417	$31,914
Personal lines	141,503	107,851	92,012
Reinsurance	1,784	12,970	12,203

Total losses and expenses (SAP)	196,618	162,238	136,129
GAAP adjustments	(5,528)	(4,127)	(2,019)

Total losses and expenses (GAAP)	$191,090	$158,111	$134,110

Loss before income taxes	($27,132)	($20,463)	($10,402)

Net loss from insurance underwriting operations	($18,113)	$(13,658)	$(7,013)

Investment operations:
Investment income, net of expenses	$55,440	$49,884	$48,401
Net realized (losses) gains on investments	(11,237)	(29,146)	16,968
Equity in (losses) earnings of limited partnerships	(3,654)	(2,740)	4,733

Income before income taxes and equity in earnings of EFL	$40,549	$17,998	$70,102

Equity in earnings of EFL, net of tax	$1,611	$719	$5,108

Net revenue from investment operations	$28,691	$12,732	$52,374

Operating expenses in the reinsurance component decreased in 2002 compared to 2001. Assumed voluntary reinsurance losses were significantly greater in 2001 due in large part to the September 11th World Trade Center attack. In addition there were $8,815 in recoveries under the all-lines aggregate excess-of-loss agreement with the Exchange in 2002, compared to $7,241 in 2001.

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SEGMENT INFORMATION (CONTINUED)

Company management evaluates profitability of its management operations segment principally on the gross margin from management operations while profitability of the insurance underwriting operations segment is evaluated principally based on the combined ratio. Investment operations performance is evaluated by Company management based on appreciation of assets, rate of return and overall return.

NOTE 16.QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2002
Operating revenue	$222,813	$254,785	$252,431	$233,358
Operating expenses	(169,626)	(193,984)	(193,261)	(191,664)
Other income and expenses	12,011	10,553	10,623	7,362

Income before income taxes and equity in earnings of EFL	$65,198	$71,354	$69,793	$49,056

Net income	$44,202	$47,826	$46,162	$33,936

Net income per share	$0.62	$0.67	$0.65	$0.48

Comprehensive income	$37,379	$44,712	$52,142	$41,356

2001
Operating revenue	$184,255	$208,583	$209,163	$197,860
Operating expenses	(144,593)	(157,265)	(164,708)	(169,190)
Other income and expenses	11,452	17,289	6,667	(17,410)

Income before income taxes and equity in earnings of EFL	$51,114	$68,607	$51,122	$11,260

Net income	$34,785	$47,129	$34,430	$5,917

Net income per share	$0.49	$0.66	$0.48	$0.08

Comprehensive income	$36,407	$45,414	$31,081	$21,399

2000
Operating revenue	$164,223	$182,787	$183,466	$167,540
Operating expenses	(130,808)	(141,067)	(141,791)	(136,006)
Other income and expenses	18,108	19,386	17,682	14,926

Income before income taxes and equity in earnings of EFL	$51,523	$61,106	$59,357	$46,460

Net income	$36,185	$42,518	$41,192	$32,498

Net income per share	$0.50	$0.59	$0.58	$0.45

Comprehensive income	$50,036	$35,093	$41,565	$22,300

ERIE INDEMNITY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

During the fourth quarter 2002, the Company realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of fixed maturities and limited partnerships totaling $8,448. Realized losses resulted in an after-tax earnings per share reduction of $.08. Additionally in the fourth quarter of 2002, the Company reduced its management fee revenue by $11,900 establishing an allowance for mid-term cancellations on premiums. See Note 2. Commission expense, a component of cost of management operations, for the fourth quarter of 2002 was correspondingly reduced by $5,800. The net after-tax effect of the allowance for mid-term cancellations was approximately $.06 per share. The Company also reduced service agreement revenue in the third quarter 2002 by recording an adjustment for service fees not earned until a future installment billing date. This adjustment resulted in a reduction of income from management operations of $6.9 million, or $.06 per share after taxes in the third quarter 2002.

During the fourth quarter of 2001, the Company realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of equity securities and limited partnerships totaling $29,153. Realized losses resulted in an after-tax earnings per share reduction of $.27. The investment sales were part of a proactive year-end tax planning strategy that produced a recovery of $9.1 million of federal income taxes paid in 1998, 1999 and 2000. Also contributing to the fourth quarter 2001 decline in net income per share were charges for a severance benefit stemming from the retirement of the president and CEO of the Group. The Company’s share of charges related to this severance benefit was approximately $.10 per share, after taxes.

Market price of and dividends on the common stock
and related shareholder matters

Common stock prices

The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market under the symbol “ERIE.” The following sets forth the range of closing high and low trading prices by quarter as reported by The NASDAQ Stock Market.

Class A trading price

	2002		2001

	Low	High	Low	High

First Quarter	$37.65	$40.82	$26.50	$30.00
Second Quarter	40.44	45.49	27.54	36.12
Third Quarter	37.45	44.50	32.70	39.55
Fourth Quarter	35.90	42.39	36.91	40.63

No established trading market exists for the Class B voting common stock.

The Company’s 401(K) plan for Employees permits participants to invest a portion of the Company’s contributions to the plan in shares of Erie Indemnity Class A common stock. The plan’s Trustee is authorized to buy Erie Indemnity Company Class A common stock on behalf of 401 (K) plan participants. Plan participants held 83,873 Company Class A shares at December 31, 2002.

Effective January 1, 1999, a stock repurchase plan was established under which the Company could repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. The plan allowed the Company to purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital. Treasury shares have been recorded on the Consolidated Statements of Financial Position at cost. In 2002, there were 207,217 shares repurchased at a total cost of $8.5 million, or an average price per share of $40.96. Shares repurchased for the duration of the plan totaled 3,402,894 at a total cost of $101.9 million, or an average price per share of $29.93.

In January 2003, 3.0 million shares of the Company’s Class A common stock owned by Black Interests Limited Partnership were sold to the public in a secondary offering at an initial price of $34.50 per share. The Company did not receive any proceeds from the sale of the shares. Co-lead underwriters for the offering were Goldman, Sachs & Co. and Credit Suisse First Boston.

Common stock dividends
The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2002 and 2001 are as follows:

Dividends declared

2002:	Class A share	Class B share
First Quarter	$.1700	$25.500
Second Quarter	.1700	25.500
Third Quarter	.1700	25.500
Fourth Quarter	.1900	28.500

	$.7000	$105.000

2001:	Class A share	Class B share
First Quarter	$.1525	$22.875
Second Quarter	.1525	22.875
Third Quarter	.1525	22.875
Fourth Quarter	.1700	25.500

	$.6275	$94.125

American Stock Transfer & Trust Company serves as the Company’s transfer agent and registrar.