Form 10-K, Exhibit 13
period 2003-12-31
ERIE INDEMNITY CO
filed 2004-03-08
CIK 922621

Selected Consolidated Financial Data

	2003	2002	2001	2000	1999
Operating data					
Total operating revenue	$ 1,048,788	$ 920,723	$ 764,938	$ 667,675	$ 617,804
Total operating expenses	820,478	705,871	600,833	519,331	472,825
Total investment income—unaffiliated	66,743	40,549	17,998	70,102	58,731
Provision for income taxes	102,237	84,886	60,561	71,161	65,296
Equity in earnings of Erie Family Life Insurance Company, net of tax	6,909	1,611	719	5,108	4,692
Net income	$ 199,725	$ 172,126	$ 122,261	$ 152,393	$ 143,106
Per share data					
Net income per share	$ 2.81	$ 2.42	$ 1.71	$ 2.12	$ 1.95
Book value per share	16.40	13.91	12.15	10.91	9.62
Dividends declared per Class A share	0.7850	0.7000	0.6275	0.5575	0.4950
Dividends declared per Class B share	117.750	105.000	94.125	83.625	74.250
Financial position data					
Investments (1)	$ 1,241,236	$ 1,047,304	$ 885,650	$ 853,146	$ 785,258
Recoverables from the Exchange and affiliates	984,146	829,049	640,655	532,009	470,969
Total assets	2,754,607	2,357,676	1,984,370	1,680,599	1,518,794
Shareholders' equity	1,164,170	987,372	865,255	779,015	697,599
Cumulative shares repurchased	3,403	3,403	3,196	2,976	1,900
Weighted average shares outstanding	70,997	71,081	71,342	71,954	73,487

(1) Includes investment in Erie Family Life Insurance Company.

12

Management’s Discussion & Analysis of Financial Condition & Results of Operations

The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 39 to 63 as they contain important information helpful in evaluating the Company’s operating results and financial condition. The discussions below also focus heavily on the Company’s three primary segments: management operations, insurance underwriting operations and investment operations. Thus, the financial results presented throughout Management’s Discussion & Analysis herein are those which management uses internally to monitor and evaluate results, and are a supplemental presentation of the Company’s Consolidated Statements of Operations.

Introduction

Erie Indemnity Company (Company) operates predominantly as a provider of management services to the Erie Insurance Exchange (Exchange). The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance to a reciprocal insurance exchange signs a subscriber’s agreement that contains an appointment of an attorney-in-fact. The Company has served since 1925 as the attorney-in-fact for the policyholders of the Exchange. As attorney-in-fact, the Company is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. The Company also operates as a property/casualty insurer through its three insurance subsidiaries.

The Exchange and its property/casualty subsidiary and the Company’s three property/casualty subsidiaries (collectively, the “Property and Casualty Group”) write personal and commercial lines property/casualty coverages exclusively through independent agents and pool their underwriting results. The financial position or results of operations of the Exchange are not consolidated with those of the Company.

For its services as attorney-in-fact, the Company charges a management fee calculated as a percentage, not to exceed 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for approximately 74.4% of the Company’s total revenues for 2003. During 2003, 70.2% of the direct premiums written by the Property and Casualty Group were personal lines, while 29.8% were commercial lines. The Company also owns 21.6% of the common stock of Erie Family Life Insurance Company, an affiliated life insurance company, of which the Exchange owns 53.5% and public shareholders, including certain of the Company’s directors, own 24.9%. The Company, together with the Property and Casualty Group and EFL, collectively operate as the “Erie Insurance Group.”

The Company’s earnings are largely generated by fees based on direct written premiums of the Property and Casualty

Group, the principal member of which is the Exchange. The Company therefore has a direct incentive to protect the financial condition of the Exchange. The members of the Property & Casualty Group pool their underwriting results and share participation in the pool. Under the pooling agreement, the Exchange assumes 94.5% of the pool. Accordingly the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange, which had $2.4 billion and $2.1 billion of statutory surplus at December 31,2003 and 2002, respectively. Through the pool, the Company’s property/casualty subsidiaries currently assume 5.5% of the Property and Casualty Group’s underwriting results, and, therefore, the Company has an additional direct incentive to manage the overall underwriting business as effectively as possible.

The Property and Casualty Group seeks to insure standard and preferred risks primarily in private passenger automobile, homeowners and small commercial lines, including workers’ compensation. The Property and Casualty Group’s sole distribution channel is its independent agency force, which consists of over 1,700 independent agencies comprised of nearly 7,200 licensed representatives in 11 Midwestern, Mid-Atlantic and Southeastern states (Illinois, Indiana, Maryland, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and Wisconsin) and the District of Columbia. The independent agents play a significant role as underwriters and are major contributors to the Property and Casualty Group’s success.

Overview

During 2003, the Company generated net income of $199.7 million compared to $172.1 million in 2002. Gross margins from management operations decreased to 28.0% in 2003 from 30.3%, principally due to the reduced management fee rate revenues. The two determining factors of management fee revenue are the management fee rate charged by the Company and the direct written premiums of the Property and Casualty Group.

•	The management fee rate was 24.0% in 2003 compared to 25.0% in 2002. The lower rate was the primary reason for the reduction in management fee revenue. The management fee rate has been lowered to 23.5% beginning January 1,2004.

•	In 2003, the direct written premiums of the Property and Casualty Group increased 16.6% in comparison to a 24.0% increase in 2002. This reduction in growth in direct written premiums resulted from actions taken by the Company to improve the underwriting profitability of the Property and Casualty Group. The Company’s emphasis on underwriting profitability initiatives will continue in 2004, which may result in continued declines in the direct written premium and policy growth rates. Offsetting the decline in the policy growth rate are anticipated increases in the average premium per policy in 2004, primarily as a result of rate increases.

While premium volumes and growth rates are major factors in the short-term profitability of the Company, a long-term driver of the Company’s results is the underwriting profitability of the Property and Casualty Group. Underwriting profitability enhances surplus strength, enabling the Property and Casualty Group to continue growing by offering competitive products.

Although the Company assumes only 5.5% of the underwriting results of the Property and Casualty Group, the underwriting profitability of the Exchange, which assumes 94.5% of the Property and Casualty Group results, is critical to the Company. The Exchange is the Company’s only customer for risk management services and the Exchange’s financial condition and profitability are crucial to the long-term growth and profitability of the Company.

The Property and Casualty Group generated underwriting losses of $403.7 million, $653.5 million and $517.3 million in 2003, 2002 and 2001 respectively. The Company’s property/ casualty insurance subsidiaries’share of underwriting results represents their 5.5% share of the Property and Casualty Group’s results adjusted for recoveries under an excess-of-loss reinsurance agreement with the Exchange. The Company’s property/casualty insurance subsidiaries generated underwriting losses of $24.9 million in 2003 compared to $27.1 million in 2002 and $20.5 million in 2001.

During 2003, the Company took measures to refine its focus on underwriting profitability in response to unacceptable underwriting results. Company management devoted substantive resources to improve underwriting profitability in 2003, concentrating on initiatives that will help to produce combined ratios more in line with historical results. These initiatives, which will continue in 2004, are described in the insurance underwriting operations section.

During 2003, income from unaffiliated investments of the Company increased to $66.7 million from $40.5 million with the change arising largely from realized gains of $10.4 million,in 2003, compared to realized losses of $11.2 million in 2002. The realized losses in 2002 resulted principally from impairment charges on fixed income and equity securities, primarily in the energy and communications segments, of $25.4 million. Impairment charges on fixed income and equity securities in 2003 totaled $6.0 million. The 2001 income from unaffiliated investments was $18.0 million, reflecting impairment charges on equity securities and other realized losses totaling $29.1 million.

Equity in earnings of Erie Family Life Insurance Company (EFL), net of tax, increased to $6.9 million in 2003, from $1.6 million in 2002 and $0.7 million in 2001. The improved net income of EFL in 2003 primarily resulted from improved investment results due to significantly lower impairment charges recognized in 2003 compared to 2002 and improved spreads on interest-sensitive products marketed by EFL.

The topics addressed in this overview are discussed in more detail in the sections that follow.

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

If the Board of Directors determines that the Exchange’s surplus requires strengthening, it could decide to reduce the management fee rate or change the Company’s property/casualty insurance subsidiaries’ intercompany pooling participation percentages. The Board of Directors could also require, under such circumstances, that the Company provide capital to the Exchange, although there is no legal obligation to do so.

The Directors of the Company are also the Directors for Erie Family Life Insurance Company.

Intercompany cost allocation

Company management makes judgments affecting the financial condition of the Erie Insurance Group companies, including the allocation of shared costs between the companies. Management must determine that allocations are consistently made in accordance with intercompany agreements, the attorney-in-fact agreements with the policyholders of the Exchange and applicable insurance laws and regulations.

Intercompany agreements

Erie Insurance Property and Casualty Company, Flagship City Insurance Company, Erie Insurance Company and Erie Insurance Company of New York participate in an intercompany reinsurance pooling agreement with the Exchange. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the reinsurance pool through retrocession. Since 1995, the Board of Directors has set the allocation of the pooled underwriting results at 5.0% participation for Erie Insurance Company, 0.5% participation for Erie Insurance Company of New York and 94.5% participation for the Exchange.

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

During 2001, the Erie Insurance Group undertook a series of information technology initiatives to develop eCommerce capabilities. In connection with this program, the Company and the Property and Casualty Group entered into a Cost-Sharing Agreement for Information Technology Development (“Agreement”). The Agreement describes how member companies of the Erie Insurance Group will share certain costs to be incurred for the development of new Internet-enabled property/casualty policy administration and customer relationship management systems. Costs are shared under the Agreement in the same proportion as the underwriting results of the Property and Casualty Group are shared.

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

Intercompany receivables

A concentration of credit risk results from the pooling agreement with the Exchange and from management services performed by the Company for the Exchange. Credit risks related to the receivables from the Exchange are evaluated periodically by Company management. The Exchange has an A.M. Best rating of A+ (Superior) and is considered to have a superior credit rating. The receivable from the Exchange related to reinsurance recoverable and ceded unearned premiums amounted to $785.1 million and $649.0 million at December 31, 2003 and 2002, respectively, or 28.5% and 27.5% of assets, respectively. This receivable relates primarily to unpaid losses ceded to the Exchange as part of the pooling agreement between the Exchange and the Company’s property/casualty insurance subsidiaries. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. The Company collects its reinsurance recoverable amount generally within 30 days of actual settlement of losses.

The Company also has a receivable from the Exchange for management fees and for services performed for administration of the Exchange’s unaffiliated assumed reinsurance business as well as costs paid by the Company on behalf of the Exchange. The Company pays certain costs for, and is reimbursed by, EFL as well. Since the Company’s inception, it has collected these amounts due from the Exchange and EFL in a timely manner (generally within 120 days). The receivable from the Exchange and EFL for all fees, costs and reimbursements equaled 7.2% and 7.6% of total Company assets as of December 31, 2003 and 2002, respectively.

The aggregate of the receivables from the Exchange and EFL at December 31, 2003 and 2002, equaled $984.1 million and $829.0 million, respectively, or 35.7% and 35.2%, respectively, of the Company’s total assets. No interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.

Critical accounting estimates

The Company makes estimates and assumptions that have a significant effect on amounts and disclosures reported in the financial statements. The most significant estimates relate to valuation of investments, reserves for property/casualty insurance unpaid losses and loss adjustment expenses and employee benefit obligations. While management believes its estimates are appropriate, the ultimate amounts may differ from the estimates provided. The estimates and the estimating methods used are reviewed continually and any adjustments considered necessary are reflected in current earnings.

Investment valuation

Management makes estimates concerning the valuation of all investments and the recognition of declines in value of these investments. When the decline in value of an investment is considered by management to be other-than-temporary, the investment is written down to its market value. For all investments except limited partnerships, the impairment charge is included as a realized loss in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships in the Consolidated Statements of Operations. All investments are monitored individually for other-than-temporary declines in value. Management makes judgments about when there are other-than-temporary declines in its investments. If an individual security has, in management’s opinion, depreciated significantly in value and has been in such unrealized loss position for an extended time period, management presumes there has been an other-than-temporary decline in value. In making valuation judgements, management considers the significance of the amount and the time frame in which fair value is below cost; financial condition of the issuer;a significant drop in ratings by Standard & Poor’s or Moody’s or other reputable rating agency; specific events that occurred affecting an investment;and specific industry or geographic events.

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

Property/casualty insurance liabilities

Reserves for property/casualty insurance unpaid losses and loss adjustment expenses include estimates of a variety of factors such as medical inflation trends, regulatory and judicial rulings, legal settlements, property replacements and repair cost trends, and losses for assumed reinsurance activities. In recent years, certain of these component costs, such as medical inflation trends and legal settlements, have experienced significant volatility and resulted in increased loss severity trends and incurred amounts higher than original estimates. Management has factored these changes in these underlying factors into its projected severity trends used to develop the Company’s loss and loss adjustment expense reserves. Due to the nature of these liabilities, actual results ultimately could vary significantly from the amounts recorded.

In establishing loss and loss adjustment expense reserves, management uses its best judgment to predict trends in the factors described in the preceeding paragraph which will affect the ultimate payments required to settle claims. Estimates of medical cost inflation, mortality and trends in the judicial environment are factors which have a significant influence on management’s estimate of the claims severity trend which underlies the loss and loss adjustment expense reserves.

While precise prediction of factors underlying loss and loss adjustment expense reserves is not possible, management continually monitors trends and adjusts its reserve estimates promptly when changes in trends are believed by management to be pervasive and not temporary.

Employee benefit obligations

The Company’s pension and other postretirement benefit obligations are developed from actuarial estimates. The Company uses an outside actuarial firm to develop these estimates. Inherent in these estimates are key assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates. Changes in the Company’s pension and other postretirement benefit obligations may occur in the future due to variances in actual results from the key assumptions made by Company management. The Company’s pension plan for employees is the largest and only funded benefit plan of the Company. Discount rates and long-term rate-of-return assumptions are reviewed annually by Company management and the external actuarial firm in determining the pension liabilities for this plan. At December 31, 2003, the fair market value of the pension assets totaled $181.7 million, which continues to exceed the accumulated benefit obligation of $118.3 million at that date. Lower discount rate assumptions and actual return on assets resulted in an increase in FAS 87 (“Employers’ Accounting for Pensions”) pension expense of $1.9 million during 2003 compared to 2002. The Company anticipates FAS 87 pension expense for the employees’ pension plan for the year ended December 31, 2004, will increase by $2.8 million based upon a lower discount rate assumption of 6.00% for the plan in 2004.

Results of operations summary

	Years ended December 31
	(dollars in thousands,
	except per share data)
	2003	2002	2001

Income from management operations	$253,251	$241,984	$184,568
Underwriting loss	(24,941)	(27,132)	(20,463)
Net revenue from investment operations	74,172	42,281	18,771

Income before income taxes	$302,482	$257,133	$182,876

Net income	$199,725	$172,126	$122,261

Net income per share	$2.81	$2.42	$1.71

Consolidated net income increased 16.0% in 2003 to $199.7 million from $172.1 million in 2002. The slower growth in management operations was the result of a lower management fee rate of 24.0% in 2003 compared to 25.0% in 2002, despite the 16.6% increase in direct written premiums of the Property and Casualty Group. Losses generated from the insurance underwriting operations improved to $24.9 million in 2003 compared to losses of $27.1 million in 2002. The Company’s share of catastrophe losses, as defined by the Property and Casualty Group, were higher in 2003, totaling $10.0 million, or $.09 per share, after taxes. Despite historically high catastrophe losses, insurance underwriting results for 2003 improved, as 2002 included a charge of $10.1 million for adverse development of prior-year loss and loss adjustment expense reserves. Insurance underwriting operations were also affected in 2003 by a reduction in the deferred acquisition costs asset of $7.6 million. Net revenue from investment operations improved to $74.2 million in 2003 from $42.3 million in 2002. This was primarily due to net realized gains in 2003 of $10.4 million compared to net realized losses of $11.2 million in 2002. Impairment charges of $25.4 million in 2002 were responsible for the 2002 net realized losses. Earnings from the Company’s equity investment in EFL, net of tax, increased to $6.9 million in 2003 from $1.6 million in 2002. Income tax expense increased by $3.2 million for an adjustment to deferred taxes on the Company’s equity of EFL in excess of the Company’s basis. As a consequence, the effective tax rate in 2003 was 34.7% versus 33.2% in 2002.

Consolidated net income increased 40.8% in 2002 to $172.1 million from $122.3 million in 2001. The increase in net income in 2002 was primarily driven by a 22.2% increase in management fee revenues. The increase in management fee revenue was a result of the 24.0% growth in direct written premiums of the Property and Casualty Group. Underwriting losses in 2002 were impacted negatively by adverse development in personal and commercial automobile, particularly uninsured motorist and underinsured motorist, as well as fourth quarter reserve increases to strengthen the Property and Casualty Group’s reserve position in light of loss development trends. Increased loss severity was the primary factor for increasing reserves in 2002. When compared to 2001, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, were higher in 2002, totaling $7.1 million, or $.06 per share, after taxes. Net revenue from investment operations improved in 2002 compared to 2001 primarily as a result of a $17.9 million decrease in net realized losses.

Management fee revenue by state and line of business

                                                         For the year ended December 31, 2003 (dollars in thousands)

	Private	Commercial		Commercial	Workers’	All other lines
State	passenger auto	auto	Homeowners	multi-peril	compensation	of business	Total

District of Columbia	$854	$121	$465	$742	$894	$252	$3,328
Illinois	8,214	2,116	3,859	3,394	3,574	1,127	22,284
Indiana	18,565	2,364	9,864	3,958	2,402	1,889	39,042
Maryland	54,531	9,227	18,645	9,023	10,446	4,201	106,073
New York	16,753	3,269	4,341	5,047	2,787	1,355	33,552
North Carolina	19,028	5,911	11,201	6,788	5,532	3,307	51,767
Ohio	37,570	7,182	15,368	13,657	—	3,951	77,728
Pennsylvania	230,995	30,530	61,356	36,360	38,411	13,024	410,676
Tennessee	5,570	2,036	2,751	3,232	2,367	891	16,847
Virginia	29,146	7,367	12,395	9,217	10,338	3,564	72,027
West Virginia	25,712	3,424	6,580	3,929	—	1,393	41,038
Wisconsin	3,290	475	1,372	1,023	383	475	7,018

Total	$450,228	$74,022	$148,197	$96,370	$77,134	$35,429	$881,380

This table is gross of an allowance for management fees returned on mid-term cancellations and the intersegment elimination of management fee revenue.

Analysis of business segments

Management operations

	Years ended December 31
	(dollars in thousands)
	2003	2002	2001

Management fee revenue	$878,380	$775,700	$634,966
Service agreement revenue	27,127	23,729	27,247

Total revenue from management operations	905,507	799,429	662,213
Cost of management operations	652,256	557,445	477,645

Income from management operations	$253,251	$241,984	$184,568

Gross margins	28.0%	30.3%	27.9%
Management fee rate	24%	25%	25%

Management fees represented 75.4% of the Company’s total revenues for 2003 and 77.3% and 77.6% of the Company’s total revenues for 2002 and 2001, respectively. The management fee rate set by the Company’s Board of Directors and the volume of direct written premiums of the Property and Casualty Group determine the level of management fees. Changes in the management fee rate affect the Company’s revenue and net income significantly. The rate was set at 24.0% for 2003 and 25.0% for 2002 and 2001. The Company’s Board of Directors reduced the management fee rate to 23.5% beginning January 1, 2004. If the management fee rate had been 23.5% in 2003, 2002 and 2001, management fee revenue would have been reduced by $18.4 million, $47.3 million and $38.1 million, respectively. Net income per share after taxes would have been reduced by $.17, $.43 and $.35 for 2003, 2002 and 2001, respectively.

Management fees are returned to the Exchange when policyholders cancel their insurance coverage and unearned premiums are refunded to them. An estimated allowance for management fees returned on mid-term cancellations was first established in the fourth quarter of 2002. This allowance recognizes the management fee anticipated to be returned to the Exchange based on historical mid-term cancellation rates. The allowance was $14.9 million and $11.9 million at December 31, 2003 and 2002, respectively. Future adjustments to the allowance, which will be reflected in operations, will be affected by future premium levels and changes in the midterm cancellation rate. The cash flows of the Company are unaffected by the recording of the allowance.

Management fee revenue derived from the direct and affiliated assumed premiums of the Exchange, before consideration of the allowance for mid-term cancellations, rose 11.9% to $881.4 million in 2003 from $787.6 million in 2002. The direct and affiliated assumed premiums of the Exchange grew by 16.6% in 2003 to $3.7 billion from $3.2 billion in 2002, and grew by 24.0% in 2002 from $2.5 billion in 2001.

Growth in the direct and affiliated assumed written premiums of the Exchange is reflective of rate increases achieved in various lines of business and a continued favorable policy retention rate.The slower premium growth in 2003 compared to 2002 is due to the Company’s focus on underwriting profitability through increased emphasis on controlling exposure growth and improving underwriting risk selection.

Increases in average premium per policy and continued favorable policy retention rates were contributing factors in premium growth.The average premium per policy increased 9.3% to $981 in 2003 from $898 in 2002. For personal auto (which accounted for 50.9% of the direct written premiums of the Property and Casualty Group), the average premium per policy increased 7.7% to $1,122 in 2003 from $1,042 in 2002. For commercial lines, the average premium per policy increased 9.5% to $2,326 in 2003 from $2,124 in 2002.

Policy retention decreased to a 12-month moving average of 90.2% in 2003 from 91.2% in 2002 and 90.9% in 2001. Personal lines policy retention rates decreased to 90.5% in 2003 from 91.5% in 2002. Commercial lines policy retention rates declined to 87.3% in 2003 from 88.2% in 2002. Policies in force increased 6.7% to 3.7 million policies in 2003, from 3.5 million policies in 2002,and 12.8% in 2002, from 3.1 million in 2001.

New business premiums written in 2003 began to show the impact of the increased emphasis on underwriting profitability, particularly the AWARE program and other underwriting profitability initiatives. Strong growth in new business premiums written in 2002 was influenced by an incentive promotion for ERIE agencies.Total new business premium written declined 13.7% to $501.9 million in 2003 from $581.5 million in 2002. Personal lines new business premiums written declined 8.6% to $333.3 million in 2003, while commercial lines new premium decreased 22.3% to $168.4 million in 2003.

Improved pricing in recent years for commercial and personal insurance allowed the Property and Casualty Group to more adequately price its products while maintaining its competitive position in the insurance marketplace. In 2003, more significant rate increases were sought to offset growing loss costs in certain lines. Rate increases accounted for $208.4 million in additional premium for the Property and Casualty Group in 2003, compared to $122.2 million in 2002. Premium increases anticipated due to pricing actions approved through December 31,2003, could amount to approximately $254.1 million in additional premium for the Property and Casualty Group in 2004.The majority of the 2004 rate increases are in private passenger automobile, totaling $96.2 million,and homeowners, totaling $80.0 million. Additional rate increases are planned or filed but not yet approved. Further rate actions contemplated or awaiting approval could increase 2004 premiums by an additional $66.2 million.

Service agreement revenue includes service charges the Company collects from policyholders for providing extended payment terms on policies written by the Property and Casualty Group. Such service charges amounted to $19.9 million, $10.9 million and $16.0 million in 2003,2002 and 2001, respectively. During the third quarter of 2002, the Company determined service charges were being recognized on future billing installments at the time a policy was issued instead of at the time each billing was rendered.The Company recorded a one-time adjustment to reduce service charge income by $7.9 million in the third quarter of 2002.

Also included in service agreement revenue is service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from nonaffiliated insurers.The Company received a service fee of 6.0% of nonaffiliated assumed reinsurance premiums in 2003 and 7.0% in 2002 and 2001. These fees totaled $7.2 million, $12.8 million and $11.2 million on net voluntary nonaffiliated assumed reinsurance premiums of $119.8 million, $183.2 million and $160.7 million for 2003,2002 and 2001, respectively.The decrease in 2003 service fee income directly correlates with the decision by management to exit the nonaffiliated assumed reinsurance business effective December 31,2003. A modest amount of reinsurance business will be recorded in 2004 from several treaties that expire through June 2004.The service fee income will decrease accordingly, and cease entirely after June 2004.

The cost of management operations rose 17.0% to $652.3 million in 2003,from $557.4 million in 2002,and 16.7% in 2002, from $477.6 million in 2001. Commissions to independent agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent agents on premiums written,as well as agent contingency awards and promotional incentives for agents. Commission costs rose 19.2% to $474.8 million in 2003, from $398.3 million in 2002, and 23.3% in 2002, from $323.1 million in 2001.

Scheduled commissions, which include normal and accelerated commissions, increased 19.2% to $450.4 million in 2003, from $377.7 million in 2002.The level of commissions is directly related to the change in direct written premiums of the Property and Casualty Group, which increased 16.6% in 2003, and to the mix of business written.

Accelerated commissions are offered to newly recruited agents in addition to normal commission schedules. Accelerated commissions above normal scheduled rate commissions increased 7.4% to $9.8 million in 2003, from $9.1 million in 2002.This increase was driven by the new agencies that were appointed in the beginning of 2003 before new agent appointments were suspended.

Commission rates will be reduced for certain new and renewal business in commercial lines effective January 1,2005.The new commission rates will align agent compensation with Company product line costs. Management believes the new rates are competitive with those of other insurers.

Agent contingency awards are based upon underwriting profitability of the direct business written within the Property and Casualty Group by the independent agency. The estimate for the contingency award is modeled on a monthly basis using the two prior years’ actual underwriting data by agency combined with the current year-to-date actual data. The provision for agent contingency awards totaled $24.0 million, $18.0 million and $15.7 million in 2003,2002 and 2001, respectively.

Changes were made to the agent contingency award program effective January 1,2004. The changes to the program place more emphasis on underwriting profitability and quality growth in agency property and casualty premiums.

Promotional incentive expenses were $0.4 million and $2.4 million in 2003 and 2002, respectively. These costs related entirely to a 2002 sales incentive contest for the Company’s independent agents.

The cost of management operations, excluding commission costs, increased 11.5% in 2003 to $177.5 million, from $159.1 million in 2002 due primarily to increases in personnel related costs. The Company’s personnel and benefit related costs increased 13.4% to $102.8 million in 2003, from $90.7 million in 2002, and decreased 3.9% in 2002, from $94.4 million in 2001.

Personnel costs, principally salaries, increased 7.8%, or $5.7 million, in 2003 compared to 2002. This increase was the result of a 5.8% increase in staffing levels as well as pay rate increases. A portion of the higher personnel costs in 2001 as compared to 2002 resulted from recognition of the severance benefit related to the retirement of the Company’s president and chief executive officer in January 2002. The Company recorded a severance charge in the fourth quarter of 2001 of $10.7 million.

Total employee benefit costs increased 46.7% in 2003 driven by increases in health and retirement plan benefit costs. Health plan benefit costs rose 29.3% to $12.6 million in 2003, from $9.8 million in 2002. Health plan benefit costs grew due to increased plan enrollment and increases in medical costs within the various plans offered by the Company. The Company self insures its health plans. Retirement plan benefit costs increased 89% to $6.7 million in 2003 from $3.5 million in 2002. The majority of this increase was due to an increase in participants as well as changes in plan assumptions. The assumed discount rate used to calculate 2003 FAS 87 pension expense was 6.75% compared to 7.00% used to calculate 2002 expense. Retirement plan benefit expenses are expected to increase approximately $3.1 million for all retirement plans in 2004, as the assumed discount rate used to calculate pension costs will decrease from the 6.75% in 2003 to 6.00% for 2004.

Certain eCommerce program expenditures for information technology hardware and infrastructure changes are included in the cost of management operations in the Company’s Consolidated Statements of Operations. These costs totaled $0.5 million in 2003, $2.6 million in 2002 and $1.6 million in 2001. (See additional discussion of this program under “Insurance Underwriting Operations” and “Factors That May Affect Future Results.”)

Insurance underwriting operations

	Years ended December 31
	(dollars in thousands)
	2003	2002	2001

Premiums earned	$191,592	$163,958	$137,648

Losses and loss adjustment expenses incurred	152,984	139,225	117,201
Policy acquisition and other underwriting expenses	63,549	51,865	40,910

Total losses and expenses	216,533	191,090	158,111

Underwriting loss	$(24,941)	$(27,132)	$(20,463)

GAAP combined ratio	113.0	116.5	114.9

The GAAP combined ratio represents the ratio of losses, loss adjustment, acquisition and other underwriting expenses incurred to premiums earned. The GAAP combined ratios of the Company are different than the results of the Property and Casualty Group due to certain GAAP adjustments and the effects of the excess-of-loss reinsurance agreement between the Company’s property/casualty subsidiaries and the Exchange. The statutory combined ratio for the Property and Casualty Group was 109.5 for 2003, compared to 118.5 during 2002 and 118.4 during 2001.

The Company’s insurance subsidiaries’ share of the Property and Casualty Group’s direct business generated underwriting losses of $24.0 million, $32.8 million and $14.9 million in 2003, 2002 and 2001, respectively. The 2003 underwriting losses on direct business resulted primarily from continued rapid increases in current claims severity and increased catastrophe losses. Claims severity rose in 2003 in certain lines of business at rates much higher than general inflation. While loss reserves continued to grow in 2003, this growth was a reflection of increases in exposure, not continued deterioration in prior year reserves. Reserve strengthening completed in 2002 and 2001 appears to have been adequate.

The statutory combined ratio of the direct business of the Property and Casualty Group was 109.8, 119.3 and 110.9 in 2003, 2002 and 2001, respectively. Catastrophe losses contributed 5.2 points, 4.3 points and 1.1 points to the 2003, 2002 and 2001 direct business statutory combined ratio, respectively. In 2003, modest adverse development on loss reserves of prior accident years contributed .1 point to the direct business statutory combined ratio, whereas adverse development on loss reserves of prior accident years contributed 7.3 points to the 2002 statutory combined ratio.

Increased losses were experienced in 2002 primarily due to adverse development of the loss reserves for prior accident years, principally in certain private passenger and commercial automobile coverages. During the fourth quarter of 2002, the Property and Casualty Group increased loss and loss adjustment reserves by $184.1 million, of which the Company’s 5.5% share amounted to $10.1 million. The Company’s share of this reserve strengthening related to the following lines of business: $7.6 million in private passenger automobile, $1.1 million in commercial automobile, $0.6 million in homeowners and $0.8 million in other personal and commercial lines. About half of the reserve strengthening related to prior accident years.

Strengthening of private passenger and commercial automobile loss reserves in 2002 was based on loss and loss adjustment expense indications for increased reserves in uninsured motorist and underinsured motorist (UM/UIM) of $4.9 million, massive injury of $1.1 million and the balance for bodily injury. The actual loss development of UM/UIM exceeded established reserves for prior periods due to unfavorable precedents set by court decisions and evolving arbitration systems. The estimated ultimate losses related to massive injury coverages increased due to a change in the assumed inflation level from 4.5% to 5.0%,as well as a refinement to the estimation process. Increased loss severity drove the increase to bodily injury reserves.

Some of the rate increases taken by the Property and Casualty Group were realized in 2003, which contributed to the improved statutory combined ratio on the direct business. The impact of the underwriting profitability initiatives implemented in 2003 are expected to continue to be realized into 2004.

The underwriting profitability initiatives implemented in 2003 addressed loss trends by controlling exposure growth, improving underwriting risk selection, instituting programs to control loss severity and obtaining additional premium on risks through rate increases. In recent years, rate increases were filed by the Property and Casualty Group for certain lines of business in various states to offset the growing loss costs in those lines of business. The Property and Casualty Group writes one-year policies; therefore, rate increases take 24 months to be reflected fully in earned premiums as it takes 12 months to implement rate increases to all policyholders and 12 months more to earn fully the increased premiums.

During the fourth quarter of 2003, the Company recorded a charge to reduce its deferred acquisition cost asset (DAC). Prior to the fourth quarter 2003, the Company recorded as DAC the management fee paid to the Company by its wholly-owned property/casualty insurance subsidiaries through their assumed share of the intercompany reinsurance pool. These costs were being deferred at the full amount of the management fee, which included an intercompany profit component. During the fourth quarter 2003, the DAC asset was adjusted to reflect only the underlying policy acquisition costs to the Company of the 5.5% pooled business. The adjustment of the DAC asset resulted in a one-time, non-cash charge to net income of $.07 per share.

Catastrophes are an inherent risk of the property/casualty insurance business and can have a material impact on the Company’s insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. Additionally, the Company’s property/casualty insurance subsidiaries’all-lines excess-of-loss reinsurance agreement with the Exchange should substantially mitigate the effect of catastrophe losses on the Company’s financial position. During 2003,2002 and 2001, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $10.0 million, $7.1 million and $1.6 million, respectively. The 2003 catastrophe losses were largely driven by Hurricane Isabel, which affected the states of North Carolina, Maryland,Virginia, Pennsylvania and the District of Columbia. Catastrophe losses in 2003 contributed 5.2 points to the combined ratio compared to 4.3 points in 2002 and 1.1 points in 2001.

The Company’s property/casualty insurance subsidiaries’ reinsurance business includes its share of the Property and Casualty Group’s unaffiliated voluntary and involuntary assumed business, its share of the Property and Casualty Group’s unaffiliated ceded business and reinsurance ceded under the excess-of-loss agreement with the Exchange. The Company’s share of the unaffiliated voluntary assumed reinsurance business generated an underwriting gain of $1.6 million in 2003 compared to underwriting losses of $0.6 million and $11.8 million recorded in 2002 and 2001, respectively. During 2003, the Company announced plans that the Exchange would exit the voluntary assumed reinsurance business as of December 31,2003, to allow the Property and Casualty Group to focus on its core business and lessen its underwriting exposure.

During 2003,2002 and 2001, the Company’s property/ casualty insurance subsidiaries recorded $6.5 million, $8.8 million and $7.2 million, respectively, in reinsurance recoveries under the excess-of-loss reinsurance agreement with the Exchange. No cash payments have been made between the companies in 2003,2002, or 2001 for these recoveries as the contract states the reimbursement is made when the claims are paid. The contract also states that any unpaid loss recoverables will be commuted 60 months after that annual period expires. The total recoverable reduces the Company’s loss and loss adjustment expenses on the Consolidated Statements of Operations.

The annual premium paid to the Exchange for this agreement totaled $2.5 million in 2003, $2.1 million in 2002 and $1.5 million in 2001.

Recoveries by accident year are as follows:

(dollars in thousands)

	Accident Year
Calendar						Total
Year	2003	2002	2001	2000	1999	Recoveries

2003	$6,012	$(1,969)	$2,645	$(57)	$(170)	$6,461
2002		2,002	2,176	2,213	2,424	8,815
2001			6,506	0	735	7,241

During 2003, the $6.0 million recoveries in the 2003 accident year included the loss recoveries from the impact of Hurricane Isabel. During 2002, actual loss development patterns of prior reserve estimates revealed higher loss amounts than previously recorded. Re-estimations of prior accident year reserves, as well as the estimate for accident year 2002, were increased after incorporating this new information. During 2001, the $6.5 million related to the 2001 accident year included the losses related to the World Trade Center.

Also included in the Company’s policy acquisition and other underwriting expenses is the property/casualty insurance subsidiaries’share of costs related to the eCommerce initiative. Costs associated with the eCommerce initiative totaled $2.5 million, $3.9 million and $1.3 million for 2003, 2002 and 2001, respectively. These costs relate to application development expenses associated with the eCommerce initiative covered under an intercompany technology cost-sharing agreement (“Agreement”). The Agreement provides that the application development costs and the related enabling technology costs, such as technical infrastructure and architectural tools, will be shared among the Property and Casualty Group in a manner consistent with the sharing of property/casualty underwriting results under the existing intercompany pooling agreement. Since the amounts are pooled within the Exchange and ceded to members of the pooling agreement at their participation levels, the Company, by way of its insurance subsidiaries, incurs a 5.5 percent share of these costs. These technology costs are included in the policy acquisition and other underwriting expenses in the Company’s Consolidated Statements of Operations.

Investment operations

	Years ended December 31
	(dollars in thousands)
	2003	2001	2002

Net investment income	$58,298	$55,440	$49,884
Net realized gains (losses) on investments	10,445	(11,237)	(29,146)
Equity in earnings of EFL	7,429	1,732	773
Equity in losses of limited partnerships	(2,000)	(3,654)	(2,740)

Net revenue from investment operations	$74,172	$42,281	$18,771

The increase in net revenue from investment operations in 2003 is primarily due to net realized gains of $10.4 million in 2003, compared to net realized losses of $11.2 million in 2002, as well as increased earnings from the Company’s equity investment in EFL. In 2003, net realized gains included $6.0 million in losses from impairment charges related primarily to bonds in the finance and retail segments and to equity securities in the energy segment. Of the $6.0 million, $3.7 million related to equity securities and $2.3 million related to fixed maturities. Impairment charges totaled $25.4 million in 2002, were comprised of $20.6 million and $4.8 million related to fixed maturities and equity securities, respectively. The increase in net revenue from investment operations in 2002 from 2001 is primarily due to the $11.2 million in net realized losses recorded in 2002 compared to $29.1 million in net realized losses recorded in 2001. The $29.1 million of net realized losses in 2001 was in part due to a proactive year-end tax-motivated selling strategy.

Net investment income increased 5.2% in 2003 and 11.1% in 2002. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios. Increases in investments in taxable bonds contributed to the growth in net investment income in 2003 and 2002. Declines in overall market yields caused lower growth in 2003 investment income compared to 2002.

The Company’s performance of its fixed maturities and equity securities compared to selected market indices is presented below.

Pre-tax annualized returns

	Two years ended December 31, 2003

Fixed maturities—corporate	8.40%
Fixed maturities—municipal	5.92	(1)
Preferred stock	9.81	(1)
Common stock	(2.24)
Benchmark indices:
Lehman Brothers Global
Aggregate Bond Index—Unhedged	14.50	%(2)
Lehman Brothers Global
Aggregate Bond Index—Hedged	5.75
S&P 500 Composite Index	0.12

(1)	Returns on municipal fixed maturities and preferred stocks have tax-equivalent yields of 8.74% and 10.81%, respectively.
(2)	Unhedged global bond index return includes the effects of currency fluctuations.

Limited partnership earnings pertain to investments in U.S. and foreign private equity, real estate and mezzanine debt partnerships. Private equity and mezzanine debt limited partnerships incurred realized losses of $5.4 million in 2003 compared to losses of $8.0 million in 2002. Included in the partnerships’ realized losses are impairment charges of $5.0 million and $6.9 million in 2003 and 2002, respectively. Real estate limited partnerships reflected earnings of $3.3 million in 2003 compared to $4.4 million in 2002.

The Company’s 21.6% ownership of EFL is accounted for under the equity method of accounting. The Company’s 2003 earnings from its investment in EFL, before income taxes, increased $5.7 million from 2002. The increased earnings from the Company’s investment in EFL in 2003 are related to a reduction in the realized losses on EFL’s investments in 2003 compared to 2002 and higher interest spreads on the Company’s interest-sensitive products.

Financial condition

Investments

The Company’s investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company’s investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At December 31,2003 and 2002, the Company’s investment portfolio of investment-grade bonds, common stock, investment-grade preferred stock and cash and cash equivalents represents 39.6% and 41.1%, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.

Distribution of investments

	Carrying value at December 31
	(dollars in thousands)
	2003	%	2002	%

Fixed maturities	$879,361	74	$708,068	71
Equity securities:
Preferred stock	148,952	13	157,563	16
Common stock	40,451	3	36,515	3
Limited partnerships	111,218	9	91,046	9
Real estate mortgage loans	5,182	1	5,567	1

Total investments	$1,185,164	100%	$998,759	100%

The Company continually reviews the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings,general economic conditions and/or conditions specifically affecting the underlying issuer or its industry, including downgrades by the major rating agencies, are considered in evaluating impairment in value. In addition to specific factors, other factors considered in the Company’s review of investment valuation are the length of time the market value is below cost and the amount the market value is below cost.

There is a presumption of impairment for common equity securities and equity limited partnerships when the decline is, in management’s opinion, significant and of an extended duration. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if sufficient objective evidence exists to refute the presumption of impairment. When the presumption of impairment is confirmed, the Company will recognize an impairment charge to operations. Common stock impairments are included in realized losses in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships in the Consolidated Statements of Operations.

For fixed maturity and preferred stock investments, the Company individually analyzes all positions with emphasis on those that have, in management’s opinion,declined significantly below cost. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates,changes relating to a decline in credit quality, or other issues affecting the investment. A charge is recorded in the Consolidated Statements of Operations for positions that have experienced other-than-temporary impairments due to credit quality or other factors, or for which it is not the intent of the Company to hold the position until recovery has occurred.

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

Diversification of fixed maturities

Carrying value at December 31, 2003

The Company’s fixed maturity investments include 95.3% of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba1/BB+) at December 31, 2003. Included in this investment-grade category are $314.1 million, or 35.7%, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company’s portfolio are rated by external rating agencies.

If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities,allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.

Quality* of fixed maturities

Carrying value at December 31,2003

Securities classified as available-for-sale are carried at market value with unrealized gains and losses net of deferred taxes included in shareholders’equity. At December 31,2003, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $29.1 million,compared to $20.9 million at December 31,2002.

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

Diversification of equity securities

Carrying value at December 31,2003

At December 31,2003, equity securities represented 16.0% of total invested assets.

The Company’s equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31,2003, the net unrealized gain on equity securities, net of deferred taxes, amounted to $24.1 million, compared to $12.0 million at December 31,2002.

Limited partnership investments

The Company’s limited partnership investments include U.S. and foreign private equity, real estate and mezzanine debt investments. During 2003, limited partnership investments increased $20.2 million to $111.2 million. Mezzanine debt and real estate limited partnerships, which comprise 49.5% of the total limited partnerships, produce a predictable earnings stream while private equity limited partnerships, which comprise 50.5% of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.

Distribution of limited partnership investments

	Carrying value at December 31
	(dollars in thousands)
	2003	2002

Private equity	$56,207	$48,307
Real estate	39,341	28,510
Mezzanine debt	15,670	14,229

	$111,218	$91,046

Liabilities

Property/casualty loss reserves

Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported. The estimated loss reserve for reported claims is based primarily upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. Estimates of bulk reserves for unreported claims and loss settlement expenses are determined on the basis of historical information by line of insurance as adjusted to current conditions. Loss reserves are set at full-expected cost, except for loss reserves for workers’compensation, which have been discounted at 2.5% in 2003 and 2002. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results.

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

At December 31, 2003, the Property and Casualty Group’s estimated total loss exposure related to the events of September 11th remained at $150 million. During the first quarter of 2003, the Company updated its comprehensive review of reinsurance claims related to the World Trade Center attack. At December 31, 2003, paid claims and case reserves on reported claims total $83.8 million with an additional exposure to adverse development of $47.7 million if every claim ultimately develops into the full layer limit loss. These estimates are based on the September 11th attack being considered one event. If the attack comes to be considered two events, the Company anticipates an additional loss of approximately $22 million. Based on this review, the Company believes the $150 million total loss estimate should be sufficient to absorb the potential development that may occur from the first and/or second event. The Company’s property/casualty insurance subsidiaries share of losses related to the World Trade Center attack amounted to $5.8 million in 2001 net of recoveries under the excess-of-loss reinsurance agreement with the Exchange. No losses were recognized by the Company’s property/casualty insurance subsidiaries in 2003 or 2002 related to the World Trade Center attack.

Impact of inflation

Property/casualty insurance premiums are established before losses and loss adjustment expenses, and the extent to which inflation may impact such expenses are known. Consequently, in establishing premium rates, the Company attempts to anticipate the potential impact of inflation.

Quantitative and qualitative disclosures about market risk

The Company is exposed to potential loss from various market risks, including changes in interest rates, equity prices, foreign currency exchange rate risk and credit risk.

Interest rate risk

The Company’s exposure to interest rates is concentrated in the fixed maturities portfolio. The fixed maturities portfolio comprises 74.2% and 70.9% of invested assets at December 31,2003 and 2002, respectively. The Company does not hedge its exposure to interest rate risk since it has the capacity and intention to hold the fixed maturity positions until maturity. The Company calculates the duration and convexity of the fixed maturities portfolio each month to measure the price sensitivity of the portfolio to interest rate changes. Duration measures the relative sensitivity of the fair value of an investment to changes in interest rates. Convexity measures the rate of change of duration with respect to changes in interest rates. These factors are analyzed monthly to ensure that both the duration and convexity remain in the targeted ranges established by management.

Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

	As of December 31,2003
	(dollars in thousands)
	Principal	Weighted-average
	cash flows	interest rate

Fixed maturities, including notes from EFL:
2004	$52,088	5.5%
2005	55,968	5.4
2006	68,408	4.7
2007	71,150	4.9
2008	89,957	5.1
Thereafter	537,078	6.0

Total	$874,649

Market value	$919,361

	As of December 31,2002
	(dollars in thousands)
	Principal	Weighted-average
	cash flows	interest rate

Fixed maturities, including note from EFL:
2003	$69,622	6.3%
2004	49,195	6.9
2005	55,322	6.3
2006	37,390	6.3
2007	64,000	5.4
Thereafter	425,331	6.8

Total	$700,860

Market value	$723,068

Actual cash flows may differ from those stated as a result of calls, prepayments or defaults.

A sensitivity analysis is used to measure the potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In the Company’s sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible changes in those rates. The following pro forma information is presented assuming a 100 basis point increase in interest rates at December 31 of each year and reflects the estimated effect on the fair value of the Company’s fixed maturity investment portfolio. The Company used the modified duration of its fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31,2003 and 2002.

Fixed maturities interest rate sensitivity analysis 100 basis point rise in interest rates

	As of December 31
	(dollars in thousands)
	2003	2002

Current market value	$919,361	$723,068
Change in market value (1)	(40,160)	(29,682)

Pro forma market value	$879,201	$693,386

Modified duration (2)	4.4	4.1

(1)	The change in market value is calculated by taking the negative of the product obtained by multiplying (i) modified duration by (ii) change in interest rates by (iii) market value of the portfolio.

(2)	Modified duration is a measure of a portfolio’s sensitivity to changes in interest rates. It is interpreted as the approximate percentage change in the market value of a portfolio for a certain basis point change in interest rates.

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

The Company’s portfolio of limited partnership investments has exposure to market risks, primarily relating to the financial performance of the various entities in which they invested. The limited partnership portfolio comprises 9.4% and 9.1% of invested assets at December 31, 2003 and 2002, respectively. These investments consist primarily of equity investments in small- and medium-sized companies and in real estate. The Company achieves diversification within the limited partnership portfolio by investing in approximately 62 partnerships that have approximately 1,350 distinct investments. The Company reviews at least quarterly the limited partnership investments by sector, geography and vintage year. These limited partnership investments are diversified to avoid concentration in a particular industry or geographic area. The Company performs extensive research prior to investment in these partnerships.

Foreign currency risk

The Company has foreign currency risk in the limited partnership portfolio. The limited partnership portfolio includes approximately $16.2 million of partnerships that are denominated in Euros. The Company also is exposed to foreign currency risk through commitments to Euro-denominated partnerships of approximately $11.3 million. The foreign currency risk in the partnerships denominated in Euros and the foreign currency risk in the commitments due in Euros are partially offsetting. This risk is not hedged, although the Euro rate is monitored daily and the Company may decide to hedge all or some of the partnership-related foreign currency risk at some time in the future.

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

The Company is also exposed to a concentration of credit risk with the Exchange. See the previous section, “Transactions and Agreements with Related Parties”, for further discussion of this risk.

Liquidity and capital resources

Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs. The Company’s major sources of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company’s and Erie Insurance Company of New York’s 5.5% participation in the underwriting results of the reinsurance pool with the Exchange,and investment income from affiliated and nonaffiliated investments. With respect to the management fee, funds are received generally from the Exchange on a premiums-collected basis. The Company has a receivable from the Exchange and affiliates related to the management fee receivable from premiums written, but not yet collected, as well as the management fee receivable on premiums collected in the current month. The Company pays nearly all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange generally reimburses the Company for these expenses on a paid basis each month.

Management fee and other cash settlements due at December 31 from the Exchange were $195.6 million and $177.2 million in 2003 and 2002, respectively. A receivable from EFL for cash settlements totaled $3.4 million at December 31,2003, compared to $2.8 million at December 31, 2002. The receivable due from the Exchange for reinsurance recoverable from unpaid loss and loss adjustment expenses and unearned premium balances ceded to the intercompany reinsurance pool rose 21.0% to $785.1 million,from $649.0 million at December 31,2003 and 2002, respectively. These increases are the result of corresponding increases in direct loss reserves, loss adjustment expense reserves and unearned premium reserves of the Company’s property/casualty insurance subsidiaries that are ceded to the Exchange under the intercompany pooling agreement. The increase in the property/casualty insurance subsidiaries reserves ceded to the Exchange is a result of a corresponding increase in direct premium written by the Company’s property/casualty insurance subsidiaries. The increase in the property/casualty insurance subsidiaries’direct written premium was 15.1% and 26.7% for the years ended December 31,2003 and 2002, respectively. Total receivables from the Exchange represented 12.2% of the Exchange’s assets at December 31,2003, and 11.8% at December 31,2002. Cash outflows are variable because of the fluctuations in settlement dates for liabilities for unpaid losses and because of the potential for large losses, either individually or in aggregate.

The Company has certain obligations and commitments to make future payments under various contracts. As of December 31,2003, the aggregate obligations were:

	Payments Due By Period

		Less than	1-3	3-5
(dollars in thousands)	Total	1 year	years	years

Limited partnership commitments	$86,774	$14,089	$60,789	$11,896
Operating leases—other	15,373	5,182	9,415	776
Operating leases—real estate	8,448	2,617	5,187	644
Operating leases—computer	5,379	3,982	1,397	—
Financing arrangements	1,784	724	1,060	—
eCommerce Program consulting arrangements	1,519	1,519	—	—

Total	$119,277	$28,113	$77,848	$13,316

The limited partnership commitments included in the table above will be funded as required for capital contributions at any time prior to the agreement expiration date. The commitment amounts are presented using the expiration date as the factor by which to age when the amounts are due. At December 31,2003, the total commitment to fund limited partnerships that invest in private equity securities is $49.3 million, real estate activities $20.2 million and mezzanine debt of $17.3 million. The Company expects to have sufficient cash flows from operations to meet these partnership commitments.

The other operating leases include various computer software and licenses. Of the total $15.4 million obligation, approximately $9.2 million will be reimbursed to the Company from its affiliates. The Company has operating leases for 16 of its 23 field offices that are operated in the states in which the Property and Casualty Group does business. Of the total $8.4 million obligation, approximately $5.8 million will be reimbursed to the Company from its affiliates. Of the $5.4 million obligation related to the operating leases for computer equipment which were entered into in conjunction with the eCommerce initiative, approximately $3.2 million will be reimbursed to the Company from its affiliates.

The financing arrangements are related to software licenses and printing equipment. Payments are due periodically and the respective items will be owned at the end of the agreements. Of the total $1.8 million, approximately $1.0 million will be reimbursed to the Company from its affiliates.

Not included in the table above are the obligations for the Company’s unfunded benefit plans including the Supplemental Employee Retirement Plan (SERP) for its executive and senior management, the directors’retirement plan and the post retirement health care plan. The recorded accumulated benefit obligations for these plans at December 31,2003, is $22.2 million. The Company expects to have sufficient cash flows from operations to meet the future benefit payments as they become due.

There are no off-balance sheet obligations related to the variable interest the Company has in the Exchange. Any liabilities between the Exchange and the Company are recorded in the Consolidated Statements of Financial Position of the Company. The Company has no other material off-balance sheet obligations or guarantees.

The Company generates sufficient net positive cash flow from its operations to fund its commitments and build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities for the years ended December 31,2003,2002 and 2001, were $225.4 million, $187.6 million and $148.6 million, respectively.

Cash flows provided by operating activities may be impacted in 2004 by the reduction of the management fee rate from the 2003 rate of 24.0% to 23.5% and the discontinuance of the assumed voluntary reinsurance business by the Exchange, which generates service fee revenue for the Company. Service fee income comprised $7.2 million and $12.8 million of the service agreement revenue received in 2003 and 2002, respectively. Cash flows used in operating activities may be impacted in 2004 by the change in the agent compensation package. The changes are expected to increase the commissions paid to agents in 2004, relative to the agent contingency awards, by approximately $10 million to $12 million. This increase is anticipated to be offset in 2005 by the reduction in certain commercial commission rates which become effective January 1,2005. Salaries and wages paid could be impacted by the redeployment of staff from the eCommerce project to the Company.

Proceeds from the sales, calls and maturities of fixed maturity positions totaled $357.1 million, $232.3 million and $189.9 million in 2003, 2002 and 2001, respectively. The market interest rates declines of 2002 and 2001 continued into 2003 contributing to greater levels of calls. In 2002 and 2001, there were record numbers of credit quality downgrades and defaults, which led the Company to sell many of these issues in order to improve the overall credit quality of the fixed income portfolio.

In 2003, the Company issued a surplus note to EFL in the amount of $25 million to further strengthen EFL’s surplus and to support continued sales growth. The surplus note will be payable on demand on or after December 31, 2018, however, principal and interest payments by EFL to the Company are subject to the prior approval of the Pennsylvania Insurance Commissioner. Interest is scheduled to be paid semi-annually to the Company.

During 2003, the Company made a capital contribution of $50 million to its wholly-owned subsidiary, Erie Insurance Company. The capital will be used to strengthen the surplus of the property/casualty insurance subsidiary and to bring its premium to surplus leverage ratio in line with the other members of the Property and Casualty Group.

Dividends declared to shareholders totaled $50.6 million, $45.0 million and $40.4 million in 2003, 2002 and 2001, respectively. There are no regulatory restrictions on the payment of dividends to the Company’s shareholders, although there are state law restrictions on the payment of dividends from the Company’s subsidiaries to the Company. Dividends from subsidiaries are not material to the Company’s cash flows.

The Company established a stock repurchase program in 1999 for the repurchase of shares through 2002. In 2002, there were 207,217 shares repurchased at a total cost of $8.5 million. Total shares repurchased under the plan were 3.4 million with a total cost of $101.9 million. The Company discontinued share repurchases under this plan in 2002 due to the secondary offering by a major shareholder of the Company’s non-voting Class A common stock.

In December 2003, the stock repurchase program was reauthorized to allow the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. There were no shares repurchased under this plan in 2003. The Company intends to be active in repurchasing shares, however, the Company is unable to estimate the number of shares that will be repurchased during a specified period.

Financial ratings

The following table summarizes the current A. M. Best Company ratings for the insurers of the Erie Insurance Group:

Erie Insurance Exchange A+
Erie Insurance Company A+
Erie Insurance Property and Casualty Company A+
Erie Insurance Company of New York A+
Flagship City Insurance Company A+
Erie Family Life Insurance Company A

According to A.M. Best,a superior rating (A+) is assigned to those companies that, in A. M. Best’s opinion, have achieved superior overall performance when compared to the standards established by A. M. Best and have a superior ability to meet their obligations to policyholders over the long term. The A (Excellent) rating of EFL continues to affirm its strong financial position, indicating that EFL has an excellent ability to meet its ongoing obligations to policyholders. By virtue of its affiliation with the Property and Casualty Group, EFL is typically rated one financial strength rating lower than the property/casualty companies by A.M. Best Company. The insurers of the Erie Insurance Group are also rated by Standard & Poor’s, but this rating is based solely on public information. Standard & Poor’s rates these insurers Api, “strong.” Financial strength ratings continue to be an important factor in evaluating the competitive position of insurance companies.

Regulatory risk-based capital

The standard set by the National Association of Insurance Commissioners (NAIC) for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2003, the companies comprising the Property and Casualty Group all had RBC levels substantially in excess of levels that would require regulatory action. The Exchange’s RBC levels strengthened in 2003 due to its gain in surplus, lower ratio of common stocks to surplus and decision to exit the reinsurance business.

Factors that may affect future results

Financial condition of the Exchange

The Company has a direct interest in the financial condition of the Exchange because management fee revenues are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Additionally, the Company participates in the underwriting results of the Exchange through the pooling arrangement in which the Company’s insurance subsidiaries have a 5.5% participation. The Company’s property/casualty insurance subsidiaries have in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange to reduce potential exposure to catastrophe losses and variations in long-term underwriting results. Additionally, a concentration of credit risk exists related to the unsecured receivables due from the Exchange for certain fees, costs and reimbursements.

To the extent that the Exchange incurs underwriting losses or investment losses resulting from declines in the value of its marketable securities, the Exchange’s policyholders’surplus would be adversely affected. If the surplus of the Exchange were to decline significantly from its current level, the Property and Casualty Group could find it more difficult to retain its existing business and attract new business. A decline in the business of the Property and Casualty Group would have an adverse effect on the amount of the management fees the Company receives and the underwriting results of the Property and Casualty Group in which the Company has a 5.5% participation. In addition, a decline in the surplus of the Exchange from its current level would make it more likely that the management fee rate would be further reduced.

The Company disclosed in its’third quarter 2003 Form 10Q that it believed under Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), that the Erie Insurance Exchange (Exchange) was a variable interest entity (VIE) and that the Company was the primary beneficiary of the Exchange, under the interpretation, and must consolidate the financial results of the Exchange with those of the Company. The Company re-evaluated its’position in response to revisions made by the FASB to FIN46 in the fourth quarter 2003. The FASB revised FIN46 to provide that only the variability in fees paid to decision maker should be included in the calculation of the primary beneficiary of a VIE. Prior to the change, FIN46 required that the gross fees paid to the decision maker should be included in the expected residual returns computation in determination of the primary beneficiary. As a result of this change, management concluded that the Company is not the primary beneficiary of the Exchange. Consequently, under FIN46 the results of the Exchange will not be consolidated with the results of the Company.

Additional information, including condensed financial statements of the Exchange, is presented in Note 13 to the Consolidated Financial Statements. See page 57.

Underwriting profitability

Underwriting practices affect the number of new policyholders eligible for coverage with the Property and Casualty Group as well as the number eligible to renew and the terms of renewal. The gravity of risks accepted by the Property and Casualty Group is a major factor influencing underwriting profitability. Underwriting profitability is also largely affected by trends underlying the cost of settling claims. Taken together, the Property and Casualty Group’s pricing actions, underwriting practices and claims severity initiatives are designed to improve the overall underwriting result of the Property and Casualty Group. The following actions were implemented in management’s effort to improve underwriting profitability during 2003:

•	Controlling loss severity;

•	Instituted programs to control exposure growth and improve underwriting risk selection;

•	Obtained additional premium on risks through rate increases;

•	Exited the Property and Casualty Group’s assumed reinsurance business;

•	Suspended new agent appointments for the latter half of 2003;

•	Relaxed the timeframe for Erie Insurance Group to begin operations in Minnesota; and

•	Modified agent contingency award program for independent agents

Controlling loss severity—Loss severity has trended upward for many of the Property and Casualty Group’s lines of business over the last several years. Private passenger automobile liability, homeowners’property, commercial multi-peril and workers compensation lines of insurance have experienced accelerated increases in loss severity.

The Property and Casualty Group has responded to these trends by implementing a number of initiatives aimed at controlling loss severity. Management has established specialty adjusting units to address loss severity in both private passenger auto bodily injury and uninsured/ underinsured motorists liability claims as well as workers compensation claims. New medical management loss review services have also been introduced to address medical claim severity in these lines. To address property severity in the homeowners and commercial lines, the Property and Casualty Group has implemented new property estimating tools and extensive third party property training for all property adjusters. To address fraudulent claims, the Property and Casualty Group implemented intelligent fraud detection tools, which utilize the Company’s databases to evaluate trends or anomalies in claims and identify fraudulent claims. These initiatives, along with numerous other activities within the Group’s field operations, are targeted to reverse the recent deterioration in loss severity trends.

Control exposure growth and improve underwriting risk selection—The AWARE program, the acronym for Agents Writing And Reunderwriting Excellence, is a comprehensive set of initiatives directed at improving the pool of risks insured by the Property and Casualty Group. This program was initiated at the beginning of 2003 and consisted of reinforcing underwriting guidelines for new business and increased rigor in reunderwriting renewal business. The Property and Casualty Group has experienced slower growth in premiums, partially as a result of the AWARE program. New policies decreased 14.0% to 581,538 from 676,427 and the twelve-month moving average policy retention rate declined to 90.2% for 2003 from 91.2% for 2002. Downward trends may continue into 2004 as the revised underwriting practices may dampen new policy sales and renewal policy retention rates.

Insurance premium rate increases—The premium growth attributable to rate increases of the Property and Casualty Group bears directly on the management fee revenue and ongoing profitability of the Company. In recent years, prices for commercial and personal lines insurance have increased considerably in the industry. The property/casualty insurers of the Property and Casualty Group have also increased prices considerably through 2004. The Company continually evaluates pricing levels, balancing competitive conditions and the need to maintain the solid financial condition of the insurers of the Property and Casualty Group. Pricing actions contemplated or taken by the Property and Casualty Group are subject to various regulatory requirements of the states in which these insurers operate. The pricing actions already implemented, or to be implemented through 2004, will have an effect on the market competitiveness of the Property and Casualty Group’s insurance products. Such pricing actions, and those of our competitors, could affect the ability of our agents to sell and/or renew business.

Rate increases filed by the Property and Casualty Group for certain lines of business in various states were sought to offset growing loss costs in those lines. Premium increases anticipated due to pricing actions approved through December 31, 2003, could amount to approximately $254.1 million in written premium for the Property and Casualty Group in 2004. There is also the potential for an additional $66.2 million in written premium for the Property and Casualty Group in 2004 resulting from pricing actions contemplated or filed and awaiting approval. The majority of the anticipated increase stems from the private passenger and commercial multiple-peril, workers’compensation and commercial auto lines of business as well as the homeowners line of business. Further rate actions continue to be contemplated for 2004. Price increases can reduce the Property and Casualty Group’s ability to attract new policyholders and to retain existing policyholders because of the possibility of acquiring coverage at more competitive prices from other insurers.

Rate increases accounted for $208.4 million in written premium for the Property and Casualty Group in 2003, including the effects of rate increases filed in 2002. This was a substantial increase, 68.3%, over the 2002 written premium attributable to rate filings of $122.2 million. Because all policies issued by the Property and Casualty Group are for a one-year term, it will take 24 months before the full impact of rate increases are recognized in earned premiums of the Property and Casualty Group.

Exiting the Property and Casualty Group’s assumed reinsurance business—The Property and Casualty Group exited its assumed reinsurance business effective December 31, 2003. This action was taken in order to dedicate capital and align resources around the Property and Casualty Group’s core business operations—personal and small commercial property/casualty lines—and to lessen underwriting exposure. Premiums from the voluntary assumed reinsurance business were $119.8 million in 2003, down from $183.2 million, or a decline of 34.6% from 2002. The Company receives a fee (service agreement revenue) as compensation from the Exchange for the management and administration of the voluntary assumed reinsurance business. Service agreement revenue totaled $7.2 million and $12.8 million in 2003 and 2002, respectively. The Company expects only a nominal amount of assumed reinsurance premium will be written in 2004 as this operation is discontinued. Consequently, service fees will also be nominal.

Suspension of new agency appointments—During the first half of 2003, the Property and Casualty Group appointed about 50 new agencies. Agent appointment efforts were suspended for the remainder of 2003 to enable field managers to focus their attention on agency performance, including training new agents, supporting agents’ reunderwriting efforts, and helping them effectively apply the underwriting guidelines to ensure that appropriate risks are being underwritten. In 2004, the Company estimates that it will appoint approximately 50 agencies.

Relaxing the timeframe for entrance into new states— The Company planned to begin writing business in Minnesota by the end of 2004. In mid-2003, management decided to relax the timeframe for entry into the state of Minnesota, while continuing efforts toward obtaining a license in Minnesota in anticipation of entry into the state at a future date.

Modified agent contingency award program for independent agents—Agency compensation was modified to align contingency awards with the Property and Casualty Group’s underwriting profitability and quality growth goals. Changes to the agent contingency award program place more emphasis on underwriting profitability and quality growth in new and renewal property/casualty business. Agents also receive an award for life insurance production, contingent upon meeting underwriting profitability objectives under the plan. The changes to the agent contingency award program are effective as of January 1, 2004. In 2004, total commission expenses are expected to increase as a result of the changes to the agent contingency award program.

These actions may reduce the growth rate of the Property and Casualty Group’s new and renewal premium and could adversely affect policy retention rates currently enjoyed by the Property and Casualty Group. To the extent the premium growth rate of the Property and Casualty Group direct written premiums is impacted by these actions, the growth in the Company’s management fee revenue will be proportionally affected. Offsetting the potential negative impacts on growth and policy retention from more rigorous underwriting practices are the beneficial impacts to underwriting profitability. As the quality of the business improves, profitability should improve, and premium rates can be reduced, making the Property and Casualty Group products more attractive to potential customers and more desirable to existing customers. Improvements in underwriting profitability could directly affect the Company by virtue of its 5.5% share of the intercompany pooling agreement.

Catastrophe losses

The Property and Casualty Group conducts business in 11 states and the District of Columbia, primarily in the mid-Atlantic, midwestern and southeastern portions of the United States. A substantial portion of the business is private passenger and commercial automobile, homeowners and workers’ compensation insurance in Ohio, Maryland, Virginia and, particularly, Pennsylvania. As a result, a single catastrophe occurrence or destructive weather pattern could materially adversely affect the results of operations and surplus position of the members of the Property and Casualty Group. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions. From 1993 to 2001, the Property and Casualty Group had not purchased catastrophe reinsurance because Company management concluded the benefits of such coverage were outweighed by the costs of the coverage in light of the Exchange’s substantial surplus position and its ratio of net premiums written to surplus. In 2002, the lowering of the surplus levels of the Exchange, along with increasing catastrophe risk exposure as a result of accelerating policy growth, resulted in management’s decision to purchase catastrophe occurrence reinsurance coverage. For 2003, the Property and Casualty Group entered into a reinsurance treaty to mitigate the future potential catastrophe loss exposure. The property catastrophe reinsurance treaty provided coverage of up to 95.0% of a loss of $415 million in excess of the Property and Casualty Group’s loss retention of $115 million per occurrence. This agreement was renewed for 2004 under the terms of coverage of up to 95.0% of a loss of $460 million in excess of the Property and Casualty Group’s loss retention of $140 million per occurrence.

Incurred But Not Reported (IBNR) losses

The Property and Casualty Group is exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5.5% participation in the intercompany reinsurance pooling agreement with the Exchange. The Company strives to establish reserves at the end of each period that are fully reflective of the ultimate value of all claims incurred. However these reserves are, by their nature, only estimates and cannot be established with absolute certainty.

Insurance company insolvencies

The insurance companies of the Property and Casualty Group pay assessments under the solvency or guaranty laws of the various states in which they are licensed. Insolvencies have not had a material effect in the recent three years but future insolvencies of property/casualty insurers in states where the Erie Insurance Group does business could result in future assessments.

Information technology costs

In 2001, the Erie Insurance Group began a comprehensive program of eCommerce initiatives in support of the Erie Insurance Group’s agency force and back office policy underwriting, issuance and administration. The eCommerce program is intended to improve service and efficiency, as well as result in increased sales. The program will produce an enduring benefit to the subscribers of the Exchange and all Property and Casualty Group policyholders as the system avails the Erie Insurance Group of infrastructure and processing capability that is progressive, expandable and capable of supporting the Group’s strategic direction.

The first major component of the eCommerce program (network and desktop hardware deployment) was completed during the second quarter of 2002. Also, the Erie Insurance Group completed a pilot of the new Web interface to a limited number of agents and employees in July 2002.

In August 2002, the eCommerce program took advantage of a significant business opportunity to work with a well-known provider of information technology services and solutions to develop the Erie Insurance Group’s eCommerce system called ERIEConnection®. The Erie Insurance Group is now working with that service provider to be the chief integrator and co-manager of the eCommerce program and to co-develop software applications that meet the Company’s needs.

The Erie Insurance Group has spent approximately $148 million on the technology effort through 2003. In addition to this amount, $3.9 million has been committed for computer and equipment leases. Target delivery dates established in 2002 have generally not been met as management has devoted increased effort to quality assurance efforts to ensure that the rollout creates only minimal business disruption. Revised target dates and program costs are in the process of being developed and are expected to exceed original target delivery dates and costs.

Post-implementation expenses will be incurred for maintaining ERIEConnection® and related staffing costs. These expenses will be borne by the Property and Casualty Group,and the Company will share in the expenses by virtue of the Cost-Sharing Agreement for Information Technology Development.

Certain staffing costs in future, post-implementation years will increase given the need to support two systems. The future costs and their impact on the Company can not yet be estimated. Post-implementation staffing costs related to personnel no longer deployed to the eCommerce program will not be subject to the Agreement. They will be subject to cost allocations which will likely result in a greater proportion of cost absorbed by the Company.

In addition to the impact of eCommerce on costs, the implementation of this new system will require a significant investment in training and orientation for the independent agency force. During implementation, as agency resources are dedicated to learning the new system, new business production is expected to be curtailed over the short term. The amount of lost production will correlate to the timing and duration of the rollout effort as well as the number and types of issues encountered. Precise measurement of this impact on production can not yet be estimated.

Repurchase program

In December 2003, the Board approved a share repurchase program authorizing the repurchase of up to $250 million of the Company’s class A shares through December 31,2006. The Company may repurchase shares in the open market or blocks of shares privately (subject to certain limitations). The Company may or may not repurchase shares equal to the amount authorized by the Board depending on trading volume, price movements, availability of block purchases or other factors affecting the Company’s class A shares.

Sarbanes-Oxley Act of 2002—Section 404 Internal Control Reporting

The Sarbanes-Oxley Act of 2002 established numerous compliance requirements for public companies including the Company. These requirements include, among others, the annual evaluation of internal controls. To the extent this evaluation uncovers business processes or practices felt by management to require improvement or revision, Company business practices could be altered, producing financial or competitive changes to the Company. The Company has not estimated the total cost of compliance with Sarbanes-Oxley, but the impact of this cost could be significant to the Company.

Terrorism

The World Trade Center terrorist attack resulted in staggering losses for the insurance industry and has caused uncertainty in the insurance and reinsurance markets. The Property and Casualty Group recorded a loss of $150 million in 2001 related to this attack.

The Company’s 5.5% share of this incurred loss was $5.8 million, after consideration of recoveries under the excess-of-loss reinsurance agreement. Accordingly, the industry was compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. The Property and Casualty Group’s personal and commercial property/casualty insurance policies were not priced to cover the risk of terrorist attacks and losses such as those suffered in the World Trade Center terrorist attack. The Property and Casualty Group initially excluded or limited some coverages and exposures where permitted by state regulators prior to enactment of the Terrorism Risk Insurance Act of 2002, discussed below.

On November 26,2002, President Bush signed the Terrorism Risk Insurance Act of 2002 (“Act”), establishing a program for commercial property/casualty losses, including workers’compensation, resulting from foreign acts of terrorism. The Act requires commercial insurers to make terrorism coverage available immediately and provides limited federal protection above individual company retention levels, based upon a percentage of direct earned premium, and above aggregate industry retention levels that range from $10 billion in the second year to $15 billion in the third year. The federal government will pay 90% of covered terrorism losses that exceed retention levels. The Act is scheduled to expire on December 31,2005. Personal lines are not included under the protection of the Act, and state regulators have not approved exclusions for acts of terrorism on personal lines policies. The Property and Casualty Group is exposed to terrorism losses for personal and commercial lines and workers’compensation, although commercial lines are afforded a backstop above certain retention levels for foreign acts of terrorism under the federal program. The Property and Casualty Group could incur large losses if future terrorist attacks occur.

The Erie Insurance Group has taken the steps necessary to comply with the Act by providing notices to all commercial policyholders, disclosing the premium, if any, attributable to coverage for acts of terrorism, as defined in the Act, and disclosing federal participation in payment of terrorism losses. Efforts are continuing to provide appropriate notices to new and renewal policyholders. The Act pre-empted any exclusion or provision in place prior to November 26,2002 that excluded or limited coverage for losses from foreign acts of terrorism. Insurers may exclude coverage for foreign acts of terrorism under the Act if the policyholder accepts an exclusion and rejects coverage or fails to pay additional premium charges after notice is given. Exclusions are not allowed under workers’compensation policies and rates for terrorism coverage are applied in accordance with state laws.

The Erie Insurance Group continues to evaluate procedures that have been established to comply with the Act. Premium charges for terrorism coverage for property/casualty lines other than workers’compensation are currently applied only for a small number of new and renewal commercial policies where deemed appropriate based upon individual risk factors and characteristics. Appropriate disclosure notices are provided in accordance with the Act. The Erie Insurance Group is evaluating systems and procedures and developing a rate structure and guidelines to accommodate premium charges for terrorism coverage where deemed appropriate for new and renewal commercial policies.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2003 and beyond. In some cases,you can identify forward-looking statements by terms such as“may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,“estimate,” “project,” “predict,” “potential“and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

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

	Years ended December

	2003	2002	2001

Premiums written as a percent of total by state:
District of Columbia	0.4%	0.4%	0.3%
Illinois	2.5	2.0	1.2
Indiana	4.4	4.3	4.2
Maryland	12.0	11.7	11.9
New York	3.8	3.6	3.1
North Carolina	5.9	5.7	5.3
Ohio	8.8	8.6	8.2
Pennsylvania	46.6	48.8	51.7
Tennessee	1.9	1.8	1.6
Virginia	8.2	8.1	8.0
West Virginia	4.7	4.5	4.4
Wisconsin	0.8	0.5	0.1

Total direct premiums written	100.0%	100.0%	100.0%

Premiums written by line of business:
Personal
Automobile	51.1%	52.6%	54.6%
Homeowners	16.8	15.8	16.0
Other	2.3	2.1	1.2

Total personal	70.2%	70.5%	71.8%
Commercial
Automobile	8.4%	8.5%	8.3%
Workers’ compensation	8.8	8.6	8.0
Commercial multi-peril	10.9	10.7	10.2
Other	1.7	1.7	1.7

Total commercial	29.8%	29.5%	28.2%

The growth rate of policies in force and policy retention trends can impact the Company’s management and insurance operating segments. Below is a summary of each by line of business for the Property and Casualty Group business.

	Years ended December 31 (amounts in thousands)

	2003	2002	2001

Policies in force:
Personal lines	3,273	3,072	2,724
Commercial lines	470	437	386

Total policies in force	3,743	3,509	3,110

Policy retention percentages:
Personal policy retention percentages	90.5%	91.5%	91.3%
Commercial policy retention percentages	87.3	88.2	87.7
Total policy retention percentages	90.2	91.2	90.9

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

Jeffrey A. Ludrof
President and Chief Executive Officer
February 17, 2004

Philip A. Garcia
Executive Vice President and Chief Financial Officer
February 17, 2004

Timothy G. NeCastro
Senior Vice President and Controller
February 17, 2004

Independent auditors' report on the consolidated financial statements

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania

We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company and subsidiaries as of December 31, 2003, and the related Consolidated Statements of Operations, Shareholders' Equity, and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Erie Indemnity Company and subsidiaries as of December 31, 2002, and for the two years then ended, were audited by other auditors, whose report dated February 7, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Ernst + Young LLP

Ernst & Young LLP
Cleveland, Ohio
February 17, 2004

Erie Indemnity Company
Consolidated statements of operations

	Years ended December 31
	(amounts in thousands, except per share data)
	2003	2002	2001

Operating revenue
Management fee revenue	$830,069	$733,036	$600,043
Premiums earned	191,592	163,958	137,648
Service agreement revenue	27,127	23,729	27,247

Total operating revenue	1,048,788	920,723	764,938

Operating expenses
Cost of management operations	616,382	526,785	451,374
Losses and loss adjustment expenses incurred	152,984	139,225	117,201
Policy acquisition and other underwriting expenses	51,112	39,861	32,258

Total operating expenses	820,478	705,871	600,833

Investment income — unaffiliated
Investment income, net of expenses	58,298	55,440	49,884
Net realized gains (losses) on investments	10,445	(11,237)	(29,146)
Equity in losses of limited partnerships	(2,000)	(3,654)	(2,740)

Total investment income — unaffiliated	66,743	40,549	17,998

Income before income taxes and equity in earnings of Erie Family Life Insurance Company	295,053	255,401	182,103
Provision for income taxes	(102,237)	(84,886)	(60,561)
Equity in earnings of Erie Family Life Insurance Company, net of tax	6,909	1,611	719

Net income	$199,725	$172,126	$122,261

Net income per share — basic and diluted	$2.81	$2.42	$1.71

Weighted average shares outstanding	70,997	71,081	71,342

See accompanying notes to Consolidated Financial Statements.

Erie Indemnity Company
Consolidated statements of financial position

	As of December 31 (dollars in thousands)

	2003	2002

Assets
Investments
Fixed maturities at fair value (amortized cost of $834,649 and $675,876, respectively)	$879,361	$708,068
Equity securities at fair value (cost of $152,338 and $175,593, respectively)	189,403	194,078
Limited partnerships (cost of $105,803 and $94,194, respectively)	111,218	91,046
Real estate mortgage loans	5,182	5,567

Total investments	1,185,164	998,759
Cash and cash equivalents	87,192	85,712
Accrued investment income	11,119	10,892
Premiums receivable from policyholders	266,957	239,704
Prepaid federal income taxes	0	12,000
Reinsurance recoverable from Erie Insurance Exchange on unpaid losses	687,819	577,917
Ceded unearned premiums to Erie Insurance Exchange	97,249	71,091
Note receivable from Erie Family Life Insurance Company	40,000	15,000
Other receivables from Erie Insurance Exchange and affiliates	199,078	180,041
Reinsurance recoverable from non-affiliates	480	232
Deferred policy acquisition costs	16,761	21,713
Property and equipment	13,868	14,378
Equity in Erie Family Life Insurance Company	56,072	48,545
Prepaid pension	52,666	40,352
Other assets	40,182	41,340

Total assets	$2,754,607	$2,357,676

Liabilities and shareholders’ equity
Liabilities
Unpaid losses and loss adjustment expenses	$845,536	$717,015
Unearned premiums	449,606	393,091
Commissions payable and accrued	152,869	135,311
Securities lending collateral	34,879	43,916
Accounts payable and accrued expenses	46,317	39,139
Federal income taxes payable	117	0
Deferred income taxes	27,515	12,618
Dividends payable	13,872	12,250
Employee benefit obligations	19,726	16,964

Total liabilities	1,590,437	1,370,304

Shareholders’ equity
Capital stock:
Class A common, stated value $.0292 per share; authorized 74,996,930 shares; 67,492,800 and 67,440,000 shares issued, respectively; 64,089,906 and 64,037,106 shares outstanding, respectively	1,969	1,967
Class B common, convertible at a rate of 2,400 Class A shares for one Class B share; stated value $70 per share; 2,878 and 2,900 shares authorized, issued and outstanding, respectively	201	203
Additional paid-in capital	7,830	7,830
Accumulated other comprehensive income	66,402	38,685
Retained earnings	1,189,628	1,040,547

Total contributed capital and retained earnings	1,266,030	1,089,232

Treasury stock, at cost, 3,402,894 shares in 2003 and 2002	(101,860)	(101,860)

Total shareholders’ equity	1,164,170	987,372

Total liabilities and shareholders’ equity	$2,754,607	$2,357,676

See accompanying notes to Consolidated Financial Statements.

Erie Indemnity Company
Consolidated statements of cash flows

	Years ended December 31 (dollars in thousands)

	2003	2002	2001

Cash flows from operating activities
Management fee received	$813,263	$704,502	$568,399
Service agreement fee received	27,127	23,729	27,247
Premiums collected	193,443	172,557	143,879
Net investment income received	62,370	57,469	51,984
Dividends received from Erie Family Life	1,717	1,686	1,594
Salaries and wages paid	(109,210)	(114,324)	(91,701)
Commissions paid to agents	(457,135)	(373,113)	(309,672)
General operating expenses paid	(70,971)	(68,986)	(63,118)
Losses and loss adjustment expenses paid	(134,365)	(118,800)	(100,840)
Other underwriting and acquisition costs paid	(11,196)	(14,060)	(9,112)
Income taxes paid	(89,692)	(83,075)	(70,053)

Net cash provided by operating activities	225,351	187,585	148,607

Cash flows from investing activities
Purchase of investments:
Fixed maturities	(502,359)	(371,793)	(235,854)
Equity securities	(32,860)	(70,845)	(67,549)
Limited partnerships	(36,659)	(45,635)	(28,380)
Mortgage loans	(1,500)	0	0
Sales/maturities of investments:
Fixed maturity sales	205,124	124,616	109,634
Fixed maturity calls/maturities	152,001	107,727	80,223
Equity securities	52,043	50,940	90,589
Limited partnership sales or distributions	23,114	27,454	6,634
Mortgage loans	1,884	133	882
(Decrease) increase in collateral from securities lending	(9,037)	(4,888)	48,804
Purchase of property and equipment	(321)	(3,173)	(2,014)
Purchase of computer software	(2,337)	(557)	(1,113)
Loans to agents	(2,793)	(3,379)	(7,612)
Collections on agent loans	3,850	2,663	2,358

Net cash used in investing activities	(149,850)	(186,737)	(3,398)

Cash flows from financing activities
Dividends paid to shareholders	(49,021)	(43,666)	(39,316)
Issuance of note receivable to Erie Family Life Insurance Company	(25,000)	0	0
Purchase of treasury stock	0	(8,487)	(7,654)

Net cash used in financing activities	(74,021)	(52,153)	(46,970)

Net increase (decrease) in cash and cash equivalents	1,480	(51,305)	98,239
Cash and cash equivalents at beginning of year	85,712	137,017	38,778

Cash and cash equivalents at end of year	$87,192	$85,712	$137,017

See accompanying notes to Consolidated Financial Statements.

Erie Indemnity Company
Consolidated statements of shareholders’ equity

	Years ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share data)

				Accumulated
	Total			other
	shareholders’	Comprehensive	Retained	Comprehensive	Class A	Class B	Additional	Treasury
	equity	income	earning	income	common	common	paid-in capital	stock

Balance, January 1, 2001	$779,015		$831,552	$23,182	$1,955	$215	$7,830	$(85,719)
Comprehensive income:
Net income	122,261	$122,261	122,261
Unrealized appreciation of investments, net of tax	14,890	14,890		14,890
Minimum pension liability adjustment, net of tax	(2,850)	(2,850)		(2,850)

Comprehensive income		$134,301

Purchase of treasury stock	(7,654)							(7,654)
Dividends declared:
Class A $.6275 per share	(40,119)		(40,119)
Class B $94.125 per share	(288)		(288)

Balance, December 31, 2001	865,255		913,406	35,222	1,955	215	7,830	(93,373)
Comprehensive income:
Net income	172,126	$172,126	172,126
Unrealized appreciation of investments, net of tax	642	642		642
Minimum pension liability adjustment, net of tax	2,821	2,821		2,821

Comprehensive income		$175,589

Purchase of treasury stock	(8,487)							(8,487)
Conversion of Class B shares to Class A shares	—				12	(12)
Dividends declared:
Class A $.70 per share	(44,668)		(44,668)
Class B $105.00 per share	(317)		(317)

Balance, December 31, 2002	987,372		1,040,547	38,685	1,967	203	7,830	(101,860)
Comprehensive income:
Net income	199,725	$199,725	199,725
Unrealized appreciation of investments, net of tax	27,732	27,732		27,732
Minimum pension liability adjustment, net of tax	(15)	(15)		(15)

Comprehensive income		$227,442

Conversion of Class B shares to Class A shares	—				2	(2)
Dividends declared:
Class A $.785 per share	(50,304)		(50,304)
Class B $117.75 per share	(340)		(340)

Balance, December 31, 2003	$1,164,170		$1,189,628	$66,402	$1,969	$201	$7,830	$(101,860)

See accompanying notes to Consolidated Financial Statements.

Erie Indemnity Company
Notes to consolidated financial statements

Note 1.
Nature of business

Erie Indemnity Company (Company), formed in 1925, is the attorney-in-fact for the subscribers of Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Exchange is a Pennsylvania-domiciled property/casualty insurer rated A+ (Superior) by A. M. Best. The Exchange is the 20th largest insurer in the United States based on net premiums written for all lines of business. The Exchange and its wholly-owned subsidiary, Flagship City Insurance Company (Flagship) and the Company’s subsidiaries, Erie Insurance Company (EIC), Erie Insurance Company of New York (EINY) and the Erie Insurance Property and Casualty Company (EIPC), collectively the Property and Casualty Group, operate in 11 states and the District of Columbia. The Company also owns 21.6% of the common stock of the Erie Family Life Insurance Company (EFL), an affiliated life insurance company. The Company, together with the Property and Casualty Group and EFL, operate collectively as the Erie Insurance Group (the Group).

The Company earns a management fee for services provided for the Exchange and its affiliates. A subscriber’s agreement between each policyholder and the Exchange permits the Company to retain as a management fee up to 25% of the direct written premiums of the members of the Property and Casualty Group, all of which are assumed by the Exchange under a pooling agreement. The management fee rate is generally set annually by the Company’s Board of Directors. In consideration for this payment, the Company performs certain services for the Exchange relating to the sales, underwriting and issuance of policies on behalf of the Exchange. Each subscriber’s agreement provides that the remainder of the premium is to be used by the Exchange for losses, loss adjustment expenses, investment expenses, damages, legal expenses, court costs, taxes, assessments, licenses, fees, any other governmental fines and charges, establishment of reserves and surplus, and reinsurance and may be used for dividends and other purposes to the advantage of the policyholders of the Exchange.

The Company’s property/casualty insurance subsidiaries share proportionately in the results of all property/casualty insurance underwriting operations of the Property and Casualty Group. The Exchange, EIC, and EINY are part of an intercompany pooling agreement. Under this agreement, all members of the Property and Casualty Group cede 100% of their property/casualty insurance business, including property/casualty insurance operations assets and liabilities, to the Exchange. The pooling agreement expressly does not apply to investment and other non-underwriting operations and income tax obligations of the individual companies.

Under the pooling agreement, the Exchange retrocedes to EIC and EINY a specified percentage (5% for EIC and .5% for EINY) of all pooled property/casualty insurance business, including insurance operations assets and liabilities. There are no retrocessions to other members of the Property and Casualty Group and the Exchange retains 94.5% of the Property and Casualty Group’s pooled business. The specified percentages may only be changed by each party executing a written amendment with the approval by the Board of Directors. Insurance ceded by EIC, EINY, and EIPC to the Exchange does not relieve the Company’s property/casualty insurance subsidiaries from their primary liability as the original insurers.

Note 2.
Recent accounting pronouncements

In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which supercedes Emerging Issues Task Force (EITF) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit and disposal activities initiated after December 31, 2002. FAS 146 requires recognition of a liability for costs associated with an exit or disposal activity when the liability is incurred, rather than when the entity commits to an exit plan under EITF Issue 94-3. In July 2003, the Property and Casualty Group announced plans to exit the assumed reinsurance business effective December 31, 2003, in order to align resources around its core business operations and reduce its underwriting exposure. The exit activities involve nonrenewing reinsurance treaties at their expiration dates resulting in nominal exposure to losses in 2004 and future periods. Management has concluded that exiting the assumed reinsurance business will not have a material impact on the net financial position of the Company as of December 31, 2003. While the costs to runoff the business will continue until related claims are settled, only nominal revenues will be generated from the assumed reinsurance business in 2004 as the remaining treaties expire. Adoption of this pronouncement had no material impact on the financial results of the Company.

In November 2002, the FASB issued FASB Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which became effective for financial statements of interim or annual periods ending after December 15, 2002. This Interpretation provides guidance on disclosures to be made by a guarantor about its obligations under certain guarantees and clarifies that a guarantor is required to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Adoption of this Interpretation had no material impact on the financial position of the Company.

In May 2003, the FASB issued EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. It applies to all deliverables within contractually binding arrangements in all industries

All dollar amounts are in thousands except per share data.

under which a vendor will perform multiple revenue-generating activities, with certain exceptions. Adoption of this pronouncement had no material impact on the operating results of the Company.

The FASB issued FIN 46, “Consolidation of Variable Interest Entities,” in January 2003, and subsequently modified it in December 2003. This Interpretation provides guidance on the identification of entities for which control is achieved through means other than through voting rights, so called variable interest entities (VIEs), and how to determine when and which business enterprises should consolidate variable interest entities. If an entity is identified as the variable interest entity’s primary beneficiary, the entity is required to consolidate the variable interest entity. For public entities that are not small business issuers, FIN 46 is effective no later than the first reporting period ending after March 15, 2004.

Management has evaluated the impact of the Interpretation on the Company’s financial statements and has determined that although the Exchange is a variable interest entity, the Company is not the primary beneficiary. Accordingly, consolidation of the Exchange with the financial results of the Company is not prescribed. Summarized statutory basis information on the financial position and results of operations of the Exchange are provided in Note 13.

Management has evaluated its limited partnership investments comprised of 31 private equity partnerships valued at $56.4 million, 20 real estate partnerships valued at $39.3 million and 10 mezzanine debt partnerships valued at $15.5 million to determine if they are VIEs. While 52 of these partnerships, valued at $99.1 million, are VIEs, and the Company holds a variable interest, the Company does not qualify as the primary beneficiary for any of the partnerships. The Company does not hold a significant interest in any of the limited partnerships. The Company has outstanding capital commitments to these partnerships (see Note 17) but does not actively participate in the management of the partnerships nor does the Company conduct business with the partnerships.

Note 3.
Significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. See also Note 15.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 21.6% equity ownership of EFL is not consolidated but accounted for under the equity method of accounting.

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to the current year’s financial statement presentation. The most significant reclassification was the elimination of the intersegment revenues and expenses that relate to the Company’s property/casualty insurance subsidiaries’ 5.5% share of the management fees paid to the Company from the Consolidated Statements of Operations.

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

Investments and cash equivalents

Fixed maturities and marketable equity securities are classified as “available-for-sale.” Equity securities consist primarily of common and nonredeemable preferred stocks while fixed maturities consist of bonds, notes and redeemable preferred stock. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred tax, reflected in shareholders’equity in accumulated other comprehensive income. There are no securities classified as “trading” or “held-to-maturity.” Realized gains and losses on sales of investments are recognized in income on the specific identification method. Interest and dividend income is recorded as earned. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income.

For the mortgage-backed bond portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield method based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security, with the corresponding adjustment included as part of investment income.

Limited partnerships include U.S. and foreign private equity, real estate and mezzanine debt investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which is the Company’s share of the carrying value of the partnership. Unrealized gains and losses on private equity limited partnerships are reflected in shareholders’equity in accumulated other comprehensive income, net of deferred taxes. The Company has not guaranteed any partnership liabilities.

All dollar amounts are in thousands except per share data.

The Company continually reviews the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions including the interest rate environment, and/or conditions specifically affecting the underlying issuer or its industry including downgrades by the major rating agencies, are considered in evaluating impairment in value. In addition to factors specific to the issuer, the Company considers the length of time the market value is below cost and the amount the market value is below cost.

For common equity securities and equity limited partnerships where the decline in market value is in management’s opinion significantly below cost for an extended period, there is a presumption of impairment. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if sufficient objective evidence exists to refute the presumption of impairment. When the presumption of impairment is confirmed, the Company will recognize an impairment charge to operations. Common equity impairments are recognized as realized losses in the Consolidated Statements of Operations. For limited partnerships, the impairment charge is included as a component of equity in losses or earnings of limited partnerships in the Consolidated Statements of Operations.

For fixed maturity and preferred stock investments, the Company individually analyzes all positions with emphasis on those that have in management’s opinion declined significantly below cost. The Company considers market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues affecting the investment. Positions that have incurred market price declines that are evaluated by management to be other-than-temporary are recognized as impaired and reflected as a charge to the Company’s operations.

Mortgage loans on commercial real estate are recorded at unpaid balances, adjusted for amortization of premium or discount. A valuation allowance would be provided for impairment in net realizable value based on periodic valuations as needed.

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time. A fee is paid to the Company by the borrower in return. Company policy requires collateral equal to 102% of the fair value of the loaned securities. The Company maintains full ownership rights to the securities loaned, retains the ability to sell the investment and receives investment income. The Company shares a portion of the interest on these short-term investments with the lending agent.

The Company had loaned securities included as part of its invested assets with a market value of $33,986 and $42,747 at December 31, 2003 and 2002, respectively. The Company has incurred no losses on the securities lending program since the program’s inception.

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

Deferred policy acquisition costs

Commissions and other costs of acquiring property/casualty insurance policies that vary with, and are primarily related to, the production of new and renewal business are deferred and amortized over the terms of the property/casualty policies or reinsurance treaties to which they relate. The amount of deferred policy acquisition costs (DAC) would be reduced for impairment to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and policyholder dividends. There were no impairments in DAC in 2003 and 2002. Historically, the Company estimated acquisition costs at an amount equal to the management fee charged its property/casualty insurance subsidiaries through the intercompany reinsurance pool. In the fourth quarter of 2003, the deferred acquisition cost asset was adjusted to record only the underlying policy acquisition costs excluding the excess management fee to the Company. A one-time charge was recorded amounting to $7,567, or $.07 per share, after taxes to recognize this change. Amortization expense, which is included in policy acquisition and other underwriting expenses, equaled $38,647, $29,928 and $24,276 in 2003, 2002 and 2001, respectively.

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

Property and equipment as of December 31 is summarized as follows:

	2003	2002

Land	$737	$737
Buildings	5,908	6,420
Leasehold improvements	1,491	896
Computer software	22,418	20,081
Computer equipment	7,081	7,029
Transportation equipment	683	496

	38,318	35,659
Less accumulated depreciation	24,450	21,281

Property and equipment	$13,868	$14,378

All dollar amounts are in thousands except per share data.

The Company has various operating lease agreements for computer equipment, software licenses and other commitments. The total projected obligation for these commitments at December 31, 2003, approximates $20,752, of which approximately $12,180 will be reimbursed to the Company from its affiliates. The computer equipment leases, which total $5,379, contain various early termination provisions which allow the Company to cancel the leases generally after three years from inception of the lease.

The Company also has operating leases for 16 of its 23 field offices that are operated in the states in which the Property and Casualty Group does business. The total projected commitment for these leases at December 31, 2003, approximates $8,448, of which approximately $5,403 will be reimbursed to the Company from its affiliates.

The total rental expense for 2003, 2002, and 2001 was $7,488, $5,747 and $3,153, respectively. The following is a schedule of future minimum rental payments required under operating leases, before reimbursement from affiliated companies, as of December 31, 2003:

Year ending
December 31

2004	$11,781
2005	8,778
2006	3,965
2007	3,256
2008	1,420

Total future minimum lease payments	$29,200

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

The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Inflation is provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Such liabilities are necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may differ from the amounts provided. In establishing the liability for unpaid losses and loss adjustment expenses related to environmental claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy,and management can reasonably estimate its liability. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments considered necessary are reflected in current earnings.

Loss reserves are set at full expected cost except for loss reserves for workers’ compensation which have been discounted at 2.5% in 2003 and 2002. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $3,303 and $2,655 at December 31, 2003 and 2002, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $6,061 and $4,494 at December 31, 2003 and 2002, respectively. The total amount of the Company’s property/casualty insurance subsidiaries’ share of paid losses and loss reserves pertaining to environment-related claims is immaterial.

Liability for guaranty fund and other assessments

The Company’s property/casualty insurance subsidiaries may be required, under the solvency or guaranty laws of the various states in which they are licensed, to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. The liability for guaranty fund or other assessments is recorded when the event obligating the Company has occurred and the amount can be reasonably estimated. Such estimates are adjusted as additional information becomes known as a charge to current operations. The estimated liability for guaranty fund and other assessments at December 31, 2003 and 2002, totaled $2,277 and $2,861, respectively.

All dollar amounts are in thousands except per share data.

Certain states permit these assessments, or a portion thereof, to be recovered as an offset to future premium taxes. When an assessment can be recovered, an asset is established on a basis consistent with the credits to be realized under applicable state law. At December 31, 2003 and 2002, the Company’s property/casualty insurance subsidiaries had recorded assets of $419 and $521, respectively, related to these recoverable credits which will be recovered in accordance with state law which ranges between a 5 and 10 year period. These liabilities and corresponding recoverable assets are presented gross on the Consolidated Statements of Financial Position.

Reinsurance

Reinsurance transactions are recorded on a basis consistent with FAS 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”. The premium earned and losses and loss adjustment expenses incurred are presented net of reinsurance activities in the Consolidated Statements of Operations. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Reinsurance transactions are recorded gross on the Consolidated Statements of Financial Position. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums. Reinsurance premiums are recognized as revenue on a pro-rata basis over the policy term.

Recognition of management fee revenue

A management fee is charged the Exchange by the Company for performing risk management services for the Exchange. The fee is recorded as revenue, calculated as a percentage of Exchange direct and affiliated assumed premiums written. The Exchange issues policies with annual terms only. The management fees are recognized upon policy issuance or renewal since substantially all of the services required to be performed by the Company have been satisfied at that time. Certain activities are performed and related costs are incurred by the Company subsequent to policy issuance in connection with the services provided to the Exchange. These activities are inconsequential and perfunctory. A provision for mid-term policy cancellations was established in 2002 and is adjusted quarterly. During the fourth quarter of 2002, the Company first recorded an estimated allowance for returned management fees resulting from mid-term insurance policy cancellations. Although the Company is not required to do so, it has historically reduced the management fee charged the Exchange when mid-term cancellations occur. The effect of recording this estimated allowance was a reduction in the Company’s management fee revenue of $3,000 and $11,900 for the years ended December 31, 2003 and 2002, respectively.

Recognition of premium revenues and losses

Property and liability premiums are generally recognized as revenue on a pro-rata basis over the policy term. Unearned premiums represent the unexpired portion of premiums written. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss adjustment expenses incurred are reflected in the Consolidated Statements of Operations net of amounts ceded to the Exchange. See also Note 14.

Recognition of service agreement revenue

Service agreement revenue includes service income received from the Exchange as compensation for the management of voluntary assumed reinsurance from nonaffiliated insurers. The Company received a service fee of 6% of nonaffiliated assumed reinsurance premiums written in 2003, and 7% in 2002 and 2001. The service fee revenue is recognized in the period in which the related premium is earned since the Company’s services extend to that same period. This revenue will dissipate in 2004 as the remaining assumed reinsurance treaties expire in conjunction with the Exchange exiting the assumed reinsurance business.

Also included in service agreement revenue are service charges the Company collects from policyholders for providing multiple payment plans on policies written by the Property and Casualty Group. Service charges, which are flat dollar charges for each installment billed beyond the first installment, are recognized as revenue when each additional billing is rendered to the policyholder.

All dollar amounts are in thousands except per share data.

Agent contingency award estimates

The estimate for agent contingency awards is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year-to-date actual data. The Company uses projected underwriting data for the remainder of the current year in order to model the 36-month underwriting results by agency. At December 31 of each year, the Company uses actual data available and records a contingency award accrual based on expected near-term payout amount. These costs are included in the cost of management operations in the Consolidated Statements of Operations.

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

The Company recorded an adjustment to deferred income taxes during the fourth quarter of 2003. The adjustment was to reflect future tax obligations which will arise when earnings from the Company’s equity investment in EFL are distributed. The deferred tax provision was computed assuming undistributed earnings of EFL in excess of the Company’s basis would be distributed in the form of dividends. The one-time non-cash charge of $3.2 million to record these deferred taxes reduced net income by $.05 per share.

Earnings per share

Basic earnings per share is based on the weighted average number of Class A shares outstanding, giving effect to the conversion of the weighted average number of Class B shares outstanding at a rate of 2,400 Class A shares for one Class B share. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 70,997,106, 71,081,099 and 71,342,329 during 2003,2002 and 2001, respectively.

The following table reconciles the numerators and denominators of the basic and diluted per-share computations for each of the years ended December 31. (See Note 7 for a description of the restricted stock awards not yet vested.)

	For the years ended December 31

	(share amounts in thousands)
	Net	Shares
	income	outstanding	Per-Share
	(Numerator)	(Denominator)	Earnings

2003
Basic earnings per share	$199,725	70,997	$2.81
Restricted stock awards not yet vested		82

Diluted earnings per share	$199,725	71,079	$2.81

2002
Basic earnings per share	$172,126	71,081	$2.42
Restricted stock awards not yet vested		100

Diluted earnings per share	$172,126	71,181	$2.42

2001
Basic earnings per share	$122,261	71,342	$1.71
Restricted stock awards not yet vested		82

Diluted earnings per share	$122,261	71,424	$1.71

All dollar amounts are in thousands except per share data.

Note 4.
Investments

The following tables summarize the cost and market value of available-for-sale securities at December 31, 2003 and 2002:

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
December 31, 2003	cost	gains	losses	fair value

Fixed maturities
U.S. treasuries and government agencies	$11,912	$337	$60	$12,189
States and political subdivisions	69,330	2,986	44	72,272
Special revenue	95,418	4,120	67	99,471
Public utilities	62,966	4,822	22	67,766
U.S. industrial and miscellaneous	372,705	21,269	886	393,088
Mortgage-backed securities	66,385	909	391	66,903
Asset-backed securities	16,754	26	96	16,684
Foreign	106,313	9,903	536	115,680

Total bonds	801,783	44,372	2,102	844,053
Redeemable preferred stock	32,866	2,480	38	35,308

Total fixed maturities	834,649	46,852	2,140	879,361

Equity securities
Common stock:
U.S. banks, trusts and insurance companies	1,020	2,980	0	4,000
U.S. industrial and miscellaneous	13,843	20,921	0	34,764
Foreign	1,077	610	0	1,687
Nonredeemable preferred stock:
Public utilities	29,767	2,475	20	32,222
U.S. banks, trusts and insurance companies	41,882	4,674	50	46,506
U.S. industrial and miscellaneous	52,517	4,543	392	56,668
Foreign	12,232	1,356	32	13,556

Total equity securities	152,338	37,559	494	189,403

Total fixed maturities and equity securities	$986,987	$84,411	$2,634	$1,068,764

All dollar amounts are in thousands except per share data.

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
December 31, 2002	cost	gains	losses	fair value

Fixed maturities
U.S. treasuries and government agencies	$7,662	$409	$0	$8,071
States and political subdivisions	50,787	3,134	0	53,921
Special revenue	91,469	4,714	0	96,183
Public utilities	69,076	3,366	1,067	71,375
U.S. industrial and miscellaneous	327,562	20,002	3,203	344,361
Mortgage-backed securities	24,256	1,094	4	25,346
Asset-backed securities	3,083	53	0	3,136
Foreign	81,928	4,274	1,546	84,656

Total bonds	655,823	37,046	5,820	687,049
Redeemable preferred stock	20,053	1,076	110	21,019

Total fixed maturities	675,876	38,122	5,930	708,068

Equity securities
Common stock:
U.S. banks, trusts and insurance companies	2,422	2,764	337	4,849
U.S. industrial and miscellaneous	18,723	12,776	855	30,644
Foreign	780	282	40	1,022
Nonredeemable preferred stock:
Public utilities	30,319	673	1,828	29,164
U.S. banks, trusts and insurance companies	45,388	2,758	428	47,718
U.S. industrial and miscellaneous	61,975	3,514	1,509	63,980
Foreign	15,986	767	52	16,701

Total equity securities	175,593	23,534	5,049	194,078

Total fixed maturities and equity securities	$851,469	$61,656	$10,979	$902,146

The amortized cost and estimated fair value of fixed maturities at December 31, 2003, by remaining contractual term to maturity, are shown below. Mortgage-backed securities are allocated based on their stated maturity dates. Actual cash flows may differ from those stated as a result of calls, prepayments or defaults.

	Amortized	Estimated
	cost	fair value

Due in one year or less	$48,837	$52,041
Due after one year through five years	270,886	282,422
Due after five years through ten years	317,010	336,792
Due after ten years	197,411	207,436
Bonds in default	505	670

	$834,649	$879,361

Fixed maturity and equity securities in a gross unrealized loss position are as follows. Data is provided by length of time securities were in a gross unrealized loss position.

			Gross
	Amortized	Estimated	Unrealized	Number of
	Cost	Fair Value	Losses	Holdings

December 31, 2003
Six months or less	$154,310	$151,908	$2,402	64
Six to twelve months	5,521	5,491	30	2
Twelve to eighteen months	2,019	2,000	19	1
Greater than eighteen months	8,089	7,906	183	5

	$169,939	$167,305	$2,634	72

See Note 3 fair value basis of available-for-sale securities.

All dollar amounts are in thousands except per share data.

No investments in an unrealized loss position at December 31, 2003, had experienced a decline in market value that was considered by management to be significant and other-than-temporary, based on Company policy. There were no market conditions, industry characteristics or fundamental operating results of a specific issuer that suggested other than temporary impairment of any of the investments held at December 31, 2003.

Changes in unrealized gains (losses) consist of the following for the years ended December 31:

	2003	2002	2001

Equity securities	$18,580	$(15,586)	$14,593
Fixed maturities	12,520	15,741	9,076
Limited partnerships	8,772	(5,076)	(5,651)
Equity in unrealized gains of Erie Family Life Insurance Company	2,793	5,909	4,890
Deferred federal income tax liability	(14,933)	(346)	(8,018)

Increase in unrealized gains	$27,732	$642	$14,890

Investment income net of expenses was generated from the following portfolios for the years ended December 31 as follows:

	2003	2002	2001

Fixed maturities	$46,366	$41,711	$36,569
Equity securities	10,598	11,963	11,022
Cash equivalents and other	2,040	2,608	3,034

Total investment income	59,004	56,282	50,625
Less: investment expenses	706	$842	$741

Investment income, net of expenses	$58,298	55,440	49,884

Following are the components of net realized gains (losses) on investments as reported in the Consolidated Statements of Operations. Included in 2003 gross realized losses are impairment charges of $2,336 and $3,671 related to fixed maturity and equity securities, respectively. The impairment charges related to bonds were in the financial and retail segments and the charges related to equity securities were in the energy segment. Included in 2002 gross realized losses are impairment charges of $20,584 and $4,796 related to fixed maturity and equity securities, respectively.

The impairment charges were primarily for bonds in the communications and energy segments. Included in the 2001 gross realized losses for equity securities is an impairment charge totaling $1,855 related primarily to preferred stocks in the equipment leasing and agricultural industry segments.

	2003	2002	2001

Fixed maturities
Gross realized gains	$15,589	$9,750	$4,216
Gross realized losses	(3,952)	(21,909)	(7,941)

Net realized gains (losses)	11,637	(12,159)	(3,725)

Equity securities
Gross realized gains	4,602	10,691	4,997
Gross realized losses	(5,794)	(9,769)	(30,418)

Net realized (losses) gains	(1,192)	922	(25,421)

Net realized gains (losses) on investments	$10,445	$(11,237)	$(29,146)

The components of equity in (losses) earnings of limited partnerships as reported on the Consolidated Statements of Operations for the years ended December 31 are as follows:

	2003	2002	2001

Private equity	$(3,983)	$(7,644)	$(4,746)
Real estate	3,349	4,365	1,424
Mezzanine debt	(1,366)	(375)	582

Total equity in losses of limited partnerships	$(2,000)	$(3,654)	$(2,740)

Impairment charges where the decline in value of limited partnerships is considered other-than-temporary by Company management are included in the related equity income category in the table above. Included in the 2003 private equity partnership losses is an impairment charge of $2,492 resulting from various partnerships concentrated in the telecommunications and technology industries. Included in the 2003 mezzanine debt partnership losses is an impairment charge of $2,467 from partnerships concentrated in the facility resources, textile and food and beverage industries. Included in the 2002 private equity partnership losses is an impairment charge of $6,877 resulting from various partnerships concentrated in telecommunications, technology, facility resources and equipment rental industries.

See also Note 17 for investment commitments related to partnerships.

All dollar amounts are in thousands except per share data.

Note 5.
Comprehensive income

Comprehensive income is comprised of net income and other comprehensive income, which includes, net of tax, unrealized gains and losses on investments and minimum pension liability adjustments. The components of other comprehensive income follow for the years ended December 31:

	2003	2002	2001

Unrealized holding gains (losses) on securities arising during period	$53,110	$(10,249)	$(6,238)
Less: (gains) losses included in net income	(10,445)	11,237	29,146

Net unrealized holding gains arising during period	42,665	988	22,908
Income tax liability related to unrealized gains or losses	(14,933)	(346)	(8,018)

Net appreciation of investments	27,732	642	14,890

Minimum pension liability adjustment (See Note 7)	(23)	4,340	(4,384)
Tax asset (liability) related to pension adjustment	8	(1,519)	1,534

Net minimum pension liability adjustment	(15)	2,821	(2,850)

Other comprehensive income, net of tax	$(27,717)	$3,463	$12,040

The components of accumulated other comprehensive income, net of tax, as of December 31 are as follows:

	2003	2002

Accumulated net appreciation of investments	$66,446	$38,714
Accumulated minimum pension liability adjustment	(44)	(29)

Accumulated other comprehensive income	$66,402	$38,685

Note 6.
Equity in Erie Family Life Insurance Company

The Company owns 21.6% of EFL’s common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in 10 states and the District of Columbia. EFL’s undistributed earnings accounted for under the equity method and included in the Company’s retained earnings as of December 31, 2003 and 2002, are $46,063 and $40,351, respectively.

The following represents condensed financial information for EFL on a Generally Accepted Accounting Principles (GAAP) basis:

	Years ended December 31
	2003	2002	2001

Revenues	$148,214	$112,284	$89,514
Benefits and expenses	98,050	98,747	85,327
Income before income taxes	50,164	13,537	4,187
Net income	34,346	8,840	2,738
Comprehensive income	42,738	26,626	17,410
Dividends paid to shareholders	7,938	7,796	7,229

	As of December 31
	2003	2002

Investments	$1,372,899	$1,142,070
Total assets	1,635,230	1,389,619
Liabilities	1,375,983	1,165,172
Unrealized appreciation of investments, net of tax	44,537	36,145
Total shareholders’ equity	259,247	224,447

The Company’s share of EFL’s unrealized appreciation of investments, net of tax, reflected in EFL’s shareholders’ equity, is $9,633 and $7,818 at December 31, 2003 and 2002, respectively. Dividends paid to the Company totaled $1,717, $1,686 and $1,564 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 7.
Benefit Plans

All liabilities for the plans described in this note are presented in total for all employees of the Group, before allocations to related entities. The gross liability for the pension and postretirement benefit plans is presented in the Consolidated Statements of Financial Position as employee benefit obligations with amounts expected to be recovered from the Company’s affiliates included in other assets. The remaining liabilities in this note are presented in the Consolidated Statements of Financial Position as accounts payable and accrued expenses.

All dollar amounts are in thousands except per share data.

Pension plans

The Company’s pension plans consist of: (1) a noncontributory-defined benefit pension plan covering substantially all employees of the Company, (2) an unfunded supplemental employee retirement plan (SERP) for its executive and senior management and (3) an unfunded pension plan for certain of its outside directors. Information about the plans follows for the years ended December 31:

All Pension Plans	2003	2002

Change in projected benefit obligation
Benefit obligation at January 1	$162,758	$144,704
Service cost	10,045	8,425
Interest cost	11,096	9,619
Amendments	147	928
Actuarial loss	29,317	5,738
Settlement cost	0	(6,334)
Benefits paid	(650)	(322)

Benefit obligation at December 31	$212,713	$162,758

Change in plan assets
Fair value of plan assets at January 1	$141,573	$147,765
Actual return on plan assets	25,664	(19,507)
Employer contributions	15,127	13,637
Benefits paid	(650)	(322)

Fair value of plan assets at December 31	$181,714	$141,573

Reconciliation of funded status
Funded status at December 31	$(30,999)	$(21,185)
Unrecognized net actuarial loss	69,676	50,279
Unrecognized prior service cost	4,547	5,286
Unrecognized initial net asset	0	(234)

Net amount recognized on Consolidated Statements of Financial Position	$43,224	$34,146

Amounts recognized in the Consolidated Statements of Financial Position consist of
Prepaid benefit cost	$52,666	$40,352
Accrued benefit liability	(10,826)	(9,026)
Intangible asset	1,317	2,776
Accumulated other comprehensive income	67	44

Net amount recognized at year end	$43,224	$34,146

The 2003 actuarial loss was due to assumption changes, primarily the decrease in the discount rate of the employee pension plan from 6.75% in 2002 to 6.00% in 2003. The 2003 amendment amount was due to new average pay limits under tax regulations being reflected retroactively. The 2002 amendment amount relates primarily to one additional participant being added to the SERP and the enhancement of a SERP participant’s benefits resulting from a new employment contract.

The 2002 settlement cost was due Stephen A. Milne, the Company’s former president and chief executive officer, upon his retirement in January 2002. The settlement cost due Mr. Milne for his SERP payment was completely satisfied through the purchase of an annuity by the plan. The settlement amount was recognized under the provisions of FAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

The additional minimum pension liability in accumulated other comprehensive income increased to $67 at December 31, 2003, from $44 at December 31, 2002, as a result of one new participant entering the plan for outside directors on January 1, 2003.

The employee pension plan purchases individual annuities periodically from EFL to settle retiree benefit payments. These are nonparticipating annuity contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. However, the plan remains the primary obligor to the beneficiaries and a contingent liability exists in the event EFL could not honor the annuity contracts. The benefit obligation has been reduced for these annuities purchased for retirees. No annuities were purchased in 2003,and a reduced amount were purchased in 2002, based on management’s judgment that low interest rates offered by fixed annuities were not advantageous to the plan in those years. Annuity purchases equaled $149 and $4,513 in 2002 and 2001, respectively.

The accumulated benefit obligation for all defined benefit pensions plans was $129,082 and $99,658 at December 31, 2003 and 2002, respectively.

All dollar amounts are in thousands except per share data.

Pension plans with an accumulated benefit obligation in excess of plan assets (SERP and pension plan for outside directors)

	2003	2002

Projected benefit obligation	$23,068	$16,899
Accumulated benefit obligation	10,826	9,026
Fair value of plan assets	0	0

	Years ended December 31
All Pension Plans	2003	2002	2001

Net periodic benefit cost
Service cost	$10,045	$8,425	$6,837
Interest cost	11,096	9,619	8,325
Expected return on plan assets	(16,553)	(16,509)	(13,709)
Amortization of prior service cost	885	878	844
Recognized net actuarial loss (gain)	811	(851)	(2,583)
Amortization of unrecognized initial net asset	(234)	(234)	(234)
Settlement cost	0	3,311	0

Net periodic benefit cost	$6,050	$4,639	$(520)

A portion of the net periodic benefit cost is borne by the Exchange and EFL. The Company was reimbursed approximately 53%, 60%, and 46% from the Exchange and EFL during 2003, 2002, and 2001, respectively.

Pension plan assumptions

	2003	2002

Weighted-average assumptions used to determine benefit obligations at December 31
Employee pension plan:
Discount rate	6.00%	6.75%
Expected return on plan assets	8.25	8.75
Rate of compensation increase	5.00	5.00
Measurement date	12/31/03	12/31/02
SERP:
Discount rate	6.00%	6.75%
Rate of compensation increase	6.00-7.25	6.00-7.25
Measurement date	12/31/03	12/31/02

	2003	2002

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Employee pension plan:
Discount rate	6.75%	7.00%
Expected return on plan assets	8.25	8.75
Rate of compensation increase	5.00	5.00
SERP:
Discount rate	6.75%	7.00%
Rate of compensation increase	6.00-7.25	6.00-7.25

The employee pension plan’s expected long-term rate of return on assets is based on historical long-term returns, following a conservative approach, for the asset classes included in the employee pension plan’s target asset allocation.

The discount rate used to determine net periodic benefit cost for 2004 will be 6.00%, compared to the 6.75% used in 2003. This is expected to increase 2004 expense related to the Company’s pension plans by approximately $3.0 million.

Pension plan assets

The SERP and pension plan for outside directors are unfunded. The employee pension plan asset allocation at December 31, 2003 and 2002 by asset category are as follows:

		Plan assets at December 31
Asset category		2003		2002

Equity securities		4.1%		43.2%
Debt securities
Due beyond one year	40.0%		48.0%
Due within one year	54.4%	94.4%	7.4%	55.4%

Other		1.5%		1.4%

Total		100.0%		100.0%

The equity portion of the assets was temporarily nominal at December 31, 2003, due to a transition of management of the portfolio to new investment managers.

Equity securities included 60,000 shares of Company Class A common stock at December 31, 2003 and 2002, with market values of $2,543 (1.4% of total plan assets) and $2,176 (1.5% of total plan assets), respectively. Dividends paid on these shares totaled $46 and $41 for 2003 and 2002, respectively.

Also included in equity securities are 69,750 shares of EFL common stock at December 31, 2003 and 2002, with market values of $2,058 (1.1% of total plan assets) and $1,493 (1.0% of total plan assets), respectively. Dividends paid on these shares totaled $59 and $58 for 2003 and 2002, respectively.

The employee pension plan’s investment strategy is based on an understanding that:

•	equity investments are expected to outperform debt investments over the long term;

•	the potential volatility of short-term returns from equities is acceptable in exchange for the larger expected long-term returns;

•	a portfolio structured across investment styles and markets (both domestic and foreign) reduces volatility.

As a result, the employee pension plan’s asset allocation will include a broadly diversified allocation among equity, debt and other investments. The target percentage range for asset categories is:

2004
Target
Asset category	allocation

Equity securities	40%—65%
Debt securities	35%—60%
Other	0%—5%

All dollar amounts are in thousands except per share data.

The Company’s funding policy regarding the employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate. The Company expects to contribute approximately $7 million to the employee pension plan in 2004.

Postretirement benefits other than pensions

The Company provides postretirement medical coverage for eligible retired employees and eligible dependents. To be eligible for benefits, an employee must be at least 60 years old when separating from service and have 15 years of continuous full-time service. The benefits are provided from retirement to age 65. The benefits are unfunded as the Company pays the obligations when due. The Company’s share of expenses for such benefits were $461, $342 and $379 in 2003, 2002 and 2001, respectively. Actuarially determined costs are recognized over the period the employee provides service to the Company. Information about this plan follows for the years ended December 31:

	2003	2002	2001

Net periodic benefit cost
Service cost	$715	$579	$400
Interest cost	595	512	389
Amortization of prior service cost	(50)	(50)	(36)
Recognized net actuarial loss (gain)	54	21	(50)

Net periodic benefit cost	$1,314	$1,062	$703

	2003	2002

Change in benefit obligation
Benefit obligation at January 1	$8,688	$7,132
Service cost	715	579
Interest cost	595	513
Amendments	0	(164)
Actuarial loss	1,722	970
Benefits paid	(353)	(342)

Benefit obligation at December 31	$11,367	$8,688

The 2003 actuarial loss in the calculation of the benefit obligation was due to the change in the assumed discount rate to 6.00% from 6.75% at December 31, 2003 and 2002, respectively.

The 2002 amendments credit was the result of all retirees in the traditional medical plan being moved into the preferred medical provider medical plan effective January 1, 2002, and the monthly retiree contribution amount for family coverage increasing in 2002.

	2003	2002

Reconciliation of funded status
Funded status at December 31	$(11,367)	$(8,688)
Unrecognized net actuarial loss	2,861	1,194
Unrecognized prior service costs	(394)	(444)

Net liability recognized on Consolidated Statements of Financial Position	$(8,900)	$(7,938)

The weighted average discount rate used to measure the accumulated post retirement benefit obligation was 6.00% and 6.75% at December 31, 2003 and 2002, respectively. The December 31, 2003, accumulated benefit obligation was based on an 11.0% increase in the cost of covered health care benefits during 2003.

	2003	2002

Assumed health care cost trend rates at December 31
Health care cost trend rate assumed for next year	10.0%	9.1%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.5%
Year that the rate reaches the ultimate trend rate	2009	2007

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage-	One-percentage-
	point increase	point decrease

Effect on total of service and interest cost	$215	$(181)
Effect on postretirement benefit obligation	1,606	(1,370)

The Company expects to contribute $301 to its other postretirement benefit plan in 2004.

All dollar amounts are in thousands except per share data.

Employee savings plan

The Company has an employee Savings Plan (401K) for its employees. The maximum percentage that eligible participants are permitted to contribute to the plan is up to the Internal Revenue Service limitation of $12,000 as of January 1, 2003. The Company match is 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. All full-time and regular part-time employees are eligible to participate in the plan. The Company’s matching contributions to the plan in 2003, 2002 and 2001 were $6,576, $6,106 and $5,329, respectively. Employees are permitted to invest the employer matching contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan. Plan participants held 98,333 Company Class A shares at December 31, 2003.

Management incentive plans and deferred compensation

The Company has separate annual and long-term incentive plans for executive and senior management and regional vice presidents of the Company. The Company also makes available several deferred compensation plans for executive and senior management and certain outside directors.

The annual incentive plan is a bonus plan that annually pays cash bonuses to executive and senior management and regional vice presidents of the Company. The incentives under the plan are based on growth in written premiums and the underwriting results of the Property and Casualty Group compared to a peer group of property/casualty companies that write predominately personal lines insurance and that are rated A++ by A.M. Best. The cost of the plan is charged to operations as the compensation is earned over the performance periods.

The long-term incentive plan (LTIP) of the Company is a restricted stock award plan designed to reward executive management and division officers who can have a significant impact on the performance of the Company with long-term compensation that is settled in Company stock. Awards are determined based on the achievement of predetermined Company financial performance objectives. According to the plan, the Company cannot issue new stock or stock from treasury to settle the compensation award obligations under the LTIP, but instead must purchase Company stock on the open market. The restricted stock awards are granted at the end of a three-year performance period. The stock awards vest over a three-year period subsequent to the performance period. A liability is recorded and compensation expense is recognized ratably over the performance period. The effects of changes in the stock price are recognized as compensation expense over the vesting period. At December 31, 2003, 2002 and 2001, the unvested outstanding restricted shares under the LTIP totaled 68,176 shares, 97,061 shares and 81,903 shares, respectively, with average grant prices of $39.47, $35.57 and $33.16, respectively.

The following table shows the number of shares awarded and not yet vested at December 31, 2003. There were no forfeitures in any of the performance periods presented.

	Weighted	Number
Long-term	average	of
incentive plan	grant price	shares

1999-2001
Performance period
Awarded	$38.15	39,975
Shares vested		30,618

Shares not yet vested		9,357

2000-2002
Performance period
Awarded	$35.96	68,241
Shares vested		43,281

Shares not yet vested		24,960

2001-2003
Performance period
Awarded	$42.45	33,859
Shares vested		0

Shares not yet vested		33,859

Restricted shares not yet vested at December 31, 2003		68,176

The deferred compensation plans are arrangements for executive and senior management of the Company whereby the participants can elect to defer a portion of their compensation until separation from services to the Company. Those participating in the plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company also matches a portion of some deferrals to the plans depending on the amount of deferral and the election of the participant. The deferred compensation plan for directors allows them to defer director and meeting fees. Directors participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company does not match any deferrals to the director plan.

All dollar amounts are in thousands except per share data.

The awards, payments, deferrals and liabilities under the deferred compensation, annual and long-term incentive plans for officers and directors were as follows for the years ended December 31:

	2003	2002	2001

Plan awards, employer match and hypothetical earnings
Long-term incentive plan awards	$2,036	$2,157	$1,843
Annual incentive plan awards	1,703	2,481	2,169
Deferred compensation plan, employer match and hypothetical earnings	1,154	(227)	(412)

Total plan awards and earnings	$4,893	$4,411	$3,600

Total plan awards paid	$4,572	$4,099	$2,441

Compensation deferred under the plans	$842	$903	$1,060

Distributions from the deferred compensation plans	$(309)	$(1,621)	$(355)

Outstanding incentive plan and deferred compensation liabilities at December 31	$12,933	$12,079	$12,485

Stock compensation plan for outside directors

The Company has a stock compensation plan for its outside directors which was established in 2002. The purpose of this plan is to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors’services in shares of the Company’s Class A common stock. Each director vests in the grant 25% every three months over the course of a year. Dividends paid by the Company are reinvested into each director’s account with additional shares of the Company’s Class A common stock. The Company accounts for the fair value of its grants under those plans in accordance with FAS148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” The annual charge related to this plan totaled $325 and $275 for 2003 and 2002, respectively.

Health and dental benefits

The Company has self-funded health care plans for all of its employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2003 and 2002. Operations were charged $28,680, $21,883 and $19,826 in 2003, 2002 and 2001, respectively, for the cost of health and dental care provided under these plans.

Note 8.
Income taxes

The provision for income taxes consists of the following for the years ended December 31:

	2003	2002	2001

Federal income taxes:
Currently due	$101,288	$85,010	$59,602
Deferred	949	(124)	959

Total	$102,237	$84,886	$60,561

A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pretax income is as follows:

	2003	2002	2001

Income tax at statutory rates	$103,269	$89,390	$63,736
Tax-exempt interest	(2,601)	(2,617)	(2,729)
Dividends received deduction	(3,010)	(2,483)	(2,398)
Other	4,579	596	1,952

Provision for income taxes	$102,237	$84,886	$60,561

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

	2003	2002

Deferred tax assets
Loss reserve discount	$5,269	$5,262
Unearned premiums	7,033	6,051
Net allowance for service fees and premium cancellations	2,139	4,549
Employee benefit plan obligations	5,346	4,982
Alternative minimum tax carryforwards	4,094	1,475
Write-downs of securities	7,327	6,916
Other	2,692	3,100

Total deferred tax assets	33,900	32,335

Deferred tax liabilities
Deferred policy acquisition costs	5,866	7,600
Unrealized gains	30,567	16,619
Pension and other benefits	17,218	17,650
Equity interest in EFL	3,224	0
Other	4,540	3,084

Total deferred tax liabilities	$61,415	44,953

Net deferred income tax liability	$27,515	$12,618

The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes.

All dollar amounts are in thousands except per share data.

Note 9.
Capital stock

Class A and B shares

Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. In 2003, 22 Class B shares were converted to 52,800 Class A shares. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1.0% of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect of Class A common stock without any requirement that any dividend be declared and paid in respect of Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.

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

The stock repurchase program was reauthorized effective December 9, 2003,authorizing the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. There were no shares repurchased in 2003.

Note 10.
Unpaid losses and loss adjustment expenses

The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company’s wholly-owned property/casualty insurance subsidiaries:

	2003	2002	2001

Total unpaid losses and loss adjustment expenses at January 1, gross	$717,015	$557,278	$477,879
Less reinsurance recoverables	577,917	438,605	375,567

Net balance at January 1	139,098	118,673	102,312

Incurred related to:
Current accident year	154,816	133,787	111,258
Prior accident years	(1,832)	5,438	5,943

Total incurred	152,984	139,225	117,201

Paid related to:
Current accident year	83,043	71,558	59,637
Prior accident years	51,322	47,242	41,203

Total paid	134,365	118,800	100,840

Net balance at December 31	157,717	139,098	118,673
Plus reinsurance recoverables	687,819	577,917	438,605

Total unpaid losses and loss adjustment expenses at December 31, gross	$845,536	$717,015	$557,278

While loss reserves continued to grow in 2003, this growth is a reflection of increases in exposure, not continued deterioration in prior year reserves. Reserve strengthening recorded in 2002 appears to have been adequate to reflect the ultimate liability on prior year claims.

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

Included in the 2001 losses and loss adjustment expenses incurred of $111,258 related to the current accident year are the Company’s share of estimated incurred losses of the Property and Casualty Group’s reinsurance business stemming from the attack on the World Trade Center of $8,250. Partially offsetting these losses is an aggregate excess-of-loss reinsurance agreement between the Exchange and

All dollar amounts are in thousands except per share data.

the Company’s property/casualty insurance subsidiaries. See also Note 11. This agreement reduced the net retention of these losses recorded by the Company to $5,839.

The 2001 incurred losses related to prior accident years of $5,943 are due primarily to adverse development of losses in the private passenger auto liability and workers’ compensation lines of business. Recorded reserves are subject to ongoing analysis of recent loss development trends. These losses are reflected in operating expenses on the Consolidated Statements of Operations.

Note 11.
Related party transactions

Management fee

A management fee is charged to the Exchange for services provided by the Company under subscriber’s agreements with policyholders of the Exchange. The fee is a percentage of Exchange direct and affiliated assumed premiums written. The percentage rate is adjusted periodically within specified limits by the Company’s Board of Directors. The management fee charged the Exchange was 24% in 2003, a reduction from the 25% charged in each year from 1999 to 2002. The Board of Directors elected to reduce the fee to 23.5% beginning January 1, 2004. The provisions in the subscriber’s agreements executed by the policyholders regarding the Company’s appointment as attorney-in-fact are the sole agreements governing the services performed by the Company for the Exchange. There is no provision for termination of the Company’s appointment as attorney-in-fact and it is not affected by an policyholder’s disability or incapacity.

Intercompany reinsurance pooling agreement

EIC, EIPC, Flagship and EINY have an intercompany reinsurance pooling agreement with the Exchange, whereby these companies cede all of their direct and assumed property/casualty insurance to the Exchange, except for the annual premium under the all-lines aggregate excess-of-loss reinsurance agreement discussed below. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange’s insurance business (including the business assumed from EIC and EINY). The participation percentages are determined by the Board of Directors. Intercompany accounts are settled by payment within 30 days after the end of each quarterly accounting period. The purpose of the pooling agreement is to spread the risks of the members of the Property and Casualty Group by the different lines of business they underwrite and geographic regions in which each operates. This agreement may be terminated by any party as of the end of any calendar year by providing not less than 90 days advance written notice.

Aggregate excess-of-loss reinsurance agreement

EIC and EINY have in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange. The purpose of the excess-of-loss agreement is to reduce the variability of earnings and thereby reduce the adverse effects on the results of operations of EIC and EINY in a given year if the frequency or severity of claims were substantially higher than historical averages. Under this agreement, EIC and EINY reinsure their net-retained share of the intercompany reinsurance pool such that once EIC and EINY have sustained ultimate net losses in any applicable accident year that exceed an amount equal to 72.5% of EIC and EINY’s net premiums earned in that period, the Exchange will be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY’s net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract are retained net by EIC and EINY. The annual premium is subject to a minimum premium of $2,043. This reinsurance treaty is excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $2,530,$2,137 and $1,450 in 2003, 2002 and 2001, respectively. Recoveries in 2003 totaled $6,461 of which $6,012 related to the 2003 accident year. Recoveries during 2002 amounted to $8,815, of which $2,002 relates to the 2002 accident year. The balance of the recoveries under this agreement recorded in 2002 related to the 2001, 2000 and 1999 accident years. Loss recoveries in 2001 totaled $7,241.

Effective January 1, 2004, the annual premium amount was amended to be subject to a minimum of $2,992.

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

The Agreement provides that the cost of the systems and the related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the Property and Casualty Group in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. These costs are included in the policy acquisition and other underwriting expenses in the Consolidated Statements of Operations. The Company’s share of these costs, incurred by the Company’s property/casualty insurance subsidiaries under the pooling agreement, totaled $2,543, $3,913 and $1,315 for the years ended December 31, 2003, 2002 and 2001 respectively.

Certain other costs of the eCommerce program are related to information technology hardware and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statements

All dollar amounts are in thousands except per share data.

of Operations. For the years ended December 31, 2003, 2002 and 2001, the Company’s share of these infrastructure costs amounted to $461, $2,602 and $1,589 respectively.

Service agreement revenue

A service agreement fee is charged to the Exchange to compensate the Company for its management of nonaffiliated assumed voluntary reinsurance business on behalf of the Exchange. In 2003, the Company received a fee of 6% of voluntary reinsurance premiums assumed from nonaffiliated insurers and is responsible for accounting, underwriting and operating expenses in connection with the administration of this business. In 2002 and 2001, the fee was set at 7%. Service agreement fee revenue amounted to $7,188, $12,821 and $11,251 in 2003, 2002 and 2001, respectively. The revenue generated from this fee will continue to dissipate entirely in 2004 as the Property and Casualty Group exited the assumed reinsurance business as of December 31, 2003, and only a nominal amount of assumed voluntary premiums is expected to be written in 2004.

Also included in service agreement revenue are service charges collected from policyholders for providing extended payment terms on policies written by the insurers managed by the Company. During 2002, the Company determined service charges were recognized on future billing installments at the time a policy was issued instead of at the time each billing was rendered. The Company recorded a one-time adjustment to correct for service charge income, reducing it by $7,900 in 2002. Service charge revenue amounted to $19,939, $10,908 and $15,996 in 2003, 2002 and 2001, respectively.

Expense allocations

The claims handling services of the Exchange are performed by personnel who are entirely dedicated to and paid for by the Exchange from its own policyholder revenues. The Exchange’s claims function and its management and administration are exclusively the responsibility of the Exchange and not a part of the service the Company provides under the subscriber’s agreement. Likewise, personnel who perform activities within the life insurance operations of EFL are paid for by EFL from its own policyholder revenues. However, the Company is the legal entity that employs personnel on behalf of the Exchange and EFL and functions as a common paymaster for all employees. Common overhead expenses included in the expenses paid for by the Company are allocated based on appropriate utilization statistics (employee count, square footage, vehicle count, project hours, etc.) specifically measured to accomplish proportional allocations. Executive compensation is allocated based on each executive’s primary responsibilities (management services, property/casualty claims operations, EFL operations and investment operations). Management believes the methods used to allocate common overhead expenses among the affiliated entities are reasonable.

Payments on behalf of related entities

The Company makes certain payments for the account of the Group’s related entities. The Company, in making these payments, is acting as the common paymaster. Cash transfers are settled monthly.

The amounts of these cash settlements for Company payments made for the account of related entities were as follows for the years ended December 31:

	2003	2002	2001

Erie Insurance Exchange	$217,794	$205,839	$162,549
Erie Family Life Insurance Company	26,081	23,784	18,545

Total cash settlements	$243,875	$229,623	$181,094

Office leases

The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $11,827, $11,280 and $10,842 in 2003, 2002 and 2001, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $320, $318 and $312 in 2003, 2002 and 2001, respectively.

Note receivable from EFL

The Company is due $40,000 from EFL in the form of two surplus notes. The notes may be repaid only out of unassigned surplus of EFL. Both principal and interest payments are subject to prior approval by the Pennsylvania Insurance Commissioner. The first note, in the amount of $15,000, bears an annual interest rate of 6.45% and will be payable on demand on or after December 31, 2005. Interest is scheduled to be paid semi-annually. EFL paid interest to the Company totaling $968 in each of the years 2003, 2002 and 2001.

The second note, in the amount of $25,000, was issued in August 2003 and bears an annual interest rate of 6.70%. The note will be payable on demand on or after December 31, 2018, with interest scheduled to be paid semi-annually, with both principal and interest subject to the approval of the Pennsylvania Insurance Commissioner. EFL paid interest to the Company of $582 in 2003. This note was issued to further strengthen the surplus of EFL and to support its continued sales growth.

Structured settlements with EFL

The Property and Casualty Group periodically purchases annuities from EFL in connection with the structured settlement of claims. The Company’s pro-rata share (5.5%) of such annuities purchased equaled $1,149, $1,021 and $708 in 2003, 2002 and 2001, respectively.

Capital Contribution

During 2003, the Company made a $50,000 capital contribution to its property/casualty insurance subsidiary, Erie Insurance Company, to strengthen its surplus.

All dollar amounts are in thousands except per share data.

Note 12.
Receivables from Erie Insurance Exchange and concentrations of credit risk

Financial instruments could potentially expose the Company to concentrations of credit risk, including unsecured receivables from the Exchange. A large majority of the Company’s revenue and receivables are from the Exchange and affiliates.

The Company has a receivable due from the Exchange for reinsurance recoverable from unpaid losses and loss adjustment expenses and unearned premium balances ceded to the pool totaling $785,068 and $649,008 at December 31, 2003 and 2002, respectively. Management fee and expense allocation amounts due from the Exchange were $195,650 and $177,194 at December 31, 2003 and 2002, respectively. The receivable from EFL for expense allocations totaled $3,428 at December 31, 2003, compared to $2,847 at December 31, 2002.

Premiums receivable from policyholders at December 31, 2003 and 2002, equaled $266,957 and $239,704, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. At December 31, 2003, the Exchange’s statutory assets totaled more than $8.0 billion and policyholders’surplus totaled $2.4 billion.

NOTE 13.
Variable interest entity under FIN 46

The Exchange is a variable interest entity because of the absence of decision-making capabilities by the equity owners (subscribers) of the Exchange. The Company holds a variable interest in the Exchange, however, the Company does not qualify as the primary beneficiary under FIN 46, “Consolidation of Variable Interest Entities” (See Note 2). The Company has a significant interest in the financial condition of the Exchange because management fee revenues, which accounted for 74.4% of the Company’s 2003 total revenues, are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Additionally, the Company participates in the underwriting results of the Exchange through the pooling arrangement in which the Company’s insurance subsidiaries have a 5.5 % participation. Finally, a concentration of credit risk exists related to the unsecured receivables due from the Exchange for certain fees, costs and reimbursements.

The financial statements of the Exchange are prepared in accordance with Statutory Accounting Principles (SAP) required by the NAIC Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania. The Exchange does not, nor is it required to, prepare financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Financial statements prepared under SAP generally provide a more conservative approach than under GAAP. Under SAP, the principle focus is on the solvency of the insurer in order to protect the interests of the policyholders. Some significant differences between SAP and GAAP include the following:

•	SAP recognizes expenses when incurred and does not allow for the establishment of deferred policy acquisition cost assets;

•	Statutory deferred tax calculations follow GAAP with certain modifications for the realization criteria of deferred tax assets and the recording of the impact of changes in its deferred tax balances;

•	GAAP requires the establishment of an asset for the estimated salvage and subrogation that will be recovered in the future. Under SAP, a company may establish this recoverable but is not required to do so. The Exchange does not establish estimated salvage and subrogation recoveries.

The selected financial data below is derived from the Exchange’s financial statements prepared in accordance with SAP. In the opinion of management, all adjustments consisting only of normal recurring accruals, considered necessary for a fair presentation, have been included. The financial data set forth below is only a summary.

Selected financial data of the Exchange (Statutory Accounting Basis)

	Years ended December 31

	2003	2002	2001

Premiums earned	$3,372,308	$2,912,147	$2,422,600
Losses and loss adjustment expenses	2,772,940	2,566,724	2,150,749
Insurance underwriting and other expenses*	983,354	969,597	766,304

Net underwriting loss	(383,986)	(624,174)	(494,453)
Net investment income	232,677	216,031	200,357
Net realized gains (loss)	734,848	(182,381)	(622,111)
Federal income tax expense (benefit)	142,106	(173,062)	(300,257)

Net income (loss)	$441,433	$(417,462)	$(615,950)

*	Includes management fees and service fees paid or accrued to the Company

All dollar amounts are in thousands except per share data.

(Statutory Accounting Basis)

	As of December 31
	2003	2002

Cash and invested assets	$7,024,796	$5,967,051
Total assets	8,045,626	7,007,803
Claims and unearned premium reserves	4,616,687	3,962,218
Total liabilities	5,616,541	4,892,032
Policyholders’ surplus	2,429,085	2,115,771

The Exchange’s policyholders’surplus increased 14.8% during 2003 primarily as a result of realized and unrealized gains from investments.

The Exchange’s cash and invested assets consist of:

	Carrying value at December 31
	2003	%	2002	%

Equity securities:
Common stock	$1,258,685	17.9%	$2,192,387	36.7%
Preferred stock	562,973	8.0	477,636	8.0
Fixed maturities	4,028,556	57.3	2,327,467	39.0
Limited partnerships	485,174	6.9	412,656	6.9
Real estate mortgage loans	11,161	.2	11,952	.2
Properties occupied by the Exchange	37,822	.5	39,278	.7
Cash and cash equivalents	640,425	9.2	505,675	8.5

Total invested assets	$7,024,796	100.0%	$5,967,051	100.0%

Common equity securities represent a significant portion of the Exchange’s investment portfolio and surplus and are exposed to price risk, volatility of the capital markets and general economic conditions. During 2003, the Exchange initiated a planned reallocation of its invested assets with the intent of lessening its exposure to common stock investments. The goal of the reallocation of the common stock portfolio was to reduce the Exchange’s equity investments to no more than 60% of surplus. At December 31, 2003, common stock investments of the Exchange were reduced to about $1.3 billion from $2.2 billion at December 31, 2002. Common stock investments made up approximately 51.8% of the Exchange’s surplus at December 31, 2003. During 2003, the Exchange had realized and unrealized capital gains of $560.2 million on its common stock portfolio. During the same period, the Exchange generated proceeds from the sale of its common stock investments of $2.6 billion, which included $739.0 million in realized capital gains. The weighted average current price to trailing 12 months earnings ratio of the Exchange’s common stock portfolio was 24.22 and 18.99 at December 31, 2003 and 2002, respectively. The Standard & Poors composite price to trailing 12 months earnings ratio was 22.64 at December 31, 2003 and 28.17 at December 31, 2002.

The underwriting loss of the Exchange for 2003 was $384.0 million compared to an underwriting loss of $624.2 million during 2002. (See “Analysis of Insurance Underwriting Operations” in Management’s Discussion and Analysis).

To the extent that the Exchange incurs additional underwriting losses or investment losses resulting from declines in the value of its marketable securities, the Exchange’s policyholders’ surplus would be adversely affected. If the surplus of the Exchange were to decline significantly from its current level, the Property and Casualty Group could find it more difficult to retain its existing business and attract new business. A decline in the business of the Property and Casualty Group would have an adverse effect on the amount of the management fees the Company receives and the underwriting results of the Property and Casualty Group in which the Company has a 5.5% participation. In addition, a decline in the surplus of the Exchange from its current level would make it more likely that the management fee rate received by the Company would be further reduced.

Note 14.
Reinsurance

Ceded reinsurance—From 1993 to 2001, the Property and Casualty Group had not purchased catastrophe reinsurance because management concluded the benefits of such coverage were outweighed by the costs of the coverage in light of the Exchange’s substantial surplus position and its ratio of net premiums written to surplus. In 2002, the lowering of the surplus levels of the Exchange, along with increasing catastrophe risk exposure as a result of accelerated policy growth, resulted in management’s decision to purchase catastrophe reinsurance coverage. Reinsurance for catastrophe exposure reduces the variability of earnings and protects the balance sheet and income statement against large and infrequent events.

During 2003, the Property and Casualty Group had a reinsurance treaty to mitigate future potential catastrophe loss exposure. The agreement was a property catastrophe reinsurance treaty that provided coverage of up to 95% of a loss of $415 million in excess of the Property and Casualty Group’s loss retention of $115 million per occurrence. Effective January 1, 2004, this reinsurance treaty was renewed under the terms to provide coverage of up to 95% of a loss of $460 million in excess of the Property and Casualty Group’s loss retention of $140 million per occurrence.

During 2003, the Property and Casualty Group replaced coverage previously provided by individual facultative contracts with reinsurance treaties. One of the agreements was a property risk excess-of-loss reinsurance treaty on

All dollar amounts are in thousands except per share data.

commercial property risks that provided coverage of 100% of a loss of $20 million in excess of the Property and Casualty Group’s loss retention of $5 million per risk. There was a limit of $40 million per any one loss occurrence. This agreement was terminated as of December 31, 2003. Beginning January 1, 2004, the Property and Casualty Group will acquire facultative reinsurance on all risks in excess of $25 million in property limits.

The other agreement was an umbrella excess-of-loss reinsurance treaty covering commercial and personal catastrophe liability risks. This treaty provided coverage of 80% of a specified loss amount in excess of the loss retention of $1 million per occurrence. The specified maximum loss amount for the commercial and personal catastrophe liability was $9 million and $4 million, respectively. This treaty was renewed, effective January 1, 2004, at coverage of 60% of a specified loss amount in excess of the loss retention of $1 million per occurrence. The specified maximum loss amounts remained the same for commercial and personal catastrophe liabilities.

Assumed reinsurance—To the extent the Exchange assumed reinsurance business from nonaffiliated sources, the Company participated because of its pooling agreement with the Exchange. Similarly, the Company also participates in the business ceded from the Exchange. Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsurance business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to the Exchange have been reported as a reduction of premium income. The Company’s property and liability reinsurance assumed from foreign insurance companies is accounted for using the periodic method, whereby premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. The amount of reinsurance business assumed from foreign insurance companies is not significant.

The Property and Casualty Group exited the assumed reinsurance business effective December 31, 2003. While certain expenses will continue to be incurred until all related claims are settled, only nominal premiums are expected in the first half of 2004. After such time, no further premiums from the assumed reinsurance business are anticipated.

Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. A contingent liability exists with respect to reinsurance receivables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.

The following tables summarize insurance and reinsurance activities of the Company’s property/casualty insurance subsidiaries. See Note 11 for a discussion of the intercompany pooling agreement with the Exchange.

	2003	2002	2001

Premiums earned
Direct	$644,286	$531,479	$432,307
Assumed from nonaffiliates	10,555	10,409	7,391
Ceded to Erie Insurance Exchange	(654,841)	(541,888)	(439,698)
Assumed from Erie Insurance Exchange	191,592	163,958	137,648

Net	$191,592	$163,958	$137,648

Losses and loss adjustment expenses incurred
Direct	$512,740	$512,141	$374,440
Assumed from nonaffiliates	22,376	19,676	14,262
Ceded to Erie Insurance Exchange	(535,116)	(531,817)	(388,702)
Assumed from Erie Insurance Exchange	152,984	139,225	117,201

Net	$152,984	$139,225	$117,201

Note 15.
Statutory information

Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements on the basis of GAAP. The statutory financial statements of EIPC and EIC are prepared in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. Prescribed SAP include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). The NAIC adopted the Codification of Statutory Accounting Practices (Codification), effective January 1, 2001, as the NAIC-supported basis of accounting. The Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states’ insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The Pennsylvania Insurance Department permits the discounting of workers’ compensation reserves on a nontabular basis. However, the New York Insurance Department does not. Thus, under SAP, EIC includes discounting of these reserves while EINY does not. Surplus of the Company’s property/casualty insurance subsidiaries was increased by $3,003, $2,414 and $2,173 as a result of this practice, as of December 31, 2003, 2002 and 2001.

All dollar amounts are in thousands except per share data.

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

In 2003, the Company made a $50 million capital contribution to EIC to strengthen its surplus and to bring its premium to surplus ratio in line with the other members of the Property and Casualty Group.

Consolidated balances, including amounts reported by the Company’s property/casualty insurance subsidiaries on the statutory basis, are as follows:

	2003	2002	2001

Shareholders’ equity at December 31	$1,144,649	$970,940	$854,003
Net income for the year ended December 31	199,981	169,308	118,475

The minimum statutory capital and surplus requirements under Pennsylvania and New York law for the Company’s stock property/casualty subsidiaries amounts to $9,450. The Company’s subsidiaries total statutory capital and surplus well exceeded these minimum requirements, totaling, $145,391 at December 31, 2003. The Company’s subsidiaries risk-based capital levels well exceed the minimum requirements.

Cash and securities with carrying values of $5,462 and $3,493 were deposited by the Company’s property/casualty insurance subsidiaries with regulatory authorities under statutory requirements as of December 31, 2003 and 2002, respectively.

The amount of dividends the Company’s Pennsylvania-domiciled property/casualty subsidiaries, EIC and EIPC, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company’s New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2003, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $13,376. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2003 or 2002.

The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro-rata distribution of any class of the insurer’s own securities. Accordingly, the Company’s share of the maximum dividend payout which may be made in 2004 without prior Pennsylvania Commissioner approval is $3,332. Dividends declared to the Company totaled $1,717 in 2003 and 2002, respectively.

All dollar amounts are in thousands except per share data.

Note 16.
Supplementary data on cash flows

A reconciliation of net income to net cash provided by operating activities as presented in the Consolidated Statements of Cash Flows for the years ended December 31 is as follows:

	2003	2002	2001

Cash flows from operating activities
Net income	$199,725	$172,126	$122,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,169	3,986	2,350
Deferred income tax expense (benefit)	949	(124)	1,013
Amortization of deferred policy acquisition costs	38,647	29,928	24,276
Realized (gain) loss on investments	(10,445)	11,237	29,146
Equity in losses from limited partnerships	2,000	3,654	2,740
Net amortization of bond premium (discount)	1,124	(203)	(199)
Undistributed earnings of Erie Family Life Insurance Company	(5,712)	(15)	0
Dividends received in excess of undistributed earnings — Erie Family Life Insurance Company	0	0	821
Deferred compensation	1,392	(908)	1,545
Increase in accrued investment income	(226)	(1,754)	(51)
Increase in reinsurance recoverable from Erie Insurance Exchange on unpaid losses	(109,902)	(139,312)	(63,078)
Increase in receivables	(72,696)	(102,471)	(75,135)
Policy acquisition costs deferred	(33,695)	(34,623)	(28,092)
Increase in prepaid expenses and other assets	(12,213)	(16,326)	(14,460)
Increase (decrease) in accounts payable and accrued expenses	8,523	(5,715)	15,111
Increase in commissions payable and accrued	17,558	25,190	13,298
Decrease (increase) in income taxes recoverable	12,117	2,056	(10,452)
Increase in loss reserves	128,521	159,737	79,398
Increase in unearned premiums	56,515	81,122	48,115

Net cash provided by operating activities	$225,351	$187,585	$148,607

Note 17.
Commitments and contingencies

The Company has contractual commitments to invest up to $86,774 related to its limited partnership investments at December 31, 2003. These commitments will be funded as required by the partnerships’agreements which principally expire in 2008. At December 31, 2003, the total commitment to fund limited partnerships that invest in private equity securities is $49,282, real estate activities $20,167 and mezzanine debt securities $17,325. The Company expects to have sufficient cash flows from operations to meet these partnership commitments.

During 2001 and 2002, the Company entered into contracts to provide services related to the eCommerce program with various external vendors. The total outstanding commitment for these contracts at December 31, 2003, was $6,321, of which approximately $4,802 will be reimbursed to the Company by the Exchange. The majority of these committed services are expected to be performed in 2004.

The Company is involved in litigation arising in the ordinary course of business. In the opinion of management, the effects, if any, of such litigation are not expected to be material to the Company’s consolidated financial condition.

Note 18.
Segment information

The Company operates its business as three reportable segments—management operations, insurance underwriting operations and investment operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies, with the exception of the management fee revenues received from the property/casualty insurance subsidiaries. These revenues are not eliminated in the segment detail below, as management bases its decisions on the segment presentation. See also Note 3. Assets are not allocated to the segments but rather are reviewed in total by management for purposes of decision-making. No single customer or agent provides 10% or more of revenues for the Property and Casualty Group.

The Company’s principal operations consist of serving as attorney-in-fact for the Exchange, which constitute its management operations. The Company operates in this capacity solely for the Exchange. The Company’s insurance underwriting operations arise through direct business of its property/casualty insurance subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. (The Exchange exited the assumed reinsurance business effective December 31, 2003.) Insurance provided in the insurance underwriting operations consists of personal and commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Property and Casualty Group.

All dollar amounts are in thousands except per share data.

Company management evaluates profitability of its management operations segment principally on the gross margin from management operations, while profitability of the insurance underwriting operations segment is evaluated principally based on the combined ratio. Investment operations performance is evaluated by Company management based on appreciation of assets, rate of return and overall return.

Summarized financial information for these operations is presented below.

	2003	2002	2001

Management operations
Operating revenue
Management fee revenue	$878,380	$775,700	$634,966
Service agreement revenue	27,127	23,729	27,247

Total operating revenue	905,507	799,429	662,213
Cost of management operations	652,256	557,445	477,645

Income before income taxes	$253,251	$241,984	$184,568

Net income from management operations	$165,474	$161,548	$123,187

	2003	2002	2001

Insurance underwriting operations
Operating revenue
Premiums earned:
Commercial lines	$56,848	$46,398	$34,970
Personal lines	133,495	113,339	97,078
Reinsurance	3,251	7,491	7,416

Total premiums earned (SAP)	193,594	167,228	139,464
GAAP adjustments	(2,002)	(3,270)	(1,816)

Total premiums earned (GAAP)	191,592	163,958	137,648

Operating expenses
Losses and expenses:
Commercial lines	66,397	53,331	41,417
Personal lines	145,557	141,503	107,851
Reinsurance	1,193	1,784	12,970

Total losses and expenses (SAP)	213,147	196,618	162,238
GAAP adjustments	3,386	(5,528)	(4,127)

Total losses and expenses (GAAP)	216,533	191,090	158,111

Loss before income taxes	$(24,941)	$(27,132)	$(20,463)

Net loss from insurance underwriting operations	$(16,296)	$(18,113)	$(13,658)

	2003	2002	2001

Investment operations
Investment income, net of expenses	$58,298	$55,440	$49,884
Net realized gains (losses) on investments	10,445	(11,237)	(29,146)
Equity in losses of limited partnerships	(2,000)	(3,654)	(2,740)

Income before income taxes and equity in earnings of EFL	$66,743	$40,549	$17,998

Equity in earnings of EFL, net of tax	$6,909	$1,611	$719

Net revenue from investment operations	$50,547	$28,691	$12,732

	2003	2002	2001

Reconciliation of reportable segment revenues and operating expenses to the Consolidated Statements of Operations
Segment revenues	$1,097,099	$963,387	$799,861
Elimination of intersegment management fee revenues	(48,311)	(42,664)	(34,923)

Total operating revenues	$1,048,788	$920,723	$764,938

Segment operating expenses	$868,789	$748,535	$635,756
Elimination of intersegment management fee expenses	(48,311)	(42,664)	(34,923)

Total operating expenses	$820,478	$705,871	$600,833

The intersegment revenues and expenses that are eliminated in the Consolidated Statements of Operations relate to the Company’s property/casualty insurance subsidiaries 5.5% share of the management fees paid to the Company.

Operating expenses in the reinsurance component decreased in 2002 compared to 2001. Assumed voluntary reinsurance losses were significantly greater in 2001 due in large part to the September 11th World Trade Center attack. In addition, there were $8,815 in recoveries under the all-lines aggregate excess-of-loss agreement with the Exchange in 2002, compared to $7,241 in 2001.

All dollar amounts are in thousands except per share data.

Note 19.
Quarterly results of operations (unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter

2003
Operating revenue	$247,514	$274,018	$274,026	$253,230
Operating expenses	(193,827)	(210,785)	(210,308)	(205,558)
Investment income — unaffiliated	13,587	16,176	17,633	19,347

Income before income taxes and equity in earnings of EFL	$67,274	$79,409	$81,351	$67,019

Net income	$45,900	$54,458	$56,237	$43,130

Net income per share	$0.65	$0.77	$0.78	$0.61

Comprehensive income	$55,655	$82,649	$46,024	$43,114

2002
Operating revenue	$213,009	$243,423	$240,932	$223,359
Operating expenses	(159,822)	(182,622)	(181,762)	(181,665)
Investment income — unaffiliated	12,011	10,553	10,623	7,362

Income before income taxes and equity in earnings of EFL	$65,198	$71,354	$69,793	$49,056

Net income	$44,202	$47,826	$46,162	$33,936

Net income per share	$0.62	$0.67	$0.65	$0.48

Comprehensive income	$37,379	$44,712	$52,142	$41,356

2001
Operating revenue	$176,243	$199,353	$199,961	$189,381
Operating expenses	(136,581)	(148,035)	(155,506)	(160,711)
Investment income — unaffiliated	11,452	17,289	6,667	(17,410)

Income before income taxes and equity in earnings of EFL	$51,114	$68,607	$51,122	$11,260

Net income	$34,785	$47,129	$34,430	$5,917

Net income per share	$0.49	$0.66	$0.48	$0.08

Comprehensive income	$36,407	$45,414	$31,081	$21,399

2003

Reflects a charge of $7,567 to reduce deferred acquisition cost asset to underlying policy acquisition costs.

Includes adjustment of $3,224 to deferred income taxes to account for taxes related to the distribution of earnings from the Company’s equity investment in EFL.

2002

Reflects realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of fixed maturities and limited partnerships of $8,448. Also, includes provision for midterm cancellations allowance on premiums of $11,900. Commission expense was correspondingly reduced by $5,800.

Reflects adjustment of service agreement revenue for fees not earned until a future installment billing date of $7,900.

2001

Includes realized net losses on the sale of impaired securities and realized charges for other-than-temporary impairments of equity securities and limited partnerships of $29,153. Includes charges relating to the retirement of the former president and CEO of $10,700.

All dollar amounts are in thousands except per share data.

Market price of and dividends on common stock and related shareholder matters

Common stock prices

The Class A non-voting common stock of the Company trades on The NASDAQ Stock Market under the symbol “ERIE”. “The following sets forth the range of closing high and low trading prices by quarter as reported by The NASDAQ Stock Market.

Class A trading price

	2003		2002

	Low	High	Low	High

First quarter	$34.10	$36.66	$37.65	$40.82
Second quarter	36.30	41.93	40.44	45.49
Third quarter	38.90	43.24	37.45	44.50
Fourth quarter	39.03	42.38	35.90	42.39

No established trading market exists for the Class B voting common stock.

The Company’s 401 (K) plan for employees permits participants to invest a portion of the Company’s contributions to the plan in shares of Erie Indemnity Class A common stock. The plan’s Trustee is authorized to buy Erie Indemnity Company Class A common stock on behalf of 401 (K) plan participants. Plan participants held 98,333 Company Class A shares at December 31, 2003.

Effective December 9, 2003, a stock repurchase plan was reauthorized allowing the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital. There were no shares repurchased in 2003 under this plan.

The preceding stock repurchase plan was established in 1999 and permitted the Company to repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. Treasury shares have been recorded on the Consolidated Statements of Financial Position at cost. Shares repurchased for the duration of the plan totaled 3,402,894 at a total cost of $101.9 million, or an average price per share of $29.93.

In January 2003, 3.0 million shares of the Company’s Class A common stock owned by Black Interests Limited Partnership were sold to the public in a secondary offering at an initial price of $34.50 per share. The Company did not receive any proceeds from the sale of the shares. Co-lead underwriters for the offering were Goldman, Sachs & Co. and Credit Suisse First Boston.

Common stock dividends

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2003 and 2002 are as follows:

Dividends declared

	Class A	Class B
2003	share	share

First quarter	$.190	$28.50
Second quarter	.190	28.50
Third quarter	.190	28.50
Fourth quarter	.215	32.25

Total	$.785	$117.75

	Class A	Class B
2002	share	share

First quarter	$.170	$25.50
Second quarter	.170	25.50
Third quarter	.170	25.50
Fourth quarter	.190	28.50

Total	$.700	$105.00

American Stock Transfer and Trust Company serves as the Company’s transfer agent and registrar.