Form 10-K, Exhibit 13
period 2005-12-31
ERIE INDEMNITY CO
filed 2006-02-22
CIK 922621

Exhibit 13

	Years ended December 31
	(amounts in thousands, except per share data)
	2005	2004	2003	2002	2001

Operating data
Total operating revenue	$1,124,950	$1,123,144	$1,048,788	$920,723	$764,938
Total operating expenses	900,731	884,916	820,478	705,871	600,833
Total investment income—unaffiliated	115,237	88,119	66,743	40,549	17,998
Provision for income taxes	111,733	105,140	102,237	84,886	60,561
Equity in earnings of Erie Family Life Insurance, net of tax	3,381	5,206	6,909	1,611	719

Net income	$231,104	$226,413	$199,725	$172,126	$122,261

Per share data
Net income per share-diluted	$3.34	$3.21	$2.81	$2.41	$1.71
Book value per share—Class A common and equivalent B shares	18.81	18.14	16.40	13.91	12.15
Dividends declared per Class A share	1.335	0.970	0.785	0.700	0.6275
Dividends declared per Class B share	200.25	145.50	117.75	105.00	94.125

Financial position data
Investments (1)	$1,452,431	$1,371,442	$1,241,236	$1,047,304	$885,650
Recoverables from the Exchange and affiliates	1,176,419	1,144,625	1,024,146	844,049	655,655
Total assets	3,101,261	2,982,804	2,756,329	2,359,545	1,985,568
Shareholders’ equity	1,278,602	1,266,881	1,164,170	987,372	865,255
Cumulative number of shares repurchased at December 31	6,438	4,548	3,403	3,403	3,196

(1)	Includes investment in Erie Family Life Insurance Company.

The following discussion and analysis should be read in conjunction with the audited financial statements and related notes found on pages 42–73 as they contain important information helpful in evaluating the Company’s operating results and financial condition. The discussions below also focus heavily on the Company’s three primary segments: management operations, insurance underwriting operations and investment operations. The segment basis financial results presented throughout Management’s Discussion & Analysis herein are those which management uses internally to monitor and evaluate results and are a supplemental presentation of the Company’s Consolidated Statements of Operations.
Introduction

Erie Indemnity Company (Company) operates predominantly as a provider of management services to the Erie Insurance Exchange (Exchange). The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance to a reciprocal insurance exchange signs a subscriber’s agreement that contains an appointment of an attorney-in-fact. The Company has served since 1925 as the attorney-in-fact for the policyholders of the Exchange. As attorney-in-fact, the Company is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. For its services as attorney-in-fact, the Company charges a management fee calculated as a percentage, not to exceed 25%, of the direct and affiliated assumed premiums written of the Exchange. Management fees accounted for approximately 72% of the Company’s total revenues for 2005.
The Company also operates as a property/casualty insurer through its three insurance subsidiaries. The Exchange and its property/casualty subsidiary and the Company’s three property/casualty subsidiaries (collectively, the “Property and Casualty Group”) write personal and commercial lines property/casualty coverages exclusively through independent agents. The financial position or results of operations of the Exchange are not consolidated with those of the Company. During 2005, almost 70% of the direct premiums written by the Property and Casualty Group were personal lines, while 30% were commercial lines.
The Exchange is the Company’s sole customer. The members of the Property and Casualty Group pool their underwriting results. Under the pooling agreement, the Exchange assumes 94.5% of the pool. Accordingly, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange, which had $3.4 billion and $2.8 billion of statutory surplus at December 31, 2005 and 2004, respectively. Through the pool, the Company’s property/casualty subsidiaries currently assume 5.5% of the Property and Casualty Group’s underwriting results, and, therefore, the Company also has direct incentive to manage the insurance underwriting as effectively as possible.
The Property and Casualty Group seeks to insure standard and preferred risks primarily in private passenger automobile, homeowners and small commercial lines, including worker’s compensation. The Property and Casualty Group’s sole distribution channel is its independent agency force, which consists of over 1,700 independent agencies comprised of 7,800 licensed representatives in 11 midwestern, mid-Atlantic and southeastern states (Illinois, Indiana, Maryland, NewYork, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and Wisconsin) and the District of Columbia. The Property and Casualty Group became licensed in the state of Minnesota in December 2004, although it has not established a definitive date to begin writing business in that state. In addition to their principal role as salespersons, the independent agents play a significant role as underwriters and service providers and are major contributors to the Property and Casualty Group’s success.
The company also owns 21.6% of the common stock of Erie Family Life Insurance (EFL), an affiliated life insurance company, of which the Exchange owns 53.5% and public shareholders, including certain of the Company’s directors, own 24.9%. The company, together with the Property and Casualty Group and EFL, collectively operate as the “Erie Insurance Group.”
For a complete discussion of all intercompany agreements, see the Transactions with Related Parties section following the Liquidity and Capital Resources section herein.

Overview

	Years ended December 31
	(dollars in thousands)
	except per share data
	2005	2004	2003

Income from management operations	$209,269	$242,592	$253,251
Underwriting income(loss)	14,950	(4,364)	(24,941)
Net revenue from investment operations	118,873	93,717	74,172

Income before income taxes	343,092	331,945	302,482
Provision for income taxes	111,988	105,532	102,757

Net income	$231,104	$226,413	$199,725

Net income per share-diluted	$3.34	$3.21	$2.81

HIGHLIGHTS
•	Net income per share–diluted increased 4.0% in 2005 due to improvements in insurance underwriting operations and investment operations.

•	Gross margins from management operations decreased to 21.8% in 2005 from 25.1% in 2004.
•	The management fee rate was 23.75% for 2005 and 23.5% from January to June 2004 and 24.0% for the remainder of 2004 (effectively 23.74% in 2004).

•	GAAP combined ratios of the insurance underwriting operations improved to 93.1 in 2005 from 102.1 in 2004.

•	Increase of 26.8% in net revenues from investment operations includes $10.1 million in adjustments to the market value of limited partnership investments in 2005; these adjustments were not included in income in 2004.

•	The effective tax rate of 32.9% in 2005 was impacted by a $.7 million credit related to prior years. A $ 3.1 million benefit was recorded to the 2004 tax provision related to prior years which decreased the effective tax rate to 32.2% in 2004 from 34.7% in 2003.

•	The Company repurchased shares of its common stock totaling $ 99.0 million in 2005 at an average price of $52.36 per share.

•	Return on average equity declined to 18.2 for 2005 compared to 18.6 for 2004.

SEGMENT OVERVIEWS

Management operations
•	Management fee revenues decreased .5% in 2005 compared to 2004. The two determining factors of management fee revenue are: 1) the management fee rate charged by the Company, and 2) the direct written premiums of the Property and Casualty Group. The effective management fee rate was 23.75% for 2005 and 23.74% for 2004.

•	In 2005, the direct written premiums of the Property and Casualty Group decreased 1.0% compared to an 8.9% increase in 2004. The implementation of a personal lines price segmentation model and the continued refinement of rate classifications contributed to this decrease in premiums written, as the average premiums per policy declined. While price segmentation allows the Property and Casualty Group to provide a better correlation between the associated risk and rates charged to policyholders, the short-term impact of introducing such pricing can be disruptive to new policy growth. New policy direct written premiums of the Property and Casualty Group decreased 7.5% in 2005. The recent improvements in underwriting profitability afforded the Property and Casualty Group the ability to implement rate reductions in 2005 to allow for more attractive prices to potential new policyholders and improve the retention of existing policyholders. The impact of rate changes that were effective in 2005 resulted in a net decrease in written premiums of the Property and Casualty Group of $9.9 million. Rate reductions are planned for 2006, which will continue to lower the average premium per policy and slow premium growth of the Property and Casualty Group.
–	The Property and Casualty Group continues to maintain its focus on underwriting discipline and profitability as well as concentrating on quality growth. With the recent improvements in underwriting profitability, the Property and Casualty Group is in a stronger financial position to compete for profitable business. The Property and Casualty Group was able to implement moderate pricing actions during 2005, many of which were rate decreases in its most significant line of business, private passenger auto, in Pennsylvania. The continued refinement and increased utilization of segmented pricing in 2006 will enable the Company to offer competitive rates to more customers, providing greater flexibility in pricing policies with varying degrees of risk. The Company plans to continue its agent appointment efforts, generating an anticipated increase of 125 new independent agents in 2006.
•	The cost of management operations increased $27.3 million, or 3.8%, in 2005 compared to 2004. The increase in cost of management operations in 2005 was the result of:
–	Commissions—Total commission costs were up 1.6% to $539.5 million in 2005 compared to 2004. Agent bonuses increased $24.9 million, as the bonus structure focuses on underwriting profitability, which improved dramatically over the measurement period used for the bonus formula. Normal scheduled commissions were $18.2 million lower in 2005 compared to 2004, primarily due to reduced commercial commission rates that became effective on premiums collected beginning January 1, 2005, and the 1.0% decline in direct premiums written of the Property and Casualty Group. New promotional incentive programs that began in 2005, aimed at stimulating premium growth, contributed $1.6 million in additional costs in 2005.

–	Total costs other than commissions rose $18.9 million to $212.0 million in 2005, mostly as a result of increased personnel and underwriting costs. Personnel costs, including external contract labor, increased $13.4 million and insurance scoring costs increased $3.6 million in 2005.

–	Personnel costs—Salaries and wages and other personnel costs of employees increased $10.2 million in 2005 driven by increased staffing levels and normal pay rate increases. Contract labor costs increased $3.2 million, primarily related to information technology projects.

–	Insurance scoring costs—In the latter part of 2004, the use of insurance scores was implemented in the underwriting process on new business and was part of the Company’s initiatives to focus on underwriting profitability of the Property and Casualty Group. In 2005, insurance scores were obtained for all new and renewal private passenger auto and homeowners business for underwriting and rating purposes, which resulted in increased costs of $3.6 million in 2005 compared to 2004.
Insurance underwriting operations
Contributing to the improved insurance underwriting operations, resulting in a 93.1 GAAP combined ratio, were the following factors:
•	Focused management efforts on improving underwriting profitability by the Property and Casualty Group in 2005 and 2004

•	Below normalized level of catastrophe losses during 2005
–	The Property and Casualty Group was not impacted by any of the major hurricanes of 2005, including Hurricanes Katrina, Rita and Wilma
•	Lower level of charges related to the reversals of recoveries under the intercompany aggregate excess-of-loss reinsurance agreement between the Company’s property/casualty insurance subsidiaries and the Exchange, which were $2.2 million in 2005, compared to $7.7 million in 2004.
Investment operations
•	Net investment income increased 1.0% in 2005 compared to 2004. While certain funds were reinvested in the market, a portion of the available capital was used to repurchase Company stock of $99.0 million during 2005, compared to $54.1 million in 2004. Investment expense rose due to fees being paid to external managers of the common stock portfolio, which were hired in the fourth quarter of 2004. Also, certain taxable corporate debt securities were sold and replaced with tax-exempt municipal bonds.

•	A one-time $10.1 million, or $.10 per share-diluted, correction was made in 2005 to record limited partnership market value adjustments which increased equity in earnings of limited partnerships. The limited partnership market value adjustment was previously recorded as a component of shareholders’ equity. The Company saw improved performance on its limited partnership private equity investments and the number of limited partnerships included in the portfolio increased in 2005.
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

Investment valuation
Management makes estimates concerning the valuation of all investments. Except in rare cases where quoted market prices are not available, the Company values fixed maturities and equity securities based on published market prices.
The primary basis for the valuation of limited partnership interests are financial statements prepared by the general partner. Because of the timing of the preparation and delivery of these financial statements, the use of the most recently available financial statements provided by the general partners typically results in not less than a quarter delay in the inclusion of the limited partnership results in the Company’s Consolidated Statements of Operations. The general partners use various methods to estimate fair value of unlisted debt and equity investments, property and other investments for which there is no published market. These valuation techniques may vary broadly depending on the asset class of the partnership. Due to the nature of the investments, general partners must make assumptions about the underlying companies or assets as to future performance, financial condition, liquidity, availability of capital, market conditions and other factors to determine the estimated fair value. The valuation procedures can include techniques such as cash flow multiples, discounted cash flows or the pricing used to value the entity or similar entities in recent financing transactions. The general partners’ estimate and assumption of fair value of nonmarketable securities may differ significantly from the values that could have been derived had a ready market existed. These values are not necessarily indicative of the value that would be received in a current sale and valuation differences could be significant. Upon receipt of the quarterly and annual financial statements, management performs an in-depth analysis of the valuations provided by the general partners. Management surveys each of the general partners about expected significant changes (plus or minus 10% compared to previous quarter) to valuations prior to the release of the fund’s quarterly and annual financial statements. In the event of an expected significant change, the general partner will notify the Company and the Company will evaluate the potential change.
Investments are evaluated monthly for other-than-temporary impairment loss. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include:
•	the extent and duration for which fair value is less than cost

•	historical operating performance and financial condition of the issuer

•	near-term prospects of the issuer and its industry based on analysts’ recommendations

•	specific events that occurred affecting the issuer, including rating downgrades

•	the Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value.
An investment deemed impaired is written down to its estimated net realizable value. Impairment charges are included as a realized loss in the Consolidated Statements of Operations.
Property/casualty insurance liabilities
Reserves for property/casualty insurance unpaid losses and loss adjustment expenses reflect the Company’s best estimate of future amounts needed to pay losses and related expenses with respect to insured events. The process of establishing the liability for property/casualty unpaid loss and loss adjustment expense reserves is a complex process, requiring the use of informed judgments and estimates. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical settlement patterns, estimates of trends in claims frequency and severity, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. There may be significant reporting lags between the occurrence of the policy event and the time it is actually reported to the insurer.
Management reviews reserve estimates on a quarterly basis. Product line data is grouped according to common characteristics. Multiple estimation methods are employed for each product line and product coverage combination analyzed at each evaluation date. Most estimation methods assume that past patterns discernible in the historical data will be repeated in the future, absent a significant change in pertinent variables. Significant changes, which are either known or reasonably projected through analysis of internal and external data, are quantified in the reserve estimates each quarter. The estimation methods chosen are those that are believed to produce the most reliable indication at that particular evaluation date for the losses being evaluated.
Using multiple estimation methods results in a reasonable range of estimates for each product line and product coverage combination. The nature of the insurance product, number of risk factors, pervasiveness of the risk factors across product lines, and interaction of risk factors all influence the size of the range of reasonable reserve estimates. Whether the risk factor is sudden or evolutionary in nature, and whether a risk factor is temporary or permanent, also influences reserve estimates. The final estimate recorded by management is a function of detailed analysis of historical trends, which is adjusted as new emerging data indicates.
The factors which may potentially cause the greatest variation between current reserve estimates and the actual future paid amounts are: unforeseen changes in statutory or case law altering the amounts to be paid on existing claim obligations; new medical procedures and/or drugs, which result in costs significantly different from the past; and claims patterns on current business that differ significantly from historical patterns.

The Company also performs analyses to evaluate the adequacy of past reserves. Using subsequent information, the Company performs retrospective reserve analyses to test whether previously established estimates for reserves were reasonable. See also the Financial Condition section herein.
A relatively small percentage change in the estimate of net loss reserves would have impacted the Company’s operating results. For example, a hypothetical 1% increase in net loss reserves at December 31, 2005, would have resulted in a pre-tax charge of approximately $2.0 million. The Property and Casualty Group’s coverage that has the greatest potential for variation is the pre-1986 automobile catastrophic injury liability reserve. Automobile no-fault law in Pennsylvania before 1986 provided for unlimited medical benefits. The estimate of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health and mortality over time. At December 31, 2005, the range of reasonable estimates for reserves related to these claims, net of reinsurance recoverables, for both personal and commercial lines is from $188.5 million to $443.3 million for the Property and Casualty Group. The reserve carried by the Property and Casualty Group, which is management’s best estimate of this liability at this time, was $262.8 million at December 31, 2005, which is net of $127.1 million of anticipated reinsurance recoverables. The Company’s property/casualty subsidiaries share of the net automobile catastrophic injury liability reserve is $14.5 million at December 31, 2005.
Pension and postretirement health benefits
The Company’s pension plan for employees is the largest and only funded benefit plan of the Company. The Company also provides postretirement medical and pharmacy coverage for eligible retired employees and eligible dependents. The Company’s pension and other postretirement benefit obligations are developed from actuarial estimates in accordance with Financial Accounting Standard (FAS) 87, “Employers’ Accounting for Pensions,” and FAS 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” The Company uses a consulting actuarial firm to develop these estimates. As pension and other postretirement obligations will ultimately be settled in future periods, the determination of annual expense and liabilities is subject to estimates and assumptions. With the assistance of the consulting actuarial firm, Company management reviews these assumptions annually and modifies them based on historical experience and expected future trends. Changes in the Company’s pension and other postretirement benefit obligations may occur in the future due to variances in actual results from the key assumptions made by Company management. At December 31, 2005, the fair market value of the pension assets totaled $220.5 million, which continues to exceed the accumulated benefit obligation of $164.1 million at that date. Unrecognized actuarial gains and losses are being recognized over a 16-year period, which represents the expected remaining service life of the employee group.
Because of the amount of sensitivity in reported assets, operating results and financial position, the most critical assumptions are the discount rate and the expected long-term rate of return. For both the pension and other postretirement health benefit plans, the discount rate is estimated to reflect the prevailing market rate of a portfolio of high-quality fixed-income debt instruments that would provide the future cash flows needed to pay the projected benefits included in the benefit obligations as they become due. In determining the discount rate, management engaged the Company’s consulting actuarial firm to complete a bond-matching study in accordance with guidance provided in FAS 87 and FAS 106 and Securities and Exchange Commission Staff Accounting Bulletins. The study developed a portfolio of non-callable bonds rated AA- or better. The cash flows from the bonds were matched against the Company’s projected benefit payments in the pension plan. This bond-matching study supported the selection of a 5.75% discount rate for the 2006 pension expense. The same discount rate was selected for the postretirement health benefits. The 2005 expense was based on a discount rate assumption of 6.00%. A change of 25 basis points in the discount rate assumption, with other assumptions held constant, would have an estimated $2.1 million impact on net pension and other postretirement benefit cost in 2006, before consideration of reimbursement of affiliates.
The expected long-term rate of return for the pension plan represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. The expected long-term rate of return is less susceptible to annual revisions as there are typically not significant changes in the asset mix. The long-term rate-of-return is based on historical long-term returns for asset classes included in the pension plan’s target allocation. A reasonably possible change of 25 basis points in the expected long-term rate of return assumption, with other assumptions held constant, would have an estimated $.5 million impact on net pension benefit cost, before consideration of reimbursement from affiliates. Further information on the Company’s pension and postretirement benefit plans is provided on page 58 in Note 8.
New accounting standards

See Note 2 to the Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

Management fee revenue by state and line of business

	For the year ended December 31, 2005 (dollars in thousands)
		Private		Commercial	Workers’	Commercial	All other lines
State	Total	passenger auto	Homeowners	multi-peril	compensation	auto	of business

Pennsylvania	$430,863	$235,183	$70,049	$39,691	$40,712	$30,895	$14,333
Maryland	118,419	56,182	24,974	9,682	11,971	10,436	5,174
Virginia	81,913	30,748	14,044	11,394	12,640	8,509	4,578
Ohio	77,468	35,530	16,858	13,740	0	6,912	4,428
North Carolina	56,447	21,017	13,558	7,063	4,531	6,423	3,855
West Virginia	45,055	25,621	9,064	4,784	0	3,824	1,762
Indiana	38,055	17,597	10,318	3,684	2,084	2,325	2,047
New York	36,942	16,588	5,079	6,396	3,219	4,162	1,498
Illinois	22,481	7,836	4,646	3,340	3,462	1,972	1,225
Tennessee	18,365	5,196	3,247	3,907	2,665	2,282	1,068
Wisconsin	9,701	4,503	2,278	1,158	600	517	645
District of Columbia	4,065	947	655	888	1,061	159	355

Total	$939,774	$456,948	$174,770	$105,727	$82,945	$78,416	$40,968

This table is gross of an allowance for management fees returned on mid-term cancellations and the intersegment elimination of management fee revenue.

Analysis of business segments

Management operations

	Years ended December 31
(dollars in thousands)	2005	2004	2003

Management fee revenue	$940,274	$945,066	$878,380

Service agreement revenue	20,568	21,855	27,127

Total revenue from management operations	960,842	966,921	905,507

Cost of management operations	751,573	724,329	652,256

Income from management operations	$209,269	$242,592	$253,251

Gross margins	21.8%	25.1%	28.0%

Effective management fee rate	23.75%	23.74%	24%

HIGHLIGHTS
•	Effective management fee rate was 23.75% in 2005 and 23.74% in 2004
•	Direct written premiums of the Property and Casualty Group decreased 1.0% in 2005
–	Policies in force were 3,759,599 and 3,771,105 at December 2005 and 2004, respectively, a decrease of .3%
–	Year-over-year premium per policy was $1,052 in 2005 and $1,060 in 2004, a decrease of .7%

–	Premium rate decreases resulted in a $9.9 million decrease in written premiums in 2005
•	Cost of management operations increased 3.8% with commission costs increasing 1.6% and costs other than commissions increasing 9.8%
•	Agent bonuses increased $24.9 million in 2005 while commercial commission costs decreased $17.5 million
•	Personnel costs increased $13.4 million, including a $3.2 million increase in external contract labor costs
Management fee revenue
Management fees represented 71.6% of the Company’s total revenues for 2005 and 73.7% and 74.4% of the Company’s total revenues for 2004 and 2003, respectively. The management fee rate set by the Company’s Board of Directors and the volume of direct written premiums of the Property and Casualty Group determine the level of management fees. Changes in the management fee rate affect the Company’s revenue and net income significantly. The management fee rate was set at 23.75% in 2005. In 2004, the management fee rate was set at 23.5% for the first six months of the year and 24.0% for the last six months of the year, effectively 23.74% for the year. In 2003, the rate was 24%. The Company’s Board of Directors set the management fee rate at 24.75% beginning January 1, 2006. If the management fee rate had been 24.75% in 2005, management fee revenue would have increased $39.6 million, or $.37 per share-diluted.
Management fees are returned to the Exchange when policyholders cancel their insurance coverage mid-term and unearned premiums are refunded to them. The

Company maintains an allowance for management fees returned on mid-term policy cancellations that recognizes the management fee anticipated to be returned to the Exchange based on historical mid-term cancellation experience. Due to changes in the allowance, management fee revenues were increased by $.5 million in 2005, compared to being reduced by $4.1 million and $3.0 million in 2004 and 2003, respectively. The 2005 adjustment reflects a leveling off of mid-term cancellations evidenced by policy retention ratios of 88.6% at December 31, 2005, compared to 88.4% at December 31, 2004. The reduction in management fee revenues of $4.1 million in 2004 reflected higher cancellations, as anticipated with the introduction of segmented pricing, evidenced by the decrease in retention ratios from 90.2% at December 31, 2003, to 88.4% at December 31, 2004. The cash flows of the Company are unaffected by the recording of the allowances.
Management fee revenue derived from the direct written premiums of the Property and Casualty Group, before consideration of the allowance for mid-term cancellations, was $939.8 million in 2005, compared to $949.2 million in 2004. The direct written premiums of the Property and Casualty Group were $4.0 billion in 2005 and 2004, reflecting a 1.0% decrease, compared to growth of 8.9% in 2004 from $3.7 billion in 2003. The decline in growth of direct written premiums of the Property and Casualty Group in 2004 and the further decrease in 2005 reflects the impact of the decline in new policy growth and lower average premium per policy partially as a result of rate decreases. In 2004, much of the growth resulted from offsetting rate increases.
Premium production
The Property and Casualty Group’s premiums produced from new business declined as anticipated in 2005. New business premiums written in total were $369.0 million in 2005, down 7.5% from $399.0 million in 2004, and significantly lower than the $501.9 million produced in 2003. Policy retention ratios stabilized to a 12-month moving average of 88.6% in 2005, up slightly from 88.4% in 2004, after decreasing from 90.2% in 2003.
Personal lines—Personal lines new business premiums written decreased 12.4% to $246.2 million in 2005 from $281.0 million in 2004 and $333.3 million in 2003. The Property and Casualty Group’s largest personal line of business is private passenger auto for which new business premiums written decreased to $149.1 million in 2005 from $177.8 million and $218.2 million in 2004 and 2003, respectively. The 12-month moving average policy retention ratio for personal lines was 89.1%, 88.8% and 90.5% in 2005, 2004 and 2003, respectively. The 12-month moving average policy retention ratio for private passenger auto was 90.0% in 2005 and 2004, and 91.6% in 2003.
During 2003 and 2004, the Property and Casualty Group implemented various initiatives to focus on underwriting profitability to control exposure growth and improve underwriting risk selection.
The Company also implemented significant rate increases in all lines. In 2005, the Company introduced the use of insurance scoring for underwriting purposes for private passenger auto and homeowners lines of business in all operating states, except Maryland. The introduction of the pricing segmentation model for personal lines, that included insurance scoring, segments policyholders into different rate classes based on the associated risks, and was a significant change from the judgment-based underwriting model previously used by the Company. Segmenting policyholders into rate classes helps insurers provide a better matching of prices and related risks. The short-term impact of segmented pricing is higher policy retention among policyholders realizing either base rate decreases or greater discounts, which reduces the premium base, and lower policy retention among policyholders whose rates rise under the new rate plan. The long-term impact should result in a more desirable pool of risks contributing to improvements in claims severity. Introducing new variables into the pricing plan should result in improvements in frequency of claims. In the long run, the plan results in better risk selection, lower loss costs and the ability to offer lower prices to consumers and attract the most favorable risks. Current personal lines market conditions reflect price stabilization, or slightly reducing rate levels. It is anticipated that the Property and Casualty Group’s 2006 pricing strategy on introducing further refinements in personal lines price segmenting will contribute to an improved competitive position in the marketplace. Many insurers in the property/casualty industry were impacted by the major hurricanes in 2005, which in turn will need to be considered in their underwriting, pricing and capital allocation decisions in 2006. These decisions may affect the pricing environment for personal lines insurance in 2006 and beyond. The regions in which the Property and Casualty Group operates were not impacted by the major hurricanes of 2005.
Commercial lines—The commercial lines new business premiums written rose 4.0% to $122.3 million in 2005 from $117.5 million in 2004, which had decreased 30.2% from $168.4 million in 2003. The 12-month moving average policy retention ratio for commercial lines was 85.2%, 85.1% and 87.3% in 2005, 2004 and 2003, respectively. The Property and Casualty Group’s largest commercial lines of business, based upon written premiums, are commercial auto and workers’ compensation. During 2005, the Property and Casualty Group implemented initiatives to provide more competitive rates for higher quality workers’ compensation risks. A more formalized process of evaluating workers’ compensation accounts should allow a better alignment between rate and risk level similar to the pricing segmentation efforts in the personal lines.
While premiums per policy have decreased, these premiums are associated with more preferred risks.

Premium rates and rate change impacts
The average premium per policy decreased .7% to $1,052 in 2005 from $1,060 in 2004, which had increased 8.1% in 2003. The average premium per personal lines policy decreased 1.6% while commercial lines average premiums increased .6% from 2004. In 2004, compared to 2003, the average premium per personal lines policy increased 8.6% and commercial lines average premiums increased 6.9%.
The recent improvement in underwriting results afforded the Property and Casualty Group the ability to implement rate reductions in 2005 to be more price competitive for potential new policyholders and improve retention of existing policyholders. Significant rate increases had been obtained in 2004 and 2003 to offset growing loss costs in certain lines. The Property and Casualty Group writes one-year policies. Consequently, rate actions take 12 months to be fully recognized in written premium and 24 months to be recognized fully in earned premiums. Since rate changes are realized at renewal, it takes 12 months to implement a rate change to all policyholders and another 12 months to earn the decreased or increased premiums in full. As a result, certain rate increases approved in 2004 were reflected in written premium in 2005 and some rate actions in 2005 will be reflected in 2006. The effect of all rate actions in 2005 resulted in a net decrease in written premiums of $9.9 million. Rate increases accounted for $298.3 million and $208.4 million in additional written premium for the Property and Casualty Group in 2004 and 2003. Management continuously evaluates pricing actions and estimates that those approved, filed and contemplated for filing during 2006 could reduce direct written premiums by $96.7 million in 2006.
Personal lines—The private passenger auto average premium per policy decreased 1.3% to $1,174 in 2005 from $1,190 in 2004, which had increased 6.1% from 2003. The homeowners average premium per policy decreased .5% to $543 in 2005 from $546 in 2004, compared to a 17.4% increase from $465 in 2003. The most significant rate decreases effective in 2005 were in the private passenger auto and homeowners lines of business in Pennsylvania. The most significant rate decreases approved and effective in 2006 are in the private passenger auto and homeowners lines of business in Pennsylvania and Maryland.
In August 2004, the Property and Casualty Group implemented insurance scoring for underwriting purposes for its private passenger auto and homeowners lines of business in most of its operating states in response to changing competitive market conditions. Insurance scoring has also been incorporated, along with other risk characteristics, into a rating plan with multiple pricing tiers. Segmented pricing provides the Property and Casualty Group greater flexibility in pricing policies with varying degrees of risk, which should result in more competitive rates being offered to customers with the most favorable loss characteristics. The rating plan with multiple pricing tiers was implemented in most states on new business in March 2005 and on renewal business in April 2005.
The Property and Casualty Group has focused pricing initiatives to focus on quality growth. During July 2005, an 8% rate reduction on certain coverages for new private passenger auto policyholders with no claims or violations was effective in the majority of the states served by the Property and Casualty Group. In Tennessee and Virginia, this rate reduction for claim-free and violation-free policyholders was 6%. Other initiatives include discontinuing the surcharge placed on permitted drivers and targeting more profitable risks through the introduction of new rating variables into the pricing segmentation model for both auto and homeowners. The Property and Casualty Group is also evaluating potential new personal lines product extensions and enhancements that could be offered as well as new coverages, such as identity recovery. Also, effective January 1, 2006, additional discounts and interactions will be introduced into the pricing plan for auto and home, including number of cars and drivers in a household, discounts for policyholders who buy life insurance and for those who pay premiums up front.
Commercial lines—The commercial auto average premium per policy decreased .3% to $2,781 in 2005 from $2,790 in 2004, which had increased 4.2% from 2003. The workers’ compensation average premium per policy increased 6.7% to $6,212 in 2005 from $5,820 in 2004, which had increased 12.8% in 2003. Rate decreases approved and effective in 2006 related primarily to these two lines of business in Pennsylvania, and for commercial auto, Tennessee.
As mentioned previously, the Property and Casualty Group has been implementing initiatives focused on workers’ compensation to better align rate and risk levels, control losses and implement rate changes. Rate changes became effective in November 2005 in the state of Pennsylvania. Rate changes for workers’ compensation in all other states except Wisconsin are filed to be effective in the first half of 2006. The Property and Casualty Group is evaluating the potential of expanding its penetration of the small business market.
All lines—In 2005, the Company appointed 65 new agents, compared to 33 new agent appointments in 2004. The Company expects 125 new agent appointments in 2006. Expanding the size of the agency force will contribute to future growth as new agents build up their book of business with the Property and Casualty Group.

Service agreement revenue
Service agreement revenue includes service charges the Company collects from policyholders for providing extended payment terms on policies written by the Property and Casualty Group. These service charges are fixed dollar amounts per billed installment. Such service charges amounted to $20.5 million, $21.1 million and $19.9 million in 2005, 2004 and 2003, respectively. The Property and Casualty Group is implementing certain changes in the service charge amounts to be billed to various installment arrangements. The outcome of such changes will be dependent upon the mix of installment programs selected by policyholders. See Factors That May Affect Future Results.
Prior to March 2005, service agreement revenue also included service income received from the Exchange as compensation for the management and administration of voluntary assumed reinsurance from nonaffiliated insurers. The Company received a service fee of 6.0% of nonaffiliated assumed reinsurance premiums. These fees were minimal in 2005 and 2004 as the Exchange exited the nonaffiliated assumed reinsurance business effective December 31, 2003. Service fees totaled $7.2 million on net voluntary nonaffiliated assumed reinsurance premiums in 2003.
Cost of management operations
The cost of management operations rose 3.8% to $751.6 million in 2005, from $724.3 million in 2004, and 11.1% in 2004, from $652.3 million in 2003. In 2005, commissions costs rose 1.6% while costs other than commissions rose 9.8%. Personnel costs increased 11.7% in 2005 as a result of staffing levels and pay rate increases, as well as external labor costs related to information technology projects. The use of insurance scoring for the full year of 2005 and for all new and renewal business resulted in $3.6 million in additional costs in 2005 compared to 2004. Commissions to independent agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent agents on premiums written, accelerated commissions and agent bonuses.

	Years ended December 31
(dollars in thousands)	2005	2004	2003

Scheduled and accelerated rate commissions	$466,064	$486,860	$452,245

Agent bonuses	71,083	46,163	24,034

Promotional incentives	1,792	175	361

Commission effect from change in allowance for mid-term policy cancellations	600	(2,000)	(1,900)

Total commissions	$539,539	$531,198	$474,740

Scheduled and accelerated rate commissions— Scheduled rate commissions were impacted by a 1.0% decrease in the direct written premiums of the Property and Casualty Group in 2005 and the reduction in certain commercial commission rates. Commercial commission rate reductions became effective January 1, 2005, for premiums collected after December 31, 2004, and resulted in a $20.5 million reduction in scheduled rate commissions in 2005.
Commission rates were reduced for certain new and renewal commercial lines business effective January 1, 2005. Thus all premiums collected after December 2004 were commissioned at the new post-January 1, 2005 rates. Commissions accrued at the end of 2004 were reduced by $5.2 million related to commissions to be paid in 2005 on uncollected 2004 policy premium.
Accelerated rate commissions are offered to some newly-recruited agents for their initial three years. Accelerated commissions were lower in 2005 as new agency appointments were curtailed for the latter part of 2004, and existing accelerated commission contracts expired. The Company slowed agency appointments in conjunction with its efforts to control exposure growth. Agent appointments resumed in 2005, with 65 new agents added, and accelerated commissions will begin to increase as new agent appointments for 2006 increase.
Agent bonuses—Agent bonuses are based on an individual agency’s property/casualty underwriting profitability over a three-year period. There is also a growth component to the bonus, paid only if the agency is profitable. The estimate for the bonus is modeled on a monthly basis using the two prior years actual underwriting data by agency combined with the current year-to-date actual data. The increase in agent bonuses in 2005 reflects the impact of improved underwriting profitability of the Property and Casualty Group in 2005 and 2004. The bonus for 2003 was lower given the less favorable underwriting results in 2003 and 2002.
Significant changes to the bonus formula were effective January 1, 2004, with the intent of rewarding truly profitable agencies. The growth component was also added. These changes and improved underwriting results in 2004 contributed to an increase in 2004 annual agent bonus expense of $22.1 million as compared to 2003. Of the 2004 increase, approximately $5.0 million related to one-time special transition rules for the new bonus.
Other costs of management operations—The cost of management operations, excluding commission costs, increased 9.8% in 2005 to $212.0 million, from $193.1 million in 2004, and 8.8% in 2004 from $177.5 million in 2003. Personnel-related costs are the second largest component in cost of management operations. The Company’s personnel costs increased 11.7% to $128.7 million in 2005, from $115.3 million in 2004, and increased 12.1% in 2004, from $102.8 million in 2003. Contributing to the increase in 2005 was a 12.2% increase in salaries and wages. This increase includes both base pay rate and staffing level increases as well as higher costs of external contract labor. Costs incurred related to external contract labor primarily related to information technology projects which increased to $6.0 million in 2005 from $2.8 million in 2004.
Also contributing to the increase in the cost of management operations were the cost of obtaining insurance scores on new and renewal personal lines business of $4.0 million during 2005. The Company began using insurance scoring in the latter half of 2004 on renewal personal lines business only and had incurred $.4 million in 2004 for insurance scores.
Insurance underwriting operations

	Years ended December 31
(dollars in thousands)	2005	2004	2003

Premiums earned	$215,824	$208,202	$191,592

Losses and loss adjustment expenses incurred	140,386	153,220	152,984

Policy acquisition and other underwriting expenses	60,488	59,346	63,549

Total losses and expenses	200,874	212,566	216,533

Underwriting income (loss)	$14,950	$(4,364)	$(24,941)

The following table reconciles the underwriting results of the Property and Casualty Group on a statutory accounting basis (SAP) to the underwriting results of the Company on a GAAP basis. The two main components of insurance underwriting operations are the direct business written by the Property and Casualty Group and the assumed reinsurance business. Because the Exchange exited the assumed reinsurance business in 2003, the only assumed reinsurance included in 2004 and 2005 is runoff activity. The detail of the Property and Casualty Group provides financial data for the direct business and the reinsurance business separately.
Reconciliation of Property and Casualty Group underwriting results to company underwriting results

	Years ended December 31
(dollars in thousands)	2005	2004	2003

Property and Casualty Group insurance underwriting operations (SAP basis)
Direct underwriting results:
Direct written premium	$3,956,942	$3,997,330	$3,672,419

Premium earned	3,984,648	3,877,844	3,460,792
Loss and loss adjustment expenses incurred	2,561,504	2,623,731	2,808,678
Policy acquisition and other underwriting expense	1,100,772	1,105,028	1,023,177

Total losses and expense	3,662,276	3,728,759	3,831,855

Direct underwriting income (loss)	322,372	149,085	(371,063)
Nonaffiliated reinsurance underwriting results—net	49,427	(24,538)	(32,588)

Net underwriting gain (loss) (SAP Basis)	371,799	124,547	(403,651)

Erie Indemnity Company insurance underwriting operations (SAP to GAAP basis)
Percent of pool assumed by Company	5.5%	5.5%	5.5%

Company preliminary underwriting income (loss):
Direct	17,730	8,200	(20,408)
Nonaffiliated reinsurance	2,719	(1,350)	(1,793)

Net underwriting gain (loss) (SAP basis)	20,449	6,850	(22,201)
Excess-of-loss premiums ceded to the Exchange	(3,262)	(3,628)	(2,530)
Excess-of-loss changes to recoveries under the agreement*	(2,226)	(7,740)	6,461
SAP to GAAP adjustments	(11)	154	(6,671)

Company underwriting income (loss) (GAAP basis)	$14,950	$(4,364)	$(24,941)

*	The change in the recoverable under the excess-of-loss agreement is an offset to the prior accident year loss development included in the loss and loss adjustment expenses reflected in the table.

	Years ended December 31
	2005	2004	2003

Company GAAP combined ratio(1)	93.1	102.1 (3)	113.0
P&C Group statutory combined ratio	90.5	95.6	109.5
P&C Group statutory combined ratio, excluding catastrophes	90.0	93.7	104.4
P&C Group adjusted statutory combined ratio(2)	85.7	90.1	103.3
P&C Group adjusted statutory combined ratio, excluding catastrophes	85.2	88.2	98.2

Loss ratio points from prior accident year reserve development —(redundancy) deficiency—statutory basis	(1.9)	(1.5)	1.6
Loss ratio points from salvage and subrogation recoveries collected—statutory basis	(1.5)	(1.5)	(1.5)

Total loss ratio points from prior accident years— statutory basis	(3.4)	(3.0)	0.1

(1)	The GAAP combined ratio represents the ratio of losses, loss adjustment, acquisition and other underwriting expenses incurred to premiums earned. The GAAP combined ratios of the Company are different than the results of the Property and Casualty Group due to certain GAAP adjustments and the effects of the excess-of-loss reinsurance agreement between the Company’s property/casualty insurance subsidiaries and the Exchange.

(2)	The adjusted statutory combined ratio removes the profit component of the management fee earned by the Company.

(3)	For 2004, the less favorable GAAP combined ratio, as compared to the statutory combined ratio, was driven by $7.7 million of charges recorded by the Company’s property/casualty insurance subsidiaries under the intercompany excess-of-loss reinsurance agreement, resulting in a variance of 3.7 GAAP combined ratio points.

Direct underwriting results

	Years ended December 31
(dollars in thousands)	2005	2004	2003

SAP Basis

Property and Casualty Group direct underwriting income (loss)	$322,372	$149,085	$(371,063)
Percent of pool assumed by Company	5.5%	5.5%	5.5%

Company direct underwriting income (loss), before adjustments	$17,730	$8,200	$(20,408)

P&C Group Direct business only combined ratio	91.6%	95.4%	109.8%

HIGHLIGHTS
•	Low level of catastrophe losses contributed only .5 points to the combined ratio (1.9 points in 2004 and 5.2 points in 2003). Normalized catastrophes for the Property and Casualty Group are 5.0 combined ratio points

•	Favorable development of prior accident years improved combined ratio by 1.5 points in 2005; however, an increase to the pre-1986 automobile catastrophe injury liability reserves contributed 1.2 points to the combined ratio, resulting in a net favorable development of .3 combined ratio points

•	Pre-1986 automobile catastrophe injury liability reserves were increased in 2005, contributing 1.2 points to combined ratio, net of estimated reinsurance recoverables
The improvement in 2005 and 2004 underwriting results on direct business were the result of initiatives implemented in 2004 to help offset increased claim severity and control exposure growth. Additionally, the Property and Casualty Group experienced positive development on losses of prior accident years on a direct basis of $11.0 million in 2005 and $71.6 million in 2004, compared to adverse development on losses of prior accident years of $4.2 million in 2003. While still favorable in 2005, the development of the direct business prior accident years deteriorated as a result of an increase in the pre-1986 automobile catastrophe injury liability reserves. The Property and Casualty Group increased these reserves by $47 million (net of ceded recoveries) as a result of re-estimations on these claims during the second half of 2005, which took into account updated trends with respect to ongoing attendant care costs for claimants. Catastrophe losses of the Property and Casualty Group were $21.1 million, $73.3 million and $182.7 million in 2005, 2004 and 2003, respectively.
The 2003 underwriting losses on direct business resulted primarily from continued increases in claims severity and increased catastrophe losses. Claims severity rose in 2003 in certain lines of business at rates much higher than general inflation. While loss reserves continued to grow in 2004, this growth was a reflection of increases in exposure, not deterioration in prior year reserves.
Development of direct loss reserves
The Company’s 5.5% share of the Property and Casualty Group’s positive development on losses for prior accident years was $.6 million in 2005, which includes the effects of the Company’s share of the increase in the automobile catastrophe liability reserve of $2.6 million. The Company’s share of positive development on losses for prior accident years was $3.9 million in 2004, compared to its share of adverse development on losses for prior accident years of $0.2 million in 2003. The positive development on losses of prior accident years in 2005 was experienced primarily in the commercial multi-peril and the private passenger auto uninsured motorists lines of business. In 2004, certain unusual and significant claims emerged that related to prior years and were factored into the trend analysis for 2005. However, these trends did not continue into 2005, which led to an improvement in prior accident year loss reserves. The Company employed specialty claims units in Pennsylvania to focus on uninsured motorists claims to improve claims handling and control severity.
The positive development on losses of prior accident years in 2004 was experienced primarily in the homeowners and commercial multi-peril lines of business. Generally, the Company experienced improving loss development trends, which were reflected in the new estimate of prior year reserves. Contributing to the improving loss development on prior accident year losses was the implementation of new claims tools, such as new property loss estimation software, which has helped in controlling property claims severity. Additionally, property adjusters received extensive third-party training in property claims estimating in 2004. Property occurrences make up a majority of the claims in the homeowners line of business and approximately half of the commercial multi-peril claims.
Catastrophe losses
Catastrophes are an inherent risk of the property/ casualty insurance business and can have a material impact on the Company’s insurance underwriting results. In addressing this risk, the Company employs what it believes are reasonable underwriting standards and monitors its exposure by geographic region. The Property and Casualty Group maintains property catastrophe reinsurance coverage from unaffiliated insurers (see page 39). The Company’s property/ casualty insurance subsidiaries’ all-lines excess-of-loss reinsurance agreement with the Exchange was purchased to mitigate the effect of catastrophe losses on the Company’s financial position. The excess-of-loss agreement was not renewed for the 2006 accident year due to the proposed pricing for the coverage as well as the loss profile of the Property and Casualty Group. The Property and Casualty Group maintains sufficient property catastrophe coverage from unaffiliated reinsurers and no longer participates in the assumed reinsurance business, which lowers the variability of the underwriting results of the Property and Casualty Group.
There was no impact on the Property and Casualty Group’s underwriting results from Hurricanes Katrina, Rita or Wilma during 2005. During 2005, 2004 and 2003, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $1.2 million, $4.0 million and $10.0 million, respectively. The 2004 catastrophe losses were largely driven by Hurricane Ivan, which affected the states of North Carolina, Virginia, West Virginia and Pennsylvania. The 2003 Property and Casualty Group catastrophe losses were primarily due to Hurricane Isabel, which affected the states of North Carolina, Maryland, Virginia, Pennsylvania and the District of Columbia. For the Company, these 2003 catastrophe losses were offset with recoveries recorded under the intercompany excess-of-loss reinsurance agreement. Catastrophe losses in 2005 contributed .5 points to the Company’s GAAP combined ratio, compared to 1.9 points in 2004 and 5.2 points in 2003.

Reinsurance underwriting results

	Years ended December 31
(dollars in thousands)	2005	2004	2003

SAP Basis
Company insurance underwriting operations:
Nonaffiliated reinsurance	$2,719	$(1,350)	$(1,793)

Affiliated reinsurance
Premiums ceded to Exchange	(3,262)	(3,628)	(2,530)
Change to recoveries under the excess-of-loss agreement	(2,226)	(7,740)	6,461

Affiliated reinsurance	$(5,488)	$(11,368)	$3,931

HIGHLIGHTS
•	Assumed loss reserves related to September 11, 2001, were reduced by $42 million of which the Company’s share was $2.3 million. Reversal of previously recorded recoveries under the intercompany excess-of-loss reinsurance agreement resulted in no material financial impact

•	Termination of the intercompany excess-of-loss reinsurance agreement effective December 31, 2005, for the 2006 accident year
The Company’s property/casualty insurance subsidiaries’ nonaffiliated reinsurance business includes its share of the Property and Casualty Group’s voluntary and involuntary assumed reinsurance business and ceded reinsurance business. The Exchange exited the voluntary assumed reinsurance business as of December 31, 2003, to allow the Property and Casualty Group to focus on its core business and lessen its underwriting exposure. In 2005 and 2004, only runoff activity of the assumed reinsurance business remains. The effects of the excess-of-loss reinsurance agreement between the Company’s property/casualty insurance subsidiaries and the Exchange is also reflected in the reinsurance business when looking at the Company’s results on a segment basis. The excess-of-loss reinsurance agreement is not subject to the intercompany pooling agreement.
Assumed loss reserves related to September 11th
During 2005, the Property and Casualty Group’s estimate of assumed loss and loss adjustment expenses related to the September 11, 2001, event was reduced by $42 million. While the Company’s share of this reduction was $2.3 million (see Financial Condition for further discussion), this reserve change triggered a $2.2 million reduction in recoveries due to the Company under the aggregate excess-of-loss reinsurance agreement for the 2001 accident year. The net effect of this World Trade Center reserve activity to the Company was a $.1 million reduction in expense in 2005.

Aggregate excess-of-loss reinsurance agreement
(Charges) Recoveries by accident year are as follows:

(dollars in thousands)							Total
Calendar	Accident year						(charges)
year	2004	2003	2002	2001	2000	1999	recoveries

2005	$0	$0	$0	$(1,881)	$41	$(386)	$(2,226)
2004	—	(6,012)	(33)	(1,637)	(488)	430	(7,740)
2003(1)	—	6,012	(1,969)	2,645	(57)	(170)	6,461
2002	—	—	2,002	2,176	2,213	2,424	8,815
2001	—	—	—	6,506	0	735	7,241
2000	—	—	—	—	0	0	0

(1)	During calendar year 2003, the $6.0 million in recoveries from the 2003 accident year included the recoveries of losses incurred from Hurricane Isabel.

The charges and recoveries under the excess-of-loss reinsurance agreement are recorded to the Company’s loss and loss adjustment expenses on the Consolidated Statements of Operations. Included in the 2005 net changes to recoveries under the excess-of-loss agreement of $2.2 million are charges for unexpired accident years of $1.5 million plus charges of $.7 million related to the commutations of the 1999 and 2000 accident years. In accordance with the agreement, commutation of an accident year occurs five years after the accident year expires. The unpaid loss recoverable related to the 1999 accident year of $3.4 million was settled in March 2005. The present value of the estimated losses from the 1999 accident year, or $3.0 million, was settled with the Exchange and cash was paid by the Company’s property/casualty insurance subsidiaries resulting in a charge to the Company of $.4 million.
The $2.0 million unpaid loss recoverable related to the 2000 accident year was settled in December 2005. The present value of these estimated losses from the 2000 accident year, or $1.7 million, was settled with the Exchange by the Company’s property/casualty insurance subsidiaries resulting in a charge to the Company of $.3 million. Cash payment of the present value of these losses will occur in the first quarter of 2006.
The purpose of the excess-of-loss agreement was to reduce the variability of earnings and thereby reduce the adverse effects on the results of operations of EIC and EINY in a given year if the frequency or severity of claims were substantially higher than historical averages. The Property and Casualty Group did not renew the excess-of-loss agreement for the 2006 accident year. While the excess-of-loss agreement was not renewed for 2006, the unexpired accident years of 2001 through 2005 will be settled and losses will be commuted as the 60-month periods expire. The Company has the option of purchasing the coverage for future accident year periods.
Policy acquisition and other underwriting expenses
Policy acquisition and other underwriting expenses of the Property and Casualty Group include the management fee to the Company of $939.8 million, $949.2 million and $881.4 million in 2005, 2004 and 2003, respectively. The amount presented on the Company’s Statements of Operations as management fee revenue reflects the elimination of intercompany management fee revenue between the Erie Insurance Company, the Erie Insurance Company of New York and the Company, and the allowance for mid-term policy cancellations.
Investment operations

	Years ended December 31
(dollars in thousands)	2005	2004	2003

Net investment income	$61,555	$60,988	$58,298

Net realized gains on investments	15,620	18,476	10,445

Equity in earnings of EFL	3,636	5,598	7,429

Equity in earnings (losses) of limited partnerships	38,062	8,655	(2,000)

Net revenue from investment operations	$118,873	$93,717	$74,172

HIGHLIGHTS
•	Equity on earnings of limited partnerships increased dramatically to $38.1 million in 2005, from $8.7 million in 2004

•	Earnings of limited partnerships reflects a correction in accounting for the market value adjustment which increased earnings by $10.1 million in 2005

•	Funds used to repurchase Company stock amounted to $99.0 million in 2005 compared to $54.1 million in 2004
Net investment income increased 1.0% in 2005 and 4.6% in 2004. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios. Net investment income in 2005 remained at a comparable level to 2004 as the Company continued to repurchase shares of its common stock under its three-year stock repurchase program, which diverted some available funds away from the investment market. The stock repurchase program runs from 2004 through 2006. Increases in investments in taxable bonds contributed to the growth in net investment income in 2004 and 2003. However, declines in overall market yields caused a lower growth rate in 2004 investment income compared to 2003.
Net revenue from investment operations increased in 2004 compared to 2003 largely due to the increase in realized gains on investments attributable to the sale of common stock securities in conjunction with the conversion to the use of external equity managers.
Limited partnership earnings pertain to investments in U.S. and foreign private equity, real estate and mezzanine debt partnerships. Private equity and mezzanine debt limited partnerships generated earnings of $20.3 million and $4.3 million in 2005 and 2004, respectively, compared to losses of $5.3 million in 2003. Real estate limited partnerships reflected earnings of $7.7 million, $4.4 million and $3.3 million in 2005, 2004 and 2003, respectively. Impairment charges on limited partnerships were $1.2 million and $5.0 million in 2004 and 2003, respectively. The components of equity in earnings of limited partnerships, including the valuation adjustments to record limited partnerships at fair value, for the years ended December 31 are as follows:

(dollars in thousands)	2005	2004	2003

Private equity	$16,732	$2,324	$(3,983)
Real estate	7,657	4,350	3,349
Mezzanine debt	3,530	1,981	(1,366)
Valuation adjustments	10,143	0	0

Total equity in earnings of limited partnerships	$38,062	$8,655	$(2,000)

Valuation adjustments are recorded to reflect the fair value of limited partnerships. These adjustments are recorded as a component of equity in earnings of limited partnerships in the Consolidated Statements of Operations. The limited partnership market value adjustment was previously recorded as a component of shareholders’ equity.
The Company’s performance of its fixed maturities and equity securities, compared to selected market indices, is presented below.
Pre-tax annualized returns

Two years ended December 31, 2005

Fixed maturities—corporate	3.83%
Fixed maturities—municipal	2.90
Preferred stock	5.04
Common stock(1)	6.58
Other indices:
Lehman Brothers— U.S. Aggregate	3.38%
S&P500 Composite Index	7.85

(1) Return is net of fees to external managers.
Financial condition
Investments
The Company’s investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. The Company’s investment strategy also provides for liquidity to meet the short- and long-term commitments of the Company. At December 31, 2005 and 2004, the Company’s investment portfolio of investment-grade bonds, common stock, investment-
grade preferred stock and cash and cash equivalents represents 40.3% and 39.4%, respectively, of total assets. These investments provide the liquidity the Company requires to meet the demands on its funds.
Distribution of investments

	Carrying value at December 31
(dollars in thousands)	2005	%	2004	%

Fixed maturities	$972,210	70	$974,512	74

Equity securities:
Preferred stock	170,774	12	143,851	11
Common stock	95,560	6	58,843	4

Limited partnerships	153,159	11	130,464	10

Real estate mortgage loans	4,885	1	5,044	1

Total investments	$1,396,588	100%	$1,312,714	100%

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
The Company’s fixed maturity investments include 96.1% of high-quality, marketable bonds and redeemable preferred stock, all of which were rated at investment-grade levels (above Ba1/BB+) at December 31, 2005. Included in this investment-grade category are $435.1 million, or 44.8%, of the highest quality bonds and redeemable preferred stock rated Aaa/AAA or Aa/AA or bonds issued by the United States government. Generally, the fixed maturities in the Company’s portfolio are rated by external rating agencies. If not externally rated, they are rated by the Company on a basis consistent with that used by the rating agencies. Management classifies all fixed maturities as available-for-sale securities, allowing the Company to meet its liquidity needs and provide greater flexibility for its investment managers to appropriately respond to changes in market conditions or strategic direction.
Securities classified as available-for-sale are carried at market value with unrealized gains and losses net of deferred taxes included in shareholders’ equity. At December 31, 2005, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $6.4 million, compared to $22.9 million at December 31, 2004.

*	As rated by Standard & Poor’s or Moody’s Investor’s Service, Inc.
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
(1) Common stock (2) Nonredeemable preferred stock
The Company’s equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2005, the net unrealized gain on equity securities, net of deferred taxes, amounted to $11.0 million, compared to $17.4 million at December 31, 2004.
Limited partnership investments
The Company’s limited partnership investments include U.S. and foreign private equity, real estate and mezzanine debt investments. During 2005, limited partnership investments increased $22.7 million to $153.2 million. Mezzanine debt and real estate limited partnerships, which comprise 57.9% of the total limited partnerships, produce a more predictable earnings stream while private equity limited partnerships, which comprise 42.1% of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.
Liabilities
Property/casualty loss reserves
Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported.

Loss and loss adjustment expense reserves are presented on the Company’s Statements of Financial Position on a gross of reinsurance basis for EIC, EINY and EIPC. The property/casualty insurance subsidiaries of the Company wrote about 17% of the direct property/casualty premiums of the Property and Casualty Group in 2005. Under the terms of the Property and Casualty Group’s quota share and intercompany pooling arrangement, a significant portion of these reserve liabilities are recoverable. Recoverable amounts are reflected as an asset on the Company’s Statements of Financial Position. The direct and assumed loss and loss adjustment expense reserves by major line of business and the related amount recoverable under the intercompany pooling arrangement and excess-of-loss reinsurance agreement are presented below:

	As of December 31
(dollars in thousands)	2005	2004

Gross reserve liability
Personal:
Private passenger auto	$413,118	$400,609
Catastrophic injury	123,875	86,239
Homeowners	23,995	22,798
Other personal	6,978	6,322
Commercial:
Workers’ compensation	231,858	216,808
Commercial auto	83,688	78,646
Commercial multi-peril	65,891	63,118
Catastrophic injury	468	454
Other commercial	15,894	15,288
Reinsurance	53,694	52,752

Gross reserves	1,019,459	943,034
Reinsurance recoverables*	828,447	765,914

Net reserve liability	$191,012	$177,120

* Includes $827.1 million in 2005 and $765.0 million in 2004 due from the Exchange.
As discussed previously, loss and loss adjustment expense reserves are developed using multiple estimation methods that result in a range of estimates for each product coverage combination. The estimate recorded is a function of detailed analysis of historical trends and management expectations of future events and trends. The product coverage that has the greatest potential for variation is the pre-1986 automobile catastrophic injury liability reserve. The range of reasonable estimates for the pre-1986 automobile catastrophic injury liability reserve, net of reinsurance recoverables, for both personal and commercial lines is from $188.5 million to $443.3 million for the Property and Casualty Group. The reserve carried by the Property and Casualty Group, which is management’s best estimate of this liability at this time, was $262.8 million at December 31, 2005, which is net of $127.1 million of anticipated reinsurance recoverables. The reserve carried by the Property and Casualty Group at December 31, 2004, was $200.0 million, which was net of $95.8 million of anticipated reinsurance recoverables. The majority of the increase during 2005 was the result of higher cost expectations of future attendant care services as a result of the settlement of class action litigation involving attendant care liabilities. The Company’s property/casualty subsidiaries share of the net automobile catastrophic injury liability reserve is $14.5 million at December 31, 2005.
The potential variability in these reserves can be primarily attributed to automobile no-fault claims incurred prior to 1986. The automobile no-fault law in Pennsylvania at that time provided for unlimited medical benefits. There are currently 392 claimants requiring lifetime medical care of which 77 involve catastrophic injuries. The estimation of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health over time.
It is anticipated that these automobile no-fault claims will require payments over approximately the next 40 years. The impact of medical cost inflation in future years is a significant variable in estimating this liability over 40 years. A 100-basis point change in the medical cost inflation assumption would result in a change in net liability for the Company of $2.6 million. Claimants’ future life expectancy is another significant variable. The life expectancy assumption underlying the estimate reflects experience to date. Actual experience, different than that assumed, could have a significant impact on the reserve estimate. The Company’s share of the automobile catastrophic injury claim payments made was $.6 million and $.4 million during 2005 and 2004, respectively.
During the third quarter of 2005, the Property and Casualty Group re-evaluated its estimate of assumed loss and loss adjustment expense reserves estimated for the September 11, 2001, event. Based on that assessment, the Property and Casualty Group reduced its World Trade Center reserves by $42 million as of September 2005. The original $150 million estimated total loss and loss adjustment expense estimate was based on uncertainties, including cedant reserve estimates, the potential of retrocessional spirals, undeveloped claims and the uncertainty of legal actions. As a result of this reserve re-estimate, the Property and Casualty Group’s total loss and loss adjustment expense estimate for the World Trade Center claims are estimated at $107 million. As of the third quarter 2005, four years subsequent to the date of the event, most of the reported claims have been property losses which are short-tailed and have developed since 2001 providing more known data. Only one claim was identified as being exposed to a retrocessional spiral, which results when there are multiple levels of reinsurers, and has the potential to increase the Company’s obligation. Factoring in this loss experience, and a thorough review of all contracts, supported the reduction in the World Trade Center reserve. The most critical factor in the estimation of these losses is whether the destruction of the World Trade Center Towers will be considered a single event or two separate events. The Company believes the current reserves should be sufficient to absorb the potential development that may occur should the destruction of the World Trade Center Towers be considered two separate events. At December 2005, the Property and Casualty Group’s estimated total loss exposure includes $29 million related to the coverage disputes with respect to the number of events.
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
Interest rate risk
The Company’s exposure to interest rates is concentrated in the fixed maturities portfolio. The fixed maturities portfolio comprises 69.6% of invested assets at December 31, 2005 and 2004. The Company does not hedge its exposure to interest rate risk since it has the capacity and intention to hold the fixed maturity positions until maturity. The Company calculates the duration and convexity of the fixed maturities portfolio each month to measure the price sensitivity of the portfolio to interest rate changes. Duration measures the relative sensitivity of the fair value of an investment to changes in interest rates. Convexity measures the rate of change of duration with respect to changes in interest rates. These factors are analyzed monthly to ensure that both the duration and convexity remain in the targeted ranges established by management.
Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates are as follows:

	As of December 31, 2005
	Principal	Weighted average
(dollars in thousands)	cash flows	interest rate

Fixed maturities, including note from EFL:
2006	$83,351	5.2%
2007	61,664	5.2
2008	96,083	4.9
2009	96,015	4.8
2010	81,885	4.8
Thereafter	554,173	5.8

Total	$973,171

Market value	$997,210

	As of December 31, 2004
	Principal	Weighted average
(dollars in thousands)	cash flows	interest rate

Fixed maturities, including notes from EFL:
2005	$59,294	5.9%
2006	76,236	4.5
2007	79,242	4.6
2008	100,742	4.7
2009	100,834	4.9
Thereafter	557,643	5.9

Total	$973,991

Market value	$1,014,512

Actual cash flows may differ from those stated as a result of calls, prepayments or defaults. The Company received payment from EFL during December 2005 for a $15 million surplus note, due for repayment, resulting in only the remaining $25 million surplus note with EFL included in the principal cash flows as of December 31, 2005.
A sensitivity analysis is used to measure the potential loss in future earnings, fair values or cash flows of market-sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In the Company’s sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible changes in those rates. The following pro forma information is presented assuming a 100-basis point increase in interest rates at December 31 of each year and reflects the estimated effect on the fair value of the Company’s fixed maturity investment portfolio. The Company used the modified duration of its fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31, 2005 and 2004.
Fixed maturities interest-rate sensitivity analysis
100-basis point rise in interest rates

	As of December 31
(dollars in thousands)	2005	2004

Current market value	$997,210	$1,014,512
Change in market value (1)	(35,325)	(37,251)

Pro forma market value	$961,885	$977,261

Modified duration (2)	3.9	4.2

(1)	The change in market value is calculated by taking the negative of the product obtained by multiplying (i) modified duration by (ii) change in interest rates by (iii) market value of the portfolio.

(2)	Modified duration is a measure of a portfolio’s sensitivity to changes in interest rates. It is interpreted as the approximate percentage change in the market value of a portfolio for a certain basis point change in interest rates.

Equity price risk
The Company’s portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. The Company does not hedge its exposure to equity price risk inherent in its equity investments. The Company’s objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio holdings are diversified across industries and among exchange traded small- to large-cap stocks. The Company measures risk by comparing the performance of the marketable equity portfolio to benchmark returns such as the S&P 500.
The Company’s portfolio of limited partnership investments has exposure to market risks, primarily relating to the financial performance of the various entities in which they invested. The limited partnership portfolio comprises 11% of total invested assets at December 31, 2005. These investments consist primarily of equity and mezzanine investments in small, medium and large companies and in real estate. The Company achieves diversification within the limited partnership portfolio by investing in 88 partnerships that have 1,501 distinct investments. The Company reviews at least quarterly the limited partnership investments by sector, geography and vintage year. These limited partnership investments are diversified to avoid concentration in a particular industry or geographic area. The Company performs extensive research prior to investment in these partnerships.
Foreign currency risk
The Company has foreign currency risk in the limited partnership and common equity portfolio. The limited partnership portfolio includes approximately $21.6 million of partnerships that are denominated in Euros, $2.6 million denominated in Japanese yen and $4.0 million denominated in British pounds sterling (pounds). The Company also is exposed to foreign currency risk through commitments to Euro-, yen- and pound-denominated partnerships of approximately $25.4 million, $14.1 million and $1.2 million, respectively. The foreign currency risk in the partnerships and the commitments due, denominated in Euros, yens and pounds, are partially offsetting. This risk is not hedged, although the Euro, yen and pound rates are monitored daily and the Company may decide to hedge all or some of the partnership-related foreign currency risk at some time in the future. The Company has additional foreign currency exposure through common stock investments of $13.6 million in seven different currencies which are not hedged.
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
The Company is also exposed to a concentration of credit risk with the Exchange. See the section, “Transactions and Agreements with Related Parties,” for further discussion of this risk.
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
The Company generates sufficient net positive cash flow from its operations to fund its commitments and build its investment portfolio, thereby increasing future investment returns. The Company maintains a high degree of liquidity in its investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities for the years ended December 31, 2005, 2004 and 2003, were $301.1 million, $257.7 million and $246.6 million, respectively.
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

Management fee and other cash settlements due at December 31 from the Exchange were $194.8 million and $207.2 million in 2005 and 2004, respectively. A receivable from EFL for cash settlements totaled $3.9 million at December 31, 2005, compared to $4.3 million at December 31, 2004. The receivable due from the Exchange for reinsurance recoverable from unpaid loss and loss adjustment expenses and unearned premium balances ceded to the intercompany reinsurance pool rose 6.7% to $952.7 million from $893.1 million at December 31, 2005 and 2004, respectively. This increase is the result of corresponding increases in direct loss reserves, loss adjustment expense reserves of the Company’s property/casualty insurance subsidiaries that are ceded to the Exchange under the intercompany pooling agreement. Total receivables from the Exchange represented 12.7% of the Exchange’s assets at December 31, 2005, and 13.3% at December 31, 2004.
Cash flows provided by operating activities were positively impacted in 2005 by the reduction in certain commercial commission rates, which became effective January 1, 2005. Commissions paid during 2005 decreased $9.2 million compared to 2004. Salaries and wages paid during the year increased due to a 2.9% increase in staffing levels, as well as for external contract labor costs. Pension funding and employee benefits paid decreased as there was no contribution made to the employee pension plan in 2005 compared to a $7.7 million contribution in 2004. The Company has generally contributed the maximum deductible amount to its pension plan for employees under IRS Code Section 404(a)(1). In 2005, the maximum contribution was zero, therefore no contribution could be made by the Company to the plan. The Company expects to make a $7.5 million contribution to its pension plan in 2006. Payments for agent bonuses increased in 2005 as a result of changes in the agent bonus program. The Company’s expected agent bonus payout in 2006 related to the period ended in 2005 is $70.2 million.
Cash used in investing activities in 2005 reflects an increase in limited partnership activity. The number of limited partnership investments grew to 88 partnerships at December 2005 from 72 at December 2004. During 2004, sales of equity securities were higher as the Company liquidated certain of its internally managed equity securities to allow external managers to manage the portfolio. This process was completed during 2005. Overall, cash used in investing activities is lower than 2004, as some available funds were used to repurchase shares of the Company’s outstanding common stock during the year.
Proceeds from the sales, calls and maturities of fixed maturity positions totaled $348.0 million, $263.4 million and $359.0 million in 2005, 2004 and 2003, respectively. The higher sales transactions of fixed maturities in 2005 was related to some repositioning of the investment portfolio from taxable corporate debt securities to tax-exempt municipal bonds.
Dividends paid to shareholders totaled $81.9 million, $55.1 million and $49.0 million in 2005, 2004 and 2003, respectively. As part of its capital management activities in 2004, the Company increased its Class A shareholder quarterly dividend for 2005 by 51% to $.325 per share from $.215 per share. The Class B shareholder quarterly dividend was increased from $32.25 to $48.75, also a 51% increase. This change in dividends increased the Company’s 2005 payout by $26.8 million from the prior dividend level. This action was approved by the Company’s Board of Directors in December 2004 considering, among other factors, the Company’s strong financial results, capital levels and return on capital targets. Based on the share market price at the time of the decision, the new dividend results in a dividend yield of about 2.5%. There are no regulatory restrictions on the payment of dividends to the Company’s shareholders, although there are state law restrictions on the payment of dividends from the Company’s subsidiaries to the Company. The Company increased the 2006 dividends by 10.8%.
The Company also continues to use its capital to repurchase outstanding shares under its current three-year, $250 million repurchase plan. The plan allows the Company to repurchase up to $250 million of its Class A common stock from January 1, 2004, through December 31, 2006. In 2005, 1.9 million shares were repurchased at a total cost of $99.0 million. The Company intends to be active in repurchasing shares in 2006; however, the Company is unable to estimate the number of shares that will be repurchased during a specified period. Approximately $97.0 million of outstanding repurchase authority remains under the plan at December 31, 2005.
On February 21, 2006, the Company’s Board of Directors approved a continuation of the current stock repurchase program allowing the Company to repurchase an additional $250 million of its Class A common stock through December 31, 2009.
Contractual obligations
Cash outflows are variable because the fluctuations in settlement dates for claims payments vary and cannot be predicted with absolute certainty. While volatility in claims payments could be significant for the Property and Casualty Group, the effect on the Company of this volatility is mitigated by the intercompany reinsurance pooling arrangement. The exposure for large loss payments is also mitigated by the Company’s excess-of-loss reinsurance agreement with the Exchange. The cash flow requirements for claims have not historically been significant to the Company’s liquidity. Based on a historical 15-year average, about 50% of losses and loss adjustment expenses included in the reserve are paid out in the subsequent 12-month period and approximately 89% is paid out within a five-year period. Losses that are paid out after that five-year period are comprised of such long-tail lines as workers’ compensation and auto bodily injury. Such payments are reduced by recoveries under the intercompany reinsurance pooling agreement.

The Company has certain obligations and commitments to make future payments under various contracts. As of December 31, 2005, the aggregate obligations were:

	Payments due by period
		Less than	1-3	3-5
(dollars in thousands)	Total	1 year	years	years	Thereafter

Fixed obligations:
Limited partnership commitments	$243,186	$42,947	$74,385	$112,582	$13,272
Other commitments	40,532	18,001	19,556	2,537	438
Operating leases—vehicles	17,353	5,313	9,118	2,922	0
Operating leases—real estate	10,203	3,287	4,907	2,009	0
Operating leases—computer	6,011	3,145	2,866	0	0
Financing arrangements	860	385	475	0	0

Fixed contractual obligations	318,145	73,078	111,307	120,050	13,710
Gross loss and loss expense reserves	1,019,459	509,730	299,721	99,907	110,101

Gross contractual obligations	$1,337,604	$582,808	$411,028	$219,957	$123,811

Gross contractual obligations net of estimated reinsurance recoverables and reimbursements from affiliates are as follows:

	Payments due by period
		Less than	1-3	3-5
(dollars in thousands)	Total	1 year	years	years	Thereafter

Gross contractual obligations	$1,337,604	$582,808	$411,028	$219,957	$123,811
Estimated reinsurance recoverables	827,917	413,959	243,408	81,136	89,414
Estimated reimbursements from affiliates	54,983	21,973	27,105	5,565	340

Net contractual obligations	$454,704	$146,876	$140,515	$133,256	$34,057

The limited partnership commitments included in the table above will be funded as required for capital contributions at any time prior to the agreement expiration date. The commitment amounts are presented using the expiration date as the factor by which to age when the amounts are due. At December 31, 2005, the total commitment to fund limited partnerships that invest in private equity securities is $86.5 million, real estate activities $108.7 million and mezzanine debt of $48.0 million. The Company expects to have sufficient cash flows from operations and from positive cash flows generated from existing limited partnership investments to meet these partnership commitments.
The other commitments include various agreements for service, including such things as computer software, telephones, and maintenance. The Company has operating leases for 16 of its 23 field offices that are operated in the states in which the Property and Casualty Group does business and three operating leases for warehousing facilities and remote office locations. One of the branch locations is leased from EFL. The computer operating leases are for computer equipment and were entered into in conjunction with the Company’s recent technology initiatives. The total of these obligations, including the financing arrangement, is $75.0 million, of which $55.0 million will be reimbursed to the Company from its affiliates.
Not included in the table above are the obligations for the Company’s unfunded benefit plans, including the Supplemental Employee Retirement Plan (SERP) for its executive and senior management and the directors’ retirement plan. The recorded accumulated benefit obligations for these plans at December 31, 2005, is $17.2 million. The Company expects to have sufficient cash flows from operations to meet the future benefit payments as they become due. See also Footnote 8 in the notes to the Consolidated Financial Statements.
Off-balance sheet arrangements
Off-balance sheet arrangements include those with unconsolidated entities that may have a material current or future effect on the financial condition or results of operations of the Company, including material variable interests in unconsolidated entities that conduct certain activities. There are no off-balance sheet obligations related to the variable interest the Company has in the Exchange. Any liabilities between the Exchange and the Company are recorded in the Consolidated Statements of Financial Position of the Company. The Company has no other material off-balance sheet obligations or guarantees.
Financial ratings
The property/casualty insurers of the Company are rated by rating agencies that provide insurance consumers with meaningful information on the financial strength of insurance entities. Higher ratings generally indicate financial stability and a strong ability to pay claims. The ratings are generally based upon factors relevant to policyholders and are not directed toward return to investors. The insurers of the Erie Insurance Group are currently rated by A.M. Best Company as follows:

Erie Insurance Exchange	A+
Erie Insurance Company	A+
Erie Insurance Property and Casualty Company	A+

Erie Insurance Company of New York	A+
Flagship City Insurance	A+
Erie Family Life Insurance	A
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
Regulatory risk-based capital
The standard set by the National Association of Insurance Commissioners (NAIC) for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2005, the companies comprising the Property and Casualty Group all had RBC levels substantially in excess of levels that would require regulatory action.
Transactions and agreements with related parties

Board oversight
The Company’s Board of Directors (Board) has broad oversight responsibility over intercompany relationships within Erie Insurance Group. As a consequence, the Board must make decisions or take actions that are not solely in the interest of the Company’s shareholders, but balance these interests in these separate fiduciary duties such as:
•	the Company’s Board sets the management fee rate paid by the Exchange to the Company,

•	the Company’s Board of Directors determines the participation percentages of the intercompany pooling agreement, and

•	the Company’s Board approves the annual shareholders’ dividend, and
•	the Company’s Board ratifies other significant intercompany activity, for example any new cost-sharing agreements.
If the Board determines that the Exchange’s surplus requires strengthening, it could decide to reduce the management fee rate, change the Company’s property/ casualty insurance subsidiaries’ intercompany pooling participation percentages or reduce the shareholder dividends level in any given year. The Board could also decide, under such circumstances, that the Company should provide capital to the Exchange, although there is no legal obligation to do so. The Board, however, recognizes that the long-term financial strength of the Exchange enures to the benefit of the Company.
The Board of the Company is also the Board for EFL.
Intercompany agreements
Pooling: Members of the Property and Casualty Group participate in an intercompany reinsurance pooling agreement. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled in the Exchange. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the reinsurance pool through retrocession. Since 1995, the Board of Directors has set the allocation of the pooled underwriting results at 5.0% participation for Erie Insurance Company, 0.5% participation for Erie Insurance Company of New York and 94.5% participation for the Exchange.
Excess-of-loss reinsurance: From 1997 through December 2005, the Company’s property/casualty insurance subsidiaries had in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange which was excluded from the intercompany pooling agreement. The excess-of-loss reinsurance agreement limited the amount of sustained ultimate net losses in any applicable accident year for the Erie Insurance Company and Erie Insurance Company of New York. Company management set the terms for this excess-of-loss reinsurance agreement, obtaining third party quotes in setting the premium, determining the loss level at which the excess agreement becomes effective and the portion of ultimate net loss to be retained by each of the companies. The Property and Casualty Group did not renew this coverage for the 2006 accident year.
Technology development: The Erie Insurance Group undertook a program of information technology initiatives to develop eCommerce capabilities which began in 2001. In connection with this program, the Company and the Property and Casualty Group entered into a Cost-Sharing Agreement for Information Technology Development (“Agreement”). The Agreement describes how member companies of the Erie Insurance Group share certain costs to be incurred for the development and maintenance of new Internet-enabled property/casualty agency interface, policy administration and customer relationship management systems. Costs are shared under the Agreement in the same proportion as the underwriting results of the Property and Casualty Group are shared. The Agreement confers ownership of the certain systems being developed under the Agreement to the Exchange and grants the Company’s property/casualty insurance subsidiaries a perpetual right to use the system. The financial terms and conditions of the Company’s eventual use of the system have not, as yet, been determined, and could have an impact on the Company’s future earnings.
Leased property: The Exchange leases certain office facilities to the Company on a year-to-year basis. Rents are determined considering returns on invested capital and building operating and overhead costs. Rental costs of shared facilities are allocated based on square footage occupied.
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
Intercompany receivables

(dollars in thousands)		Percentage		Percentage
		of total		of total
		Company		Company
	2005	assets	2004	assets

Reinsurance recoverable from and ceded unearned premiums to the Exchange	$952,705	30.7%	$893,137	29.9%

Other receivables from the Exchange and affiliates (management fees, costs & reimbursements)	198,714	6.4	211,488	7.1

Notes receivable from EFL	25,000	.8	40,000	1.3

Total intercompany receivables	$1,176,419	37.9%	$1,144,625	38.3%

The Company has significant receivables from the Exchange that result in a concentration of credit risk. These receivables include unpaid losses and unearned premiums ceded to the Exchange under the intercompany pooling agreement and from management services performed by the Company for the Exchange. Credit risks related to the receivables from the Exchange are evaluated periodically by Company management. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders if the Exchange were unable to satisfy its obligation. The Company collects its reinsurance recoverable amount generally within 30 days of actual settlement of losses.
The Company also has a receivable from the Exchange for management fees and costs paid by the Company on behalf of the Exchange. The Company also pays certain costs for, and is reimbursed by, EFL. Since the Company’s inception, it has collected these amounts due from the Exchange and EFL in a timely manner (generally within 120 days).
The Company has a surplus note for $25 million with EFL that is payable on demand on or after December 31, 2018. A second surplus note for $15 million was repaid by EFL to the Company on December 30, 2005. EFL paid interest to the Company on the surplus notes totaling $2.7 million in both 2005 and 2004 and $1.6 million during 2003. No other interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.
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
Insurance premium rate actions
The changes in premiums written attributable to rate changes of the Property and Casualty Group directly affects underwriting profitability of the Property and Casualty Group, the Exchange and the Company. In 2005, the industry trend has been for insurers to maintain or reduce rate levels. Rate reductions have been implemented and additional reductions are being sought by the Property and Casualty Group in 2006 to recognize improved underwriting results and to be more price competitive. Pricing actions contemplated or taken by the Property and Casualty Group are subject to various regulatory requirements of the states in which these insurers operate. The pricing actions already implemented, or to be implemented through 2006, will also have an effect on the market competitiveness of the Property and Casualty Group’s insurance products. Such pricing actions, and those of competitors, could affect the ability of the Company’s agents to sell and/or renew business. Management estimates that pricing actions approved, contemplated or filing and awaiting approval through 2005, could reduce premium for the Property and Casualty Group by $96.7 million in 2006.
The Property and Casualty Group continues refining its pricing segmentation model for private passenger auto and homeowners lines of business. The new rating plan includes significantly more pricing segments than the former plan, providing the Company greater flexibility in pricing for policyholders with varying degrees of risk. Insurance scoring is among the most significant risk factors the Company has recently incorporated into the rating plan. Refining pricing segmentation should enable the Company to provide more competitive rates to policyholders with varying risk characteristics, as risks can be more accurately priced over time.
The continued introduction of new pricing variables could impact retention of existing policyholders and could affect the Property and Casualty Group’s ability to attract new policyholders.
Policy growth
Premium levels attributable to growth in policies in force of the Property and Casualty Group directly affects the profitability of management operations of the Company. The recent focus on underwriting discipline and implementation of the new rate classification plan through the pricing segmentation model have resulted in a reduction in new policy sales and policy retention ratios, as expected. The continued growth of the policy base of the Property and Casualty Group is dependent upon its ability to retain existing and attract new policyholders. A lack of new policy growth or the inability to retain existing customers could have an adverse effect on the growth of premium levels for the Property and Casualty Group.
Premium service charges
Effective for policies renewing on or after January
1, 2006, paid in installments, the service charge assessed policyholders will increase from $3 to $5 per installment. Also effective for policies renewing on or after January 1, 2006, paid using the direct debit payment method, the service charges will be eliminated. The financial impact this will have on the Company cannot be determined since the payment plan policyholders will choose cannot be predicted. However, if the number and mix of policyholders currently using the installment plans and the direct debit program were to remain the same, premium service charges would increase approximately $7.5 million in 2006, and $13 million on an annual basis once fully realized in subsequent years.
Catastrophe losses
The Property and Casualty Group conducts business in 11 states and the District of Columbia, primarily in the mid-Atlantic, midwestern and southeastern portions of the United States. A substantial portion of the business is private passenger and commercial automobile, homeowners and workers’ compensation insurance in Ohio, Maryland, Virginia and, particularly, Pennsylvania. As a result, a single catastrophe occurrence or destructive weather pattern could materially adversely affect the results of operations and surplus position of the members of the Property and Casualty Group. Common catastrophe events include severe winter storms, hurricanes, earthquakes, tornadoes, wind and hail storms. In its homeowners line of insurance, the Property and Casualty Group is particularly exposed to an Atlantic hurricane, which might strike the states of North Carolina, Maryland, Virginia and Pennsylvania. The Property and Casualty Group maintains a property catastrophe reinsurance treaty to mitigate the future potential catastrophe loss exposure. The property catastrophe reinsurance coverage in 2005 provided coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $200 million per occurrence. This agreement was renewed for 2006 under the terms of coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $300 million per occurrence.
Incurred But Not Reported (IBNR) losses
The Property and Casualty Group is exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. The Company is exposed to increased losses by virtue of its 5.5% participation in the intercompany reinsurance pooling agreement with the Exchange. The Company exercises professional diligence to establish reserves at the end of each period that are fully reflective of the ultimate value of all claims incurred. However, these reserves are, by their nature, only estimates and cannot be established with absolute certainty.
The product coverage that has the greatest potential for variation is the pre-1986 automobile catastrophic injury liability reserve, as automobile no-fault law in Pennsylvania at that time provided for unlimited medical benefits. The estimation of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health and mortality over time. Actual experience, different than that assumed, could have a significant impact on the reserve estimates.
Information technology development
A comprehensive program of eCommerce initiatives being undertaken by the Erie Insurance Group began in 2001. Early in the program, substantial advancements in the organization’s internal infrastructure were put in place, providing the enabling foundation for implementing advanced technology, including operating environments and Web-based applications.

ERIEConnection®, the central policy administration and agent interface application under development in the eCommerce program, has not progressed as originally expected. Development costs have substantially exceeded estimates made in 2002. Target delivery dates established in 2002 have generally not been met. While functional as a personal lines rating and policy administration system, the agency interface component of ERIEConnection® has generally not met the Company’s or agents’ expectations for ease of use. The Company has postponed further deployment of the system until such usability issues are resolved. Estimates of the costs for alternative approaches to improve the agency interface for ease of use needed to facilitate future deployment and the timetable for deployment continue to be analyzed and developed. Through December 31, 2005, the total costs incurred for the development of the ERIEConnection® application amounted to approximately $100 million. This amount includes approximately $10 million related to the development of an alternative agent interface approach which has been abandoned.
During 2005, all independent agencies were migrated to a common, Windows XP-based agency interface platform called DSpro®. Previously, many agencies interfaced with the Company utilizing a DOS-based platform that was commercially unsupportable, while some were on the Windows XP platform. While this more stable Windows XP platform does not interface to ERIEConnection®, this migration mitigated the risk of business interruption posed by the DOS system and gives the Company the time necessary to thoroughly research and plan for its future interface development and rollout strategy using ERIEConnection®. In the first quarter 2006, the Company is implementing broadband connectivity with most agencies through DSpro®.
Since the substantial majority of the costs for program development are borne by the Exchange, the Company’s operating results are not expected to be materially impacted in the near term by ERIEConnection® development decisions. However, the financial terms and conditions of the Company’s eventual use of the ERIEConnection® system have not, as yet, been determined, and could have an impact on the Company’s future earnings. In addition, the Property and Casualty Group’s ability to attract new policyholders, which bears significantly on the Company’s management fee revenue, is directly influenced by the Company’s independent agent decisions to place business with the Property and Casualty Group. To the extent that technological capabilities of alternative carriers represented by the Company’s agents are greater than those of the Property and Casualty Group, the Property and Casualty Group’s sales could be adversely affected, thereby reducing the Company’s management fee.
It is also possible that the development of the ERIEConnection® system could be abandoned, which would require a charge to the Company’s earnings of $2.0 million.
Terrorism
The Terrorism Risk Insurance Act of 2002, which established a federal program for commercial/property casualty losses resulting from foreign acts of terrorism, originally scheduled to expire on December 31, 2005, was extended through December 31, 2007. The Act continues to require commercial insurers to make terrorism coverage available for commercial property/
casualty losses, including workers’ compensation. Commercial auto, burglary/theft, surety, professional liability and farmowners multiple-peril are no longer included in the program. Industry deductible levels were increased and an “event trigger” was added providing that in the case of a certified act of terrorism occurring after March 31, 2006, no federal compensation shall be paid by the Secretary of Treasury unless aggregate industry losses exceed $50 million for the rest of 2006 and $100 million in 2007. The federal government will pay 90% of covered terrorism losses above insurer retention levels in 2006 and 85% of covered terrorism losses in 2007.
The Erie Insurance Group is continuing to take the steps necessary to comply with the Act by providing notices to commercial policyholders disclosing the premium, if any, attributable to coverage for acts of terrorism, as defined in the Act, and disclosing federal participation in payment of terrorism losses. Terrorism coverage is not excluded under the majority of the Property and Casualty Group commercial property/ casualty policies. Other than workers’ compensation, which incur charges consistent with state law, premium charges for terrorism coverage are currently applied only for a small number of new and renewal commercial policies where deemed appropriate based upon individual risk factors and characteristics. Appropriate disclosure notices are provided in accordance with the Act.
Personal lines are not included under the protection of the Act and state regulators have not approved exclusions for acts of terrorism on personal lines policies. The Property and Casualty Group is exposed to terrorism losses for personal lines. While the Property and Casualty Group is exposed to terrorism losses in commercial lines and workers’ compensation, these lines are afforded a limited backstop above insurer deductibles for foreign acts of terrorism under the federal program. The Property and Casualty Group has no personal lines terrorist coverage in place. The Property and Casualty Group could incur large losses if future terrorism attacks occur.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

The direct written premiums of the Property and Casualty Group have a direct impact on the Company’s management fee revenue and, consequently, the Company’s management operations. Below is a summary of direct written premiums of the Property and Casualty Group by state and line of business.

	Years ended December 31
	2005	2004	2003

Premiums written as a percent of total by state:
Pennsylvania	45.9%	46.3%	46.6%
Maryland	12.6	12.4	12.0
Virginia	8.7	8.3	8.2
Ohio	8.2	8.6	8.8
North Carolina	6.0	5.8	5.9
West Virginia	4.8	4.8	4.7
Indiana	4.1	4.3	4.4
New York	3.9	3.8	3.8
Illinois	2.4	2.5	2.5
Tennessee	2.0	1.9	1.9
Wisconsin	1.0	0.9	0.8
District of Columbia	0.4	0.4	0.4

Total direct premiums written	100.0%	100.0%	100.0%

Premiums written by line of business:
Personal
Automobile	48.6%	49.7%	51.1%
Homeowners	18.6	18.4	16.8
Other	2.5	2.4	2.3

Total personal	69.7%	70.5%	70.2%
Commercial
Commercial multi-peril	11.3%	10.9%	10.9%
Workers’ compensation	8.8	8.6	8.8
Automobile	8.3	8.2	8.4
Other	1.9	1.8	1.7

Total commercial	30.3%	29.5%	29.8%

The growth rate of policies in force and policy retention trends can impact the Company’s management and insurance operating segments. Below is a summary of each by line of business for the Property and Casualty Group business.

	Years ended December 31
(amounts in thousands)	2005	2004	2003

Policies in force:
Personal lines	3,281	3,297	3,273
Commercial lines	479	474	470

Total policies in force	3,760	3,771	3,743

Policy retention percentages:
Personal policy retention percentages	89.1%	88.8%	90.5%
Commercial policy retention percentages	85.2	85.1	87.3
Total policy retention percentages	88.6	88.4	90.2

Management is responsible for establishing and maintaining adequate internal control over financial reporting of Erie Indemnity Company, as such term is defined in Exchange Act Rules 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of Erie Indemnity Company’s internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management has concluded that Erie Indemnity Company’s internal control over financial reporting was effective as of December 31, 2005.
Management’s assessment of the effectiveness of Erie Indemnity Company’s internal control over financial reporting as of December 31, 2005, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Jeffrey A. Ludrof	Philip A. Garcia	Timothy G. NeCastro
President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Controller
February 16, 2006	February 16, 2006	February 16, 2006

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania
We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Erie Indemnity Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Erie Indemnity Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Erie Indemnity Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Erie Indemnity Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of Erie Indemnity Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, of Erie Indemnity Company and our report dated February 16, 2006, (except Note 11, as to which the date is February 21, 2006) expressed an unqualified opinion thereon.
Cleveland, Ohio
February 16, 2006

To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania
We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erie Indemnity Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Erie Indemnity Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2006, expressed an unqualified opinion thereon.
Cleveland, Ohio
February 16, 2006,
except for Note 11, as to which the date is
February 21, 2006,

	Years ended December 31
(dollars in thousands, except per share data)	2005	2004	2003

Operating revenue
Management fee revenue, net	$888,558	$893,087	$830,069
Premiums earned	215,824	208,202	191,592
Service agreement revenue	20,568	21,855	27,127

Total operating revenue	1,124,950	1,123,144	1,048,788

Operating expenses
Cost of management operations	710,237	684,491	616,382
Losses and loss adjustment expenses incurred	140,385	153,220	152,984
Policy acquisition and other underwriting expenses	50,109	47,205	51,112

Total operating expenses	900,731	884,916	820,478

Investment income—unaffiliated
Investment income, net of expenses	61,555	60,988	58,298
Net realized gains on investments	15,620	18,476	10,445
Equity in earnings (losses) of limited partnerships	38,062	8,655	(2,000)

Total investment income—unaffiliated	115,237	88,119	66,743

Income before income taxes and equity in earnings of Erie Family Life Insurance	339,456	326,347	295,053
Provision for income taxes	(111,733)	(105,140)	(102,237)
Equity in earnings of Erie Family Life Insurance, net of tax	3,381	5,206	6,909

Net income	$231,104	$226,413	$199,725

Net income per share—basic
Class A common stock	$3.69	$3.54	$3.09

Class B common stock	$558.34	$539.88	$474.19

Net income per share—diluted	$3.34	$3.21	$2.81

Weighted average shares outstanding
Basic :

Class A common stock	62,392,860	63,508,873	64,075,506

Class B common stock	2,843	2,877	2,884

Diluted shares	69,293,649	70,492,292	71,094,167

See accompanying notes to Consolidated Financial Statements.

(dollars in thousands, except per share data)

	As of December 31
	2005	2004

Assets
Investments
Fixed maturities at fair value (amortized cost of $962,320 and $939,280, respectively)	$972,210	$974,512
Equity securities at fair value (cost of $249,440 and $175,860, respectively)	266,334	202,694
Limited partnerships (cost of $141,405 and $116,097, respectively)	153,159	130,464
Real estate mortgage loans	4,885	5,044

Total investments	1,396,588	1,312,714
Cash and cash equivalents	31,666	50,061
Accrued investment income	13,131	12,480
Premiums receivable from policyholders	267,632	275,721
Federal income taxes recoverable	15,170	3,331
Reinsurance recoverable from Erie Insurance Exchange on unpaid losses	827,126	764,950
Ceded unearned premiums to Erie Insurance Exchange	125,579	128,187
Notes receivable from Erie Family Life Insurance	25,000	40,000
Other receivables from Erie Insurance Exchange and affiliates	198,714	211,488
Reinsurance recoverable from non-affiliates	1,321	964
Deferred policy acquisition costs	16,436	17,112
Equity in Erie Family Life Insurance	55,843	58,728
Securities lending collateral	30,831	0
Prepaid pension costs	38,720	50,860
Other assets	57,504	56,208

Total assets	$3,101,261	$2,982,804

Liabilities and shareholders’ equity

Liabilities
Unpaid losses and loss adjustment expenses	$1,019,459	$943,034
Unearned premiums	454,409	472,553
Commissions payable and accrued	200,459	179,284
Securities lending collateral	30,831	0
Accounts payable and accrued expenses	34,885	33,016
Deferred executive compensation	24,447	19,069
Deferred income taxes	6,538	24,122
Dividends payable	22,172	20,612
Employee benefit obligations	29,459	24,233

Total liabilities	1,822,659	1,715,923

Shareholders’ equity
Capital stock:
Class A common, stated value $.0292 per share; authorized 74,996,930 shares; 67,600,800 and 67,540,800 shares issued, respectively; 61,162,682 and 62,992,841 shares outstanding, respectively	1,972	1,970
Class B common, convertible at a rate of 2,400 Class A shares for one Class B share; stated value $70 per share; 2,833 and 2,858 shares authorized, issued and outstanding, respectively	198	200
Additional paid-in capital	7,830	7,830
Accumulated other comprehensive income	21,681	58,611
Retained earnings	1,501,798	1,354,181

Total contributed capital and retained earnings	1,533,479	1,422,792

Treasury stock, at cost, 6,438,118 and 4,547,959 shares respectively	(254,877)	(155,911)

Total shareholders’ equity	1,278,602	1,266,881

Total liabilities and shareholders’ equity	$3,101,261	$2,982,804

See accompanying notes to Consolidated Financial Statements.

(dollars in thousands)

	Years ended December 31
	2005	2004	2003

Cash flows from operating activities
Management fee received	$891,965	$882,893	$813,963
Service agreement fee received	20,334	21,789	26,427
Premiums collected	214,592	189,904	193,443
Settlement of commutation received from Exchange	3,031	0	0
Net investment income received	66,274	64,268	62,370
Limited partnership distributions	71,718	37,165	21,266
Dividends received from Erie Family Life Insurance	1,799	1,799	1,717
Salaries and wages paid	(95,408)	(83,263)	(78,586)
Pension funding and employee benefits paid	(10,184)	(21,250)	(30,624)
Commissions paid to agents	(471,492)	(480,685)	(438,699)
Agents bonuses paid	(46,883)	(24,163)	(18,436)
General operating expenses paid	(85,333)	(80,211)	(70,971)
Losses and loss adjustment expenses paid	(126,314)	(133,466)	(134,365)
Other underwriting and acquisition costs paid	(8,269)	(8,908)	(11,196)
Income taxes paid	(124,749)	(108,127)	(89,692)

Net cash provided by operating activities	301,081	257,745	246,617

Cash flows from investing activities
Purchase of investments:
Fixed maturities	(372,979)	(363,232)	(503,859)
Equity securities	(155,141)	(135,386)	(32,860)
Limited partnerships	(75,279)	(41,352)	(36,659)
Sales/maturities of investments:
Fixed maturity sales	232,617	140,745	207,008
Fixed maturity calls/maturities	115,422	122,661	152,001
Equity securities	95,676	124,008	52,043
Return on limited partnerships	6,164	2,396	1,848
Purchase of property and equipment	(2,003)	(2,689)	(2,658)
Net collections on agent loans	1,942	2,023	1,057

Net cash used in investing activities	(153,581)	(150,826)	(162,079)

Cash flows from financing activities
Increase (decrease) in collateral from securities lending	30,831	(34,879)	(9,037)
Redemption of securities lending collateral	(30,831)	34,879	9,037
Dividends paid to shareholders	(81,929)	(55,120)	(49,021)
Payment of note from Erie Family Life Insurance	15,000	0	0
Issuance of note to Erie Family Life Insurance	0	0	(25,000)
Purchase of treasury stock	(98,966)	(54,051)	0

Net cash used in financing activities	(165,895)	(109,171)	(74,021)

Net (decrease) increase in cash and cash equivalents	(18,395)	(2,252)	10,517
Cash and cash equivalents at beginning of year	50,061	52,313	41,796

Cash and cash equivalents at end of year	$31,666	$50,061	$52,313

See accompanying notes to Consolidated Financial Statements.

	(dollars in thousands, except per share data)
				Accumulated
	Total			other	Class A	Class B
	shareholders’	Comprehensive	Retained	comprehensive	common	common	Additional	Treasury
	equity	income	earnings	income	stock	stock	paid-in capital	stock

Balance, January 1, 2003	$987,372		$1,040,547	$38,685	$1,967	$203	$7,830	$(101,860)

Comprehensive income:
Net income	199,725	$199,725	199,725
Unrealized appreciation of investments, net of tax	27,732	27,732		27,732
Minimum pension liability adjustment, net of tax	(15)	(15)		(15)

Comprehensive income		$227,442

Conversion of Class B shares to Class A shares	—				2	(2)
Dividends declared:
Class A $.785 per share	(50,304)		(50,304)
Class B $117.75 per share	(340)		(340)

Balance, December 31, 2003	1,164,170		1,189,628	66,402	1,969	201	7,830	(101,860)

Comprehensive income:
Net income	226,413	$226,413	226,413
Unrealized depreciation of investments, net of tax	(7,793)	(7,793)		(7,793)
Minimum pension liability adjustment, net of tax	2	2		2

Comprehensive income		$218,622

Purchase of treasury stock	(54,051)							(54,051)
Conversion of Class B shares to Class A shares	—				1	(1)
Dividends declared:
Class A $.97 per share	(61,442)		(61,442)
Class B $145.50 per share	(418)		(418)

Balance, December 31, 2004	1,266,881		1,354,181	58,611	1,970	200	7,830	(155,911)

Comprehensive income:
Net income	231,104	$231,104	231,104
Unrealized depreciation of investments, net of tax	(36,933)	(36,933)		(36,933)
Minimum pension liability adjustment, net of tax	3	3		3

Comprehensive income		$194,174

Purchase of treasury stock	(98,966)							(98,966)
Conversion of Class B shares to Class A shares	—				2	(2)
Dividends declared:
Class A $1.335 per share	(82,918)		(82,918)
Class B $200.25 per share	(569)		(569)

Balance, December 31, 2005	$1,278,602		$1,501,798	$21,681	$1,972	$198	$7,830	$(254,877)
See accompanying notes to Consolidated Financial Statements.

Note 1.
Nature of business

Erie Indemnity Company (Company), formed in 1925, is the attorney-in-fact for the subscribers of Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. The Company performs certain services for the Exchange relating to the sales, underwriting and issuance of policies on behalf of the Exchange and earns a management fee for these services. The Exchange is a Pennsylvania-domiciled property/ casualty insurer rated A+ (Superior) by A.M. Best. The Exchange is the 23rd largest property/casualty insurer in the United States based on 2004 net premiums written for all lines of business. The Exchange and its wholly-owned subsidiary, Flagship City Insurance Company (Flagship) and the Company’s wholly-owned subsidiaries, Erie Insurance Company (EIC), Erie Insurance Company of New York (EINY) and the Erie Insurance Property and Casualty Company (EIPC), comprise the Property and Casualty Group. The Property and Casualty Group is a regional insurance group operating in 11 midwestern, mid-Atlantic, and southeastern states and the District of Columbia. The Property and Casualty Group primarily writes personal auto insurance, which comprises 48.5% of its direct premiums. The Company also owns 21.6% of the common stock of the Erie Family Life Insurance Company (EFL), an affiliated life insurance company. The Company, together with the Property and Casualty Group and EFL, operate collectively as the Erie Insurance Group (the Group).
Note 2.
Recent accounting pronouncements

In November 2005, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP nullifies the requirements of measurement and recognition in paragraphs 10–18 of Emerging Issues Task Force (EITF) Issue 03-1, of the same name, carries forward the disclosure requirements included in Issue 03-1 and references existing other-than-temporary impairment guidance. This final FSP is effective for fiscal years beginning after December 15, 2005. The Company had previously adopted the disclosure requirements of EITF 03-1, which were unchanged by this final FSP. Management does not anticipate a change in policy that would significantly impact the Company’s financial condition or results of operations.
The Accounting Standards Executive Committee issued Statement of Position (SOP) 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts,” in September 2005, which is effective for fiscal years beginning after December 15,
2006, with earlier adoption encouraged. The SOP provides guidance on accounting for deferred acquisition costs on internal replacements of insurance contracts that are modifications to product features that occur by the exchange of a contract for a new contract. Insurance contracts issued by the Property and Casualty Group include nonintegrated contract features as defined in the SOP, or those that provide coverage that is underwritten and priced only for that incremental insurance coverage and do not result in reunderwriting or repricing of other components of the contract. Nonintegrated contract features do not change the existing base contract and do not require further evaluation under the SOP. This SOP has no impact on the Company’s financial condition or results of operations.
In December 2004, the FASB issued Statement of Financial Accounting Standards (FAS) No. 123(R), “Share-Based Payment, an amendment of FASB Statements No. 123 and 95.” FAS 123(R) addresses the accounting for transactions in which an enterprise exchanges its valuable equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. The cost of employee services received in exchange for equity instruments would be measured based on the grant-date fair value of those instruments. That cost would be recognized as compensation expense over the requisite service period (often the vesting period). For employees that become eligible to retire during an explicit service period, compensation cost would be recognized over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. If vesting of share-based payments accelerates upon an employee’s retirement, this should be accrued at the date of retirement. Alternatively, an award may continue to vest after retirement, even though the employee no longer is providing services to the employer. FAS 123(R) is effective for periods beginning after June 15, 2005. The implementation of FAS 123(R) will have minimal impact on the Company’s financial position, results of operations or cash flows, as the Company does not settle the cost of employee services through the issuance of equity instruments.
Note 3.
Significant accounting policies

Basis of presentation
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. See also Note 17.

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
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Investments and cash equivalents
Fixed maturities consist of bonds, notes and redeemable preferred stock. Fixed maturities are classified as available for sale and are reported at fair value, with unrealized investment gains and losses, net of income taxes, charged or credited directly to shareholders’ equity in accumulated other comprehensive income. Market value of fixed maturities are determined based upon quoted market prices or dealer quotes. If quoted market prices or dealer quotes are not available, valuation is based on discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Also included in fixed maturities are mortgage-backed securities, which are amortized using the constant effective yield method based on anticipated prepayments and the estimated economic life of the securities. If actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security, with the corresponding adjustment included as part of investment income.
Equity securities, which include common and nonredeemable preferred stocks, are classified as available for sale and carried at fair value based on quoted market prices. Changes in fair values of equity securities, net of income tax, are charged or credited directly to shareholders’ equity in accumulated other comprehensive income.
Limited partnerships include U.S. and foreign private equity, real estate and mezzanine debt investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which is the Company’s share of the reported value of the partnership.
Realized gains and losses on sales of investments are recognized in income based upon specific identification of the investments sold on the trade date. Interest and dividend income is recorded as earned. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to lowest yield. Such amortization is included in investment income.
All investments are evaluated monthly for other-than-temporary impairment loss. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include:
•	the extent and duration to which fair value is less than cost;

•	historical operating performance and financial condition of the issuer;

•	near term prospects of the issuer and its industry based on analysts recommendations;

•	specific events that occurred affecting the issuer, including a ratings downgrade; and

•	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for a recovery in value.
An investment that is deemed impaired is written down to its estimated net realizable value. Impairment charges are included as realized losses in the Consolidated Statements of Operations.
Securities lending program
The Company engages in securities lending activities from which it generates investment income from the lending of certain of its investments to other institutions for short periods of time. The Company receives marketable securities as collateral equal to at least 102% of the market value of the loaned securities. The Company maintains full ownership rights to the securities loaned and, accordingly, the loaned securities remain classified as investments of the Company.
The Company shares a portion of the interest charged on lent securities with the third party custodian and the borrowing institution. In accordance with FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the Company recognizes the receipt of the collateral held by the third party custodian and the obligation to return the collateral on its Consolidated Statements of Financial Position.

Deferred policy acquisition costs
Amounts which vary with, and are primarily related to, the production of new and renewal insurance policies, primarily commissions, are deferred and amortized pro rata over the policy periods in which the related premiums are earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, and if not, are charged to expense. Future investment income attributable to related premiums is taken into account in measuring the recoverability of the carrying value of this asset. Amortization expense, included in policy acquisition and other underwriting expenses, was $34.2 million, $34.3 million and $38.6 million in 2005, 2004 and 2003, respectively.
Insurance liabilities
The liability for losses and loss adjustment expenses represent estimated provisions for both reported and unreported claims and related expenses. The reserves are adjusted regularly based on experience. Reserve estimates are based on management’s assessment of known facts and circumstances, review of historical settlement patterns, estimates of trends in claims severity, frequency, legal theories of liability and other factors. Multiple estimation methods are employed for each product line, which results in a range of reasonable estimates for each product line. Loss reserves are set at full expected cost except for workers’ compensation loss reserves, which have been discounted using an interest rate of 2.5%. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $4.6 million and $4.1 million at December 31, 2005 and 2004, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $6.7 million at both December 31, 2005 and 2004.
The reserve for losses and loss adjustment expenses is necessarily based on estimates and, while management believes the amount is appropriate, the ultimate liability may be more or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Changes in the estimated reserves recorded as of period end may be material to the result of operations and financial condition in future periods.
Reinsurance
Premiums earned and losses and loss adjustment expenses incurred are presented net of reinsurance activities in the Consolidated Statements of Operations. Reinsurance premiums are recognized as revenue on a pro-rata basis over the policy term. Gross losses and expenses incurred are reduced for amounts expected to be recovered under reinsurance agreements. Estimated reinsurance recoverables and receivables for ceded unearned premiums are recorded as assets with liabilities recorded for related unpaid losses and expenses and unearned premiums in the Consolidated Statements of Financial Position. See the discussion of the intercompany reinsurance pooling arrangement in Note 13.
Recognition of management fee revenue
In exchange for providing sales, underwriting, and policy issuance services, the Company earns management fees from the Exchange. The management fee revenue is calculated as a percentage of the direct written premium of the Property and Casualty Group. The Exchange issues policies with annual terms only. Management fees are recorded as revenue upon policy issuance or renewal, as substantially all of the services required to be performed by the Company have been satisfied at that time. Certain activities are performed and related costs are incurred by the Company subsequent to policy issuance in connection with the services provided to the Exchange; however, these activities are deemed to be inconsequential and perfunctory.
Although the Company is not required to do so under the subscriber’s agreement with the Exchange, it forgives the management fee charged the Exchange when mid-term policy cancellations occur. The Company estimates mid-term policy cancellations and records a related allowance which is adjusted quarterly. The effect of recording changes in this estimated allowance increased the Company’s management fee revenue by $.5 million for the year ended December 31, 2005. Management fee revenue was reduced by $4.1 million and $3.0 million for the years ended December 31, 2004 and 2003, respectively, due to changes in the allowance.
Recognition of premium revenues and losses
Property and liability premiums are recognized as revenue on a pro-rata basis over the policy term. Unearned premiums represent the unexpired portion of premiums written. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss adjustment expenses incurred are reflected net of amounts ceded to the Exchange on the Consolidated Statements of Operations. See also Note 16.

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
Prior to March 2005, service agreement revenue also included service income received from the Exchange as compensation for the management of voluntary assumed reinsurance from nonaffiliated insurers. The service fee revenue, calculated as 6% of nonaffiliated assumed reinsurance premiums written, was recognized in the period in which the related premium was earned since the Company’s services extended to that same period. The Exchange exited the assumed reinsurance business effective December 31, 2003. The service agreement remained in effect while existing contracts expired throughout 2004 and was terminated effective March 31, 2005.
Agent bonus estimates
Agent bonuses are based on an individual agency’s property/casualty underwriting profitability and also include a component for growth in agency current and prior two year property/casualty premiums, if the agencies are profitable. The estimate for agent bonuses, which are based on the performance over 36 months, is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year-to-date actual data and projected underwriting data for the remainder of the current year. At December 31 of each year, the Company uses actual data available and records an accrual based on expected payment amount. The estimated incurred agent bonus at December 31, 2005, is $71.1 million. The 2004 and 2003 agent bonus amounts incurred were $46.2 million and $24.0 million, respectively. These costs are included in the cost of management operations in the Consolidated Statements of Operations.
Income taxes
Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax basis and financial statement basis of assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. In the fourth quarter of 2003, the Company recorded an adjustment to deferred income taxes to recognize future tax obligations which will arise when earnings from the Company’s equity investment in
EFL are distributed. The deferred tax provision was computed assuming undistributed earnings of EFL in excess of the Company’s basis would be distributed in the form of dividends. The one-time non-cash charge of $3.2 million to record these deferred taxes reduced net income per share-diluted by $.05 in 2003.
Stock-based compensation
The Company has a long-term incentive plan (LTIP) from which restricted stock awards are issued to executive management that are settled in Company stock. The Company does not issue stock, but instead purchases stock in the open market to settle these obligations. The Company currently applies the FAS 123, “Accounting for Stock-Based Compensation,” fair value method of accounting for stock-based employee awards. Under this method, compensation cost is measured at the grant date based on the fair value of the award and recognized ratably over the three-year performance period. The fair value of the restricted stock is measured at the market price of a share of the Company’s Class A common stock on the grant date. The effects of changes in the stock price are recognized as compensation expense over the performance period. The LTIP does not include an acceleration of vesting clause. Therefore, if an employee retired prior to the close of the plan’s three-year performance period, vesting would cease at the end of the year in which they retire.
Note 4.
Earnings per share

Basic earnings per share is calculated under the two-class method which allocates earnings to each class of stock based on its dividend rights. Weighted average shares used in the Class A basic earnings per share calculation were 62.4 million in 2005, 63.5 million in 2004 and 64.1 million in 2003. Class B shares used in the basic earnings per share calculation were 2,843 shares, 2,877 shares and 2,884 shares in 2005, 2004 and 2003, respectively. Class B shares are convertible into Class A at a conversion ratio of 2,400 to 1. The computation of diluted earnings per share reflects the effect of potentially dilutive outstanding employee stock-based awards under the long-term incentive plan. See also Note 9. The total weighted average number of Class A equivalent shares outstanding (including conversion of Class B shares) was 69.3 million, 70.5 million and 71.1 million during 2005, 2004 and 2003, respectively.

The following table reconciles the numerators and denominators of the basic and diluted per-share computations for each of the years ended December 31. (See Note 9 for a description of the restricted stock awards not yet vested.)

	For the years ended December 31
(net income amounts in thousands)	2005	2004	2003

Basic:
Allocated net income—Class A	$229,517	$224,861	$198,357
Class A shares of common stock	62,392,860	63,508,873	64,075,506

Class A earnings per share—basic	$3.69	$3.54	$3.09

Allocated net income—Class B	$1,587	$1,552	$1,368
Class B shares of common stock	2,843	2,877	2,884

Class B earnings per share—basic	$558.34	$539.88	$474.19

Diluted:
Net income	$231,104	$226,413	$199,725
Class A shares of common stock	62,392,860	63,508,873	64,075,506
Assumed conversion of class B common stock and restricted stock awards	6,900,789	6,983,419	7,018,661

Class A shares of common and equivalent shares	69,293,649	70,492,292	71,094,167

Earnings per share—diluted	$3.34	$3.21	$2.81

Note 5.
Investments

The following tables summarize the cost and market value of available-for-sale securities at December 31, 2005 and 2004:

(in thousands)		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
December 31, 2005	cost	gains	losses	fair value

Fixed maturities
U. S. treasuries and government agencies	$9,583	$204	$52	$9,735
States and political subdivisions	145,528	1,383	1,104	145,807
Special revenue	195,059	1,816	1,130	195,745
Public utilities	66,866	3,077	334	69,609
U. S. industrial and miscellaneous	353,843	5,889	4,013	355,719
Mortgage-backed securities	32,251	788	413	32,626
Asset-backed securities	22,117	43	443	21,717
Foreign	106,445	3,772	816	109,401

Total bonds	931,692	16,972	8,305	940,359
Redeemable preferred stock	30,628	1,340	117	31,851

Total fixed maturities	962,320	18,312	8,422	972,210

Equity securities
Common stock:
Public utilities	1,313	160	0	1,473
U. S. banks, trusts and insurance companies	10,783	1,528	286	12,025
U. S. industrial and miscellaneous	53,713	8,668	1,599	60,782
Foreign	18,950	2,712	381	21,281
Nonredeemable preferred stock:
Public utilities	26,266	285	448	26,103
U. S. banks, trusts and insurance companies	64,632	2,432	228	66,836
U. S. industrial and miscellaneous	62,552	3,523	464	65,611
Foreign	11,231	1,033	41	12,223

Total equity securities	$249,440	$20,341	$3,447	$266,334

(in thousands)		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
December 31, 2004	cost	gains	losses	fair value

Fixed maturities
U. S. treasuries and government agencies	$11,850	$412	$69	$12,193
States and political subdivisions	80,508	2,515	164	82,859
Special revenue	125,083	3,407	137	128,353
Public utilities	66,927	4,708	52	71,583
U. S. industrial and miscellaneous	429,793	14,953	1,669	443,077
Mortgage-backed securities	48,504	772	390	48,886
Asset-backed securities	21,596	76	286	21,386
Foreign	125,590	9,628	312	134,906

Total bonds	909,851	36,471	3,079	943,243
Redeemable preferred stock	29,429	1,949	109	31,269

Total fixed maturities	939,280	38,420	3,188	974,512

Equity securities
Common stock:
Public utilities	992	11	0	1,003
U. S. banks, trusts and insurance companies	6,197	2,334	50	8,481
U. S. industrial and miscellaneous	34,120	13,136	171	47,085
Foreign	2,245	57	28	2,274
Nonredeemable preferred stock:
Public utilities	21,373	1,939	59	23,253
U. S. banks, trusts and insurance companies	43,605	3,401	2	47,004
U. S. industrial and miscellaneous	55,096	4,667	88	59,675
Foreign	12,232	1,730	43	13,919

Total equity securities	$175,860	$27,275	$441	$202,694

The amortized cost and estimated fair value of fixed maturities at December 31, 2005, by remaining contractual term to maturity, are shown below. Mortgage-backed securities are allocated based on their stated maturity dates. Actual cash flows may differ from those presented as a result of calls, prepayments or defaults.

	Amortized	Estimated
(in thousands)	cost	fair value

Due in one year or less	$88,040	$87,857
Due after one year through five years	334,109	333,063
Due after five years through ten years	351,622	359,076
Due after ten years	188,549	192,214

Total fixed maturities	$962,320	$972,210

Fixed maturities and equity securities in a gross unrealized loss position are as follows. Data is provided by length of time securities were in a gross unrealized loss position:

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Number of
(in thousands)	value	losses	value	losses	value	losses	holdings

December 31, 2005
Fixed maturities
U.S. treasuries and government agencies	$5,615	$40	$257	$12	$5,872	$52	7
States and political subdivisions	88,553	907	5,035	197	93,588	1,104	40
Special revenue	108,565	992	6,284	138	114,849	1,130	52
Public utilities	20,215	220	2,877	114	23,092	334	13
U.S. industrial & miscellaneous	106,403	1,766	68,585	2,247	174,988	4,013	100
Mortgage-backed securities	6,889	92	12,194	321	19,083	413	15
Asset-backed securities	2,903	97	12,420	346	15,323	443	7
Foreign	21,103	398	13,973	418	35,076	816	17

Total bonds	360,246	4,512	121,625	3,793	481,871	8,305	251
Redeemable preferred stock	5,018	117	0	0	5,018	117	1

Total fixed maturities	365,264	4,629	121,625	3,793	486,889	8,422	252

Equity securities
Common stock	20,858	2,095	2,280	171	23,138	2,266	84
Nonredeemable preferred stock	35,567	764	8,022	417	43,589	1,181	19

Total equity securities	56,425	2,859	10,302	588	66,727	3,447	103

Total fixed maturities and equity securities	$421,689	$7,488	$131,927	$4,381	$553,616	$11,869	355

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Number of
(in thousands)	value	losses	value	losses	value	losses	holdings

December 31, 2004
Fixed maturities
U.S. treasuries and government agencies	$1,014	$12	$1,934	$57	$2,948	$69	3
States and political subdivisions	15,798	131	1,467	33	17,265	164	8
Special revenue	19,098	137	0	0	19,098	137	7
Public utilities	11,828	52	0	0	11,828	52	5
U.S. industrial & miscellaneous	133,339	1,396	11,737	273	145,076	1,669	69
Mortgage-backed securities	13,879	200	7,021	190	20,900	390	13
Asset-backed securities	17,700	277	918	8	18,618	285	7
Foreign	26,156	215	1,865	98	28,021	313	13

Total bonds	238,812	2,420	24,942	659	263,754	3,079	125
Redeemable preferred stock	3,052	109	0	0	3,052	109	1

Total fixed maturities	241,864	2,529	24,942	659	266,806	3,188	126

Equity securities
Common stock	12,985	249	0	0	12,985	249	66
Nonredeemable preferred stock	17,628	149	1,352	43	18,980	192	10

Total equity securities	30,613	398	1,352	43	31,965	441	76

Total fixed maturities and equity securities	$272,477	$2,927	$26,294	$702	$298,771	$3,629	202

The fixed maturity investments with continuous unrealized losses for less than 12 months were primarily due to the impact of higher market interest rates rather than a decline in credit quality of the specific issuers. Of the fixed maturities that are below amortized cost for less than 12 months, securities that were investment-grade had a fair value of $357.7 million at December 31, 2005. These fixed maturities had unrealized losses as of December 31, 2005, of $4.3 million.
The remaining fair value of fixed maturities below amortized cost for less than 12 months of $7.6 million at December 31, 2005, were non-investment grade securities and had unrealized losses of $.4 million. Comprising this amount are three issuers, all of which were downgraded to non-investment grade credits in 2005. These three issuers are in the automotive and auto financing industries. The Company is monitoring the financial condition of these three issuers. An impairment charge of $.3 million was recorded for one of these securities to write it down to its estimated market value in 2005. It is possible that these securities may be further impaired resulting in realized losses in future periods.
There are $121.6 million in investment-grade fixed maturity securities at fair value that at December 31, 2005, had been below amortized cost for 12 months or longer. These fixed maturities had unrealized losses as of December 31, 2005, of $3.8 million. All of these securities were investment grade at December 31, 2005. These unrealized losses are due to higher market interest rates and greater spread requirements in the market in general and are not related to the credit quality of specific issuers.

Investment income net of expenses was generated from the following portfolios for the years ended December 31 as follows:

(in thousands)	2005	2004	2003

Fixed maturities	$50,222	$49,601	$46,366
Equity securities	10,847	10,440	10,598
Cash equivalents and other	2,113	2,003	2,040

Total investment income	63,182	62,044	59,004
Less: investment expenses	1,627	1,056	706

Investment income, net of expenses	$61,555	$60,988	$58,298

Following are the components of net realized gains on investments as reported in the Consolidated Statements of Operations. Included in 2005 gross realized losses are impairment charges of $2.9 million and $1.6 million related to fixed maturities and equity securities, respectively. The fixed maturity impairment charges related to bonds in the automotive industry. The equity securities that were impaired were in the consumer products, automotive and technology sectors. There were no impairment charges in 2004. Included in the 2003 gross realized losses are impairment charges of $2.3 million and $3.7 million related to fixed maturities and equity securities, respectively. The impairment charges related to bonds in the financial and retail sectors and charges related to equity securities were in the energy sector.

	Years ended December 31
(in thousands)	2005	2004	2003

Fixed maturities
Gross realized gains	$7,231	$6,855	$15,589
Gross realized losses	(6,097)	(524)	(3,952)

Net realized gains	1,134	6,331	11,637

Equity securities
Gross realized gains	19,517	14,175	4,602
Gross realized losses	(5,031)	(2,030)	(5,794)

Net realized gains (losses)	14,486	12,145	(1,192)

Net realized gains on investments	$15,620	$18,476	$10,445

Change in difference between fair value and cost of investments:

	Years ended December 31
(in thousands)	2005	2004	2003

Fixed maturities	$(25,342)	$(9,480)	$12,520
Equity securities	(9,940)	(10,231)	18,580

	(35,282)	(19,711)	31,100
Deferred taxes on unrealized (losses) gains of fixed maturities and equity securities	12,349	6,899	(10,885)

Change in net unrealized (losses) gains	$(22,933)	$(12,812)	$20,215

Limited partnerships are recorded using the equity method. The components of equity in earnings (losses) of limited partnerships as reported in the Consolidated Statements of Operations for the years ended December 31 are as follows:

(in thousands)	2005	2004	2003

Private equity	$16,732	$2,324	$(3,983)
Real estate	7,657	4,350	3,349
Mezzanine debt	3,530	1,981	(1,366)
Valuation adjustments	10,143	0	0

Total equity in earnings (losses) of limited partnerships	$38,062	$8,655	$(2,000)

During 2005, the Company made a correction to its treatment of unrealized gains and losses on limited partnerships. This correction resulted in an increase to second quarter 2005 pre-tax income of $14.2 million, or an increase to net income per share-diluted of $.13 to record changes in the fair value of limited partnerships to equity in earnings or losses of limited partnerships in the Consolidated Statement of Operations. The Company had previously reflected unrealized gains and losses on limited partnerships in shareholders’ equity in accumulated other comprehensive income. Included in the pre-tax adjustment was $9.4 million of unrealized gains related to 2004 and prior years, or $.09 per share-diluted. While there was an earnings impact related to this adjustment, there was no impact on the Company’s shareholders’ equity.
Impairment charges in which the decline in value of limited partnerships is considered other-than-temporary by management are included in the related category in the table above. Included in the private equity partnership net earnings or losses are impairment charges of $1.2 million and $5.0 million for 2004 and 2003, respectively. Included in the 2003 mezzanine debt partnership losses is an impairment charge of $2.5 million from partnerships concentrated in the facility resources, textile and food and beverage industries.

See also Note 19 for investment commitments related to partnerships.
The Company participates in a program whereby marketable securities from its investment portfolio are lent to independent brokers or dealers based on, among other things, their creditworthiness in exchange for collateral initially equal to at least 102% of the value of the securities on loan and is thereafter maintained at a minimum of 100% of the market value of the securities loaned. The market value of the securities on loan to each borrower is monitored daily by the third party custodian and the borrower is required to deliver additional collateral if the market value of the collateral falls below 100% of the market value of the securities on loan.
The Company had loaned securities included as part of its invested assets with a market value of $30.0 million at December 31, 2005. The Company had no loaned securities at December 31, 2004. The Company has incurred no losses on the securities lending program since the program’s inception.
Cash equivalents are principally comprised of investments in bank money market funds and approximate fair value.

Note 6.

Comprehensive income

The components of changes to comprehensive income follow for the years ended December 31:

(in thousands)	2005	2004	2003

Unrealized holding (losses) gains on securities arising during period	$(41,199)	$6,487	$53,110
Less: gains included in net income	(15,620)	(18,476)	(10,445)

Net unrealized holding (losses) gains arising during period	(56,819)	(11,989)	42,665
Income tax benefit (liability) related to unrealized gains or losses	19,886	4,196	(14,933)

Net (depreciation) appreciation of investments	(36,933)	(7,793)	27,732

Minimum pension liability adjustment (See Note 8)	4	3	(23)
Income tax (liability) benefit related to pension adjustment	(1)	(1)	8

Net minimum pension liability adjustment	3	2	(15)

Change in other comprehensive income, net of tax	$(36,930)	$(7,791)	$(27,717)

The components of accumulated other comprehensive income, net of tax, as of December 31 are as follows:

(in thousands)	2005	2004

Accumulated net
appreciation of investments	$21,720	$58,653
Accumulated minimum
pension liability adjustment	(39)	(42)

Accumulated other
comprehensive income	$21,681	$58,611

Note 7.

Equity in Erie Family Life Insurance

The Company owns 21.6% of EFL’s common shares outstanding, which is accounted for using the equity method of accounting. EFL is a Pennsylvania-domiciled life insurance company operating in 10 states and the District of Columbia. EFL’s undistributed earnings accounted for under the equity method and included in the Company’s retained earnings as of December 31, 2005 and 2004, are $51.6 million and $49.9 million, respectively.
The following represents condensed financial information for EFL on a U.S. GAAP basis:

	Years ended December 31
(in thousands)	2005	2004	2003

Revenues	$148,876	$149,833	$149,973
Benefits and expenses	124,561	104,541	102,668
Income before income taxes	24,315	45,292	47,305
Net income	16,539	29,632	32,487
Comprehensive (loss) income	(7,242)	24,281	46,313
Dividends paid to shareholders	8,316	8,222	7,938

	As of December 31
(in thousands)	2005	2004

Investments	$1,498,099	$1,466,579
Total assets	1,776,360	1,661,440
Liabilities	1,520,390	1,389,912
Accumulated other comprehensive income	15,471	39,252
Total shareholders’ equity	255,970	271,528

The Company’s share of EFL’s unrealized appreciation of investments, net of tax, reflected in EFL’s shareholders’ equity, is $3.3 million and $8.5 million at December 31, 2005 and 2004, respectively. Dividends paid to the Company totaled $1.8 million for the years ended December 31, 2005 and 2004, and $1.7 million for the year ended December 31, 2003.

Note 8.

Benefit plans

The liabilities for the plans described in this note are presented in total for all employees of the Group, before allocations to related entities. The gross liability for the pension and postretirement benefit plans is presented in the Consolidated Statements of Financial Position as employee benefit obligations with amounts expected to be recovered from the Company’s affiliates included in other assets. The remaining liabilities not separately presented in this note are presented in the Consolidated Statements of Financial Position as accounts payable and accrued expenses.
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
The Company also provides postretirement health benefits in the form of medical and pharmacy health plans for eligible retired employees and eligible dependents. To be eligible for benefits, an employee must be at least 60 years old when separating from service and have 15 years of continuous full-time service. The benefits are provided from retirement date to age 65. Actuarially determined costs are recognized over the period the employee provides service to the Company.
The Company pays the obligations when due for those benefit plans that are unfunded.
The following tables summarize the funded status, obligations and amounts recognized in the Consolidated Statements of Financial Position for the Company’s plans. The Company uses a December 31 measurement date for its pension and postretirement health benefit plans. The projected benefit obligation is presented below for the pension plans and the accumulated benefit obligation is presented for the postretirement health benefit plan.
The accumulated benefit obligation of the Company’s pension plans was $181.3 million and $150.4 million at December 31, 2005 and 2004, respectively.

			Postretirement
	Pension plans		health benefit plan
(in thousands)	2005	2004	2005	2004

Change in benefit obligation
Benefit obligation at January 1	$241,641	$212,713	$12,628	$11,367
Service cost	14,564	13,236	1,259	968
Interest cost	14,576	12,949	968	708
Amendments	221	296	(290)	(730)
Actuarial loss	15,603	3,512	6,108	566
Benefits paid	(1,628)	(1,065)	(638)	(251)

Benefit obligation at December 31	$284,977	$241,641	$20,035	$12,628

Change in plan assets
Fair value of plan assets at January 1	$203,071	$181,714	$—	$—
Actual return on plan assets	18,996	14,673	—	—
Employer contributions	70	7,749	—	—
Benefits paid	(1,628)	(1,065)	—	—

Fair value of plan assets at December 31	$220,509	$203,071	$—	$—

Reconciliation of funded status
Funded status at December 31	$(64,468)	$(38,570)	$(20,035)	$(12,628)
Unrecognized net actuarial loss	82,699	72,305	9,055	3,273
Unrecognized prior service cost	3,463	3,942	(1,253)	(1,071)

Net amount recognized	$21,694	$37,677	$(12,233)	$(10,426)

Amounts recognized in the Consolidated Statements of Financial Position consist of
Prepaid benefit cost (defined benefit plan)	$38,720	$50,860	$—	$—
Accrued benefit liability	(17,226)	(13,807)	(12,233)	(10,426)
Intangible asset	140	560	—	—
Accumulated other comprehensive income	60	64	—	—

Net amount recognized	$21,694	$37,677	$(12,233)	$(10,426)

Accrued benefit liability	17,226	13,807	12,233	10,426
Reimbursements from affiliates included in other assets	(7,845)	(6,309)	(6,576)	(5,424)

Net accrued benefit liability	$9,381	$7,498	$5,657	$5,002

The 2005 actuarial loss in the pension plan was due to a change in the discount rate assumption used to estimate the benefit obligation from 6.00% in 2004 to 5.75% in 2005. The postretirement health benefit plan’s actuarial loss was principally due to changes in the mortality and discount rate assumptions, offset by actual plan experience that was better than the experience used to estimate 2005 expense.
Previously, a single health care plan was offered for all employees. Effective January 1, 2005, two alternative health plan options were offered to employees which required increased employee cost-sharing. This plan change resulted in a decrease in the per-capita medical costs under the postretirement health benefit plan.
For pension plans with an accumulated benefit obligation in excess of plan assets (SERP and the plan for outside directors), the aggregate projected benefit obligation and the aggregate accumulated benefit obligation were $30.4 million and $17.2 million, respectively, at
December 31, 2005, and $26.5 million and $13.8 million, respectively, at December 31, 2004. As these plans are unfunded, consequently, there are no plan assets.
The accrued benefit liability of $17.2 million and $13.8 million at December 31, 2005 and 2004, respectively, relates principally to the SERP plan. The intangible asset relates entirely to the SERP plan.
The Company’s funding policy regarding the employee pension plan is to contribute amounts sufficient to meet ERISA funding requirements plus such additional amounts as may be determined to be appropriate, subject to IRS funding limits. In 2005, the Company’s contribution to the pension plan was limited by IRS funding limits. The Company expects to contribute approximately $7.5 million to the employee pension plan in 2006. The following table summarizes the components of net benefit expense recognized in the Consolidated Statements of Operations for the years ended December 31:

				Postretirement
	Pension plans			health benefit plan
(in thousands)	2005	2004	2003	2005	2004	2003

Net periodic benefit cost
Service cost	$14,564	$13,236	$10,045	$1,259	$968	$715
Interest cost	14,576	12,949	11,096	968	708	595
Expected return on plan assets	(17,382)	(16,996)	(16,553)	—	—	—
Amortization of prior service cost	700	901	885	(108)	(53)	(50)

Recognized net actuarial loss	3,595	3,205	811	326	154	54
Amortization of unrecognized initial net asset	0	0	(234)	—	—	—

Net periodic benefit cost	$16,053	$13,295	$6,050	$2,445	$1,777	$1,314

A portion of the net periodic benefit cost for the pension plans and the postretirement health benefit plan is borne by the Exchange and EFL. The Company was reimbursed approximately 51% from the Exchange and EFL during 2005 and approximately 50% in both 2004 and 2003.
Assumptions and health care cost trend rate sensitivity

	2005	2004

Assumptions used to determine benefit obligations
Employee pension plan:
Discount rate	5.75%	6.00%
Expected return on plan assets	8.25	8.25
Rate of compensation increase	4.75 *	5.00
SERP:
Discount rate	5.75%	6.00%
Rate of compensation increase	6.00-7.25	6.00-7.25
Postretirement health benefit plan:
Discount rate	5.75%	6.00%

*	Rate of compensation increase is age-graded. An equivalent single compensation increase rate of 4.75% would produce similar results.

	2005	2004

Assumptions used to determine net periodic benefit cost
Employee pension plan:
Discount rate	6.00%	6.00%
Expected return on plan assets	8.25	8.25
Rate of compensation increase	4.75 *	5.00
SERP:
Discount rate	6.00%	6.00%
Rate of compensation increase	6.00-7.25	6.00-7.25
Postretirement health benefit plan:
Discount rate	6.00%	6.00%

	2005	2004

Assumed health care cost trend rates
Health care cost trend rate assumed for next year	10.0%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2011	2009

The discount rate used to determine net periodic pension and postretirement benefit costs for 2006 will be 5.75% compared to 6.00% used for 2005. The rate was modeled by management in a bond-matching study that compared projected pension plan benefit flows to the cash flows from a comparable portfolio of fixed maturity instruments which yielded approximately 5.75%. The employee pension plan’s expected long-term rate of return on assets is based on historical long-term returns for the asset classes included in the employee pension plan’s target asset allocation. In 2005, the Company’s consulting pension actuarial firm completed an experience study which supported the use of an age-graded scale for the rate of compensation increase, which correlates a participant’s age to their rate of compensation increase.
The December 31, 2005, accumulated postretirement health benefit obligation was based on a 9.0% increase in the cost of covered health care benefits during 2005. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 100-basis point change in assumed health care cost trend rates would have the following effects:

	100-basis	100-basis
	point	point
(in thousands)	increase	decrease

Effect on total of service and interest cost	$387	$(322)

Effect on postretirement health benefit obligation	2,970	(2,520)
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Postretirement
(in thousands)	benefits	health benefits

2006	$2,425	$410
2007	3,164	482
2008	4,087	542
2009	5,039	759
2010	6,216	1,001
Years 2011-2015	53,062	7,662
Pension plan assets
The SERP and pension plan for outside directors are unfunded. The employee pension plan is a funded plan with asset allocation by asset category as follows:

	Plan assets at December 31
Asset category		2005		2004

Equity securities		62.5%		58.9%
Debt securities
Due beyond one year	35.9%		34.3%
Due within one year	.8%	36.7%	6.2%	40.5%

Other		.8%		.6%

Total		100.0%		100.0%

Equity securities included 60,000 shares of Company Class A common stock, with market values of $3.2 million (1.5% of total plan assets), at both December 31, 2005 and 2004. Dividends paid on these shares were less than $.1 million for 2005 and 2004.
Also included in equity securities are 69,750 shares of EFL common stock at December 31, 2005 and 2004, with market values of $1.9 million (.9% of total plan assets) and $2.2 million (1.0% of total plan assets), respectively. Dividends paid on these shares were less than $.1 million for 2005 and 2004.
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
As a result, the employee pension plan’s asset allocation will include a broadly diversified allocation among equity, debt and other investments. The target percentage range for asset categories is:

2005
target
Asset category	allocation

Equity securities	40% — 65%
Debt securities	35% — 60%
Other	0% — 5%

Employee savings plan
The Company has a qualified 401(k) savings plan for its employees. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Service limit. The Company match is 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. All full-time and regular part-time employees are eligible to participate in the plan. The Company’s matching contributions to the plan were $7.7 million, $7.2 million and $6.6 million in 2005, 2004, and 2003, respectively, before reimbursements from affiliates. The Company’s matching contributions after reimbursements from affiliates were $3.2 million, $2.9 million, and $2.6 million in 2005, 2004, and 2003, respectively. Employees are only permitted to invest employer-matching contributions in the Class A common stock of the Company. The plan acquires shares in the open market necessary to meet the obligations of the plan. Plan participants held .1 million Company Class A shares at December 31, 2005, 2004 and 2003.

Health and dental benefits
The Company has self-funded health care plans for all of its employees and eligible dependents. Estimated unpaid claims incurred are accrued as a liability at December 31, 2005 and 2004. Operations were charged $30.9 million, $32.1 million and $28.3 million in 2005, 2004 and 2003, respectively, for the cost of health and dental care provided under these plans before reimbursements from affiliates. Beginning January 1, 2005, the Company offered new health plan alternatives which increased employee cost-sharing. The charges after reimbursement from affiliates were $14.1 million in 2005 and 2004, and $12.5 million in 2003.

Note 9.

Incentive plans and deferred compensation

The Company has separate annual and long-term incentive plans for executive and senior management and regional vice presidents of the Company. The Company also makes available several deferred compensation plans for executive and senior management and certain outside directors.
Annual incentive plan
The annual incentive plan is a bonus plan that annually pays cash bonuses to executive, senior and regional vice presidents of the Company.
Pre-2004 Plan—Prior to 2004, incentives under the annual incentive plan were based on growth in written premiums and the underwriting results of the Property and Casualty Group compared to a peer group of property/casualty companies that wrote predominately personal lines insurance and were rated A++ by A.M. Best.
Post-2004 Plans— Beginning in 2004, the incentives under the plan are based on the achievement of certain predetermined performance targets. These targets are established by the Executive Compensation and Development Committee of the Board and can include various financial measures. The 2005 incentives were based on the adjusted operating ratio and the growth in direct written premiums of the Property and Casualty Group.
The cost of the plan is charged to operations as the compensation is earned over the performance period of one year. The amount charged to expense for the annual incentive plan bonus before reimbursement from affiliates was $4.1 million, $4.4 million and $1.8 million for 2005, 2004 and 2003, respectively. After reimbursements from affiliates, the Company’s expense was $2.8 million, $2.9 million and $1.2 million for 2005, 2004 and 2003, respectively.
Long-term incentive plan
The long-term incentive plan (LTIP) of the Company is a restricted stock award plan designed to reward executive, senior and regional vice presidents who can have a significant impact on the performance of the Company with long-term compensation that is settled in Company stock.
Pre-2004 Plan— Prior to 2004, awards were determined based on the achievement of predetermined Company financial performance goals compared to the actual growth in retained earnings of the Company.
Post-2004 Plans— Beginning in 2004, the award is based on the level of achievement of objective measures of performance over a three-year period as compared to a peer group of property/casualty companies that write predominately personal lines insurance. The 2005 award was based on the adjusted combined ratio and the growth in direct written premiums and total return on invested assets of the adjusted property/casualty operations of the Erie Insurance Group compared to a peer group of companies. Because the award is based on a comparison to results of a peer group over a three-year period, the estimated award is based on estimates of results for the remaining performance period. This estimate is subject to variability if the results of the Company or peer group are substantially different than those results projected by the Company.
The Company cannot issue new stock or stock from treasury to settle the compensation award obligations under the LTIP, but instead must purchase Company stock on the open market. The restricted stock awards are granted at the beginning of a three-year performance period. The maximum number of shares which may be earned under the post-2004 LTIP plan by any single participant during any one calendar year is limited to .25 million shares. The aggregate number of Class A common stock that may be issued pursuant to awards granted under the LTIP is 1.0 million shares. A liability is recorded and compensation expense is recognized ratably over the performance period. For performance periods beginning before 2004, the stock awards vest ratably over a three-year vesting period subsequent to the three-year performance period. For performance periods beginning in 2004, stock awards are considered vested at the end of the performance period.
At December 31, 2005, 2004 and 2003, the unvested outstanding restricted shares under the LTIP totaled 73,471 shares, 75,399 shares and 68,176 shares, respectively, with average grant prices of $52.65, $46.83 and $39.47, respectively. The change in market value of stock from the date of award under the LTIP and the balance sheet date is charged or credited to operations. The compensation cost charged to operations for these restricted stock awards after corporate federal income tax, was $3.9 million,

$2.1 million, and $1.6 million for the years ending December 31, 2005, 2004 and 2003, respectively, after reimbursements from affiliates.
The following table shows the number of shares awarded and not yet vested at December 31, 2005. There were no forfeitures in any of the performance periods presented.

	Weighted	Number
Long-term	average	of
incentive plan	grant price	shares

2001-2003
Performance period
Awarded	$39.47	33,859
Shares vested		23,284

Shares not yet vested		10,575

2002-2004
Performance period
Awarded	$46.84	40,517
Shares vested		15,230

Shares not yet vested		25,287

2003-2005
Performance period
Awarded	$51.15	39,870
Shares vested		2,261

Shares not yet vested		37,609

Restricted shares not yet vested at December 31, 2005		73,471

Deferred compensation plans
The deferred compensation plans are arrangements for executive and senior vice presidents of the Company whereby the participants can elect to defer a portion of their compensation until separation from services to the Company. Those participating in the plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The deferred compensation plan for directors allows them to defer director and meeting fees. Directors participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. The Company does not match any deferrals to the director plan.
The awards, payments, deferrals and liabilities under the deferred compensation, annual and long-term incentive plans for officers and directors, were as follows for the years ended December 31. The gross liabilities are presented separately in the Consolidated Statements of Financial Position, while reimbursements from affiliates are included in other assets.

(in thousands)	2005	2004	2003

Plan awards, employer match and hypothetical earnings
Long-term incentive plan awards	$5,814	$3,039	$2,036
Annual incentive plan awards	4,145	4,394	1,703
Deferred compensation plan, employer match and hypothetical earnings	1,188	1,718	1,154

Total plan awards and earnings	$11,147	$9,151	$4,893

Total plan awards paid	$6,088	$3,108	$4,572

Compensation deferred under the plans	$496	$551	$842

Distributions from the deferred compensation plans	$(177)	$(458)	$(309)

Gross incentive plan and deferred compensation liabilities	$24,447	$19,069	$12,933

Reimbursements from affiliates	3,958	3,091	1,722

Net incentive plan and deferred compensation liabilities	$20,489	$15,978	$11,211

Stock compensation plan for outside directors
The Company has a stock compensation plan for its outside directors. The purpose of this plan is to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the Company’s Class A common stock. Each director vests in the grant 25% every three months over the course of a year. Dividends paid by the Company are reinvested into each director’s account with additional shares of the Company’s Class A common stock. The Company accounts for grants under the stock compensation plan for outside directors under the fair value method as defined in FAS 123, “Accounting for Stock-Based Compensation.” The annual charge related to this plan, net of reimbursement, totaled $.3 million for each of the years 2005, 2004 and 2003. The implementation of FAS 123(R), “Share Based Compensation,” will have minimal impact on the Company’s financial position or results of operations.

Note 10.

Income taxes

The provision for income taxes consists of the following for the years ended December 31:

(in thousands)	2005	2004	2003

Federal income taxes:
Currently due	$112,655	$104,274	$101,288
Deferred	(922)	866	949

Total	$111,733	$105,140	$102,237

A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pretax income is as follows:

(in thousands)	2005	2004	2003

Income tax at statutory rates	$118,810	$114,222	$103,269
Tax-exempt interest	(4,013)	(2,726)	(2,601)
Dividends received deduction	(2,727)	(2,636)	(3,010)
Other	(337)	(3,720)	4,579

Provision for income taxes	$111,733	$105,140	$102,237

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

(in thousands)	2005	2004

Deferred tax assets
Loss reserve discount	$5,630	$5,504
Unearned premiums	7,490	7,607
Net allowance for service fees and premium cancellations	2,923	2,872
Other employee benefits	8,277	6,525
Alternative minimum tax carryforwards	0	1,761
Write-downs of impaired securities	1,393	1,592
Limited partnerships	4,027	3,847
Other	1,659	1,481

Total deferred tax assets	$31,399	$31,189

Deferred tax liabilities
Deferred policy acquisition costs	$5,752	$5,989
Unrealized gains on investments	9,354	26,432
Pension and other benefits	10,164	15,467
Equity interest in EFL	3,619	3,490
Limited partnerships	3,550	0
Depreciation	2,241	976
Other	3,257	2,957

Total deferred tax liabilities	37,937	55,311

Net deferred income tax liability	$6,538	$24,122

The Company, as a corporate attorney-in-fact for a reciprocal insurer, is not subject to state corporate taxes, as the Property and Casualty Group pays gross premium taxes. In 2004, the Company underwent an audit by the Internal Revenue Service (IRS) for the years 2002 and 2001. The Company recorded a reduction in income tax expense of $3.1 million as a result of related audit adjustments, the most significant of which was an additional deduction related to the pension plan that had a favorable impact on the Company’s tax position. The adjustment was recorded as part of the current tax position and had a $.04 benefit to net income per share—diluted in the fourth quarter of 2004.

Note 11.

Capital stock

Class A and B shares
Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. During the year 2005, a total of 25 Class B shares were converted to 60,000 Class A shares. In 2004, 20 Class B shares were converted to 48,000 Class A shares. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1.0% of any dividend declared on each share of Class B common stock. The Company may declare and pay a dividend in respect to Class A common stock without any requirement that any dividend be declared and paid in respect to Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.
In 2004, the Company increased both its Class A and Class B quarterly dividends by 51%. The annualized dividends increased the Company’s payout for 2005 by approximately $27 million. The increase in quarterly shareholder dividends beginning in January 2006 was 10.8% for both Class A and Class B shareholders.
Stock repurchase plan
The current stock repurchase program allows the Company to repurchase up to $250 million of its outstanding Class A common stock from January 1, 2004, through December 31, 2006. Treasury shares are recorded in the Consolidated Statements of Financial Position at cost. Shares repurchased during 2005 totaled 1.9 million at a total cost of $99.0 million. Cumulative shares repurchased under the currently authorized repurchase plan through 2005 totaled 3.0 million at a total cost of $153.0 million, or $50.41 per share.
On February 21, 2006, the Board of Directors approved a continuation of the current stock repurchase program allowing an additional $250 million of Company Class A Common stock to be repurchased through December 31, 2009.

Note 12.
Unpaid losses and loss adjustment expenses

The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for the Company’s wholly-owned property/casualty insurance subsidiaries:

(in thousands)	2005	2004	2003

Total unpaid losses and loss adjustment expenses at January 1, gross	$943,034	$845,536	$717,015
Less reinsurance recoverables	765,563	687,819	577,917

Net balance at January 1	177,471	157,717	139,098

Incurred related to:
Current accident year	146,312	153,563	154,816
Prior accident years	(5,927)	(343)	(1,832)

Total incurred	140,385	153,220	152,984

Paid related to:
Current accident year	72,352	75,371	83,043
Prior accident years	53,962	58,095	51,322

Total paid	126,314	133,466	134,365

Net balance at December 31	191,542	177,471	157,717
Plus reinsurance recoverables	827,917	765,563	687,819

Total unpaid losses and loss adjustment expenses at December 31, gross	$1,019,459	$943,034	$845,536

The 2005 net incurred losses and loss adjustment expenses of $5.9 million related to prior accident years are the result of positive development of personal auto and commercial multi-peril attributable to an improvement in actual claims severity compared to historical trends.
Note 13.
Related party transactions

Management fee
A management fee is charged to the Exchange for services provided by the Company under subscriber’s agreements with policyholders of the Exchange. The fee is a percentage of direct written premium of the Property and Casualty Group. This percentage rate is adjusted periodically by the Company’s Board of Directors but cannot exceed 25%. The management rate charged the Exchange was 23.75% in 2005. In 2004, the management fee rate charged the Exchange was 23.5% in the first half of 2004 and 24% during the second half of 2004. The management fee rate was 24% during 2003. The Board of Directors elected to set the fee at 24.75% beginning January 1, 2006.
There is no provision for termination of the Company’s appointment as attorney-in-fact and the appointment is not affected by a policyholder’s disability or incapacity.
Service agreement revenue
Service agreement revenue previously included service income received from the Exchange as compensation for the management of voluntary assumed reinsurance from nonaffiliated insurers. Service agreement fee revenue amounted to $.8 million and $7.2 million in 2004 and 2003, respectively.
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
Aggregate excess-of-loss reinsurance agreement
Through 2005, EIC and EINY had in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange. The purpose of the excess-of-loss reinsurance agreement was to reduce the variability of earnings and thereby reduce the adverse effects on the results of operations of EIC and EINY in a given year if the frequency or severity of claims were substantially higher than historical averages. The excess-of-loss reinsurance agreement was not renewed for the 2006 accident year due to the proposed pricing for the coverage as well as the loss profile of the Property and Casualty Group. The Property and Casualty Group maintains sufficient property catastrophe coverage from unaffiliated reinsurers and no longer participates in the assumed reinsurance business.
This excess-of-loss reinsurance agreement limited EIC’s and EINY’s retained share of ultimate net losses in any applicable accident year. The excess-of-loss agreement provided that once EIC and EINY sustained ultimate net losses, excluding losses from terrorism, nuclear, biological and chemical events, in any applicable accident year that exceeded an amount equal to 72.5% of EIC’s and EINY’s net premium earned in that period, the Exchange would be liable for 95% of the amount of such excess, up to but not exceeding, an amount equal to 95% of 15% of EIC and EINY’s net premium earned. Losses equal to 5% of the net ultimate net loss in excess of the retention under the contract were retained net by EIC and EINY. The contract permitted loss recoverables only when claims were paid. The contract also required that any unpaid loss recoverables be commuted 60 months after an annual period expired. This reinsurance treaty was excluded from the intercompany pooling agreement. The annual premium was subject to a minimum premium of $3.0 million in 2005. The annual premium paid to the Exchange for the agreement totaled $3.3 million, $3.6 million and $2.5 million in 2005, 2004 and 2003, respectively.
Included in the 2005 net charges of $2.2 million are charges under the agreement of $1.5 million plus net charges of $.7 million related to the commutations of the 1999 and 2000 accident year. The unpaid loss recoverable related to the 1999 accident year of $3.4 million was settled in March 2005. The present value of the estimated losses from the 1999 accident year, or $3.0 million, was settled with the Exchange and cash payment made by the Company’s property/ casualty insurance subsidiaries resulting in a charge to the Company of $.4 million. The $2.0 million unpaid loss recoverable related to the 2000 accident year was settled in December 2005. The present value of these estimated losses from the 2000 accident year, or $1.7 million, was settled with the Exchange by the Company’s property/casualty insurance subsidiaries resulting in a charge to the Company of $.3 million. The cash will be paid for settlement of the 2000 accident year in the first quarter of 2006.

	Accident year
(in thousands)	1999	2000

Loss recoverables	$3,419	$2,038
Settlement of loss recoverables at present value	(3,033)	(1,710)

Net charge related to commutation	$386	$328

Total charges of $7.7 million were recorded under the excess-of-loss reinsurance agreement during 2004, of which $6.0 million related to the reversal of previously recorded recoverables for the 2003 accident year. Recoveries recorded during 2003 totaled $6.5 million.
While the excess-of-loss agreement was not renewed for 2006, the remaining open accident years under the agreement, 2001 through 2005, will be settled and losses will be commuted as the 60 months expire.
eCommerce program and related information technology infrastructure
The Erie Insurance Group undertook a series of initiatives to develop its capabilities to transact business electronically, which began in 2001. In connection with this program, referred to as eCommerce, the Company and the Property and Casualty Group entered into a Cost Sharing Agreement for Information Technology Development (Agreement). The Agreement describes how member companies of the Erie Insurance Group will share the costs to be incurred for the development and maintenance of new Internet-enabled property/ casualty agency interface, policy administration and customer relationship management systems (ERIEConnection® system).
The Agreement provides that the development cost of the application systems and the directly related enabling technology costs, such as required infrastructure and architectural tools, will be shared among the Property and Casualty Group in a manner consistent with the sharing of insurance transactions under the existing intercompany pooling agreement. Certain other costs of the eCommerce program are related to information technology hardware, networks and upgrades to technology platforms and are not included under the Agreement. These costs are included in the cost of management operations in the Consolidated Statements of Operations. The amounts incurred by the property/casualty subsidiaries of the Company have not been material.
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
The amounts of these cash settlements for Company payments made for the account of related entities were as follows for the years ended December 31:

(in thousands)	2005	2004	2003

Erie Insurance Exchange	$265,359	$237,842	$217,794
Erie Family Life Insurance	35,556	28,925	26,081

Total cash settlements	$300,915	$266,767	$243,875

Office leases
The Company occupies certain office facilities owned by the Exchange and EFL. The Company leases office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $10.3 million, $11.4 million and $11.8 million in 2005, 2004 and 2003, respectively. The Company has a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $.3 million in each of the years 2005, 2004 and 2003, respectively.
Notes receivable from EFL
The Company is due $25 million from EFL in the form of a surplus note that was issued in 2003. The note may be repaid only out of unassigned surplus of EFL. Both principal and interest payments are subject to prior approval by the Pennsylvania Insurance Commissioner. The note bears an annual interest rate of 6.70% and will be payable on demand on or after December 31, 2018, with interest scheduled to be paid semi-annually. EFL paid interest to the Company totaling $1.7 million in 2005 and 2004 and $.6 million in 2003.
On December 30, 2005, EFL repaid its $15 million surplus note that was payable to the Company on December 31, 2005. Prior approval was received from the Pennsylvania Insurance Commissioner authorizing repayment of the surplus note. EFL paid interest on this note to the Company totaling $1.0 million in each of the years 2005, 2004 and 2003, respectively.
Note 14.
Receivables from Erie Insurance Exchange and concentrations of credit risk

Financial instruments could potentially expose the Company to concentrations of credit risk, including unsecured receivables from the Exchange. A large majority of the Company’s revenue and receivables are from the Exchange and affiliates. See also Note 15.
The Company has a receivable due from the Exchange for reinsurance recoverable from unpaid losses and loss adjustment expenses and unearned premium balances ceded under the intercompany pooling arrangement totaling $952.7 million and $893.1 million at December 31, 2005 and 2004, respectively. Management fee and expense allocation amounts due from the Exchange were $194.8 million and $207.2 million at December 31, 2005 and 2004, respectively. The receivable from EFL for expense allocations totaled $3.9 million at December 31, 2005, compared to $4.3 million at December 31, 2004.
Premiums due from policyholders of the Company’s wholly-owned property/casualty insurance subsidiaries equaled $267.6 million and $275.7 million at December 31, 2005 and 2004, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement and are included in reinsurance recoverables on the Consolidated Statements of Financial Position. See also Note 16.
Note 15.
Variable interest entity

The Exchange is a variable interest entity because of the absence of decision-making capabilities by the equity owners (subscribers) of the Exchange. The Company holds a variable interest in the Exchange, however, the Company does not qualify as the primary beneficiary under Financial Accounting Standards Interpretation 46, “Consolidation of Variable Interest Entities.” The Company has a significant interest in the financial condition of the Exchange because management fee revenues, which accounted for 71.6% of the Company’s 2005 total revenues, are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Additionally, the Company participates in the underwriting results of the Exchange through the pooling arrangement in which the Company’s insurance subsidiaries have a 5.5% participation. Finally, a concentration of credit risk exists related to the unsecured receivables due from the Exchange for certain fees, costs and reimbursements.
The financial statements of the Exchange are prepared in accordance with Statutory Accounting Principles (SAP) required by the National Association of Insurance Commissioners (NAIC) Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania. The Exchange does not, nor is it required to, prepare financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Financial statements prepared under SAP generally provide a more conservative approach than under GAAP. Under SAP, the principle focus is on the solvency of the insurer in order to protect the interests of the policyholders. Some significant differences between SAP and GAAP include the following:
*	Fixed maturities and short-term investments are valued at amortized cost or the lower of amortized cost or market under SAP. The SAP valuations are dependent upon the ERIE designation prescribed to the investment by the NAIC. GAAP requires these securities be valued at fair value;

*	SAP recognizes expenses when incurred and does not allow for the establishment of deferred policy acquisition cost assets;

*	Statutory deferred tax calculations limit the amount of deferred tax assets that can be recorded and deferred taxes are direct charges or credits to surplus;

*	GAAP requires the establishment of an asset for the estimated salvage and subrogation that will be recovered in the future. Under SAP, a company may establish this recoverable, but is not required to do so. The Exchange does not establish estimated salvage and subrogation recoveries;

*	As prescribed by the Insurance Department of the Commonwealth of Pennsylvania, the Exchange records in its statutory basis financial statements,

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
Selected financial data of the Exchange
Condensed statutory statements of operations

	Years ended December 31
(in thousands)	2005	2004	2003

Premiums earned	$3,762,260	$3,672,486	$3,372,308
Losses and loss adjustment expenses	2,371,660	2,502,313	2,772,940
Insurance underwriting and other expenses*	996,357	1,013,846	955,377
Dividends to policyholders	25,004	14,692	16,788
Other expense	12,778	13,305	11,189

Total underwriting operations expenses	3,405,799	3,544,156	3,756,294

Net underwriting gain (loss)	356,461	128,330	(383,986)

Net investment income	370,977	282,388	232,677
Net realized gains	438,487	162,905	734,848

Total investment income	809,464	445,293	967,525

Net income before federal income tax	1,165,925	573,623	583,539
Federal income tax expense	379,563	180,824	142,106

Net income	$786,362	$392,799	$441,433

*	Includes management fees and service fees paid or accrued to the Company
Condensed statutory statements of financial position

	As of December 31
(in thousands)	2005	2004

Assets
Fixed maturities	$4,534,116	$4,399,458
Equity securities:
Common stock	1,736,538	1,508,664
Preferred stock	648,301	550,090
Limited partnerships	599,745	567,089
Real estate mortgage loans	10,533	10,859
Real estate	35,277	36,305
Cash and cash equivalents	299,160	125,933
Surplus note from EFL	20,000	0
Other assets	33,945	1,049

Total invested assets	7,917,615	7,199,447
Premiums receivable	981,844	1,002,818
Federal income taxes recoverable	76,217	0
Deferred income taxes	17,518	0
Other assets	77,069	67,497

Total assets	$9,070,263	$8,269,762

Liabilities
Loss and LAE reserves	$3,549,128	$3,436,246
Unearned premium reserves	1,509,636	1,536,890
Accrued liabilities	629,749	400,375
Deferred income taxes	0	92,193

Total liabilities	5,688,513	5,465,704

Total policyholders’ surplus	3,381,750	2,804,058

Total liabilities and policyholders’ surplus	$9,070,263	$8,269,762

The Exchange’s Policyholders’ surplus increased 20.6% during 2005, primarily as a result of improved underwriting results and increased net investment income.

Common equity securities represent a significant portion of the Exchange’s investment portfolio and surplus and are exposed to price risk, volatility of the capital markets and general economic conditions. Common stock investments made up approximately 51% and 54% of the Exchange’s statutory surplus at December 31, 2005 and 2004, respectively. The common stock portfolio has been diversified and all of the portfolio is now managed by external equity managers.
The Exchange had realized and unrealized capital gains on its common stock portfolio of $105.2 million and $60 million for the years ended December 31, 2005 and 2004, respectively. Net proceeds from the sale of common stock investments were $969.9 million in 2005, which included $447.5 million in realized capital gains compared to proceeds of $381.4 million in 2004, which included $137.4 million in realized capital gains.
The weighted average current price to 12-months earnings ratio of the Exchange’s common stock portfolio was 21.08 and 20.85 at December 31, 2005 and 2004, respectively. The Standard & Poors composite price to trailing 12-months earnings ratio was 17.39 at December 31, 2005, and 20.24 at December 31, 2004.
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
Condensed statutory statements of cash flows

	Years ended December 31
(in thousands)	2005	2004	2003

Cash flows from operating activities

Premiums collected net of reinsurance	$3,754,392	$3,748,540	$3,473,030
Net investment income received	385,153	293,517	236,656
Miscellaneous expense	(12,778)	(13,305)	(11,188)
Losses paid	(1,929,867)	(1,993,342)	(2,029,696)
Management fee and expenses paid	(1,336,369)	(1,325,798)	(1,237,829)
Dividends to policyholders	(22,652)	(16,409)	(13,892)
Income taxes (paid) recovered	(477,469)	(313,840)	171,881

Net cash provided by operating activities	360,410	379,363	588,962

Cash flows from investing activities
Proceeds from investment sales and maturities	3,316,424	2,032,622	4,370,411
Purchases of investments	(3,748,296)	(2,797,488)	(4,501,440)

Net cash used in investing activities	(431,872)	(764,866)	(131,029)

Cash flows from financing activities
Payments on borrowings	0	(55)	(53)
Other cash provided (applied)	244,689	(101,480)	(341,711)

Net cash provided by (used in) financing activities	244,689	(101,535)	(341,764)

Net increase (decrease) in cash and cash equivalents	173,227	(487,038)	116,169
Cash and cash equivalents at beginning of year	125,933	612,971	496,802

Cash and cash equivalents at end of year	$299,160	$125,933	$612,971

Note 16.
Reinsurance

Reinsurance contracts do not relieve the Property and Casualty Group from its primary obligations to policyholders. A contingent liability exists with respect to reinsurance recoverables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.
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
The Company maintains an umbrella excess-of-loss reinsurance treaty covering commercial and personal catastrophe liability risks. In 2005, this treaty provided coverage of 60% of a specified loss amount in excess of the loss retention of $1 million per occurrence. The specified maximum loss amount for the commercial and personal catastrophe liability was $9 million and $4 million, respectively. This treaty was renewed, effective January 1, 2006, at coverage of 90%, all other limits remaining the same. The specified maximum loss amounts remained the same for commercial and personal catastrophe liabilities.
The Property and Casualty Group maintains a property catastrophe treaty to mitigate future potential catastrophe loss exposure. During 2005, this reinsurance treaty provided coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $200 million per occurrence. This agreement was renewed for 2006 to provide coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $300 million per occurrence.
The Property and Casualty Group exited the assumed reinsurance business effective December 31, 2003. While certain expenses will continue to be incurred until all related claims are settled, only nominal premiums were generated in 2004 and 2005. Loss reserves for unaffiliated assumed reinsurance of the Property and Casualty Group was $177 million at December 31, 2005.
The following tables summarize insurance and reinsurance activities of the Company’s property/ casualty insurance subsidiaries. See also Note 13 for a discussion of the intercompany reinsurance pooling agreement with the Exchange.

	Years ended December 31
(in thousands)	2005	2004	2003

Premiums earned

Direct	$704,366	$699,533	$644,286

Assumed from nonaffiliates and intercompany pool	226,245	225,905	202,147

Ceded to Erie Insurance Exchange	(714,787)	(717,236)	(654,841)

Assumed from Erie Insurance Exchange	215,824	208,202	191,592

Losses and loss adjustment expenses incurred

Direct	$499,262	$510,260	$512,740

Assumed from nonaffiliates and intercompany pool	152,534	169,870	175,360

Ceded to Erie Insurance Exchange	(511,411)	(526,910)	(535,116)

Assumed from Erie Insurance Exchange	140,385	153,220	152,984

Note 17.
Statutory information

Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements under U.S. GAAP. The statutory financial statements of EIPC and EIC are prepared in accordance with accounting practices prescribed and permitted by the Pennsylvania Insurance Department. EINY prepares its statutory financial statements in accordance with accounting practices prescribed and permitted by the New York Insurance Department. Prescribed SAP include state laws, regulations and general administration rules, as well as a variety of publications from the NAIC.
Consolidated shareholders’ equity, including amounts reported by the Company’s property/casualty insurance subsidiaries on the statutory basis, was $1.3 billion at both December 31, 2005 and 2004. Consolidated net income, including amounts reported by the Company’s property/casualty insurance subsidiaries on a statutory basis, was $233.4 million, $228.6 million and $200.0 million for 2005, 2004 and 2003, respectively.
The minimum statutory capital and surplus requirements under Pennsylvania and New York law for the Company’s stock property/casualty subsidiaries amounts to $10.0 million. The Company’s subsidiaries total statutory capital and surplus significantly exceed these minimum requirements, totaling, $184.4 million at December 31, 2005. The Company’s subsidiaries risk-based capital levels significantly exceed the minimum requirements.

Cash and securities with carrying values of $3.6 million were deposited by the Company’s property/casualty insurance subsidiaries with regulatory authorities under statutory requirements as of December 31, 2005 and 2004.
The amount of dividends the Company’s Pennsylvania-domiciled property/casualty subsidiaries, EIC and EIPC, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company’s New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. At December 31, 2005, the maximum dividend the Company could receive from its property/casualty insurance subsidiaries was $25.2 million. No dividends were paid to the Company from its property/casualty insurance subsidiaries in 2005, 2004 or 2003.
The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro-rata distribution of any class of the insurer’s own securities. Accordingly, the Company’s share of the maximum dividend payout which may be made in 2006 without prior Pennsylvania Commissioner approval is $4.0 million. Dividends declared to the Company totaled $1.8 million in 2005.
Note 18.
Supplementary data on cash flows

A reconciliation of net income to net cash provided by operating activities as presented in the Consolidated Statements of Cash Flows is as follows:

	Years ended December 31
(in thousands)	2005	2004	2003

Cash flows from operating activities

Net income	$231,104	$226,413	$199,725

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	36,855	37,317	41,816

Deferred income tax (benefit) expense	(922)	866	949

Realized gain on investments	(15,620)	(18,476)	(10,445)

Equity in (earnings) losses from limited partnerships	(38,062)	(8,655)	2,000

Net amortization of bond premium	2,742	1,664	1,124

Undistributed earnings of Erie Family Life Insurance	(1,837)	(3,800)	(5,712)

Deferred compensation	4,631	2,987	1,392

Limited partnership distributions	71,718	37,165	21,266

Increase in receivables from the Exchange and reinsurance recoverable	(39,062)	(129,726)	(182,598)

Increase in prepaid expenses and other assets	(37,201)	(38,984)	(34,017)

Increase in accounts payable and accrued expenses	28,454	30,530	26,081

Increase in loss reserves	76,425	97,498	128,521

(Decrease) increase in unearned premiums	(18,144)	22,946	56,515

Net cash provided by operating activities	$301,081	$257,745	$246,617

Note 19.

Commitments

The Company has contractual commitments to invest up to $243.2 million related to its limited partnership investments at December 31, 2005. These commitments will be funded as required by the partnerships’ agreements which principally expire in 2010. At December 31, 2005, the total remaining commitment to fund limited partnerships that invest in private equity securities is $86.5 million, real estate activities is $108.7 million and mezzanine debt securities is $48.0 million. The Company expects to have sufficient cash flows from operations to meet these partnership commitments.
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
The Company’s principal operations consist of serving as attorney-in-fact for the Exchange, which constitute its management operations. The Company operates in this capacity solely for the Exchange. The Company’s insurance underwriting operations arise through direct business of its property/casualty insurance subsidiaries and by virtue of the pooling agreement between its subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. The Exchange exited the assumed reinsurance business effective December 31, 2003, and therefore reinsurance-nonaffiliates includes only run-off activity of the assumed reinsurance business in 2004 and 2005. Insurance provided in the insurance underwriting operations consists of personal and commercial lines and is sold by independent agents. Personal lines are marketed to individuals and commercial lines are marketed to small- and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated based upon the underwriting results as determined under SAP for the total pooled business of the Property and Casualty Group.
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

Summarized financial information for these operations is presented below.

	Years ended December 31
(in thousands)	2005	2004	2003

Management operations
Operating revenue
Management fee revenue	$940,274	$945,066	$878,380
Service agreement revenue	20,568	21,855	27,127

Total operating revenue	960,842	966,921	905,507
Cost of management operations	751,573	724,329	652,256

Income before income taxes	$209,269	$242,592	$253,251

Net income from management operations	$140,388	$164,436	$165,495

Insurance underwriting operations
Operating revenue
Premiums earned:
Personal lines	$153,859	$148,935	$132,093
Commercial lines	65,605	62,647	56,248
Reinsurance—nonaffiliates	(378)	250	5,781
Reinsurance—affiliate	(3,262)	(3,630)	(2,530)

Total premiums earned	215,824	208,202	191,592

Operating expenses
Losses and expenses:
Personal lines	144,953	143,458	147,927
Commercial lines	56,732	59,726	67,413
Reinsurance—nonaffiliates	(3,037)	1,642	7,654
Reinsurance—affiliate	2,226	7,740	(6,461)

Total losses and expenses	200,874	212,566	216,533

Income (loss) before income taxes	$14,950	$(4,364)	$(24,941)

Net income (loss) from insurance underwriting operations	$10,029	$(2,958)	$(16,296)

	Years ended December 31
(in thousands)	2005	2004	2003

Investment operations
Investment income, net of expenses	$61,555	$60,988	$58,298
Net realized gains on investments	15,620	18,476	10,445
Equity in earnings (losses) of limited partnerships	38,062	8,655	(2,000)

Income before income taxes and before equity in earnings of EFL	$115,237	$88,119	$66,743

Net income from investment operations	$77,306	$59,729	$43,617

Equity in earnings of EFL, net of tax	$3,381	$5,206	$6,909

Reconciliation of reportable segment revenues and operating expenses to the Consolidated Statements of Operations
Segment revenues	$1,176,666	$1,175,123	$1,097,099
Elimination of intersegment management fee revenues	(51,716)	(51,979)	(48,311)

Total operating revenue	$1,124,950	$1,123,144	$1,048,788

Segment operating expenses	$952,447	$936,895	$868,789
Elimination of intersegment management fee expenses	(51,716)	(51,979)	(48,311)

Total operating expenses	$900,731	$884,916	$820,478

The intersegment revenues and expenses that are eliminated in the Consolidated Statements of Operations relate to the Company’s property/casualty insurance subsidiaries 5.5% share of the management fees paid to the Company.

Note 21.

Quarterly results of operations (unaudited)

	First	Second	Third	Fourth
(in thousands, except per share data)	quarter	quarter	quarter	quarter

2005
Operating revenue	$276,171	$299,915	$287,551	$261,313
Operating expenses	(212,461)	(233,373)	(233,688)	(221,209)
Investment income—unaffiliated	22,076	45,775	24,552	22,834

Income before income taxes and equity in earnings of EFL	$85,786	$112,317	$78,415	$62,938

Net income	$57,771	$76,168	$53,005	$44,160

Net income per share:(*)
Class A—basic	$.91	$1.21	$.84	$.72
Class B—basic	138.84	183.89	128.01	107.45
Diluted	.83	1.10	.76	.66
Comprehensive income	37,455	73,969	42,250	40,500

2004
Operating revenue	$265,911	$298,326	$291,083	$267,824
Operating expenses	(211,176)	(234,556)	(224,414)	(214,770)
Investment income—unaffiliated	17,957	20,100	19,499	30,563

Income before income taxes and equity in earnings of EFL	$72,692	$83,870	$86,168	$83,617

Net income	$49,572	$56,955	$58,566	$61,320

Net income per share:(*)
Class A—basic	$.77	$.89	$.92	$.96
Class B—basic	117.87	135.81	139.84	146.36
Diluted	.70	.81	.83	.87
Comprehensive income	62,630	23,878	73,689	58,425

(*)	The cumulative sum of quarterly basic and diluted net income per share amounts may not equal total basic and diluted net income per share for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.
2005
Includes a $14.2 million second quarter correction to record unrealized gains and losses on limited partnerships to equity in earnings or losses of limited partnerships in the Consolidated Statements of Operations. This correction increased net income per share-diluted by $.13, of which $.09 per share-diluted related to 2004 and prior years.
2004
Includes a $5.2 million fourth quarter adjustment to recognize reduced commercial commission rates to be paid in 2005 on premiums yet to be collected at December 31, 2004.
Reflects a fourth quarter adjustment of $3.1 million to record a tax benefit as a result of an IRS audit of 2002 and 2001.

Common stock prices

The Class A non-voting common stock of the Company trades on the NASDAQ Stock Market under the symbol “ERIE.” The following sets forth the range of closing high and low trading prices by quarter as reported by the NASDAQ Stock Market.
Class A trading price

	2005		2004
	Low	High	Low	High

First quarter	$51.33	$54.39	$41.75	$48.26
Second quarter	50.15	54.83	43.92	49.29
Third quarter	52.14	54.66	45.32	51.29
Fourth quarter	51.79	53.34	47.79	53.00

No established trading market exists for the Class B voting common stock.
The Company’s 401(k) plan for employees permits participants to invest a portion of the Company’s contributions to the plan in shares of Erie Indemnity Class A common stock. The plan’s trustee is authorized to buy Erie Indemnity Company Class A common stock on behalf of 401(k) plan participants. Plan participants held 126,451 and 112,698 Company Class A shares at December 31, 2005 and 2004, respectively.
The Company has a stock repurchase plan that was authorized at the end of 2003, allowing the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. The Company may purchase the shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital. Shares repurchased during 2005 totaled 1,890,159 at a total cost of $99.0 million. Cumulative shares repurchased under the plan since inception was 3,035,224 at a total cost of $153.0 million.
On February 21, 2006, the Company’s Board of Directors reauthorized a $250 million stock repurchase program. The reauthorized stock repurchase program is effective once the available funds from the current repurchase program are expended, and continues through December 31, 2009.
Common stock dividends

The Company historically has declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Company at the time such payment is considered, and on the ability of the Company to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2005 and 2004 are as follows:

Dividends declared:

	Class A	Class B
2005	share	share

First quarter	$.325	$48.75
Second quarter	.325	48.75
Third quarter	.325	48.75
Fourth quarter	.360	54.00

Total	$1.335	$200.25

	Class A	Class B
2004	share	share

First quarter	$.215	$32.25
Second quarter	.215	32.25
Third quarter	.215	32.25
Fourth quarter	.325	48.75

Total	$.970	$145.50

American Stock Transfer & Trust Company serves as the Company’s transfer agent and registrar.