Form 10-K, Exhibit 13
period 2006-12-31
ERIE INDEMNITY CO
filed 2007-02-26
CIK 922621

Exhibit 13
Selected Consolidated Financial Data

	Years ended December 31
	(amounts in thousands, except per share data)
	2006	2005	2004	2003	2002

Operating data
Total operating revenue	$1,133,982	$1,124,950	$1,123,144	$1,048,788	$920,723
Total operating expenses	934,204	900,731	884,916	820,478	705,871
Total investment income—unaffiliated	99,021	115,237	88,119	66,743	40,549
Provision for income taxes	99,055	111,733	105,140	102,237	84,886
Equity in earnings of Erie Family Life Insurance, net of tax	4,281	3,381	5,206	6,909	1,611

Net income	$204,025	$231,104	$226,413	$199,725	$172,126

Per share data
Net income per share-diluted	$3.13	$3.34	$3.21	$2.81	$2.41
Book value per share—Class A common and equivalent B shares (2)	18.17	18.81	18.14	16.40	13.91
Dividends declared per Class A share	1.480	1.335	0.970	0.785	0.700
Dividends declared per Class B share	222.00	200.25	145.50	117.75	105.00

Financial position data
Investments (1)	$1,380,219	$1,452,431	$1,371,442	$1,241,236	$1,047,304
Recoverables from the Exchange and affiliates	1,220,058	1,175,152	1,142,591	1,022,569	842,498
Total assets	3,039,361	3,101,261	2,982,804	2,756,329	2,359,545
Shareholders’ equity (2)	1,161,848	1,278,602	1,266,881	1,164,170	987,372

Cumulative number of shares repurchased at December 31	10,448	6,438	4,548	3,403	3,403

(1)	Includes investment in Erie Family Life Insurance.

(2)	Shareholders’ equity decreased by $21.1 million, net of taxes, at December 31, 2006, as a result of initially applying the recognition provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. Book value per share decreased $0.33 as result.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the audited financial statements and related notes, as they contain important information helpful in evaluating our operating results and financial condition. The discussions below focus heavily on our three primary segments: management operations, insurance underwriting operations and investment operations. The segment basis financial results presented throughout Management’s Discussion & Analysis herein are those which management uses internally to monitor and evaluate results and are a supplemental presentation of our Consolidated Statements of Operations.
Overview

We operate predominantly as a provider of management services to the Erie Insurance Exchange (Exchange). We are the attorney-in-fact for the Exchange, and by agreement with its subscribers, we are required to perform certain services relating to the sales, underwriting and issuance of property/casualty insurance policies on behalf of the Exchange. We also operate as a property/casualty insurer through our subsidiaries. The Exchange and its property/casualty subsidiary and our three insurance subsidiaries operate collectively as the Property and Casualty Group.
The Property and Casualty Group currently underwrites insurance in 11 states and the District of Columbia. Pennsylvania, Maryland and Ohio made up 66% of direct written premiums during 2006. The Property and Casualty Group markets and sells its insurance products through independent, non-exclusive agencies. In addition to their principal role as salespersons, the independent agents play a significant role as underwriters and service providers and are major contributors to the Property and Casualty Group’s success.

We own 21.6% of the common stock of Erie Family Life Insurance (EFL), an affiliated life insurance company, of which the Exchange owns 78.4%. We, together with the Property and Casualty Group and EFL, collectively operate as the Erie Insurance Group.
For a complete discussion of all intercompany agreements, see the Transactions and Agreements with Related Parties section herein.
Economic and industrywide factors
Although we are primarily a management company, our earnings are driven largely by the management fee revenue we collect from the Exchange that is based on the direct written premiums of the Property and Casualty Group. The property/casualty insurance industry is highly cyclical, with periods of rising premium rates and shortages of underwriting capacity (“hard market”) followed by periods of substantial price competition and excess capacity (“soft market”). The insurance industry experienced softening market conditions in 2006 where significant price competition resulted in limited policy and premium growth. Despite limited growth in premiums, the insurance industry saw record earnings in 2006 resulting from low catastrophes and relatively disciplined underwriting. Strong earnings contributed to the continued strengthening of industry surplus to a record high in 2006 as well. The Property and Casualty Group implemented significant rate reductions and other pricing actions in personal lines related to our implementation of insurance scoring in pricing in 2005 and 2006. These pricing actions, combined with the slow growth in policies in force, resulted in a decline in direct written premiums for the Property and Casualty Group in 2006.
The superior industry underwriting results and capitalization, combined with slowing premium growth in 2006, have historically set the stage for increased price competition and acceleration of the softening of the pricing cycle. Insurers may seek to deploy their capital in an attempt to build market share by cutting prices and loosening underwriting standards. Typically, the effects of these strategies are felt first in commercial lines of insurance and later in personal lines. A period of declining premiums is especially challenging for us, as our revenues from management fees are dependent on the growth in written premium, especially if the management fee rate is at its maximum 25%, which it is for 2007.
Personal lines—Industrywide personal lines premiums are expected to experience pricing pressure in 2007 as the pricing cycle softens further. It is anticipated that industry personal lines underwriting results will continue to perform well despite the pressure on pricing. Even with slight rate declines, combined ratios are only expected to deteriorate modestly given the industry’s trend of improving frequency and severity. Driving this expectation for the industry are modest decreases in auto premiums partly offset by growth in homeowners premium. Growth in homeowners premium is expected to be driven largely by rising replacement cost values even though rates might be flat to slightly down. Personal lines make up approximately 70% of the Property and Casualty Group’s business, with private passenger auto comprising about 69% of the personal lines business. The Property and Casualty Group’s adjusted statutory combined ratios for private passenger auto and homeowners in 2006 were 92.2% and 85.7%, respectively. The Property and Casualty Group’s rate reductions planned for 2007 are primarily in private passenger auto and homeowners.
Commercial lines—Commercial lines premiums, which make up about 30% of the Property and Casualty Group’s business, are expected to decrease slightly for the industry in 2007. The effect on industry combined ratios will vary depending on a company’s type and size of commercial coverages. Combined ratios are expected to deteriorate in workers compensation and commercial liability lines due to pricing pressures. The Property and Casualty Group’s adjusted statutory combined ratio on all commercial business was 88.5%, while workers compensation was 93.8% and commercial multi-peril was 89.2%. In 2006, our workers compensation frequency continued to drop and, in most of the states in which we do business, severity trends moderated. The Property and Casualty Group’s commercial lines with the most significant rate reductions planned for 2007 are commercial multi-peril and workers compensation.

Revenue generation
We have three primary sources of revenue. First, approximately 72% of our revenues are generated by providing management services to the Exchange. The management fee is calculated as a percentage, not to exceed 25%, of the direct written premiums of the Property and Casualty Group. The Board of Directors establishes the rate at least annually and considers such factors as relative financial strength of the Exchange and Company and projected revenue streams. Our Board set the 2007 rate at 25%, its maximum level.
Second, we generate revenues from our property/casualty insurance subsidiaries, which consist of our share of the pooled underwriting results of the Property and Casualty Group. All members of the Property and Casualty Group pool their underwriting results. Under the pooling agreement, the Exchange assumes 94.5% of the Property and Casualty Group’s direct written premium. Through the pool, our subsidiaries, Erie Insurance Company and Erie Insurance Company of New York, currently assume 5.5% of the Property and Casualty Group’s direct written premium, providing a direct incentive for us to manage the insurance underwriting discipline as effectively as possible.
Finally, we generate revenues from our investment portfolio, which provided nearly $60 million in pretax investment income during 2006. The portfolio is managed with a view towards maximizing after-tax yields and limiting interest rate and credit risk. In addition, our portfolio of limited partnership investments generated over $41 million in earnings before tax.
Our results have allowed us to consistently generate high levels of cash flow from operations, which was $270.4 million in 2006. The capital requirements of our management operations are minimal, and our net cash flows from operations have been used to pay shareholder dividends and to repurchase shares of our stock under our repurchase program.
Opportunities, challenges and risks
Our key challenges in 2007 are profitable revenue growth in a time of heightened price competition as well as containing the growth of expenses in our management operations. In 2006, we increased penetration in our current territories through the appointment of 139 new agencies. During 2007, we plan to continue this momentum by appointing another 200 agencies. In 2006, additional discounts and interactions were introduced into the pricing plan for auto and home. The Property and Casualty Group continues to evaluate potential new personal lines product extensions and enhancements.
We plan to control the growth in the cost of management operations by controlling salary and wage costs and other discretionary spending in 2007. However, we intend to make targeted investments in technology to enhance customer service, ease of doing business with agents and customers, and improve our productivity. Our planned technology investment is driving our projected cost of management operations increase for 2007 of 9%, excluding commissions to agents.
In April 2006, after extensive reevaluation, we decided to cease development of the Web-based property/casualty policy processing and administration system (ERIEConnection®). The costs associated with the development and maintenance of this system were covered by a separate Cost-Sharing Agreement for Information Technology Development between member companies of the Erie Insurance Group. Upon termination of system development in the second quarter of 2006 and decommission activities in the second half of 2006, there will be no additional charges under this Agreement. Technology development costs will follow intercompany cost allocation practices under the subscribers’ agreements until such time, if ever, that our Board of Directors considers and approves an alternative cost-sharing arrangement. See also Note 13 to the Consolidated Financial Statements for a discussion of expense allocations.

Financial overview

		Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands, except per share data)	2006	2005	2005	2004	2004

Income from management operations	$186,408	(10.9)%	$209,269	(13.7)%	$242,592
Underwriting income (loss)	13,370	(10.6)	14,950	NM	(4,364)
Net revenue from investment operations	103,625	(12.8)	118,873	26.8	93,717

Income before income taxes	303,403	(11.6)	343,092	3.4	331,945
Provision for income taxes	99,378	(11.3)	111,988	6.1	105,532

Net income	$204,025	(11.7)%	$231,104	2.1%	$226,413

Net income per share—diluted	$3.13	(6.3)%	$3.34	4.0%	$3.21

NM	=	not meaningful
Key points
•	Decline in net income per share-diluted in 2006 impacted by lower income from management operations and reduced investment earnings.

•	Gross margins from management operations decreased to 19.2% in 2006 from 21.8% in 2005 and 25.1% in 2004.

•	The management fee rate was 24.75% for 2006 and 23.75% for 2005.

•	GAAP combined ratio of 93.7 in 2006 was up slightly from 93.1 in 2005.

•	Investment income was impacted by common stock repurchases in 2006.
Management operations
•	Management fee revenue increased 0.3% in 2006 compared to a 0.5% decrease in 2005. The two determining factors of management fee revenue are: 1) the management fee rate we charge, and 2) the direct written premiums of the Property and Casualty Group. The management fee rate increased to 24.75% for 2006 from 23.75% for 2005, while the direct written premiums of the Property and Casualty Group were $3.8 billion for 2006, down from $4.0 billion for 2005.

•	In 2006, the direct written premiums of the Property and Casualty Group decreased 3.9% compared to a 1.0% decline in 2005. New policy direct written premiums of the Property and Casualty Group decreased 0.3% in 2006, compared to 7.5% in 2005. The recent improvements in underwriting profitability afforded the Property and Casualty Group the ability to implement rate reductions in 2005 and 2006 to allow for more attractive prices to potential new policyholders and improve retention of existing policyholders. The 2006 impact of rate changes resulted in a net decrease in written premiums of the Property and Casualty Group of $119.5 million. Further rate reductions are planned for 2007, which will continue to lower the average premium per policy and slow the premium growth of the Property and Casualty Group.

•	The cost of management operations increased 4.5%, or $34.1 million, to $785.7 million in 2006, compared to $751.6 million in 2005. The increase in cost of management operations in 2006 was the result of:
-	Commissions—Total commission costs increased 2.7%, or $14.6 million, to $554.0 million in 2006, compared to $539.4 million in 2005. Agent bonuses increased $23.7 million, as the bonus structure is predominantly based on underwriting profitability, which improved dramatically over the measurement period used for the bonus. Meanwhile, normal scheduled commissions decreased 2.6%, primarily due to the 3.9% decrease in direct written premiums of the Property and Casualty Group. This premium decrease was concentrated in the personal lines of business, which have lower commission rates than commercial lines of business. Promotional incentive programs that began in 2005 and additional agent incentives offered in 2006 aimed at stimulating premium growth also contributed $3.4 million in additional costs in 2006.

-	Total costs other than commissions—All other operating costs increased 9.2% to $231.6 million in 2006, mainly as a result of increased personnel and underwriting costs. Personnel costs increased due to higher average pay rates and increased staffing levels resulting from information technology personnel utilized by us. Underwriting cost increases of 14.0% resulted from modest growth in application activity as well as an increased number of workers compensation policy audits.
Insurance underwriting operations
Contributing to the positive insurance underwriting operating result of a 93.7 GAAP combined ratio were the following:
•	moderating pricing offset by improving frequency and severity trends resulted in favorable accident year combined ratios in 2004, 2005 and 2006;

•	1.9 points, or $4.0 million of favorable development on prior accident year loss reserves in 2006;

•	below normalized level of catastrophe losses of 4.0 points in 2006;

•	lower level of charges related to the reversals of recoveries under the intercompany aggregate excess-of-loss reinsurance agreement between our property/casualty insurance subsidiaries and the Exchange in 2006.
Investment operations
•	Net investment income decreased 9.2% in 2006 compared to 2005, as invested assets declined in 2006 to fund stock repurchases of $217.4 million. Share repurchases of $99 million in 2005 were funded with operating cash flows.

•	Equity in earnings of limited partnerships increased 9.7% in 2006 as a result of favorable earnings from real estate limited partnerships and market value appreciation from private equity and mezzanine debt investments in limited partnerships.
The topics addressed in this overview are discussed in more detail in the sections that follow.
Critical accounting estimates

We make estimates and assumptions that have a significant effect on reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and related disclosures. The following presents a discussion of those accounting policies that we believe are the most critical to our reported amounts and require the most subjective and complex judgment. If actual events differ significantly from the underlying assumptions and estimates used, there could be material adjustments to prior estimates that could potentially adversely affect our results of operations, financial condition and cash flows. The estimates and the estimating methods used are reviewed continually, and any adjustments considered necessary are reflected in current earnings.
Investment valuation
We make estimates concerning the valuation of all investments. We value fixed maturities and equity securities based on published market prices, except in rare cases where quoted market prices are not available.
The primary basis for the valuation of limited partnership interests are financial statements prepared by the general partner. Because of the timing of the preparation and delivery of these financial statements, the use of the most recently available financial statements provided by the general partners typically result in not less than a quarter delay in the inclusion of the limited partnership results in our Consolidated Statements of Operations. The general partners use various methods to estimate fair value of unlisted debt and equity investments, property and other investments for which there is no published market. These valuation techniques may vary broadly depending on the asset class of the partnership. Due to the nature of the investments, general partners must make assumptions about the underlying companies or assets as to future performance, financial condition, liquidity, availability of capital, market conditions and other factors to determine the estimated fair value. The valuation procedures can include techniques such as cash flow multiples, discounted cash flows or the pricing used to value the entity or similar entities in recent financing transactions. The general partners’ estimate and assumption of fair value of non-marketable securities may differ significantly from the values that could have been derived had a ready market existed. These values are not necessarily indicative of the value that would be received in a current sale and valuation differences could be significant. Upon receipt of the quarterly and annual financial statements, we perform an in-depth analysis of the valuations provided by the general partners. We survey each of the general partners about expected significant changes (plus or minus 10% compared to previous quarter) to valuations prior to the release of the fund’s quarterly and annual financial statements. In the event of an expected significant change, the general partner will notify us and we will evaluate the potential change.
Investments are evaluated monthly for other-than-temporary impairment loss. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include:
•	the extent and duration for which fair value is less than cost;

•	historical operating performance and financial condition of the issuer;

•	short- and long-term prospects of the issuer and its industry based on analysts’ recommendations;

•	specific events that occurred affecting the issuer, including rating downgrades; and

•	our ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value.
An investment deemed other than temporarily impaired is written down to its estimated net realizable value. Impairment charges are included as a realized loss in the Consolidated Statements of Operations.
Property/casualty insurance liabilities
Reserves for property/casualty insurance unpaid losses and loss adjustment expenses reflect our best estimate of future amounts needed to pay losses and related expenses with respect to insured events. These reserves include estimates for both claims that have been reported and those that have been incurred but not reported. They also include estimates of all future payments associated with processing and settling these claims. Reported losses represent cumulative loss and loss adjustment expenses paid plus case reserves for outstanding reported claims. Case reserves are established by a claims handler on each individual claim and are adjusted as new information becomes known during the course of handling the claims. Incurred but not reported reserves represent the difference between the actual reported loss and loss adjustment expenses and the estimated ultimate cost of all claims. The process of estimating the liability for property/casualty unpaid loss and loss adjustment expense reserves is complex and involves a variety of actuarial techniques. This estimation process is based largely on the assumption that past development trends are an appropriate indicator of future events. Reserve estimates are based on our assessment of known facts and circumstances, review of historical settlement patterns, estimates of trends in claims frequency and severity, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by 1) internal factors, including changes in claims handling procedures and changes in the quality of risk selection in the underwriting process, and 2) external events, such as economic inflation, regulatory and legislative changes. Due to the inherent complexity of the assumptions used, final loss settlements may vary significantly from the current estimates, particularly when those settlements may not occur until well into the future.
Our actuaries review reserve estimates for both current and prior accident years using the most current claim data, on a quarterly basis, for all direct reserves except the reserves for the pre-1986 automobile catastrophic injury liability that are reviewed semi-annually. These catastrophic injury reserves are reviewed semi-annually because of the relatively low number of cases and the long-term nature of these claims. For reserves that are reviewed semi-annually, our actuaries monitor the emergence of paid and reported losses in the intervening quarters to either confirm that the estimate of ultimate losses should not change, or if necessary, perform a reserve review to determine whether the reserve estimate should change. Significant changes to the factors discussed above, which are either known or reasonably projected through analysis of internal and external data, are quantified in the reserve estimates each quarter.

The quarterly reserve reviews incorporate a variety of actuarial methods and judgments and involve rigorous analysis. Multiple estimation methods are employed for each product line and product coverage combination analyzed at each evaluation date. Most estimation methods assume that past patterns discernible in the historical data will be repeated in the future, absent a significant change in pertinent variables. The various methods generate different estimates of ultimate losses by product line and product coverage combination for which there is no statistical probability associated. Thus, there are no reserve ranges, but rather point estimates of the ultimate losses developed from the various methods.
Each estimation method has its own set of assumption variables and its own unique set of advantages and disadvantages. No single estimation method has proven to be universally superior for all product lines and product line combinations. The relative strengths and weaknesses of particular estimation methods can also change over time. Thus, the choice of particular estimation methods may change from one evaluation period to the next. We determine the best estimate of reserves through selecting the methods and specific assumptions appropriate for each line of business based on the current circumstances affecting that product line and product coverage combination. These selections incorporate input, as judged by the actuaries to be appropriate, from claims personnel, pricing actuaries and operating management on reported loss cost trends and other factors that could affect the reserve estimates. The methods that are given more influence vary by product coverage combination based primarily on the maturity of the accident quarter, the mix of business and the particular internal and external influences impacting the claims experience or the method.
The following is a discussion of the most common methods used.
Paid development—Paid loss development patterns are generated from historical data organized by accident quarter and calendar quarter and applied to current paid losses by accident quarter to generate estimated ultimate losses. Paid development techniques do not use information about case reserves and therefore are not affected by changes in case reserving practices. These techniques are generally less useful for the more recent accident quarters of long-tailed lines since a low percentage of ultimate losses are paid in early periods of development.
Reported development—Reported loss (including cumulative paid losses and case reserves) development patterns are generated from historical data organized by accident quarter and calendar quarter, and applied to current reported losses by accident quarter to generate estimated ultimate losses. Compared to the paid development technique, the reported development technique has the advantage that a higher percentage of ultimate losses are reflected in reported losses than in cumulative paid losses. Accordingly, the reported development technique is estimating only the unreported losses rather than the total unpaid losses. Estimates from this technique are affected by changes in case reserving practices.
Combinations of the paid and reported methods are used in developing estimated ultimate losses for short-tail coverages, such as private passenger auto property and homeowners claims, and more mature accident quarters of long-tail coverages, such as private passenger auto liability claims and commercial liability claims, including workers compensation.
Bornhuetter-Ferguson—This method combines a reported development technique with an expected loss ratio technique. An expected loss ratio is developed through a review of historical loss ratios by accident quarter, as well as expected changes to earned premium, mix of business and other factors that are expected to impact the loss ratio for the accident quarter being evaluated. A preliminary estimate of ultimate losses is calculated by multiplying this expected loss ratio by earned premium. Bornhuetter-Ferguson is a method of combining the expected loss ratio ultimate losses and the reported development ultimate losses which places more weight on the reported development ultimate losses as an accident quarter matures. The Bornhuetter-Ferguson method is generally used on the first four to eight accident quarters on long-tail coverages because a low percentage of losses are paid in the early period of development.
Defense and cost-containment expenses are estimated using either the paid development method or the Bornhuetter-Ferguson method, depending on the maturity of the development period of the related loss.
The reserve review process involves a comprehensive review by our actuaries of the various estimation methods and reserve levels produced by each. These multiple reserve point estimates are reviewed by management and our reserving actuaries, and reserve best estimates are selected. Numerous factors are considered in setting reserve levels, including, but not limited to, the assessed reliability of key loss trends and assumptions that may be significantly influencing the current actuarial indications, the maturity of the accident year, pertinent claims frequency and severity trends observed over recent years, the level of volatility within a particular line of business and the improvement or deterioration of actuarial indications in the current period as compared to prior periods.
We also perform analyses to evaluate the adequacy of past reserve levels. Using subsequent information, we perform retrospective reserve analyses to test whether previously established estimates for reserves were reasonable. Our 2006 retrospective analysis indicated the Property and Casualty Group’s December 31, 2005 reserves had an estimated redundancy of $137 million, which was about 3.6% of total reserves. We do not consider this level of estimated redundancy unreasonable given the ongoing development of our claims reserves.
The Property and Casualty Group’s coverage that has the greatest potential for variation is the pre-1986 automobile catastrophic injury liability reserve. Automobile no-fault law in Pennsylvania before 1986 provided for unlimited medical benefits. The estimate of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health, mortality over time and health care cost trends. Because the coverage related to these claims is unique and the number of claims is less than 100, the previously discussed methods are not used; rather ultimate losses are estimated on a claim-by-claim basis. An annual payment assumption is made for each of these claimants who sustained catastrophic injuries and then projected into the future based upon a particular assumption of the future inflation rate and life expectancy of the claimant. At December 31, 2006, the reserve carried by the Property and Casualty Group for these pre-1986 automobile catastrophic injury liabilities, which is our best estimate of this liability at this time, was $285.0 million, which is net of $155.7 million of anticipated reinsurance recoverables. Our property/casualty subsidiaries share of the net automobile catastrophic injury liability reserve is $15.7 million at December 31, 2006. The most significant variable in estimating this liability is medical cost inflation. Data from the Bureau of Labor Statistics suggest that the annual growth in industry medical claim costs has varied by between 2% to 5% since 1996. Our medical inflation rate assumption in setting this reserve for 2006 is for a 10% annual increase grading down 1% per year to an ultimate rate of 5%. This data shows that medical inflation has been highly variable over the past decade. Each 100-basis point change in the medical cost inflation assumption would result in a change in net liability for us of $2.9 million.
We have historically minimized our use of ceded reinsurance. The only significant ceded reinsurance recoverable amounts arise from pre-1986 automobile catastrophic injury claims, as noted above, and from workers compensation claims before 1994 that had unlimited medical benefits coverage. Ceded recoveries are not significant to our results.
Retirement benefit plans
Our pension plan for employees is the largest and only funded benefit plan we offer. Our retiree health benefit plan, which provided medical and pharmacy coverage for eligible retired employees and eligible dependents, was terminated during 2006 and coverage will be phased out through 2010. Our pension and other retirement benefit obligations are developed from actuarial estimates in accordance with Financial Accounting Standard (FAS) 87, “Employers’ Accounting for Pensions,” and FAS 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” We use a consulting actuarial firm to develop these estimates. Several statistical and other factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. Key factors include assumptions about the discount rates and expected rates of return on plan assets. With the assistance of the consulting actuarial firm, we review these assumptions annually and modify them considering historical experience, current market conditions, including changes in investment returns and interest rates, and expected future trends.
Accumulated and projected benefit obligations are expressed as the present value of future cash payments. We discount those cash payments using the prevailing market rate of a portfolio of high-quality fixed-income debt instruments with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent year pension expense; higher discount rates decrease present values and subsequent year pension expense. In determining the discount rate, we engaged our consulting actuarial firm to complete a bond-matching study. The study developed a portfolio of non-callable bonds rated AA– or better. For some years, there were no bonds maturing. In these instances, the study estimated the appropriate bond by assuming that there would be bonds available with the same characteristics as the available bond maturing in the immediately following year. The cash flows from the bonds were matched against our projected benefit payments in the pension plan, which have a duration of about 20 years. This bond-matching study supported the selection of a 6.25% discount rate for the 2007 pension expense. The 2006 expense was based on a discount rate assumption of 5.75%. A change of 25 basis points in the discount rate assumption, with other assumptions held constant, would have an estimated $1.8 million impact on net pension and other retirement benefit costs in 2007, before consideration of expense allocation to affiliates.
Unrecognized actuarial gains and losses are being recognized over a 16-year period, which represents the expected remaining service life of the employee group. Unrecognized actuarial gains and losses arise from several factors, including experience and assumption changes in the obligations and from the difference between expected returns and actual returns on plan assets. These unrecognized losses are recorded in the pension plan obligation on the Statements of Financial Position and accumulated other comprehensive income in 2006 in accordance with FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” These amounts will be systematically recognized as an increase to future net periodic pension expense in accordance with FAS 87 in future periods.
The expected long-term rate of return for the pension plan represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. The expected long-term rate of return is less susceptible to annual revisions, as there are typically not significant changes in the asset mix. The long-term rate of return is based on historical long-term returns for asset classes included in the pension plan’s target allocation. A reasonably possible change of 25 basis points in the expected long-term rate of return assumption, with other assumptions held constant, would have an estimated $0.6 million impact on net pension benefit cost before consideration of reimbursement from affiliates.
The actuarial assumptions used by us in determining our pension and retirement benefits may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. While we believe that the assumptions used are appropriate, differences in actual experience or changes in assumptions may materially affect our financial position or results of operations. Further information on our retirement benefit plans is provided in Note 8.
New accounting standards

See Note 2 to the Consolidated Financial Statements for a discussion of recently-issued accounting pronouncements.
Results of operations

Management operations

		Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Management fee revenue	$942,845	0.3%	$940,274	(0.5)%	$945,066
Service agreement revenue	29,246	42.2	20,568	(5.9)	21,855

Total revenue from management operations	972,091	1.2	960,842	(0.6)	966,921
Cost of management operations	785,683	4.5	751,573	3.8	724,329

Income from management operations	$186,408	(10.9)%	$209,269	(13.7)%	$242,592

Gross margin	19.2%		21.8%		25.1%

Key points
•	The management fee rate was 24.75% in 2006 compared to 23.75% in 2005.

•	Direct written premiums of the Property and Casualty Group decreased 3.9% in 2006.
-	Policies in force increased 1.0% to 3,798,297 in 2006 from 3,759,599 in 2005.

-	Year-over-year average premium per policy was $1,001 in 2006 from $1,052 in 2005, a decrease of 4.8%.

-	Premium rate changes resulted in a $119.5 million decrease in 2006 written premiums.
•	Service charges assessed to policyholders increased in 2006 from $3 to $5 per installment, driving a 42.2% increase in service agreement revenue.

•	Costs other than commissions increased 9.2% and commission costs increased 2.7% in 2006.
-	Agent bonuses increased $23.7 million in 2006, while scheduled commission costs decreased $11.9 million.

-	Personnel costs increased 9.4% in 2006, which included higher levels of organization-wide information technology personnel utilized by us.
Management fee revenue
The following table presents the direct written premium of the Property and Casualty Group, shown by major line of business, and the calculation of the management fee revenue of the Company.

		Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Private passenger auto	$1,812,177	(5.8)%	$1,923,992	(3.2)%	$1,986,787
Homeowner	725,161	(1.5)	735,873	—	735,894
Commercial multi-peril	440,564	(1.0)	445,165	1.7	437,542
Workers compensation	322,737	(7.6)	349,240	1.8	343,007
Commercial auto	321,992	(2.5)	330,172	0.9	327,202
All other lines of business	180,783	4.8	172,500	3.4	166,898

Property and Casualty Group direct written premiums	$3,803,414	(3.9)%	$3,956,942	(1.0)%	$3,997,330
Effective management fee rate	24.75%		23.75%		23.74%

Management fee revenue, gross	$941,345	0.2%	$939,774	(1.0)%	$949,166
Change in allowance for management fee returned on cancelled policies(1)	1,500	NM	500	NM	(4,100)

Management fee revenue, net of allowance	$942,845	0.3%	$940,274	(0.5)%	$945,066

NM	=	not meaningful

(1)		Management fees are returned to the Exchange when policies are cancelled mid-term and unearned premiums are refunded. We record an estimated allowance for management fees returned on mid-term policy cancellations.

Management fee rate—Management fee revenue is based upon the management fee rate determined by our Board of Directors and the direct written premiums of the Property and Casualty Group. Changes in the management fee rate can affect our revenue and net income significantly. The higher management fee rate of 24.75% in 2006 resulted in an increase of $38.0 million in management fee revenue, or $0.38 per share-diluted. Our Board of Directors set the management fee rate at 25.0% (the maximum rate) beginning January 1, 2007.
Estimated allowance—Management fees are returned to the Exchange when policyholders cancel their insurance coverage mid-term and unearned premiums are refunded to them. We maintain an allowance for management fees returned on mid-term policy cancellations that recognizes the management fee anticipated to be returned to the Exchange based on historical mid-term cancellation experience. Management fee revenues were increased by $1.5 million and $0.5 million in 2006 and 2005, respectively, compared to being reduced by $4.1 million in 2004 due to changes in the allowance.
Mid-term policy cancellations continued to decline in 2006 evidenced by the improvement in the retention ratio to 89.5% at December 31, 2006, compared to 88.6% at December 31, 2005. The trend of lower mid-term policy cancellations began in 2005 with improvement in the December 31, 2005 policy retention ratio of 88.6% from 88.4% at December 31, 2004. The 2004 allowance adjustment, which reduced management fees by $4.1 million, reflected higher mid-term policy cancellations, which was anticipated with the introduction of segmented pricing in the private passenger auto and homeowners lines of business. The retention ratio of 88.4% at December 31, 2004, had decreased from 90.2% at December 31, 2003. Our cash flows are unaffected by the recording of this allowance.
Direct written premiums of the Property and Casualty Group—The 3.9% decline in direct written premiums of the Property and Casualty Group was principally rate-driven. Growth in policies in force had slowed significantly in 2004 when our initiatives were focused on underwriting profitability. In 2005, our new segmented pricing model was implemented for personal lines. As the segmented pricing model was refined in 2005 and 2006, policies in force stabilized during the latter portion of 2005 and began to grow in 2006.
Improvements in underwriting results in 2004 and 2005 afforded the Property and Casualty Group the ability to implement rate reductions in 2005 and 2006 to be more price-competitive for potential new policyholders and improve retention of existing policyholders. Rate reductions taken in 2005 continue to be earned in 2006. The Property and Casualty Group took more significant rate reductions in 2006 in certain lines of business, particularly those under competitive pressure, such as private passenger auto. The Property and Casualty Group’s 1.0% decrease in direct written premiums in 2005 compared to 2004 resulted from rate reductions and shifts in the mix of business to lower priced auto and home business. The Property and Casualty Group writes only one-year policies. Consequently, rate actions take 12 months to be fully recognized in written premium and 24 months to be recognized fully in earned premiums. Since rate changes are realized at renewal, it takes 12 months to implement a rate change to all policyholders and another 12 months to earn the decreased or increased premiums in full. As a result, certain rate increases approved in 2005 were reflected in written premium in 2006 and some rate actions in 2006 will be reflected in 2007. The effect on 2006 premiums written of all rate actions resulted in a net decrease in written premiums of $119.5 million. The effect on 2005 premiums written from rate actions resulted in a net decrease of $9.9 million in direct written premiums. Rate increases accounted for $298.3 million in additional written premium for the Property and Casualty Group in 2004. We continuously evaluate pricing actions and estimate that those approved, filed and contemplated for filing during 2007 could reduce direct written premiums by $83.8 million in 2007.

Premiums written by state as a percent of total:

	2006	2005	2004

Pennsylvania	45.3%	45.9%	46.3%
Maryland	12.7	12.6	12.4
Virginia	9.0	8.7	8.3
Ohio	8.1	8.2	8.6
North Carolina	6.4	6.0	5.8
West Virginia	4.8	4.8	4.8
Indiana	3.9	4.1	4.3
New York	3.9	3.9	3.8
Illinois	2.4	2.4	2.5
Tennessee	1.9	2.0	1.9
Wisconsin	1.1	1.0	0.9
District of Columbia	0.5	0.4	0.4

Total direct premiums written	100.0%	100.0%	100.0%

Direct written premiums of the Property and Casualty Group

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Private passenger auto	$1,808,087	(5.7)%	$1,917,727	(3.1)%	$1,978,691
All other personal lines	834,785	(0.9)	842,307	0.2	840,880
Commercial lines	1,160,542	(3.0)	1,196,908	1.6	1,177,759

Total direct written premiums	$3,803,414	(3.9)%	$3,956,942	(1.0)%	$3,997,330

The Property and Casualty Group’s total policies in force increased 1.0% in 2006 to 3,798,297, while the year-over-year average premium per policy for all lines of business decreased 4.8% to $1,001 in 2006 from $1,052 in 2005.
The Property and Casualty Group’s premium generated from new business decreased slightly, 0.3%, to $368.0 million in 2006 from $369.1 million in 2005, which was 7.5% lower than the $399.0 million produced in 2004. The year-over-year average premium per policy on new business decreased 3.8% to $841 in 2006 from $874 in 2005, which was 2.2% higher than the average $855 in 2004. New policies in force increased 3.6% to 437,625 in 2006 from 422,284 in 2005, which decreased 9.5% from 466,505 in 2004.
Premium generated from renewal business decreased 4.3% to $3.4 billion in 2006, from $3.6 billion in 2005 and 2004. The year-over-year average premium per policy on renewal business decreased 4.9% to $1,022 in 2006 from $1,075 in 2005, while renewal policies in force increased 0.7% to 3,360,672 in 2006 from 3,337,315 in 2005. Policy retention ratios increased to a 12-month moving average of 89.5% in 2006, up slightly from 88.6% in 2005 and 88.4% in 2004.
Personal lines—Personal lines new business premiums written increased 0.4% to $247.1 million in 2006 from $246.2 million in 2005 and $281.0 million in 2004. The year-over-year average premium per policy on personal lines new business decreased 3.5% to $684 in 2006 from $709 in 2005, which was 0.7% lower than the 2004 average of $714. Personal lines new business policies in force were 361,147 in 2006, up 4.1% from 347,087 in 2005, which was 11.8% lower than 393,341 in 2004. Total personal lines policies in force increased 1.0% in 2006 to 3,313,344.
In 2005, the Property and Casualty Group introduced the pricing segmentation model for personal lines, which included insurance scoring, and segments policyholders into different rate classes based on the associated risks. Segmenting policyholders into rate classes helps insurers provide a better matching of prices and related risks. The short-term impact of segmented pricing is higher policy retention among policyholders realizing either base rate decreases or greater discounts, which reduces the average premium, and lower policy retention among policyholders whose rates rise under the new rate plan. The long-term impact should result in a more desirable pool of risks contributing to improvements in claims severity. Introducing new variables into the pricing plan should result in improvements in underwriting results. In the long run, the plan results in better risk selection, lower loss costs and the ability to offer lower prices to consumers and attract the most favorable risks. The rating plan with multiple pricing tiers was implemented in most states on new private passenger auto and homeowners business in March 2005 and on private passenger auto and homeowners renewal business in April 2005. In 2006, the Property and Casualty Group introduced further refinements in the personal lines pricing plan for auto and home, including number of cars and drivers in a household, discounts for policyholders who buy life insurance and for those who pay premiums up front.
The Property and Casualty Group’s private passenger auto new business policies in force increased 6.9% to 146,594 at December 31, 2006. Despite the increase in private passenger auto new business policies in force, new business premiums written remained consistent with 2005 levels. New business private passenger auto premiums totaled $150.3 million in 2006 compared to $149.1 million in 2005. The Property and Casualty Group’s rate reductions implemented in 2005 and 2006 had the most significant dollar impact in the private passenger auto line of business in the state of Pennsylvania. These 2005 rate reductions were on certain coverages for new private passenger auto policyholders with no claims or violations, as well as other discounts and pricing variable interactions. The new private passenger auto premium decrease is also affected by shifts in the mix of personal lines business to lower premium price tiers. To stimulate growth, we implemented a new incentive program effective July 1, 2006, in which eligible agents will receive a $50 bonus on each new private passenger auto policy. This program runs through December 31, 2007. The homeowners line of business new business premium increased to $78.8 million in 2006 from $78.7 million in 2005. While homeowners new business policies in force increased 1.3% to 166,971 at December 31, 2006, the impact of rate reductions in this line has kept the premiums essentially flat for the year.
Renewal premiums written decreased 4.3% on personal lines policies during 2006 and decreased 0.3% in 2005. The overall decrease also reflects the impact of the rate reductions and change in the mix by tier of personal lines business written by the Property and Casualty Group. An improvement was seen in the renewal business with the year-over-year policy retention ratio for personal lines of 90.1% in 2006, compared to 89.1% and 88.8% in 2005 and 2004, respectively. The year-over-year policy retention ratio for private passenger auto was 90.8% in 2006 and 90.0% in 2005 and 2004.
Growth in industry private passenger auto premiums for 2007 is expected to be modest as a result of competitive pricing and, generally, a lack of price-shopping by consumers. For the industry, homeowners rate of premium growth has slowed by nearly 50% since 2002, which in turn may slow homeowners exposure growth. The Property and Casualty Group’s most significant rate reductions effective in 2005 that are continuing to be earned in 2006 are in homeowners in the states of Pennsylvania and Virginia and private passenger auto in Pennsylvania and Ohio. Rate actions approved for 2007 were primarily private passenger auto in Pennsylvania and for homeowners in the state of Maryland.
Commercial lines—Commercial lines new business premiums written decreased 1.5% to $120.4 million in 2006 from $122.3 million in 2005, which had increased 4.0% from $117.5 million in 2004. The year-over-year average premium per policy on commercial lines new business decreased 3.2% to $1,575 in 2006, from $1,626 in 2005, which was 1.2% higher than the average of $1,607 in 2004. Commercial lines new business policies in force were 76,478 at December 31, 2006, up 1.7% from 75,197 at December 31, 2005, which was up 2.8% from 73,164 at December 31, 2004. Total commercial lines policies in force increased 1.3% in 2006 to 484,953.
While new policies in force have increased, the average premium per policy on commercial lines has declined, reflecting rate decreases and changes in the size and risk characteristics of policyholders to more preferred risks, driving the overall decrease in commercial lines new business premiums written. A more refined process of evaluating certain commercial accounts using predictive modeling, which was first implemented in 2005, is being used to gain a better alignment between rate and risk level which should continue to improve commercial lines policy growth and profitability.

Renewal premiums written decreased 3.2% on commercial lines policies during 2006, while renewal premiums written had increased 1.4% during 2005. The overall decrease is reflective of the impact of rate reductions and changes in the mix of business. The year-over-year average policy retention ratio for commercial lines was 85.4%, 85.2% and 85.1% in 2006, 2005 and 2004, respectively.
Industry commercial rate levels weakened in 2005 and 2006 with further price pressure expected in 2007. The Property and Casualty Group’s most significant rate reductions, effective in 2005 that are continuing to be earned in 2006, are in commercial multi-peril and workers compensation in the state of Pennsylvania and commercial auto in the state of Virginia. Rate actions approved for 2007 are primarily for commercial multi-peril in the states of Ohio and New York and workers compensation in Maryland.
Future trends—premium revenue—We are continuing our efforts to grow premiums and improve our competitive position in the marketplace. We appointed 139 new agencies in 2006 compared to 65 new agency appointments in 2005. We expect this trend of increasing appointments to continue with a goal of appointing 200 new agencies in 2007. Expanding the size of the agency force will contribute to future growth as new agents build up their book of business with the Property and Casualty Group. We are continuing to evaluate the interactions used in our pricing segmentation model for personal lines and potential new personal lines product extensions and enhancements that could be offered.
Service agreement revenue
Service agreement revenue includes service charges we collect from policyholders for providing extended payment terms on policies written by the Property and Casualty Group. The service charges are fixed dollar amounts per billed installment. Such service charge revenue amounted to $29.2 million in 2006, $20.5 million in 2005 and $21.1 million in 2004. Contributing to the 42.2% increase in service agreement revenue in 2006 was an increase in the service charge assessed to policyholders from $3 to $5 per installment, effective for policies renewing on or after January 1, 2006, that are paid in installments. Shifts in the billing plans selected by policyholders from those where a fee is assessed to those where a fee is not assessed have offset some of the increase in the per-installment charge. The shift to the no-fee, single payment plan is being driven by a newly introduced pricing discount for new private passenger auto policyholders as well as consumers’ desire to not incur our service charges.
Cost of management operations

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Commissions	$554,041	2.7%	$539,438	1.7%	$530,427

Personnel costs	136,384	9.4	124,689	10.0	113,337
Survey and underwriting costs	25,040	14.0	21,964	26.8	17,328
Sales and policy issuance costs	22,945	3.8	22,096	1.8	21,709
All other operating costs	47,273	9.0	43,386	4.5	41,528

All other non-commission expense	231,642	9.2	212,135	9.4	193,902

Total cost of management operations	$785,683	4.5%	$751,573	3.8%	$724,329

Key points
•	Normal commissions decreased during 2006 due to lower Property and Casualty Group premium volume, but were offset by higher agent bonus awards driving the 2.7% increase in 2006.

•	Included in the 9.4% increase in personnel costs were higher salaries and wages due to higher average pay rates and increases in staffing levels in 2006 compared to 2005, as a result of higher information technology personnel costs utilized by us.

•	The increase in survey and underwriting costs stemmed from a modest increase in application activity and increased number of workers compensation policy audits that resulted in more underwriting costs in 2006 compared to 2005.

Commissions—Commissions to independent agents, which are the largest component of the cost of management operations, include scheduled commissions earned by independent agents on premiums written, accelerated commissions and agent bonuses and are outlined in the following table:

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Scheduled rate commissions	$451,531	(2.6)%	$463,473	(3.4)%	$479,898
Accelerated rate commissions	1,598	(35.8)	2,490	(59.8)	6,191
Agent bonuses	94,754	33.3	71,083	54.0	46,163
Promotional incentives	2,434	35.8	1,792	NM	175
$50 personal auto bonus	2,724	NM	—	—	—
Commission impact of change in allowance for mid-term policy cancellations	1,000	NM	600	NM	(2,000)

Total commissions	$554,041	2.7%	$539,438	1.7%	$530,427

NM = not meaningful
Scheduled and accelerated rate commissions—Scheduled rate commissions decreased 2.6%, or $11.9 million in 2006, impacted by a 3.9% decrease in the direct written premiums of the Property and Casualty Group in 2006. This decrease was concentrated in the personal lines of business (comprising approximately 70% of the Property and Casualty Group business based on direct written premium), which have lower commission rates than commercial lines of business. The decrease in scheduled rate commissions of only 2.6%, when compared to the reduction in direct written premiums of 3.9%, is reflective of this mix of premium dollars.
Commercial commission rate reductions that were effective for premiums collected after December 31, 2004, resulted in a $20.5 million reduction in scheduled rate commissions in 2005. Commissions accrued at the end of 2004 were reduced by $5.2 million related to commissions to be paid in 2005 on uncollected 2004 policy premium.
Accelerated rate commissions are offered under specific circumstances to certain newly-recruited agents for their initial three years. In 2004, new agency appointments were slowed in conjunction with efforts to control exposure growth. With fewer new agent appointments and the expiration of existing accelerated commission contracts, accelerated commission costs have been decreasing. In 2005, new agency appointments resumed with 65 new agencies appointed. There were 139 new agency appointments in 2006. Accelerated commissions are expected to increase in the future, as new agent appointments increased in 2006 and are expected to continue to increase in 2007.
Agent bonuses—Agent bonuses are based predominantly on an individual agency’s property/casualty underwriting profitability over a three-year period. There is also a growth component to the bonus, paid only if the agency is profitable. The estimate for the bonus is modeled on a monthly basis using the two prior years actual underwriting data by agency combined with the current year-to-date actual data. The 33.3%, or $23.7 million, increase in agent bonuses in 2006 reflects the impact of underwriting profitability of the Property and Casualty Group in 2006, as well as the improvements in underwriting profitability in 2005 and 2004, a record underwriting profitability for us in those three years. The agent bonus award was estimated at $92.9 million for 2006. Of this estimate, $89.6 million represents the profitability component and $3.3 million represents the growth component of the award.
$50 personal auto bonus—In 2006, a new incentive program was implemented that pays a $50 bonus to agents for each qualifying new private passenger auto policy issued. The cost of this program in 2006 was $2.7 million and is estimated to be $7.3 million for 2007. This program runs through December 31, 2007.

Other costs of management operations—Personnel-related costs, the second largest component in cost of management operations, increased 9.4%, or $11.7 million, in 2006. Salaries and wages increased 9.7%, or $9.2 million. Contributing to the higher salaries was a 5.1% increase in average pay rate and a 3.1% increase in staffing levels that include increased absorption of information technology personnel no longer deployed to the ERIEConnection® program. These personnel are being utilized on Company projects rather than projects of affiliated entities. The compensation expense for the executive incentive plans decreased $0.2 million due to a reduction in the estimates for the incentive plan payouts attributable to lower-than-targeted Property and Casualty Group premium production.
Employee benefit costs for 2006, which are included in personnel costs, increased $1.8 million, or 7.7%. Employee benefit costs include a curtailment of costs that was recognized in conjunction with the second quarter 2006 termination of the retiree health benefit plan. The retiree health benefit expenses decreased $1.8 million in 2006 primarily as a result of the curtailment of costs and the re-measured retiree health benefit obligation. Offsetting this decrease were increases to pension benefit costs of $1.6 million resulting from the change in discount rate assumption used to calculate the pension expense to 5.75% in 2006 from 6.00% in 2005. The assumed discount rate selected to calculate 2007 pension expense is 6.25%. Health plan benefit costs grew $0.5 million primarily due to increased severities within the plan.
Survey and underwriting costs increased a total of $3.1 million in 2006. The 3.6% increase in submitted applications for potential policyholders and increased number of workers compensation policy audits contributed to higher underwriting costs. Contributing to the increase in 2005 was the cost of obtaining insurance scores of $4.0 million on new and renewal personal lines business. We began using insurance scoring in the latter half of 2004 on renewal personal lines business only and had incurred $0.4 million in 2004 for insurance scores.
Future trends—cost of management operations—The competitive position of the Property and Casualty Group is based on many factors, including price considerations, service levels, ease of doing business, product features and billing arrangements, among others. Pricing of Property and Casualty Group policies is directly affected by the cost structure of the Property and Casualty Group and the underlying costs of sales, underwriting and policy issuance activities we perform for the Property and Casualty Group. In 2006, we have worked to better align our growth in costs to our growth in premium over the long-term. Our goal for 2006 was to hold growth in non-commission costs to 9% or less. Actual growth in non-commission costs for 2006 was 9.2%. Our goal for 2007 is to hold growth in non-commission costs again to 9% or less, which incorporates a significant investment in information technology.

Insurance underwriting operations

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Premiums earned	$213,665	(1.0)%	$215,824	3.7%	$208,202

Losses and loss adjustment expenses incurred	139,630	(0.5)	140,385	(8.4)	153,220
Policy acquisition and other underwriting expenses	60,665	0.3	60,489	1.9	59,346

Total losses and expenses	200,295	(0.3)	200,874	(5.5)	212,566

Underwriting income (loss)	$13,370	(10.6)%	$14,950	NM	$(4,364)

NM = not meaningful
Key points
•	Moderating pricing offset by improving frequency and severity trends resulted in favorable accident year combined ratios in 2004, 2005 and 2006.

•	An increased level of catastrophe losses contributed 4.0 points to the 2006 combined ratio compared to 0.5 points in 2005 and 1.9 points in 2004.
-	the Property and Casualty Group was not impacted by significant catastrophes in 2006 and was unaffected by any of the major hurricanes of 2005, including Hurricanes Katrina, Rita and Wilma;
•	Favorable development of prior accident year losses, excluding salvage and subrogation, improved the GAAP combined ratio by 1.9 points in 2006.
Profitability measures

	Years ended December 31,
	2006	2005	2004

Erie Indemnity Company GAAP Loss and LAE ratio	65.4	65.0	73.6
Erie Indemnity Company GAAP combined ratio(1)	93.7	93.1	102.1 (3)
P&C Group statutory combined ratio	93.5	90.5	95.6
P&C Group adjusted statutory combined ratio(2)	89.4	85.7	90.1
Direct business:
Personal lines adjusted statutory combined ratio	90.6	88.6	88.9
Commercial lines adjusted statutory combined ratio	88.5	83.1	92.3
Prior accident year reserve development— (redundancy) deficiency	(1.9)	1.2	(0.4)
Salvage and subrogation recoveries collected	(1.6)	(1.5)	(1.5)

Total loss ratio points from prior accident years	(3.5)	(0.3)	(1.9)

(1)	The GAAP combined ratio, expressed as a percentage, is the ratio of losses, loss adjustment, acquisition and other underwriting expenses incurred to earned premiums. Our GAAP combined ratios are different than the results of the Property and Casualty Group due to certain GAAP adjustments and the effects of the excess-of-loss reinsurance agreement between our property/casualty insurance subsidiaries and the Exchange. The excess-of-loss reinsurance agreement was terminated December 31, 2005. See the Catastrophe Losses section following that describes impacts from this agreement.

(2)	The adjusted statutory combined ratio removes the profit margin on the management fee we earn from the Property and Casualty Group.

(3)	For 2004, the less favorable GAAP combined ratio, as compared to the statutory combined ratio, was driven by $7.7 million of charges recorded by our property/casualty insurance subsidiaries under the intercompany excess-of-loss reinsurance agreement, resulting in a variance of 3.7 GAAP combined ratio points. A significant portion of these charges represented the reversal of recoveries for the 2003 accident year originally recorded for losses incurred from Hurricane Isabel.

Development of direct loss reserves
Our 5.5% share of the Property and Casualty Group’s positive development of prior accident year losses, after removing the effects of salvage and subrogation recoveries, was $4.0 million in 2006 and improved the combined ratio by 1.9 points. Of the $4.0 million, $2.2 million related to the personal auto line of business. The Property and Casualty Group released reserves in 2006 on prior accident quarters for automobile bodily injury and uninsured/underinsured motorist bodily injury, predominantly from 2004 and 2005 accident quarters. The quarterly evaluations in 2006 showed that the expected loss ratios used in the Bornhuetter-Ferguson method at year-end 2005 did not recognize the full extent of claim frequency decline that occurred in 2004 and 2005. Reserves were also released in the amount of $1.4 million related to the homeowners line for an acceleration in severity trend noted in 2005 that did not continue in 2006.
Some current trends the Property and Casualty Group experienced in 2006 included the following: In 2006, we saw property damage and collision frequencies improving at a rate faster than the industry, and severity trends began to moderate on these coverages. Bodily injury severity has progressively risen during 2006, while frequency has dropped to be more in line with the industry. Overall, loss costs for private passenger auto have remained relatively flat, with the exception of bodily injury. Homeowners frequencies were decreasing at the start of the year, but are no longer decreasing, and loss costs have shown signs of increasing. Frequency is beginning to flatten on our commercial multi-peril, workers compensation and commercial auto lines and severity increases slowed in 2006.
Our share of the Property and Casualty Group’s adverse development after removing the effects of salvage and subrogation recoveries was $2.6 million in 2005, which includes the effects of our share of the adverse development in the automobile catastrophe liability reserve. We did experience positive development in 2005 in the commercial multi-peril and private passenger auto uninsured motorists line of business. The positive development in 2004 was experienced primarily in the homeowners and commercial multi-peril lines of business. Generally we experienced improving loss development trends, which were reflected in the new estimate of prior year reserves. Contributing to the improving loss development on prior accident year losses was the implementation of new claims tools, such as new property loss estimation software, which has helped in controlling property claims severity.
Catastrophe losses
Catastrophes are an inherent risk of the property/casualty insurance business and can have a material impact on our insurance underwriting results. In addressing this risk, we employ what we believe are reasonable underwriting standards and monitor our exposure by geographic region. The Property and Casualty Group maintains property catastrophe reinsurance coverage from unaffiliated insurers. Our property/casualty insurance subsidiaries previously had an all-lines excess-of-loss reinsurance agreement with the Exchange that was purchased to mitigate the effect of catastrophe losses on our financial position. The excess-of-loss agreement was not renewed for the 2006 accident year due to the proposed pricing for the coverage as well as the loss profile of the Property and Casualty Group. The Property and Casualty Group maintains sufficient property catastrophe coverage from unaffiliated reinsurers and no longer participates in the assumed reinsurance business, which lowers the variability of the underwriting results of the Property and Casualty Group.
During 2006, 2005 and 2004, our share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $8.5 million, $1.2 million and $4.0 million, respectively, or 4.0 points, 0.5 points and 1.9 points, respectively, of the loss ratio. The Property and Casualty Group’s normalized catastrophe level is about 5 loss ratio points per accident year. Storm-related losses resumed to more normalized levels in

2006, with wind and hailstorms concentrated primarily in Indiana and Ohio driving a majority of these catastrophe losses. Catastrophe losses were well below normal levels in 2005. There was no impact on the Property and Casualty Group’s underwriting results from Hurricanes Katrina, Rita or Wilma during 2005. The 2004 catastrophe losses were largely driven by Hurricane Ivan, which affected the states of North Carolina, Virginia, West Virginia and Pennsylvania.
The charges and recoveries under the excess-of-loss reinsurance agreement are recorded to our loss and loss adjustment expenses on the Consolidated Statements of Operations. Included in the 2006 net changes to recoveries under the excess-of-loss agreement of $1.0 million are charges for unexpired accident years of $0.1 million, plus charges of $0.9 million related to the commutation of the 2001 accident year.
In accordance with the reinsurance agreement, commutation of an accident year occurs five years after the accident year expires. The unpaid loss recoverable related to the 2001 accident year, or $7.7 million, was settled with the Exchange in December 2006. The present value of the estimated losses from the 2001 accident year, or $6.8 million, was commuted to the Exchange and resulted in a charge to us of $0.9 million. Cash settlements of the present value of these losses are expected to occur in the first quarter of 2007.
Included in the 2005 net changes to recoveries under the excess-of-loss reinsurance agreement of $2.2 million are charges for unexpired accident years of $1.5 million, plus charges of $0.7 million related to the commutations of the 1999 and 2000 accident years. The unpaid loss recoverable related to the 1999 and 2000 accident year totaled $5.4 million. The present value of these estimated losses amounted to $4.7 million, and were settled in cash with the Exchange in 2005 and 2006.
We did not renew the excess-of-loss reinsurance agreement with the Exchange for the 2006 accident year. As a result, no premiums were paid to the Exchange in 2006. If the coverage had been in effect for the 2006 accident year we would not have realized any recoveries under this reinsurance agreement. We have the option of purchasing the coverage for future accident year periods. While the excess-of-loss reinsurance agreement was not renewed for 2006, the unexpired accident years of 2002 through 2005 will be settled and losses will be commuted as the 60-month periods expire.
Investment operations

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004

Net investment income	$55,920	(9.2)%	$61,555	0.9%	$60,988
Net realized gains on investments	1,335	(91.5)	15,620	(15.5)	18,476
Equity in earnings of limited partnerships	41,766	9.7	38,062	NM	8,655
Equity in earnings of EFL	4,604	26.6	3,636	(35.0)	5,598

Net revenue from investment operations	$103,625	(12.8)%	$118,873	26.8%	$93,717

NM = not meaningful
Key points
•	Net investment income decreased 9.2% due to decreased assets held during 2006 in support of our share repurchase plans. Funds used to repurchase treasury shares amounted to $217.4 million in 2006, compared to $99.0 million in 2005.

•	Net realized gains on sales of common stock, before consideration of impairment charges, decreased $5.5 million to $6.7 million in 2006. Impairment charges taken on common stocks increased $3.4 million to $4.1 million in 2006.

•	Limited partnership earnings have been strong in 2006 given the current favorable financial market conditions. In 2005, earnings of limited partnerships reflect a correction in accounting for the market value adjustment that increased earnings by $10.1 million in that year.

•	EFL’s decrease in net income in 2005 compared to 2004 resulted from a decrease in realized capital gains of more than $9 million and a charge of $2.5 million relating to the implementation of a new reserve valuation system.
Included in net investment income are primarily interest and dividends on our fixed maturity and equity security portfolios. The decline in net investment income in 2006 is primarily due to continued repurchases of our common stock under our stock repurchase program, which had increased activity in 2006 compared to 2005, thus limiting the funds available for investment operations. Investments were liquidated in the current year to help fund stock repurchases. The stock repurchase program runs through 2009.
Net realized gains on investments generally pertain to gains and losses on bonds, preferred stocks and common stocks. Impairment losses are also a component of net realized gains. In 2005, we were continuing to sell common stock securities in conjunction with completing the transition to the use of external equity managers. In 2006, impairment charges totaled $6.4 million compared to charges of $4.4 million in 2005.
The performance of our fixed maturities and equity securities, compared to selected market indices, is presented below.
Pre-tax annualized returns

Two years ended
December 31, 2006

Fixed maturities—corporate	3.95%
Fixed maturities—municipal(1)	3.25
Preferred stock(1)	5.13
Common stock(2)	11.43
Other indices:
Lehman Brothers—U.S. Aggregate	3.38
S&P500 Composite Index	10.24%

(1)	Interest and dividends of municipal bonds and certain preferred stocks are tax exempt. The percentages in the table are actual yields, but do not incorporate the additional benefit received resulting from the tax advantage.

(2)	Return is net of fees to external managers.
The components of equity in earnings of limited partnerships are as follows:

	Years ended December 31,
		% change		% change
		2006 over		2005 over
(in thousands)	2006	2005	2005	2004	2004(1)

Private equity	$18,665	(18.9)%	$23,027	NM	$2,324
Real estate	17,634	71.2	10,302	NM	4,350
Mezzanine debt	5,467	15.5	4,733	NM	1,981

Total equity in earnings of limited partnerships	$41,766	9.7%	$38,062	NM	$8,655

NM = not meaningful
(1)  Does not include valuation adjustments
Limited partnership earnings pertain to investments in U.S. and foreign private equity, real estate and mezzanine debt partnerships. Valuation adjustments are recorded to reflect the fair value of limited partnerships. These adjustments are recorded as a component of equity in earnings of limited partnerships in the Consolidated Statements of Operations in 2006 and 2005. The limited partnership market value adjustment was recorded as a component of shareholders’ equity in 2004 and totaled $7.2 million.
Private equity and mezzanine debt limited partnerships generated earnings, excluding valuation adjustments, of $15.3 million, $20.3 million and $4.3 million in 2006, 2005 and 2004, respectively. Real estate limited partnerships included earnings of $10.6 million, $7.7 million and $4.4 million in 2006, 2005 and 2004, respectively. Impairment charges on limited partnerships were $1.2 million in 2004. Limited partnerships have experienced favorable earnings due to strong market and economic conditions in 2006. Limited partnership earnings tend to be cyclical based on market conditions, the age of the partnership and the nature of the investments.
Financial condition
Investments
Our investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. Our investment strategy also provides for liquidity to meet our short- and long-term commitments. At December 31, 2006 and 2005, our investment portfolio of investment-grade bonds, common stock, investment-grade preferred stock and cash and cash equivalents represents 36.2% and 40.3%, respectively, of total assets. These investments provide the liquidity we require to meet the demands on our funds.
Distribution of investments

	Carrying value at December 31,
(in thousands)	2006	%	2005	%

Fixed maturities	$836,738	63%	$972,210	70%
Equity securities:
Preferred stock	133,401	10	170,774	12
Common stock	117,246	9	95,560	6
Limited partnerships:
Real estate	108,712	8	60,969	4
Private equity	82,463	6	64,437	5
Mezzanine debt	39,771	3	27,753	2
Real estate mortgage loans	4,726	1	4,885	1

Total investments	$1,323,057	100%	$1,396,588	100%

We continually review the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions and/or conditions specifically affecting the underlying issuer or its industry, including downgrades by the major rating agencies, are considered in evaluating impairment in value. Other factors considered in our review of investment valuation are the length of time the market value is below cost and the amount the market value is below cost.
There is a presumption of impairment for common equity securities when the decline is, in our opinion, significant and of an extended duration. We consider market conditions, industry characteristics and the fundamental operating results of the issuer to determine if sufficient objective evidence exists to refute the presumption of impairment. When the presumption of impairment is confirmed, we will recognize an impairment charge to operations. Common stock impairments are included in realized losses in the Consolidated Statements of Operations.
For fixed maturity and preferred stock investments, we individually analyze all positions with emphasis on those that have, in our opinion, declined significantly below cost. We consider market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is due to changes in interest rates, changes relating to a decline in credit quality, or other issues affecting the investment. A charge is recorded in the Consolidated Statements of Operations for positions that have experienced other-than-temporary impairments due to credit quality or other factors, or for which it is not our intent to hold the position until recovery has occurred.

Fixed maturities
Under our investment strategy, we maintain a fixed maturities portfolio that is of high quality and well diversified within each market sector. This investment strategy also achieves a balanced maturity schedule in order to moderate investment income in the event of interest rate declines in a year in which a large amount of securities could be redeemed or mature. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk.
Fixed maturities classified as available-for-sale are carried at market value with unrealized gains and losses, net of deferred taxes, included in shareholders’ equity. At December 31, 2006, the net unrealized gain on fixed maturities, net of deferred taxes, amounted to $4.3 million, compared to $6.4 million at December 31, 2005.
Equity securities
Our equity securities consist of common stock and nonredeemable preferred stock. Investment characteristics of common stock and nonredeemable preferred stock differ substantially from one another. Our nonredeemable preferred stock portfolio provides a source of highly predictable current income that is competitive with investment-grade bonds. Nonredeemable preferred stocks generally provide fixed or floating rates of dividends that, while not guaranteed, resemble fixed income securities and must be paid before common stock dividends. Common stock provides capital appreciation potential within the portfolio. Common stock investments inherently provide no assurance of producing income because dividends are not guaranteed.
Our equity securities are carried on the Consolidated Statements of Financial Position at market value. At December 31, 2006, the unrealized gain on equity securities, net of deferred taxes, amounted to $17.8 million, compared to $11.0 million at December 31, 2005.
Limited partnership investments
During 2006, investments in limited partnerships increased $77.8 million to $230.9 million driven by market value appreciation and capital additions. Mezzanine debt and real estate limited partnerships, which comprise 64.3% of the total limited partnerships, produce a more predictable earnings stream while private equity limited partnerships, which comprise 35.7% of the total limited partnerships, tend to provide a less predictable earnings stream but the potential for greater long-term returns.
Shareholders’ equity
Shareholders’ equity decreased by $21.1 million, net of tax, at December 31, 2006, as a result of initially applying the recognition provisions of Financial Accounting Standard No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires that we recognize the funded status of our postretirement benefit plans in the statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax.

Liabilities
Property/casualty loss reserves
Loss reserves are established to account for the estimated ultimate costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported.
Loss and loss adjustment expense reserves are presented on our Statements of Financial Position on a gross of reinsurance basis for EIC, EINY and EIPC. Our property/casualty insurance subsidiaries wrote about 17% of the direct property/casualty premiums of the Property and Casualty Group in 2006. Under the terms of the Property and Casualty Group’s quota share and intercompany pooling arrangement, a significant portion of these reserve liabilities are recoverable. Recoverable amounts are reflected as an asset on our Statements of Financial Position. The direct and assumed loss and loss adjustment expense reserves by major line of business and the related amount primarily recoverable from the intercompany pooling and excess-of-loss reinsurance agreements are presented below:

	As of December 31,
(in thousands)	2006	2005

Gross reserve liability
Personal lines:
Private passenger auto	$373,108	$413,118
Catastrophic injury	196,306	123,875
Homeowners	27,224	23,995
Other personal	11,416	6,978
Commercial lines:
Workers compensation	221,078	231,858
Commercial auto	87,202	83,688
Commercial multi-peril	73,542	65,891
Catastrophic injury	550	468
Other commercial	37,119	15,894
Reinsurance	46,025	53,694

Gross reserves	1,073,570	1,019,459
Reinsurance recoverables(1)	874,485	829,714

Net reserve liability	$199,085	$189,745

(1) Includes $872.4 million in 2006 and $827.1 million in 2005 due from the Exchange.
As discussed previously, losses and loss adjustment expense reserves are developed using multiple estimation methods that generate point estimates. The estimate recorded is a function of detailed analysis of historical trends and actuarial and management expectations of future events and trends. The product coverage that has the greatest potential for variation is the pre-1986 automobile catastrophic injury liability reserve. The automobile no-fault law in Pennsylvania at that time provided for unlimited medical benefits. The estimation of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health and mortality over time. Because the coverage related to these claims is unique, ultimate losses are estimated on a claim-by-claim basis. An annual payment assumption is made for each claimant and then projected into the future based upon a particular assumption of the future inflation rate and life expectancy of the claimant. There are currently about 300 claimants requiring lifetime medical care, of which less than 100 involve catastrophic injuries. The reserve carried by the Property and Casualty Group for the catastrophic injury claimaints, which is our best estimate of this liability at this time, was $285.0 million at December 31, 2006, which is net of $155.7 million of anticipated reinsurance recoverables, compared to a liability of $262.8 million at December 31, 2005, which was net of $127.1 million of anticipated reinsurance recoverables. Our property/casualty subsidiaries’ share of the net automobile catastrophic injury liability reserve is $15.7 million at December 31, 2006.

It is anticipated that these automobile no-fault claims will require payments over approximately the next 40 years. The impact of medical cost inflation in future years is a significant variable in estimating this liability over 40 years. We changed our medical inflation rate assumption for these reserves in 2006 from a flat 5% medical inflation assumption to a 10% annual increase in 2007 grading down 1% per year to an ultimate rate of 5%. A 100-basis point change in the medical cost inflation assumption would result in a change in net liability for us of $2.9 million. The claimants’ future life expectancy is another significant variable. The life expectancy assumption underlying the estimate reflects experience to date. Actual experience, different than that assumed, could have a significant impact on the reserve estimate. Our share of the automobile catastrophic injury claim payments made was $0.9 million, $0.6 million and $0.4 million during 2006, 2005 and 2004, respectively.
At December 2006, the Property and Casualty Group had estimated reserves related to the assumed loss and loss adjustment expense for the September 11, 2001, event of $34.7 million. The most critical factor in the estimation of these losses, which is currently being litigated, is whether the destruction of the World Trade Center Towers will be considered a single event or two separate events. We believe the current reserves should be sufficient to absorb the potential development that may occur should the destruction of the World Trade Center Towers be considered two separate events.
Impact of inflation
Property/casualty insurance premiums are established before losses and loss adjustment expenses, and therefore, before the extent to which inflation may impact such expenses are known. Consequently, in establishing premium rates, we attempt to anticipate the potential impact of inflation.
Quantitative and qualitative disclosures about market risk
Market risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, as well as other relevant market rate or price changes. The volatility and liquidity in the markets in which the underlying assets are traded directly influence market risk. The following is a discussion of our primary risk exposures, including interest rate risk, equity price risk and credit risk, and how those exposures are currently managed as of December 31, 2006.
Interest rate risk
We invest primarily in fixed maturity investments, which comprised 63% and 70% of invested assets at December 31, 2006 and 2005, respectively. The value of the fixed maturity portfolio is subject to interest rate risk. As market interest rates decrease, the value of the portfolio goes up with the opposite holding true in rising interest rate environments. We do not hedge our exposure to interest rate risk since we have the capacity and intention to hold the fixed maturity positions until maturity. A common measure of the interest sensitivity of fixed maturity assets is modified duration, a calculation that utilizes maturity, coupon rate, yield and call terms to calculate an average age of the expected cash flows. The longer the duration, the more sensitive the asset is to market interest rate fluctuations. Convexity measures the rate of change of duration with respect to changes in interest rates. These factors are analyzed monthly to ensure that both the duration and convexity remain in the targeted ranges we established.
A sensitivity analysis is used to measure the potential loss in future earnings, fair values or cash flows of market-sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In our sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible changes in those rates. The following pro forma information is presented assuming a 100-basis point increase in interest rates at December 31 of each year and reflects the estimated effect on the fair value of our fixed maturity investment portfolio. We used the modified duration of our fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31, 2006 and 2005.

Fixed maturities interest-rate sensitivity analysis

100-basis point rise in interest rates	As of December 31,
(in thousands)	2006	2005

Fair value of fixed income portfolio	$836,738	$972,210
Fair value assuming 100-basis point change	807,841	936,885

While the fixed income portfolio is sensitive to interest rates, the future principal cash flows that will be received are presented below by contractual maturity date. Actual cash flows may differ from those stated as a result of calls, prepayments or defaults. The $25 million surplus note due from EFL is included in the principal cash flows and is due in 2018.

(in thousands)	December 31, 2006

Fixed maturities, including note from EFL:
2007	$46,628
2008	77,160
2009	79,955
2010	71,670
2011	67,772
Thereafter	502,477

Total	$845,662

Market value	$861,738

December 31, 2005

Fixed maturities, including note from EFL:
2006	$83,351
2007	61,664
2008	96,083
2009	96,015
2010	81,885
Thereafter	554,173

Total	$973,171

Market value	$997,210

Equity price risk
Our portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. We do not hedge our exposure to equity price risk inherent in our equity investments. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio holdings are diversified across industries and among exchange-traded small- to large-cap stocks. We measure risk by comparing the performance of the marketable equity portfolio to benchmark returns such as the S&P 500 Composite Index. Beta is a measure of a security’s systematic (non-diversifiable) risk, which is the percentage change in an individual security’s return for a 1% change in the return of the market. The average Beta for our common stock holdings was 1.03. Based on a hypothetical 20% reduction in the overall value of the stock market, the fair value of the common stock portfolio would decrease by approximately $24.2 million.
Our portfolio of limited partnership investments has exposure to market risks, primarily relating to the financial performance of the various entities in which they invested. The limited partnership portfolio comprises 17.5% of total invested assets at December 31, 2006. We achieve diversification within the limited partnership portfolio by investing in 101 partnerships that have 1,839 distinct investments. We review, at least quarterly, the limited partnership investments by sector, geography and vintage year. These limited partnership investments are diversified to avoid concentration in a particular industry or geographic area.

Credit risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolios of fixed maturity securities, nonredeemable preferred stock, mortgage loans and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing upfront underwriting analysis and ongoing reviews of credit quality by position and for the fixed maturity portfolio in total. We do not hedge the credit risk inherent in our fixed maturity investments.
Generally, the fixed maturities in our portfolio are rated by external rating agencies. If not externally rated, we rate them internally on a basis consistent with that used by the rating agencies. We classify all fixed maturities as available-for-sale securities, allowing us to meet our liquidity needs and provide greater flexibility to appropriately respond to changes in market conditions. The following table shows our fixed maturity investments by Standard & Poor’s Corporation rating as of December 31, 2006:

(in thousands)	Amortized	Fair	Percent of fair
Comparable S&P Rating	cost	value	value to total

AAA, AA, A	$519,828	$522,121	62.4%
BBB	281,132	283,762	33.9

Total investment grade	$800,960	$805,883	96.3%

BB	20,924	21,044	2.5
B	5,601	6,934	0.8
CCC, CC, C	2,576	2,877	0.4

Total non-investment grade	$29,101	$30,855	3.7%

Total	$830,061	$836,738	100.0%

We are also exposed to a concentration of credit risk with the Exchange. See the section, “Transactions and Agreements with Related Parties,” for further discussion of this risk.
Liquidity and capital resources
Liquidity
Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual obligations and operating needs. Our major source of funds from operations are the net cash flow generated from management operations, the net cash flow from Erie Insurance Company’s and Erie Insurance Company of New York’s 5.5% participation in the underwriting results of the reinsurance pool with the Exchange, and investment income from affiliated and nonaffiliated investments.
We generate sufficient net positive cash flow from our operations to fund our commitments and make capital investments. We maintain a high degree of liquidity in our investment portfolio in the form of readily marketable fixed maturities, equity securities and short-term investments. Net cash flows provided by operating activities for the years ended December 31, 2006, 2005 and 2004, were $270.4 million, $293.3 million and $251.5 million, respectively.
With respect to the management fee, funds are received from the Exchange generally on a premiums-collected basis. We have a receivable from the Exchange and affiliates related to the management fee receivable from premiums written, but not yet collected, as well as the management fee receivable on premiums collected in the current month. We pay nearly all general and administrative expenses on behalf of the Exchange and other affiliated companies. The Exchange reimburses us for these expenses on a paid basis quarterly.

Management fee and other cash settlements due at December 31 from the Exchange were $205.5 million and $194.8 million in 2006 and 2005, respectively. A receivable from EFL for cash settlements totaled $3.0 million at December 31, 2006, compared to $3.9 million at December 31, 2005. The receivable due from the Exchange for reinsurance recoverable from unpaid loss and loss adjustment expenses and unearned premium balances ceded to the intercompany reinsurance pool rose 3.7% to $986.5 million from $951.4 million at December 31, 2006 and 2005, respectively. This increase is the result of corresponding increases in direct loss reserves, loss adjustment expense reserves of our property/casualty insurance subsidiaries that are ceded to the Exchange under the intercompany pooling agreement. The amounts due us from the Exchange represented 22.0% of the Exchange’s total liabilities at December 31, 2006, and 20.2% at December 31, 2005.
Cash flows provided by operating activities declined in 2006 primarily due to higher agent bonuses paid and reduced management fee revenues received. Agent bonuses paid during 2006 increased $27.9 million compared to 2005, reflecting improved underwriting profitability of the Property and Casualty Group. Agent bonuses expected to be paid in 2007 that relate to the period ended in 2006 is $90.2 million. An additional bonus commission was implemented in 2006 that pays an additional $50 to agents for each qualifying new private passenger auto policy. The cost of this program in 2006 was $2.7 million and is estimated to be $7.3 million for 2007. Salaries and wages paid during the year increased $10.6 million due to increases in average pay rates and staffing levels. Management fee revenues, as well as premiums collected, were lower in 2006 compared to 2005 primarily due to the significant rate reductions the Property and Casualty Group implemented in 2005 and 2006. Pension funding and employee benefits paid increased as there was an $8.1 million contribution made to the employee pension plan in 2006. In 2005, the maximum contribution that could be made to the plan under the IRS code was zero and therefore we could make no contribution to the plan. Beginning in 2007, our policy will be to contribute at least the minimum required contribution that is in accordance with the Pension Protection Act of 2006. As our financial condition allows, we may consider additional contributions in any given year. For 2007, the expected contribution amount is $14.2 million which does exceed the minimum required amount. Generally affiliated entities reimburse us about 50% of the net periodic benefit cost of the pension plan.
Cash flows provided by investing activities were $61.6 million in 2006 compared to cash used of $145.8 million in 2005 and $144.6 million in 2004. Proceeds from the sales, calls and maturities of fixed maturity positions totaled $359.5 million, $348.0 million and $263.4 million in 2006, 2005 and 2004, respectively. Proceeds from the sales of equity securities totaled $146.1 million, $95.7 million and $124.0 million in 2006, 2005 and 2004, respectively. During 2006, we continued to use our capital to repurchase shares of our common stock under our stock repurchase program. Shares repurchased totaled 4.0 million in 2006 at a total cost of $217.4 million, compared to 1.9 million shares repurchased in 2005 at a total cost of $99.0 million. During the second quarter of 2006, repurchases of 1.8 million shares of our Class A nonvoting common stock from the Black Interest Limited Partnership were made totaling $106.0 million. Certain investments, largely fixed maturities and preferred stock, were liquidated in 2006 to fund the additional repurchases made in 2006. The original stock repurchase program, which authorized the repurchase of up to $250 million of our Class A common stock from January 1, 2004, through December 31, 2006, received approval for a continuation from our Board of Directors in February 2006. The continuation approved the repurchase of an additional $250 million of our Class A common stock through December 2009. Approximately $130 million of outstanding repurchase authority remains under the program at December 31, 2006. We are opportunistic buyers of our stock and may or may not repurchase shares in 2007, depending on market conditions for our stock.
The increase in cash used in financing activities was largely the result of the share repurchase activity discussed above. Dividends paid to shareholders totaled $86.1 million, $81.9 million and $55.1 million in 2006, 2005 and 2004, respectively. Our capital management activities resulted in us increasing both our Class A and Class B shareholder quarterly dividends for 2005 by 51%. This change in dividends increased our 2005 payout by almost $27 million compared to the prior dividend level. This action was approved by our Board of Directors in December 2004 considering, among other factors, our strong financial results, capital levels and return on capital targets. Based on the share market price at the time of the decision, the new dividend provided a yield of about 2.8%. There are no regulatory restrictions on the payment of dividends to our shareholders, although there are state law restrictions on the payment of dividends from our subsidiaries to us. Dividends were increased by 10.8% in 2006 and have been approved at an 11.1% increase for 2007.
Contractual obligations
Cash outflows are variable because the fluctuations in settlement dates for claims payments vary and cannot be predicted with absolute certainty. While volatility in claims payments could be significant for the Property and Casualty Group, the effect of this volatility on our performance is mitigated by the intercompany reinsurance pooling arrangement. The cash flow requirements for claims have not historically had a significant effect on our liquidity. Based on a historical 15-year average, about 50% of losses and loss adjustment expenses included in the reserve are paid out in the subsequent 12-month period and approximately 89% is paid out within a five-year period. Losses that are paid out after that five-year period are comprised of such long-tail lines as workers compensation and auto bodily injury. Such payments are reduced by recoveries under the intercompany reinsurance pooling agreement.
We have certain obligations and commitments to make future payments under various contracts. As of December 31, 2006, the aggregate obligations were:

	Payments due by period
					2012 and
(in thousands)	Total	2007	2008-2009	2010-2011	Thereafter

Fixed obligations:
Limited partnership commitments(1)	$226,669	$51,783	$71,263	$92,590	$11,033
Pension contribution(2)	14,200	14,200	0	0	0
Other commitments(3)	31,514	15,692	11,635	4,187	0
Operating leases—vehicles	16,682	4,976	8,690	3,016	0
Operating leases—real estate(4)	6,916	2,871	3,196	849	0
Operating leases—computers	3,775	2,896	879	0	0
Financing arrangements	1,278	557	419	302	0

Fixed contractual obligations	301,034	92,975	96,082	100,944	11,033
Gross loss and loss expense reserves	1,073,570	536,785	315,630	105,210	115,945

Gross contractual obligations(5)	$1,374,604	$629,760	$411,712	$206,154	$126,978

Gross contractual obligations net of estimated reinsurance recoverables and reimbursements from affiliates are as follows:

	Payments due by period
					2012 and
(in thousands)	Total	2007	2008-2009	2010-2011	Thereafter

Gross contractual obligations	$1,374,604	$629,760	$411,712	$206,154	$126,978
Estimated reinsurance recoverables	874,485	437,243	257,099	85,700	94,443
Estimated reimbursements from affiliates	42,901	18,768	18,049	6,084	0

Net contractual obligations	$457,218	$173,749	$136,564	$114,370	$32,535

(1)	Limited partnership commitments will be funded as required for capital contributions at any time prior to the agreement expiration date. The commitment amounts are presented using the expiration date as the factor by which to age when the amounts are due. At December 31, 2006, the total commitment to fund limited partnerships that invest in private equity securities is $92.0 million, real estate activities $89.9 million and mezzanine debt of $44.8 million. We expect to have sufficient cash flows from operations and from positive cash flows generated from existing limited partnership investments to meet these partnership commitments.

(2)	The pension contribution for 2007 was estimated in accordance with the Pension Protection Act of 2006. Contributions anticipated in future years are expected to be an amount at least equal to the IRS minimum required contribution in accordance with this Act.

(3)	Other commitments include various agreements for service, including such things as computer software, telephones, and maintenance.

(4)	Operating leases—real estate are for 17 of our 23 field offices that are operated in the states in which the Property and Casualty Group does business and three operating leases are for warehousing facilities and remote office locations. One of the branch locations is leased from EFL.

(5)	Gross contractual obligations do not include the obligations for our unfunded benefit plans, including the Supplemental Employee Retirement Plan (SERP) for our executive and senior management and the directors’ retirement plan. The recorded accumulated benefit obligations for these plans at December 31, 2006, are $12.2 million. We expect to have sufficient cash flows from operations to meet the future benefit payments as they become due. See also Footnote 8 in the notes to the Consolidated Financial Statements.
Off-balance sheet arrangements
Off-balance sheet arrangements include those with unconsolidated entities that may have a material current or future effect on our financial condition or results of operations, including material variable interests in unconsolidated entities that conduct certain activities. There are no off-balance sheet obligations related to our variable interest in the Exchange. Any liabilities between us and the Exchange are recorded in our Consolidated Statements of Financial Position. We have no other material off-balance sheet obligations or guarantees.
Financial ratings
Our property/casualty insurers are rated by rating agencies that provide insurance consumers with meaningful information on the financial strength of insurance entities. Higher ratings generally indicate financial stability and a strong ability to pay claims. The ratings are generally based upon factors relevant to policyholders and are not directed toward return to investors. The insurers of the Erie Insurance Group are currently rated by A.M. Best Company as follows:

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
Regulatory risk-based capital
The standard set by the National Association of Insurance Commissioners (NAIC) for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2006, the companies comprising the Property and Casualty Group all had RBC levels substantially in excess of levels that would require regulatory action.
Transactions and agreements with related parties
Board oversight
Our Board of Directors (Board) has broad oversight responsibility over intercompany relationships within Erie Insurance Group. As a consequence, the Board must make decisions or take actions that are not solely in the interest of our shareholders, but balance these interests in separate fiduciary duties such as:
•	setting the management fee rate paid by the Exchange to us;

•	determining the participation percentages of the intercompany pooling agreement;

•	approving the annual shareholders’ dividend; and

•	ratifying any other significant intercompany activity, such as new cost-sharing agreements.
If the Board determines that the Exchange’s surplus requires strengthening, it could decide to reduce the management fee rate, change our property/casualty insurance subsidiaries’ intercompany pooling participation percentages or reduce the shareholder dividends level in any given year. The Board could also decide, under such circumstances, that we should provide capital to the Exchange, although there is no legal obligation to do so. The Board, however, recognizes that the long-term financial strength of the Exchange enures to our benefit.
Intercompany agreements
Pooling—Members of the Property and Casualty Group participate in an intercompany reinsurance pooling agreement. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled in the Exchange. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the reinsurance pool through retrocession. Since 1995, the Board of Directors has set the allocation of the pooled underwriting results at 5.0% participation for Erie Insurance Company, 0.5% participation for Erie Insurance Company of New York and 94.5% participation for the Exchange.
Excess-of-loss reinsurance—From 1997 through December 2005, our property/casualty insurance subsidiaries had in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange which was excluded from the intercompany pooling agreement. The excess-of-loss reinsurance agreement limited the amount of sustained ultimate net losses in any applicable accident year for the Erie Insurance Company and Erie Insurance Company of New York. Our management set the terms for this excess-of-loss reinsurance agreement, obtaining third party quotes in setting the premium, determining the loss level at which the excess agreement becomes effective and the portion of ultimate net loss to be retained by each of the companies. The Property and Casualty Group did not renew this coverage for the 2006 accident year.

Technology development—In connection with our eCommerce program incepted in 2002, a Cost-Sharing Agreement for Information Technology Development (Agreement) was in place between us and the Property and Casualty Group. The Agreement described how member companies of the Erie Insurance Group were to share certain costs incurred for the development and maintenance of a Web-based property/casualty policy processing and administration system (ERIEConnection®). Costs incurred since inception under this Agreement were $248.5 million, of which almost $7 million were incurred in 2006. During the first half of 2006, $5.4 million was incurred prior to ceasing development of ERIEConnection. During the second half of 2006, $1.6 million was incurred under the Agreement for costs of decommissioning the ERIEConnection® system and transferring policies over to our legacy systems. No further system development costs are expected to be accounted for under this Agreement. See also “Factors that may affect future results” herein.
Leased property—The Exchange leases certain office facilities to us on a year-to-year basis. Rents are determined considering returns on invested capital and building operating and overhead costs. Rental costs of shared facilities are allocated based on square footage occupied.
Intercompany cost allocation
Our management makes judgments affecting the financial condition of the Erie Insurance Group companies, including the allocation of shared costs between the companies. Management must determine that allocations are consistently made in accordance with intercompany management service agreements, the attorney-in-fact agreements with the policyholders of the Exchange and applicable insurance laws and regulations. While allocation of costs under these various agreements requires management judgment and interpretation, such allocations are performed using a consistent methodology, which in management’s opinion, adheres to the terms and intentions of the underlying agreements.
Intercompany receivables

		Percent		Percent
		of total		of total
(in thousands)	2006	assets	2005	assets

Reinsurance recoverable from and ceded unearned premiums to the Exchange	$986,536	32.4%	$951,438	30.7%

Other receivables from the Exchange and affiliates (management fees, costs & reimbursements)	208,522	6.9	198,714	6.4

Note receivable from EFL	25,000	0.8	25,000	0.8

Total intercompany receivables	$1,220,058	40.1%	$1,175,152	37.9%

We have significant receivables from the Exchange that result in a concentration of credit risk. These receivables include unpaid losses and unearned premiums ceded to the Exchange under the intercompany pooling agreement and from management services performed by us for the Exchange. The policyholder surplus of the Exchange at December 31, 2006, on a statutory accounting basis totaled $4.1 billion. Credit risks related to the receivables from the Exchange are evaluated periodically by our management. Reinsurance contracts do not relieve us from our primary obligations to policyholders if the Exchange were unable to satisfy its obligation. We collect our reinsurance recoverable amount generally within 30 days of actual settlement of losses.
We also have a receivable from the Exchange for management fees and costs we pay on behalf of the Exchange. We also pay certain costs for, and are reimbursed by, EFL. Since our inception, we have collected these amounts due from the Exchange and EFL in a timely manner (normally quarterly). There is interest charged on the outstanding balance due from the Exchange until its quarterly settlement that is based on an independent mutual fund rate.
We have a surplus note for $25 million with EFL that is payable on demand on or after December 31, 2018. A second surplus note for $15 million was repaid to us by EFL on December 30, 2005. EFL paid interest to us on the surplus notes totaling $1.7 million in 2006 and $2.7 million in 2005. No other interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.

Factors that may affect future results
Financial condition of the Exchange
We have a direct interest in the financial condition of the Exchange because management fee revenues are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Additionally, we participate in the underwriting results of the Exchange through the pooling arrangement in which our insurance subsidiaries have 5.5% participation. A concentration of credit risk exists related to the unsecured receivables due from the Exchange for certain fees, costs and reimbursements.
To the extent that the Exchange incurs underwriting losses or investment losses resulting from declines in the value of its marketable securities, the Exchange’s policyholders’ surplus would be adversely affected. If the surplus of the Exchange were to decline significantly from its current level, the Property and Casualty Group could find it more difficult to retain its existing business and attract new business. A decline in the business of the Property and Casualty Group would have an adverse effect on the amount of the management fees we receive and the underwriting results of the Property and Casualty Group. In addition, a significant decline in the surplus of the Exchange from its current level would make it more likely that the management fee rate would be reduced.
Insurance premium rate actions
The changes in premiums written attributable to rate changes of the Property and Casualty Group directly affect underwriting profitability of the Property and Casualty Group, the Exchange and us. In 2006, the industry trend for insurers was growing price competition. Rate reductions have been implemented and additional reductions are being sought by the Property and Casualty Group in 2007 to recognize improved underwriting results and to be more price competitive. Pricing actions contemplated or taken by the Property and Casualty Group are subject to various regulatory requirements of the states in which these insurers operate. The pricing actions already implemented, or to be implemented through 2007, will also have an effect on the market competitiveness of the Property and Casualty Group’s insurance products. Such pricing actions, and those of competitors, could affect the ability of our agents to sell and/or renew business. Management estimates that pricing actions approved, contemplated for filing and awaiting approval through 2006, could reduce premiums for the Property and Casualty Group by $83.8 million in 2007.
The Property and Casualty Group continues refining its pricing segmentation model for private passenger auto and homeowners lines of business. The rating plan includes significantly more pricing segments than the former plan, providing us greater flexibility in pricing for policyholders with varying degrees of risk. Insurance scoring is among the most significant risk factors incorporated into the rating plan. Refining pricing segmentation should enable us to provide more competitive rates to policyholders with varying risk characteristics, as risks can be more accurately priced over time.
The continued introduction of new pricing variables could impact retention of existing policyholders and could affect the Property and Casualty Group’s ability to attract new policyholders.
Policy growth
Premium levels attributable to growth in policies in force of the Property and Casualty Group directly affect the profitability of our management operations. Our recent focus, first on underwriting discipline and then on the implementation of the new rate classification plan through the pricing segmentation model, resulted in a reduction in new policy sales and policy retention ratios as expected in 2005. In 2006, as the pricing segmentation model is more mature, our growth in new policies in force has accelerated and retention ratios have improved. The continued growth of the policy base of the Property and Casualty Group is dependent upon its ability to retain existing and attract new policyholders. A lack of new policy growth or the inability to retain existing customers could have an adverse effect on the growth of premium levels for the Property and Casualty Group, and, consequently, lower management fees for us.

Catastrophe losses
The Property and Casualty Group conducts business in 11 states and the District of Columbia, primarily in the mid-Atlantic, mid-western and southeastern portions of the United States. A substantial portion of the business is private passenger and commercial automobile, homeowners and workers compensation insurance in Ohio, Maryland, Virginia and, particularly, Pennsylvania. As a result, a single catastrophe occurrence or destructive weather pattern could materially adversely affect the results of operations and surplus position of the members of the Property and Casualty Group. Common catastrophe events include severe winter storms, hurricanes, earthquakes, tornadoes, wind and hail storms. In its homeowners line of insurance, the Property and Casualty Group is particularly exposed to an Atlantic hurricane, which might strike the states of North Carolina, Maryland, Virginia and Pennsylvania. The Property and Casualty Group maintains a property catastrophe reinsurance treaty with nonaffiliated reinsurers to mitigate the future potential catastrophe loss exposure. The property catastrophe reinsurance coverage in 2006 provided coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $300 million per occurrence. This agreement was renewed for 2007 under the same terms of coverage while the Property and Casualty Group’s loss retention increased to $400 million per occurrence.
While the Property and Casualty Group is exposed to terrorism losses in commercial lines including workers compensation, these lines are afforded a limited backstop above insurer deductibles for foreign acts of terrorism under the federal Terrorism Risk Insurance Act of 2002. The Property and Casualty Group has no personal lines terrorism coverage in place. Although current models suggest the most likely occurrences would not have a material impact on the Property and Casualty Group, there is a chance that if future terrorism attacks occur, the Property and Casualty Group could incur large losses.
Incurred But Not Reported (IBNR) losses
The Property and Casualty Group is exposed to new claims on previously closed files and to larger than historical settlements on pending and unreported claims. We are exposed to increased losses by virtue of our 5.5% participation in the intercompany reinsurance pooling agreement with the Exchange. We exercise professional diligence to establish reserves at the end of each period that are fully reflective of the ultimate value of all claims incurred. However, these reserves are, by their nature, only estimates and cannot be established with absolute certainty.
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
Information technology development
During 2006, following an extensive evaluation, we announced our decision to cease development of ERIEConnection®, the Web-based policy processing and administration system under development since 2002. All policies previously issued in that system were converted back to our legacy policy processing system. We have established a broad program of initiatives in 2007 to enhance the functionality of our legacy processing and agency interface systems aimed at improving the ease of doing business, enhancing agent and employee productivity and access to information. We have also initiated a program to evaluate policy administration alternatives and potentially acquire or begin development of such systems in 2007. Several information technology initiatives are currently underway and others are in the planning or preliminary development stages. While we had a separate Cost-Sharing Agreement for information technology costs between us and the Property and Casualty Group during the development of ERIEConnection®, the Cost-Sharing Agreement does not encompass these current initiatives. Thus, the cost of these information technology developments will be borne by us in 2007 in accordance with existing intercompany cost allocation practices. No further system development costs are expected to be accounted for under this Cost-Sharing Agreement.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and our other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

Report of Management on Internal Control
Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting of Erie Indemnity Company, as such term is defined in Exchange Act Rules 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of Erie Indemnity Company’s internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, management has concluded that Erie Indemnity Company’s internal control over financial reporting was effective as of December 31, 2006.
Management’s assessment of the effectiveness of Erie Indemnity Company’s internal control over financial reporting as of December 31, 2006, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Jeffrey A. Ludrof	Philip A. Garcia	Timothy G. NeCastro
President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Controller
February 22, 2007	February 22, 2007	February 22, 2007
Report of Independent Registered Public Accounting Firm on
Effectiveness of Internal Control Over Financial Reporting
To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania
We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Erie Indemnity Company maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Erie Indemnity Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Erie Indemnity Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Erie Indemnity Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of Erie Indemnity Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, of Erie Indemnity Company and our report dated February 22, 2007, expressed an unqualified opinion thereon.

Cleveland, Ohio
February 22, 2007
Report of Independent Registered Public Accounting Firm
on the Consolidated Financial Statements
To the Board of Directors and Shareholders
Erie Indemnity Company
Erie, Pennsylvania
We have audited the accompanying Consolidated Statements of Financial Position of Erie Indemnity Company as of December 31, 2006 and 2005, and the related Consolidated Statements of Operations, Shareholders’ Equity and Cash Flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Erie Indemnity Company at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Notes 2 and 8 to the consolidated financial statements, in 2006 the Company changed its method of accounting for post retirement benefit plans in accordance with the adoption of Statement of Financial Accounting Standards No. 158.
We also have audited, in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Erie Indemnity Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2007, expressed an unqualified opinion thereon.

Cleveland, Ohio
February 22, 2007

Consolidated Statements of Operations

	Years ended December 31
(dollars in thousands, except per share data)	2006	2005	2004

Operating revenue
Management fee revenue, net	$891,071	$888,558	$893,087
Premiums earned	213,665	215,824	208,202
Service agreement revenue	29,246	20,568	21,855

Total operating revenue	1,133,982	1,124,950	1,123,144

Operating expenses
Cost of management operations	742,526	710,237	684,491
Losses and loss adjustment expenses incurred	139,630	140,386	153,220
Policy acquisition and other underwriting expenses	52,048	50,108	47,205

Total operating expenses	934,204	900,731	884,916

Investment income—unaffiliated
Investment income, net of expenses	55,920	61,555	60,988
Net realized gains on investments	1,335	15,620	18,476
Equity in earnings of limited partnerships	41,766	38,062	8,655

Total investment income—unaffiliated	99,021	115,237	88,119

Income before income taxes and equity in earnings of Erie Family Life Insurance	298,799	339,456	326,347
Provision for income taxes	(99,055)	(111,733)	(105,140)
Equity in earnings of Erie Family Life Insurance, net of tax	4,281	3,381	5,206

Net income	$204,025	$231,104	$226,413

Net income per share—basic
Class A common stock	$3.45	$3.69	$3.54

Class B common stock	$524.87	$558.34	$539.88

Net income per share—diluted

Class A common stock	$3.13	$3.34	$3.21

Class B common stock	$524.87	$558.34	$539.88

Weighted average shares outstanding
Basic:

Class A common stock	58,827,987	62,392,860	63,508,873

Class B common stock	2,661	2,843	2,877

Diluted:

Class A common stock	65,256,608	69,293,649	70,492,292

Class B common stock	2,661	2,843	2,877

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Financial Position

	As of December 31
(dollars in thousands, except per share data)	2006	2005

Assets
Investments
Fixed maturities at fair value (amortized cost of $830,061 and $962,320, respectively)	$836,738	$972,210
Equity securities at fair value (cost of $223,210 and $249,440, respectively)	250,647	266,334
Limited partnerships (cost of $200,166 and $141,405, respectively)	230,946	153,159
Real estate mortgage loans	4,726	4,885

Total investments	1,323,057	1,396,588
Cash and cash equivalents	60,241	31,666
Accrued investment income	11,374	13,131
Premiums receivable from policyholders	247,187	267,632
Federal income taxes recoverable	9,092	15,170
Reinsurance recoverable from Erie Insurance Exchange on unpaid losses	872,388	827,126
Ceded unearned premiums to Erie Insurance Exchange	114,148	124,312
Note receivable from Erie Family Life Insurance	25,000	25,000
Other receivables from Erie Insurance Exchange and affiliates	208,522	198,714
Reinsurance recoverable from non-affiliates	2,097	2,588
Deferred policy acquisition costs	16,197	16,436
Equity in Erie Family Life Insurance	57,162	55,843
Securities lending collateral	22,784	30,831
Pension plan asset	7,108	38,720
Other assets	63,004	57,504

Total assets	$3,039,361	$3,101,261

Liabilities and shareholders’ equity

Liabilities
Unpaid losses and loss adjustment expenses	$1,073,570	$1,019,459
Unearned premiums	424,282	454,409
Commissions payable and accrued	126,077	130,259
Agent bonuses	90,556	70,200
Securities lending collateral	22,784	30,831
Accounts payable and accrued expenses	41,723	34,885
Deferred executive compensation	29,713	24,447
Deferred income taxes	8,343	6,538
Dividends payable	23,265	22,172
Employee benefit obligations	37,200	29,459

Total liabilities	1,877,513	1,822,659

Shareholders’ equity
Capital stock:
Class A common, stated value $.0292 per share; authorized 74,996,930 shares; 68,224,800 and 67,600,800 shares issued, respectively; 57,776,329 and 61,162,682 shares outstanding, respectively	1,990	1,972
Class B common, convertible at a rate of 2,400 Class A shares for one Class B share; stated value $70 per share; 2,573 and 2,833 shares authorized, issued and outstanding, respectively	180	198
Additional paid-in capital	7,830	7,830
Accumulated other comprehensive income	5,422	21,681
Retained earnings	1,618,656	1,501,798

Total contributed capital and retained earnings	1,634,078	1,533,479

Treasury stock, at cost, 10,448,471 and 6,438,118 shares, respectively	(472,230)	(254,877)

Total shareholders’ equity	1,161,848	1,278,602

Total liabilities and shareholders’ equity	$3,039,361	$3,101,261

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Years ended December 31
(dollars in thousands)	2006	2005	2004

Cash flows from operating activities
Management fee received	$883,072	$891,965	$882,893
Service agreement fee received	28,246	20,334	21,789
Premiums collected	211,976	214,592	189,904
Settlement of commutation received from Exchange	1,710	3,031	0
Net investment income received	62,616	66,274	64,268
Limited partnership distributions	62,240	62,684	31,248
Dividends received from Erie Family Life Insurance	899	1,799	1,799
Salaries and wages paid	(100,000)	(89,401)	(80,436)
Pension funding and employee benefits paid	(32,194)	(10,184)	(21,250)
Commissions paid to agents	(463,115)	(471,492)	(480,685)
Agents bonuses paid	(74,753)	(46,883)	(24,163)
General operating expenses paid	(86,169)	(90,111)	(83,365)
Losses and loss adjustment expenses paid	(130,556)	(126,314)	(133,466)
Other underwriting and acquisition costs paid	(9,264)	(8,269)	(8,908)
Income taxes paid	(84,267)	(124,749)	(108,127)

Net cash provided by operating activities	270,441	293,276	251,501

Cash flows from investing activities
Purchase of investments:
Fixed maturities	(225,867)	(371,709)	(365,253)
Equity securities	(116,872)	(157,640)	(133,038)
Limited partnerships	(107,879)	(75,279)	(41,352)
Sales/maturities of investments:
Fixed maturity sales	243,711	232,617	140,745
Fixed maturity calls/maturities	115,782	115,422	122,661
Equity securities	146,129	95,676	124,008
Return on limited partnerships	12,874	15,198	8,313
Purchase of property and equipment	(4,938)	(2,003)	(2,689)
Net (distributions) collections on agent loans	(1,364)	1,942	2,023

Net cash provided by (used in) investing activities	61,576	(145,776)	(144,582)

Cash flows from financing activities
Purchase of treasury stock	(217,353)	(98,966)	(54,051)
Dividends paid to shareholders	(86,089)	(81,929)	(55,120)
Payment of note from Erie Family Life Insurance	0	15,000	0
(Decrease) increase in collateral from securities lending	(8,046)	30,831	(34,879)
Redemption of securities lending collateral	8,046	(30,831)	34,879

Net cash used in financing activities	(303,442)	(165,895)	(109,171)

Net increase (decrease) in cash and cash equivalents	28,575	(18,395)	(2,252)
Cash and cash equivalents at beginning of year	31,666	50,061	52,313

Cash and cash equivalents at end of year	$60,241	$31,666	$50,061

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity
(dollars in thousands, except per share data)

				Accumulated
	Total			other	Class A	Class B
	shareholders’	Comprehensive	Retained	comprehensive	common	common	Additional	Treasury
	equity	income	earnings	income	stock	stock	paid-in capital	stock

Balance, January 1, 2004	$1,164,170		$1,189,628	$66,402	$1,969	$201	$7,830	$(101,860)
Comprehensive income:
Net income	226,413	$226,413	226,413
Unrealized holding loss arising during period, net of tax	(7,793)	(7,793)		(7,793)
Minimum pension liability adjustment, net of tax	2	2		2

Comprehensive income		$218,622

Purchase of treasury stock	(54,051)							(54,051)
Conversion of Class B shares to Class A shares	—				1	(1)
Dividends declared:
Class A $.97 per share	(61,442)		(61,442)
Class B $145.50 per share	(418)		(418)

Balance, December 31, 2004	$1,266,881		$1,354,181	$58,611	$1,970	$200	$7,830	$(155,911)
Comprehensive income:
Net income	231,104	$231,104	231,104
Unrealized holding loss arising during period, net of tax	(36,933)	(36,933)		(36,933)
Minimum pension liability adjustment, net of tax	3	3		3

Comprehensive income		$194,174

Purchase of treasury stock	(98,966)							(98,966)
Conversion of Class B shares to Class A shares	—				2	(2)
Dividends declared:
Class A $1.335 per share	(82,918)		(82,918)
Class B $200.25 per share	(569)		(569)

Balance, December 31, 2005	$1,278,602		$1,501,798	$21,681	$1,972	$198	$7,830	$(254,877)
Comprehensive income:
Net income	204,025	$204,025	204,025
Unrealized holding gain arising during period, net of tax	4,804	4,804		4,804

Comprehensive income		$208,829

Adjustment to initially recognize funded status of employee benefit obligations, net of tax under FAS 158	(21,063)			(21,063)
Purchase of treasury stock	(217,353)							(217,353)
Conversion of Class B shares to Class A shares	—				18	(18)
Dividends declared:
Class A $1.48 per share	(86,581)		(86,581)
Class B $222.00 per share	(586)		(586)

Balance, December 31, 2006	$1,161,848		$1,618,656	$5,422	$1,990	$180	$7,830	$(472,230)

See accompanying notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Note 1.
Nature of business
We are the attorney-in-fact for the subscribers of Erie Insurance Exchange (Exchange), a reciprocal insurance exchange. We perform certain services for the Exchange relating to the sales, underwriting and issuance of policies on behalf of the Exchange and earn a management fee for these services. The Exchange is a Pennsylvania-domiciled property/casualty insurer rated A+ (Superior) by A. M. Best. The Exchange is the 21st largest property/casualty insurer in the United States based on 2005 net premiums written for all lines of business. The Exchange and its wholly-owned subsidiary, Flagship City Insurance Company (Flagship) and our wholly-owned subsidiaries, Erie Insurance Company (EIC), Erie Insurance Company of New York (EINY) and the Erie Insurance Property and Casualty Company (EIPC), comprise the Property and Casualty Group. The Property and Casualty Group is a regional insurance group operating in 11 midwestern, mid-Atlantic, and southeastern states and the District of Columbia. The Property and Casualty Group primarily writes personal auto insurance, which comprises 47.5% of its direct premiums. Members of the Property and Casualty Group are subject to statutory regulations and are required to file reports in accordance with statutory accounting principles with the regulatory authorities. We also own 21.6% of the common stock of the Erie Family Life Insurance Company (EFL), an affiliated life insurance company. We, together with the Property and Casualty Group and EFL, operate collectively as the Erie Insurance Group (Group).
Note 2.
Recent accounting pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard (FAS) 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, postretirement benefit plans) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. On December 31, 2006, we adopted the recognition and disclosure provisions of FAS 158, for which the effect has been included in the accompanying consolidated financial statements. The FAS 158 provisions requiring a year-end measurement date for postretirement benefit plans did not affect us since we already use a measurement date of December 31 for our pension plan. See Note 8 for further discussion of the effect of adopting FAS 158 on our consolidated financial statements.
In September 2006, the FASB issued FAS 157, “Fair Value Measurements,” which provides guidance for using fair value to measure assets and liabilities and expands disclosures about fair value measurements. The standard applies whenever other standards require, or permit, assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will have additional disclosure requirements in accordance with the new guidance, but FAS 157 will not have a material impact on our financial position, results of operations or cash flows.
In June 2006, the FASB issued FAS Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109.” FIN 48 prescribes a measurement and a financial statement recognition of an income tax position taken or expected to be taken in a tax return. This interpretation details how companies should recognize, measure, present and disclose uncertain income tax positions that have been or expect to be taken. As such, financial statements will reflect expected future income tax consequences of uncertain tax positions, presuming the taxing authority has full knowledge of all relevant information. FIN 48 is effective for fiscal years beginning after December 31, 2006. This interpretation will not have a significant impact on our financial position, results of operations or cash flows.

Note 3.
Significant accounting policies
Basis of presentation
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. See also Note 17.
Principles of consolidation
The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 21.6% equity ownership of EFL is accounted for under the equity method of accounting.
Reclassifications
Certain amounts reported in prior years have been reclassified to conform to the current year’s financial statement presentation.
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Investments
Available-for-sale securities—Fixed maturities and equity securities are classified as available for sale and include those securities that management intends to hold for indefinite periods, but which may be sold in response to changes in interest rates, tax planning considerations or other aspects of asset/liability management.
Fixed maturities, consisting of bonds, notes and redeemable preferred stock, are reported at fair value. Fair values of fixed income investments are based on prices quoted in the most active market for each security or dealer quote. If quoted market prices or dealer quotes are not available, fair value is estimated based on discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Premiums and discounts on mortgage-backed securities are amortized using the constant effective yield method adjusted for anticipated prepayments and the estimated economic life of the securities. Prepayment assumptions are reviewed periodically and adjusted to reflect actual prepayments and changes in expectations. Adjustments related to changes in prepayment assumptions are included as part of investment income.
Equity securities, which include common and nonredeemable preferred stocks, are classified as available for sale and carried at fair value based on quoted market prices.
Unrealized holding gains and losses, net of related tax effects, on available-for-sale securities are charged or credited directly to shareholders’ equity as accumulated other comprehensive income.
Limited partnerships—Limited partnerships include U.S. and foreign private equity, real estate and mezzanine debt investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. Limited partnerships are recorded using the equity method, which is our share of the reported value of the partnership.

Realized gains and losses—Realized gains and losses on sales of investments are recognized in income based upon the specific identification method. Interest and dividend income are recognized as earned. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to lowest yield which is included in investment income.
Other-than-temporary impairments—All investments are evaluated monthly for other-than-temporary impairment loss. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include:
•	the extent and duration to which fair value is less than cost;

•	historical operating performance and financial condition of the issuer;

•	short- and long-term prospects of the issuer and its industry based on analysts’ recommendations;

•	specific events that occurred affecting the issuer, including a ratings downgrade; and

•	our ability and intent to hold the investment for a period of time sufficient to allow for a recovery in value.
An investment that is deemed impaired is written down to its estimated net realizable value. Impairment charges are included as realized losses in the Consolidated Statements of Operations.
Insurance liabilities
The liability for losses and loss adjustment expenses includes estimates for both claims that have been reported and those that have been incurred but not reported, and estimates of all expenses associated with processing and settling these claims. Estimating the ultimate cost of future losses and loss adjustment expenses is an uncertain and complex process. This estimation process is based significantly on the assumption that past developments are an appropriate indicator of future events, and involves a variety of actuarial techniques that analyze experience, trends and other relevant factors. The uncertainties involved with the reserving process include internal factors, such as changes in claims handling procedures, as well as external factors, such as economic trends and changes in the concepts of legal liability and damage awards. Accordingly, final loss settlements may vary from the present estimates, particularly when those payments may not occur until well into the future.
We regularly review the adequacy of our estimated loss and loss adjustment expense reserves by line of business. Adjustments to previously established reserves are reflected in the operating results of the period in which the adjustment is determined to be necessary. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
Loss reserves are set at full expected cost, except for workers compensation loss reserves, which have been discounted using an interest rate of 2.5%. Unpaid losses and loss adjustment expenses in the Consolidated Statements of Financial Position were reduced by $5.0 million and $4.6 million at December 31, 2006 and 2005, respectively, due to discounting. The reserves for losses and loss adjustment expenses are reported net of receivables for salvage and subrogation of $6.8 million and $6.7 million at December 31, 2006 and 2005, respectively.

Recognition of management fee revenue
We earn management fees from the Exchange for providing sales, underwriting and policy issuance services. The management fee revenue is calculated as a percentage of the direct written premium of the Property and Casualty Group. The Exchange issues policies with annual terms only. Management fees are recorded as revenue upon policy issuance or renewal, as substantially all of the services required to be performed by us have been satisfied at that time. Certain activities are performed and related costs are incurred by us subsequent to policy issuance in connection with the services provided to the Exchange; however, these activities are inconsequential and perfunctory.
Although we are not required to do so under the subscriber’s agreement with the Exchange, we return the management fee charged the Exchange when mid-term policy cancellations occur for the unearned premium on the policy. We estimate mid-term policy cancellations and record a related allowance which is adjusted quarterly. The effect of recording changes in this estimated allowance increased our management fee revenue by $1.5 million for the year ended December 31, 2006. Management fee revenue was increased by $.5 million for the year ended December 31, 2005, and reduced by $4.1 million for the year ended December 31, 2004, due to changes in the allowance.
Recognition of premium revenues and losses
Insurance premiums written are earned over the terms of the policies on a pro-rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. Losses and loss adjustment expenses are recorded as incurred. Premiums earned and losses and loss adjustment expenses incurred are reflected net of amounts ceded to the Exchange on the Consolidated Statements of Operations. See also Note 16.
Recognition of service agreement revenue
Included in service agreement revenue are service charges we collect from policyholders for providing multiple payment plans on policies written by the Property and Casualty Group. Service charges, which are flat dollar charges for each installment billed beyond the first installment, are recognized as revenue when bills are rendered to the policyholder.
Agent bonus estimates
Agent bonuses are based on an individual agency’s property/casualty underwriting profitability and also include a component for growth in agency property/casualty premiums if the agencies are profitable. The estimate for agent bonuses, which are based on the performance over 36 months, is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year-to-date actual data and projected underwriting data for the remainder of the current year. At December 31 of each year, we use actual data available and record an accrual based on the expected payment amount. These costs are included in the cost of management operations in the Consolidated Statements of Operations.
Income taxes
Provisions for income taxes include deferred taxes resulting from changes in cumulative temporary differences between the tax basis and financial statement basis of assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Note 4.
Earnings per share
Basic earnings per share are calculated under the two-class method, which allocates earnings to each class of stock based on its dividend rights. See Note 11. Class B shares are convertible into Class A shares at a conversion ratio of 2,400 to 1. The computation of Class A diluted earnings per share reflects the potentially dilutive effect of outstanding employee stock-based awards under the long-term incentive plan and awards not yet vested related to the outside directors’ stock compensation plan. See Note 9.
A reconciliation of the numerators and denominators used in the basic and diluted per-share computations is presented below for each class of common stock.

(dollars in thousands,	For the years ended December 31
except per share data)	2006			2005			2004
	Allocated			Allocated			Allocated
	Net	Weighted	Per-	Net	Weighted	Per-	Net	Weighted	Per-
	Income	Shares	Share	Income	Shares	Share	Income	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Class A— Basic EPS:
Income available to Class A stockholders	$202,635	58,827,987	$3.45	$229,517	62,392,860	$3.69	$224,861	63,508,873	$3.54

Dilutive effect of stock awards	0	42,221	—	0	77,589	—	0	78,619	—

Assumed conversion of Class B shares	1,390	6,386,400	—	1,587	6,823,200	—	1,552	6,904,800	—

Class A— Diluted EPS Income available to Class A stockholders on Class A equivalent shares	$204,025	65,256,608	$3.13	$231,104	69,293,649	$3.34	$226,413	70,492,292	$3.21

Class B— Basic and diluted EPS:
Income available to Class B stockholders	$1,390	2,661	$524.87	$1,587	2,843	$558.34	$1,552	2,877	$539.88

Note 5.
Investments
The following tables summarize the cost and market value of available-for-sale securities at December 31, 2006 and 2005:

	December 31, 2006
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
(in thousands)	cost	gains	losses	fair value

Fixed maturities
U.S. treasuries and government agencies	$3,765	$159	$45	$3,879
Municipal securities	330,239	2,935	1,561	331,613
Foreign government	2,000	9	0	2,009
U.S. corporate debt	357,177	5,754	3,196	359,735
Foreign corporate debt	82,929	2,166	563	84,532
Mortgage-backed securities	14,611	405	295	14,721
Asset-backed securities	18,117	37	64	18,090

Total bonds	808,838	11,465	5,724	814,579

Redeemable preferred stock	21,223	1,036	100	22,159

Total fixed maturities	$830,061	$12,501	$5,824	$836,738

Equity securities

U.S. common stock	$71,932	$17,156	$785	$88,303
Foreign common stock	23,106	5,897	60	28,943
U.S. nonredeemable preferred stock	123,042	5,378	565	127,855
Foreign nonredeemable preferred stock	5,130	416	0	5,546

Total equity securities	$223,210	$28,847	$1,410	$250,647

	December 31, 2005
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
(in thousands)	cost	gains	losses	fair value

Fixed maturities
U.S. treasuries and government agencies	$9,583	$204	$52	$9,735
Municipal securities	340,587	3,199	2,234	341,552
Foreign government	7,981	202	38	8,145
U.S. corporate debt	420,709	8,966	4,347	425,328
Foreign corporate debt	98,464	3,570	778	101,256
Mortgage-backed securities	32,251	788	413	32,626
Asset-backed securities	22,117	43	443	21,717

Total bonds	931,692	16,972	8,305	940,359
Redeemable preferred stock	30,628	1,340	117	31,851

Total fixed maturities	$962,320	$18,312	$8,422	$972,210

Equity securities
U.S. common stock	$65,809	$10,356	$1,885	$74,280
Foreign common stock	18,950	2,712	381	21,280
U.S. nonredeemable preferred stock	153,450	6,240	1,140	158,551
Foreign nonredeemable preferred stock	11,231	1,033	41	12,223

Total equity securities	$249,440	$20,341	$3,447	$266,334

The amortized cost and estimated fair value of fixed maturities at December 31, 2006, are shown below by remaining contractual term to maturity. Mortgage-backed securities are allocated based on their stated maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(in thousands)	cost	fair value

Due in one year or less	$46,650	$46,539
Due after one year through five years	296,722	296,718
Due after five years through ten years	327,823	331,857
Due after ten years	158,866	161,624

Total fixed maturities	$830,061	$836,738

Fixed maturities and equity securities in a gross unrealized loss position are as follows. Data is provided by length of time securities were in a gross unrealized loss position:

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(in thousands)	value	losses	value	losses	value	losses	holdings

December 31, 2006
Fixed maturities
U.S. treasuries and government agencies	$1,085	$28	$787	$17	$1,872	$45	5
Municipal securities	82,131	452	71,914	1,109	154,045	1,561	73
U.S. corporate debt	62,088	458	128,732	2,738	190,820	3,196	116
Foreign corporate debt	14,738	89	18,132	474	32,870	563	18
Mortgage-backed securities	1,312	2	6,092	293	7,404	295	12
Asset-backed securities	2,526	24	4,960	40	7,486	64	4

Total bonds	163,880	1,053	230,617	4,671	394,497	5,724	228
Redeemable preferred stock	0	0	5,035	100	5,035	100	1

Total fixed maturities	$163,880	$1,053	$235,652	$4,771	$399,532	$5,824	229

Equity securities
Common stock	$11,934	$845	$0	$0	$11,934	$845	46
Nonredeemable preferred stock	13,109	295	6,277	270	19,386	565	10

Total equity securities	$25,043	$1,140	$6,277	$270	$31,320	$1,410	56

Quality breakdown of fixed maturities

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(in thousands)	value	losses	value	losses	value	losses	holdings

Investment grade	$163,880	$1,053	$227,361	$4,463	$391,241	$5,516	223
Non-investment grade	0	0	8,291	308	8,291	308	6

Total fixed maturities	$163,880	$1,053	$235,652	$4,771	$399,532	$5,824	229

Higher interest rates are the primary reason for unrealized losses for the investment grade fixed maturity investments. We have the ability and intent to hold these securities until recovery of their fair value supported by our positive cash flows from operations.

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(in thousands)	value	losses	value	losses	value	losses	holdings

December 31, 2005
Fixed maturities
U.S. treasuries and government agencies	$5,615	$40	$257	$12	$5,872	$52	7
Municipal securities	197,118	1,899	11,319	335	208,437	2,234	92
U.S. corporate debt	126,618	1,986	71,462	2,361	198,080	4,347	113
Foreign corporate debt	21,103	398	13,973	418	35,076	816	17
Mortgage-backed securities	6,889	92	12,194	321	19,083	413	15
Asset-backed securities	2,903	97	12,420	346	15,323	443	7

Total bonds	360,246	4,512	121,625	3,793	481,871	8,305	251
Redeemable preferred stock	5,018	117	0	0	5,018	117	1

Total fixed maturities	$365,264	$4,629	$121,625	$3,793	$486,889	$8,422	252

Equity securities
Common stock	$20,858	$2,095	$2,280	$171	$23,138	$2,266	84
Nonredeemable preferred stock	35,567	764	8,022	417	43,589	1,181	19

Total equity securities	$56,425	$2,859	$10,302	$588	$66,727	$3,447	103

Quality breakdown of fixed maturities

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(in thousands)	value	losses	value	losses	value	losses	holdings

Investment grade	$357,652	$4,272	$121,625	$3,793	$479,277	$8,065	246
Non-investment grade	7,612	357	0	0	7,612	357	6

Total fixed maturities	$365,264	$4,629	$121,625	$3,793	$486,889	$8,422	252

Investment income net of expenses was generated from the following portfolios for the years ended December 31 as follows:

(in thousands)	2006	2005	2004

Fixed maturities	$44,438	$50,222	$49,601
Equity securities	11,222	10,847	10,440
Cash equivalents and other	2,389	2,113	2,003

Total investment income	58,049	63,182	62,044
Less: investment expenses	2,129	1,627	1,056

Investment income, net of expenses	$55,920	$61,555	$60,988

Following are the components of net realized gains on investments as reported in the Consolidated Statements of Operations. The 2006 fixed maturity impairment charges related to bonds in the consumer products industry. The 2006 equity securities that were impaired were primarily in the technology, media and financial sectors.

	Years ended December 31
(in thousands)	2006	2005	2004

Fixed maturities
Gross realized gains	$4,320	$7,231	$6,855
Gross realized losses	(3,289)	(3,234)	(524)
Impairment charges	(2,051)	(2,863)	0

Net realized (losses) gains	(1,020)	1,134	6,331

Equity securities
Gross realized gains	13,634	19,517	14,175
Gross realized losses	(6,888)	(3,465)	(2,030)
Impairment charges	(4,391)	(1,566)	0

Net realized gains	2,355	14,486	12,145

Net realized gains on investments	$1,335	$15,620	$18,476

Change in difference between fair value and cost of investments:

	Years ended December 31
(in thousands)	2006	2005	2004

Fixed maturities	$(3,213)	$(25,342)	$(9,480)
Equity securities	10,551	(9,940)	(10,231)

	7,338	(35,282)	(19,711)
Deferred taxes on unrealized gains (losses) of fixed maturities and equity securities	(2,568)	12,349	6,899

Change in net unrealized gains (losses)	$4,770	$(22,933)	$(12,812)

     Our limited partnerships are classified into three primary categories based upon the unique investment characteristic of each: real estate, private equity and mezzanine debt. At the end of 2006 our equity in earnings from these partnerships as reported on the Consolidated Statements of Operations totaled 14% of our pre-tax income. While we do not exert significant influence over any of these partnerships, it is because we account for them under the equity method of accounting that we are providing summarized financial information in the following table for the year ended December 31, 2006. Amounts provided in the “recorded by partnerships” section of the table are presented using the latest available financial statements received from the partnerships.

		Recorded by Erie Indemnity Company
		as of December 31, 2006			Recorded by Partnerships
			Valuation	Net income
	Number of	Asset	adjustment	(loss)	Total	Valuation	Net income
(in thousands)	partnerships	recorded	recorded	recorded	assets	adjustments	(loss)

Private equity:
Less than 10%	38	$71,338	$8,386	$9,237	$17,976,053	$1,655,077	$1,976,202
Greater than or equal to 10% but less than 50%	6	8,453	(149)	1,240	351,278	26,755	7,844
Greater than or equal to 50%	1	2,795	0	(49)	5,992	0	(150)

Total private equity	45	82,586	8,237	10,428	18,333,323	1,681,832	1,983,896
Mezzanine debt:
Less than 10%	13	26,250	169	3,988	3,239,894	49,383	132,642
Greater than or equal to 10% but less than 50%	3	7,799	505	357	336,363	17,496	14,074
Greater than or equal to 50%	1	5,722	(76)	524	41,958	(357)	2,615

Total mezzanine debt	17	39,771	598	4,869	3,618,215	66,522	149,331
Real estate:
Less than 10%	22	67,840	5,882	9,284	16,832,702	299,053	281,569
Greater than or equal to 10% but less than 50%	10	36,590	1,127	1,377	1,053,175	(4,299)	19,244
Greater than or equal to 50%	7	4,281	0	(36)	244,242	0	1,032

Total real estate	39	108,711	7,009	10,625	18,130,119	294,754	301,845

Total limited partnerships	101	$231,068	$15,844	$25,922	$40,081,657	$2,043,108	$2,435,072

Earnings of limited partnerships in 2005 reflect a correction in accounting during the second quarter for the market value adjustment that increased earnings by $14.2 million, or $.13 per share. We had previously reflected unrealized gains and losses on limited partnerships in shareholders’ equity in accumulated other comprehensive income. While there was an earnings impact related to this adjustment, there was no impact on our shareholders’ equity.
Included in the 2004 private equity partnership net earnings are impairment charges of $1.2 million. See also Note 19 for investment commitments related to partnerships.
We participate in a program whereby marketable securities from our investment portfolio are lent to independent brokers or dealers based on, among other things, their creditworthiness, in exchange for collateral initially equal to 102% of the value of the securities on loan and is thereafter maintained at a minimum of 100% of the market value of the securities loaned. The market value of the securities on loan to each borrower is monitored daily by the third-party custodian and the borrower is required to deliver additional collateral if the market value of the collateral falls below 100% of the market value of the securities on loan.

We had loaned securities included as part of our invested assets with a market value of $22.1 million and $30.0 million at December 31, 2006 and 2005, respectively. We have incurred no losses on the securities lending program since the program’s inception.
Cash equivalents are principally comprised of investments in bank money market funds and approximate fair value.
Note 6.
Comprehensive income
The components of changes to comprehensive income follow for the years ended December 31:

(in thousands)	2006	2005	2004

Gross unrealized holding gains (losses) arising during year	$8,723	$(41,199)	$6,487
Reclassification adjustment for gross gains included in net income	(1,335)	(15,620)	(18,476)

Unrealized holding gains (losses) excluding realized gains, gross	7,388	(56,819)	(11,989)
Income tax (expense) benefit related to unrealized gains (losses)	(2,584)	19,886	4,196

Unrealized holding gains (losses) arising during year, net	4,804	(36,933)	(7,793)
Minimum pension liability adjustment net of tax	0	3	2

Change in other comprehensive income, net of tax	$4,804	$(36,930)	$(7,791)

The components of accumulated other comprehensive income, net of tax, as of December 31 are as follows:

(in thousands)	2006	2005

Accumulated net appreciation of investments	$26,485	$21,720
Adjustment for initial application of FAS 158	(21,063)	0
Accumulated minimum pension liability adjustment	0	(39)

Accumulated other comprehensive income	$5,422	$21,681

Note 7.
Equity in Erie Family Life Insurance
EFL is a Pennsylvania-domiciled life insurance company operating in 10 states and the District of Columbia. We own 21.6% of EFL’s common shares outstanding accounted for using the equity method of accounting. As of May 31, 2006, 78.4% of EFL is owned by the Exchange. Prior to this date, the Exchange owned 53.5% of EFL and the remaining 24.9% was held by public shareholders. Our share of EFL’s undistributed earnings included in retained earnings as of December 31, 2006 and 2005, totaled $55.9 million and $51.6 million, respectively.
The following represents condensed financial information for EFL on a U.S. GAAP basis:

	Years ended December 31
(in thousands)	2006	2005	2004

Revenues	$155,989	$148,876	$149,833
Benefits and expenses	121,531	124,561	104,541
Income before income taxes	34,458	24,315	45,292
Net income	21,555	16,539	29,632
Comprehensive income (loss)	10,367	(7,242)	24,281
Dividends paid to shareholders	4,158	8,316	8,222

	As of December 31
(in thousands)	2006	2005

Investments	$1,488,846	$1,498,099
Total assets	1,737,353	1,776,360
Liabilities	1,473,094	1,520,390
Accumulated other comprehensive income	4,283	15,471
Total shareholders’ equity	264,259	255,970

Our share of EFL’s unrealized appreciation of investments, net of tax, reflected in EFL’s shareholders’ equity, is $0.9 million and $3.3 million at December 31, 2006 and 2005, respectively. Dividends paid to us totaled $0.9 million for the year ended December 31, 2006, and $1.8 million for each of the years ended December 31, 2005 and 2004. EFL’s Board of Directors voted to cease paying dividends effective with the second quarter of 2006 as all shares are now owned by affiliated entities. However, the Board of Directors could decide to declare shareholder dividends in the future. See also Note 15 regarding the tender offer transaction made by the Erie Insurance Exchange for EFL’s shares during the second quarter of 2006.
NOTE 8.
Postretirement benefits
Pension and retiree health benefit plans
The liabilities for the plans described in this note are presented in total for all employees of the Group. The gross liability for the pension and retiree health benefit plans is presented in the Consolidated Statements of Financial Position as employee benefit obligations. A portion of annual expenses related to the pension and retiree health benefit plans are allocated to related entities within the Group.
Our pension plans consist of: 1) a noncontributory defined benefit pension plan covering substantially all employees, 2) an unfunded supplemental employee retirement plan (SERP) for executive and senior management and 3) an unfunded pension plan (discontinued in 1997) for certain outside directors. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The defined benefit pension plan and SERP provide benefits through a final average earnings formula and a percent of average monthly compensation formula, respectively. The benefit provided under the pension plan for outside directors equals the annual retainer fee at the date of retirement.
We also previously provided retiree health benefits in the form of medical and pharmacy health plans for eligible retired employees and eligible dependents. Effective May 1, 2006, the retiree health benefit plan was curtailed by an amendment that restricts eligibility to those who attain age 60 and 15 years of service on or before July 1, 2010. As a result, a one-time curtailment benefit was recognized during 2006.
Our affiliated entities are charged an allocated portion of net periodic benefit costs under the benefit plans. We pay the obligations when due for those benefit plans that are unfunded. Cash settlements of amounts due from affiliated entities are not made until there is a payout under one of these plans. For our funded pension plan, amounts are settled in cash throughout the year for related entities’ share of net periodic benefit costs. Amounts due from affiliates for obligations under unfunded plans are included in other assets until such time as payments are made to participants in the plan.
On December 31, 2006, we adopted the recognition and disclosure provisions of FAS 158. FAS 158 requires us to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligation) of our postretirement plans in the December 31, 2006 Consolidated Statements of Financial Position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses and unrecognized prior service costs, which were previously netted against the plans’ funded status in our Consolidated Statements of Financial Position pursuant to the provisions of FAS 87, “Employers’ Accounting for Pensions.” Future actuarial gains and losses that are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. These amounts will be subsequently adjusted as they are recognized pursuant to the recognition and amortization provisions of FAS 87.

The adoption of FAS 158 had no effect on our Consolidated Statements of Operations for the year ended December 31, 2006, or for any prior period presented. The incremental effects of adopting the provisions of FAS 158 on our Consolidated Statement of Financial Position at December 31, 2006, are presented in the following table.

	At December 31, 2006
	Prior to	Effect of	As reported at
	adopting	adopting	December 31,
(in thousands)	FAS 158	FAS 158	2006

Pension plan asset	$31,508	$(24,400)	$7,108
Total assets	3,063,761	(24,400)	3,039,361
Accrued benefit liability—SERP	(19,521)	(7,382)	(26,903)
Accrued benefit liability—retiree health	(9,730)	(567)	(10,297)

Total accrued benefit liability	(29,251)	(7,949)	(37,200)
Net deferred tax liability	(19,684)	11,341	(8,343)
Total liabilities	(1,880,906)	3,393	(1,877,513)
Accumulated other comprehensive income	(26,485)	21,063	(5,422)
Total shareholders’ equity	$(1,182,855)	$21,007	$(1,161,848)
Included in accumulated other comprehensive income for pension and retiree health benefits at December 31, 2006, are unrecognized actuarial losses of $29.8 million, or $19.4 million net of tax, and unrecognized prior service costs of $2.6 million, or $1.7 million net of tax, have not yet been recognized in net periodic benefit cost. The actuarial losses and prior service costs included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year ended December 31, 2007, are $1.5 million, or $1.0 million net of tax, and $0.3 million, or $0.2 million net of tax, respectively.

Pension benefit plans
The following tables set forth change in benefit obligation, plan assets and funded status of the pension plans as well as the net periodic benefit cost.

Pension benefits for the years ended December 31
(in thousands)	2006	2005	2004

Change in benefit obligation
Benefit obligation at beginning of period	$284,977	$241,641	$212,713
Service cost	16,359	14,564	13,236
Interest cost	16,388	14,576	12,949
Amendments	0	221	296
Actuarial (gain) loss	(39,775)	15,603	3,512
Benefits paid	(3,905)	(1,628)	(1,065)

Benefit obligation at end of period	$274,044	$284,977	$241,641

Change in plan assets
Fair value of plan assets at beginning of period	$220,509	$203,071	$181,714
Actual return on plan assets	27,871	18,996	14,673
Employer contributions	8,105	—	7,679

Benefits paid	(2,236)	(1,558)	(995)

Fair value of plan assets at end of period	$254,249	$220,509	$203,071

Accumulated benefit obligation, December 31	$185,284	$181,334	$150,406

Amounts recognized in accumulated other comprehensive income, before tax
Net actuarial loss	$28,830	—	—
Prior service cost	3,007	—	—

Net amount recognized	$31,837	—	—

Assumptions used to determine benefit obligations at period end
Employee pension plan:
Discount rate	6.25%	5.75%	6.00%
Expected return on plan assets	8.25	8.25	8.25
Rate of compensation increase	4.25 *	4.75 *	5.00
SERP:
Discount rate	6.25	5.75	6.00
Rate of compensation increase	6.00–7.25	6.00–7.25	6.00–7.25
Reconciliation of funded status
Funded status	$7,108	$(64,468)	$(38,570)
Unrecognized net actuarial loss	0	82,699	72,305
Unrecognized prior service cost	0	3,463	3,942

Net amount recognized	$7,108	$21,694	$37,677

Amounts recognized in Consolidated Statements of Financial Position
Pension plan asset (defined benefit plan)	$7,108	$38,720	$50,860
Accrued benefit liability	(26,903)	(17,226)	(13,807)
Intangible asset (SERP)	0	140	560
Accumulated other comprehensive income, net of tax	20,696	60	64

Net amount recognized	$901	$21,694	$37,677

Components of net periodic benefit cost
Service cost	$16,359	$14,564	$13,236
Interest cost	16,388	14,576	12,949
Expected return on plan assets	(18,514)	(17,382)	(16,996)
Amortization of prior service cost	455	700	901
Recognized net actuarial loss	4,737	3,595	3,205

Net periodic benefit expense before allocation to affiliates	$19,425	$16,053	$13,295

Assumptions used to determine net periodic benefit cost
Employee pension plan:
Discount rate	5.75%	6.00%	6.00%
Expected return on plan assets	8.25	8.25	8.25
Rate of compensation increase	4.25 *	4.75 *	5.00
SERP:
Discount rate	5.75	6.00	6.00
Rate of compensation increase	6.00–7.25	6.00–7.25	6.00–7.25

*	Rate of compensation increase is age-graded. An equivalent single compensation increase rate of 4.25% in 2006 and 4.75% in 2005 would produce similar results.

The discount rate used to determine net periodic pension benefit cost for 2007 will be 6.25% compared to 5.75% used for 2006. We determined the rate based on a bond-matching study that compared projected pension plan benefit flows to the cash flows from a comparable portfolio of fixed maturity instruments rated AA- or better with a duration similar to plan liabilities. The employee pension plan’s expected long-term rate of return on assets is based on historical long-term returns for the asset classes included in the employee pension plan’s target asset allocation. Our consulting actuarial firm completed an experience study in 2005 which supported the use of an age-graded scale for the rate of compensation increase, which correlates a participant’s age to their compensation increase.
The 2006 actuarial gain was primarily due to a change in the discount rate assumption used to estimate the future benefit obligation from 5.75% in 2005 to 6.25% in 2006 and actual return on plan assets significantly exceeding estimates. The 2005 actuarial loss was principally due to a change in the discount rate assumption used to estimate the benefit obligation from 6.00% in 2004 to 5.75% in 2005.

Pension benefits for the years ended December 31
(in thousands)	2006	2005	2004

Expected future cashflows
1st year following the disclosure date	$7,951 *	$2,425	$1,771
2nd year following the disclosure date	3,973	3,164	2,341
3rd year following the disclosure date	4,893	4,087	3,117
4th year following the disclosure date	6,035	5,039	4,249
5th year following the disclosure date	7,161	6,216	5,172
Years 6 through 10 following disclosure date	59,942	53,062	46,834
Pension plan asset allocations (employee pension plan)
Equity securities	64.1%	62.5%	58.9%
Debt securities	35.9%	36.7%	40.5%
Due in one year	34.6%	35.9%	34.3%
Due beyond one year	1.3%	0.8%	6.2%
Other	0.0%	0.8%	0.6%
Total	100.0%	100.0%	100.0%
Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$26,903	$30,365	$26,471
Accumulated benefit obligation	12,181	17,226	13,807

*	The increase is the result of SERP payments expected to be paid in 2007 for members of executive management who retired in 2006.
Our policy, beginning in 2007, is to fund the employee pension plan for an amount at least equal to the IRS minimum required contribution in accordance with the Pension Protection Act of 2006. As our financial condition allows, we will consider additional contributions to the plan in any given year. For 2007, the expected contribution amount is $14.2 million, which exceeds the minimum required contribution.
The Plan assets previously included shares of our Class A common stock and shares of EFL common stock, both of which were sold during 2006. At December 31, 2005, plan assets included 60,000 shares of our Class A common stock with a market value of $3.2 million (1.5% of total plan assets) and 69,750 shares of EFL common stock with a market value of $1.9 million (0.9% of total plan assets). Dividends paid on our Class A common stock were less than $0.1 million in each of the years 2006, 2005 and 2004. Dividends paid on EFL common stock were also less than $0.1 million in each of the years 2006, 2005 and 2004.
The employee pension plan’s investment strategy is based on an understanding that 1) equity investments are expected to outperform debt investments over the long-term, 2) the potential volatility of short-term returns from equities is acceptable in exchange for the larger expected long-term returns and 3) a portfolio structured across investment styles and markets (both domestic and foreign) reduces volatility. As a result, the employee pension plan’s asset allocation will include a broadly diversified allocation among equity, debt and other investments. The policy asset allocation targets allow for assets to be invested between 40% to 65% in equity securities, 35% to 60% in debt securities and 0% to 5% in other investments.
Retiree health benefit plan

Retiree health benefits for the years ended December 31
(in thousands)	2006	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of period	$20,035	$12,628	$11,367
Service cost	516	1,259	968
Interest cost	753	968	708
Amendments	(369)	(290)	(730)
Actuarial (gain) loss	(690)	6,108	566
Benefits paid	(965)	(638)	(251)
Impact due to curtailment	(8,983)	0	0

Benefit obligation at end of period	$10,297	$20,035	$12,628

Amounts recognized in accumulated other comprehensive income, before tax
Net actuarial loss	$956	—	—
Prior service credit	(389)	—	—

Net amount recognized	$567	—	—

Assumptions used to determine benefit obligations at period end
Discount rate	5.75–6.00%*	5.75%	6.00%
Health care cost trend rate assumed for next year	10.00	10.00	9.00
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00	5.00	5.00
Year that rate reaches the ultimate trend rate	2012	2011	2009
Reconciliation of funded status
Funded status	$(10,297)	$(20,035)	$(12,628)
Unrecognized net actuarial loss	0	9,055	3,273
Unrecognized prior service cost	0	(1,253)	(1,071)

Net amount recognized as accrued benefit liability	$(10,297)	$(12,233)	$(10,426)

Amounts recognized in Statements of Financial Position
Accrued benefit liability	$10,297	$12,233	$10,426

Components of net periodic benefit cost
Service cost	$516	$1,259	$968
Interest cost	753	968	708
Amortization of prior service cost	(45)	(108)	(53)
Recognized net actuarial loss	129	326	154

Net periodic benefit expense	$1,353	$2,445	$1,777

Assumptions used to determine net periodic benefit cost for periods
Discount rate	5.75%	6.00%	6.00%

*	In the second quarter of 2006, we terminated our retiree health benefit plan resulting in the re-measurement of the current year net periodic benefit cost using a July 1 service date. Qualifying employees will be gradually phased out of the plan through 2010. Employees who have not met the qualifying criteria by July 1, 2010, will not be eligible for any benefit. As required when a significant plan change occurs,the discount rate assumption was re-evaluated which resulted in an increase from 5.75% to 6.00% at the re-measurement date to reflect current market rates. As a result of the curtailment, a one-time benefit of $2.9 million was realized, the net benefit of which was $1.4 million to us, after allocation to affiliates.

The annual reduction to our expense, as a result of our 2006 plan curtailment in 2007 and thereafter, is expected to be approximately $1.2 million net of allocation to affiliates, or $0.01 per share-diluted, until eligibility for the benefit fully terminates in 2010.
The retiree health benefit plan’s 2006 actuarial gain was driven by changes in the discount rate assumption. The 2005 actuarial loss in the retiree health benefit plan was principally due to changes in the mortality and discount rate assumptions, offset by actual plan experience that was better than the experience used to estimate 2005 expenses.
The December 31, 2006, accumulated retiree health benefit obligation was based on a 10.0% increase for 2007 over the cost of covered health care benefits during 2006. A 100-basis point change in assumed health care cost trend rates would have the following effects:

(in thousands)	2006	2005	2004

Effect of 100-basis point increase on:
Period end retiree health benefit obligation	$167	$387	$281
Total of service and interest cost components	525	2,970	1,782

Effect of 100-basis point decrease on:
Period end retiree health benefit obligation	$(142)	$(322)	$(235)
Total of service and interest cost components	(500)	(2,520)	(1,521)

Retiree health benefits for the years ended December 31
(in thousands)	2006		2005	2004

Expected future cashflows
Expected benefit payments:
1st year following the disclosure date	$760		$410	$331
2nd year following the disclosure date	1,096		482	380
3rd year following the disclosure date	1,561		542	416
4th year following the disclosure date	1,825		759	455
5th year following the disclosure date	2,024		1,001	596
Years 6 through 10 following disclosure date	5,595	*	7,662	4,954

*	The expected benefit payments as of December 31, 2006, reflect the change in coverage to include five years of benefits regardless of a participant’s age on the date of retirement. The 2005 benefit payments were based on fewer years of coverage per participant, as the benefit was calculated from the age of retirement to 65, which could have been less than five years.
Employee savings plan
We have a qualified 401(k) savings plan for our employees. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Service limit. We match 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. All full-time and regular part-time employees are eligible to participate in the plan. Matching contributions to the plan were $8.4 million, $7.7 million and $7.2 million in 2006, 2005 and 2004, respectively, before reimbursements from affiliates. Matching contributions after reimbursements from affiliates were $3.7 million, $3.2 million and $2.9 million in 2006, 2005 and 2004, respectively. Employees are permitted to invest the employer-matching contributions in our Class A common stock. The plan acquires shares in the open market necessary to meet the obligations of the plan. Plan participants held 0.1 million of our Class A shares at December 31, 2006, 2005 and 2004. Effective January 1, 2007, all full-time and regular part-time employees are eligible to participate in a Roth 401(k) in lieu of the traditional 401(k). The employer-matching provisions are the same as our current 401(k) plan described above. Liabilities for the 401(k) plan are presented in the Consolidated Statements of Financial Position as accounts payable and accrued expenses.

Note 9.
Incentive plans and deferred compensation
We have separate annual and long-term incentive plans for our executive and senior management and regional vice presidents. We also make available several deferred compensation plans for executive and senior management and certain outside directors.
Annual incentive plan
The annual incentive plan is a bonus plan that annually pays cash bonuses to our executive, senior and regional vice presidents.
Beginning in 2004, the incentives under the annual incentive plan are based on the achievement of certain predetermined performance targets. These targets are established by the Executive Compensation and Development Committee of the Board and can include various financial measures. The 2006 incentives were based on measures specific to each member of executive and senior management, primarily on adjusted operating ratio as defined in the plan and growth in direct written premiums of the Property and Casualty Group. The 2005 incentives were based on the adjusted operating ratio and the growth in direct written premiums of the Property and Casualty Group. The 2004 incentives were based primarily on the adjusted operating ratio of the Property and Casualty Group compared to a peer group of property/casualty companies that wrote predominately personal lines insurance and were rated A++ by A.M. Best.
The cost of the plan is charged to operations as the compensation is earned over the performance period of one year. Earned amounts are allocated to related entities and settled in cash once the payout is made. The amount charged to expense for the annual incentive plan bonus before allocation to affiliates was $2.7 million, $4.1 million and $4.4 million for 2006, 2005 and 2004, respectively. After allocation to affiliates, our expense was $1.8 million, $2.8 million and $2.9 million for 2006, 2005 and 2004, respectively.
Long-term incentive plan
The long-term incentive plan (LTIP) is a restricted stock award plan designed to reward executive, senior and regional vice presidents who can have a significant impact on our performance with long-term compensation that is settled in Company stock.
Pre-2004 Plan—Prior to 2004, awards were determined based on the achievement of predetermined financial performance goals for actual growth in our retained earnings.
Post-2004 Plan—Beginning in 2004, the LTIP award is based on the level of achievement of objective measures of performance over a three-year period as compared to a peer group of property/casualty companies that write predominately personal lines insurance. The 2006 and 2005 awards were based on the adjusted combined ratio and the growth in direct written premiums and total return on invested assets of the adjusted property/casualty operations of the Erie Insurance Group compared to a peer group of companies. Because the award is based on a comparison to results of a peer group over a three-year period, the award accrual is based on estimates of results for the remaining performance period. This estimate is subject to variability if our results or the results of the peer group are substantially different than the results we project.
We cannot issue new stock or stock from treasury to settle the compensation award obligations under the LTIP, but instead must purchase our stock on the open market. The restricted stock awards are granted at the beginning of a three-year performance period. The maximum number of shares which may be earned under the plan by any single participant during any one calendar year is limited to .25 million shares. The aggregate number of Class A common stock that may be issued pursuant to awards granted under the LTIP is 1.0 million shares. A liability is recorded and compensation expense is recognized ratably over the performance period. Stock awards are considered vested at the end of the performance period.

At December 31, 2006, 2005 and 2004, the unvested outstanding restricted shares under the pre-2004 LTIP plan totaled 37,716 shares, 73,471 shares and 75,399 shares, respectively. Average grant prices were $52.65 and $46.83 at December 31, 2005 and 2004, respectively. The change in market value of stock from the date of award under the LTIP and the balance sheet date is charged or credited to operations. At December  31, 2006, the awards for the 2004–2006 performance period were fully vested in accordance with the post-2004 LTIP plan. The awards for this performance period will be calculated upon receipt of final financial information for the peer group. The estimated award based on the peer group information as of September 30, 2006, is 156,706 shares. The grant price will be the average of the high and low stock price on the date the award is to be paid. The stock price as of January 31, 2007, was $55.27.
Earned amounts are allocated to related entities and settled in cash once the payout is made. The after-tax compensation cost charged to operations for these restricted stock awards was $5.8 million, $3.9 million and $2.1 million for the years ending December 31, 2006, 2005 and 2004, respectively, after allocation to affiliates.
The following table shows the number of shares awarded and not yet vested at December 31, 2006. There were no forfeitures in any of the performance periods presented.

	Weighted average	Number
Pre-2004 long-term incentive plan	grant price	of shares

2002-2004 performance period
Awarded	$51.15	40,517
Shares vested		27,873

Shares not yet vested		12,644

2003-2005 performance period
Awarded	$52.55	39,870
Shares vested		14,798

Shares not yet vested		25,072

Restricted shares not yet vested at December 31, 2006		37,716

Deferred compensation plans
The deferred compensation plans are arrangements for our executive, and senior and regional vice presidents whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Those participating in the plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. Supplemental employee contributions to the deferred compensation plan are deferrals that cannot be credited to our tax-qualified 401(k) plan because they exceed the annual contribution or compensation limits of that plan. Supplemental employee contributions in the deferred compensation plan are credited with a company-matching contribution using the same formula as in our 401(k) plan. The deferred compensation plan for directors allows them to defer receipt of a portion of their director and meeting fees until a later date. Directors participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated.
The awards, payments, deferrals and liabilities under the deferred compensation, annual and long-term incentive plans for officers and directors were as follows for the years ended December 31. The gross liabilities are presented separately in the Consolidated Statements of Financial Position, while allocations to affiliates are included in other assets until such time as payments are made to participants under the plan.

(in thousands)	2006	2005	2004

Plan awards, employer match and hypothetical earnings
Long-term incentive plan awards	$7,220	$5,814	$3,039
Annual incentive plan awards	2,747	4,145	4,394
Deferred compensation plan, employer match and hypothetical earnings	1,872	1,188	1,718

Total plan awards and earnings	$11,839	$11,147	$9,151

Total plan awards paid	$6,263	$6,088	$3,108

Compensation deferred under the plans	$445	$496	$551

Distributions from the deferred compensation plans	$(755)	$(177)	$(458)

Gross incentive plan and deferred compensation liabilities	$29,713	$24,447	$19,069
Allocation to affilliates	5,408	3,958	3,091

Net incentive plan and deferred compensation liabilities	$24,305	$20,489	$15,978

Stock compensation plan for outside directors
We have a stock compensation plan for our outside directors. The purpose of this plan is to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of our Class A common stock. Each director vests in the grant 25% every three months over the course of a year. Dividends paid by us are reinvested into each director’s account with additional shares of our Class A common stock. The annual charge related to this plan, net of allocation to affiliates, totaled $0.6 million for 2006 and $0.4 million for 2005 and 2004.
Note 10.
Income taxes
The provision for income taxes consists of the following for the years ended December 31:

(in thousands)	2006	2005	2004

Federal income taxes:
Currently due	$90,021	$112,655	$104,274
Deferred	9,034	(922)	866

Total	$99,055	$111,733	$105,140

The increase in deferred income tax expense is largely due to an increase in the recognized unrealized gains related to limited partnerships.
A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rates to pretax income is as follows for the years ended December 31:

(in thousands)	2006	2005	2004

Income tax at statutory rates	$104,580	$118,810	$114,222
Tax-exempt interest	(4,739)	(4,013)	(2,726)
Dividends received deduction	(2,614)	(2,727)	(2,636)
Other	1,828	(337)	(3,720)

Provision for income taxes	$99,055	$111,733	$105,140

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows for the years ended December 31:

(in thousands)	2006	2005

Deferred tax assets
Loss reserve discount	$5,572	$5,630
Unearned premiums	7,193	7,490
Net allowance for service fees and premium cancellations	2,701	2,923
Other employee benefits	9,975	8,277
Pension and other benefits	512	0
Write-downs of impaired securities	2,709	1,393
Limited partnerships	0	477
Other	2,183	1,659

Total deferred tax assets	$30,845	$27,849

Deferred tax liabilities
Deferred policy acquisition costs	$5,669	$5,752
Unrealized gains on investments	13,599	9,354
Pension and other benefits	0	10,164
Equity interest in EFL	3,910	3,619
Limited partnerships	9,110	0
Depreciation	2,639	2,241
Other	4,261	3,257

Total deferred tax liabilities	$39,188	$34,387

Net deferred income tax liability	$8,343	$6,538

The change in pension and other benefits to a deferred tax asset position in 2006 compared to a deferred tax liability position in 2005 was primarily due to an $11.3 million adjustment related to the adoption of FAS 158.
At December 31, 2006, we have a $6.1 million recoverable recorded related to the Internal Revenue Service (IRS) audit for the years 2002 and 2001. The most significant adjustment resulting from the IRS audit was an additional deduction related to the pension plan that had a favorable impact to us.
We, as a corporate attorney-in-fact for a reciprocal insurer, are not subject to state corporate taxes, as the Property and Casualty Group pays gross premium taxes in lieu of those taxes.
Note 11.
Capital stock
Class A and B shares
Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. In 2006, 260 Class B shares were converted to 624,000 Class A shares as part of a $106.0 million repurchase of 1.8 million shares from the Black Interest Limited Partnership. During 2005, a total of 25 Class B shares were converted to 60,000 Class A shares. There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1.0% of any dividend declared on each share of Class B common stock. We may declare and pay a dividend in respect to Class A common stock without any requirement that any dividend be declared and paid in respect to Class B common stock. Sole voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common stock to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.

Stock repurchase plan
A stock repurchase program was authorized, allowing us to repurchase up to $250 million of our outstanding Class A common stock from January 1, 2004, through December 31, 2006. In February 2006, the Board of Directors approved a continuation of the current stock repurchase program allowing an additional $250 million of our Class A common stock to be repurchased through December 31, 2009. Treasury shares are recorded in the Consolidated Statements of Financial Position at cost. Shares repurchased during 2006 totaled 4.0 million at a total cost of $217.4 million. Cumulative shares repurchased under this plan through 2006 totaled 7.0 million at a total cost of $370.4 million.
Note 12.
Unpaid losses and loss adjustment expenses
The following table provides a reconciliation of beginning and ending loss and loss adjustment expense liability balances for our wholly-owned property/casualty insurance subsidiaries for the years ended December 31:

(in thousands)	2006	2005	2004

Total unpaid losses and loss adjustment expenses at January 1, gross	$1,019,459	$943,034	$845,536
Less reinsurance recoverables	827,917	765,563	687,819

Net balance at January 1	191,542	177,471	157,717

Incurred related to:
Current accident year	151,979	146,312	153,563
Prior accident years	(12,349)	(5,926)	(343)

Total incurred	139,630	140,386	153,220

Paid related to:
Current accident year	78,509	72,352	75,371
Prior accident years	52,047	53,962	58,095

Total paid	130,556	126,314	133,466

Net balance at December 31	200,616	191,542	177,471
Plus reinsurance recoverables	872,954	827,917	765,563

Total unpaid losses and loss adjustment expenses at December 31, gross	$1,073,570	$1,019,459	$943,034

In 2006, the Property and Casualty Group released reserves for automobile bodily injury and uninsured/underinsured motorist bodily injury, predominantly from 2004 and 2005 accident years as the full extent of the frequency decline realized in those periods was not anticipated in the original estimate.

The 2005 net incurred losses and loss adjustment expenses related to prior accident years were the result of positive development of personal auto and commercial multi-peril attributable to an improvement in actual claims severity compared to historical trends.
Note 13.
Related party transactions
Management fee
A management fee is charged to the Exchange for services we provide under subscriber’s agreements with policyholders of the Exchange. The fee is a percentage of direct written premium of the Property and Casualty Group. This percentage rate is adjusted periodically by our Board of Directors but cannot exceed 25%. The management fee rate charged the Exchange was 24.75% in 2006 and 23.75% in 2005. In 2004, the management fee rate was 23.5% in the first half of 2004 and 24% during the second half of 2004. The Board of Directors elected to set the fee at 25% beginning January 1, 2007.
There is no provision for termination of our appointment as attorney-in-fact and the appointment is not affected by a policyholder’s disability or incapacity.

Intercompany reinsurance pooling agreement
EIC, EIPC, Flagship and EINY have intercompany reinsurance agreements with the Exchange, whereby these companies cede all of their direct property/casualty insurance to the Exchange. EIC and EINY then assume 5% and 0.5%, respectively, of the total of the Exchange’s insurance business (including the business assumed from EIC and EINY) under an intercompany pooling agreement. This arrangement is approved by the Board of Directors. Intercompany accounts are settled by payment within 30 days after the end of each quarterly accounting period. The purpose of the pooling agreement is to spread the risks of the members of the Property and Casualty Group collectively across the different lines of business they underwrite and geographic regions in which each operates. This agreement may be terminated by any party as of the end of any calendar year by providing not less than 90 days advance written notice.
Aggregate excess-of-loss reinsurance agreement
Through 2005, EIC and EINY had in effect an all-lines aggregate excess-of-loss reinsurance agreement with the Exchange that limited EIC’s and EINY’s retained share of ultimate net losses in any applicable accident year. The contract permitted loss recoverables only when claims were paid and any unpaid loss recoverables be commuted 60 months after an annual period expired. This reinsurance treaty was excluded from the intercompany pooling agreement. The annual premium paid to the Exchange for the agreement totaled $3.3 million and $3.6 million in 2005 and 2004, respectively. The excess-of-loss reinsurance agreement was not renewed for the 2006 accident year due to the proposed pricing for the coverage as well as the loss profile of the Property and Casualty Group.
Included in 2006 are net charges under the agreement of $0.9 million related to the commutation of the 2001 accident year. This accident year was triggered under the agreement partly due to assumed reinsurance losses incurred by the Property and Casualty Group related to the World Trade Center events. Cash settlement is anticipated in the first quarter of 2007. Effective December 31, 2003 the Property and Casualty Group exited the assumed voluntary reinsurance business.
Cash payment for the 1999 accident year was made to the Exchange in 2005, and for the 2000 accident year, payment occurred in 2006. The table below summarizes activity under the excess-of-loss reinsurance agreement. There are four years remaining under the agreement, 2002 through 2005, none of which have been triggered through December 31, 2006.

	2006	2005
	Commutation	Commutations
	Accident	Accident	Accident
	year	year	year
(in thousands)	2001	2000	1999

Loss recoverables recorded at date of commutation	$7,713	$2,038	$3,419
Commutation of loss recoverables at present value	(6,782)	(1,710)	(3,031)

Net charge related to commutation	$931	$328	$388

Information technology development
In April 2006, following an extensive evaluation, we decided to cease development of ERIEConnection®, the Web-based policy processing and administration system under development since 2002. A Cost Sharing Agreement for Information Technology Development (Agreement) pertaining to costs incurred related to ERIEConnection existed between us and the Property and Casualty Group. The Agreement described how member companies of the Erie Insurance Group shared the costs incurred for the supporting infrastructure, development and maintenance of ERIEConnection® .
Our property/casualty insurance subsidiaries recorded a pre-tax charge of $2.0 million, or $0.02 per share—diluted, in the first quarter of 2006 to write off the intangible assets that had been established for the right to use that system. The charge is included in the policy acquisition and other underwriting expenses on the Consolidated Statements of Operations.

Expense allocations
The claims handling services of the Exchange are performed by personnel who are entirely dedicated to and paid for by the Exchange from its own policyholder revenues. The Exchange’s claims function and its management and administration are exclusively the responsibility of the Exchange and not a part of the service we provide under the subscriber’s agreement. Likewise, personnel who perform activities within the life insurance operations of EFL are paid for by EFL from its own policyholder revenues. However, we are the legal entity that employs personnel on behalf of the Exchange and EFL and we function as a common paymaster for all employees. Common overhead expenses included in the expenses paid by us are allocated based on appropriate utilization statistics (employee count, square footage, vehicle count, project hours, etc.) specifically measured to accomplish proportional allocations. Executive compensation is allocated based on each executive’s primary responsibilities (management services, property/casualty claims operations, EFL operations and investment operations). We believe the methods used to allocate common overhead expenses among the affiliated entities are reasonable.
See also Note 8 for a discussion of intercompany expense allocations under the postretirement benefit plans.
Payments on behalf of related entities
We make certain payments for the account of the Group’s related entities. Cash transfers are settled quarterly. The amounts of these cash settlements made for the account of related entities were as follows for the years ended December 31:

(in thousands)	2006	2005	2004

Erie Insurance Exchange	$254,528	$265,359	$237,842
Erie Family Life Insurance	34,941	35,556	28,925

Total cash settlements	$289,469	$300,915	$266,767

Office leases
We occupy certain office facilities owned by the Exchange and EFL. We lease office space on a year-to-year basis from the Exchange. Rent expenses under these leases totaled $9.2 million, $8.5 million and $9.3 million in 2006, 2005 and 2004, respectively. We have a lease commitment until 2008 with EFL for a branch office. Rentals paid to EFL under this lease totaled $0.4 million in 2006 and $0.3 million in 2005 and 2004, respectively.
Notes receivable from EFL
We are due $25 million from EFL in the form of a surplus note that was issued in 2003. The note may be repaid only out of unassigned surplus of EFL. Both principal and interest payments are subject to prior approval by the Pennsylvania Insurance Commissioner. The note bears an annual interest rate of 6.70% and will be payable on demand on or after December 31, 2018, with interest scheduled to be paid semi-annually. EFL paid interest to us of $1.7 million in 2006, 2005 and 2004.

On December 30, 2005, EFL repaid its $15 million surplus note that was payable to us on December 31, 2005. Prior approval was received from the Pennsylvania Insurance Commissioner authorizing repayment of the surplus note. Interest paid to us by EFL was $1.0 million in 2005 and 2004 for this note.
Note 14.
Receivables from Erie Insurance Exchange and concentrations of credit risk
Financial instruments could potentially expose us to concentrations of credit risk, including unsecured receivables from the Exchange. A large majority of our revenue and receivables are from the Exchange and affiliates. See also Note 15.
We have a receivable due from the Exchange for reinsurance recoverable from unpaid losses and loss adjustment expenses and unearned premium balances ceded under the intercompany pooling arrangement totaling $986.5 million and $951.4 million at December 31, 2006 and 2005, respectively. Management fee and expense allocation amounts due from the Exchange were $205.5 million and $194.8 million at December 31, 2006 and 2005, respectively. The receivable from EFL for expense allocations totaled $3.0 million at December 31, 2006, compared to $3.9 million at December 31, 2005.
Premiums due from policyholders of our wholly-owned property/casualty insurance subsidiaries equaled $247.2 million and $267.6 million at December 31, 2006 and 2005 respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling agreement. See also Note 16.
Note 15.
Variable interest entity
We hold a variable interest in the Exchange because of the absence of decision-making capabilities by the equity owners (subscribers) of the Exchange; however, we do not qualify as the primary beneficiary under Financial Accounting Standards Interpretation 46(R), “Consolidation of Variable Interest Entities.”
The Exchange is a reciprocal insurer domiciled in the Commonwealth of Pennsylvania that underwrites a broad line of personal and commercial business, including private passenger auto, homeowners and commercial multi-peril insurance. Annual direct written premiums of the Exchange totaled $3.5 billion in 2006 and $3.6 billion in 2005 and 2004, respectively. Policyholders’ surplus was $4.1 billion, $3.4 billion and $2.8 billion at December 31, 2006, 2005 and 2004, respectively.
We have a significant interest in the financial condition of the Exchange:
•	Our management fee revenues made up 72% of 2006 total revenues. These management fee revenues are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group.

•	We participate in the underwriting results of the Exchange through the pooling arrangement in which our insurance subsidiaries have a 5.5% participation.

•	A concentration of credit risk exists related to the unsecured receivables due from the Exchange for our management fee, costs and reimbursements.

•	If the surplus of the Exchange were to decline significantly from its current level, the Property and Casualty Group could find it more difficult to retain its existing business and attract new business. A decline in the business of the Property and Casualty Group would have an adverse effect on the amount of the management fees we receive and the underwriting results of the Property and Casualty Group in which we have a 5.5% participation. In addition, a decline in the surplus of the Exchange from its current level would make it more likely that the management fee rate received by us would be reduced.
The financial statements of the Exchange are prepared in accordance with statutory accounting principles (SAP) prescribed by the Commonwealth of Pennsylvania. The Exchange is not required to prepare financial statements in accordance with generally accepted accounting principles (GAAP). Financial statements prepared under statutory accounting principles focus on the solvency of the insurer and generally provide a more conservative approach than under GAAP. Differences between SAP and GAAP include the valuation of investments, deferred policy acquisition cost assets, deferred tax assets, assets for estimated salvage and subrogation recoveries and unearned subscriber fees.

The condensed financial data set forth below represents the Exchange’s share of underwriting results after accounting for intercompany pool transactions.
Erie Insurance Exchange
Condensed statutory statements of operations

	Years ended December 31
(in thousands)	2006	2005	2004

Premiums earned	$3,675,705	$3,762,260	$3,672,486
Losses, LAE and underwriting expenses*	3,421,997	3,405,799	3,544,156

Net underwriting gain	253,708	356,461	128,330

Total investment income	480,771	809,464	445,293
Federal income tax expense	229,709	379,563	180,824

Net income	$504,770	$786,362	$392,799

*	includes management fees and service fees paid or accrued to the Company
Erie Insurance Exchange
Condensed statutory statements of financial position

	As of December 31
(in thousands)	2006	2005

Fixed maturities	$4,376,322	$4,534,116
Equity securities	2,855,044	2,384,839
Alternative investments	1,120,674	619,749
Other invested assets	142,615	378,915

Total invested assets	8,494,655	7,917,615
Other assets	1,021,489	1,152,648

Total assets	$9,516,144	$9,070,263

Loss and LAE reserves	$3,562,682	$3,549,128
Unearned premium reserves	1,430,683	1,509,636
Accrued liabilities	435,683	629,749

Total liabilities	5,429,048	5,688,513
Total policyholders’ surplus	4,087,096	3,381,750

Total liabilities and policyholders’ surplus	$9,516,144	$9,070,263

Erie Insurance Exchange
Condensed statutory statements of cash flows

	Years ended December 31
(in thousands)	2006	2005	2004

Cash flows from operating activities
Premiums collected net of reinsurance	$3,632,146	$3,754,392	$3,748,540
Losses and LAE paid	(2,024,404)	(1,929,867)	(1,993,342)
Management fee and expenses paid	(1,326,212)	(1,336,369)	(1,325,798)
Federal income taxes and other expenses recovered (paid)	183,831	(127,746)	(50,037)

Net cash provided by operating activities	465,361	360,410	379,363

Net cash used in investing activities	(430,126)	(431,872)	(764,866)

Net cash (used in) provided by financing activities	(248,611)	244,689	(101,535)

Net (decrease) increase in cash and cash equivalents	(213,376)	173,227	(487,038)
Cash and cash equivalents at beginning of year	299,160	125,933	612,971

Cash and cash equivalents—end of year	$85,784	$299,160	$125,933

During the second quarter of 2006, the Exchange completed its tender offer and following short-form merger for all of the publicly held outstanding common stock of EFL excluding the shares owned by us. The Exchange acquired all publicly held EFL common stock at $32.00 per share, increasing its ownership percentage from 53.5% to 78.4% of the outstanding common stock of EFL. The aggregate consideration paid by the Exchange for the outstanding EFL shares was $75.2 million and is included as part of the net cash used in investing activities above. Our 21.6% stake in EFL was unaffected by this transaction.

Note 16.
Reinsurance
Reinsurance contracts do not relieve the Property and Casualty Group from its primary obligations to policyholders. A contingent liability exists with respect to reinsurance recoverables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.
The Property and Casualty Group maintains an umbrella excess-of-loss reinsurance treaty with nonaffiliated reinsurers covering commercial and personal catastrophe liability risks. In 2006, this treaty provided coverage of 90% of a specified loss amount in excess of the loss retention of $1 million per occurrence. The specified maximum loss amount for the commercial and personal catastrophe liability was $9 million and $4 million, respectively. This treaty was renewed, effective January 1, 2007. The specified maximum loss amounts remained the same for commercial and personal catastrophe liabilities.
The Property and Casualty Group maintains a property catastrophe treaty with nonaffiliated reinsurers to mitigate future potential catastrophe loss exposure. During 2006, this reinsurance treaty provided coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $300 million per occurrence. This agreement was renewed for 2007 to provide coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $400 million per occurrence. There have been no losses subject to these treaties.
The following tables summarize insurance and reinsurance activities of our property/casualty insurance subsidiaries. See also Note 13 for a discussion of the intercompany reinsurance pooling agreement with the Exchange.

	Years ended December 31
(in thousands)	2006	2005	2004

Premiums earned
Direct	$661,215	$704,366	$699,533
Assumed from nonaffiliates and intercompany pool	227,110	226,245	225,905
Ceded to Erie Insurance Exchange	(674,660)	(714,787)	(717,236)

Assumed from Erie Insurance Exchange	$213,665	$215,824	$208,202

Losses and loss adjustment expenses incurred
Direct	$495,739	$499,262	$510,260
Assumed from nonaffiliates and intercompany pool	147,203	152,535	169,870
Ceded to Erie Insurance Exchange	(503,312)	(511,411)	(526,910)

Assumed from Erie Insurance Exchange	$139,630	$140,386	$153,220

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
Combined shareholders’ equity, including amounts reported by our property/casualty insurance subsidiaries on the statutory basis, was $1.2 billion and $1.3 billion at December 31, 2006 and 2005, respectively. Combined net income, including amounts reported by our property/casualty insurance subsidiaries on a statutory basis, was $205.8 million, $233.4 million and $228.6 million for 2006, 2005 and 2004, respectively.

The minimum statutory capital and surplus requirements under Pennsylvania and New York law for our stock property/casualty subsidiaries amounts to $10.0 million. Our subsidiaries’ total statutory capital and surplus significantly exceed these minimum requirements, totaling $211.6 million at December 31, 2006. Our subsidiaries’ risk-based capital levels significantly exceed the minimum requirements.

Cash and securities with carrying values of $5.7 million and $3.6 million were deposited by our property/casualty insurance subsidiaries with regulatory authorities under statutory requirements as of December 31, 2006 and 2005, respectively.
The amount of dividends our Pennsylvania-domiciled property/casualty subsidiaries, EIC and EIPC, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited by Pennsylvania regulation to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the Erie Insurance Company’s New York-domiciled property/casualty subsidiary, EINY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. In 2007, the maximum dividend we could receive from our property/casualty insurance subsidiaries would be $24.2 million. No dividends were paid to us by our property/casualty insurance subsidiaries in 2006, 2005 or 2004.
The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as regards policyholders as shown on its last annual statement on file with the commissioner, or (b) the net income as reported for the period covered by such annual statement, but shall not include pro-rata distribution of any class of the insurer’s own securities. Accordingly, our share of the maximum dividend payout which may be made in 2007 without prior Pennsylvania Insurance Commissioner approval is $5.1 million. Dividends paid to us were $.9 million in 2006.
Note 18.
Supplementary data on cash flows
A reconciliation of net income to net cash provided by operating activities as presented in the Consolidated Statements of Cash Flows is as follows:

	Years ended December 31
(in thousands)	2006	2005	2004

Cash flows from operating activities
Net income	$204,025	$231,104	$226,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,051	36,855	37,317
Deferred income tax expense (benefit)	9,033	(922)	866
Realized gain on investments	(1,335)	(15,620)	(18,476)
Equity in earnings of limited partnerships	(41,766)	(38,062)	(8,655)
Net amortization of bond premium	2,645	2,742	1,664
Undistributed earnings of Erie Family Life Insurance	(4,154)	(1,837)	(3,800)
Deferred compensation	5,252	4,631	2,987
Limited partnership distributions	62,240	62,684	31,248
Increase in receivables and reinsurance recoverable from the Exchange	(16,135)	(39,062)	(129,726)
Increase in prepaid expenses and other assets	(31,420)	(37,201)	(38,984)
Increase in accounts payable and accrued expenses	22,020	29,683	30,203
Increase in loss reserves	54,112	76,425	97,498
(Decrease) increase in unearned premiums	(30,127)	(18,144)	22,946

Net cash provided by operating activities	$270,441	$293,276	$251,501

Note 19.
Commitments
We have contractual commitments to invest up to $226.7 million related to our limited partnership investments at December 31, 2006. These commitments will be funded as required by the partnerships’ agreements which principally expire in 2012. At December 31, 2006, the total remaining commitment to fund limited partnerships that invest in private equity securities is $92.0 million, real estate activities is $89.9 million and mezzanine debt securities is $44.8 million. We expect to have sufficient cash flows from operations and positive inflows (distributions) from existing limited partnership investments to meet these commitments.
We are involved in litigation arising in the ordinary course of business. In our opinion, the effects, if any, of such litigation are not expected to be material to our consolidated financial condition, cash flows or operations.
Note 20.
Segment information
We operate our business as three reportable segments—management operations, insurance underwriting operations and investment operations. Accounting policies for segments are the same as those described in the summary of significant accounting policies, with the exception of the management fee revenues received from the property/casualty insurance subsidiaries. These revenues are not eliminated in the segment detail below, as we base our decisions on the segment presentation. See also Note 3. Assets are not allocated to the segments but rather are reviewed in total for purposes of decision-making. No single customer or agent provides 10% or more of revenues for the Property and Casualty Group.
Our principal operations consist of serving as attorney-in-fact for the Exchange, which constitutes our management operations. We operate in this capacity solely for the Exchange. Our insurance underwriting operations arise through direct business of our property/casualty insurance subsidiaries and by virtue of the pooling agreement between our subsidiaries and the Exchange, which includes assumed reinsurance from nonaffiliated domestic and foreign sources. The Exchange exited the assumed reinsurance business effective December 31, 2003, and therefore unaffiliated reinsurance includes only run-off activity of the assumed reinsurance business. Insurance provided in the insurance underwriting operations consists of personal and commercial lines and is sold by independent agents. Personal lines consist primarily of private passenger auto and are marketed to individuals, and commercial lines are marketed to small- and medium-sized businesses. The performance of the personal lines and commercial lines is evaluated by our management based upon the underwriting results as determined under SAP for the total pooled business of the Property and Casualty Group.
We evaluate profitability of our management operations segment principally on the gross margin from management operations, while profitability of the insurance underwriting operations segment is evaluated principally based on the combined ratio. Investment operations performance is evaluated based on appreciation of assets, rate of return and overall return.

Summarized financial information for these operations is presented below.

	Years ended December 31
(in thousands)	2006	2005	2004

Management operations
Operating revenue
Management fee revenue	$942,845	$940,274	$945,066
Service agreement revenue	29,246	20,568	21,855

Total operating revenue	972,091	960,842	966,921
Cost of management operations	785,683	751,573	724,329

Income before income taxes	$186,408	$209,269	$242,592

Net income from management operations	$124,612	$140,388	$164,436

Insurance underwriting operations
Operating revenue
Premiums earned:
Personal lines	$148,480	$153,859	$148,935
Commercial lines	64,858	65,605	62,647
Reinsurance—nonaffiliates	327	(378)	250
Reinsurance—affiliates*	0	(3,262)	(3,630)

Total premiums earned	213,665	215,824	208,202

Operating expenses
Losses and expenses:
Personal lines	141,965	144,953	143,458
Commercial lines	58,258	56,732	59,726
Reinsurance—nonaffiliates	(955)	(3,037)	1,642
Reinsurance—affiliates	1,027	2,226	7,740

Total losses and expenses	200,295	200,874	212,566

Income (loss) before income taxes	$13,370	$14,950	$(4,364)

Net income (loss) from insurance underwriting operations	$8,938	$10,029	$(2,958)

Investment operations
Investment income, net of expenses	$55,920	$61,555	$60,988
Net realized gains on investments	1,335	15,620	18,476
Equity in earnings of limited partnerships	41,766	38,062	8,655

Income before income taxes and before equity in earnings of EFL	$99,021	$115,237	$88,119

Net income from investment operations	$66,194	$77,306	$59,729

Equity in earnings of EFL, net of tax	$4,281	$3,381	$5,206

*	The excess-of-loss reinsurance agreement was not renewed for the 2006 accident year. As a result, there were no premiums paid by Erie Insurance Company or Erie Insurance Company of New York to the Exchange. See also Note 13.

Reconciliation of reportable segment revenues and operating expenses to the Consolidated Statements of Operations

	Years ended December 31
(in thousands)	2006	2005	2004

Segment revenues	$1,185,756	$1,176,666	$1,175,123
Elimination of intersegment management fee revenues	(51,774)	(51,716)	(51,979)

Total operating revenue	$1,133,982	$1,124,950	$1,123,144

Segment operating expenses	$985,978	$952,447	$936,895
Elimination of intersegment management fee expenses	(51,774)	(51,716)	(51,979)

Total operating expenses	$934,204	$900,731	$884,916

The intersegment revenues and expenses that are eliminated in the Consolidated Statements of Operations relate to our property/casualty insurance subsidiaries 5.5% share of the management fees paid to us.
Note 21.
Quarterly results of operations (unaudited)

	First	Second	Third	Fourth	Year
(in thousands, except per share data)	quarter	quarter	quarter	quarter	ended

2006
Operating revenue	$281,720	$297,564	$291,815	$262,883	$1,133,982
Operating expenses	(227,708)	(240,653)	(234,434)	(231,409)	(934,204)
Investment income— unaffiliated	19,926	28,029	22,191	28,875	99,021

Income before income taxes and equity in earnings of EFL	$73,938	$84,940	$79,572	$60,349	$298,799

Net income	$49,466	$56,255	$52,785	$45,519	$204,025

Net income per share:*

Class A—basic	$.81	$.95	$.91	$.78	$3.45

Class B—basic and diluted	121.08	144.90	139.39	119.65	524.87

Class A—diluted	.73	.86	.82	.71	3.13

Comprehensive income	42,873	45,041	71,839	49,076	208,829

2005
Operating revenue	$276,171	$299,915	$287,551	$261,313	$1,124,950
Operating expenses	(212,461)	(233,373)	(233,688)	(221,209)	(900,731)
Investment income— unaffiliated	22,076	45,775	24,552	22,834	115,237

Income before income taxes and equity in earnings of EFL	$85,786	$112,317	$78,415	$62,938	$339,456

Net income	$57,771	$76,168	$53,005	$44,160	$231,104

Net income per share:*

Class A—basic	$.91	$1.21	$.84	$.71	$3.69

Class B—basic and diluted	138.84	183.89	128.01	107.45	558.34

Class A—diluted	.83	1.10	.76	.64	3.34

Comprehensive income	37,455	73,969	42,250	40,500	194,174

*	The cumulative sum of quarterly basic and diluted net income per share amounts may not equal total basic and diluted net income per share for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

2006
Fourth quarter income tax provision was impacted by (1) favorable IRS audit adjustments for tax years 2001 and 2002 and (2) a downward adjustment to the effective tax rate booked through the first three quarters of 2006 to better reflect the actual annual rate of 32.8%.
2005
Includes a $14.2 million second quarter correction to record unrealized gains and losses on limited partnerships to equity in earnings or losses of limited partnerships in the Consolidated Statements of Operations. This correction increased net income per share-diluted by $.13, of which $.09 per share-diluted related to 2004 and prior years.

Market Price of, and Dividends on, Common Stock
and Related Shareholder Matters
Common stock prices
Our Class A, non-voting common stock trades on The NASDAQ Stock MarketSM LLC under the symbol “ERIE.” The following table sets forth the range of closing high and low trading prices by quarter as reported by The NASDAQ Stock Market LLC:
Class A trading price

Year Ended December 31, 2006	High	Low

First quarter	$53.71	$51.38
Second quarter	52.79	50.13
Third quarter	52.90	48.58
Fourth quarter	58.19	49.69

Year Ended December 31, 2005

First quarter	$51.33	$54.39
Second quarter	50.15	54.83
Third quarter	52.14	54.66
Fourth quarter	51.79	53.34

No established trading market exists for the Class B voting common stock.
Our 401(k) plan for employees permits participants to invest a portion of our contributions to the plan in shares of Erie Indemnity Class A common stock. The plan’s trustee is authorized to buy Erie Indemnity Company Class A common stock on behalf of 401(k) plan participants. Plan participants held 129,997 and 126,451 Company Class A shares at December 31, 2006 and 2005, respectively.
A stock repurchase plan was authorized allowing us to repurchase up to $250 million of our outstanding Class A common stock from January 1, 2004, through December 31, 2006. On February 21, 2006, our Board of Directors reauthorized a $250 million stock repurchase program. The reauthorized stock repurchase program is effective once the available funds from the current repurchase program are expended, and continues through December 31, 2009. We may purchase the shares, from time to time, in the open market or through privately negotiated transactions, depending on prevailing market conditions and alternative uses of our capital. Shares repurchased during 2006 totaled 4,010,353 at a total cost of $217.4 million. Cumulative shares repurchased under this plan since inception was 7,045,577 at a total cost of $370.4 million.
(continued on next page)

Common stock dividends
We historically have declared and paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, our earnings, financial condition and cash requirements at the time such payment is considered, and on our ability to receive dividends from our subsidiaries, the amount of which is subject to regulatory limitations. Dividends declared for each class of stock during 2006 and 2005 are as follows:
Dividends declared:

	Class A	Class B
Year Ended December 31, 2006	share	share

First quarter	$.360	$54.00
Second quarter	.360	54.00
Third quarter	.360	54.00
Fourth quarter	.400	60.00

Total	$1.480	$222.00

Year Ended December 31, 2005

First quarter	$.325	$48.75
Second quarter	.325	48.75
Third quarter	.325	48.75
Fourth quarter	.360	54.00

Total	$1.335	$200.25

American Stock Transfer & Trust Company serves as our transfer agent and registrar.
Stock performance
The following graph depicts the cumulative total shareholder return for the periods indicated for our Class A Common Stock compared to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Property and Casualty Insurance Index:

	2001		2002	2003	2004	2005	2006

Erie Indemnity Company Class A common stock	$100	*	$96	$115	$144	$150	$168
Standard & Poor’s 500 Stock Index	100	*	78	100	111	117	135
Standard & Poor’s 500 Property and Casualty Insurance Index	100	*	89	112	124	143	161

*	Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our Class A common stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Property and Casualty Insurance Index. Cumulative total shareholder return assumes the reinvestment of dividends.